As filed with the Securities and Exchange Commission on November 7, 2007
Registration No. 333-144889

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ECHO HEALTHCARE ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	6770	56-2517815
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8000 Towers Crescent Drive
Suite 1300
Vienna, Virginia 22182
(703) 448-7688
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joel Kanter
President
Echo Healthcare Acquisition Corp.
8000 Towers Crescent Drive
Suite 1300
Vienna, Virginia 22182
(703) 448-7688
(Name, address, including zip code, and telephone number,
including area code, of Agent for service)

With Copies To:

Richard H. Miller, Esq. Hannah Y. Crockett, Esq. Powell Goldstein LLP 1201 West Peachtree Street, NW, Fourteenth Floor Atlanta, Georgia 30309 (404) 572-6600 Facsimile (404) 572-6999	Joel L. Rubinstein, Esq. Rebecca L. Schuster, Esq. McDermott Will & Emery LLP 340 Madison Avenue New York, New York 10173-1922 (212) 547-5400 Facsimile: (212) 547-5444

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger of a wholly-owned subsidiary of the registrant with and into XLNT Veterinary Care, Inc, as described in the Second Amended and Restated Agreement and Plan of Merger, dated as of October 23, 2007, included as Annex A to the proxy statement/prospectus forming a part of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ECHO HEALTHCARE ACQUISITION CORP.
8000 Towers Crescent Drive, Suite 1300
Vienna, Virginia 22182

To the Stockholders of Echo Healthcare Acquisition Corp. (“Echo”):

You are cordially invited to attend a special meeting of the stockholders of Echo Healthcare Acquisition Corp., relating to the proposed merger between XLNT Veterinary Care, Inc., a Delaware corporation (“XLNT”), and Echo, which will be held at 12:00 p.m. Eastern Time, on December 12 , 2007, at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York 10173 (the “Special Meeting”).

At this important meeting, you will be asked to consider and vote upon the following proposals:

•	the merger proposal — to adopt the Second Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 23, 2007, by and among Echo, Pet DRx Acquisition Company, Echo’s wholly-owned subsidiary, and XLNT, and to approve the transactions contemplated thereby, whereby Echo will acquire all of the outstanding securities of XLNT and XLNT will become a wholly-owned subsidiary of Echo (“Proposal 1”);

•	the amendment proposal — to amend and restate Echo’s Amended and Restated Certificate of Incorporation to: (i) increase the number of authorized shares of common stock from 25,000,000 shares to 90,000,000 shares and the authorized shares of preferred stock from 1,000,000 shares to 10,000,000 shares, which will result in an increase in the total number of authorized shares of capital stock from 26,000,000 to 100,000,000, (ii) remove the preamble and Sections A through E of Article Sixth of the certificate of incorporation (to remove certain provisions related to a business combination that were put in place as a result of our being a blank check company) and (iii) change Echo’s name from “Echo Healthcare Acquisition Corp.” to “Pet DRx Corporation” (“Proposal 2”);

•	the stock incentive plan proposal — to adopt and approve the 2007 Pet DRx Corporation Stock Incentive Plan (the “2007 Stock Incentive Plan”) pursuant to which Echo will reserve up to 2,700,000 shares of common stock for issuance pursuant to the Plan (“Proposal 3”);

•	the consulting agreement proposal — to approve the payment, out of proceeds currently held in trust, upon the consummation of the merger contemplated by the merger proposal of the consulting fees incurred by Windy City, Inc. (“Windy City”) for the benefit of Echo pursuant to Windy City’s engagement of Strategic Alliance Network, a company our Chief Financial Officer founded and for which he currently serves as President (“Proposal 4”); and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The board of directors of Echo has fixed the close of business on November 7 , 2007, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment thereof. A list of stockholders entitled to vote as of the Record Date at the Special Meeting will be open to examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten calendar days before the Special Meeting at Echo’s offices at 8000 Towers Crescent Drive, Suite 1300, Vienna, Virginia 22182, and at the time and place of the meeting during the duration of the meeting.

Proposal 1 will only be approved if (i) it receives the affirmative vote of (a) a majority of the shares of Echo common stock issued in Echo’s initial public offering actually voting upon the merger and (b) a majority of the shares of Echo common stock issued and outstanding as of the Record Date and (ii) holders of less than 20% of the shares of Echo’s common stock issued in Echo’s initial public offering vote against the merger proposal and elect a cash conversion of their shares. Proposal 2 will be approved if it receives the affirmative vote of a majority of the shares of Echo’s common stock issued and outstanding as of the Record Date. Each of Proposals 3 and 4 will be approved if they each receive the affirmative vote of a majority of the shares of Echo’s common stock issued and outstanding as of the Record Date that are represented in person or by proxy and entitled to vote at the meeting. Proposals 1 and 2 are each conditioned upon the approval of the other and, in the event one of these proposals does not receive the necessary vote to approve that proposal, then Echo will not complete any of the transactions identified in any of the proposals. Proposal 3 and Proposal 4 are each conditioned upon the approval of both Proposals 1 and 2. In the event that none of the transactions are undertaken, it is likely that Echo will have insufficient time and resources to look for another suitable acquisition target and will most likely have to liquidate the trust account.

In addition, each Echo stockholder as of the Record Date who holds shares of common stock issued in Echo’s initial public offering or purchased following such offering in the open market has the right to vote against the merger proposal and, at the same time, to demand that Echo convert such stockholder’s shares into cash equal to a pro rata portion of the funds held in the trust account, including interest (net of taxes), in which a substantial portion of the net proceeds of Echo’s initial public offering was deposited, which as of       , 2007 is equal to $       per share. If the merger is not completed, then your shares will not be converted to cash at this time, even if you so elected. However, if the holders of 1,437,500 or more shares of common stock issued in Echo’s initial public offering, an amount equal to 20% or more of the total number of shares issued in the initial public offering, vote against the merger and demand conversion of their shares into a pro rata portion of the trust account, then Echo will not be able to consummate the merger.

Echo’s shares of common stock, warrants and units are listed on the OTC Bulletin Board under the symbols EHHA, EHHAW and EHHAU, respectively. If Proposal 1 and Proposal 2 are approved, the operations and assets of XLNT will become those of Echo, and Echo’s name will be changed to “Pet DRx Corporation” upon consummation of the merger.

See “Risk Factors” beginning on page 23 for a discussion of various factors that you should consider in connection with the merger.

After careful consideration of the terms and conditions of the proposed merger with XLNT, the amendment and restatement of the Amended and Restated Certificate of Incorporation, the adoption of the 2007 Stock Incentive Plan and the consulting agreement proposal, the special committee of the board of directors of Echo, which was established to consider a potential business combination with XLNT, and the board of directors of Echo have each unanimously determined that such proposals and the transactions contemplated thereby are fair to and in the best interests of Echo and its stockholders. The special committee and the board each unanimously recommend that you vote or give instruction to vote: (i) “FOR” the proposal to acquire XLNT pursuant to the Merger Agreement; (ii) “FOR” the proposal to approve the amendment and restatement of the Amended and Restated Certificate of Incorporation to increase the authorized shares of common stock and preferred stock, to remove the provisions related to the company being a blank check company and to change Echo’s corporate name; (iii) “FOR” the proposal to adopt the Stock Incentive Plan and (iv) “FOR” the proposal to approve the consulting agreement, all as described in the accompanying proxy statement/prospectus.

Enclosed is a notice of special meeting and proxy statement/prospectus containing detailed information concerning the merger, amendment and restatement of the Amended and Restated Charter, adoption of the 2007 Stock Incentive Plan and consulting agreement proposal. Whether or not you plan to attend the Special Meeting, we urge you to read this material carefully. I look forward to seeing you at the meeting.

Sincerely,

Gene E. Burleson
Chairman of the Board and Chief Executive Officer

Your vote is important. Whether or not you plan to attend the Special Meeting, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided or vote via the Internet website or telephone number specified on your proxy card or supplied to you by your broker.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in this proxy statement/prospectus or the shares of common stock described in this proxy statement/prospectus to be issued in connection with the merger or determined whether this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated           , 2007 and is first being mailed to Echo stockholders on or about           , 2007.

In connection with this offering, no person is authorized to give any information or to make any representations not contained in this proxy statement/prospectus. If information is given or representations are made, you may not rely on that information or those representations as having been authorized by Echo. This proxy statement/prospectus is neither an offer to sell nor a solicitation of an offer to buy securities in any jurisdiction where an offer or solicitation would be unlawful. You may not assume from the delivery of this proxy statement/prospectus, nor from any sale made under this proxy statement/prospectus, that Echo’s or XLNT’s affairs are unchanged since the date of this proxy statement/prospectus or that the information contained in this proxy statement/prospectus is correct as of any time after the date of this proxy statement/prospectus.

ECHO HEALTHCARE ACQUISITION CORP.
8000 Towers Crescent Drive, Suite 1300
Vienna, Virginia 22182

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 12 , 2007

TO THE STOCKHOLDERS OF ECHO HEALTHCARE ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders, including any adjournments or postponements thereof, of Echo Healthcare Acquisition Corp., a Delaware corporation (“Echo”), will be held at 12:00 p.m. on December 12 , 2007, at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York 10173 for the following purposes:

•	The merger proposal — to adopt the Second Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 23, 2007, by and among Echo, Pet DRx Acquisition Company, Echo’s wholly-owned subsidiary, and XLNT, and to approve the transactions contemplated thereby, whereby Echo will acquire all of the outstanding securities of XLNT and XLNT will become a wholly-owned subsidiary of Echo;

•	The amendment proposal — to amend and restate Echo’s Amended and Restated Certificate of Incorporation to: (i) increase the number of authorized shares of common stock from 25,000,000 shares to 90,000,000 shares and the authorized shares of preferred stock from 1,000,000 shares to 10,000,000 shares, which will result in an increase of the total number of authorized shares of capital stock from 26,000,000 to 100,000,000, (ii) remove the preamble and Sections A through E of Article Sixth of the certificate of incorporation (to remove certain provisions related to a business combination that were put in place as a result of Echo being a blank check company) and (iii) change Echo’s name from “Echo Healthcare Acquisition Corp.” to “Pet DRx Corporation”;

•	The stock incentive plan proposal — to adopt and approve the 2007 Pet DRx Corporation Stock Incentive Plan, or the Plan, pursuant to which Echo will reserve up to 2,700,000 shares of common stock for issuance pursuant to the Plan;

•	The consulting agreement proposal — to approve the payment, out of proceeds currently held in trust, upon the consummation of the merger of the consulting fees incurred by Windy City, Inc., or Windy City, for the benefit of Echo pursuant to Windy City’s engagement of Strategic Alliance Network, a company our Chief Financial Officer founded and for which he currently serves as President; and

•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The adoption of the merger proposal is conditioned on the adoption of the amendment proposal, and the adoption of the amendment proposal is conditioned on the adoption of the merger proposal. The adoption of the stock incentive plan proposal is conditioned on the adoption of the merger proposal and the amendment proposal. The adoption of the merger proposal and the amendment proposal are not conditioned upon the adoption of the stock incentive plan proposal. The adoption of the merger proposal, the amendment proposal and/or the stock incentive plan proposal are not conditioned on the adoption of the consulting agreement proposal. The adoption of the consulting agreement proposal is conditioned on the adoption of the merger proposal and the amendment proposal.

The board of directors has fixed the close of business on November 7 , 2007, as the record date for the determination of which Echo stockholders are entitled to receive notice of, and to vote at, the special meeting and any adjournments thereof. Only the holders of record of Echo common stock on that date are entitled to have their votes counted at the special meeting and any adjournments or postponements of the meeting.

Echo will not transact any other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement of the meeting by Echo’s board of directors.

Your vote is important. Please sign, date and return your proxy card or vote via the Internet website or telephone number specified on your proxy card or supplied to you by your broker as soon as possible to make sure that your shares are represented at the special meeting. If you are a stockholder of record of Echo common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. If you abstain from voting or do not vote or do not instruct your broker how to vote, it will have the same effect as voting against the merger proposal for purposes of the requirement that the merger proposal be approved by the affirmative vote of a majority of the shares of Echo common stock issued and outstanding on the record date. However, if you abstain from voting or do not vote or do not instruct your broker how to vote, it will have no effect on the outcome of the voting in connection with the requirement that the merger proposal be approved by a majority of the shares of Echo common stock issued in Echo’s initial public offering and actually voting at the special meeting on the merger proposal since an abstention or the failure to vote or instruct your broker how to vote is not considered to be an actual vote. If you do not vote or do not instruct your broker how to vote, it will have the same effect as voting against the amendment to the certificate of incorporation proposal but will have no effect on the stock incentive plan proposal or the consulting agreement proposal, assuming that a quorum for the special meeting is present. If you “abstain” from voting, it will have the same effect as voting against the amendment to the certificate of incorporation proposal, the stock incentive plan proposal and the consulting agreement proposal. Shares that are not voted or that are broker non-voted or where the stockholder abstains from voting are not eligible to be converted into cash upon the completion of the merger.

Through the merger, Echo will acquire XLNT by the merger of Echo’s wholly owned subsidiary, Pet DRx Acquisition Company, with and into XLNT. XLNT will be the surviving company. Echo will be renamed Pet DRx Corporation.

The board of directors of Echo and the special committee of the board of directors formed to consider a potential business combination with XLNT each unanimously recommends that you vote “FOR” the adoption of the merger proposal, the amendment to the certificate of incorporation proposal, the stock incentive plan proposal and the consulting agreement proposal.

By Order of the Board of Directors,

Gene Burleson
Chairman of the Board and Chief Executive Officer
           , 2007

The information in this proxy statement/prospectus is not complete and may be changed. Echo Healthcare Acquisition Corp. may not distribute and issue the shares of common stock being registered pursuant to this registration statement until the registration statement filed with the Securities and Exchange Commission is declared effective. This proxy statement/prospectus is not an offer to sell these securities and Echo Healthcare Acquisition Corp. is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SUBJECT TO COMPLETION, DATED OCTOBER 24, 2007

ECHO HEALTHCARE ACQUISITION CORP.
PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
AND
PROSPECTUS FOR           SHARES OF COMMON STOCK

The board of directors of Echo Healthcare Acquisition Corp. (“Echo”) has unanimously approved a business combination with XLNT Veterinary Care, Inc. (“XLNT”) under the terms of a merger agreement. XLNT is a provider of veterinary primary and specialty care services to companion animals through a network of fully-owned veterinary hospitals. XLNT currently owns and operates twenty-six veterinary hospitals in the state of California.

As a result of the proposed merger, XLNT will become a wholly owned subsidiary of Echo. Upon completion of the merger, each outstanding share of XLNT common stock will be converted into the right to receive a fraction of a share of Echo common stock determined in accordance with the merger agreement. The merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes. XLNT’s obligation to complete the merger is conditioned upon the receipt of an opinion of its counsel expressing the view that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. This condition will not be waived without the approval of XLNT’s stockholders.

Based on the outstanding shares of XLNT common stock as of September 30, 2007, Echo would be obligated to issue up to approximately 15,800,594 shares of Echo Common Stock, which is comprised of 4,301,622 common shares for XLNT common stock, 10,281,887 common shares for the mandatory conversion of the Series A and the Series B preferred shares and 1,217,085 shares for Convertible Debt that is anticipated to be converted by the date of the merger (it is anticipated that approximately $8.9 million of convertible debt will be converted by the date of the merger). Echo will reserve approximately 1,614,299 and 539,868 additional shares of Echo common stock for future issuance in connection with Echo’s assumption of XLNT’s outstanding options, warrants and additional convertible debt, respectively. To the extent that outstanding XLNT options or warrants are exercised or convertible debt converted prior to the closing of the merger, the number of shares of Echo common stock that would be issued at the closing of the merger would increase and the number of the shares of Echo common stock reserved for future issuance in connection with Echo’s assumption of XLNT’s outstanding options, warrants and convertible debt would decrease by a like amount. Stockholders of Echo will continue to own their existing shares of Echo common stock and their existing Echo warrants and units, as applicable.

Echo common stock, warrants and units are quoted on the OTC Bulletin Board under the symbols EHHA, EHHAW and EHHAU, respectively. On November 5 , 2007, the closing price of Echo common stock, warrants and units was $ 7.95 , $ 1.16 and $ 9.08 , respectively.

We encourage you to read this proxy statement/prospectus, including the section entitled “RISK FACTORS” beginning on page 23, before voting.

Echo has scheduled a special stockholder meeting in connection with the respective votes required. Your vote is very important. Whether or not you plan to attend the special stockholder meeting, please take the time to vote by marking your votes on the enclosed proxy card, signing and dating the proxy card, and returning it to us in the enclosed envelope. Echo stockholders may also vote prior to the meeting by accessing the Internet website specified on your proxy card or supplied to you by your broker or by calling the toll-free number specified on your proxy card or supplied to you by your broker.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated         , 2007, and is first being mailed on or about         , 2007.

i

v

ANNEXES

A —	Second Amended and Restated Agreement and Plan of Merger, dated as of October 23, 2007, by and among Echo Healthcare Acquisition Corp., Pet DRx Acquisition Company and XLNT Veterinary Care, Inc.

B — Form of Second Amended and Restated Certificate of Incorporation of Echo Healthcare Acquisition Corp.

C — 2007 Pet DRx Corporation Stock Incentive Plan

D — Consulting Agreement between Windy City, Inc. and Strategic Alliance Network, LLC

E — Form of Board Voting Agreement

F — Section 262 of the Delaware General Corporation Law

G — Opinion of Piper Jaffray & Co.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers briefly address some commonly asked questions about the merger, the special meeting of the stockholders of Echo and the effect of the merger on the holders of common stock of Echo. These questions and answers may not include all of the information that is important to you. We urge you to read carefully this entire document, including the annexes and the other documents to which we have referred you.

Q.	Why is Echo proposing the merger with XLNT?

A.	Echo was organized to effect a merger, capital stock exchange, asset or stock acquisition or other similar business combination with an operating business in the healthcare industry. The proposed merger between Echo and XLNT is intended to be a qualifying business combination. Please see “The Merger Proposal.”

Q.	What is being voted on at the special meeting?

A.	There are four proposals that stockholders of Echo are being asked to vote on at the special meeting. The first proposal is to adopt the merger agreement and the transactions contemplated by the merger agreement. This proposal is referred to as the “merger proposal”. The second proposal is to adopt the Second Amended and Restated Certificate of Incorporation of Echo to increase the authorized shares of common stock and preferred stock of Echo, to remove certain provisions related to a business combination that were put in place as a result of Echo being a blank check company and to change the name of Echo to Pet DRx Corporation. This proposal is referred to as the “amendment proposal”. The third proposal is to adopt the 2007 Pet DRx Corporation Stock Incentive Plan (the “2007 Stock Incentive Plan”), for non-employee directors, officers, other key employees and consultants. This proposal is referred to as the “stock incentive plan proposal”. The fourth proposal is to approve the payment, out of proceeds currently held in trust, upon the consummation of the merger of the consulting fees incurred by Windy City, Inc. (“Windy City”) for the benefit of Echo pursuant to Windy City’s engagement of Strategic Alliance Network, LLC, a company our Chief Financial Officer founded and for which he currently serves as President. This is referred to as the “consulting agreement proposal”.

Q.	Does the Echo board of directors recommend voting in favor of the merger proposal, the amendment proposal, the stock incentive plan proposal and the consulting agreement proposal?

A.	Yes. After careful consideration, Echo’s board of directors and the special committee of its board of directors which was established to consider a potential business combination with XLNT have each determined unanimously that the merger proposal, the amendment proposal, the stock incentive plan proposal and the consulting agreement proposal are fair to, and in the best interests of, Echo and its stockholders. The special committee of Echo’s board of directors has received an opinion (upon which Echo’s board of directors may rely) from Piper Jaffray, a copy of which is attached hereto as Annex G, to the effect that, as of October 22, 2007, and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the aggregate consideration of 17,954,761 shares of Echo common stock to be issued (or reserved for issuance upon the exercise or conversion of outstanding XLNT options, warrants and convertible debt) by Echo pursuant to the merger agreement was fair, from a financial point of view, to the holders of Echo common stock. Echo’s board and special committee recommends that Echo stockholders vote or instruct your vote to be cast “FOR” the adoption of the merger agreement, the amendment proposal, the stock incentive plan proposal and the consulting agreement proposal. Please see “The Merger Proposal — Echo’s Reasons for the Merger”.

Certain Echo directors and officers have interests in the merger that are different from, or in addition to, your interests as an Echo stockholder. These interests include, among other things:

•	If the merger is not approved and Echo fails to consummate an alternative transaction within the time allotted pursuant to its certificate of incorporation and Echo is therefore required to liquidate, the shares of common stock purchased prior to its initial public offering and held by Echo’s executives and directors may be worthless because Echo’s directors and officers are not entitled to receive in respect of such shares any of the net proceeds of Echo’s initial public offering that may be distributed from Echo’s trust account upon liquidation of Echo. In addition, the warrants held by such persons will expire without value in the event of a liquidation.

•	After the completion of the merger, Gene Burleson, who is currently the Chairman of the Board and Chief Executive Officer of Echo, will continue as Chairman of the Board of Echo.

•	After the completion of the merger, Joel Kanter, Echo’s President and a director of XLNT, and Richard Martin, chairman of Echo’s special committee and a director of Echo, will remain as directors of Echo.

•	Certain of Echo’s founding stockholders entered into a limited recourse revolving line of credit agreement pursuant to which they have loaned Echo approximately $ 989 , 9 00 as of November 5 , 2007 for operating expenses under a working capital line of credit. If Echo does not consummate the Merger by March 22, 2008, the lenders will have no right to repayment thereunder from the proceeds of the trust account and the loans will remain as unsecured claims against Echo.

Q.	How was the aggregate consideration and exchange ratio determined?

A.	Through extended negotiations between the special committee of the Echo board of directors and XLNT, the parties agreed that the aggregate merger consideration to be paid by Echo would be the product of 2 times the pro forma revenue of XLNT for the year-ended December 31, 2006 up to $60.0 million (but in no event less than $57.5 million), plus 1.15 times the excess of such pro forma revenue over $60.0 million, plus net cash less indebtedness in excess of $19.5 million (excluding accounts payable and XLNT convertible debt converted into XLNT common stock prior to the consummation of the merger). The Echo special committee and board determined that the revenue multiples used to determine the aggregate consideration payable by Echo represented an appropriate discount from the revenue multiples of a comparable public company. The number of shares of Echo common stock to be issued in the merger is determined by dividing the aggregate merger consideration by the “Parent Common Stock Per Share Issue Price” (assumed to be $7.20 for purposes of this proxy statement/prospectus). See “The Merger Proposal — Example of Calculation of Aggregate Merger Consideration and Exchange Ratio”.

The exchange ratio is determined by dividing the number of shares of Echo common stock to be issued in the merger by the sum of the number of outstanding shares of XLNT common stock (assuming conversion of all XLNT convertible preferred stock and conversion of $8.9 million of XLNT convertible debt) plus the number of shares of XLNT common stock issuable upon exercise of all outstanding options and warrants and XLNT convertible debt that is not converted prior to the closing determined using the Treasury Method. The Treasury Method assumes that all outstanding XLNT options, warrants and convertible debt are exercised or converted and the amount of the proceeds received upon such exercise is divided by the Parent Common Stock Per Share Issue Price (assumed to be $7.20 for purposes of this proxy statement/prospectus) to determine the number of shares of XLNT common stock attributable to outstanding options and warrants that are included in the calculation of the exchange ratio.

Q.	Did the directors and officers of Echo make a determination as to the value of XLNT?

A.	While they did not identify a specific value for XLNT, Echo directors and officers determined that the fair market value of XLNT is in excess of 80% of Echo’s net assets. For a discussion of the factors they considered in making this determination, see the section entitled “The Merger Proposal — Due Diligence — Valuation Summary”.

Q.	What is the quorum requirement?

A.	A quorum of stockholders is necessary to hold a valid meeting. A quorum for the special meeting will be present if a majority of the shares of Echo common stock issued and outstanding as of the record date are represented by stockholders present at the meeting or represented by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the special meeting. Abstentions and broker non-votes will be counted towards the quorum requirement for the special meeting. If there is no quorum, either the chairman of the special meeting or the vote of a majority of the votes present at the special meeting may adjourn the special meeting to another date.

Q.	Who can vote at the special meeting?

A.	Only Echo stockholders of record at the close of business on November 7 , 2007 will be entitled to vote at the special meeting. On the record date, there were 8,750,000 shares of common stock outstanding and entitled to vote.

Q.	What vote is required in order to adopt the merger proposal at the special meeting?

A.	The adoption of the merger agreement and the transactions contemplated by the merger agreement will require the affirmative vote of (a) the majority of the shares of Echo common stock issued in Echo’s initial public offering actually voting upon the merger and (b) the majority of the shares of Echo common stock issued and outstanding as of the Record Date. Echo’s initial stockholders, who purchased their shares of common stock prior to its initial public offering and presently own an aggregate of approximately 17.9% of the outstanding shares of Echo common stock, have agreed to vote on the merger proposal all of their shares of Echo common stock purchased prior to the initial public offering in the same manner as the majority of the shares of common stock held by all other Echo stockholders are voted on the merger proposal. However, if the holders of 20% or more of the shares of common stock issued in Echo’s initial public offering vote against the merger and demand that Echo convert their shares into a pro rata portion of the trust account holding a substantial portion of the net proceeds of Echo’s initial public offering, then, pursuant to the terms of Echo’s amended and restated certificate of incorporation, the merger will not be consummated. No vote of the holders of any warrants issued by Echo is necessary to adopt the merger proposal, and Echo is not asking the warrant holders to vote on the merger proposal or any other proposal being considered at the special meeting.

Q.	What vote is required in order to adopt the amendment proposal at the special meeting?

A.	The adoption of the amendment proposal by the Echo stockholders will require the affirmative vote of a majority of the shares of Echo’s common stock issued and outstanding on the record date.

Q.	What vote is required in order to adopt the stock incentive plan proposal at the special meeting?

A.	The adoption of the stock incentive plan proposal by the Echo stockholders will require the affirmative vote of a majority of the shares of Echo’s common stock that are represented in person or by proxy and entitled to vote at the Echo special meeting.

Q.	What vote is required in order to adopt the consulting agreement proposal at the special meeting?

A.	The adoption of the consulting agreement proposal by the Echo stockholders will require the affirmative vote of the majority of the shares of Echo’s common stock that are represented in person or by proxy and entitled to vote at the Echo special meeting.

Q.	Are the proposals of the special meeting conditioned on each other?

A.	The adoption of the merger proposal is conditioned on the adoption of the amendment proposal, and the adoption of the amendment proposal is conditioned on the adoption of the merger proposal. The adoption of neither the merger proposal nor the amendment proposal is conditioned on the adoption of the stock incentive plan proposal or the consulting agreement proposal. The adoption of the stock incentive plan proposal and the consulting agreement proposal, however, are conditioned upon the adoption of the merger proposal and the amendment proposal.

Q.	What will Echo security holders receive in the merger?

A.	Echo security holders will continue to hold the Echo securities they currently own and will not receive any consideration in connection with the merger. The stockholders of XLNT will receive all of the consideration being issued by Echo in the merger.

We expect that holders of Echo common stock will hold approximately 35.6% of the outstanding shares of Echo common stock immediately following the closing of the merger, based on the number of shares of Echo and XLNT common stock outstanding as of September 30, 2007. If the merger is consummated and any of Echo’s stockholders exercise their conversion rights, this percentage will decrease.

Q.	What will XLNT stockholders, option holders and warrant holders receive in the merger?

A.	We expect that holders of XLNT common stock will hold approximately 64.4% of the outstanding shares of Echo common stock immediately following the closing of the merger, based on the number of shares of Echo and XLNT common stock outstanding as of September 30, 2007. If the merger is consummated and any of Echo’s stockholders exercise their conversion rights, this percentage will increase. In the merger, Echo will issue shares of common stock to holders of XLNT common stock. Holders of outstanding options and warrants to purchase XLNT common stock will continue to hold such options and warrants which following the merger will represent the right to receive Echo common stock upon exercise.

Based on the outstanding shares of XLNT common stock as of September 30, 2007 and an assumed exchange ratio of 0.7808, Echo would be obligated to issue up to approximately 15,800,594 shares of Echo Common Stock, which is comprised of 4,301,622 Echo common shares for XLNT common stock, 10,281,887 common shares for the mandatory conversion of the Series A and the Series B preferred shares and 1,217,085 shares for Convertible Debt that is anticipated to be converted by the date of the merger (it is anticipated that approximately $8.9 million of convertible debt will be converted on the date of the merger). Echo will reserve approximately 1,614,299 and 539,868 additional shares of Echo common stock for future issuance in connection with Echo’s assumption of XLNT’s outstanding options, warrants and the remaining convertible debt respectively. Please see “The Merger Proposal”.

Ten percent, or approximately 1,580,059, of the shares to be issued in the merger will be held by an escrow agent on behalf of the persons who held shares of XLNT common stock as of the closing of the merger and will be held in escrow for purposes of satisfying any indemnification claims that Echo may successfully assert against XLNT. These shares will be released, pro rata, to the persons who held shares of XLNT common stock as of the closing of the merger, on the earlier of the date that is (i) 90 calendar days following the receipt by Echo of the final results of the audit of the surviving company’s consolidated operations for the year ended December 31, 2007 and (ii) the 18 month anniversary of the Closing Date (as defined in the merger agreement).

To the extent that outstanding XLNT options or warrants are exercised or convertible debt converted prior to the closing of the merger, the number of shares of Echo common stock that would be issued at the closing of the merger would increase and the number of the shares of Echo common stock reserved for future issuance in connection with Echo’s assumption of XLNT’s outstanding options, warrants and convertible debt would decrease by a like amount. For a complete description of the post-closing fully diluted capitalization of Echo, please see “Beneficial Ownership of Securities”.

Q.	What is the structure of the merger?

A.	Under the merger agreement, XLNT and Pet DRx Acquisition Company, a wholly-owned subsidiary of Echo, will merge, with XLNT surviving as a wholly-owned subsidiary of Echo. The merger will be a tax-free reorganization and will be accounted for as a recapitalization of XLNT for financial reporting purposes.

Q.	What will the name of the combined company be after the merger?

A.	Echo will change its name following completion of the merger to Pet DRx Corporation.

Q.	How much cash does Echo hold in its trust account?

A.	As of October 31 , 2007, Echo had $58. 2 million in the trust account.

Q.	Do stockholders of Echo have conversion rights?

A.	If you hold shares of common stock issued in Echo’s initial public offering, then you have the right to vote against the merger proposal and demand that, if the merger is completed, Echo convert these shares into a pro rata portion of the trust account, including interest (net of taxes). We sometimes refer in this proxy statement/prospectus to these rights to vote against the merger and demand conversion of the shares into a pro rata portion of the trust account as “conversion rights.” For more about exercising conversion rights, see below under “Questions and Answers for stockholders who may be inclined to exercise their conversion rights.”

Q.	What happens to the funds deposited in the trust account after consummation of the merger?

A.	Upon consummation of the merger:

•	the Echo stockholders electing to exercise their conversion rights will receive their pro rata portion of the funds deposited in the trust account, including interest (net of taxes); and

•	the remaining funds (after payment of transaction expenses) will be released to the combined company, which intends to use its existing cash resources, along with funds released from the trust account, to (1) expand the combined company, and (2) enhance its market presence, in addition to using its cash resources for working capital and for general corporate purposes.

Q.	What are the expected United States federal income tax consequences to the merger?

A.	Except for cash received in lieu of a fractional share of Echo common stock, we expect that an XLNT stockholder’s receipt of Echo common stock in the merger will be tax-free for United States federal income tax purposes. However, an XLNT stockholder who exercises his or her appraisal rights and who receives cash in exchange for his or her shares of XLNT common stock generally will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of such stockholder’s shares of XLNT common stock.

As a condition to the closing of the merger, it is anticipated that McDermott Will & Emery LLP, who we refer to as “McDermott”, counsel to XLNT, will opine that the merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. This condition will not be waived without the approval of XLNT’s stockholders.

No gain or loss will be recognized by non-converting stockholders of Echo. However, a stockholder of Echo who exercises conversion rights and effects a termination of the stockholder’s interest in Echo will generally be required to recognize capital gain or loss upon the exchange of that stockholder’s shares of common stock of Echo for cash, if such shares were held as a capital asset on the date of the conversion. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Echo common stock.

No gain or loss will be recognized by Echo or XLNT as a result of the merger. For a description of the material federal income tax consequences of the merger, please see the information set forth in “Material Federal Income Tax Consequences of the Merger”.

Q.	Who will manage Echo following the merger?

A.	We expect that Robert Wallace, who is currently the chief executive officer and a director of XLNT, will become the chief executive officer and a director of Echo; Steven T. Johnson, who is currently president and chief operating officer and a director of XLNT, will become president and chief operating officer and a director of Echo; Gregory J. Eisenhauer, who is currently chief financial officer of XLNT, will become the chief financial officer of Echo; and George A. Villasana, who is currently general counsel and secretary of XLNT, will become the general counsel and secretary of Echo. We also expect that Zubeen Shroff, Dr. J. David Reed and Richard Johnston, who are currently on the board of directors of XLNT, will become board members of Echo. With respect to the current officers and directors of Echo, we expect that Gene Burleson, who is currently the chairman of the board and chief executive officer of Echo, will continue as chairman of the board of Echo; Joel Kanter, who is currently a director and the President of Echo and a director of XLNT, and Richard Martin, who is currently a director of Echo and chairman of the special committee, will continue as board members of Echo. XLNT and Echo are evaluating other candidates to join the senior management team. Please see “Officers and Directors After the Merger” for other members of the management team and key employees of Echo following the merger.

Q.	What happens to Echo if the merger is not consummated?

A.	If the merger is not consummated, it is likely that Echo will be liquidated in accordance with the provisions of Delaware law. Upon such a liquidation, the net proceeds of Echo’s initial public offering held in the trust account, plus any interest earned thereon (net of taxes), will be distributed pro rata to Echo’s common stockholders, excluding Echo’s initial stockholders who purchased their shares of common stock prior to its initial public offering. Please see “Information About Echo — Liquidation if No Business Combination”.

Q.	What happens to XLNT if the merger is not consummated?

A.	If the merger is not consummated, XLNT will continue to operate as a private company.

Q.	When do you expect the merger to be completed?

A.	We anticipate that the merger will be completed promptly following the special meeting of Echo.

Q.	Do Echo’s stockholders have appraisal or dissenters rights?

A.	No. Echo’s stockholders do not have statutory appraisal rights in connection with the merger. However, Echo stockholders have the right to vote against the merger proposal and demand that Echo convert such stockholder’s shares into a pro rata portion of the funds held in the trust account as described on the next page.

Q.	Do XLNT’s stockholders have appraisal or dissenters rights?

A.	Yes. XLNT stockholders who comply with the requirements of Delaware law will be entitled to appraisal rights to receive the statutorily determined “fair value” of their shares of XLNT stock. For more information, see “The Merger Agreement — Appraisal or Dissenters Rights”.

Q.	If I am not going to attend the special meeting in person, should I return my proxy card instead?

A.	Yes. After carefully reading and considering the information contained in this document, please fill out and sign your proxy card or vote via the Internet website or telephone number specified on your proxy card or supplied to you by your broker as soon as possible, so that your shares may be represented at the special meeting.

Q.	What will happen if I abstain from voting or fail to vote at the special meeting?

A.	If you do not vote or do not instruct your broker how to vote or abstain from voting, it will have the same effect as voting against the merger proposal for purposes of the requirement that the merger proposal be approved by the affirmative vote of a majority of the shares of Echo common stock issued and outstanding on the record date. However, if you do not vote or do not instruct your broker how to vote or abstain from voting, it will have no effect on the outcome of the voting in connection with the requirement that the merger proposal be approved by a majority of the shares of Echo common stock issued in Echo’s initial public offering and actually voting at the special meeting on the merger proposal since the failure to vote or instruct your broker how to vote or an abstention is not considered to be an actual vote. If you do not vote or do not instruct your broker how to vote, it will have the same effect as voting against the amendment to the certificate of incorporation proposal but will have no effect on the stock incentive plan proposal or the consulting agreement proposal. If you “abstain” it will have the same effect as voting against the amendment to the certificate of incorporation proposal, the stock incentive plan proposal and the consulting agreement proposal. Shares that are not voted or that are broker non-voted or where the stockholder abstains from voting are not eligible to be converted into cash upon the completion of the merger. If you want to convert your shares into a pro rata portion of the trust account, you must vote against the merger and make an affirmative election to convert your shares of common stock on the proxy card or via the Internet website or telephone number specified on your proxy card or supplied to you by your broker.

Q.	What do I do if I want to change my vote prior to the special meeting?

A.	Send a later-dated, signed proxy card to Echo prior to the date of the special meeting, enter a later-dated vote via the Internet website or telephone number specified on your proxy card or supplied to you by your broker or attend the special meeting in person and vote. Your attendance alone will not revoke your proxy. You also may revoke your proxy by sending a notice of revocation to Echo at the address of Echo’s corporate headquarters, on or before December 12 , 2007.

Q.	If my shares of Echo stock are held in “street name” by my broker, will my broker vote my shares for me?

A.	No. Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q.	Who is soliciting my proxy?

A.	Proxies are being solicited by the Echo board of directors for the special meeting.

Q.	Who can help answer my questions?

A.	If you are an Echo stockholder and have questions about the merger, you may write or call Echo Healthcare Acquisition Corp., 8000 Towers Crescent Drive, Suite 1300, Vienna, Virginia 22182, (703) 448-7688, Attn: Joel Kanter, President and Secretary.

Questions and answers for stockholders who may be inclined to exercise their conversion rights:

Q.	How do stockholders of Echo exercise their conversion rights?

A.	If you wish to exercise your conversion rights, you must: (i) affirmatively vote against the merger and demand that Echo convert your shares into cash and (ii) present the physical stock certificate (together with necessary stock powers, letter of instructions and the certificate referred to below) to Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, Attn: Carolyn Bell, together with written instructions that you wish to convert your shares into your pro rata share of the trust account and provide to Corporate Stock Transfer, Inc. a written certificate addressed to the Company that you have held the shares that you seek to convert since the record date and that you will continue to hold the shares through the closing date of the merger. If, notwithstanding your vote, the merger is completed, then you will be entitled to receive a pro rata portion of the trust account in which a substantial portion of the net proceeds of Echo’s initial public offering are held, including any interest (net of taxes) earned thereon through the date of the special meeting. If you exercise your conversion rights, then you will be exchanging your shares of Echo common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if you continue to hold these shares through the effective time of the merger and then tender your stock certificate to Echo. If the merger is not completed, then your shares will not be converted into cash at this time, even if you so elected.

Q.	What additional conversion procedures are required if my shares are held in “street name”?

A.	If you hold your shares in “street name,” you must follow additional procedures that are designed to enable us to effectively match your vote against approval of the merger with any election to convert your shares. If your shares are held in “street name,” in order to convert your shares you must obtain from the account executive at your bank or broker a so-called legal proxy to vote your shares held in “street name” as of the record date and instruct the account executive to withdraw the shares from your account and request that a physical stock certificate be issued in your name, which we refer to as “certification” of your shares. You should consult your account executive at the organization holding your account about any costs associated with this certification process. As described below, Corporate Stock Transfer, Inc. can assist with this process and reduce the movement of physical certificates. We urge stockholders whose shares are held in “street name” and who may wish to convert their shares to promptly contact the account executive at the organization holding their account to accomplish these additional procedures. If such stockholders fail to act promptly, they may be unable to timely satisfy the conversion requirements.

Q.	How much time will I have to determine whether to exercise my conversion rights?

A.	There will be approximately days between the first date this proxy statement is being mailed and the deadline to exercise your conversion rights. Our transfer agent will endeavor to process requests for certification of shares and conversion elections on a same-day basis. In order to ensure the timeliness of the exercise of your conversion rights, however, we recommend that you not wait until the deadline.

Q.	Is there a charge for following the conversion procedures?

A.	No. Our transfer agent, however, charges a customary fee of approximately $35 to brokers and other custodians for reissuing “street name” shares in the name of the stockholder. You should consult your broker or other custodian as to whether or not this charge will be passed on to you if you choose to exercise your conversion rights.

Q.	What is the deadline for tendering my stock certificate?

A.	Certificates that have not been tendered in accordance with the procedures described in this proxy statement/prospectus by 12:00 P.M., New York City time, on , 2007 will not be converted into cash. In the event you tender your shares and later decide that you do not want to convert the shares, you will need to make arrangements with Corporate Stock Transfer, Inc., at the telephone number stated below, to withdraw the tender. In order to be effective, withdrawals of previously tendered shares must be completed by 12:00 P.M., New York City time, on , 2007.

Stockholders who wish to convert their shares may contact Carylyn Bell of Corporate Stock Transfer, Inc. at (303) 282-4800, for assistance in making the necessary arrangements. Stockholders are urged to contact Carylyn Bell as early as possible and in any event by           , 2007.

Q.	How can I remedy an improper exercise of my conversion rights?

A.	If you:

•	Return your proxy with directions to vote for approval of the merger proposal, but then wish to vote against it and demand conversion of your shares; or

•	Return your proxy with directions to vote against approval of the merger proposal and wish to demand conversion of your shares, but do not check the appropriate box on the proxy card demanding conversion or send a written request to us to demand conversion; or

•	Return your proxy with directions to vote against approval of the merger proposal, but later wish to vote for it;

you may request that we send you another proxy card on which you may indicate your intended vote and, if that vote is against approval of the merger, demand conversion of your shares by checking the box provided for that purpose on the proxy card. You may request another proxy card by contacting us at the phone number or address listed in this proxy statement. Any corrected or changed proxy card or written demand to convert your shares must be submitted to us so that it is received prior to the voting at the special meeting. If you hold your shares in “street name,” you must contact the account executive at your bank or broker to change your vote and to follow the procedures set forth above for conversion.

Q.	What is the estimated conversion amount?

A.	If you comply with the foregoing procedures and, notwithstanding your affirmative vote against the merger proposal, the merger is completed, you will be entitled to receive a pro rata portion of the funds held in the trust account established at the time of the initial public offering, including any earned interest (net of taxes), calculated as of the date two business days prior to the completion of the merger. As of October 31 , 2007, there was approximately $58. 2 million in the trust account, including accrued interest on the funds in the trust account, or approximately $8.07 per share issued in the initial public offering. The actual conversion price will differ from $8.07 per share due to any interest earned on the funds in the trust account since September 30, 2007 and any taxes payable in respect of interest earned thereon.

Q.	How does the estimated conversion amount compare to the recent market price of common stock?

A.	On November 7 , 2007, the record date for the special meeting of Echo stockholders, the last sale price of our common stock was $ . Echo stockholders should verify the market price of our common stock prior to selling any common stock in the public market, since they may be able to receive greater proceeds from exercising their conversion rights than from selling their shares assuming that the merger is completed.

Q.	If I exercise my conversion rights, what will happen to my warrants?

A.	Nothing. The exercise of your conversion rights will not affect any warrants to purchase our common stock that you may own, which will continue to be outstanding and exercisable following the merger and any exercise of your conversion rights.

Q.	What are the U.S. federal income tax consequences of exercising my conversion rights?

A.	If you properly exercise your conversion rights and the merger is completed, you will generally be required to recognize capital gain or loss upon the conversion of your shares of Echo common stock if such shares were held as a capital asset on the date of the conversion. Such gain or loss will be measured by the difference between the amount of cash you receive and your tax basis in your converted shares of Echo common stock.

There will be no U.S. federal income tax consequences to non-converting Echo stockholders as a result of the merger.

SUMMARY

This summary highlights the material information from this proxy statement/prospectus. You should carefully read this entire document, including the Annexes. You should read the merger agreement, which is attached as Annex A, carefully. It is the legal document that governs the merger and the other transactions contemplated by the merger agreement. It is also described in detail elsewhere in this proxy statement/prospectus. When we refer to the “merger agreement” in this proxy statement/prospectus we are referring to the merger agreement as amended to the date of the proxy statement/prospectus unless otherwise indicated.

The Companies

Echo

Echo is a Delaware corporation organized on June 10, 2005. It is a blank check company whose purpose is to effect a merger, capital stock exchange, asset or stock acquisition or other similar business combination with an operating business in the healthcare industry. On March 22, 2006, Echo successfully consummated an initial public offering of its units, with each unit consisting of one share of common stock and one warrant exercisable for one share of common stock, from which it derived net proceeds of approximately $47,380,000. Concurrently with the closing of the initial public offering, certain founding stockholders purchased an aggregate of 458,333 warrants at a price of $1.20 per warrant directly from Echo for a total of $550,000, of which $150,000 was converted from promissory notes issued in 2005. On March 27, 2006, the underwriters for Echo’s initial public offering exercised their over-allotment option and purchased 937,500 additional units. The net proceeds from the exercise of the over-allotment option were approximately $7,167,000, after deducting underwriting discounts of $300,000, not including deferred amounts totaling $225,000. An amount of $54,947,000 from the net proceeds of the offering (including the exercise of the over-allotment option) together with the proceeds from the sale of 458,333 warrants at $1.20 per warrant to certain of Echo’s founding stockholders for $550,000, of which $150,000 was converted from promissory notes issued in 2005, is being held in a trust account.

The prices of Echo’s common stock, warrants to purchase common stock and units (each unit consisting of one share of common stock and one warrant to purchase one share of common stock) are quoted on the Over-the-Counter Bulletin Board under the symbols EHHA.OB for the common stock, EHHAW.OB for the warrants and EHHAU.OB for the units. $54,947,000 of the net proceeds of the initial public offering was placed in a trust account, and the amount in the trust account will be released to Echo upon consummation of the merger. As of October 31 , 2007, Echo had $58. 2 million in the trust account. The balance of the net proceeds was used by Echo to pay the expenses incurred in its pursuit of a business combination, including the proposed merger with XLNT. Other than its initial public offering and the pursuit of a business combination, Echo has not engaged in any business to date. If Echo does not consummate a business combination by March 22, 2008, then, pursuant to its amended and restated certificate of incorporation, Echo’s officers must take all actions necessary to promptly dissolve and liquidate Echo. The mailing address of Echo’s principal executive office is 8000 Towers Crescent Drive, Suite 1300, Vienna, Virginia 22182, and its telephone number is (703) 448-7688. Echo’s home page on the Internet is at http://www.echohealthcare.com, but the information on the Echo website is not a part of this proxy statement/prospectus. See “Information about Echo”.

Pet DRx Acquisition Company

Pet DRx Acquisition Company is a Delaware corporation organized on September 5, 2006. It is a wholly-owned subsidiary of Echo formed solely for the purpose of the merger. Pet DRx Acquisition Company’s executive office is located at 8000 Towers Crescent Drive, Suite 1300, Vienna, Virginia 22182, and its telephone number is (703) 448-7688. Pet DRx Acquisition Company will be merged with and into XLNT and the separate corporate existence of Pet DRx Acquisition Company will cease upon completion of the merger. XLNT will be a wholly-owned subsidiary of Echo upon completion of the merger.

XLNT

XLNT is a Delaware corporation organized on March 10, 2004. It is a provider of veterinary primary and specialty care services to companion animals. XLNT is a holding company whose operations are conducted through a network of fully-owned veterinary hospitals, which generate revenues from the provision of a full range of general medical treatment for pets, including (i) preventative care, such as vaccinations, examinations, spaying, and dental care, and (ii) a broad range of specialized diagnostic and medical services, such as x-ray, ultra-sound, internal medicine, surgery, cardiology, ophthalmology, dermatology, oncology, and other services. XLNT currently owns and operates twenty-six veterinary hospitals in the state of California. XLNT’s principal offices are located at 560 South Winchester Blvd., Suite 500, San Jose, California 95128 and its telephone number at that location is (408) 236-7420.

Echo’s Business Rationale for Merging with XLNT

Echo believes the proposed merger between Echo and XLNT is in the best interests of Echo and its stockholders for the following primary reasons:

Attractive Market and Business Strategy

The veterinary healthcare market presents several primary opportunities from a business perspective:

•	The industry is highly fragmented which often makes it difficult for individual providers to deliver state-of-the-art care given the capital expenditures associated with building the infrastructure to provide state-of-the-art care. According to the American Veterinary Medical Association, the U.S. market for veterinary services had more than 44,000 veterinarians practicing at over 22,000 companion animal hospitals at the end of 2005. VCA Antech, Inc., which had 387 animal hospitals as of March 31, 2007, is XLNT’s largest competitor.

•	In 2006, 63% of U.S. households owned a pet and over $21 billion was spent in the United States on pets for veterinary care, supplies, medicine and boarding and grooming, according to the American Pet Products Manufacturers Association, Inc., or APPMA.

•	Echo believes that there is a lack of liquidity for small veterinary practice owners resulting in attractive buyout opportunities as a number of practicing veterinarians approach retirement age.

Echo believes that XLNT can become a preferred provider of high quality pet care by offering a broad array of pet care services under one brand. XLNT intends to develop and operate in a “hub and spoke” strategy, whereby it expects to develop larger, fully equipped hospitals, providing a wide range of diagnostic and specialty medical services at the “hub,” and expects to use the traditional smaller general practices as “spokes” to feed to the “hub” units patients desiring the broader array of more specialized services that a general practice is not equipped to provide. XLNT, through its veterinary hospitals, offers a full range of general medical treatment for pets, including (i) preventative care, such as vaccinations, examinations, spaying/neutering, and dental care, and (ii) a broad range of specialized diagnostic and medical services, such as x-ray, ultra-sound, internal medicine, surgery, cardiology, ophthalmology, dermatology, oncology, and other services.

Demonstrated Ability to Grow Through Acquisitions

Echo first began considering XLNT as a possible acquisition target because of Echo’s view that both the veterinary healthcare market, in general, as well as the business strategy developed by XLNT, in particular, represented an attractive investment opportunity as discussed above under “Attractive Market and Business Strategy”. Echo also believed that the XLNT management team had the ability to identify, complete and integrate additional veterinary hospitals to further develop XLNT’s operating platform. XLNT has grown from a start-up in 2004, with revenues of $660,000 for the year ended December 31, 2004, to revenues of $4.7 million for the year ended December 31, 2005, to a company with revenues of $17.4 million for the year ended December 31, 2006. As of the date of this proxy statement/prospectus, XLNT owns a total of twenty-six hospitals whose combined pro forma revenues for the twelve months ended December 31, 2006 totaled $70.3 million. These hospitals were all acquired since September 30, 2004, and include acquisitions of two veterinary hospitals in 2004, four in 2005, fourteen in 2006 and six in 2007. XLNT acquired nineteen hospitals after the initiation of discussions between XLNT and Echo in April 2006. The merger agreement establishes a minimum pro forma revenue level of $57.5 million as a mutual condition to Echo’s and XLNT’s obligation to consummate the merger. The purpose of this requirement was to ensure, from Echo’s perspective, that XLNT was of a sufficient size to be an attractive platform company for future growth and from XLNT’s perspective, to ensure that its stockholders received a minimum level of value. In its initial consideration of XLNT as an acquisition candidate, Echo did not assess whether XLNT’s fair market value exceeded 80% of Echo’s net asset value. However, when the terms of the transaction were negotiated, the establishment of the $57.5 million minimum revenue requirement as a condition to Echo’s obligation to consummate the merger was dispositive of this requirement since under the terms of the merger agreement, if the minimum revenue condition was fulfilled (as it has been), XLNT’s fair market value would be in excess of Echo’s net asset value.

Echo believes XLNT’s revenue base, industry and market focus and business model make it an attractive company. After the merger, Echo’s capital will be available for XLNT’s operations, including its continued growth through acquisitions.

Echo also considered potentially negative factors. Among the potentially negative factors Echo considered, which are more fully described in the “Risk Factors” section of this proxy statement/prospectus, are the following:

•	The market for veterinary care services to companion animals is highly competitive (see “Risk Factors — Significant competition in the companion animal healthcare services industry could cause XLNT to reduce prices or lose market share”).

•	XLNT is relatively small in size compared to some of its competitors (see “Risk Factors — XLNT faces increasing competition, which places pressure on its pricing and which could prevent XLNT from increasing revenue or maintaining profitability. In addition, XLNT may face competition from better-established companies that have significantly greater resources”).

•	XLNT has a limited operating history and has generated operating losses for the six-month period ended June 30, 2007 and each of the fiscal years ended December 31, 2006, 2005 and 2004 (see “Risk Factors — XLNT has a limited operating history and may incur losses in the foreseeable future”).

•	XLNT has a substantial amount of debt (see “Risk Factors — XLNT requires a significant amount of cash to service its debt and expand its business as planned”).

XLNT’s Business Rationale for Merger with Echo

The XLNT board of directors believes that the proposed merger between Echo and XLNT is in the best interests of XLNT and its stockholders for the following primary reasons:

•	As of October 31 , 2007, Echo had $58. 2 million in its trust account. If the merger is consummated, the funds in the Echo trust account will be available for the operations of Echo following the merger, less expenses of the merger and amounts paid to holders of up to 20% of the shares of Echo who vote against the merger and elect to convert their shares. XLNT believes that because following the merger Echo will have substantially greater capitalization than XLNT alone, the combined company will be in a better position to compete in the veterinary healthcare market. XLNT also believes that the potential returns from the merger are more attractive than the potential returns from alternative sources of financing that would be available to it. See “Due Diligence — Comparison of Theoretical Returns From Echo Merger and Private Equity Investment.”

•	The Echo common stock issued in the merger will be publicly traded, which could provide liquidity to XLNT shareholders and provide the business with access to the public capital markets, the ability to attract, retain and incentivize highly qualified employees with grants of options for publicly traded stock, and a greater ability to use stock as acquisition currency.

•	The abilities and experience of the directors of Echo who are expected to remain as directors of the combined company after the merger will be highly valuable in executing its business strategy. See “Directors and Management of Echo Following the Merger.”

Terms of the Merger Agreement

The Echo board of directors believes that the merger agreement contains customary provisions for transactions of this type. The Echo board of directors also believes that the price Echo is paying for XLNT represents an attractive valuation based on market comparisons and recent transactions. The special committee of Echo’s board of directors has received an opinion (upon which Echo’s board of directors may rely) from Piper Jaffray, a copy of which is attached hereto as Annex G, to the effect that, as of October 22, 2007, and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the aggregate consideration of 17,954,761 shares of Echo common stock to be issued (or reserved for issuance upon the exercise or conversion of outstanding XLNT options, warrants and convertible debt) by Echo pursuant to the merger agreement was fair, from a financial point of view, to the holders of Echo common stock. Echo believes that the provision in the merger agreement requiring that 10% of the shares of Echo common stock to be initially issued in the merger to be held by an escrow agent in escrow in order to satisfy any claims for indemnification (the “Escrow Shares”) helps to mitigate the risk of a breach by XLNT. The Escrow Shares will be held in escrow until the earlier of the date that is 90 calendar days following the receipt by Echo of the final results of the audit of the surviving company’s consolidated operations for the year ended December 31, 2007 and the 18-month anniversary of the Closing Date (as defined in the merger agreement).

In addition to the primary reasons set forth above, Echo’s board also considered certain potentially negative factors in its deliberations, including the risks that XLNT may not be successful in executing and managing its growth strategy, risks that XLNT may experience difficulties integrating its newly acquired businesses and the significant competition in the animal healthcare services industry, among other reasons. Please see “The Merger Proposal — Echo’s Reasons for the Merger” for a more detailed description of the factors, both positive and negative, considered by the Echo board of directors in determining to recommend the merger to the Echo stockholders.

The Merger

The merger agreement provides for the merger of Pet DRx Acquisition Company with and into XLNT. The merger agreement was initially executed on September 11, 2006 and was amended and restated on February 16, 2007 and October 23, 2007. Following consummation of the merger, XLNT will continue as the surviving company and a wholly-owned subsidiary of Echo. The value of the transaction is subject to a number of variables, several of which will not be known for certain until the merger actually closes. However, in light of the minimum revenue requirement, the value will exceed 80% of Echo’s net asset value as of the effective time of the merger. The variables that will affect final value of the transaction include the ending “Net Cash Amount” and “Excess Indebtedness” and the number of XLNT shares deemed outstanding. For purposes of this proxy statement/prospectus, it is assumed that the value of the transaction, after taking into consideration Net Cash Amount and Excess Indebtedness, will be $122,819,700 calculated based on assumed 2006 Pro Forma Revenue of $70,278,000, “Net Cash Amount” of $0.0, “Excess Indebtedness” of $9.0 million (assuming conversion of $8.9 million of XLNT’s convertible debt prior to the merger, although such conversion is not mandatory). This assumed value results in an exchange ratio of 0.7808 shares of Echo common stock for each share of XLNT common stock outstanding. It is expected that holders of XLNT common stock will hold approximately 64.4% of the outstanding shares of Echo common stock immediately following the closing of the merger, based on the number of shares of Echo and XLNT common stock outstanding as of September 30, 2007. In the merger, Echo will issue shares of common stock to holders of XLNT common stock and will reserve for issuance shares of common stock upon conversion or exercise of XLNT’s outstanding convertible notes, options and warrants. Based on the outstanding shares of XLNT common stock as of September 30, 2007, the total number of shares of Echo common stock expected to be issued and reserved for issuance, upon conversion or exercise of XLNT’s outstanding convertible notes, options and warrants, is 17,954,761. Echo would issue at the closing approximately 15,800,594 shares of Echo Common Stock, which is comprised of 4,301,622 common shares for XLNT common stock, 10,281,887 common shares for the mandatory conversion of the Series A and the Series B preferred shares and 1,217,085 shares for Convertible Debt that is anticipated to be converted by or before the date of the merger (it is anticipated that approximately $8.9 million of convertible debt will be converted on the date of the merger). Echo would reserve approximately 1,614,299 and 539,868 additional shares Echo common stock for future issuance in connection with Echo’s assumption of XLNT’s outstanding options and warrants and the remaining convertible debt, respectively. To the extent that outstanding XLNT options or warrants are exercised or convertible debt converted prior to the closing of the merger, the number of shares of Echo common stock that would be issued at the closing of the merger would increase and the number of the shares of Echo common stock reserved for future issuance in connection with Echo’s assumption of XLNT’s outstanding options, warrants and convertible debt would decrease by a like amount. For a complete description of the post-closing fully diluted capitalization of Echo please see “Beneficial Ownership of Securities”.

Of the 15,800,594 shares of Echo common stock anticipated to be issued in the merger, ten percent of these shares will be placed into escrow to satisfy any indemnification claims that may be asserted by Echo. Following the resolution of any claims for indemnification asserted by Echo, the balance of the shares remaining in escrow will be released, pro rata, to the persons who held shares of XLNT common stock as of the closing of the merger, on the earlier of the date that is (i) 90 calendar days following the receipt by Echo of the final results of the audit of the surviving company’s consolidated operations for the year ended December 31, 2007 and (ii) the 18 month anniversary of the Closing Date (as defined in the merger agreement).

Echo and XLNT plan to complete the merger promptly after the special meeting, provided that:

•	Echo’s stockholders have adopted the merger agreement;

•	holders of less than 20% of the shares of common stock issued in Echo’s initial public offering vote against the merger proposal and demand conversion of their shares of common stock into cash; and

•	the other conditions specified in the merger agreement have been satisfied or waived.

If the Echo stockholder approval has not been obtained at that time or any other conditions have not been satisfied or waived, the merger will be completed promptly after the Echo stockholder approval is obtained or the remaining conditions are satisfied or waived. The merger will become effective when the articles of merger are filed with the Delaware Secretary of State or at such later time as is specified in the articles of merger.

The merger agreement, which is included as Annex A to this document, is incorporated by reference into this proxy statement/prospectus. We encourage you to read the merger agreement in its entirety. See “The Merger Agreement”.

Amended and Restated Certificate of Incorporation

Echo is proposing to amend and restate its amended and restated certificate of incorporation to increase the number of shares of common stock and preferred stock available for issuance, to change its name to Pet DRx Corporation and to remove certain provisions related to a business combination that were put in place as a result of Echo being a blank check company. The Amended and Restated Certificate of Incorporation is included as Annex B to this document. We encourage you to read the Amended and Restated Certificate of Incorporation in its entirety. See “The Amendment Proposal”.

2007 Pet DRx Corporation Stock Incentive Plan

The adoption of the 2007 Stock Incentive Plan will enable Echo (to be named Pet DRx following the merger) to offer non-employee directors, officers, other key employees and consultants equity-based incentives, thereby helping to attract, retain and reward these participants and create value for its stockholders.

The 2007 PetDRx Corporation Stock Incentive Plan is included as Annex C to this document. We encourage you to read the 2007 stock incentive plan in its entirety. See “The Stock Incentive Plan Proposal”.

Consulting Agreement Proposal

Windy City is providing certain administrative and support serves to Echo such as office space, equipment and other support services for a fee of $7,500 per month, $5,500 of which is deferred until the consummation of the merger. Windy City has also entered into a consulting agreement with Strategic Alliance Network, a company our Chief Financial Officer founded and for which he currently serves as President, pursuant to which Strategic Alliance Network will provide various consulting and due diligence services to Windy City in connection with the merger for a monthly fee of $10,000 commencing April 1, 2007 and continuing through the month in which the merger is consummated. The adoption of the consulting agreement proposal will enable Echo to reimburse Windy City for these consulting services at the consummation of the merger with funds currently held in trust. If the merger is not consummated, or if stockholders do not approve the consulting agreement proposal, Windy City will not be reimbursed for the fees paid to Strategic Alliance Network. See “The Consulting Agreement Proposal”.

Echo’s Board of Directors’ Recommendations

After careful consideration, Echo’s special committee of the board of directors, which was established to consider a potential business combination with XLNT, and its board of directors have each determined unanimously that the merger proposal, the amendment proposal, the 2007 stock incentive plan proposal and the consulting agreement proposal are fair to, and in the best interests of, Echo and its stockholders. Echo’s special committee and board have each unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, the amendment proposal, the 2007 stock incentive plan proposal and the consulting agreement proposal and unanimously recommends that you vote or instruct your vote to be cast “FOR” the adoption of the merger agreement, the amendment proposal, the 2007 stock incentive plan proposal and the consulting agreement proposal. Please see “The Merger Proposal — Echo’s Reasons for the Merger”.

Special Meetings of Stockholders

A special meeting of the stockholders of Echo will be held at 12:00 p.m. on December 12 , 2007, at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York 10173 to vote on the merger proposal, the amendment proposal, the stock incentive plan proposal, and the consulting agreement proposal.

Voting Power; Record Date

If you are a Echo stockholder, you will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Echo common stock at the close of business on November 7 , 2007, which is the record date for the special meeting. You will have one vote for each share of Echo common stock you own at the close of business on the record date. Echo warrants do not have voting rights. At the close of business on the record date there were           shares of Echo common stock outstanding.

Vote Required to Adopt the Merger Proposal

The adoption of the merger agreement and the transactions contemplated by the merger agreement by the Echo stockholders will require the affirmative vote of (a) a majority of the shares of Echo common stock issued in Echo’s initial public offering actually voting upon the merger and (b) a majority of the shares of Echo common stock issued and outstanding as of the Record Date. However, notwithstanding the outcome of the voting, Echo will not be able to complete the merger if the holders of 20% or more of the shares of common stock issued in Echo’s initial public offering vote against the merger and demand that Echo convert their shares into a pro rata portion of the trust account.

Vote Required to Adopt the Amended and Restated Certificate of Incorporation

The adoption of the amendment proposal by the Echo stockholders will require the affirmative vote of a majority of the shares of Echo’s common stock issued and outstanding as of the Echo record date.

Vote Required to Adopt the 2007 Stock Incentive Plan Proposal

The adoption of the 2007 stock incentive plan proposal by the Echo stockholders will require the affirmative vote of the holders of a majority of the shares of Echo common stock represented in person or by proxy and entitled to vote at the special meeting.

Vote Required to Adopt the Consulting Agreement Proposal

The adoption of the consulting agreement proposal by the Echo stockholders will require the affirmative vote of the holders of a majority of the shares of Echo common stock represented in person or by proxy and entitled to vote at the special meeting.

Conditions to Adoptions

The adoption of the merger proposal is conditioned on the adoption of the amendment proposal, and the adoption of the amendment proposal is conditioned on the adoption of the merger proposal. The adoption of the merger proposal and the amendment proposal are not conditioned on the adoption of the 2007 stock incentive plan proposal or the consulting agreement proposal, but the adoption of the 2007 stock incentive plan proposal and the consulting agreement proposal are each conditioned on the adoption of the amendment proposal and the merger proposal.

Conversion Rights

Pursuant to Echo’s certificate of incorporation, a holder of shares of Echo’s common stock issued in its initial public offering may, if the stockholder votes against the merger, demand that Echo convert such shares into cash. This demand must be made on the proxy card or by telephone or through the Internet website specified on the proxy card at the same time that the stockholder votes against the merger proposal. If so demanded, Echo will convert each share of common stock into a pro rata portion of the trust account in which a substantial portion of the net proceeds of Echo’s initial public offering are held, plus all interest earned thereon (net of any taxes). If you exercise your conversion rights, then you will be exchanging your shares of Echo common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if you continue to hold these shares through the effective time of the merger and then tender your stock certificate to Echo. If the merger is not completed, then these shares will not be converted into cash at this time and Echo will need to liquidate if a business combination is not completed by March 22, 2008. Shares that are not voted or are broker non-voted or where the stockholder abstains from voting shall not in any event be eligible to be converted into cash upon completion of the merger.

The merger will not be consummated if the holders of 20% or more of the shares of common stock issued in Echo’s initial public offering exercise their conversion rights.

Appraisal or Dissenters Rights

No appraisal rights or dissenters rights are available under the Delaware General Corporation Law for the stockholders of Echo in connection with the merger proposal.

Appraisal rights are available under the Delaware General Corporation Law for the stockholders of XLNT who comply with the statutory requirements set forth in Section 262 of the Delaware General Corporation Law. For more information, see “The Merger Agreement — Appraisal or Dissenters Rights”.

Voting

You may vote in person at the special meeting or vote by proxy using the enclosed proxy card or via the telephone number or Internet website specified on your proxy card.

•	To vote in person, come to the special meeting, and you will be given a ballot when you arrive.

•	To vote by proxy, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card before the special meeting, your shares will be voted as you direct.

•	If you are a registered stockholder (that is, if you hold your stock in certificate form), you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Standard Time, on .

Please also see the instructions included with the enclosed proxy card. Regardless of whether you return your proxy card, you may attend the special meeting and vote your shares in person.

Stock Ownership

At the close of business on the record date, the directors and executive officers of Echo and Echo’s initial stockholders prior to its initial public offering of securities were entitled to vote approximately 1,562,500 shares of Echo common stock that have a market value of approximately $       based on Echo’s common stock price of $       per share as of November 7, 2007 . These shares were purchased for an aggregate of $25,000. The total of these shares represented approximately 17.9% of Echo’s issued and outstanding common stock as of the record date. In connection with its initial public offering, the holders of these shares entered into letter agreements with Echo, pursuant to which each agreed to vote all of their shares of Echo common stock purchased prior to the initial public offering on the merger proposal in the same manner as how a majority of the shares of common stock held by all other Echo stockholders are voted on the merger proposal. They are entitled to vote the shares acquired by them in or subsequent to the initial public offering as they see fit and have indicated that they will vote any shares acquired by them in or subsequent to the initial public offering in favor of the merger proposal. As of September 30, 2007, none of the officers or directors of Echo had acquired additional shares of common stock in or subsequent to the initial public offering. Based solely upon information contained in public filings, as of September 30, 2007, the following stockholders beneficially owned greater than five percent of Echo’s issued and outstanding common stock:

•	Chicago Investments, Inc. beneficially owned 449,815 shares of Echo common stock, representing approximately 5.1% of the shares of Echo common stock outstanding on the Echo record date (the shares of Echo common stock held by Chicago Investments, Inc. were issued prior to Echo’s initial public offering), Chicago Investments, Inc. is a majority-owned subsidiary of Chicago Holdings, Inc., which is ultimately owned by entities controlled by, or established for the benefit of, the family of Joel Kanter, the President and a director of Echo. Joel Kanter is neither an officer nor a director of these entities.

•	According to the Schedule 13G/A filed February 6, 2007, D.B. Zwirn & Co., L.P., D.B. Zwirn Special Opportunities Fund, Ltd., D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn collectively beneficially owned 475,000 shares of Echo common stock, representing approximately 5.4% of the shares of Echo common stock outstanding on the Echo record date.

•	According to the Schedule 13G/A filed February 14, 2007, Sapling, LLC, Fir Tree Recovery Master Fund, L.P. and Fir Tree, Inc. collectively beneficially owned 573,500 shares of Echo common stock, representing approximately 6.6% of the shares of Echo common stock outstanding on the Echo record date.

•	According to the Schedule 13G filed February 13, 2007, The Baupost Group, L.L.C., SAK Corporation and Seth Klaraman collectively beneficially owned 684,700 shares of Echo common stock, representing approximately 7.8% of the shares of Echo common stock outstanding on the Echo record date.

•	According to the Schedule 13G filed July 26, 2006, Azimuth Opportunity, Ltd. beneficially owned 497,200 shares of Echo common stock, representing approximately 5.7% of the shares of Echo common stock outstanding on the Echo record date.

•	According to the Schedule 13G filed May 9, 2006, David M. Knott and Dorset Management Corporation reported beneficial ownership of 615,000 shares of Echo common stock, representing approximately 7.9% of the shares of Echo common stock outstanding on the Echo record date.

•	According to the Schedule 13G filed August 3, 2007, HBK Investments L.P., HBK Services LLC, HBK Partners II L.P., HBK Management LLC and HBK Master Fund L.P collectively beneficially owned 858,800 shares of Echo common stock, representing approximately 9.8% of the shares of Echo common stock outstanding on the Echo record date.

Interests of Echo Directors and Officers in the Merger

When you consider the recommendation of the special committee of Echo’s board of directors and its board of directors that you vote in favor of adoption of the merger proposal, you should keep in mind that certain Echo executives and members of Echo’s board have interests in the merger that are different from, or in addition to, your interests as an Echo stockholder. These interests include, among other things:

•	if the merger is not approved and Echo fails to consummate an alternative transaction within the time allotted pursuant to its certificate of incorporation and Echo is therefore required to liquidate, the shares of common stock purchased prior to its initial public offering and held by Echo’s executives and directors may be worthless because Echo’s executives and directors are not entitled to receive in respect of such shares any of the net proceeds of Echo’s initial public offering that may be distributed from Echo’s trust account upon liquidation of Echo. In addition, the warrants held by such persons for which they paid an aggregate of $850,000, which will be exercisable at the consummation of the merger for 837,861 shares common stock, will expire without value in the event of a liquidation;

•	after the completion of the merger, Gene Burleson, who is currently the Chairman of the Board and Chief Executive Officer of Echo, will continue as Chairman of the Board of Echo;

•	after the completion of the merger, Joel Kanter, Echo’s President and a director of XLNT, and Richard Martin, chairman of Echo’s special committee and a director of Echo, will remain as directors of Echo;

•	Certain of Echo’s founding stockholders entered into a limited recourse revolving line of credit agreement pursuant to which they have loaned Echo approximately $ 9 8 9 , 9 00 as of November 5 , 2007 for operating expenses under a working capital line of credit (the “Working Capital Line of Credit”). Under the Working Capital Line of Credit, Echo may have up to $ 1, 5 0 0,000 of borrowings outstanding at any time. The Working Capital Line of Credit bears interest at a rate equal to the rate of interest earned on the net proceeds of the offering held in the trust account. No interest shall be payable until the principal of the loan becomes payable. The loans under the Working Capital Line of Credit shall be payable only upon the consummation of the merger or upon certain events of default. If Echo does not consummate the Merger by March 22, 2008, the loans under the Working Capital Line of Credit shall terminate and the payees shall have no right to repayment thereunder from the proceeds of the trust account. If the merger is not completed and Echo is forced to liquidate, these loans will remain as unsecured claims against Echo.

Interests of Officers and Directors of XLNT in the Merger

Some of the current officers and directors of XLNT have interests in the merger that are different from, or in addition to, your interest as an Echo stockholder. These interests include, among other things:

•	After the completion of the merger Joel Kanter, presently a director of XLNT, is expected to remain as a director of Echo;

•	After the completion of the merger, Robert Wallace, Zubeen Shroff, Dr. J. David Reed, Steven T. Johnson and Richard Johnston, who currently are directors of XLNT, are expected to become directors of Echo;

•	After the completion of the merger, the current officers of XLNT are expected to become officers of Echo;

•	The current directors and executive officers of XLNT (together with their affiliates) beneficially own, as of September 30, 2007, 4,062,819 shares of XLNT common stock. See “Security Ownership of Certain Beneficial Owners, Officers and Directors of XLNT” for further detail; and

•	The directors and executive officers of XLNT hold, as of September 30, 2007, options granted to them under XLNT’s 2004 Stock Option Plan to purchase an aggregate of 372,000 shares of common stock exercisable at various exercise prices ranging from $2.40 to $4.75. Under the terms of the merger agreement, at the effective time of the merger, each outstanding vested and unvested option to purchase shares of XLNT common stock that has been granted under XLNT’s stock option plan will represent the right to acquire, on the same terms and conditions as were applicable under the applicable stock option plan immediately prior to the effective time of the merger, shares of Echo common stock. Pursuant to the terms of certain individual stock option agreements (and in the case of Mr. Villasana pursuant to his employment agreement), the merger accelerates the vesting of certain unvested options granted under XLNT’s stock option plan. The number of shares of Echo common stock for which each option will be exercisable will be determined by multiplying the number of shares of XLNT common stock for which such option was exercisable by the exchange ratio (assumed for purposes of this proxy statement/prospectus to be 0.7808). The exercise price per share of Echo common stock at which each such option will be exercisable will be determined by dividing the exercise price per share of XLNT common stock at which such option was exercisable by the exchange ratio.

•	Under their employment agreements, Messrs. Wallace, Johnson, Eisenhauer and Villasana will receive, prior to completion of the merger, options to acquire XLNT common stock (which will represent options to acquire Echo common stock following completion of the merger) and, following completion of the merger, additional options to acquire Echo common stock. In addition, Mr. Villasana currently holds an option to acquire 100,000 shares of XLNT common stock, which vest upon consummation of the merger . See “XLNT Compensation Discussion and Analysis — Employment Agreements” for further detail.

Remaining Conditions to the Completion of the Merger

Each of Echo’s and XLNT’s obligations to effect the merger is subject to the satisfaction of specified conditions before completion of the merger. Certain of these conditions have been previously met. Conditions that remain to be met include the following:

Conditions to Echo’s and XLNT’s obligations

•	The receipt of the Echo stockholder approval;

•	The absence of any statute, rule, regulation, executive order, decree, or injunction preventing consummation of the merger;

•	Echo, XLNT, the merger escrow agent, who is expected to be JPMorgan Chase Bank, (the “Merger Escrow Agent”) and the Stockholders’ Representatives (as defined in the merger agreement) shall have executed and delivered the escrow agreement pursuant to which 10% of the shares of Echo common stock to be issued in the merger will be held in escrow to satisfy claims for indemnification that may be asserted by Echo (the “Merger Escrow Agreement”);

•	Each of the Significant Stockholders and each of Echo’s founding stockholders shall have executed and delivered a voting agreement pursuant to which they agree for the three years following the consummation of the merger to vote shares beneficially owned by them for the election to Echo’s board of directors of (a) Robert Wallace, for so long as Mr. Wallace is serving as the Chief Executive Officer of Echo or owns two percent or more of its fully diluted shares, (b) four designees named by the Stockholders’ Representatives (five in the event Mr. Wallace is no longer a director), one of whom shall be a designee of Galen Partners IV LP or its affiliates and shall serve as Echo’s non-executive Vice Chairman, and (c) four designees named by Echo’s initial stockholders, who shall be Gene Burleson (who shall serve as the non-executive chairman of Echo), Dr. Richard Martin and Joel Kanter. Zubeen Shroff, Dr. J. David Reed and Richard Johnston are the board designees of the Stockholders’ Representatives; and

•	At the special meeting, holders of less than 20% of the shares of common stock issued in Echo’s initial public offering will have voted against the adoption of the merger proposal and demanded that Echo convert their shares into a pro rata portion of the trust account.

Conditions to Echo’s obligation

The obligations of Echo and Pet DRx Acquisition Company to effect the merger are further subject to the following conditions:

•	XLNT’s representations and warranties in the merger agreement that are qualified as to materiality must be true and correct (i) as of the date of the merger agreement (except to the extent such representation or warranty speaks to an earlier date, in which case as of such earlier date) and (ii) on and as of the Closing Date (except to the extent such representation or warranty speaks to an earlier date, in which case as of such earlier date) with the same force and effect as if made on the Closing Date. Each representation and warranty of XLNT contained in the merger agreement that is not qualified as to materiality shall have been true and correct (i) in all material respects as of the date of the merger agreement (except to the extent such representation or warranty speaks to an earlier date, in which case as of such earlier date) and (ii) in all material respects on and as of the Closing Date (except to the extent such representation or warranty speaks to an earlier date, in which case as of such earlier date) with the same force and effect as if made on the Closing Date. Echo must have received a certificate with respect to the foregoing signed on behalf of XLNT by an authorized officer of the XLNT;

•	XLNT must have performed in all material respects all agreements and covenants required to be performed by it under the merger agreement, except to the extent that the failure to perform does not, and will not, constitute a material adverse effect (as defined in the merger agreement and described under the caption “The Merger Agreement — Materiality and Material Adverse Effect” of this proxy statement/prospectus), and Echo must have received a certificate signed on behalf of XLNT by an authorized officer of the XLNT to that effect;

•	No action, suit or proceeding shall be pending before any governmental entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by the merger agreement, (ii) cause any of the transactions contemplated by the merger agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Echo to own, operate or control any of the assets and operations of the surviving corporation following the merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect;

•	The aggregate number of shares of XLNT common stock that are issued and outstanding immediately prior to the Effective Time (as defined in the merger agreement) and which are held by holders who have exercised dissenters’ rights or provided notice of intent to exercise dissenters’ rights in accordance with the provisions of Section 262 of the Delaware General Corporation Law shall constitute less than five percent (5%) of the shares of XLNT common stock outstanding as of the date of the merger agreement;

•	XLNT shall have obtained any third-party consents, waivers and approvals required to be obtained by it in connection with the consummation of the transactions contemplated by the merger agreement, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a material adverse effect (as defined in the merger agreement) on XLNT;

•	There must not have occurred since the date of the merger agreement any material adverse effect on XLNT;

•	At or prior to closing of the merger, XLNT shall have delivered to Echo: (i) copies of resolutions and actions taken by XLNT’s board of directors and stockholders in connection with the approval of the merger agreement and the transactions contemplated thereunder; and (ii) such other documents and certificates as shall reasonably be required by Echo and its counsel in order to consummate the transactions contemplated by the merger agreement;

•	XLNT shall have delivered to Echo, as of the Closing Date, a true and complete list of all holders of XLNT capital stock and all holders of XLNT stock options, XLNT warrants and any other rights to purchase XLNT capital stock as of the Closing Date including the number of shares held at the Closing Date by each such holder and the address of each such holder, all certified by the Secretary of XLNT;

•	XLNT shall have identified the Stockholders’ Representatives and caused them to become a party to the merger agreement and the Merger Escrow Agreement;

•	Echo shall have received an opinion from a nationally recognized financial advisor that the aggregate consideration to be paid by Echo pursuant to the merger agreement is fair, from a financial point of view, to holders of Echo common stock;

•	XLNT shall have delivered to Echo bring-down schedules to the merger agreement;

•	XLNT shall have delivered to Echo the Statement of Expenses (as defined in the merger agreement) certified by the Chief Executive Officer of XLNT setting forth XLNT’s third party expenses; and

•	XLNT shall have a positive working capital as of the end of the month immediately preceding the month in which the Effective Date of the merger occurs.

Conditions to XLNT’s obligation

The obligation of XLNT to effect the merger is further subject to the following conditions:

•	Echo’s and Pet DRx Acquisition Company’s representations and warranties in the merger agreement that are qualified as to materiality must be true and correct (i) as of the date of the merger agreement and (ii) on and as of the Closing Date with the same force and effect as if made on the Closing Date. Each representation and warranty of Echo contained in the merger agreement that is not qualified as to materiality shall have been true and correct (i) in all material respects as of the date of the merger agreement and (ii) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. XLNT shall have received a certificate with respect to the foregoing signed on behalf of Echo by an authorized officer of Echo (the “Echo Closing Certificate”);

•	Echo and Pet DRx Acquisition Company must have performed in all material respects all obligations required to be performed by them under the merger agreement, except to the extent that the failure to perform does not or will not constitute a material adverse effect, and XLNT must have received a certificate signed on behalf of Echo by an authorized officer of Echo to that effect;

•	No action, suit or proceeding shall be pending before any governmental entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by the merger agreement, (ii) cause any of the transactions contemplated by the merger agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Echo common stock to be issued by Echo in connection with the merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect;

•	Echo and Pet DRx Acquisition Company shall have obtained all consents, waivers and approvals required to be obtained by Echo and Pet DRx Acquisition Company in connection with the consummation of the transactions contemplated by the merger agreement, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a material adverse effect (as defined in the merger agreement) on Echo and Pet DRx Acquisition Company;

•	There must not have occurred since the date of the merger agreement any material adverse effect on Echo or Pet DRx Acquisition Company;

•	At or prior to Closing, Echo shall have delivered to XLNT (i) copies of resolutions and actions taken by Echo’s board of directors and stockholders in connection with the approval of the merger agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by XLNT and its counsel in order to consummate the transactions contemplated thereunder;

•	XLNT shall have received a written opinion from McDermott dated on or before the closing date, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	Echo shall have made appropriate arrangements with Corporate Stock Transfer, Inc. (the “Trustee”) to have the funds held in the trust account (which shall be at least $50 million after deduction of certain expenses and without regard to amounts paid to converting stockholders), disbursed to Echo immediately upon the closing of the merger and there shall be no claim against such trust account other than claims by holders of Echo common stock for conversion in accordance with Echo’s charter documents;

•	Echo and each XLNT stockholder that is an affiliate of XLNT for purposes of Rule 145(c) under the Securities Act of 1933 shall have executed and delivered a registration rights agreement in a form reasonably acceptable to Echo and such XLNT stockholders providing for demand and other registration rights for the resale of the shares of Echo common stock issued to such stockholders in the merger;

•	Echo shall have established a stock incentive plan (currently subject to stockholder approval pursuant to the 2007 stock incentive plan proposal), which shall be in a form reasonably acceptable to Echo and XLNT; and

•	Immediately prior to closing of the merger, the proxy statement/prospectus shall be declared effective by the Securities and Exchange Commission (“SEC”) and there shall be no stop order pending or threatened in connection therewith.

If permitted under applicable law, either XLNT or Echo may waive conditions for the benefit of itself and its stockholders and complete the merger even though one or more of these conditions have not been met. We cannot assure you that all of the conditions will be satisfied or waived or that the merger will occur.

No Solicitation

The merger agreement contains detailed provisions prohibiting each of XLNT and Echo from seeking an alternative transaction. The no solicitation covenant of XLNT generally prohibits XLNT, as well as its officers, directors, employees, representatives or agents, from taking any action to solicit an acquisition proposal as described in the merger agreement. Prior to the approval by XLNT’s stockholders of the merger with Echo, the merger agreement does not prohibit XLNT from considering a superior proposal from a third party in the circumstances described under “The Merger Agreement — No Solicitation” herein. XLNT’s stockholders have approved the merger agreement and thus XLNT is now prohibited from considering a superior proposal. The no solicitation covenant of Echo generally prohibits Echo, as well as its employees, representatives or agents, from taking any action to solicit an acquisition proposal as described in the merger agreement.

Termination

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after receipt of the Echo stockholder approval, by mutual written consent of Echo and XLNT.

Termination by either XLNT or Echo.

Either XLNT or Echo may terminate the merger agreement if:

•	by mutual written agreement of Echo and XLNT at any time;

•	the merger is not consummated on or before March 22, 2008;

•	any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger and such order, decree, ruling or other action will have become final and nonappealable; or

•	at the special meeting, the Echo stockholder approval is not obtained or the holders of 20% or more of the shares of common stock issued in Echo’s initial public offering have voted against the merger and demanded that Echo convert their shares into cash pursuant to the terms of Echo’s certificate of incorporation, provided Echo may not terminate for this reason if Echo’s board has not at all times approved and recommended the merger, merger agreement and transactions contemplated thereby.

Termination by Echo

Under the terms of the Merger Agreement, Echo may terminate the agreement if XLNT breaches in any material respect any of its representations, warranties, covenants or agreements contained in the merger agreement or if any representation or warranty of XLNT shall have become untrue, in either case such that the conditions set forth in the merger agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by XLNT is curable by XLNT prior to the Closing Date, then Echo may not terminate the merger agreement under this provision for 30 days after delivery of written notice from Echo to XLNT of such breach, or if Echo shall have materially breached the merger agreement, provided XLNT continues to exercise commercially reasonable efforts to cure such breach.

Termination by XLNT

XLNT may terminate the merger agreement if Echo or Pet DRx Acquisition Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in the merger agreement, or if any representation or warranty of Echo or Pet DRx Acquisition Company shall have become untrue, in either case such that the conditions set forth in Article VI of the merger agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Echo or Pet DRx Acquisition Company is curable by Echo or Pet DRx Acquisition Company prior to the Closing Date, then XLNT may not terminate the merger agreement under this provision for 30 days after delivery of written notice from XLNT to Echo of such breach, provided Echo continues to exercise commercially reasonable efforts to cure such breach, or if XLNT shall have materially breached the merger agreement.

Quotation or Listing

Echo’s outstanding common stock, warrants and units are currently quoted on the OTC Bulletin Board under EHHA, EHHAW and EHHAU, respectively.

Amendment and Restatement of Echo Certificate of Incorporation

As part of the merger, Echo intends to amend and restate its amended and restated certificate of incorporation to, among other things, increase the number of authorized shares of common stock from 25,000,000 shares to 90,000,000 shares and the authorized shares of preferred stock from 1,000,000 shares to 10,000,000 shares, which will result in an increase of the total number of authorized shares of capital stock from 26,000,000 to 100,000,000, remove the protective provisions related to a business combination put in place when Echo completed its initial public offering as a result of Echo being a blank check company and change Echo’s name from “Echo Healthcare Acquisition Corp.” to “Pet DRx Corporation.” Echo’s certificate of incorporation as proposed to be amended is attached to this document as Annex B. The changes to the Echo certificate of incorporation will not be effective unless the merger is completed.

Officers and Directors After the Merger

We expect that Steven T. Johnson, who is currently president and chief operating officer and a director of XLNT, will become president and chief operating officer and a director of Echo and will have general responsibility for Echo’s operational, financial and administrative matters and will function as Echo’s principal executive officer under the federal securities laws; Robert Wallace, who is currently the chief executive officer and a director of XLNT, will be named the chief executive officer and a director of Echo responsible for investor relations, business development and strategic vision; Gregory J. Eisenhauer, who is currently chief financial officer of XLNT, will become the chief financial officer of Echo; and George A. Villasana, who is currently general counsel and secretary of XLNT, will continue to serve as general counsel and secretary of Echo. We also expect that Zubeen Shroff, Dr. J. David Reed and Richard Johnston, who are currently serving on the board of directors of XLNT, will continue as board members of Echo. With respect to the current officers and directors of Echo, we expect that Gene Burleson, who is currently the chairman of the board and chief executive officer of Echo, will continue as chairman of the board of Echo; Joel Kanter, who is currently a director and the president of Echo and a director of XLNT, and Richard Martin, who is currently a director of Echo and chairman of its special committee, will continue to serve as board members of Echo. XLNT and Echo are evaluating other candidates to join the senior management team.

Indemnification and Merger Escrow Agreement

At the time of the consummation of the merger, Echo will deposit with the Merger Escrow Agent ten percent of the shares of common stock of Echo to be issued in the merger in respect of shares of XLNT common stock issued and outstanding as of the consummation of the merger. Echo and the surviving corporation and their respective representatives, successors and permitted assigns (each a “Parent Indemnitee”) shall have the right to recover from the Merger Escrow Agent out of the shares held in escrow under the Merger Escrow Agreement (the “Escrow Fund”), losses incurred by any Parent Indemnitee due to:

(i)	the inaccuracy or breach of any representation or warranty of XLNT in the merger agreement or any certificate delivered by XLNT to Echo pursuant to the merger agreement;

(ii)	the non-fulfillment or breach of any covenant or agreement of XLNT contained in the merger agreement; and

(iii)	the settlement of any claim made by a dissenting stockholder of XLNT, with certain limitations contained in the merger agreement.

Any remaining escrowed shares that have not been used to satisfy indemnification claims by Echo will be released, pro rata, to the persons who held shares of XLNT common stock as of the closing of the merger, on the earlier of the date that is (i) 90 calendar days following the receipt by Echo of the final results of the audit of surviving company’s consolidated operations for the year ended December 31, 2007 and (ii) the 18-month anniversary of the Closing Date.

Material United States Federal Income Tax Consequences of the Merger

It is anticipated that McDermott will deliver at the closing of the merger an opinion that the merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Except for cash received in lieu of a fractional share of Echo common stock, an XLNT stockholder will not recognize any gain or loss upon the exchange of that stockholder’s share of XLNT stock for Echo common stock pursuant to the merger. This condition will not be waived without the approval of XLNT’s stockholders.

A stockholder of Echo who exercises conversion rights and effects a termination of the stockholder’s interest in Echo will generally be required to recognize capital gain or loss upon the exchange of that stockholder’s shares of common stock of Echo for cash, if such shares were held as a capital asset on the date of the conversion. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Echo common stock. No gain or loss will be recognized by non-converting stockholders of Echo.

No gain or loss will be recognized by Echo or XLNT as a result of the merger.

Accounting Treatment

The merger will be accounted for under the reverse acquisition application of the equity recapitalization method of accounting in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method of accounting, Echo will be treated as the “acquired” company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of XLNT issuing stock for the net monetary assets of Echo, accompanied by a recapitalization. The net monetary assets of Echo will be stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. The accumulated deficit of XLNT will be carried forward after the merger. Acquisition expenses incurred by XLNT will be recorded as equity and those incurred by Echo will be charged to expense. Operations prior to the merger will be those of XLNT and subsequent to the merger will be those of Echo and XLNT as a wholly-owned subsidiary of Echo.

Regulatory Matters

The merger and the transactions contemplated by the merger agreement are not subject to any federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, except for filings necessary to effectuate the transactions contemplated by the merger proposal with the Secretary of State of the State of Delaware.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide how to vote or instruct your vote to be cast regarding the merger proposal, the amendment proposal, the 2007 stock incentive plan proposal and the consulting agreement proposal.

Risks Related to XLNT’s Business and Operations

XLNT has a limited operating history, has a history of losses and may incur losses in the foreseeable future

XLNT was organized in 2004 as an animal healthcare services company as further described in this proxy statement/prospectus and does not have a significant operating history upon which potential investors may assess future performance. XLNT acquired its first two veterinary hospitals in September 2004 and acquired additional veterinary hospitals throughout 2005, 2006 and 2007. XLNT has incurred losses to date. XLNT is currently developing its operational infrastructure and faces additional risks similar to those of other businesses with limited operating history. XLNT’s prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business. Operating results may also vary depending on a number of factors, many of which are outside XLNT’s control, including:

•	changes in XLNT’s pricing policies or those of its competitors;

•	the hiring and retention of key personnel;

•	fluctuation in costs related to acquisitions of businesses;

•	wage and cost pressures;

•	availability of facilities that are suitable for acquisition;

•	viability of the hub and spoke model;

•	hiring and retention of veterinarians;

•	increased competition and pricing pressure; and

•	seasonal and general economic factors.

XLNT may be unable to effectively execute its growth strategy which could cause its margins and profitability to decline. Even if XLNT is able to effectively execute its growth strategy, the growth of the business may put a strain on the business, and the companies may not achieve desired economies of scale.

The success of Echo following the merger depends in part on its ability to build on XLNT’s position as a leading animal healthcare services company through selective acquisitions of established animal hospitals and internal growth initiatives. If the companies cannot implement or effectively execute this strategy, Echo’s results of operations following the merger will be adversely affected. XLNT intends, as part of its growth strategies, to acquire additional veterinary hospitals. As of the date of this proxy statement/prospectus, XLNT has minimal capital, which could affect the ability of XLNT and Echo following the merger to make such acquisitions at all or on the terms and conditions currently contemplated. XLNT may not be able to attract or compete successfully for prospective acquisition candidates or achieve sufficient “cluster” hospitals in any market it may target in order to achieve targeted efficiencies. In addition, acquisitions may take longer than anticipated or may not be cost effective.

Results of operations may be materially adversely affected if XLNT is unable to manage its growth effectively, which may increase costs of operations and hinder XLNT’s ability to execute its business strategy. XLNT’s internal revenue growth from new services and pet pharmaceuticals as well as its expected cost savings may not develop as anticipated, and reduction in its expected rate of internal growth may cause XLNT’s revenue and margins to decrease from management’s expectations. Expected growth may place a significant strain on management and operational systems and resources. If XLNT’s business grows as expected, XLNT will need to improve and enhance its overall financial and managerial controls, reporting systems and procedures, and expand, train and manage its workforce. XLNT will also need to increase the capacity of current systems to meet additional demands.

Even if Echo and XLNT effectively implement their growth strategy, they may not achieve the economies of scale that presently anticipated Echo’s internal growth following the merger may continue to fluctuate and may be below XLNT’s historical rates. Any reductions in the rate of XLNT’s internal growth may cause its revenues and margins to decrease. Investors should not assume that our historical growth rates and margins are reliable indicators of results in future periods.

Loss of key personnel could adversely affect our business

The results of operations of XLNT will depend, in part, on its ability to attract and retain highly qualified directors, executive officers, veterinarians and other employees. XLNT may not be able to continue to attract and retain highly qualified persons for such positions, which could have a material adverse effect on Echo following the merger. See “Management.”

Demand for certain products and services has declined and may continue to decline, which could have a material adverse effect on XLNT’s financial condition, results of operations, cash flows and prospects.

The frequency of customer visits to XLNT’s animal hospitals may decline. XLNT believes that the frequency of visits is impacted by several trends in the industry. Demand for pet-related products, including medication prescriptions, traditionally sold at animal hospitals, have become more widely available in retail stores and other channels of distribution, including the Internet. Client visits may also be negatively impacted as a result of preventative care and better pet nutrition. Demand for vaccinations will be impacted in the future as protocols for vaccinations change. Some professionals in the industry have recommended that vaccinations be given less frequently. XLNT’s veterinarians establish their own vaccine protocols. Some of XLNT’s veterinarians have changed their protocols and others may change their protocols in light of recent and/or future literature. If demand for retail products, vaccinations or for XLNT’s services generally decline, the frequency of visits may decline which may result in a reduction in revenue, which could have a material adverse effect on its financial condition, results of operations, cash flows and prospects.

Due to the fixed cost nature of XLNT’s business, fluctuations in XLNT’s revenue could adversely affect its operating income.

A substantial portion of XLNT’s expenses, particularly rent and personnel costs, are fixed costs and are based in part on expectations of revenue. XLNT may be unable to reduce spending in a timely manner to compensate for any significant fluctuations in XLNT’s revenue. Accordingly, shortfalls in revenue may adversely affect XLNT’s operating income.

Difficulties integrating new acquisitions may impose substantial costs and disrupt XLNT’s business, which could adversely affect XLNT’s results of operations, cash flows and financial condition.

XLNT’s success depends on its ability to timely and cost-effectively acquire, and integrate into its business, additional animal hospitals. During the first quarter of 2007, XLNT acquired six animal hospitals. In 2006, XLNT acquired fourteen animal hospitals. In 2005, XLNT acquired four animal hospitals. XLNT expects to continue to acquire animal hospitals. XLNT’s expansion into new territories and new business segments creates the risk that XLNT will be unsuccessful in the integration of the acquired businesses that are new to its operations. Any difficulties in the integration process could result in increased expense, loss of customers and a decline in profitability or an increase in exiting losses. XLNT has experienced delays and increased costs in integrating acquired businesses. XLNT also could experience delays in converting the systems of acquired businesses into its systems, which could result in increased staff and payroll expense as well as delays in reporting its results, both for a particular region and on a consolidated basis. Further, the legal and business environment prevalent in new territories and with respect to new businesses may pose risks that XLNT does not anticipate and could adversely impact its ability to integrate newly acquired operations. In addition, XLNT’s management may spend a greater amount of time integrating these new businesses and less time managing its existing businesses. During these periods, there may be less attention directed to marketing efforts or staffing issues, which could affect XLNT’s revenue and expenses. For all of these reasons, XLNT’s historical success in integrating acquired businesses is not a reliable indicator of its ability to do so in the future. If it is not successful in timely and cost-effectively integrating future acquisitions, it could result in decreased revenue, increased costs and lower margins.

XLNT continues to face risks in connection with its acquisitions including:

•	negative effects on its operating results;

•	impairments of goodwill and other intangible assets;

•	dependence on retention, hiring and training of key personnel, including specialists; and

•	contingent and latent risks associated with the past operations of, and other unanticipated problems arising in, an acquired business.

The process of integration may require a disproportionate amount of the time and attention of XLNT’s management, which may distract management’s attention from its day-to-day responsibilities. In addition, any interruption or deterioration in service resulting from an acquisition may result in a customer’s decision to stop using XLNT. For these reasons, XLNT may not realize the anticipated benefits of an acquisition, either at all or in a timely manner. If that happens and XLNT incurs significant costs, it could have a material adverse impact on its business and financial condition.

Significant competition in the companion animal healthcare services industry could cause XLNT to reduce prices, increase operating costs and/or lose market share.

The companion animal healthcare services industry is highly competitive with few barriers to entry. To compete successfully, XLNT may be required to reduce prices, increase its operating costs or take other measures that could have an adverse effect on its financial condition, results of operations, margins and cash flow. If XLNT is unable to compete successfully, XLNT may lose market share.

XLNT’s primary competitors for its animal hospitals in most markets are individual practitioners, operators of national pet care chains, or small, regional, multi-clinic practices. Also, regional pet care companies and some national companies, including operators of super-stores, are developing multi-regional networks of animal hospitals in markets in which XLNT operates. If a competing animal hospital opens in proximity to one of XLNT’s hospitals, XLNT could expand its facility, retained additional qualified personnel, increased its marketing efforts or taken other actions designed to retain and expand its client base. As a result, XLNT’s revenue may decline and its costs may increase.

The carrying value of XLNT’s goodwill could be subject to impairment write-down, which would have a material adverse effect on XLNT’s results of operations and shareholders’ equity.

At June 30, 2007, XLNT’s consolidated balance sheet reflected $51.6 million of goodwill, which was a substantial portion of its total assets of $77.3 million at that date. XLNT expects that the aggregate amount of goodwill on its consolidated balance sheet will increase as a result of future acquisitions. XLNT evaluates whether events or circumstances have occurred that suggest that the fair market value of each of its reporting units is below their carrying values. The determination that the fair market value of one of its reporting units is less than its carrying value may indicate an impairment and result in a write-down of the goodwill for that reporting unit. The impairment write-down would be reflected as an expense and could have a material adverse effect on its shareholders’ equity and results of operations during the period in which XLNT recognizes such expense. At December 31, 2006, XLNT concluded that the fair value of its reporting units exceeded their carrying value and accordingly, as of that date, its goodwill was not impaired in its consolidated financial statements. However, in the future XLNT may incur impairment charges related to the goodwill already recorded or arising out of future acquisitions.

XLNT has substantial indebtedness which requires a significant amount of cash to service. XLNT may not be able to generate or raise sufficient cash to meet its debt service obligations, and these obligations will reduce the amount of cash available to operate and expand its business.

XLNT has, and will continue to have, a substantial amount of debt, including as a result of financing its acquisitions. Its substantial amount of debt requires it to dedicate a significant portion of its cash flow from operations to pay down its indebtedness and related interest, thereby reducing the funds available to use for working capital, capital expenditures, acquisitions and general corporate purposes.

At June 30, 2007, XLNT’s debt consisted of $34.9 million, of which $11.3 million is convertible into XLNT common stock.

XLNT’s ability to make payments on its debt, pay its expenses and fund acquisitions, will depend upon its ability to generate cash in the future. Insufficient cash flow could place XLNT at risk of default under its debt agreements which could result in the acceleration of the maturity of XLNT’s debt obligations and could prevent XLNT from paying fixed costs or expanding its business as planned. XLNT’s ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. XLNT’s business may not generate sufficient cash flow from operations, XLNT’s strategy to increase operating efficiencies may not be realized and future borrowings may not be available to it in an amount sufficient to enable XLNT to service its debt or to fund its other liquidity needs. In order to meet XLNT’s debt obligations, XLNT may need to refinance all or a portion of its debt. XLNT may not be able to refinance any of its debt on commercially reasonable terms or at all.

If XLNT’s subsidiaries cannot make distributions or dividends to XLNT, XLNT will not have funds to make payments to service its current debt obligations or future debt

XLNT depends primarily on the payment of dividends and distributions from its subsidiaries, which may be limited by their earnings, available cash and outstanding liabilities. XLNT is a separate legal entity from its subsidiaries, and XLNT does not have significant operations of its own. If XLNT’s subsidiaries do not pay dividends to XLNT, it may not have funds with which to pay amounts under its various debt instruments which could constitute a default resulting in an acceleration of the maturity of such debt instruments.

Incurring substantial amounts of debt could adversely affect XLNT’s financial condition.

Leverage.  XLNT may utilize a leveraged capital structure to, among other things, fund its acquisition program, and XLNT has issued promissory notes and other forms of debt in connection with past acquisitions and may likely do so in the future, including the possibility of issuing mezzanine debt. As a result, XLNT is and in the future may be subject to the risks normally associated with debt financing, including, (i) the risk that cash flow from operations will be insufficient to meet required payments of principal and interest, (ii) the risk that existing debt (which will not have been fully amortized at maturity) will not be able to be refinanced or that the terms of such refinancings will not be as favorable to XLNT, and (iii) the risk that necessary capital expenditures will not be able to be financed on favorable terms or at all.

Risk of Rising Interest Rates.  XLNT may incur indebtedness in the future that also bears interest at a variable rate or may be required to refinance its debt at higher rates. By its very nature, a variable interest rate will move up or down based on changes in the economy and other factors, all of which are beyond the control of XLNT. Accordingly, there can be no assurance that such rates will not rise significantly and, consequently, that XLNT would be required to pay more interest than is anticipated. A significant increase in market interest rates could jeopardize XLNT’s ability to pay required debt service on loans and could possibly result in a default under the loan and/or foreclosure.

Covenants.  Various credit facilities or other debt obligations may require XLNT to comply with a number of financial and other covenants on an ongoing basis. Failure to comply with such covenants may limit XLNT’s ability to borrow funds or may cause a default under such indebtedness which could constitute a default under XLNT’s other debt obligations.

Limitations on Debt.  The XLNT’s current Certificate of Incorporation does not contain any limitation on the amount of indebtedness XLNT may incur. Accordingly, XLNT could become highly leveraged, resulting in an increase in debt service that could increase the risk of default on XLNT’s indebtedness.

XLNT’s debt instruments may adversely affect its ability to run its business.

XLNT’s substantial amount of debt, as well as the guarantees of its subsidiaries and the security interests in its assets and those of its subsidiaries, could impair its ability to operate its business effectively and may limit its ability to take advantage of business opportunities. For example, its credit agreements contain certain restrictions that:

•	limit its ability to borrow additional funds or to obtain other financing in the future for working capital, capital expenditures, acquisitions, investments and general corporate purposes;

•	limit its ability to dispose of its assets, create liens on its assets or to extend credit;

•	make XLNT more vulnerable to economic downturns and reduce its flexibility in responding to changing business and economic conditions;

•	limit its flexibility in planning for, or reacting to, changes in its business or industry;

•	place it at a competitive disadvantage to its competitors with less debt; and

•	restrict its ability to pay dividends, repurchase or redeem its capital stock or debt, or merge or consolidate with another entity.

The terms of XLNT’s credit agreements allow it, under specified conditions, to incur further indebtedness, which would heighten the foregoing risks. If compliance with its debt obligations materially hinders its ability to operate its business and adapt to changing industry conditions, XLNT may lose market share, its revenue may decline and its operating results may suffer.

Shortages of skilled veterinarians may cause XLNT to experience hiring difficulties which could result in a disruption of its business.

As the pet population continues to grow, the need for skilled veterinarians continues to increase. If XLNT is unable to retain an adequate number of skilled veterinarians, XLNT may lose customers, its revenue may decline and XLNT may need to sell or close animal hospitals. At December 31, 2005, there were 28 veterinary schools in the country accredited by the American Veterinary Medical Association. These schools graduate approximately 2,100 veterinarians per year. There is a shortage of skilled veterinarians in some regional markets in which XLNT operates animal hospitals. During shortages in these regions, XLNT may be unable to hire enough qualified veterinarians to adequately staff its animal hospitals, in which event XLNT may lose market share and its revenues and profitability may decline.

An economic downturn could materially adversely affect XLNT’s business.

XLNT’s business may be materially adversely affected by negative trends in the general economy that reduce consumer spending. XLNT’s business depends on the ability and willingness of animal owners to pay for its services. This dependence could make XLNT more vulnerable to any reduction in consumer confidence or disposable income as compared to companies in other industries that are less reliant on consumer spending, such as the human health care industry, in which a large portion of payments are made by insurance programs.

Currently existing or newly enacted laws and regulations could restrict XLNT’s business or result in significant costs and expenses. Any failure to comply with these laws and regulations could have a material adverse effect on XLNT’s business, operating results and prospects.

XLNT may expand its operations into states which have laws and regulations that prohibit business corporations from providing, or holding themselves out as providers of, veterinary-medical care. In those states, XLNT will be unable to provide veterinary services or own veterinary practices. However, XLNT may seek alternative structures for operating in those states, including by providing management and other administrative services to veterinary practices located in these states. Although XLNT will seek to structure its operations to comply with veterinary medicine laws of each state in which it operates, given the varying and uncertain interpretations of these laws, it may not be in compliance with restrictions on the corporate practice of veterinary medicine in all states. A determination that XLNT is in violation of applicable restrictions on the practice of veterinary medicine in any state in which it operates could have a material adverse effect on its operations, particularly if it is unable to restructure its operations to comply with the requirements of that state.

In addition, most states impose various registration requirements on veterinarians and veterinary hospitals. To fulfill these requirements, XLNT will be required to register each of its facilities with appropriate governmental agencies and, where required, appoint a licensed veterinarian to act on behalf of each facility. All veterinarians practicing in its clinics are required to maintain valid state licenses to practice. Any failure to comply with these laws and regulations could have a material adverse effect on XLNT’s operations.

Currently, the law of most states considers pets property, and therefore damages for pet injuries generally are limited to the economic loss to the owner. However, certain states have passed legislation allowing pet owners to sue for non-economic damages, such as pain and suffering, and other states may pass such legislation in the future. In addition, courts could potentially award non-economic damages to pet owners even in the absence of specific legislation. Any expansion of the rights of pet owners to sue for non-economic damages in the states in which XLNT operates could lead to damage awards against XLNT and its veterinarians for pet injury or death and to an increase in the cost of malpractice insurance.

The possible implementation of pet insurance could adversely affect XLNT’s business, operating results and prospects.

The possible implementation of pet insurance and XLNT’s operation under such insurance could impose additional fees and costs upon XLNT and reduce the revenue from services and related items. If XLNT does not accept such insurance or chooses not to participate in pet insurance programs, it could place it at a competitive disadvantage. Acceptance of pet insurance could result in a reduction in fees or the possible imposition of caps for services. The involvement of insurance companies could also increase various administrative requirements related to the submission and processing of claims resulting in a delay in payments or disputes regarding the terms and amounts of available coverage.

A decrease in the frequency of animal vaccinations could adversely affect XLNT’s business, operating results and prospects.

In the summer of 2003, the Centers for Disease Control and Prevention updated a publication on animal vaccinations, which called for less frequent canine revaccinations. The study concluded that some vaccinations remain effective for periods of three to five years, suggesting that veterinarians should decrease the frequency of vaccinations. A decrease in the frequency of revaccinations and the related revenue could adversely affect XLNT’s results of operations.

XLNT faces increasing competition, including from better-established companies that have significantly greater resources, which places pressure on its pricing and which could prevent XLNT from increasing revenue or maintaining profitability.

The market for XLNT’s products is intensely competitive and is likely to become even more so in the future. Many of XLNT’s potential competitors have substantial competitive advantages, such as:

•	greater name recognition and larger marketing budgets and resources;

•	established marketing relationships and access to larger customer bases; and

•	substantially greater financial, technical and other resources.

As a result, they may be able to respond more quickly and effectively than XLNT can to new or changing opportunities or customer requirements. For all of the foregoing reasons, following the merger Echo may not be able to compete successfully against XLNT’s current and future competitors, and its results of operations could be adversely affected.

XLNT is subject to local market risks as a result of the geographic concentration of its operations.

XLNT’s operations currently are concentrated in the California market. This concentration makes XLNT’s business subject to the health of California’s economy, as well as actual or threatened natural disasters (such as earthquakes and fires) which may disrupt the operations of XLNT’s veterinarian hospitals, all of which may adversely impact XLNT’s business, results of operations, financial condition and cash flows.

XLNT’s business strategy includes growth through acquisitions, which involve special risks that could increase expenses, and divert the time and attention of management.

As part of its business strategy, XLNT has in the past acquired veterinary hospitals and following the merger Echo expects to acquire other veterinary hospitals. Acquisitions involve a number of special risks and challenges, including:

•	diversion of management’s attention from XLNT’s business;

•	integration of acquired veterinary hospitals and employees into its existing business, including coordination of geographically dispersed operations, which can take longer and be more complex than initially expected;

•	loss or termination of employees, including costs associated with the termination of those employees;

•	dilution of then-current stockholders’ percentage ownership;

•	dilution of earnings if synergies with the acquired veterinary hospitals are not achieved;

•	inability to generate sufficient revenue to offset acquisition or investment costs;

•	assumption of liabilities of the acquired businesses, including costly litigation related to alleged liabilities of the acquired businesses;

•	increased costs and efforts in connection with compliance with Section 404 of the Sarbanes-Oxley Act; and

•	Risk of impairment charges related to potential write-down of acquired assets in future acquisitions.

Acquisitions of veterinary hospitals are inherently risky and create many challenges. Future acquisitions may not achieve the desired objectives. If we fail to properly evaluate and execute acquisitions or investments, its business and prospects may be seriously harmed.

XLNT’s growth could strain its personnel and infrastructure resources, and if it is unable to implement appropriate controls and procedures to manage its growth, XLNT may not be able to successfully implement its business plan.

XLNT has experienced rapid growth through acquisitions, which has placed, and will continue to place, a significant strain on its management, administrative, operational and financial infrastructure. XLNT’s future success will depend in part upon the ability of its senior management to manage growth effectively. This will require XLNT to hire and train additional personnel to manage its expanding operations. In addition, XLNT and Echo will be required to continue to improve its operational, financial and management controls and its reporting systems and procedures. If XLNT fails to successfully manage its growth, it will be unable to execute its business plan.

XLNT’s management and auditors have identified material weaknesses and a significant deficiency in its internal controls that, if not properly remediated, could result in material misstatements in the financial statements of Echo following the merger and the inability of management to provide its report on the effectiveness of our internal controls as required by the Sarbanes-Oxley Act of 2002, either of which could cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our stock.

As a private company, XLNT is not currently required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), and is therefore not required to make an assessment of the effectiveness of its internal control over financial reporting. Further, its independent registered public accounting firm has not been engaged to express, nor has it expressed, an opinion on the effectiveness of XLNT’s internal control over financial reporting. However, in connection with the audit of XLNT’s consolidated financial statements for the years ended December 31, 2006 and 2005, XLNT’s independent registered public accounting firm informed XLNT that it had identified material weaknesses in XLNT’s internal control over financial reporting. A material weakness is a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the financial statements will not be prevented or detected. A significant deficiency is a control deficiency, or a combination of control deficiencies, that adversely affects the entity’s ability to initiate, authorize, record, process or report financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the entity’s financial statements that is more than inconsequential will not be prevented or detected.

XLNT’s management and independent registered public accounting firm considered the following significant deficiencies to be material weaknesses:

•	XLNT lacks formal processes to assess and implement internal controls through XLNT’s organization;

•	There is not a proper segregation of duties and responsibilities among the accounting and finance staff to prevent the concealment of errors or irregularities;

•	There is a lack of an organized and formal financial statement closing process; and

•	XLNT has not regularly conducted a periodic analysis of account balances.

XLNT’s management and independent registered public accounting firm also identified XLNT’s lack of a formal accounting procedures manual as a significant deficiency.

The process of designing and implementing effective internal controls and procedures is a continuous effort that will require Echo to anticipate and react to changes in its business and the economic and regulatory environments . In addition, the process is very expensive and time-consuming, and requires significant management attention. The measures taken by XLNT and by Echo following the merger may not remediate the material weakness noted by XLNT’s management and independent public accounting firm. Echo may not implement and maintain adequate controls over financial processes and reporting in the future. In addition, additional material weaknesses or significant deficiencies in our internal controls may be discovered in the future.

The standards required for a Section 404 analysis under the Sarbanes-Oxley Act of 2002 are significantly more stringent than those for a similar analysis for non-public companies. These more stringent standards require that our audit committee be advised and regularly updated on management’s review of internal controls. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to XLNT as a public company. If management is not able to timely remedy the material weakness that have been identified, or are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, management may not be able to assess whether Echo’s internal controls over financial reporting are effective, which may subject Echo to adverse regulatory consequences and could result in a negative reaction in the financial markets due to a loss of confidence in the reliability of Echo’s financial statements. In addition, if effective controls and procedures are not developed and maintained, Echo may be unable to provide the required financial information in a timely and reliable manner or otherwise comply with the standards applicable to a public company. Any failure to timely provide the required financial information could materially and adversely impact our financial condition and the market value of our securities.

If XLNT is sued by third parties for alleged negligence, the cost to litigate or settle such litigation could be material and XLNT may not be successful in any such suit.

The veterinary healthcare industry is characterized by frequent litigation based on allegations of negligence. Any such claims, with or without merit, could be time-consuming and expensive to litigate or settle, and could divert management attention from executing its business plan. XLNT may not be successful in any such suit.

The termination or failure to renew a lease or sublease for a veterinary hospital facility would require XLNT to relocate its hospital to a different facility and make substantial capital expenditures, which could disrupt XLNT’s business and adversely impact XLNT’s results of operations, cash flows and financial condition.

The majority of XLNT’s veterinary hospital facilities are leased or subleased. Certain of these leases or subleases are on a month-to- month basis or do not include a renewal option. XLNT may be unable to renew these leases or subleases upon termination or expiration on terms acceptable to XLNT or at all. Higher lease costs could adversely impact XLNT’s results of operations, cash flows and financial condition. Failure by a lessor or sublessor to renew an existing lease or sublease could require XLNT to relocate to a different facility which could disrupt XLNT’s business and require XLNT to make significant capital expenditures for leasehold improvements which could adversely impact XLNT’s results of operations, cash flows and financial condition.

Risks Related to the Merger

Echo may not be able to qualify for, or might fail to maintain, a listing for its common stock on The NASDAQ Stock Market making it more difficult for stockholders to dispose of or to obtain accurate quotations as to the value of their Echo common stock.

Echo’s common stock, warrants and units are presently quoted on the OTC Bulletin Board. Echo intends to apply for listing of its common stock and warrants on The NASDAQ Stock Market (“Nasdaq”). If Echo fails to qualify for or maintain a listing on Nasdaq, its stock would likely continue to be quoted on the OTC Bulletin Board. As a result, there may be no or only a limited public market for Echo common stock and you would likely find it more difficult to dispose of or to obtain accurate quotations as to the market value of your Echo common stock. In addition, the “penny stock” regulations of the SEC might apply to transactions in the common stock. A “penny stock” generally includes any over-the-counter equity security that has a market price of less than $5.00 per share. The SEC regulations require the delivery, prior to any transaction in a penny stock, of a disclosure schedule prescribed by the SEC relating to the penny stock. A broker-dealer effecting transactions in penny stocks must make disclosures, including disclosure of commissions, and provide monthly statements to the customer with information on the limited market in penny stocks. These requirements may discourage broker-dealers from effecting transactions in penny stocks. If the penny stock regulations were to become applicable to transactions in shares of Echo common stock, they could adversely affect your ability to sell or otherwise dispose of your shares.

The merger may fail to qualify as a reorganization for federal income tax purposes, resulting in recognition of taxable gain or loss by XLNT stockholders in respect of their XLNT shares.

Echo and XLNT intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Although the Internal Revenue Service, or IRS, will not provide a ruling on the matter, XLNT will, as a condition to closing, obtain a legal opinion from its tax counsel that the merger will constitute a reorganization for U.S. federal income tax purposes. This opinion does not bind the IRS, nor does it prevent the IRS from adopting a contrary position. If the merger fails to qualify as a reorganization, each XLNT stockholder will generally recognize gain or loss on each share of XLNT common stock or preferred stock exchanged in the merger in an amount equal to the difference between such XLNT stockholder’s adjusted tax basis in that share and the sum of the amount of cash and the fair market value of Echo common stock received in exchange for that share upon completion of the merger.

Echo’s working capital could be reduced, and Echo stockholders could own less than 35.6% of Echo’s outstanding common stock, if Echo stockholders exercise their right to convert their shares into cash.

Pursuant to Echo’s amended and restated certificate of incorporation, holders of shares issued in Echo’s initial public offering may vote against the merger and demand that Echo convert their shares into cash. Echo and XLNT will not consummate the merger if holders of 20% or more shares of common stock issued in Echo’s initial public offering exercise these conversion rights. To the extent the merger is consummated and holders of less than 20% of Echo’s common stock issued in its initial public offering have demanded to convert their shares, there will be a corresponding reduction in the amount of funds available to Echo following the merger and a reduction in the aggregate percentage of Echo that is owned after the merger by Echo’s stockholders immediately prior to the merger. As of September 30, 2007, assuming the merger proposal is adopted, the maximum amount of funds that could be disbursed to Echo’s stockholders upon the exercise of the conversion rights (excluding deductions for tax payments) without implicating the ability to complete the merger will be approximately $11,594,088, or approximately 20% of the funds currently held in trust. If the maximum amount of funds were disbursed, the percentage of Echo’s common stock that would be owned by existing Echo stockholders who did not exercise their conversion right would be 28.9%.

The market price of Echo’s securities is likely to be highly volatile and subject to wide fluctuations.

The market price of Echo’s securities could be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond its control, including:

•	changes in government regulations; and

•	changes in general economic conditions.

In addition, the market price of Echo’s securities could be subject to wide fluctuations in response to a number of factors, including:

•	announcements of new products or services by its competitors;

•	demand for its services;

•	changes in the pricing policies of its competitors; and

•	changes in government regulations.

Further, the stock market has experienced significant price and volume fluctuations that have particularly affected the market price of the stock of many blank check companies. Market fluctuations such as these may seriously harm the market price of Echo’s securities.

A substantial number of Echo’s shares will become eligible for future resale in the public market after the merger which could result in dilution and have an adverse effect on the market price of those shares.

If the merger is consummated, warrants to purchase 7,187,500 shares of common stock issued in connection with the Echo initial public offering and warrants to purchase 458,333 shares of Echo common stock issued in a private placement to certain of Echo’s founding stockholders concurrently with Echo’s initial public offering will become exercisable on the date the merger is consummated, as described under “Description of Echo’s Securities Following the Merger — Warrants.” If the merger is consummated, 781,250 shares of Echo common stock issued to certain of Echo’s founding stockholders in connection with Echo’s initial public offering will be released from escrow on the date after the merger that the sale price of Echo common stock equals or exceeds $11.50 per share for any 20 trading days within any 30 consecutive trading day period. Moreover, 781,250 shares of Echo common stock issued to certain of Echo’s founding stockholders in connection with Echo’s initial public offering will be held in escrow until March 17, 2009, at which time they will be released from escrow and be eligible for resale in the public market subject to compliance with applicable law. Consequently, at various times after completion of the merger, a substantial number of additional shares of Echo common stock will be eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares and of the warrants. In addition, Morgan Joseph & Co. Inc. and Roth Capital Partners, LLC, underwriters in Echo’s initial public offering, acquired an option to purchase up to 312,500 units (each unit consisting of one share of Echo common stock and one warrant to acquire one share of Echo common stock at $10.00 per unit). The option to acquire the Echo units is exercisable commencing on the consummation of a business combination (such as Echo’s proposed merger with XLNT) and will expire on March 17, 2011.

Echo directors and executive officers have interests in the merger that are different from yours because if the merger is not approved then the shares held by them may become worthless.

In considering the recommendation of Echo’s board of directors and its special committee to vote for the proposal to adopt the merger agreement, you should be aware that a number of Echo’s executives and members of Echo’s board have interests in the merger that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	if the merger is not approved and Echo fails to consummate an alternative transaction within the time allotted pursuant to its certificate of incorporation and Echo is therefore required to liquidate, the shares of common stock purchased prior to its initial public offering and held by Echo’s executives, directors and initial stockholders may be worthless because such holders are not entitled to receive any of the net proceeds of Echo’s initial public offering that may be distributed upon liquidation of Echo with respect to these shares. In addition, the warrants held by such persons, which as of September 30, 2007 are exercisable for 837,861 shares of common stock will expire without value in the event of a liquidation;

•	after the completion of the merger, Mr. Burleson will remain as the chairman of the board of directors of Echo and Mr. Kanter and Dr. Martin will remain as directors of Echo; and

•	Certain of Echo’s founding stockholders have loaned Echo approximately $ 9 8 9 , 9 00 as of Novemb er 5 , 2007 under the Working Capital Line of Credit for operating expenses. The Working Capital Line of Credit bears interest at a rate equal to the rate of interest earned on the net proceeds of the offering held in the trust account. No interest shall be payable until the principal of the loan becomes payable. The loans under the Working Capital Line of Credit shall be payable only upon the consummation of the merger or upon certain events of default. If Echo does not consummate the merger by March 22, 2008, the loans under the Working Capital Line of Credit shall terminate and the lenders shall have no right to seek repayment from the proceeds of Echo initial public offering held in trust. If the merger is not completed and Echo is forced to liquidate, these loans will remain as unsecured claims against Echo.

The amount of stock held by executive officers, directors and other affiliates following the merger may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.

Upon consummation of the merger, executive officers, directors and affiliates of Echo will own approximately 38.3% of Echo’s voting stock. The consummation of the merger is conditioned on these stockholders executing a Board Voting Agreement pursuant to which they will each agree for the three years following the consummation of the merger to vote shares beneficially owned by them for the election to Echo’s board of directors of (a) Robert Wallace, for so long as Mr. Wallace is serving as the chief executive officer of Echo or owns two percent or more of its fully diluted shares, (b) four designees named by the Stockholders’ Representatives (five in the event Mr. Wallace is no longer serving as a director), one of whom shall be the designee of Galen Partners IV LP or its affiliates and shall serve as Echo’s non-executive Vice Chairman, and (c) four designees named by Echo’s initial stockholders, who shall include Gene Burleson (who shall serve as the non-executive chairman of Echo).

These stockholders can have a substantial influence on all matters requiring approval by stockholders, including the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership could have the effect of delaying or preventing a change in control or discouraging a potential acquirer from attempting to obtain control of Echo, which in turn could have a material adverse effect on the market price of the common stock or prevent stockholders from realizing a premium over the market price for their shares of common stock.

The lack of diversification in the business of Echo following the merger affects Echo’s ability to mitigate the risks that it may face or to offset possible losses that it may incur as a result of competing in the veterinary healthcare industry.

The prospects for Echo’s success will be entirely dependent upon the future performance of a single business. Echo may not have the resources to diversify its operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, Echo’s lack of diversification may subject Echo to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which Echo operates subsequent to the business combination, and result in Echo’s dependency upon the development or market acceptance of a single or limited number of products or services.

SELECTED HISTORICAL AND UNAUDITED
CONSOLIDATED FINANCIAL INFORMATION

We are providing the following financial information to assist you in your analysis of the financial aspects of the merger. We derived the XLNT historical information from the audited consolidated financial statements of XLNT as of and for each of the years ended December 31, 2006 and 2005, and the period from March 10, 2004 (inception) through December 31, 2004 and the unaudited consolidated financial statements as of and for the six months ended June 30, 2007 and June 30, 2006. We derived the Echo historical information from the audited financial statements of Echo for the period from June 10, 2005 (inception) to December 31, 2005 and as of and for the year ended December 31, 2006 and from the unaudited financial statements as of and for the six months ended June 30, 2007 and June 30, 2006. The information is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes contained elsewhere herein. The historical results included below and elsewhere in this document are not indicative of the future performance of XLNT or Echo.

Echo Selected Historical Financial Data

The following table sets forth selected historical financial data of Echo. The information presented below was derived from Echo’s audited consolidated financial statements as of December 31, 2006 and 2005 and from its unaudited financial statements for the six months ended June 30, 2007 and June 30, 2006 and as of June 30, 2007. This information is only a summary. You should read it together with Echo’s historical consolidated financial statements and accompanying notes in this proxy statement/prospectus.

(In thousands except book value per common share information)	(unaudited) Six Months Ended June 30, 2007	(unaudited) Six Months Ended June 30, 2006	Twelve Months Ended December 31, 2006	June 10, 2005 (inception) to December 31, 2005	(unaudited) June 10, 2005 (inception) to June 30, 2007
Consolidated Statement of Operations Data:
Net revenue	$0	$0	$0	$0	$0
Operating (loss)	(489)	(154)	(548)	(138)	(1,174)
Interest income	1,416	704	2,117	0	3,533
Warrant liability gain/(expense)	(490)	216	(367)	0	(857)
Net income income/(loss)	(64)	625	526	(138)	324
Net income/(loss) per share — basic	$(0.01)	$0.10	$0.08	$(0.09)
Net income/(loss) per share — diluted	$(0.01)	$0.07	$0.07	$(0.09)
Shares used — basic	7,969	5,111	6,552	1,563
Shares used — diluted	7,969	5,804	7,609	1,563

	(unaudited) As of June 30, 2007	As of December 31, 2006	As of December 31, 2005
Consolidated Balance Sheet Data:
Cash	$29	$26	$15
Working capital	(3,829)	(9,121)	(715)
Total assets	58,036	56,756	616
Warrant liability	0	6,165	0
Common stock subject to possible conversion	11,450	11,263	0
Stockholder equity (deficit)	$42,709	$36,304	$(113)
Common stock issued and outstanding	8,750	8,750	1,563
Book value per common share	$4.88	$4.15	$(0.07)

XLNT Selected Historical Financial Data

The following table sets forth selected historical financial data of XLNT. The information presented below was derived from XLNT’s audited consolidated financial statements as of and for each of the years ended December 31, 2006 and 2005, and the period from March 10, 2004 (inception) through December 31, 2004 and the unaudited consolidated financial statements as of and for the six months ended June 30, 2007 and June 30, 2006. The information is only a summary. You should read it together with XLNT’s historical consolidated financial statements and accompanying notes and the section entitled “Management’s Discussion and Analysis and Results of Operations of XLNT” in this proxy statement/prospectus.

			Year Ended December 31,
In thousands (except per share information)	(unaudited) Six Months Ended June 30, 2007	(unaudited) Six Months Ended June 30, 2006	2006	2005	From March 10, 2004 (inception) through December 31, 2004
Consolidated Statement of Operations Data:
Net revenue	$28,403	$6,409	$17,442	$4,740	$660
Operating profit/(loss)	(4,395)	31	(1,420)	(1,034)	(230)
Interest expense, net of interest income	(1,396)	(130)	(423)	(186)	(45)
Net loss	(5,801)	(142)	(1,868)	(1,310)	(275)
Net loss per share — basic and diluted	$(1.12)	$0.03	$(0.41)	$(0.42)	$(0.16)
Weighted average shares outstanding	5,186	4,486	4,541	3,090	1,727
Book value per common share	$5.74	$5.00	$4.61	$1.33	$0.44

	As of June 30, 2007	As of June 30, 2006	As of December 31, 2006	As of December 31, 2005	As of December 31, 2004
Consolidated Balance Sheet Data:
Cash and equivalents	$4,803	$17,859	$3,968	$3,881	$430
Working capital (deficit)	(2,657)	17,033	(2,663)	2,417	229
Total assets	76,808	32,289	42,000	14,571	2,833
Long term obligation less current portion	34,426	7,706	12,417	6,854	1,570
Stockholder equity	$31,625	$22,943	$21,295	$5,694	$971
Common stock issued and outstanding	5,509	4,589	4,618	4,291	2,212

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The merger will be accounted for as a reverse acquisition application of the equity recapitalization method of accounting. Accordingly, although the merger is structured such that XLNT will become a wholly-owned subsidiary of Echo at closing, XLNT will be treated as the acquirer for accounting and financial reporting purposes. The assets and liabilities of Echo will be recorded, as of completion of the merger, at their respective historical cost, which is considered to be the equivalent of fair value and added to those of XLNT. For a more detailed description of purchase accounting, see “The Merger Proposal — Anticipated Accounting Treatment”.

We have presented below selected unaudited pro forma combined financial information that reflects the equity recapitalization method of accounting and is intended to aid you in analyzing what our business might have looked like had XLNT and Echo actually combined for the periods indicated. The combined financial information may have been different had the companies actually been combined. The selected unaudited pro forma combined financial information does not reflect the effect of asset dispositions, if any, or cost savings that may result from the merger. You should not rely on the selected unaudited pro forma combined financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the merger. The following selected unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes thereto included elsewhere in this document.

The selected unaudited pro forma combined financial data for the six months ended June 30, 2007 and the year ended December 31, 2006 is based on estimates and assumptions that are preliminary and shows the scenario where there is maximum approval and where there is minimal approval by Echo’s shareholders. The data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of XLNT that would have been reported had the proposed merger been completed as of the date presented, and should not be taken as representative of future consolidated results of operations or financial condition of XLNT.

Selected Unaudited Pro Forma Combined Statement of Operations Data

	For the Six Months Ended June 30, 2007		For the Twelve Months Ended December 31, 2006
	Assuming Maximum Approval (1)	Assuming Minimum Approval (2)	Assuming Maximum Approval (1)	Assuming Minimum Approval (2)
	(In thousands)		(In thousands)
Net Revenue	$35,168	$35,168	$70,278	$70,278
Operating loss	(5,283)	(5,283)	(1,828)	(1,828)
Warrant liability expense	(490)	(490)	(367)	(367)
Interest expense	(2,169)	(2,169)	(4,266)	(4,266)
Net loss	(6,778)	(7,032)	(4,098)	(4,352)
Net loss per share — basic	(0.30)	(0.34)	(0.20)	(0.22)
Shares used — basic and diluted	22,306	20,869	20,889	19,769

Selected Unaudited Pro Forma Condensed Consolidated Balance Sheet Data

	June 30, 2007
	Assuming Maximum Approval (1)	Assuming Minimum Approval (2)
	(In thousands)
Cash and cash equivalents	$59,135	$47,685
Working capital	51,123	39,673
Total assets	131,153	119,703
Long-term obligations: less current portion	33,643	33,643
Total liabilities	45,748	45,748
Stockholders’ equity	85,405	73,955

Notes:

(1)	Assumes that no Echo stockholders seek conversion of their Echo stock into their pro rata share of the trust account.

(2)	Assumes that 19.99% shares of Echo common stock were redeemed into their pro rata share of the trust account.

PRO FORMA COMPARATIVE PER SHARE INFORMATION

The following table sets forth selected unaudited pro forma combined per share information after giving effect to the merger between XLNT and Echo, under the reverse acquisition application of the equity recapitalization method of accounting, assuming a maximum level and a minimum level of approval by Echo stockholders. The unaudited XLNT pro forma combined per share information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Combined Financial Statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of XLNT and Echo would have been had the companies been combined as of the date indicated or to project XLNT and Echo’s results of operations that may be achieved after the merger.

	XLNT (Proforma)	Echo (Historical)	Combined (Proforma)
Weighted Average Number of pro forma shares outstanding assuming that the XLNT convertible notes were not exchanged for Echo common stock (excludes the anti-dilutive impact of warrrants, convertible notes and options)

Assuming maximum approval	14,336,964	7,968,750	22,305,714
Assuming minimal approval	14,336,964	6,531,969	20,868,933
Net Income (loss) per share — pro forma
Year Ended December 31, 2006
Minimum approval — basic and diluted			$(0.20)
Maximum approval — basic and diluted			$(0.22)
Six Months Ended June 30, 2007
Minimum approval — basic and diluted			$(0.30)
Maximum approval — basic and diluted			$(0.34)

Notes:

(1)	Consolidated pro forma per share amounts for Echo and XLNT were determined based upon the assumed number of shares to be outstanding under the two different levels of approval.

PER SHARE MARKET PRICE INFORMATION

The closing price for the common stock, warrants and units of Echo on September 8, 2006, the last trading day before announcement of the execution of the merger agreement was $7.40, $0.70 and $8.00, respectively. Echo’s common stock, warrants and units are each quoted on the OTC Bulletin Board under the symbols EHHA, EHHAW and EHHAU, respectively. Echo’s units commenced public trading on March 22, 2006 and its common stock and warrants commenced public trading on June 6, 2006.

As of November 7 , 2007, there were _____ holders of record of Echo units, _____ holders of record of Echo common stock and _____ holders of record of Echo warrants. Echo believes the beneficial holders of the units, common stock and warrants to be in excess of _____ persons each. As of November 7 , 2007, there were _____ holders of record of XLNT common stock.

The capital stock of XLNT is not publicly traded, and no market information related to XLNT’s capital stock is available.

Neither Echo nor XLNT have paid any cash dividends on their common stock to date and do not intend to pay dividends prior to the completion of the merger. The payment of dividends in the future will be contingent upon revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of a business combination. The payment of any dividends subsequent to the merger will be within the discretion of the then board of directors. It is expected that the board of directors of Echo following the merger will retain all earnings, if any, for use in the business operations and, accordingly, it is not anticipated that any dividends will be declared in the foreseeable future.

The table below sets forth, for the calendar quarters indicated, the high and low bid prices of the Echo common stock, warrants and units as reported on the OTC Bulletin Board. The over-the-counter market quotations reported below reflect inter-dealer prices, without markup, markdown or commissions and may not represent actual transactions.

	Common Stock		Warrants		Units
Quarter Ended	High	Low	High	Low	High	Low
March 31, 2006 (1)	N/A	N/A	N/A	N/A	$8.27	$8.15
June 30, 2006 (2)	$7.40	$7.20	$0.85	$0.75	$8.75	$7.94
September 30, 2006	$7.49	$7.46	$0.79	$0.64	$8.50	$7.87
December 31, 2006	$7.44	$7.38	$0.92	$0.62	$8.35	$8.00
March 31, 2007	$7.69	$7.46	$1.05	$0.79	$8.65	$8.30
June 30, 2007	$7.82	$7.61	$1.17	$0.93	$8.80	$8.45
September 30, 2007	$7.81	$7.65	$1.04	$0.87	$8.80	$8.50
October 1, 2007 through November 5 , 2007	$8.00	$7.80	$1. 18	$1.02	$9. 08	$8.65

(1)	The figures for the first quarter of 2006 are only from March 22, 2006, the date on which our units first commenced trading on the OTC Bulletin Board, through March 31, 2006.

(2)	Our common stock and warrants commenced trading separately on the OTC Bulletin Board on June 6, 2006.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains “forward-looking statements” referring to Echo or XLNT that are not historical facts. These forward-looking statements may be made directly in this proxy statement/prospectus, including the Annexes attached to this proxy statement/prospectus and made part of this proxy statement/prospectus, and may include statements regarding the period following completion of the merger.

These forward-looking statements are based on current projections about operations, industry conditions, financial condition, and liquidity. Words such as “may,” “should,” “plan,” “predict,” “potential,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “may impact,” “on track,” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, the merger, or our businesses identify forward-looking statements. You should note that the discussion of Echo’s reasons for the merger, as well as other portions of this proxy statement/prospectus, contain many forward-looking statements that describe beliefs, assumptions and estimates as of the indicated dates and those forward-looking expectations may have changed as of the date of this proxy statement/prospectus. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Those statements are not guarantees and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from these forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

•	difficulties encountered in identifying and consummating appropriate acquisitions and integrating acquired veterinary hospitals;

•	uncertainties as to the timing of the merger;

•	approval of the transactions by the Echo stockholders;

•	the number and percentage of Echo stockholders voting against the merger and exercising their conversion rights;

•	the satisfaction of closing conditions to the transaction;

•	whether certain market segments grow as anticipated;

•	general economic conditions; and

•	the competitive environment in the veterinary healthcare industry and competitive responses to the proposed merger.

The above list is not intended to be exhaustive and there may be other factors that would preclude Echo and XLNT from realizing the predictions made in the forward-looking statements including those described under “Risk Factors” above. XLNT operates in a continually changing business environment and new factors emerge from time to time. Echo and XLNT cannot predict such factors or assess the impact, if any, of such factors on their respective financial positions or results of operations. Accordingly, Echo stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Echo, XLNT or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither Echo nor XLNT undertakes any obligation to release publicly any revisions or updates to such forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING

Special Meeting

We are furnishing this document to you as part of the solicitation of proxies by the Echo board of directors for use at the special meeting in connection with the proposed merger. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

We will hold the special meeting at 12:00 p.m. , on December 12 , 2007 at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York 10173 to vote on the merger proposal, the amendment proposal, the stock incentive plan proposal and the consulting agreement proposal.

Purpose of the Special Meeting

At the special meeting, we are asking holders of Echo common stock to:

•	adopt the merger agreement and the transactions contemplated by the merger agreement;

•	adopt the amendment and restatement of Echo’s amended and restated certificate of incorporation;

•	adopt the 2007 stock incentive plan proposal; and

•	adopt the consulting agreement proposal.

Recommendation of the Echo Board of Directors and its Special Committee

The Echo board of directors and its special committee:

•	each have unanimously determined that the merger proposal, the amendment proposal, the 2007 stock incentive plan proposal and the consulting agreement proposal are fair to and in the best interests of Echo and its stockholders;

•	each have unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, the amendment proposal, the stock incentive plan proposal and the consulting agreement proposal;

•	each unanimously recommend that Echo common stockholders vote “FOR” the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement;

•	each unanimously recommend that Echo common stockholders vote “FOR” the proposal to adopt the amendment and restatement of the Echo amended and restated certificate of incorporation;

•	each unanimously recommend that Echo common stockholders vote “FOR” the proposal to adopt the 2007 stock incentive plan; and

•	each unanimously recommend that Echo common stockholders vote “FOR” the consulting agreement proposal.

Record Date; Who is Entitled to Vote

The record date for the special meeting is November 7 , 2007. Record holders of Echo common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 8,750,000 outstanding shares of Echo common stock.

Each share of Echo common stock is entitled to one vote per share at the special meeting.

Pursuant to letter agreements with Echo, any shares of Echo common stock held by stockholders who purchased their shares of common stock prior to Echo’s initial public offering will be voted on the merger proposal in the same manner as how the majority of the shares of common stock held by all other Echo stockholders are voted on the merger proposal. The holders of such common stock are free to vote any shares acquired in Echo’s initial public offering or afterwards as they see fit and are free to vote all of their common stock, however obtained, on the other proposals as they see fit.

Echo’s issued and outstanding warrants do not have voting rights and record holders of Echo warrants will not be entitled to vote at the special meeting.

Quorum

The presence, in person or by proxy, of a majority of all the outstanding shares of Echo common stock constitutes a quorum at the special meeting. Abstentions and broker non-votes will count as present for purposes of establishing a quorum at the special meeting.

Voting Your Shares

Each share of Echo common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Echo common stock that you own.

There are three ways to vote your shares of Echo common stock at the special meeting:

•	You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Echo board “FOR” the adoption of the merger proposal, the amendment proposal, the stock incentive plan proposal and the consulting agreement proposal.

•	You can vote by telephone or on the Internet by following the telephone or Internet voting instructions that are included with your proxy card. If you vote by telephone or by the Internet, you should not return the proxy card. The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Standard Time, on , 2007.

•	You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your Echo common stock, you may call Joel Kanter, Echo’s President and Secretary, at (703) 448-7688.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called only to consider the adoption of the merger proposal, the amendment proposal, the 2007 stock incentive plan proposal and the consulting agreement proposal. Under Echo’s bylaws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the special meeting if they are not included in the notice of the Echo meeting.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	You may send another proxy card with a later date;

•	You may enter a later-dated vote via the telephone number or Internet website specified on your proxy card;

•	You may notify Joel Kanter, Echo’s President, in writing before the special meeting that you have revoked your proxy; or

•	You may attend the special meeting, revoke your proxy, and vote in person.

Vote Required

The adoption of the merger agreement and the transactions contemplated by the merger agreement will require the affirmative vote of (a) a majority of the shares of Echo common stock issued in Echo’s initial public offering actually voting upon the merger and (b) a majority of the shares of Echo common stock issued and outstanding as of the Record Date. However, not withstanding the outcome of the voting, Echo will not be able to complete the merger if holders of less than 20% of the shares of Echo’s common stock issued in Echo’s initial public offering vote against the merger proposal and elect a cash conversion of their shares.

The adoption of the amendment and restatement of Echo’s amended and restated certificate of incorporation will require the affirmative vote of the majority of the shares of Echo common stock issued and outstanding on the record date.

The adoption of the 2007 stock incentive plan proposal will require the affirmative vote of a majority of the shares of Echo common stock represented in person or by proxy and entitled to vote at the special meeting.

The adoption of the consulting agreement proposal will require the affirmative vote of a majority of the shares of Echo common stock represented in person or by proxy and entitled to vote at the special meeting.

The adoption of the merger proposal is conditioned on the adoption of the amendment proposal, and he adoption of the amendment proposal is conditioned on the adoption of the merger proposal. The adoption of the merger proposal and the amendment proposal are not conditioned on the adoption of the 2007 stock incentive plan proposal or the consulting agreement proposal, but the adoption of the 2007 stock incentive plan proposal and the consulting agreement proposal are each conditioned on the adoption of the amendment proposal and the merger proposal.

Abstentions and Broker Non-Votes

If your broker holds your shares in its name and you do not give the broker voting instructions, under the rules of the NASD, your broker may not vote your shares on any of the proposals to be considered at the special meeting. This is referred to as a “broker non-vote.” Broker non-votes are considered present for the purposes of establishing a quorum for purposes of the special meeting. If you do not vote or do not instruct your broker how to vote or abstain from voting, it will have the same effect as voting against the merger proposal for purposes of the requirement that the merger proposal be approved by the affirmative vote of a majority of the shares of Echo common stock issued and outstanding on the record date. However, if you do not vote or do not instruct your broker how to vote or abstain from voting, it will have no effect on the outcome of the voting in connection with the requirement that the merger proposal be approved by a majority of the shares of Echo common stock issued in Echo’s initial public offering that are present or represented at the special meeting and actually voting on the merger proposal since the failure to vote or instruct your broker how to vote or an abstention is not considered to be an actual vote. If you do not vote or do not instruct your broker how to vote, it will have the same effect as voting against the amendment to the certificate of incorporation proposal but will have no effect on the 2007 stock incentive plan proposal or the consulting agreement proposal. If you “abstain” it will have the same effect as voting against the amendment to the certificate of incorporation proposal, the 2007 stock incentive plan proposal and the consulting agreement proposal.

Conversion Rights

Any stockholder of Echo holding shares of common stock issued in Echo’s initial public offering who votes against the merger proposal may, at the same time, demand that Echo convert their shares into a pro rata portion of the trust account. If so demanded, Echo will convert these shares into a pro rata portion of the funds held in a trust account, which as of October 31 , 2007 consisted of $58. 2 million (before taxes), if the merger is consummated. If the holders of 20% or more of the shares of common stock issued in Echo’s initial public offering vote against the merger and demand conversion of their shares into a pro rata portion of the trust account, Echo will not be able to consummate the merger and Echo will need to liquidate if a business combination is not completed by March 22, 2008. If you exercise your conversion rights, then you will be exchanging your shares of Echo common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if you continue to hold these shares through the effective time of the merger and then tender your stock certificate to Echo. The closing price of Echo’s common stock on November 7 was $        . If an Echo stockholder would have elected to exercise its conversion rights on such date, then it would have been entitled to receive approximately $8.07 per share, or $0.07 more than the per-unit offering price of $8.00 for which the Echo stockholder purchased units in the initial public offering. The actual conversion price will differ from $8.07 per share due to any interest earned on the funds in the trust account since September 30, 2007 and any taxes payable in respect of interest earned. Prior to exercising conversion rights, Echo stockholders should verify the market price of Echo’s common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price. Stockholders who do not exercise their conversion rights in accordance with the procedures described in this proxy statement/prospectus will not be able to convert their shares of common stock into cash, and will remain stockholders of Echo following the merger.

Solicitation Costs

Echo is soliciting proxies on behalf of the Echo board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Echo and its respective directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. These persons will not be paid for doing this. Echo has engaged Morrow & Co., LLC, located at 470 West Avenue, Stamford, Connecticut 06902, a professional proxy solicitation firm, to provide customary solicitation services for a fee of $12,500 plus expenses.

Echo will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Echo will reimburse them for their reasonable expenses.

Stock Ownership

At the close of business on the record date, the directors and executive officers of Echo and their affiliates as a group were entitled to vote approximately 1,112,685 shares of Echo common stock, or approximately 12.7% of the then outstanding shares of Echo common stock. At the close of business on the record date, the directors and executive officers of Echo and Echo’s initial stockholders prior to its initial public offering of securities were entitled to vote approximately 1,562,500 shares of Echo common stock, or approximately 17.9% of the then outstanding shares of Echo common stock. These shares have a market value of $         based on Echo’s common stock price of $         per share as of November 7 , 2007. These shares were purchased for an aggregate of $25,000. The directors and executive officers of Echo and initial stockholders of Echo prior to its initial public offering of securities have agreed pursuant to letter agreements with Echo to vote their shares of Echo common stock purchased prior to the initial public offering in the same manner as how a majority of the shares of common stock held by all other Echo stockholders are voted on the merger proposal. They are entitled to vote the shares acquired by them in or subsequent to the initial public offering as they see fit and have indicated that they will vote any shares acquired by them in or subsequent to the initial public offering in favor of the merger proposal. As of November 7 , 2007, none of the officers or directors of Echo had acquired any shares of common stock in or subsequent to the initial public offering. Based solely upon information contained in public filings made with the Securities and Exchange Commission, as of November 7 , 2007, the following stockholders beneficially owned greater than five percent of Echo’s issued and outstanding common stock:

•	Chicago Investments, Inc. beneficially owned 449,815 shares of Echo common stock, representing approximately 5.1% of the shares of Echo common stock outstanding on the Echo record date (the shares of Echo common stock held by Chicago Investments, Inc. were issued prior to Echo’s initial public offering). Chicago Investments, Inc. is a majority-owned subsidiary of Chicago Holdings, Inc., which is ultimately owned by entities controlled by, or established for the benefit of, the family of Joel Kanter, the President and a director of Echo. Joel Kanter is neither an officer nor a director of these entities

•	According to the Schedule 13G/A filed February 6, 2007, D.B. Zwirn & Co., L.P., D.B. Zwirn Special Opportunities Fund, Ltd., D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn collectively beneficially owned 475,000 shares of Echo common stock, representing approximately 5.4% of the shares of Echo common stock outstanding on the Echo record date.

•	According to the Schedule 13G/A filed February 14, 2007, Sapling, LLC, Fir Tree Recovery Master Fund, L.P. and Fir Tree, Inc. collectively beneficially owned 573,500 shares of Echo common stock, representing approximately 6.6% of the shares of Echo common stock outstanding on the Echo record date.

•	According to the Schedule 13G filed February 13, 2007, The Baupost Group, L.L.C., SAK Corporation and Seth Klaraman collectively beneficially owned 684,700 shares of Echo common stock, representing approximately 7.8% of the shares of Echo common stock outstanding on the Echo record date.

•	According to the Schedule 13G filed July 26, 2006, Azimuth Opportunity, Ltd. beneficially owned 497,200 shares of Echo common stock, representing approximately 5.7% of the shares of Echo common stock outstanding on the Echo record date.

•	According to the Schedule 13G filed May 9, 2006, David M. Knott and Dorset Management Corporation reported beneficial ownership of 615,000 shares of Echo common stock, representing approximately 7.9% of the shares of Echo common stock outstanding on the Echo record date.

•	According to the Schedule 13G filed August 3, 2007, HBK Investments L.P., HBK Services LLC, HBK Partners II L.P., HBK Management LLC and HBK Master Fund L.P collectively beneficially owned 858,800 shares of Echo common stock, representing approximately 9.8% of the shares of Echo common stock outstanding on the Echo record date.

THE MERGER PROPOSAL

The discussion in this document of the merger and the principal terms of the merger agreement, as amended, by and among Echo, Pet DRx Acquisition Company, a wholly-owned subsidiary of Echo, and XLNT is subject to, and is qualified in its entirety by reference to, the merger agreement. A copy of the merger agreement, as amended, is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. We urge you to read this agreement in its entirety.

General Description of the Merger

The merger agreement provides for the merger of Pet DRx Acquisition Company with and into XLNT. The merger agreement was initially executed on September 11, 2006 and was amended and restated on February 16, 2007 and October 23, 2007. Following consummation of the merger, XLNT will continue as the surviving company and a wholly-owned subsidiary of Echo, and the separate corporate existence of Pet DRx Acquisition Company shall cease.

The value of the transaction is subject to a number of variables, several of which will not be known for certain until the merger actually closes. However, in light of the minimum revenue requirement, the value will exceed 80% of Echo’s net asset value as of the effective time of the merger. The variables that will affect final value of the transaction include the ending “Net Cash” and “Excess Debt” and the actual number of XLNT shares outstanding, which will depend on how much of XLNT’s convertible debt is converted at or prior to closing. For purposes of this proxy statement/prospectus, it is assumed that the value of the transaction, after taking into consideration Net Cash and Excess Debt, will be $122,819,700 calculated based on assumed 2006 Pro-Forma Revenue of $70,278,000, “Net Cash” of $0.0, “Excess Debt” of $9.0 million (assuming conversion of $8.9 million of XLNT’s convertible debt prior to the merger, although such conversion is not mandatory). These assumptions result in an exchange ratio of 0.7808 shares of Echo common stock for each share of XLNT common stock outstanding. This calculation is summarized in the table below (amounts that are estimated are in brackets).

Example of Calculation of Aggregate Merger Consideration and Exchange Ratio (1)

Total XLNT 2006 Pro Forma Revenue		$70,278,000
XLNT 2006 Pro Forma Revenue in Excess of $60.0 Million		$10,278,000
2006 Pro Forma Revenue in Excess of $60.0 Million (multiplied by 1.15)		$11,809,700
2006 Pro Forma Revenue of $60.0 Million (multiplied by 2.00)		$120,000,000
Total “Aggregate Merger Consideration” Before Adjustments for Net Cash and Excess Indebtedness		$131,819,700
Plus: Estimated “Net Cash Amount”	$	[0.00	]
Less: Estimated “Excess Indebtedness”	$	[9,000,000	]
“Aggregate Merger Consideration”	$	[122,819,700	]
“Aggregate Merger Consideration” Divided by “Parent Common Stock Per Share Issue Price”		[17,058,292	]
Total XLNT Shares Used to Calculate Exchange Ratio Using Treasury Method for Options and Warrants (2)		[21,848,420	]
Exchange Ratio		[0.7808	]

“Aggregate Merger Consideration” is the sum of (i) 2.0 x XLNT’s 2006 Pro Forma Revenue up to $60.0 million plus, (ii) 1.15 x XLNT’s 2006 Pro Forma Revenue in excess of $60.0 million plus (iii) the Net Cash Amount minus (iv) Excess Indebtedness.

“Net Cash Amount” is XLNT’s cash and cash equivalents on hand or in bank accounts minus the sum of the amount of (i) all outstanding unpaid checks plus (ii) the amount of any overdraft balance in any bank account. In no event will the Net Cash Amount exceed the amount by which XLNT’s Final Working Capital on the closing date is greater than $0.00

“Excess Indebtedness” is the amount of XLNT’s indebtedness in excess of $19.5 million that is assumed by Echo at the closing excluding (i) accounts payable incurred in the ordinary course of business, (ii) convertible notes that are converted into Parent Common Stock prior to the closing and (iii) notes to sellers of businesses as to which XLNT’s payment obligation is contingent on future performance of the acquired business.

“Parent Common Stock Per Share Issue Price” is the product of (i) the amount of cash in Echo’s trust fund at the closing (after certain expenses but without deduction for the amount payable in respect of shares of Parent Common Stock as to which conversion rights have been asserted) divided by the number of shares of Echo common stock then issued and outstanding multiplied by (ii) 1.25; provided that such product shall not exceed $7.20.

(1)	As of September 30, 2007.

(2)	Does not include 1,180,000 options to be granted to Steven Johnson, Gregory Eisenhauer and George Villasana subsequent to September 30, 2007.

Example of Calculation of Shares Issued Using Conversion Ratio

XLNT Shares (1)		Conversion Ratio	XLNT Shares Converted to Echo Shares
Common stock	5,509,250	0.7808	4,301,622
Preferred Series A	9,925,000	0.7808	7,749,440
Preferred Series B	3,243,400	0.7808	2,532,447
Convertible debt (2)	1,558,767	0.7808	1,217,085
Convertible debt	691,429	0.7808	539,868
Options	583,500	0.7808	455,597
Warrants	1,483,994	0.7808	1,158,703
Total	22,995,340		17,954,761
Echo Shares Outstanding			8,750,000
Total Shares Issued (or reserved)			26,704,761

(1)	As of September 30, 2007. Does not include 1,180,000 options to be granted to Steven Johnson, Gregory Eisenhauer and George Villasana subsequent to September 30, 2007.

(2)	Assumed converted at or prior to time of merger.

Based on the assumptions described above, holders of XLNT common stock would hold approximately 64.4% of the outstanding shares of Echo common stock immediately following the closing of the merger, based on the number of shares of Echo and XLNT common stock outstanding as of September 30, 2007. In the merger, Echo will issue shares of common stock to holders of XLNT common stock and holders of outstanding options and warrants to purchase XLNT common stock will receive Echo common stock upon exercise. As shown in the preceding table, based on the outstanding shares of XLNT Common Stock as of September 30, 2007, the total amount of shares of Echo common stock expected to be issued or reserved for issuance, upon exercise or conversion of outstanding options, warrants and convertible debt, would be 17,954,761. At the closing, Echo would issue up to approximately 15,800,594 shares of Echo Common Stock, which is comprised of 4,301,622 common shares for XLNT common stock, 10,281,887 common shares for the mandatory conversion of the Series A and the Series B preferred shares and 1,217,085 shares for Convertible Debt that is anticipated to be converted by the date of the merger (it is anticipated that approximately $8.9 million of convertible debt will be converted on or before the date of the merger). Echo would reserve approximately 1,614,299 and 539,868 additional shares of Echo common stock for future issuance in connection with Echo’s assumption of XLNT’s outstanding options, warrants and the remaining convertible debt respectively. To the extent that outstanding XLNT options or warrants are exercised or convertible debt converted prior to the closing of the merger, the number of shares of Echo common stock that would be issued at the closing of the merger would increase and the number of the shares of Echo common stock reserved for future issuance in connection with Echo’s assumption of XLNT’s outstanding options, warrants and convertible debt would decrease by a like amount. For a complete description of the post-closing fully diluted capitalization of Echo please see “Beneficial Ownership of Securities”.

Of the 15,800,594 shares of Echo common stock anticipated to be issued in the merger, ten percent of these shares would be placed into escrow to satisfy any indemnification claims that may be asserted by Echo. On the earlier of the date that is (i) 90 calendar days following the receipt by Echo of the final results of the audit of the surviving company’s consolidated operations for the year ended December 31, 2007 and (ii) the 18 month anniversary of the

Closing Date (as defined in the merger agreement), any shares of Echo common stock remaining in the escrow account will be released, pro rata, to the persons who held shares of XLNT common stock as of the closing of the merger. For the calculation of pro forma financial information, the shares assumed converted from convertible debt and warrants are not included in the weighted average shares outstanding due to their anti-dilutive impact.

The foregoing examples are provided to illustrate the calculation and application of the exchange ratio based on the assumptions described above, and is not an estimate of the exchange ratio. The actual exchange ratio will be determined based on the actual values for the variables described above, which may vary materially from the assumptions used in this example.

Echo and XLNT plan to complete the merger promptly after the special meeting, provided that:

•	Echo’s stockholders have adopted the merger agreement;

•	holders of less than 20% of the shares of common stock issued in Echo’s initial public offering vote against the merger proposal and demand conversion of their shares of common stock into cash; and

•	the other conditions specified in the merger agreement have been satisfied or waived.

If the Echo stockholder approval has not been obtained at that time or any other conditions have not been satisfied or waived, the merger will be completed promptly after the Echo stockholder approval is obtained or the remaining conditions are satisfied or waived. The merger will become effective when the articles of merger are filed with the Delaware Secretary of State or at such later time as is specified in the articles of merger.

Background of the Merger

The terms of the merger agreement are the result of arm’s-length negotiations between representatives of Echo (supervised by a special committee of the board comprised solely of independent directors) and XLNT over an extended period of time.

Echo was formed on June 10, 2005 to effect a merger, capital stock exchange, asset or stock acquisition or other similar business combination with an operating business in the healthcare industry. Echo completed an initial public offering on March 22, 2006 in which it issued 7,187,500 shares and raised net proceeds of approximately $54,547,000 (including proceeds raised from the exercise of the over-allotment option). Approximately $54,947,000 of these proceeds together with the proceeds from the sale of 458,333 warrants at $1.20 per warrant to the certain of Echo’s founding stockholders for $550,000, of which $150,000 was converted from promissory notes issued in 2005, were placed in a trust account and, in accordance with Echo’s amended and restated certificate of incorporation, will be released either upon the consummation of a business combination or upon the liquidation of Echo. Echo must liquidate promptly after September 22, 2007 if a business combination has not been consummated by that date unless Echo enters into a letter of intent or definitive acquisition agreement on of before September 22, 2007, in which case the liquidation date will be extended to March 22, 2008. Since Echo has entered into the merger agreement with XLNT, Echo has until March 22, 2008 to complete the merger. As of October 31 , 2007, approximately $58. 2 million was held in the trust account. As disclosed in Echo’s prospectus for its initial public offering, at the time of its initial public offering, Echo did not have any specific merger, capital stock exchange, asset acquisition or other business combination under consideration or contemplation, and had not, nor had anyone on its behalf, contacted any potential target business or had any discussions, formal or otherwise, with respect to such a transaction. Subsequent to its initial public offering, Echo’s officers and directors commenced an active search for a prospective operating business.

Subsequent to Echo’s initial public offering, Echo’s board of directors developed certain criteria in order to attempt to systematically narrow the universe of prospective candidates. Furthermore, Echo entered into more than a dozen advisory agreements with individuals and organizations that provided for contingent payments of fees if such advisors located a business target that was ultimately acquired by Echo.

Following the completion of Echo’s initial public offering on March 22, 2006 and the closing of the sale of units subject to the underwriter’s over-allotment option on March 27, 2006, the board of directors of Echo held an in-person meeting at the Delta Crown Room at Atlanta’s Hartsfield-Jackson International Airport on March 28, 2006. At this meeting, the board of directors discussed the need to be disciplined and focused in identifying and evaluating potential business combinations given the limited amount of time available within which to consummate such an acquisition. As a result of this discussion, the Echo board formulated a process for identifying and evaluating potential business combination targets. The board of directors agreed that Kevin Pendergest, Echo’s Chief Financial Officer, would create and maintain a spreadsheet to enable the board of directors to track potential business combination targets as well as to reflect the status of the review of such targets. All directors were to report their suggestions for a possible business combination to Mr. Pendergest who was responsible for updating and distributing the spreadsheet to Echo’s board members on a weekly basis. The board also determined that once a potential business combination target was reported to Mr. Pendergest, Echo’s management, with the assistance of its legal advisors at Powell Goldstein and its financial advisors at Morgan Joseph & Co. Inc. (“Morgan Joseph”) would conduct a preliminary review to determine whether such target was a viable candidate based on a variety of factors including, but not limited to, the nature of the business, the size of the business based on revenue and earnings before interest, taxes, depreciation and amortization (which we sometimes refer to as EBITDA), the target’s general financial condition, an assessment of where the potential target fit in its relevant industry space, an overview of the prospects of the industry in general and the potential target in particular, the manner in which the proceeds from Echo’s trust fund would be used in connection with a business combination transaction with the target (e.g., to fund further growth and development, reduce indebtedness, general working capital or merger consideration), whether it would likely meet the minimum investment threshold of 80% of Echo’s net assets at the time of the acquisition and the experience and capabilities of the target’s management team. At the March 28th meeting, the board also discussed the strategy of entering into advisory agreements and agreeing to pay a finder’s fee to advisors under such agreements in the event that Echo consummated a business combination with a target identified by such advisor. The board also discussed the need for non-disclosure agreements and instructed Echo’s officers to enter into to such agreements with potential targets whenever the officers deemed entry into such agreements to be appropriate. The board also directed counsel to prepare a standard form of non-disclosure agreement and form of advisory agreement.

In its efforts to identify an appropriate acquisition target, Echo’s board and management team identified approximately 56 different companies for potential consideration. As noted above, once a target had been identified and reported to Mr. Pendergest, Echo’s management team moved to execute a non-disclosure agreement and to commence preliminary due diligence in an attempt to identify early on those candidates that were not viable acquisition candidates. Of the 56 candidates identified, approximately 43 were rejected for various reasons including, for being too small, not having technology that was sufficiently developed and proven and having operating issues. In addition, some candidates decided not to pursue discussion for various reasons, including because they decided that it was too soon for them to become a public company, it was preferable to pursue an alternative liquidity event such as a recapitalization, having too low a valuation to satisfy the 80% test or requiring a valuation that was viewed by Echo as too expensive. At the time Echo and XLNT began focused negotiations in August 2006, Echo had also identified an additional 15 prospective targets, including, without limitation, a dental supply company, a hospitality company, a home health company, another veterinary care company, an institutional pharmacy and a biopharmaceutical company. In light of XLNT’s established position in the consolidating veterinary care industry, Echo determined to complete the negotiation process with XLNT prior to pursuing any of such additional potential targets. Echo also submitted one proposal in August 2006 in connection with an auction being pursued by a provider of medical management services to managed care organizations but Echo’s proposal was not accepted.

On April 25, 2006, the board of directors of Echo held a telephonic meeting and discussed the status of the review of potential business combinations that had been identified. The board discussed six potential targets for a business combination and determined that one of these potential targets was of an unsuitable size but determined to pursue further diligence regarding the five remaining targets. The board also reviewed and approved standard form of advisory agreement that had been prepared by Powell Goldstein for use in retaining advisors to assist in identifying potential business combination targets and the standard form non-disclosure agreement for use in conducting due diligence investigations of potential candidates for a business combination. Following review and discussion, the board directed management to use such forms whenever possible to minimize cost and the possibility of inconsistent obligations being imposed on Echo.

On April 26, 2006, at a dinner attended by the members of the board of directors of XLNT, Robert Wallace, the chief executive officer of XLNT, informed the board of directors of XLNT that he had been approached by a publicly-traded blank check company (not Echo) regarding the potential acquisition of XLNT by such blank check company. During the course of the dinner, the members of the board of directors discussed the positive and negative aspects of conducting a transaction with a blank check company. At this dinner, Joel Kanter, our President, who also is a director of XLNT, told Mr. Wallace about his role with Echo and its recently completed initial public offering, described Echo and its management team and its investment objectives. Mr. Kanter further explained what he believed were the merits of a transaction with a blank check company and the unique advantages he believed Echo possessed such as the strength of its sponsors, their respective ties to the financial community in general and the healthcare financial community in particular. He also pointed out that several of Echo’s sponsors were known to XLNT’s board of directors.

On April 27, 2006, following the completion of XLNT’s board meeting, Mr. Wallace and Mr. Kanter met for lunch to further discuss a potential business combination between Echo and XLNT. Over the course of their conversation, Messrs. Wallace and Kanter came to a general understanding of how a transaction between the companies could be structured as a stock-for-stock merger, which would make available the cash in Echo’s trust fund for use in financing XLNT’s future acquisitions. Messrs. Wallace and Kanter also discussed additional benefits of the transaction such as providing XLNT with access to the public markets and a publicly traded currency that would facilitate XLNT’s ability to acquire additional veterinary hospitals and established chains of veterinary hospitals. They also discussed the attractiveness that the transaction could have for veterinarians interested in an exit strategy by providing a publicly-traded alternative to VCA, one of XLNT’s significant competitors.

They did not discuss any specific terms of a potential transaction. However, Mr. Wallace agreed to raise the concept of a business combination with Echo at XLNT’s next conference call among the members of XLNT’s board of directors with a view to determining if there was any interest in proceeding in a more formal manner to investigate a possible business combination transaction between Echo and XLNT.

On May 16, 2006, the Echo board convened an informal conference call to review all then pending acquisition candidates. Mr. Kanter updated the participants on his recent conversation with Mr. Wallace.

At XLNT’s teleconference board meeting on May 19, 2006, Messrs. Kanter and Wallace again raised the concept of a transaction with a blank check company in the context of a discussion about the sourcing of funds to consummate XLNT’s next stage of acquisitions. Following a discussion, the members of the XLNT board of directors expressed continued interest in learning more about the possible opportunity with Echo, but they indicated that at this time they remained interested in also exploring traditional financing opportunities, including, without limitation, obtaining debt financing and additional private equity financing, all structured with a view to eventually positioning XLNT for an initial public offering.

After the XLNT board of directors teleconference held on May 19, 2006, Mr. Kanter discussed with Mr. Wallace the possibility of Mr. Wallace attending the next regularly scheduled meeting of Echo’s board of directors to make a presentation about XLNT. Mr. Wallace agreed to make the presentation if approved by the XLNT board of directors and agreed that the presentation would be helpful for determining whether a transaction with XLNT would be a good fit for Echo. XLNT’s board of directors approved Mr. Wallace making the presentation.

On June 1, 2006, the Echo board of directors convened a board meeting at the Hyatt Hotel at Fisherman’s Wharf in San Francisco, California. At the meeting, the directors heard separate presentations from the executive of another potential target company and Mr. Wallace. Each was given an hour to make their presentation. During his time slot, Mr. Wallace discussed XLNT and its business plan. Following the presentations, the members of the board of directors continued their discussion regarding potential business combinations. The directors also discussed approximately ten potential targets that had been identified as possible business combination targets, including the two companies that presented that day. Based on this discussion, the board of directors determined to pursue further approximately nine of the these potential targets, including XLNT. Following the board meeting, Messrs. Burleson, Kanter and Pendergest met with the CEO of one of the potential target companies during which time that person made a presentation to the three of them.

On June 13, 2006, Messrs. Burleson, Clemow, Kanter and Pendergest met in Miami, Florida with the management team and financial advisor of another potential acquisition candidate that was a provider of medical management services to managed care organizations. This candidate was then engaged in an auction to sell the company and although Echo submitted an acquisition proposal in August 2006, its proposal was not accepted.

On June 21, 2006, Messrs. Pendergest, Kanter, Gene Bauer, Gary Brukardt, Alastair Clemow and Richard Martin met with Mr. Wallace in Palm Springs, California to tour several of XLNT’s facilities as well as some facilities of competitors and potential hospitals being considered for acquisition by XLNT. During the visit and continuing during the weeks of July 9 and July 19, 2006, various representatives of XLNT and Echo discussed various deal structure and capitalization options for a potential business combination.

On June 26, 2006, in connection with an XLNT board meeting to be convened the following day, Messrs. Wallace and Kanter discussed via teleconference with representatives of Morgan Joseph the engagement of Morgan Joseph and the scope of services the firm would provide in connection with a transaction between Echo and XLNT. At dinner later that evening, members of XLNT’s board of directors discussed the concept of a transaction with a blank check company, during which Mr. Wallace outlined the benefits he saw to such a combination with Echo. On June 27, XLNT’s board of directors further discussed the concept of a business combination with Echo, including the structure of such a combination. XLNT’s directors in attendance expressed enthusiasm and encouraged Mr. Wallace to continue to evaluate such a combination.

At the regular meeting of the board of directors of Echo held on July 10, 2006, at the Hilton Chicago O’Hare Airport in Chicago, Illinois, the board listened to the presentation of another potential target for a business combination, after which the board made various inquiries regarding this company. After the presenters exited the meeting, Echo’s board of directors then discussed approximately four other potential targets that were then under review for a possible business combination. The board of directors determined to pursue further diligence regarding all of these targets and discussed the process and avenues for locating additional targets. The board of directors also discussed an investment assessment worksheet developed by Mr. Pendergest as a tool for evaluating potential targets for a business combination. The investment assessment worksheet evaluated potential business combination targets based on a number of criteria such as (i) is the target currently profitable, (ii) whether the target’s industry space consolidated or fragmented, (iii) does the target operate in multiple states, (iv) is the business scaleable on a regional or national level, (v) has the target demonstrated an ability to complete and properly integrate acquisitions, (vi) can the target effectively utilize the capital to be provided by Echo for growth, (vii) what are the identifiable risks associated with the target’s business such as litigation, regulatory or dependence on one or a few major sources of business, and (viii) the strength of the management team, management’s commitment to remaining with the business after the combination and dependence on any key personnel. Following discussion, the board instructed management to apply the investment assessment to XLNT and one other existing acquisition candidate. Based on the results of this assessment, Echo ultimately conducted formal, preliminary due diligence on a healthcare company located in Florida and thereafter submitted a proposal in the auction that was then being conducted for such company. Echo also determined to continue with its evaluation of XLNT on a parallel track. As noted above, the proposal submitted by Echo in the auction was not accepted by the acquisition candidate.

On July 19, 2006, an initial draft letter of intent regarding a possible acquisition of XLNT by Echo was prepared by Powell Goldstein and distributed to Messrs. Burleson, Pendergest and Kanter for their review and comment.

On July 24, 2006, Messrs. Burleson and Kanter met with Mr. Wallace to discuss generally issues related to a potential business combination and to tour some additional XLNT veterinary hospitals located in the Palms Springs area of California. Among the issues related to a potential business combination that were discussed were the multiple of revenue that would be used in determining a portion of the aggregate merger consideration, the establishment of a minimum revenue threshold to ensure that Echo was acquiring an established growth platform and to provide the XLNT stockholders with a minimum level of value, as well as the structure of the transaction as a stock for stock merger to preserve the cash in Echo’s trust fund for use in funding XLNT’s continuing acquisition program. Later that day, Messrs. Burleson, Kanter, Pendergest and Wallace participated in a teleconference to discuss the possible terms of a letter of intent. Following this teleconference, Powell Goldstein was instructed to further revise the letter of intent to reflect the discussions regarding structure and valuation. The revised letter of intent was then re-circulated to Messrs. Burleson, Pendergest and Kanter for their review.

On July 27, Messrs. Kanter and Burleson discussed with Rick Miller of Powell Goldstein the conflict of interest issues presented by a possible transaction with XLNT and an appropriate manner for proceeding. Mr. Kanter agreed that he would recuse himself from any consideration of the transaction in his role as a director of XLNT and would so advise the XLNT board. Mr. Miller was also instructed to be prepared to discuss the potential conflict of interest issue with the Echo board at its next meeting as well as potential additional procedures to address such issue such as the formation of a special committee. As a result of this discussion, Mr. Kanter did not participate in any of the deliberations by the XLNT board regarding a possible transaction with Echo, except when invited by the XLNT board in his capacity as an officer and director of Echo to provide an update on the status of Echo’s diligence investigation and to respond to questions that might be posed by the XLNT directors.

During the period July 27 through August 4, 2006, Mr. Kanter had several discussions regarding the potential business combination with Zubeen Shroff, a managing director of Galen Partners, a significant stockholder of XLNT, and Michael Koby, a principal of Galen. These discussions focused primarily on the financial terms of a potential business combination in general and the appropriate manner in which to value XLNT in particular since XLNT’s rapid growth and limited operating history rendered conventional valuation methodologies such as discounted cash flow of marginal utility.

At the regular meeting of the board of directors of Echo held on July 31, 2006 via teleconference, Mr. Pendergest updated the directors as to the status of the discussions with XLNT (and another target to which Echo had submitted a written expression of interest). The board also discussed the draft letter of intent with XLNT previously circulated to the board by Mr. Burleson. Following discussion of the draft letter of intent with XLNT, Echo’s board of directors discussed certain changes to the draft letter of intent with XLNT and authorized management to submit the letter of intent to XLNT. The board also discussed other opportunities that Echo was exploring and authorized management to continue to explore those transactions in addition to the XLNT transaction which included, but was not limited to, commencing formal, preliminary due diligence on the Florida-based healthcare company that was engaged in an auction.

Powell Goldstein revised the letter of intent to reflect comments provided by the Echo board and re-circulated the letter of intent to Messrs. Burleson, Pendergest and Kanter. Powell Goldstein also circulated a preliminary due diligence checklist for a business combination with XLNT to Messrs. Burleson, Pendergest and Kanter on August 3, 2006 and a draft merger agreement with XLNT on August 4, 2006.

On August 4, the XLNT board met and Mr. Kanter delivered a draft letter of intent and provided his views as to why such a business combination made sense. The material terms of the letter of intent contemplated a purchase price equal to 2x XLNT’s gross revenue as of December 31, 2006 determined on a pro forma basis to include the revenue of all hospitals that are the subject of a definitive acquisition agreement with XLNT by October 31, 2006 which are subsequently acquired on or before December 31, 2006. The letter of intent also contained maximum limits in terms of multiples of revenue and EBITDA that XLNT could pay in connection with any such acquisitions. Finally, the letter of intent provided that XLNT would pay Echo a $5.0 million break-up fee in the event XLNT terminates its merger with Echo and consummates a transaction with a third party within 18 months. At that time, the XLNT board’s reaction was generally positive but some concern was expressed regarding the proposed $5.0 million break-up fee and the 18 month tail period during which such fee would be payable in the event XLNT engaged in a similar transaction with another company after the transaction with Echo had been terminated.

At the regular meeting of the board of directors of Echo held via teleconference on August 7, 2006, Mr. Kanter updated the directors as to the status of the discussions with XLNT. He also reported on his presentation of the proposal to the XLNT board and his sense that the XLNT board and XLNT’s major stockholders represented on the board (Galen and Camden Partners) were generally supportive. The Echo board of directors then discussed various issues related to a transaction with XLNT, including financing scenarios, due diligence, XLNT’s annualized revenue (on a pro forma basis reflecting recent acquisitions), financial prospects, and continuing acquisition plans. Mr. Pendergest updated the board of directors on the status of a bid letter and the letter of interest Echo had previously submitted to other targets.

Mr. Kanter provided Echo’s due diligence requests to XLNT on August 7, 2006.

On August 9, Messrs, Wallace, Shroff and Koby delivered a response to Mr. Kanter setting forth XLNT’s comments on the letter of intent. Among the issues noted by XLNT were whether there would be any cap on the amount of revenue that would be the basis for determining the aggregate purchase price, the multiple that would be applied to XLNT’s revenue at closing to determine the aggregate merger consideration, the treatment of pending acquisitions in terms of whether the revenue calculation for purposes of determining the aggregate merger consideration would be on a pro forma basis to include any such acquisitions completed prior to a specified future date, the amount of indebtedness that would be assumed by Echo, the required minimum level of EBITDA and the size of the break-up fee. Mr. Kanter forwarded the response from XLNT to the Echo board and scheduled a call with the Echo board for the morning of August 10. Later on August 9, 2006, Messrs. Burleson and Kanter had a conference call with Messrs. Shroff and Koby of Galen, Keith Rosenbloom of Care Capital Group and Mr. Wallace regarding the comments to the letter of intent that had been provided by XLNT earlier that day.

The Echo board convened on August 10, 2006 in a telephone conference, to further discuss the status of discussions with XLNT and the appropriate methodology for determining multiples on which to base the price of a transaction with XLNT. The board determined that it was willing to price a transaction based on a multiple of 2.0x trailing twelve month pro forma revenue (giving effect to acquisitions completed by December 31, 2006) and instructed management to continue to refine the letter of intent for XLNT.

Following a series of telephone calls between and among Messrs. Burleson, Kanter, Shroff and Wallace to discuss the issues on the draft letter of intent including, without limitation, the revenue multiple that would be used to determine the aggregate merger consideration, whether there would be a revenue cap and, if so, the amount thereof, a minimum level of EBITDA that would be required to be delivered at closing that would support the revenue multiple and the amount of debt that Echo would assume, on August 12, 2006, Powell Goldstein revised and recirculated the draft letter of intent to Messrs. Wallace and Shroff of XLNT.

From August 14 through August 16, representatives of Echo, Powell Goldstein and certain third party advisors to Echo began their due diligence work on XLNT at XLNT’s headquarters in San Jose, California. On August 16 and 17, Messrs. Burleson, Kanter, Pendergest and Powell Goldstein participated in conference calls with representatives from XLNT, including Messrs. Koby, Shroff and Wallace to discuss issues raised by XLNT on certain terms contained in the draft letter of intent, including, but not limited to, the amount of the termination fee, diligence matters, the manner in which Echo should give XLNT “credit” for acquisitions completed prior to a certain date in the future in the formula that would be used to determine the aggregate purchase price, the ability of XLNT to incur additional indebtedness and/or sell additional equity to raise the funds required to close acquisitions that were pending, and Echo’s approval requirements for any acquisitions by XLNT subsequent to the execution of a merger agreement with Echo. Messrs. Burleson, Kanter, Pendergest and Powell Goldstein also discussed with the XLNT representatives various issues related to the potential business combination, including, but not limited to, requirements for audited financial statements, the impact of these requirements on timing and XLNT’s ability to continue to grow through acquisitions, whether Echo would issue registered shares to XLNT, lock-up periods and registration rights.

At the regular meeting of the board of directors of Echo held on August 17, 2006, Powell Goldstein presented an overview of the recent discussions between Echo and XLNT and Mr. Pendergest discussed the then status of the due diligence investigation as well as accounting matters relating to the need for XLNT to provide audited financial statements on a variety of the businesses that it had recently acquired. The board of directors discussed XLNT’s recent financial performance with revenue of $6.5 million for the six months ended June 30, 2006 and a targeted pro forma revenue of $50.0 million for the twelve months ended December 31, 2006, the capabilities of XLNT’s personnel, the financial statement requirements for a proxy statement if Echo were to enter into a transaction with XLNT, XLNT’s resources and prospects for growth and various other issues deemed pertinent to the consideration of XLNT as a target for a business combination, including whether the value of the transaction would exceed 80% of Echo’s net assets at the time the transaction was consummated. The board of directors determined to engage Morgan Joseph to provide investment banking and financial advisory services to Echo. It was determined that the services to be provided by Morgan Joseph would not include the rendering of a fairness opinion.

On August 18, 2006, Powell Goldstein circulated a draft merger agreement to Echo’s officers and later to representatives of XLNT, which included Messrs. Wallace, Rosenbloom and Shroff and XLNT’s outside counsel, McDermott. Messrs. Burleson, Kanter, Pendergest, and Powell Goldstein also participated in a conference call with Messrs. Wallace, Rosenbloom, Shroff and Joel Rubinstein of McDermott to discuss XLNT’s preliminary thoughts on the draft merger agreement circulated earlier that day.

On August 21, 2006, Powell Goldstein received XLNT’s revisions to the proposed letter of intent, and on August 22, 2006, Messrs. Burleson, Kanter, Pendergest and Powell Goldstein participated in a conference call with representatives of XLNT regarding the letter of intent to discuss such revisions, which included a proposal that

XLNT be given pro forma credit in determining the aggregate merger consideration for the revenue for all acquisitions closed by XLNT as of the effective date of Echo’s proxy statement, a cap on the amount of revenue for which XLNT would receive purchase price credit, a minimum amount of cash in Echo’s trust fund as for the closing date, a cap on the number of fully diluted shares that XLNT could have outstanding as of the date of consummation of the merger, a minimum EBITDA requirement and certain exclusions from the calculation of EBITDA such as non-recurring corporate expenses, non-cash compensation expense, costs incurred in the acquisition of various hospitals and merger related expenses, a requirement that certain stockholders agree to lock-up their shares received in the merger for a period of not less than 180 days following the date of consummation of the merger, the amount that will be held in escrow for possible indemnification of claims asserted by Echo, XLNT’s ability to incur additional debt and the terms of such debt and Echo’s approval rights relating thereto, the term of the escrow and the amount that a claim must exceed in order to be considered for indemnification, whether the definition of a “material adverse change” would include an event that would potentially have an adverse impact on XLNT’s or Echo’s “prospects” and fixing a final termination date for the transaction of April 30, 2007. Following that discussion, Powell Goldstein circulated to the Echo board a draft letter of intent with XLNT containing revisions responding to comments provided by XLNT and then later circulated the draft letter of intent to representatives of XLNT.

On August 22, 2006, Messrs. Burleson, Kanter, Pendergest and Powell Goldstein participated in a conference call with Mr. Shroff and McDermott regarding Echo’s revisions to the letter of intent circulated on the prior day. The discussion focused on a gross revenue cap of $65.0 million and a revenue multiple of 2x for purposes of determining the aggregate merger consideration, the ability of XLNT to have up to 19.5 million shares outstanding on a fully diluted basis as of the date of consummation of the merger, a maximum interest rate of 12% on any debt incurred by XLNT, the composition of the surviving company’s board of directors and the provisions providing for indemnification of Echo. Mr. Wallace also updated the participants on the status of XLNT’s acquisition program. Powell Goldstein revised the letter of intent to include the discussion from this call and then circulated the revised letter of intent to Messrs. Burleson, Kanter, and Pendergest. After their review, Powell Goldstein circulated the revised draft letter of intent to representatives of XLNT.

On August 24, 2006, Mr. Pendergest returned to XLNT’s headquarters in San Jose, California to perform additional due diligence and follow-up work on-site.

On August 26, 2006, Powell Goldstein revised the draft merger agreement to reflect the changes previously made to the letter of intent and circulated the draft merger agreement to Echo’s board of directors and various representatives of XLNT including Galen and McDermott. Powell Goldstein also circulated the letter of intent to Echo’s board of directors for its discussion at its next meeting.

The board of directors of Echo met in person on August 29, 2006 at the Chicago O’Hare Airport Hilton. Mr. Pendergest reviewed a draft of an analysis prepared by Morgan Joseph of the theoretical price per share of Echo common stock as of December 31, 2007 and June 30, 2008 based on a range of trading multiples and potential future EBITDA values. At Echo’s request, Morgan Joseph also prepared a comparison of the theoretical returns realizable by XLNT stockholders in both a private equity transaction and the merger with Echo. In preparing the analyses, Echo provided the various assumptions to be utilized by Morgan Joseph (without any further inquiry on its part) in determining the financial performance of the company following the merger as well as the financial performance of XLNT assuming that it obtained additional private equity financing in lieu of pursuing the Echo merger. These assumptions were based on information provided by XLNT management to Echo and assumptions provided by Echo and utilized by Morgan Joseph (without any further inquiry on its part) with respect to revenue growth rates and the increases in the EBITDA margin assumptions that were used in the “base case” analyses described above. For further information on the analyses prepared by Morgan Joseph and the assumptions underlying such analyses, see “The Merger — Due Diligence — Background.”

Mr. Pendergest also updated the board on due diligence findings to date as well as XLNT’s actual financial performance as compared to its plan and the performance of recent acquisitions. The board discussed Mr. Pendergest’s presentation, asked various questions regarding XLNT’s actual financial performance and ultimately determined that the information provided supported a conclusion that XLNT’s performance would be consistent with the lower range of estimated performance contained in the Morgan Joseph analysis. The board also discussed the need to consider the cost of developing and documenting compliance procedures that will be required following the consummation of the merger such as those required by Sarbanes-Oxley. The board also reviewed the current version of the letter of intent with XLNT and determined to authorize management to move forward to finalize the terms thereof based on the board’s sense of how certain open issues should be resolved including the maximum revenue cap of $57.25 million, a minimum targeted EBITDA margin, a timeline to completion and the need for a final termination date of August 31, 2007. For further information regarding the services provided by Morgan Joseph, see “Recommendation of Echo’s Board of Directors in the Special Committee — Due Diligence — Background.”

At the August 29th meeting, due to Mr. Kanter’s role as a director of XLNT, Messrs. Kanter’s and Burleson’s ownership of XLNT stock (and, in the case of Mr. Kanter, options to acquire XLNT stock) and the potential for XLNT to hire Mr. Pendergest as a member of management subsequent to any business combination, the board of directors unanimously determined to establish a special committee of the board of directors to consider a possible business combination with XLNT. The board authorized the special committee to engage its own legal counsel and financial advisors and delegated to the special committee the authority to review and negotiate the price, terms and conditions of any business combination with XLNT and to assist Echo and its counsel in the negotiation of the agreements related to any business combination and any filings related thereto, to the extent it deems appropriate; to evaluate the fairness of any business combination with XLNT to the stockholders of Echo; to reject or approve, in the special committee’s sole discretion, a business combination with XLNT; to make a recommendation to the board as to whether the board should approve such a business combination and any applicable agreement related to such business combination; and to make a recommendation to the stockholders of Echo regarding such business combination, as applicable. Having discussed with Powell Goldstein the applicable standards under Delaware law with respect to the formation and function of a special committee, the board concluded that Messrs. Brukardt and Clemow and Drs. Bauer and Martin were “disinterested” and “independent” directors and qualified to serve on the special committee and appointed them to the newly established special committee.

Following the establishment of the special committee, the board adjourned so the special committee could convene its initial meeting and review the current draft letter of intent with XLNT and the board’s recommendations with respect to the resolution of open issues.

The special committee met on August 29, 2006, immediately following the Echo board meeting. During this meeting, the relationships between XLNT and Messrs. Kanter and Burleson were discussed as well as the possibility that Mr. Pendergest could be employed by the surviving company following completion of the merger. The committee concluded that in light of Mr. Kanter’s established relationships with the XLNT directors and knowledge of XLNT’s business, he should continue to lead the negotiations, subject to oversight by the special committee in general and Dr. Martin in particular. Dr. Martin was appointed chairman of the special committee due to his recent experience in a previous role and would provide the primary day-to-day supervision of the negotiations. The special committee also discussed the draft letter of intent and following discussion determined to authorize Mr. Kanter to continue negotiations and endorsed the recommendations of the board regarding the resolution of pending issues including a revenue cap of $57.25 million, a target level of EBITDA and associated EBITDA margin and the ultimate termination date. The special committee also determined that it was important that the chairman of Echo continue as the non-executive chairman of the surviving company following the merger and that the special committee would retain its own financial advisor for purposes of obtaining a fairness opinion but no decision was made at this meeting as to who the financial advisor would be or when the fairness opinion would be requested although the special committee discussed certain firms as possible financial advisors. The special committee also considered the need to employ separate counsel but determined to use Powell Goldstein since issues that can provide the basis of a conflict of interest for company counsel (e.g., the desire of management to retain their positions following the merger and counsel’s relationship with management) were not present in the instant situation.

The board meeting reconvened and Dr. Martin reported on the decisions of the special committee. Dr. Martin also advised the board that the special committee intended to retain a financial advisory firm for the purpose of providing a fairness opinion to the special committee and reviewed the list of potential firms that had been developed by the special committee which included, but was not limited to, Piper Jaffray, First Albany and Duff & Phelps. Dr. Martin advised the Board that the Special Committee had determined to defer contacting any financial advisory firms at this time. Dr. Martin also discussed the process to be followed going forward and directed that a representative of Powell Goldstein or a member of the special committee should be involved in all substantive negotiation sessions. Dr. Martin then informed the board that the special committee had reviewed and endorsed the conclusions of the board regarding the content of a response to XLNT on the unresolved issues in the letter of intent and directed management and Powell Goldstein to continue the current negotiations. Finally Dr. Martin reported that the special committee determined that the members would serve without compensation.

Subsequent to the board meeting, Powell Goldstein circulated a revised letter of intent to McDermott and Echo’s directors, and on August 30, 2006, McDermott provided its comments to the draft merger agreement to Messrs. Pendergest and Kanter and Powell Goldstein.

On August 31, 2006, Messrs. Kanter, Burleson, Koby, Shroff, and counsel for XLNT and Echo met in New York City at the offices of McDermott to discuss the draft letter of intent and merger agreement. The parties agreed on the maximum amount of indebtedness that XLNT could incur as of the consummation of the merger, that XLNT would be required to demonstrate $8.15 million of EBITDA on a last twelve months pro forma basis, that the ultimate termination date would be August 31, 2007 but that such date would be delayed on a day-for-day basis by the number of days, if any, by which XLNT did not meet its deadline to deliver audited financial statements, that Mr. Burleson would serve as non-executive chairman of the surviving company and that Echo would have a right to approve any new acquisitions to be made by XLNT that did not meet certain requirements regarding the purchase price multiples based on revenue and EBITDA. The letter of intent was further revised and distributed to Echo’s board of directors. A draft voting agreement was circulated to Echo’s officers and XLNT’s counsel.

The special committee of Echo held a telephonic meeting on September 1, 2006 to discuss the developments in the negotiation of a business combination with XLNT. The special committee discussed the remaining outstanding issues related to the negotiation of a letter of intent with XLNT which included, but were not limited to, whether Echo would issue registered or unregistered shares, stockholder lock-up agreements and the negotiation of an employment agreement with Mr. Wallace to continue as XLNT’s chief executive officer subsequent to the proposed business combination. At this meeting the special committee authorized the execution of the letter of intent. Subsequent to this meeting, Powell Goldstein circulated the letter of intent to XLNT’s counsel and representatives. The letter of intent was executed by Mr. Burleson later this same day.

During the week of September 5, 2006, the parties, including Dr. Martin in his capacity as chairman of the special committee, engaged in various in-person meetings at McDermott to discuss the draft merger agreement, Mr. Wallace’s employment agreement, and certain ancillary agreements, such as lock-up agreements. Echo also executed an engagement letter retaining Morgan Joseph as of August 9, 2006 for investment banking and financial advisory services (which services do not include rendering a fairness option) in connection with the proposed business combination with XLNT. Powell Goldstein circulated to Echo’s board of directors and the special committee a summary of the draft merger agreement and ancillary agreements and other exhibits to the merger agreement.

On September 6, 2006, the merger agreement and certain ancillary agreements were further revised to reflect the resolution by the parties of certain issues such as the agreement by Echo to issue registered shares, board composition for the surviving company, Mr. Wallace’s employment agreement and the lock-up agreements for significant stockholders and thus the summaries of these agreements were further revised and redistributed to Echo’s board of directors.

The special committee of the board of directors of Echo held an in-person meeting in New York City at the offices of McDermott on September 6, 2006. The special committee and Powell Goldstein reviewed summaries of the merger agreement and ancillary agreements and then discussed the proposed resolution of the various issues related to the same, including, but not limited to, the aggregate merger consideration, the agreement to register the shares to be given to XLNT’s stockholders in any business combination on Form S-4, the convertible notes and terms of such notes held by certain of XLNT’s security holders, the debt cap for XLNT set by the merger agreement, the merger agreement’s representations, warranties and provision for material adverse changes and XLNT’s planned acquisitions. The special committee requested Powell Goldstein to summarize the provisions of the proposed stock incentive plan (which is now reflected in the 2007 stock incentive plan proposal). The special committee then considered the composition of Echo’s board of directors subsequent to the merger, as contemplated by the draft merger agreement and ancillary agreements, and the acquisition committee mandated by the merger agreement pursuant to which Echo was afforded approval rights regarding significant acquisitions by XLNT. The special committee also discussed the merits of a business combination with XLNT in general and whether the special committee was prepared to consider taking formal action with respect to the proposed merger with XLNT. In light of the significance of certain unresolved issues relating to Mr. Wallace’s employment agreement, the special committee determined to postpone consideration of whether to approve and recommend to the board of directors a merger with XLNT until the special committee received additional information related to various unresolved issues including, but not limited to, the terms of an employment contract with Mr. Wallace.

Echo’s board of directors also held an in-person meeting in New York City at the offices of McDermott on September 6, 2006. At this meeting, the board of directors received the special committee’s report that it had determined to postpone consideration of whether to approve and recommend to the board of directors a merger with XLNT until the special committee received additional information regarding the resolution of certain open issues in Mr. Wallace’ employment agreement including, without limitation, the obligations of the surviving company to Mr. Wallace under certain circumstances in the event he ceased to serve as chief executive officer. The board instructed Powell Goldstein and Echo’s officers to work with XLNT and its counsel to resolve any outstanding issues to the special committee’s satisfaction and to gather from XLNT the information requested by the special committee.

During the evening of September 6 and continuing through the morning of September 7, Echo’s officers, Powell Goldstein and Dr. Martin requested information from XLNT and its counsel and worked with representatives of XLNT to resolve the outstanding issues related to the merger agreement and ancillary agreements.

On September 7, 2006, the special committee reconvened for an in-person meeting in New York City at the offices of McDermott. The special committee received Powell Goldstein’s summary of the status of the employment agreement between Mr. Wallace and XLNT and reviewed the changes to the merger agreement from the prior draft the special committee had received which included, but were not limited to, the requirement that XLNT demonstrate positive working capital, the substance of the representation and warranty to be given by XLNT regarding its financial statements, XLNT’s agreement that the minimum amount of cash to be delivered by Echo at closing would not be deemed to be reduced by the cost of any fairness opinion or the cash paid to Echo stockholders who request conversion. A discussion ensued in which the special committee considered these changes as well as the terms of Mr. Wallace’s employment agreement with the surviving company. Following its discussion, the special committee unanimously determined that the merger agreement was fair to and in the best interests of Echo’s stockholders. The special committee unanimously approved the merger, merger agreement and ancillary agreements and recommended their approval to the board of directors.

Immediately following the special committee’s meeting on September 7, the board of directors met in-person in New York City at the offices of McDermott to receive the special committee’s unanimous recommendation regarding the merger, merger agreement and ancillary agreements. The board of directors then discussed the current merger agreement and ancillary agreements. Following discussion, the board unanimously determined that the merger agreement was fair to and in the best interests of Echo’s stockholders. The board then unanimously approved the merger, merger agreement and ancillary agreements and recommended their approval by Echo’s stockholders. The board also appointed Mr. Burleson and Dr. Martin as permanent members of the committee that would review proposed acquisitions by XLNT and determined that the third seat on such committee would rotate among the other members of the special committee.

The Echo board of directors and special committee instructed Echo’s management and Powell Goldstein to work with XLNT to finalize the merger agreement and the related ancillary agreement in a manner consistent with the discussion at the meeting. On September 8, 9 and 10, 2006, McDermott and Powell Goldstein finalized the merger agreement, the related ancillary agreements and the disclosure schedules.

On September 11, 2006, representatives of XLNT and Echo executed the merger agreement, and Echo issued a press release and filed a Form 8-K announcing the merger agreement.

Following the execution of the original merger agreement, representatives of Echo, XLNT and their respective auditors and legal counsel were in frequent contact regarding the financial statements that XLNT would need to provide for inclusion in Echo’s proxy statement/prospectus. Because XLNT had acquired a significant number of veterinary clinics during 2005 and 2006, up to three years of historical audited financial statements would need to be included with respect to virtually all of the veterinary clinics that XLNT had acquired, regardless of the current materiality of such clinics. However, it was determined that Echo might be eligible to utilize the financial statement disclosure requirements set forth in Staff Accounting Bulletin No. 80, or SAB 80, which would eliminate the need to provide certain historical audits of clinics that were not viewed as material to XLNT’s current operations. However, the ability to utilize SAB 80 required the consent of the staff of the SEC. As a result, on October 26, 2006, December 13, 2006, and January 19, 2007, Echo submitted correspondence to the SEC staff seeking permission to utilize SAB 80 for purposes of determining the financial statements required to be included in this proxy statement/prospectus. Following several conversations among representatives of the SEC, and XLNT’s and Echo’s respective auditors and legal counsel, on January 23, 2007, the SEC staff informed Echo that it did not object to the use of SAB 80 for purposes of determining the financial statement disclosure requirements for Echo’s proxy statement/prospectus.

During September and October 2006, XLNT continued to pursue its program of acquiring veterinary clinics in order to meet the threshold requirement in the original merger agreement that XLNT demonstrate minimum revenue in 2006 of $48.0 million, calculated on a pro forma basis to include, for purposes of the 2006 revenue calculation, the revenue of any clinics that as of December 31, 2006, had entered into a definitive agreement to be acquired by XLNT, and which closed by March 31, 2007. However, in November 2006, XLNT informed Echo that it did not expect to achieve pro forma revenues of $48.0 million by December 31, 2006 unless it acquired another veterinary clinic consolidator. As noted above, at this time Echo was in the process of seeking SEC staff permission to utilize SAB 80 for purposes of determining the financial statement requirements for Echo’s proxy statement/prospectus. Echo was concerned that the acquisition by XLNT of another consolidator would further complicate such requirements if there was a material increase in the number of clinics for which audited historical financial statements would be required for inclusion in this proxy statement/prospectus. Echo’s concerns focused on both the associated expense as well as the possibility of a material delay in XLNT’s ability to obtain such financial statements which could have implications for the timing of the closing of the merger since as a special purpose acquisition company, Echo has only a limited period of time within which to complete an acquisition.

In light of these competing objectives, on November 21, 2006, Rick Miller of Powell Goldstein and Joel Rubinstein of McDermott, legal counsel for Echo and XLNT, respectively, had a telephone conference to discuss the status of XLNT’s acquisition program, the pipeline of future acquisitions that were either under contract or in active negotiations, the expected timing of the completion of such acquisitions and the implications for the financial statement disclosure requirements for this proxy statement/prospectus. Messrs. Miller and Rubinstein determined that at some point XLNT would need to suspend its acquisition program because continuing acquisitions would likely trigger a requirement to supplement this proxy statement/prospectus. They discussed the possibility of eliminating the December 31, 2006 deadline for having acquisition targets under contract and include instead a later deadline for closing acquisitions. Messrs. Miller and Rubinstein also discussed imposing a requirement that any acquisition target that is acquired subsequent to December 31, 2006, deliver as a condition to closing the historical audited financial statements that would need to be included in Echo’s proxy statement/prospectus. Finally, Mr. Rubinstein advised Mr. Miller that in order to fund the closing of the acquisitions that had been targeted, he had been informed by XLNT that it would need the ability to issue additional equity securities and possibly incur additional indebtedness, both of which actions were restricted by the terms of the original merger agreement.

Following the November 21, 2006 conference between Powell Goldstein and McDermott, on November 22, 2006, representatives of Echo, XLNT and their respective legal counsel convened a telephone conference to discuss XLNT’s need for additional time to complete the acquisition of additional veterinary clinics and to obtain additional financing required to fund such acquisitions. XLNT’s representatives reviewed potential sources of additional equity capital for XLNT and the likely terms of such capital. Echo’s representatives discussed timing considerations relating to the completion by XLNT of the required audits of the clinics to be acquired, the preparation and filing of this proxy statement/prospectus with the SEC and the expected timing of the SEC review process. Echo also noted that if XLNT were accorded additional time to complete acquisitions, Echo would not be willing to apply the existing 2x multiple of pro forma revenue to any incremental revenue in excess of the $60.0 million revenue cap established by the original merger agreement. The parties were unable to reach an agreement during the course of this conference and determined that the complexity of the issues required an in-person meeting to develop a comprehensive proposal.

On December 1, 2006, representatives of Echo and XLNT and their respective legal counsel met in New York City at McDermott’s offices to discuss the possible terms of an amendment to the original merger agreement. The potential amendments to the original merger agreement that were discussed included, among others, (i) elimination of the December 31, 2006 deadline for completing acquisitions of veterinary clinics (or signing definitive acquisition agreements with respect to an acquisition which subsequently closed no later than March 31, 2007), (ii) establishing a requirement that any term sheets or definitive acquisition agreements signed subsequent to December 31, 2006 must include a provision that would permit XLNT to terminate the acquisition in the event the target is not able to provide at closing the financial statements that Echo would need to include in this proxy statement/prospectus as a result of the acquisition of the target by XLNT, (iii) an increase in the $60.0 million pro forma revenue cap (a $75.0 million cap was suggested), (iv) a reduction in the multiple that Echo would apply to pro forma revenue in excess of $60.0 million up to the revenue cap, (v) the elimination of the one-time $1.0 million “credit” that Echo had given XLNT to offset estimated cash proceeds that Echo would receive following the merger upon the exercise of options and warrants that XLNT had issued which would become exercisable for Echo common stock as a result of the merger in exchange for calculating the exchange ratio using the “Treasury Method” for XLNT’s warrants and options outstanding at the time of the merger, (vi) a new provision that would increase the Aggregate Merger Consideration by the amount of any unused cash proceeds from a debt or equity offering as reflected on XLNT’s balance sheet at the time of the closing of the merger, in the event XLNT demonstrated both positive working capital and positive net cash, (vii) elimination of the limitation on the number of fully diluted shares of common stock XLNT could have outstanding at the time of the merger, (viii) a requirement that XLNT deliver all of the financial statements relating to periods ending on or before December 31, 2006 by February 15, 2007, and (ix) certain modifications to the limitation on XLNT’s ability to incur indebtedness. The meeting ended with no agreement on any of the foregoing issues but the parties did agree to continue their dialogue.

Following the December 1, 2006 meeting, representatives of Echo and XLNT and their respective legal counsel were in frequent and extensive contact concerning the scope and substance of any possible amendment to the original merger agreement. At approximately this same time, XLNT initiated discussions with certain of its significant investors regarding a possible offering of $5.0 million of equity and $5.0 million of mezzanine debt, the proceeds of which would be used to enable XLNT to consummate various acquisitions it had negotiated as well as others that were in the process of being negotiated.

During the period from December 18, 2006 until approximately January 21, 2007, representatives of Echo and XLNT had infrequent discussions regarding the status of XLNT’s acquisition program and fund raising efforts.

On the evening of January 22, 2007, Rick Miller of Powell Goldstein and Joel Rubinstein of McDermott, legal counsel for Echo and XLNT, respectively, convened a telephone conference to discuss terms of a possible amendment to the original merger agreement. During this conference, counsel for XLNT proposed various amendments to the original merger agreement including, among others, the following: (i) increasing the minimum revenue target that XLNT had to achieve from $48.0 million to $57.5 million, (ii) including in the determination of the purchase price an amount equal to 2x pro forma revenue up to $60.0 million and 1.33x for all incremental pro forma revenue in excess of $60.0 million but capped at $75.0 million, (iii) providing that a director designee from Galen would serve as co-chairman of the company’s board following the merger together with Mr. Burleson, (iv) the exclusion from the definition of indebtedness of certain payments that XLNT might be required to make in the nature of earn out payments for acquired veterinary clinics and (v) the elimination of the restriction on the number of fully diluted shares of common stock that XLNT could have outstanding as of the closing of the merger and an increase in the amount of indebtedness that XLNT could incur (both of which changes were necessary in order to permit XLNT to close on additional financing that was in the process of being negotiated by XLNT and which was required if XLNT was to be able to complete certain targeted acquisitions). Messrs. Miller and Rubinstein reconvened again the following morning (January 23, 2007) and Mr. Miller proposed, among other changes, (i) reducing the multiple for incremental revenues in excess of $60.0 million up to $75.0 million from 1.33x to 1.15x, (ii) a commitment by XLNT to obtain lock-up agreements from various stockholders in advance of the closing of the merger (the delivery of lock-up agreements was a closing condition under the original merger agreement) and (iii) appointing the Galen designee as Vice Chairman of the company’s board following the merger. Mr. Miller indicated that eliminating the restriction on the number of fully diluted shares of common stock that XLNT had outstanding at the completion of the merger was not an issue but that further information would be needed regarding the additional indebtedness that XLNT desired to incur.

During the evening of January 26, 2007, representatives of Echo and XLNT, including their respective legal counsel, convened a telephone conference to discuss the possible amendments to the original merger agreement, the timing of XLNT’s sale of Series B convertible preferred stock and the correspondence received from the SEC staff on January 23, 2007, enabling Echo to utilize the financial statement disclosure requirements set forth in SAB 80 and the specific requirements of SAB 80. XLNT advised Echo that the size of the equity and debt offerings had been increased and gave Echo a preliminary assessment of the interest rate that would accrue on the mezzanine debt and the use of warrants to provide a yield enhancement for the lenders. During this conference, the parties continued to discuss possible amendments to the original merger agreement including, among other provisions, a requirement that XLNT would need to demonstrate a minimum of $57.5 million in pro forma 2006 revenue (an increase from $48.0 million) and $9.8 million in pro forma EBITDA for the same period. Echo also proposed that all financial statements for periods ending on or before December 31, 2006 would be delivered to Echo on or before April 15, 2007 and that XLNT would not engage in further acquisitions of veterinary clinics after February 28, 2007. XLNT expressed concern over the inability to continue its acquisition program during the period that Echo’s proxy statement/prospectus was being reviewed by the SEC through the date of consummation of the merger in that XLNT was giving up the opportunity to continue to grow its business. The parties discussed generally a concept whereby XLNT’s stockholders could receive incremental merger consideration if, during the period that XLNT had to suspend acquisitions, it was successful in increasing revenue (on an annualized basis) over 2006 coupled with an increase in EBITDA and an improvement in EBITDA margin. No agreement was reached during this call but Echo agreed to reflect on the various issues and to submit a comprehensive proposal to XLNT for consideration.

On January 27 and 28, 2007, representatives of Echo engaged in a series of discussions regarding the terms of a possible comprehensive proposal to amend the original merger agreement and the need to obtain the approval of the special committee of any such proposal. These discussions culminated in a proposal that was delivered by Echo’s legal counsel to representatives of XLNT and its legal counsel during the evening of January 28, 2007. The proposal contained the following principal terms.

•	XLNT would suspend its acquisition program on March 1, 2007.

•	XLNT would deliver the audited financial statements for all periods ending on or before December 31, 2006 by March 30, 2007.

•	XLNT would deliver the audited financial statements for all clinics acquired in 2007 as well as XLNT’s consolidated financial statements for the period ending March 31, 2007, on or before May 1, 2007.

•	At closing, the merger consideration would be based on 2x December 31, 2006 pro forma revenue (without any cap on that amount) but the calculation of pro forma revenue will be limited to XLNT as of December 31, 2006 plus any businesses acquired by March 1, 2007 that are listed on the pipeline report delivered to the XLNT board of directors at the January 2007 board meeting.

•	“Additional Merger Consideration” would be available for XLNT’s stockholders if (i) XLNT has met all financial statement delivery dates and (ii) there is an increase in pro forma revenue (greater than 105% of pro forma revenue as of December 31, 2006) as well as an improvement in EBITDA margin, all as of September 30, 2007 (annualized) as compared to EBITDA margin as of December 31, 2006. If annualized EBITDA margin as of September 30, 2007 increases by 100 basis points over the December 31, 2006 pro forma EBITDA margin, then the revenue as of September 30, 2007 (annualized), in excess of 105% of the pro forma revenue as of December 31, 2006 (referred to as “Incremental Revenue”), would be multiplied by 1.15 and added to the calculation of Aggregate Merger Consideration (as defined in the merger agreement). If the annualized EBITDA margin for the subject period increases by 250 basis points then the Incremental Revenue will be multiplied by 1.33 and the result included in the calculation of Aggregate Merger Consideration.

•	Echo would consent to the creation of a $1.0 million bonus pool that would be payable to XLNT’s management in the event XLNT successfully meets the financial statement delivery due dates and generates Incremental Revenue that results in Additional Merger Consideration. The amount of the bonus pool would not be deducted from the calculation of Net Cash Amount or Final Working Capital (each as defined in the merger agreement) and that the specific parameters of the various awards that would be payable would be determined by XLNT’s compensation committee. However, 50% of the pool would be earned if the annualized EBITDA margin as of September 30, 2007 improved by 100 basis points over the pro forma EBITDA margin as of December 31, 2006. 100% of the bonus pool would be earned if the annualized EBITDA margin improved by 250 basis points.

•	XLNT would be permitted to redeem shares from certain existing stockholders who were not otherwise required to deliver a lock-up agreement.

•	All parties that agreed to deliver lock-up agreements would deliver such agreements by March 8, 2007.

•	XLNT would seek stockholder approval on or before March 8, 2007.

•	The Net Cash Amount would be reduced dollar-for-dollar by interest earned on Echo’s trust account.

Echo also distributed the proposal to the members of the special committee and board of directors and called meetings for both groups for the following evening.

On January 29, 2007, Rick Miller of Powell Goldstein, counsel to Echo, had a series of conversations with Zubeen Shroff of Galen and Joel Rubinstein of McDermott, counsel to XLNT, to discuss possible modifications to the proposal sent by Echo on January 28, 2007. Among other modifications discussed was the characterization of the $57.5 million revenue hurdle as a minimum purchase price (as opposed to a condition to closing that could be waived by Echo), a limitation of up to $63.0 million in pro forma revenue that would be multiplied by 2x in determining Aggregate Merger Consideration with any pro forma revenue of excess of $63.0 million being multiplied by 1.15x in determining Aggregate Merger Consideration and delaying the date by which XLNT would be required to suspend its acquisition program to March 15, 2007. A revised draft of the merger agreement showing the changes then under consideration was furnished by Powell Goldstein on the evening of January 29th to the Echo board of directors, the special committee and to XLNT and McDermott.

Later on the evening of January 29, 2007, the Echo special committee convened a meeting with all members participating via telephone conference. Mr. Miller of Powell Goldstein first reviewed the implications of using SAB 80 to determine the financial statement requirements for Echo’s proxy statement/prospectus. Mr. Miller also described the changes contained in the draft amended and restated merger agreement reflecting the various points discussed above. Following discussion, Messrs. Burleson and Pendergest were invited to join the meeting to share their views on the proposed amendments. Following extended discussion, the special committee recommended that the pro forma revenue cap be reduced from $63.0 million to $60.0 million and the minimum pro forma EBITDA as of December 2006 be increased to $9,775,000 million (reflecting a 17% margin on the minimum revenues of $57.5 million), and based on those changes, approved the amendments to the original merger agreement and recommended that the board of directors approve the same.

Following the adjournment of the special committee meeting, the Echo board of directors convened and received a presentation from Dr. Martin regarding the actions just taken by the special committee. Following discussion, the board of directors accepted the recommendation of the special committee and approved the amendments to the original merger agreement. Later that evening, Powell Goldstein circulated to XLNT and McDermott a revised version of the merger agreement reflecting the changes that the special committee had required. A copy of the transmittal was also provided to the Echo board of directors and special committee the following morning with a request that the changes reflected thereon be reviewed and confirmed.

On January 31, 2007, McDermott circulated a revised draft of the amended merger agreement. On February 1, 2007, Messrs. Miller and Rubinstein reviewed the changes to the original merger agreement and agreed to confirm with their respective clients that the changes were acceptable and that the clients were prepared to proceed.

On February 4, 2007, Mr. Rubinstein sent Mr. Miller a revised draft lock-up agreement to be signed by XLNT’s significant stockholders and requested confirmation that the form of agreement was acceptable to Echo. Mr. Miller confirmed that the lock-up agreement was acceptable to Echo. Later on February 4th, Mr. Rubinstein informed Mr. Miller that there were several points on the January 31st draft that he needed to confirm with his client, most notably the requirement that any XLNT acquisitions were to be limited to the targets identified on the pipeline report submitted to the XLNT board of directors in January 2007.

On February 6, 2007, Mr. Miller notified Mr. Rubinstein that Echo had determined that it would be necessary to provide that in order for the XLNT stockholders to receive the benefit of including Incremental Revenue in the calculation of Aggregate Merger Consideration, XLNT would need to improve the 2007 Year-To-Date EBITDA Margin (as defined in the draft amended merger agreement) by at least 100 basis points over a minimum EBITDA margin of 16.5%.

On February 9, 2007, Powell Goldstein and McDermott worked to resolve technical drafting concerns relating to various provisions. This culminated with Powell Goldstein circulating a revised draft of the amended merger agreement which made certain changes requested by McDermott relating to the timing of the deposit of shares with the escrow agent but retained the 16.5% minimum EBITDA margin requirement noted above.

On February 10, 2007, representatives of Echo and XLNT discussed the 16.5% minimum EBITDA margin. XLNT’s position was that the minimum target should be the EBITDA margin as of December 31, 2006 rather than 16.5% which Echo had selected which was XLNT’s consolidated EBITDA margin for November 2006. Mr. Pendergest had prepared an analysis of XLNT’s EBITDA margin through November 2006 and projected EBITDA margin through December 2006 and this information was shared with XLNT. XLNT also raised certain concerns regarding the need to suspend its acquisition program on March 15, 2007 and that acquisitions were limited to those listed on the January 2007 pipeline report provided to the XLNT board of directors since additional acquisition targets had been identified in the intervening period.

On February 13, 2007, Powell Goldstein circulated a revised draft of the amended merger agreement reflecting the various technical drafting changes that had been discussed over the prior days. However, such draft continued to reflect a minimum EBITDA margin of 16.5%, a requirement that XLNT terminate its acquisition program on March 15, 2007 and limited such acquisitions to those listed on the January 2007 pipeline report. Following additional discussions between Echo and XLNT which continued through February 14, 2007, Echo agreed to reduce the minimum target to 16.2%, extend the date on which XLNT was required to suspend its acquisition program to March 31, 2007 and eliminate the requirement that the acquisitions be listed on the pipeline report but retained the right that existed in the original merger agreement to approve acquisitions that exceeded certain financial benchmarks, which changes were reflected in a draft of the revised merger agreement circulated by Powell Goldstein on February 14, 2007.

On February 15, 2007, the parties and their representatives discussed technical drafting issues and certain modifications to the list of XLNT stockholders who would be required to deliver lock-up agreements.

On February 16, 2007, the parties exchanged executed signature pages for the Amended and Restated Agreement and Plan of Merger.

During the period from February 16–March 31, 2007, XLNT continued its acquisition program resulting in the acquisition of hospitals that brought XLNT’s total pro forma revenue for 2006 to $70.7 million, exceeding the $57.5 million minimum by 22.3%.

Subsequent to the execution and delivery of the Amended and Restated Merger Agreement, XLNT worked on preparing the financial statements required to be included in this proxy statement/prospectus but did not meet its financial statement delivery obligations on March 31 and May 10, 2007. As a result, XLNT’s management became ineligible to receive any portion of the bonus pool described above. Furthermore, the XLNT stockholders became ineligible to receive any potential increase in the Aggregate Merger Consideration based on Incremental Revenue and improvements in EBITDA margins as described above.

On June 26, 2007, Mr. Shroff met Messrs. Burleson, Martin and Miller for dinner at the Chicago O’Hare Hilton prior to Echo’s in person board meeting scheduled for June 27, 2007. Gary Brukardt, a member of the special committee, joined the dinner meeting in progress. At the dinner meeting, the participants reviewed generally XLNT’s management team and a possible candidate to be hired as XLNT’s President and Chief Operating Officer.

On the morning of June 27, 2007, Mr. Shroff met again with Messrs. Burleson, Martin and Miller. Mr. Kanter also joined the meeting and, while the meeting was in progress, Mr. Alastair Clemow and Mr. Gary Brukardt, both members of Echo’s special committee, joined the meeting. During the meeting, Mr. Shroff requested that Echo consider reinstating the ability for XLNT’s stockholders to obtain additional merger consideration based on an improvement in XLNT’s operating performance during 2007 or 2008 and also suggested that Echo reinstate a management bonus tied to the successful completion of the merger. Mr. Shroff also reviewed the status of XLNT’s efforts to borrow additional monies since the transaction expenses in general and the expenses incurred in preparing the necessary financial statements in particular had exceeded budgeted expectations. Finally, Mr. Shroff asked the special committee to consider excluding from the calculation of the exchange ratio any options granted in connection with the hiring of new senior management team members.

A general discussion ensued regarding the basis upon which Echo might consider taking such actions. However, Dr. Martin, in his capacity as Chairman of the special committee, with the concurrence of Messrs Clemow and Brukardt, advised Mr. Shroff that the special committee deemed it appropriate to defer consideration of such issues until such time as XLNT had delivered to Echo all of the XLNT financial statements that Echo was required to include in this proxy statement/prospectus along with certain other schedules that XLNT had not delivered regarding the calculation of its pro forma adjusted EBITDA at December 31, 2006.

Following the meeting with Mr. Shroff, the Echo board of directors convened its meeting. Dr. Martin reported on the discussions with Mr. Shroff that occurred on June 26 and 27, 2007 and the position of the special committee.

In July 2007, XLNT delivered to Echo all of the financial statements required to be included in this proxy statement/prospectus. On July 26, 2007, a preliminary proxy statement/prospectus was filed with the SEC.

On September 17, 2007, the Echo special committee convened a conference call meeting to discuss the terms of a possible amendment to the merger agreement. All members of the special committee participated in the meeting along with representatives of Powell Goldstein. The members of the special committee discussed generally the various requests that Mr. Shroff had put forward at the meeting of the Echo board on June 27 and other topics that might be addressed in the context of any subsequent amendment to the merger agreement. The special committee ultimately determined not to put forward a specific proposal for a possible amendment but instead asked Dr. Martin to communicate to Mr. Shroff a summary of the special committee’s position on the various issues that were raised at the June 27 Echo board meeting as well as the views of the special committee resulting from its meeting on September 17th.

On September 18th, Dr. Martin relayed to Mr. Shroff the special committee’s position that it was willing to consider a proposal that XLNT might formulate regarding the various issues that had been raised on June 27th. However, Dr. Martin shared with Mr. Shroff the special committee’s views on the more material issues including, without limitation the following:

•	The special committee recognized that XLNT had incurred unanticipated costs in connection with the proposed transaction (consisting primarily of the expenses associated with preparing the audited financials for the acquired veterinary hospitals) and was willing to provide XLNT with “credit” for such costs. However, the special committee noted that Echo had also incurred unanticipated costs and it was the special committee’s position that any “credit” granted to XLNT would also have to be accompanied by reducing the minimum amount of cash proceeds that Echo would be required to have in its trust account as of the time of consummation of the merger.

•	The special committee declined XLNT’s suggestion that the stock options granted to various members of the XLNT management team, including primarily Messrs Johnson, Eisenhauer and Villasana, be excluded from the calculation of the exchange ratio.

•	The special committee was willing to expand the board of directors of the company following the merger to nine directors to accommodate the inclusion of Mr. Johnson, who had been recently hired as XLNT’s president and chief operating officer, and appointed as an XLNT director.

During the period from September 19, 2007 through September 24th, Mr. Shroff and Dr. Martin were in periodic contact to exchange views and ideas regarding the terms of a possible further amendment to the amended merger agreement in order to refine their respective positions regarding the possible areas of amendment that could be discussed at a joint meeting of the boards of directors of Echo and XLNT that was planned for September 25–26.

The Echo special committee and the XLNT board of directors convened a meeting during the afternoon of September 25th to discuss the terms of a possible amendment to the merger agreement. Messrs. Martin and Shroff presented to the joint meeting their views regarding a possible amendment. Following discussion, in recognition of the additional expenses that both parties had incurred in connection with the proposed transaction, the parties agreed in principle to amend the merger agreement to (i) increase the maximum amount of XLNT indebtedness that Echo would assume from $16.5 million to $19.5 million (indebtedness in excess of $19.5 million would constitute Excess Indebtedness (as defined in the merger agreement)) and (ii) decrease the minimum amount of cash (net of expenses) that Echo would be required to deliver from its trust fund at the closing of the merger from $52.0 million to $50.0 million. The parties also agreed to increase the size of the board of directors of Echo following the merger to nine directors and revise the board voting agreement to provide that the parties would support for three years following the merger the election of five designees sponsored by the Stockholder Representatives (which includes Mr. Wallace for so long as he is either the chief executive officer or beneficial owner of more than 2% of the Company’s voting securities) and four designees sponsored by Echo’s founding stockholders. Finally, since XLNT had substantially exceeded the minimum pro forma 2006 revenue target, the Echo special committee agreed to waive its right to terminate the transaction relating to XLNT’s failure to achieve minimum 2006 pro forma revenue of $57.5 million and minimum 2006 pro forma EBITDA of approximately $9.8 million. At this joint board meeting, Echo consented to the general terms of employment agreements with Messrs. Johnson, Eisenhauer and Villasana, an amendment to the XLNT stock option plan and the granting by XLNT of options to various individuals.

On September 25th, the Echo special committee also convened an in-person meeting to discuss generally the terms of the proposed amendment to the amended merger agreement. At this meeting the special committee also received a presentation from Powell Goldstein regarding the terms submitted by Piper Jaffray & Co. (“Piper Jaffray”) for an engagement to render an opinion to the special committee to satisfy the closing condition to Echo’s obligation to consummate the merger. The material terms of Piper Jaffray’s engagement include (i) a fee of $250,000 payable at the time its opinion is rendered or, alternatively, when Piper Jaffray advises the special committee that it cannot render such an opinion and (ii) an agreement by Piper Jaffray that it will not discuss any future engagements with either Echo or XLNT without the special committee’s prior approval. The special committee approved the engagement of Piper Jaffray to render an opinion and also generally approved the proposed amendments to the amended merger agreement described above. Following the special committee meeting, the Echo board of directors convened an in-person meeting at which Dr. Martin discussed the special committee’s views of the proposed amendments to the merger agreement. No formal action was taken at this meeting because the final language implementing the proposed amendments had not been prepared. Dr. Martin also advised the Echo board of directors that the special committee had decided to retain Piper and reviewed the terms of such engagement.

On September 29th, Powell Goldstein circulated a draft of the Second Amended and Restated Agreement and Plan of Merger. During the period from October 1 through October 22, the parties reviewed and refined the proposed changes to the amended merger agreement.

On October 5 and 6, Mr. Shroff and Dr. Martin engaged in several conversations (which also included representatives of Powell Goldstein, McDermott and Mr. Villasana, XLNT’s general counsel) to discuss various modifications to the representations and warranties being provided by XLNT in the transaction. The focus of the changes was to reflect the extended period of time that had elapsed since the merger agreement was initially executed in September 2006, and Echo’s enhanced understanding regarding the business and affairs of XLNT that had been developed during that time. These revisions also included a revision to the definition of “knowledge” to eliminate the enhancement that any of the named individuals (whose knowledge is imputed as the knowledge of Echo and XLNT) also be deemed to include such knowledge as he would have obtained had he engaged in specific inquiries and investigations regarding the subject representation and warranty as such requirement was viewed as unnecessary and burdensome in light of the scale of Echo’s and XLNT’s operations.

On October 22, Echo’s special committee convened a telephonic meeting and received a presentations from Powell Goldstein summarizing the substantive changes to the amended merger agreement and from Piper Jaffray on the status of its financial analysis. The special committee did not take any action at this time.

Later on October 22, 2007, the special committee convened a second telephonic meeting and received a presentation from Piper Jaffray as well as the opinion of Piper Jaffray to the effect that, as of October 22, 2007, and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the aggregate consideration of 17,954,761 shares of Echo common stock to be issued (or reserved for issuance upon the exercise or conversion of outstanding XLNT options, warrants and convertible debt) by Echo pursuant to the merger agreement was fair, from a financial point of view, to the holders of Echo common stock. See “Opinion of Piper Jaffray & Co.” Powell Goldstein also summarized the final changes to the amended merger agreement. After discussion, the special committee approved the amendments to the amended merger agreement and recommended that the board of directors approve the same. Following the special committee meeting, the Echo board of directors convened a telephonic meeting and received a presentation from Dr. Martin regarding the action that had been taken by the special committee. Following discussion, the board of directors accepted the recommendation of the special committee and approved the amendments to the amended merger agreement. The parties exchanged signature pages for the Second Amended and Restated Agreement and Plan of Merger on October 23, 2007.

Recommendation of the Special Committee and the Board of Directors

The special committee is composed of independent and disinterested directors who are not officers or employees of Echo and are independent of and have no economic interest or expectancy of an economic interest in XLNT or its affiliates. The members of the special committee will not receive compensation for their service on the special committee, regardless of whether the merger is consummated.

Echo’s Reasons for the Merger

The Original Merger Agreement

In seeking out a candidate for a business combination within the healthcare industry, the Echo board of directors developed a set of general criteria that was applied to all potential acquisition candidates in order to systematically narrow the universe of prospective candidates. In reaching its decision to unanimously approve and adopt (and recommend that stockholders approve) the original merger agreement with XLNT and to recommend that stockholders approve the original merger agreement, the merger and related transactions, the Echo board of directors and special committee consulted with its financial and legal advisors. The Echo board of directors and special committee also considered the following factors and potential benefits of the merger with XLNT, each of which was believed to support the decision of the board of directors and special committee:

•	growth potential of the candidate and its market segment;

•	financial condition and results of operation;

•	experience and skill of management, availability of additional personnel and willingness of existing management to continue following the completion of a transaction;

•	capital requirements;

•	competitive position;

•	barriers to entry into the specific industry space served by the candidates;

•	stage of development of the products, processes or services;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary features and degree of intellectual property or other protection of the products, processes or services;

•	regulatory environment of the industry;

•	whether the business combination candidate is well positioned in the industry, with a scalable business model;

•	whether the market segment is fragmented and, if so, whether business combination candidate is positioned to take advantage of market consolidation;

•	whether the business combination candidate has demonstrated the ability to source, complete and integrate acquisitions;

•	whether the business combination candidate has demonstrated the ability to grow its business organically and improve same store performance;

•	whether there are significant identifiable risks associated with the business (e.g., legal, regulatory, reimbursement) or dependence on key personnel;

•	whether there are industry comparables for companies that are in the same or similar business against which Echo can value this company;

•	needs for capital expenditures;

•	costs associated with effecting the business combination; and

•	whether a business combination with a particular candidate could be structured as a stock-for-stock transaction thereby preserving Echo’s cash to be used for future growth.

In the opinion of Echo’s special committee and board of directors, XLNT met, and continues to meet, the above criteria.

In following Echo’s strategic, business and legal review methodology, the Echo board considered certain additional factors in connection with its evaluation of the proposed merger with XLNT. These factors included an evaluation of various positive and negative factors such as strengths and weaknesses of the business and the industry and strategic alignment, as well as evaluating the intangible, yet important factor of the ability for the Echo board of directors and special committee to work closely and effectively with the XLNT management team and board of directors and special committee.

Echo’s special committee and board of directors made its final determination to recommend the merger based on the totality of the information collected during due diligence, both positive and negative, the structure of the merger, the valuation analyses undertaken by Echo management, input from Morgan Joseph and Echo’s assessment of the future growth opportunities for XLNT and its ability to effectively deploy Echo’s capital.

In considering the merger, the Echo board of directors and special committee gave considerable weight to the following factors, both positive and negative:

Material Positive Factors (or Opportunities) Considered by Echo

XLNT operates in the veterinary healthcare industry and has a companion animal market focus, both of which are attractive.

An important criterion to Echo’s board of directors in identifying a candidate for a business combination was that the company be positioned in an expanding portion of the healthcare industry with the potential for continued growth. Echo’s board of directors believes that the markets in which XLNT operates are strong and growing. While overall healthcare market characteristics continue to be attractive, in particular the Echo board of directors believes that the veterinary healthcare segment is especially attractive as described under “Information About XLNT — Industry and Competition — the Industry.”

The veterinary care industry for companion animals is highly fragmented and ripe for consolidation.

Although the pet care market is large and growing, no single entity accounts for more than 5% of the veterinary clinics market. The market consists mainly of independent private practices consisting of sole practitioners or small groups of veterinarians working together from a single facility. Many veterinarians spend a significant portion of their time handling the administrative burden of running a small business, instead of seeing customers. Echo’s board of directors believes that these small hospitals tend to be profitable in spite of the inefficiencies associated with a small scale of operations and, as a result, are attractive consolidation opportunities.

Attractive Industry Payor and Pricing Characteristics; Low Litigation Risk

Fees charged by veterinary practices are typically paid at the time the services are rendered and are paid in cash or with a credit card. The absence of any required reimbursement through a third party accelerates the collections of accounts receivable and eliminates the possibility of lost revenue due to a denial of coverage. Due to limited veterinary care competition, expanding options for care services and pet owner sentiments to their pets, Echo’s board of directors believes that veterinarians typically enjoy the ability to pass through pricing increases to their customers. In addition, unlike human healthcare, the Echo board of directors believes that the litigation risk associated with the practice of veterinary medicine in terms of personal injury to patients is not material and there is no organized plaintiffs’ bar targeting the veterinary industry.

The terms of the merger agreement contain customary provisions for transactions of this type.

The Echo board of directors believes that the merger agreement contains customary provisions for transactions of this type, including appropriate representations, warranties, covenants and provisions providing for indemnification (including an escrow of ten percent of the shares of Echo common stock to be issued in the merger) to protect Echo following the completion of the merger from the economic consequences of a breach by XLNT prior to the merger.

The consideration to be issued in the merger with XLNT exceeds 80% of Echo’s assets.

The Echo special committee and board of directors took note that the consideration being issued in the merger based on the current market price for Echo’s common stock and warrants, is substantially in excess of 80% of Echo’s net assets. The Echo board of directors believes because of the financial skills and background of several of its members, it was qualified to conclude that the merger with XLNT met the requirement that its initial business combination must be for assets or with a target business whose fair market value is at least equal to 80% of Echo’s net assets at the time of such acquisition.

Material Potentially Negative Factors (or Risks) Considered by Echo

Echo’s board of directors believes that each of the above factors supports its determination and recommendation to approve the merger. Notwithstanding the positive factors, the Echo board of directors carefully considered certain potentially negative factors (or risks), among others, in its deliberations concerning the merger. In considering these potentially negative factors, the Echo board of directors looked at the probability that these potential negative factors were likely to occur and, if so, the degree to which XLNT would be able to mitigate these potential risks. The material negative factors considered included:

•	Despite being a growing market overall, the veterinary healthcare market is intensely competitive in certain urban areas, which has and can result in pressure on pricing;

•	There is likely to be significant industry consolidation and XLNT’s success will be dependent in large measure on its ability to be an active consolidator;

•	The technologies and equipment used in the industry change frequently and can be expensive to acquire and maintain;

•	XLNT’s ability to finance acquisitions and the capital expenditures necessary to upgrade the technology and equipment use by many of its hospitals will depend on its ability to access the necessary sources of capital on terms that are consistent with those enjoyed by other industry participants so as not to put XLNT at a competitive disadvantage;

•	Changing guidelines and recommendations regarding pet vaccinations and other treatments (both as to the nature and frequency of treatment) could have a negative impact on XLNT’s revenues due to a reduction in frequency of visits;

•	The establishment of an accepted program of health insurance for companion animals could delay XLNT’s collection of accounts receivable and result in lost revenue due to a denial of coverage;

•	While XLNT has made a number of acquisitions, it has not yet demonstrated that it has the ability to effectively integrate such acquisitions so as to be able to realize the benefits of scaling its business;

•	XLNT may not be successful in executing and managing its growth strategy;

•	XLNT will need to recruit several individuals to complete its senior management team and, once in place, the management team will need to develop and implement reporting systems and controls and procedures that will facilitate the company’s ability to meet its public reporting requirements and be able to comply with Sarbanes-Oxley;

•	XLNT is significantly smaller than the industry leader; and

•	XLNT has not been profitable.

Additionally, Echo’s board of directors considered the risk that some of the current public stockholders of Echo would vote against the merger and demand to redeem their shares for cash upon consummation of the merger, thereby depleting the amount of cash available to the company following the merger. Echo’s board of directors deemed this risk to be no worse with regard to XLNT than it would be for other target companies and believes that XLNT will still be able to implement its business plan even if the maximum number of public stockholders exercised their conversion rights and the company only received approximately 80% of the funds deposited in the trust account.

This discussion of the information and factors considered by Echo’s board of directors and special committee in reaching their conclusions and recommendations with respect to the original merger agreement and the merger with XLNT includes all of the material factors considered by Echo’s board of directors and special committee but is not intended to be an exhaustive list. In view of the wide variety of factors considered by Echo’s board of directors and special committee in evaluating the original merger agreement and the transactions contemplated by it, and the complexity of these matters, Echo’s board of directors and special committee did not find it practicable to, and did not attempt to, assign relative weight to those factors. In addition, different members of Echo’s board of directors and special committee may have assigned different weight to different factors in their individual deliberations.

The Amended and Restated Merger Agreement

In reaching its decision to unanimously approve and adopt the amended and restated merger agreement with XLNT and to recommend that stockholders approve the amended and restated merger agreement, the merger and related transactions, the Echo board of directors and special committee considered the information and factors listed above, both positive and negative. In addition, the board of directors and special committee considered the following factors:

•	By extending the deadline for XLNT to complete certain acquisitions, XLNT would have the ability to continue its rapid growth which would provide a larger and more developed platform from which to continue growth following the merger.

•	The 1.15x pricing multiple applied to XLNT’s pro forma revenue for 2006 in excess of $60.0 million represented a significant reduction from the 2x multiple applied to pro forma revenue up to $60.0 million.

•	The opportunity for XLNT stockholders to obtain the benefit of an increase in Aggregate Merger Consideration would benefit Echo’s stockholders as well since the increase in the Aggregate Merger Consideration would be based on operational improvements resulting in increased revenue and enhanced operating performance as evidenced by an improvement in EBITDA margin.

•	Establishing the management bonus pool would incentivize XLNT’s management to focus on completing the necessary audits and providing in a timely manner the financial statements required by SAB 80 for inclusion in Echo’s proxy statement/prospectus.

•	Obtaining lock-up agreements from significant XLNT stockholders in advance of the closing would eliminate the risk that such stockholders would refuse to enter into such agreements at the last minute when Echo had few effective enforcement mechanisms.

•	The inclusion of a calculation of XLNT’s Net Cash Amount in the determination of Aggregate Merger Consideration (in lieu of a $1.0 million “credit” to offset proceeds to be received by Echo following the merger upon the exercise of options and warrants issued by XLNT) was structured in a manner to give Echo dollar for dollar “credit” for interest earned on the amount deposited in Echo’s trust which has the affect of reducing the impact of a positive Net Cash Amount since Echo’s trust fund is accruing interest.

Echo’s board of directors and special committee also considered the impact of recharacterizing the $57.5 million of pro forma revenue target as both a minimum purchase price as well as a termination right that could be waived by Echo. In light of the various acquisitions that XLNT had listed on the January 2007 pipeline report, together with additional acquisitions that had been identified and discussed with Echo’s representatives, the board of directors and special committee determined that it was unlikely that XLNT would ultimately generate 2006 pro forma revenues of less than $57.5 million. Similarly, Echo’s board of directors and special committee considered the potential effect of eliminating the cap on 2006 pro forma revenue that would be included in the determination of Aggregate Merger Consideration and deemed the significantly reduced pricing multiple of 1.15x for all pro forma revenue in excess of $60.0 million to be a reasonable price to pay for the possibility of obtaining a significantly enhanced revenue base which would also represent a larger platform for continuing growth following the completion of the merger.

This discussion of the information and factors considered by Echo’s board of directors and special committee in reaching their conclusions and recommendations with respect to the amended and restated merger agreement and the merger with XLNT includes all of the material factors considered by Echo’s board of directors and special committee but is not intended to be an exhaustive list. In view of the wide variety of factors considered by Echo’s board of directors and special committee in evaluating the amended and restated merger agreement and the transactions contemplated by it, and the complexity of these matters, Echo’s board of directors and special committee did not find it practicable to, and did not attempt to, assign relative weight to those factors. In addition, different members of Echo’s board of directors and special committee may have assigned different weight to different factors in their individual deliberations.

The Second Amended and Restated Merger Agreement

In reaching the decision to unanimously approve and adopt the second amended and restated merger agreement with XLNT and to recommend that stockholders approve such agreement, the merger and related transactions, the Echo board of directors and special committee considered the information and factors listed above, both positive and negative. In addition, the board of directors and special committee considered the following additional factors:

•	Both Echo and XLNT have incurred substantial unanticipated additional costs in connection with preparing the financial statements and other materials required in order to consummate the transactions contemplated by the amended merger agreement. While a detailed accounting was not prepared, a “back of the envelope” calculation indicated that XLNT’s additional costs (consisting largely of costs incurred in connection with the preparation of audited financial statements for the various entities acquired by XLNT) were approximately $3.0 million. Echo estimated that the additional costs it had incurred (consisting largely of legal, accounting and financial printing costs relating to the preparation of this proxy statement/prospectus as well as the costs associated with its engagement of Morgan Joseph and Piper) were approximately $2.0 million. Accordingly, the increase in the amount of XLNT indebtedness that Echo would assume at closing from $16.5 million to $19.5 million was determined to be reasonable. Similarly, XLNT’s agreement that the reduction in the minimum amount of funds to be received at closing from Echo’s trust account from $52.0 million to $50.0 million addressed the estimated additional expenses incurred by Echo.

•	Since XLNT had exceeded the minimum 2006 pro forma revenue requirement of $57.5 million by $12.8 million, Echo would obtain the benefit of a larger and more developed platform from which to continue growth following the merger. A final calculation of the adjusted 2006 pro forma EBITDA was not developed since the parties were unable to reach a consensus on the nature and extent of the various adjustments to be added back to the actual reported pro-forma EBITDA. In addition, the Echo special committee and board also believed that this baseline number was not an accurate indicator of the value of XLNT or potential future performance for two reasons: (i) the prior owners of the various veterinary practices acquired by XLNT had managed such practices with a view to minimizing taxable income and (ii) the emphasis of XLNT through March 31,2007 had been on completing a large number of acquisitions (14 in the last three quarters of 2006 and six in the first quarter of 2007) and XLNT’s management team did not have the time or opportunity to focus on integration or designing and implementing operational improvements. However, the Echo special committee and board also believed that the recently recruited XLNT management team had the capability to refine and further develop the substantial operating platform that XLNT had compiled for the benefit of all Echo stockholders following the merger. As a result, Echo was willing to delete the termination right relating to adjusted 2006 pro forma EBITDA.

•	The expansion of the size of the board of directors of Echo following the merger from to nine directors to accommodate the inclusion of Steve Johnson as an XLNT designee, who is expected to be the president and chief operating officer following the closing, was deemed appropriate in light of Mr. Johnson’s significant role as the principal executive officer of Echo following the consummation of the merger. The special committee and the board of directors of Echo have not yet determined who will be Echo’s fourth designee to the board of directors following the closing.

•	For purposes of defining the phrase “to the knowledge of the Company” which modifies various of the representations and warranties made by XLNT, the knowledge of Robert Wallace is imputed as the knowledge of XLNT. The added requirement that such knowledge includes the knowledge that would have been obtained after making certain inquiries was viewed by XLNT as injecting subjectivity into the definition. The special committee determined that imposing such an obligation was unnecessary given that Mr. Wallace was XLNT’s founder and had served as its chief executive officer since inception and, in light of the scale of XLNT’s operations, such a requirement was unnecessary.

The discussion of the information and factors considered by Echo’s board of directors and special committee in reaching their conclusions and recommendations with respect to the second amended and restated merger agreement and the merger with XLNT includes all of the material factors considered by Echo’s board of directors and special committee but is not intended to be an exhaustive list. In view of the wide variety of factors considered by Echo’s board of directors and special committee in evaluating the second amended and restated merger agreement and the transactions contemplated by it, and the complexity of these matters, Echo’s board of directors and special committee did not find it practicable to, and did not attempt to, assign relative weight to those factors. In addition, different members of Echo’s board of directors and special committee may have assigned different weight to different factors in their individual deliberations.

Recommendation of Echo’s Board of Directors and its Special Committee

After careful consideration, based on the totality of the information reviewed, including the positive and negative factors set out above, the Echo board of directors and special committee each determined the merger is fair to and in the best interests of Echo and its stockholders.

Opinion of Piper Jaffray & Co.

The special committee of Echo’s board of directors retained Piper Jaffray & Co., or Piper Jaffray, solely to render an opinion in connection with the merger. On October 22, 2007, Piper Jaffray delivered its oral opinion, subsequently confirmed in writing, to the special committee of Echo’s board of directors to the effect that, as of October 22, 2007, and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the aggregate merger consideration of 17,954,761 shares of Echo common stock to be issued (or reserved for issuance upon the exercise or conversion of outstanding XLNT options, warrants and convertible debt) by Echo pursuant to the merger agreement was fair, from a financial point of view, to the holders of Echo common stock. Such number of shares of Echo common stock is referred to below as the “aggregate merger consideration.”

The full text of the Piper Jaffray written opinion dated October 22, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion, is attached as Annex G to this proxy statement/prospectus and is incorporated in its entirety herein by reference. Echo encourages you to carefully read the Piper Jaffray opinion in its entirety. The Piper Jaffray opinion addresses only the fairness to the holders of Echo common stock, from a financial point of view and as of the date of Piper Jaffray’s opinion, of the aggregate merger consideration to be paid by Echo pursuant to the merger agreement in connection with the merger, and Piper Jaffray does not express any views on any other term or agreement relating to the merger or any other term of the merger agreement. The Piper Jaffray opinion was for the benefit and use of the special committee of Echo’s board of directors and Echo’s board of directors in connection with their consideration of the merger and was not intended to be, and does not constitute, a recommendation to any Echo stockholder as to how such stockholder should vote or otherwise act with respect to the merger, and should not be relied upon by any stockholder as such. In addition, Piper Jaffray was not asked to address, and its opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Echo, other than holders of shares of the Echo common stock.

In arriving at its opinion, Piper Jaffray, among other things, reviewed:

•	the financial terms of a draft of the merger agreement dated October 19, 2007;

•	certain publicly available financial, business and operating information relating to Echo and XLNT;

•	to the extent publicly available, information concerning selected transactions that Piper Jaffray deemed comparable in certain respects to the merger;

•	certain internal financial, business and operating information of Echo and XLNT prepared for and furnished to Piper Jaffray by management of Echo and XLNT, respectively;

•	certain operating results prepared and furnished to Piper Jaffray by Echo management and certain projections prepared and furnished to Piper Jaffray by Echo and XLNT management regarding XLNT on a stand-alone basis and as a combined company with Echo;

•	certain financial, market performance and other data of certain publicly traded companies that Piper Jaffray deemed relevant;

•	certain pro-forma effects of the merger provided to Piper Jaffray by Echo and XLNT management; and

•	other information, financial studies, analyses and investigations and other factors that Piper Jaffray deemed relevant for the purpose of rendering its opinion.

Piper Jaffray also conducted discussions with members of Echo and XLNT management concerning the financial condition, historical and current operating results and prospects for each of Echo and XLNT on a stand alone basis and as a combined company.

The following is a summary of the material financial analyses performed by Piper Jaffray in connection with the preparation of its opinion, which was reviewed with and delivered to the special committee of Echo’s board of directors at a meeting of the special committee on October 22, 2007. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, this summary does not purport to be a complete description of the analyses performed by Piper Jaffray or of its presentation to the special committee of Echo’s board of directors on October 22, 2007.

This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary, and considered as a whole, in order to fully understand the financial analyses presented by Piper Jaffray. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Jaffray or the special committee of Echo’s board of directors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 22, 2007, and is not necessarily indicative of current market conditions.

Transaction Overview

At the direction of the special committee of Echo’s board of directors, Piper Jaffray assumed that Echo will issue (or reserve for issuance upon the exercise or conversion of outstanding XLNT options, warrants and convertible debt) the aggregate merger consideration of 17,954,761 shares of Echo common stock. Based upon the aggregate merger consideration of 17,954,761 shares of Echo common stock and an assumed value of the Echo common stock of approximately $7.57 per share, which is the amount provided by Echo to Piper Jaffray as representing the estimated per share net cash amount that would be available for distribution to holders of Echo common stock upon a complete liquidation of Echo if all claims held by various third parties who have not waived their right to assert claims against Echo’s trust fund are paid in full (without giving effect to potential claims for indemnification from Echo’s founders) , Piper Jaffray noted that the aggregate merger consideration implied a total equity value of XLNT of approximately $129.4 million, after deducting the proceeds to be received upon the exercise of outstanding XLNT options and warrants. Taking in account approximately $26.9 million of XLNT indebtedness, Piper Jaffray noted that the aggregate merger consideration implied a total enterprise value of XLNT of approximately $156.3 million, which is referred to below as the “Implied Cash Consideration Value.” Piper Jaffray also noted that, based upon an assumed value of the Echo common stock of $7.20 per share, which was the notional per share value used by Echo in negotiating the merger (also referred to elsewhere in this proxy statement/prospectus as the Parent Common Stock Per Share Issue Price), the corresponding implied total equity value, as calculated above, would be approximately $122.8 million and the implied total enterprise value would be approximately $149.7 million, which is referred to below as the “Implied Notional Consideration Value.”

Discounted Cash Flows Analysis

Piper Jaffray performed a discounted cash flows analysis in which it estimated the present value of the projected future cash flows of XLNT using internal financial planning data prepared by XLNT management. Piper Jaffray estimated a range of theoretical values for XLNT based on the net present value of the business’ projected annual cash flows and a terminal value for Echo at December 31, 2012. Piper Jaffray applied a range of discount rates of 20% to 25%, derived from calculating XLNT’s weighted average cost of capital as well as from Piper Jaffray’s judgment concerning the rates of return investors would expect in similar investments, and a range of terminal value revenue exit multiples of 1.75x – 2.25x, derived from the historical multiples paid for similar businesses as well as information provided by XLNT management. This analysis resulted in an implied enterprise value of XLNT ranging from $100.7 million to $214.2 million.

Selected Public Company Analysis

Piper Jaffray reviewed selected financial data and ratios for XLNT on a pro forma basis for the periods ending December 31, 2007, 2008 and 2009 and compared them to corresponding data and ratios for publicly traded companies that are engaged in the veterinary clinic and veterinary diagnostic businesses and which Piper Jaffray believed were relevant, from a financial performance and position basis, to XLNT. Piper Jaffray selected these companies based on information obtained by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources.

Based on this research, Piper Jaffray identified and analyzed the following two companies: VCA Antech, Inc. and IDEXX Laboratories, Inc.

Piper Jaffray compared valuation multiples for XLNT derived from the Implied Cash Consideration Value and the Implied Notional Consideration Value, and estimated 2007 and 2008 revenue, and estimated 2008 and 2009 earnings before interest, taxes, depreciation and amortization, or EBITDA, based on XLNT’s management projections, to valuation multiples for the selected comparable companies derived from their market enterprise valuation, defined as the market capitalization plus total indebtedness, minority interests, liquidation value of preferred stock, less cash and marketable securities, and estimated 2007 and 2008 revenue as well as estimated 2008 and 2009 EBITDA.

In its analysis, Piper Jaffray derived valuation multiples for the selected companies as of October 17, 2007, calculated as follows:

•	the enterprise value divided by estimated revenue for fiscal year 2007, which is referred to as “Enterprise Value/2007E Revenue,”

•	the enterprise value divided by estimated revenue for fiscal year 2008, which is referred to as “Enterprise Value/2008E Revenue,”

•	the enterprise value divided by estimated EBITDA for fiscal year 2008, which is referred to as “Enterprise Value/2008E EBITDA,” and

•	the enterprise value divided by estimated EBITDA for fiscal year 2009, which is referred to as “Enterprise Value/2009E EBITDA.”

Piper Jaffray then compared the derived multiples for the selected companies to the corresponding multiple implied by the Implied Cash Consideration Value and Implied Notional Consideration Value.

The analysis showed the following:

Benchmark	VCA Antech		IDEXX Laboratories		Implied Cash Consideration Value		Implied Notional Consideration Value
Enterprise Value/2007E Revenue	3.75	x	4.29	x	2.22	x	2.13	x
Enterprise Value/2008E Revenue	3.30	x	3.81	x	1.53	x	1.46	x
Enterprise Value/2008E EBITDA	14.51	x	18.52	x	19.09	x	18.28	x
Enterprise Value/ 2009E EBITDA	12.62	x	15.94	x	9.61	x	9.21	x

Using financial projections provided by XLNT’s management and a reference range of 3.75x to 4.29x 2007E Revenue, this analysis indicated a range of implied total enterprise values of XLNT of approximately $264 million to $302 million, and using a reference range of 3.30x to 3.81x 2008E Revenue, this analysis indicated a range of implied total enterprise values of XLNT of approximately $338 million to $391 million.

Using financial projections provided by XLNT’s management and a reference range of 14.51x to 18.52x 2008E EBITDA, this analysis indicated a range of implied total enterprise values of XLNT of approximately $119 million to $152 million, and using a reference range of 12.62x to 15.94x 2009E EBITDA, this analysis indicated a range of implied total enterprise values of XLNT of approximately $205 million to $259 million.

No company included in the selected public company analysis is identical to XLNT. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

Selected Transaction Analysis

Piper Jaffray reviewed transactions involving target companies that it deemed comparable in certain respects to XLNT. Piper Jaffray selected these transactions by searching SEC filings, public company disclosures, press releases, industry and press reports, databases and other sources and by applying the following criteria:

•	Transactions involving companies in the veterinary clinic and veterinary diagnostics industries

•	Transactions that were announced and completed since January 1, 1999

•	Transaction enterprise value levels ranging from $15 million to $475 million

Based on these criteria, the following transactions were selected (including the month and year of announcement):

•	VCA Antech, Inc.’s acquisition of Healthy Pet Corp (May 2007),

•	Summit Partners’ acquisition of National Veterinary Associates (April 2007),

•	Mars Inc.’s acquisition of Medical Management Ltd, (February 2007)

•	IDEXX Laboratories’ acquisition of Central Laboratory for Vets, Ltd. (October 2006) ,

•	VCA Antech’s acquisition of Pet’s Choice, Inc. (May 2005)

•	IDEXX Laboratories’ acquisition of Vet Med Lab (November 2004),

•	VCA Antech’s acquisition of National PetCare Centers Inc. (May 2004),

•	Leonard Green & Partners’ acquisition of Veterinary Centers of America (March 2000), and

•	Veterinary Centers of America’s acquisition of AAH Management Corp. (February 1999)

Using publicly available estimates and other information for each of these transactions, Piper Jaffray reviewed the transaction value as a multiple of the target company’s revenue for the last twelve months preceding each transaction, which is referred to below as “Transaction Value/LTM Revenue”. Piper Jaffray then compared the results of these calculations with multiples derived from the Implied Cash Per Share Consideration Value and the

Implied Notional Consideration Value, using XLNT’s pro forma annualized revenue based on the six months ending June 30, 2007. This analysis indicated the following:

1999 – 2007 Transactions

Benchmark	Low		Median		Mean		High		Implied Cash Consideration Value		Implied Notional Consideration Value
Enterprise Value/LTM Revenue	0.86	x	1.47	x	1.46	x	2.00	x	2.22	x	2.13	x

Using financial projections provided by XLNT’s management and a reference range of 0.86x to 2.00x LTM Revenue, this analysis indicated a range of implied total enterprise values of XLNT of approximately $61 million to $141 million.

In addition, Piper Jaffray separately reviewed the following three transactions in the veterinary industry announced in 2007: VCA Antech, Inc.’s acquisition of Healthy Pet Corp (May 2007), Summit Partners’ acquisition of National Veterinary Associates (April 2007), and Mars Inc.’s acquisition of Medical Management Ltd, (February 2007)

This analysis indicated the following:

2007 Transactions

Benchmark	Low		Median		Mean		High		Implied Cash Consideration Value		Implied Notional Consideration Value
Enterprise Value/LTM Revenue	1.91	x	1.96	x	1.96	x	2.00	x	2.22	x	2.13	x

Using financial projections provided by XLNT’s management and a reference range of 1.91x to 2.0x LTM Revenue, this analysis indicated a range of implied total enterprise values of XLNT of approximately $134 million to $141 million.

No transaction included in the selected transactions analysis is identical to the proposed merger. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved in the selected transactions and other factors that could affect the transaction value of the selected transactions.

Although the summary set forth above does not purport to be a complete description of the analyses performed by Piper Jaffray, the material analyses performed by Piper Jaffray in rendering its opinion have been summarized above. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Jaffray opinion. In arriving at its opinion, Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Instead Piper Jaffray made its determination as to the fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis.

The analyses were prepared solely for purposes of Piper Jaffray providing its opinion to the special committee of Echo’s board of directors that the aggregate merger consideration to be paid by Echo pursuant to the merger agreement was fair, from a financial point of view, to the holders of Echo common stock as of the date of the opinion. These analyses do not purport to be appraisals or to reflect the prices at which Echo might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In performing its analyses, Piper Jaffray made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. The analyses performed by Piper Jaffray are based upon forecasts by XLNT management of future results, which are not necessarily indicative of actual values or actual future results and may be significantly more or less favorable than suggested by these analyses. These analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. Piper Jaffray does not assume responsibility if future results are materially different from those forecasted.

The above summary does not purport to be a complete description of the analyses performed by Piper Jaffray in connection with the opinion and is qualified by reference to the written opinion of Piper Jaffray set forth in Annex G.

Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information provided to it by Echo and XLNT or otherwise made available to it, and did not assume the responsibility to independently verify such information. Echo and XLNT have advised Piper Jaffray that they do not publicly disclose internal financial information of the type provided to Piper Jaffray and that such information was prepared for financial planning purposes and not with the expectation of public disclosure. Piper Jaffray also relied upon the assurances of Echo and XLNT management that the information provided to Piper Jaffray by Echo and XLNT, respectively, was prepared on a reasonable basis in accordance with industry practice and, with respect to financial forecasts projections and other estimates, pro forma effects and other business outlook information, reflected the best currently available estimates of Echo and XLNT management, is based on reasonable assumptions, and that there is not, and Echo and XLNT management were not aware of, any information or facts that would make the information provided to Piper Jaffray incomplete or misleading. Piper Jaffray expresses no opinion as to such financial forecasts and projections and other estimates, pro forma effects and other business outlook information or the assumptions on which they are based. In arriving at its opinion, Piper Jaffray relied upon the estimates of Echo and XLNT relating to certain strategic, financial and operational benefits from the merger and have assumed that such benefits will be realized at the times and in the amounts specified by Echo and XLNT. Piper Jaffray relied, with the consent of the Echo special committee, on advice of outside counsel and independent accountants to Echo, and on the assumptions of Echo management, as to all accounting, legal, tax and financial reporting matters with respect to Echo and the merger agreement. Without limiting the generality of the foregoing, for purposes of its opinion, Piper Jaffray assumed that neither Echo nor XLNT was a party to any material pending transaction, including any external financing, recapitalization, acquisitions or merger discussions, other than the proposed merger with XLNT.

Piper Jaffray assumed that the final form of the merger agreement will be in all material respects identical to the last draft reviewed by Piper Jaffray, without modification of material terms or conditions by Echo, XLNT or any other party thereto. Piper Jaffray assumed that the merger with XLNT would be consummated pursuant to the terms of the second amended and restated merger agreement reviewed by Piper Jaffray, without amendments thereto and with full satisfaction of all covenants and conditions without any waiver. In addition, Piper Jaffray assumed that all necessary regulatory approvals and consents required for the merger will be obtained in a manner that will not adversely affect Echo or XLNT or the estimated benefits expected to be derived in the proposed merger, and that will not affect the terms of the merger. Piper Jaffray expressed no opinion regarding whether the necessary approvals or other conditions to the consummation of the merger will be obtained or satisfied.

Piper Jaffray did not assume responsibility for performing, and did not perform, any appraisals or valuations of any specific assets or liabilities (fixed, contingent or otherwise) of Echo or XLNT and was not furnished with any such appraisals or valuations. Piper Jaffray expresses no opinion regarding the liquidation value of any entity. Without limiting the generality of the foregoing, Piper Jaffray did not undertake any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Echo, XLNT or any of their respective affiliates is a party or may be subject. At the direction of the special committee of Echo’s board of directors, and with its consent, Piper Jaffray’s opinion made no assumption concerning, and therefore did not consider, the possible assertions of claims, outcomes or damages arising out of any such matters.

In addition, Piper Jaffray was not requested to and did not provide advice concerning the structure, the specific amount of the aggregate merger consideration or any other aspects of the merger, or to provide services other than the delivery of its opinion. Piper Jaffray was not authorized to and did not solicit any expressions of interest from any other parties with respect to any alternative transaction. Piper Jaffray did not participate in negotiations with respect to the terms of the merger and related transactions. Consequently, Piper Jaffray assumed that such terms are the most beneficial terms from Echo’s perspective that could under the circumstances have been negotiated among the parties to such transactions, and Piper Jaffray expressed no opinion as to whether any alternative transaction, including liquidation of Echo, might result in terms and conditions more favorable to Echo or its stockholders than those contemplated by the merger agreement.

Piper Jaffray’s opinion was necessarily based on the information available to it and economic, market and foreign exchange conditions and other facts and circumstances as they existed and were subject to evaluation as of the date of the opinion; events occurring after the date of the opinion could materially affect the assumptions used by Piper Jaffray in preparing its opinion. Piper Jaffray expresses no opinion as to the prices at which shares of Echo common stock have traded or may trade at any future time. Piper Jaffray has not agreed or undertaken and is not obligated to update, reaffirm or revise its opinion or otherwise comment on any events occurring after the date it was given. In addition, Piper Jaffray was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the merger, other than holders of shares of Echo common stock. Piper Jaffray was not requested to opine to, and its opinion does not address, the basic business decision to proceed with or effect the merger or any other matter contemplated by the merger agreement, or the merits of the merger relative to any alternative transaction or business strategy that may be available to Echo, including liquidation of Echo. In addition, Piper Jaffray did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Echo’s officers, directors or employees, or any class of such persons, in connection with the merger, relative to the compensation payable to or to be received by any other person (including the public stockholders of Echo). Piper Jaffray’s opinion was authorized for issuance by the Piper Jaffray Opinion Committee.

Piper Jaffray is regularly engaged as a financial advisor in connection with mergers and acquisitions, underwritings and secondary distributions of securities and private placements. The special committee of Echo’s board of directors selected Piper Jaffray to render its opinion in connection with the proposed merger on the basis of its experience and reputation in acting as a financial advisor in connection with mergers and acquisitions. Piper Jaffray in the ordinary course of its business may actively trade Echo’s securities for its own account or the accounts of its customers and, accordingly, may at any time hold long or short positions in these securities. Piper Jaffray may also, in the future, provide investment banking and financial advisory services to Echo, XLNT or entities affiliated with Echo or XLNT, for which it will expect to receive compensation.

Under the terms of the engagement letter with Piper Jaffray, Echo has agreed to pay Piper Jaffray a fee in the amount of $250,000 in connection with the delivery of its opinion, which fee is not contingent upon consummation of the proposed merger. Echo has also agreed to reimburse Piper Jaffray for its reasonable out-of-pocket expenses and to indemnify it against certain liabilities relating to or arising out of services performed by Piper Jaffray in rendering its opinion to the special committee of Echo’s board of directors.

XLNT Financial Projections

As a result of XLNT’s limited operating history, new management team, and the historical focus on acquisitions, XLNT management had not prepared general financial projections at the time that Piper Jaffray was engaged. Echo requested XLNT to prepare summary projections for Piper Jaffray to use in its analysis. These projections were prepared solely with a view to Piper Jaffray’s use in connection with rendering its opinion regarding the fairness of the aggregate merger consideration, from a financial point of view, to the holders of Echo common stock, and the related consideration of Echo’s board and special committee of the merger agreement. Accordingly, these projections are not intended to be and should not be interpreted as projections of future performance (or “guidance”). In addition, financial projections should not be considered a reliable predictor of future operating results, and this information should not be relied on as such. The financial projections in this section were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or published guidelines of the SEC regarding forward-looking statements. In light of the foregoing, as well as the uncertainties inherent in any financial projections, stockholders should not place undue reliance on the projections, and are cautioned to keep these facts in mind and to understand that the information contained in this proxy statement/prospectus under the heading “Forward-Looking Statements” apply particularly to these financial projections.

The XLNT projections assume the acquisition of additional veterinary hospitals contributing $25 million of additional revenue in 2008 and $50 million of additional revenue in each year from 2009 through 2012, and gross margins of 15% in 2008, 16% in 2009, and 17% in 2010 through 2012. Additionally, the XLNT projections assume that XLNT’s EBITDA margin (earnings before interest, taxes, depreciation and amortization as a percentage of total net revenue) will be 8% in 2008, 10% in 2009, and 12% in 2010 through 2012. A summary of the XLNT financial projections provided to Piper Jaffray and Echo is set forth below.

Summary XLNT Projections
(in millions)

	Projected
	2007	2008	2009	2010	2011	2012
Total Net Revenues	$70.3	$102.4	$162.6	$228.9	$301.8	$381.9
EBITDA(1)	(8.2)	8.2	16.3	27.5	36.2	45.8

(1)	Earnings before interest, taxes, depreciation and amortization.

Neither XLNT’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The estimates and assumptions underlying the financial projections of XLNT involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions. In any event, these estimates and assumptions may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond the control of XLNT and will be beyond the control of Echo after the merger. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not differ materially from those presented in the financial projections.

These projections are not included in this document in order to induce any XLNT or Echo stockholder to vote to approve the merger agreement, or to impact any investment decision with respect to Echo’s common stock. See “Forward Looking Statements.”

XLNT has not updated and does not intend to update or otherwise revise these projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, XLNT has not updated and does not intend to update or revise these projections to reflect changes in general economic or industry conditions.

Due Diligence

Background

A majority of the members of Echo’s board of directors and special committee have extensive experience in performing due diligence of acquisition targets and in valuing companies. Messrs. Burleson, Brukardt, Clemow, Kanter, Martin and Pendergest have held chief executive officer and other senior executive positions at companies that have acquired numerous businesses and engaged in sophisticated capital formation and recapitalization transactions and have performed business valuations assessing the merits of merger and acquisition transactions. Each of them either performed or supervised numerous due diligence efforts and valuations in the context of either buying, selling, or recapitalizing businesses. Furthermore, each of them participated in the sourcing, evaluating and monitoring of investments, representing over $5.0 billion in invested capital.

In arriving at its determination to approve the merger agreement with XLNT, the members of Echo’s board of directors and special committee relied on the financial, industry, customer, capital market (equity valuations), product, business and legal information relating to XLNT compiled by Echo during the due diligence phase of the merger process. The Echo board and special committee used a combination of the foregoing data and various related analyses in evaluating a potential business combination with XLNT and determining whether to approve the merger agreement with XLNT. The board of directors and special committee of Echo relied on industry, market analyst and investment banking reports which specifically addressed the dynamics in, and the valuations of companies within the veterinary healthcare industry.

Echo also engaged Morgan Joseph to provide investment banking and financial advisory services to Echo with respect to its evaluation of a potential business combination with XLNT. Morgan Joseph did not provide a fairness opinion with respect to the transaction. The activities performed by Morgan Joseph consisted primarily of a review of the operating and financial forecast of XLNT, an analysis of the potential impact on Echo of a business combination with XLNT, and a qualitative review of the benefits and disadvantages of the proposed transaction. Morgan Joseph was not asked to and did not independently verify the accuracy or completeness of any of the information provided by Echo or XLNT. Morgan Joseph also assisted the Echo board of directors and special committee in analyzing the financial implications of various changes in deal terms. In addition, Morgan Joseph prepared an analysis for the XLNT board of directors comparing the projected return to XLNT stockholders under the various assumptions described below from the merger with Echo and a private equity investment in XLNT of $30.0 million followed by an initial public offering.

At the August 29, 2006 meeting of the Echo board of directors, Mr. Pendergest reviewed a draft of an analysis prepared by Morgan Joseph of the theoretical price per share of Echo common stock as of December 31, 2007 and June 30, 2008 based on a range of trading multiples and potential future EBITDA values. In preparing the analysis, Echo provided various assumptions to be utilized by Morgan Joseph (without any further inquiry on its part) in determining the combined company’s annualized financial performance as of the quarters ending December 31, 2007 and June 30, 2008. These assumptions were based on information and assumptions XLNT management had provided to Echo as well as certain assumptions (described below) that Echo provided to Morgan Joseph (for use without any further inquiry on its part) to test the sensitivity of the revenue growth rate and the increase in the EBITDA margin assumptions.

Theoretical Price Per Share of Echo Common Stock:

Base Case Analysis

The material “base case” assumptions included without limitation, the following:

•	XLNT would complete by March 31, 2007, acquisitions that would fully utilize the cash balances remaining from the equity financing it had completed in the second quarter of 2006 as well as the proceeds from a projected offering of $5.0 million of mezzanine debt, carrying a 12% interest rate, that would be completed prior to March 31, 2007;

•	Hospitals acquired by XLNT would implement operational improvements which would result in an increase in (i) the number of patients seen per day per veterinarian, (ii) the average billing per patient visit, (iii) the number of days a hospital was open per week and (iv) each hospital’s contribution margin which, in turn, would generate aggregate hospital-level net margins of 20% and revenue growth of 30% within three quarters after acquisition;

•	The merger with Echo would close on April 30, 2007; and

•	XLNT would complete acquisitions during the first six months of 2007 providing for an addition $35.0 million in annualized revenue.

Based on the various assumptions provided, Morgan Joseph estimated that under the base case scenario the combined company’s EBITDA for the quarters ended December 31, 2007 and June 30, 2008 would be approximately $28.0 million and $43.0 million, respectively. Morgan Joseph then applied an assumed trading multiple range of 10x–14x EBITDA which yielded a range of implied trading prices of $7.47 per share (at 10x EBITDA) to $12.06 (at 14x EBITDA) for the quarter ending December 30, 2007, and $10.92 (at 10x EBITDA) to $17.80 (at 14x EBITDA) for the quarter ending June 30, 2008.

Reduced Case Analysis

To test the sensitivity of the foregoing theoretical results, Echo also requested that Morgan Joseph run the analysis using reduced assumptions provided by Echo (without any further inquiry by Morgan Joseph) regarding average visits per day, average billing per visit, number of days open per week and improvement in contribution margin, the affect of which was to reduce revenue growth to 15% (as compared to 30% in the base case scenario) and hospital margins to 17% (as compared to 20% in the base case scenario). Under the reduced case scenario the combined company’s EBITDA for the quarters ended December 31, 2007 and June 30, 2008 would be approximately $15.8 million and $20.4 million, respectively. Morgan Joseph then applied the same assumed trading multiple range of 10x–14x EBITDA which yielded a range of implied trading prices of $5.37 per share (at 10x EBITDA) to $7.47 (at 14x EBITDA) for the quarter ending December 30, 2007, and $6.59 (at 10x EBITDA) to $9.22 (at 14x EBITDA) for the quarter ending June 30, 2008.

The foregoing base case and reduced case results are summarized in the table below.

	Implied Trading Multiple 10x	Implied Trading Multiple 14x
Implied Price Per Share (Base Case)
Annualized EBITDA for Qtr. Ending 12/31/2007 ($28 million)	$7.47	$12.06
Annualized EBITDA for Qtr. Ending 6/30/2008 ($43 million)	$10.92	$17.80
Implied Price Per Share (Reduced Case)
Annualized EBITDA for Qtr. Ending 12/31/2007 ($15.8 million)	$5.37	$7.47
Annualized EBITDA for Qtr. Ending 6/30/2008 ($20.4 million)	$6.59	$9.22

Comparison of Theoretical Returns From Echo Merger and Private Equity Investment:

Base Case

At Echo’s request, Morgan Joseph also prepared an analysis of the theoretical returns that may be realizable by XLNT stockholders in a private equity investment transaction as compared to the theoretical returns that may be realizable by XLNT stockholders from the proposed merger with Echo. In preparing such analysis, Echo provided various assumptions to Morgan Joseph (who used such assumptions without any further inquiry on its part) in determining potential future values at December 31, 2009. These assumptions were generally the same as those used in the analysis described above regarding the theoretical price of Echo common stock at various future dates and were also modified by Echo to test the sensitivity of the implied theoretical total realizable future equity value under the two scenarios. However, in addition to the assumptions noted above, other material assumptions used in the analysis included without limitation, the following:

•	The range of enterprise value to EBITDA multiples assumed at exit ranged from 10x–14x (although it was noted that VCA Antech, XLNT’s only direct publicly traded competitor had a range of 14X–17x);

•	The Echo merger scenario, which ascribes an enterprise value to XLNT of approximately $146.5 million (assumed in the subject analysis), would provide total available capital of (i) $57.3 million at closing in cash from Echo trust fund and (ii) projected additional debt capacity in 2007, 2008 and 2009 of $14.9 million, $81.4 million and $89.5 million, respectively;

•	The private equity scenario would ascribe an enterprise value to XLNT of approximately $50 million (based on a valuation assumption of 7x pro forma 2006 EBIT or 1x 2006 pro forma revenue) and would provide total available capital of (i) $30 million in gross proceeds at closing and (ii) projected additional debt capacity in 2007, 2008 and 2009 of $14.9 million, $58.9 million and $59.5 million, respectively; and

•	In the private equity scenario it was assumed that XLNT would complete an initial public offering at a valuation range of 10x to 14x EBITDA and that there would be a 15% IPO discount and a 6% underwriting spread incorporated into the pricing of the IPO.

The base case analysis estimated that 2009 EBITDA under the Echo merger scenario would be $68.6 million which yielded and implied enterprise value range of $685.5 million (at 10X EBITDA) to $959.7 million (at 14x EBITDA). The Echo merger scenario also projected year-end 2009 cash of $4.8 million and debt of $206.5 million which yields total implied theoretical total realizable future equity value under the base case Echo merger scenario ranging from $483.8 million to $758 million.

The base case analysis estimated that 2009 EBITDA under the private equity scenario would be $44.3 million which yielded and implied enterprise value range of $443.4 million (at 10X EBITDA) to $620.7 million (at 14x

EBITDA). The private equity scenario also projected year-end 2009 cash of $4.8 million and debt of $146.6 million which yields implied theoretical total realizable future equity value under the base case private equity scenario ranging from $289 million to $464.2 million.

Reduced Case

To test the sensitivity of the foregoing theoretical results, Echo also requested that Morgan Joseph run the analysis using the reduced assumptions provided by Echo regarding average visits per day, average billing per visit, number of days open per week and improvement in contribution margin resulting in revenue growth of 15% (as compared to 30% in the base case scenario) and hospital margins at 17% (as compared to 20% in the base case scenario). Under the reduced case assumptions in the Echo merger scenario the combined company’s EBITDA for the year-ended December 31, 2009 would be approximately $30.4 million as compared to $27.1 million under the private equity scenario. Applying the same assumed trading multiple range of 10x–14x EBITDA yielded implied enterprise values ranging from $303.9 million (at 10x EBITDA) to $425.5 (at 14x EBITDA) under the Echo merger scenario, and $271.2 million (at 10x EBITDA) to $379.6 million (at 14x EBITDA) under the private equity scenario. The Echo merger scenario also projected year-end 2009 cash of $9.8 million and debt of $104.2 million which yields implied theoretical total realizable future equity value under the reduced case Echo merger scenario ranging from $209.5 million to $331.1 million. By comparison, the reduced case private equity scenario projected year-end 2009 cash of $1.1 million and debt of $102.6 million which yields implied theoretical total realizable future equity value under the reduced case private equity scenario ranging from $162.4 million to $269.5 million.

High Case

To further test the sensitivity of the foregoing analyses, Echo requested that Morgan Joseph run the base case analysis of the comparison of the future equity value generated by the Echo merger as compared to a $30 million private equity investment on the basis on the assumption that all of Echo’s warrants were exercised in mid-2008 generating proceeds to the combined company of $50.9 million which were utilized to make additional acquisitions starting in the second half of 2008. All other assumptions for the Echo merger scenario and private equity scenario were the same as in the base case described above. Under the high case assumptions, the analysis estimated that projected 2009 EBITDA under the Echo merger scenario would be $78.7 million which yielded and implied enterprise value range of $787.7 million (at 10X EBITDA) to $1,103 million (at 14x EBITDA). The high case Echo merger scenario also projected year-end 2009 cash of $12.6 million and debt of $237.9 million which yields implied theoretical total realizable future equity value under the high case Echo merger scenario ranging from $562.5 million to $877.5 million as compared to implied theoretical total realizable future equity value under the base case private equity scenario ranging from $289 million to $464.2 million.

While the foregoing analyses are highly theoretical, based on the methodologies utilized and the assumptions employed, as of the date of the analysis the Echo merger scenario would provide, under each of the theoretical scenarios analyzed, a superior financial return to XLNT stockholders than the return available from the private equity scenario.

The foregoing base case, reduced case and high case results are summarized in the tables below.

	Echo Merger Range of Implied Enterprise Value (In millions)		Private Equity Range of Implied Enterprise Value (In millions)
Implied Theoretical Future Realizable Equity Value Base Case	$685.5	$959.7	$443.4	$620.7
Implied Theoretical Future Realizable Equity Value	$483.8	$758.0	$289.0	$464.2

	Echo Merger Range of Implied Enterprise Value (In millions)		Private Equity Range of Implied Enterprise Value (In millions)
Implied Theoretical Future Realizable Equity Value Reduced Case	$303.9	$425.5	$271.2	$379.6

	Echo Merger Range of Implied Enterprise Value (In millions)		Private Equity Range of Implied Enterprise Value (In millions)
Implied Theoretical Future Realizable Equity Value	$209.5	$331.1	$162.4	$269.5

	Echo Merger Range of Implied Enterprise Value (In millions)		Private Equity Range of Implied Enterprise Value (In millions)
Implied Theoretical Future Realizable Equity Value High Case	$787.7	$1,103.0	$443.4	$620.7
Implied Theoretical Future Realizable Equity Value	$562.5	$877.5	$289.0	$464.2

Echo selected Morgan Joseph based on its expertise as a full-service investment banking bank firm dedicated to serving middle market companies with significant experience in transactions involving blank check acquisition companies. If the merger is consummated, Morgan Joseph will be paid a fee of $750,000. Morgan Joseph is also entitled to reimbursement for its out of pocket expenses in connection with the engagement, whether or not a transaction is consummated. Morgan Joseph and Roth Capital Partners, LLC, underwriters in Echo’s initial public offering, in March 2006 acquired an option to purchase up to 312,500 units (each unit consisting of one share of Echo common stock and one warrant to acquire one share of Echo common stock at $10.00 per unit). The option to acquire the Echo units is exercisable commencing on the consummation of a business combination and expires March 17, 2011. These warrants will expire without value in the event Echo does not complete a business combination and is liquidated. In addition, the underwriters deferred approximately $1,725,000 of their fees from Echo’s initial public offering. These deferred fees will only be paid to the underwriters upon the consummation of a business combination.

In determining that the proposed merger was fair to and in the best interests of Echo and its stockholders, in addition to reviewing financial information on XLNT and the veterinary healthcare industry in general, the special committee and the board reviewed publicly available information related to veterinary healthcare companies that the special committee and the board felt were relevant to an evaluation of XLNT. None of the companies reviewed, however, were identical to XLNT since all but VCA Antech, Inc. (“VCA”) were focused primarily on retail stores, product manufacturing and product distribution. VCA was determined to be the only direct publicly traded competitor, but VCA has sales that were substantially greater than XLNT’s and is profitable, whereas XLNT has not been profitable. Nevertheless, the special committee and the board felt that it was appropriate to review these companies given their belief that different industries tend to receive different valuations and the board and special committee wanted to focus its review on valuations placed on companies in the veterinary healthcare industry. Stockholders of Echo should note, however, that analyses of comparable companies are not purely mathematical, but involve judgments concerning the similarities and differences between those companies and XLNT.

The special committee and the board did not rely on any single advisor, analysis or upon any one particular set of industry information in evaluating the proposed merger. Rather, the special committee and the board reviewed the totality of the information presented to it, including, among other items, the analyses performed by Echo management, Morgan Joseph and other industry material.

Valuation Summary

The Echo board of directors believes that because of the financial skills and background of its members, it was qualified to determine the merger with XLNT met the requirement that the value of XLNT equaled or exceeded 80% of Echo’s net asset value. In addition, with a minimum pro forma revenue requirement of over $57.0 million, which would be valued at a multiple of 2x for purposes of determining the Aggregate Merger Consideration, it was clear that the aggregate value of XLNT would significantly exceed 80% of Echo’s net asset value since this implies a minimum enterprise value for XLNT of $114.0 million. Furthermore, in evaluating the reasonableness of the 2x multiple, the Echo board of directors and special committee noted that at the time of approving the original merger agreement, VCA’s enterprise value to trailing twelve months revenue was 3.5x. As noted above, of the various selected public companies considered by Echo’s board of directors and the special committee, VCA was viewed as the most comparable benchmark since it is the only direct publicly traded competitor.

Interests of Echo Directors and Officers in the Merger

In considering the recommendation of the board of directors of Echo that you vote in favor of the adoption of the merger proposal, you should be aware that several of Echo’s officers and members of Echo’s board have interests in the merger that differ from, or are in addition to, those of Echo stockholders generally. In particular if the merger is not approved and Echo fails to consummate an alternative transaction within the time allotted pursuant to its certificate of incorporation and Echo is therefore required to liquidate, the shares of common stock purchased prior to Echo’s initial public offering and held by Echo’s officers and directors may become worthless because Echo’s officers and directors are not entitled to receive any of the net proceeds of Echo’s initial public offering held in trust that would be distributed upon liquidation of Echo with respect Echo’s issued and outstanding shares of common stock. In addition, the warrants held by such persons as of June 30, 2007 for 378,014 shares of common stock are not exercisable and will expire without value in the event of a liquidation of Echo. On the record date, directors and executive officers of Echo and their affiliates beneficially owned and were entitled to vote approximately 1,112,685 shares of Echo’s common stock that have a market value of approximately $       based on Echo’s common stock price of $       per share as of the record date. These shares were purchased for an aggregate of less than $25,000. The total of these shares represented approximately 12.7% of Echo’s issued and outstanding common stock. However, since Echo’s executive officers and directors are contractually prohibited from selling their shares of Echo common stock prior to the consummation of the merger during which time the value of these shares may increase or decrease, it is impossible to determine what the financial impact of the merger will be on Echo’s officers and directors. If the merger is consummated, 781,250 shares of Echo common stock issued to certain of Echo’s founding stockholders in connection with Echo’s initial public offering will be released from escrow upon the date after the merger that the sale price of Echo common stock equals or exceeds $11.50 per share for any 20 trading days within any 30 consecutive trading day period. Moreover, 781,250 shares of Echo common stock issued to certain of Echo’s founding stockholders in connection with Echo’s initial public offering will be held in escrow until March 17, 2009, at which time such shares will be released from escrow and be eligible for resale in the public market subject to compliance with applicable law. Notwithstanding the foregoing, in connection with this merger, the Echo founding stockholders have agreed to enter into a lock-up agreement, similar to the lock-up entered into by certain significant XLNT stockholders, pursuant to which such Echo founding stockholders will agree not to sell or otherwise transfer the shares of Echo common stock held by them for a period of 180 days following the closing date of the merger.

In addition, after the completion of the merger, Gene Burleson will remain as the chairman of the board of directors of Echo, and Joel Kanter and Dr. Richard Martin will remain as directors of Echo. Certain of Echo’s founding stockholders have loaned Echo approximately $ 9 8 9 , 9 00 as of November 5 , 2007 under its Working Capital Line of Credit for operating expenses. Under the Working Capital Line of Credit, the Company may have up to $ 1, 5 0 0,000 of borrowings outstanding at any time. The Working Capital Line of Credit bears interest at a rate equal to the rate of interest earned on the net proceeds of the offering held in the trust account. No interest shall be payable until the principal of the loan becomes payable. The loans under the Working Capital Line of Credit are payable only upon the consummation of the merger or upon certain events of default. If Echo does not consummate the merger by March 22, 2008, the loans under the Working Capital Line of Credit will terminate and the payees shall have no right to repayment thereunder from the proceeds of Echo’s initial public offering that are currently held in trust. If the merger is not completed and Echo is forced to liquidate, these loans will remain as unsecured claims against Echo.

The Echo board of directors and its special committee were aware of these interests during their deliberations on the merits of the merger and in determining to recommend to the stockholders of Echo that they vote for the adoption of the merger proposal.

Interests of XLNT Directors and Officers in the Merger

You should understand that some of the current officers and directors of XLNT have interests in the merger that are different from, or in addition to, your interest as a Echo stockholder. These interests include, among other things:

•	After the completion of the merger, several of the present directors of XLNT, specifically, Messrs. Joel Kanter, Robert Wallace, Richard Johnston, Dr. J. David Reed, Steven T. Johnson and Zubeen Shroff are expected to serve as directors of Echo and Mr. Shroff is expected to serve as non-executive vice-chairman of the board of directors of Echo;

•	After the completion of the merger, it is presently expected that the current officers of XLNT will remain as officers of Echo;

•	The current directors and executive officers of XLNT (together with their affiliates) beneficially own, as of September 30, 2007, 4,062,819 shares of XLNT common stock. See “Security Ownership of Certain Beneficial Owners, Officers and Directors of XLNT”; and

•	The directors and executive officers of XLNT hold, as of September 30, 2007, stock options granted to them under the XLNT stock option plan. Under the terms of the merger agreement, at the effective time of the merger, each outstanding option to purchase shares of XLNT common stock that has been granted under the XLNT Stock Option Plan, whether vested or unvested, will represent the right to acquire, on the same terms and conditions as were applicable under the applicable stock option plan immediately prior to the effective time of the merger, an option to purchase shares of Echo common stock. Pursuant to the terms of certain individual stock option agreements (and in the case of Mr. Villasana pursuant to his employment agreement), the merger accelerates the vesting of certain unvested options granted under XLNT’s stock option plan. The number of shares of Echo common stock for which each option will be exercisable will be determined by the exchange ratio, assumed for purposes of this proxy statement/prospectus to be 0.7808. The exercise price per share of Echo common stock at which each such option will be exercisable will be determined by dividing the exercise price per share of XLNT common stock at which such option was exercisable by the exchange ratio.

•	Following the completion of the merger and the determination of the exchange ratio, Messrs. Johnson, Eisenhauer and Villasana will receive additional options to acquire Echo common stock in an amount that together with options previously granted to them will represent 3.0%, 1.5% and 1.0%, respectively, of Echo’s issued and outstanding common stock following the merger. In addition, Robert Wallace shall be granted options to purchase common stock of Echo following the consummation of the merger in an amount equal to 0.5% of Echo’s then issued and outstanding common stock pursuant to the terms of his employment agreement with the XLNT.

Appraisal or Dissenters Rights

No appraisal or dissenters rights are available under the Delaware General Corporation Law for the stockholders of Echo in connection with the merger proposal.

Holders of record of XLNT stock who do not consent to the merger in writing and who otherwise comply with the applicable provisions of Section 262 of the DGCL, will be entitled to exercise appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of XLNT stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is reprinted in its entirety as Annex F and incorporated into this proxy statement/prospectus by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holder” are to the record holder of the shares of XLNT stock as to which appraisal rights are asserted.

Under Section 262 of the DGCL, holders of shares of XLNT stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their XLNT stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of these shares of XLNT stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court.

When a merger is approved by written consent of stockholders under Section 228 of the DGCL rather than at a stockholders meeting, Section 262 of the CGCL requires either (i) one of the merging corporations before the effective date of the merger or (ii) the surviving corporation within ten (10) days after the effective date of the merger, to notify each holder of any class or series of stock of the constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class of stock of the constituent corporation, and must include the required copy of Section 262 of the DGCL.

This proxy statement/prospectus constitutes the required notice to the holders of these shares of XLNT stock and the applicable statutory provisions of the DGCL are attached to this document as Annex F. Any XLNT stockholder who wishes to exercise their appraisal rights or who wishes to preserve their right to do so should review the following discussion and Annex F carefully, because failure to timely and properly comply with the procedures specified in Annex F will result in the loss of appraisal rights under the DGCL.

A holder of XLNT stock wishing to exercise appraisal rights must deliver to XLNT within twenty (20) days after the mailing of this proxy statement/prospectus a written demand for appraisal of that holder’s XLNT stock. This written demand for appraisal must be separate from any other documents related to the merger. This demand must reasonably inform XLNT of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of their shares. A holder of XLNT stock wishing to exercise appraisal rights must be the record holder of these shares of XLNT stock on the date the written demand for appraisal is made and must continue to hold these shares of XLNT stock through the completion of the merger. Accordingly, a holder of XLNT stock who is the record holder of XLNT stock on the date the written demand for appraisal is made, but who thereafter transfers these shares of XLNT stock prior to the completion of the merger, will lose any right to appraisal in respect of these shares of XLNT stock. The record date shall be the close of business on the day next preceding the day on which the required notice is given unless notice is given after the effective date of the merger, in which case the record date shall be the effective date.

If the notice sent by XLNT did not notify stockholders of the effective date of the merger, either (i) XLNT shall send a second notice before the effective date of the merger notifying each of the holders of XLNT stock that is entitled to appraisal rights of the effective date of the merger or (ii) XLNT or the Surviving Corporation shall send a second notice to all such holders on or within ten (10) days after such effective date; provided, however, that if such second notice is sent more than twenty (20) days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection.

Only a holder of record of XLNT stock on the record date is entitled to assert appraisal rights for the shares of XLNT stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s mailing address and the number of shares registered in the holder’s name, and must state that the person intends to demand appraisal of the holder’s shares pursuant to the Merger Agreement. If the shares of XLNT stock are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the XLNT stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the holder or holders. A record holder such as a broker who holds XLNT stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of XLNT stock held for one or more beneficial owners while not exercising appraisal rights with respect to the XLNT stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of XLNT stock as to which appraisal is sought. When no number of shares of XLNT stock is expressly mentioned, the demand will be presumed to cover all XLNT stock in brokerage accounts or other nominee forms held by such record holder, and those who hold shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights under Section 262 of the DGCL are encouraged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal should be sent or delivered to XLNT Veterinary Care, Inc., 560 South Winchester Blvd., Suite 500, San Jose, CA, 95128, Attention: General Counsel.

Within 120 days after the Effective Date, but not thereafter, the surviving corporation or any former XLNT stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of XLNT stock that are entitled to appraisal rights. Neither Echo nor XLNT is under any obligation to and neither has any present intention to file a petition with respect to the appraisal of the fair value of the shares of XLNT stock. Accordingly, it is the obligation of XLNT stockholders wishing to assert appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the completion of the merger, any former XLNT stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of XLNT stock not voted in favor of adopting the merger proposal and with respect to which demands for appraisal have been timely received and the aggregate number of former holders of these shares of XLNT stock. These statements must be mailed within ten (10) days after a written request therefore has been received by the surviving corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

If a petition for an appraisal is filed timely with the Delaware Court of Chancery by a former XLNT stockholder and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within twenty (20) days of service to file with the Delaware Register in Chancery a duly certified list containing the names and addresses of all former XLNT stockholders who have demanded appraisal of their shares of XLNT stock and with whom agreements as to value have not been reached. After notice to such former XLNT stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery may conduct a hearing on such petition to determine those former XLNT stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former XLNT stockholders who demanded appraisal of their shares of XLNT stock to submit their XLNT stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former XLNT stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.

After determining which, if any, former XLNT stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of XLNT stock, determining their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. XLNT stockholders considering seeking appraisal should be aware that the fair value of their shares of XLNT stock as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the amended merger agreement if they did not seek appraisal of their shares of XLNT stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that, among other factors, “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings.

In addition, Delaware courts have decided that a stockholder’s statutory appraisal remedy may or may not be a dissenter’s exclusive remedy, depending on the factual circumstances.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former XLNT stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former XLNT stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of XLNT stock entitled to appraisal.

Any holder of XLNT stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the completion of the merger, be entitled to vote the shares of XLNT stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of XLNT stock (except dividends or other distributions payable to holders of record of XLNT stock as of a record date prior to the completion of the merger).

If any stockholder who properly demands appraisal of their XLNT stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, their right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s shares of XLNT stock will be converted into the right to receive the consideration payable with respect to those shares of XLNT stock in accordance with the amended merger agreement (without interest). An XLNT stockholder will fail to perfect, or effectively lose or withdraw, their right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers to XLNT or the surviving corporation, as the case may be, a written withdrawal of their demand for appraisal. Any stockholder who has not commenced an appraisal proceeding or joined such a proceeding as a named party shall have the right to withdraw their demand for appraisal and to accept the terms offered upon the merger within sixty (60) days after the effective date, Any attempt to withdraw an appraisal demand in this matter more than 60 days after the effective date will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event a XLNT stockholder will be entitled to receive the consideration payable with respect to their shares of XLNT stock in accordance with the amended merger agreement (without interest).

Consequently, any XLNT stockholder wishing to exercise appraisal rights is encouraged to consult with legal counsel prior to attempting to exercise such rights.

Material United States Federal Income Tax Consequences of the Merger

The following describes the material U.S. federal income tax considerations of the merger that are generally applicable to the holders of XLNT common stock and the holders of Echo common stock. This discussion is based on the Internal Revenue Code of 1986, as amended (referred to as the Code), existing, temporary, and proposed Treasury regulations thereunder, current administrative rulings and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to XLNT stockholders that hold their XLNT common stock and Echo stockholders that hold their Echo common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of United States federal taxation that may be relevant to a particular holder of XLNT common stock or Echo common stock in light of such holder’s personal circumstances or to holders subject to special treatment under the United States federal income tax laws, including:

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold Echo common stock or XLNT common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	persons who are not citizens or residents of the United States; and

•	stockholders who acquired their shares of Echo common stock as compensation.

In addition, this discussion does not address any alternative minimum or any state, local or foreign tax consequences of the merger.

Echo suggests that each holder of Echo common stock or XLNT common stock consult its tax advisor with respect to the particular tax consequences of the merger to such holder based on the holder’s specific circumstances, applicable state, local, and foreign tax consequences and potential changes in applicable tax laws.

Reorganization.

It is a condition to the obligation of XLNT to complete the merger that it receives an opinion from McDermott dated as of the closing date of the merger, that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. This condition will not be waived without the approval of XLNT’s stockholders. A tax opinion from McDermott is included as Exhibit 8.1 to the registration statement filed with the SEC of which this proxy statement/prospectus is a part. McDermott has opined, among other things, that (i) the merger will constitute a reorganization under Section 368(a) of the Code and (ii) the discussion set forth in this section “Material

United States Federal Income Tax Consequences of the Merger” constitutes its opinion concerning the material federal income tax consequences applicable to the XLNT stockholders as a result of the merger. In rendering this opinion, McDermott will rely on representations and covenants made by XLNT, Echo, Pet DRx Acquisition Company and others. This opinion also has relied on assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger in the manner contemplated by the merger agreement. If any of these representations, covenants or assumptions is inaccurate, the opinion may be adversely affected and the tax consequences of the merger may differ from those discussed below. Opinions of counsel are not binding on either the Internal Revenue Service or the courts and do not preclude the Internal Revenue Service from adopting a contrary position. In addition, neither XLNT nor Echo intends to request a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or a court would not sustain, a position contrary to any of those set forth below.

Tax Consequences of the Merger to XLNT Stockholders.

It is a condition to the obligation of XLNT to complete the merger that, at the closing of the merger, it receive an opinion from McDermott to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming that the merger so qualifies:

•	no gain or loss will be recognized by stockholders of XLNT who receive solely shares of Echo common stock in exchange for shares of XLNT common stock, except that gain or loss will be recognized on the receipt of cash in lieu of a fractional share of Echo common stock;

•	to the extent that a stockholder of XLNT receives cash in lieu of a fractional share of Echo common stock, the stockholder will be required to recognize gain or loss equal to the difference between (1) the amount of cash received, and (2) the tax basis of the shares of XLNT common stock surrendered pursuant to the merger that is allocable to the fractional shares of Echo common stock for which cash is received. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if such stockholder’s holding period for the XLNT common stock was more than one year at the time of the merger;

•	the aggregate tax basis of the shares of Echo common stock received in the merger (including the Echo common stock held in escrow and held by the stockholders’ representative) will be equal to the aggregate tax basis of the shares XLNT common stock exchanged therefore, reduced by any tax basis of the shares of XLNT common stock surrendered by such stockholder pursuant to the merger that is allocable to a fractional share of Echo common stock for which cash is received. Upon a return of any portion of the shares of Echo common stock held in escrow or by the stockholders’ representative to Echo, the tax basis of the returned shares should be added to the tax basis of the remaining shares of Echo common stock received by the XLNT stockholder in the merger. The XLNT stockholders should recognize no gain or loss with respect to returned shares;

•	the holding period of the Echo common stock received in the merger (including the Echo common stock held in escrow by the escrow agent) will include the holding period of the XLNT common stock exchanged therefor; and

•	any XLNT stockholder who exercises his or her appraisal rights and who receives cash in exchange for his or her shares of XLNT common stock generally will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of such stockholder’s shares of XLNT common stock exchanged therefor. This gain or loss will generally be long-term capital gain or loss if the holder’s holding period with respect to the XLNT common stock surrendered is more than one year at the effective time of the merger. There are limitations on the extent to which stockholders may deduct capital losses from ordinary income. If a XLNT stockholder who receives cash in exchange for all of the stockholder’s shares of XLNT common stock actually or constructively owns Echo common stock after the merger (as the result of prior actual or constructive ownership of Echo common stock or otherwise), all or a portion of the cash received by the stockholder may be taxed as a dividend, and XLNT suggests that those stockholders consult their tax advisors to determine the amount and character of the income recognized in connection with the merger.

Tax Consequences If the Merger Does Not Qualify as a Reorganization Under Section 368(a) of the Code.

If the Internal Revenue Service determines that the merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, the XLNT stockholders would be required to recognize gain or loss with respect to each share of XLNT common stock surrendered in the merger in an amount equal to the difference between (a) the fair market value of any Echo common stock received in the merger (plus any cash received in lieu of a fractional share of Echo common stock) and (b) the tax basis of the shares of XLNT common stock surrendered in exchange therefor. Such gain or loss will be long-term capital gain or loss if such stockholder held the XLNT common stock for more than one year, and will be short-term capital gain or loss if such stockholder held the XLNT common stock for less than one year at the time of the merger. The amount and character of gain or loss will be computed separately for each block of XLNT common stock that was purchased by the holder in the same transaction. A XLNT stockholder’s aggregate tax basis in the Echo common stock received in the merger would in this case be equal to its fair market value at the time of the closing of the merger, and the holding period for the Echo common stock would begin the day after the closing of the merger.

Tax Consequences of the Merger to Echo Stockholders.

No gain or loss will be recognized by the stockholders of Echo pursuant to the merger who continue to own their shares of Echo common stock and do not exercise their conversion rights.

A stockholder of Echo who exercises his, her or its conversion rights and effects a termination of the stockholder’s interest in Echo will generally be required to recognize gain or loss upon the exchange of that stockholder’s shares of Echo common stock for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Echo common stock. This gain or loss will generally be capital gain or loss and will be a long-term capital gain or loss if the holding period for the shares of Echo common stock is more than one year at the time of the conversion. There are limitations on the extent to which stockholders may deduct capital losses from ordinary income. Since an Echo stockholder who receives cash in exchange for all of the stockholder’s shares of Echo stock will constructively own Echo common stock after the conversion (by reason of their ownership of warrant to acquire Echo Common Stock), all or a portion of the cash received by the stockholder may be taxed as a dividend. Echo suggests that those stockholders consult their tax advisors to determine the amount and character of the income recognized in connection with the conversion.

Tax Consequences of the Merger Generally to Echo and XLNT.

No gain or loss will be recognized by Echo or XLNT as a result of the merger.

Backup Withholding and Information Reporting.

Payments of cash to holders of XLNT common stock as a result of an exercise of their dissenters rights and payments of cash to holders of Echo common stock as a result of an exercise of their conversion rights may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption satisfactory to Echo and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

BECAUSE THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR STOCKHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED ABOVE, EACH ECHO STOCKHOLDER IS URGED TO CONSULT A TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT TO HIM, HER OR IT, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS FEDERAL TAX LAWS.

Anticipated Accounting Treatment

The merger will be accounted for under the reverse acquisition application of the equity recapitalization method of accounting in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method of accounting, Echo will be treated as the “acquired” company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of XLNT issuing stock for the net monetary assets of Echo, accompanied by a recapitalization. The net monetary assets of Echo will be stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. The accumulated deficit of XLNT will be carried forward after the merger. Upon consummation of the merger, acquisition expenses incurred by XLNT will be recorded as equity and those incurred by Echo will be charged to expense. Operations prior to the merger will be those of XLNT and subsequent to the merger will be those of Echo and XLNT as a wholly-owned subsidiary of Echo.

Regulatory Matters

The merger and the transactions contemplated by the amended merger agreement are not subject to the HSR Act or any federal or state regulatory requirement or approval except for filings necessary to effectuate the transactions contemplated by the merger agreement with the Secretary of State of the State of Delaware.

Echo Name Change and Trading Symbol

After completion of the merger, Echo will change its name to Pet DRx Corporation. Its corporate headquarters and principal executive offices will initially be located at 560 South Winchester Blvd., Suite 500, San Jose, California, which is currently XLNT’s corporate headquarters. Echo will cause the symbols under which Echo’s units, common stock, and warrants outstanding prior to the merger and traded on the OTC Bulletin Board to be changed to symbols as determined by XLNT and Echo that, if available, are reasonably representative of the corporate name or business of XLNT. Echo intends to apply to have its outstanding common stock, warrants and units quoted on Nasdaq following the completion of the merger.

Consequences if Merger Proposal is Not Approved

If the merger proposal is not approved by the Echo stockholders, Pet DRx Acquisition Company will not merge with XLNT and Echo will be liquidated in accordance with the provisions of Delaware Law. Please see “Information About Echo — Liquidation if No Business Combination”.

If the merger is not consummated, XLNT will continue to operate as a private company.

Vote Required to Adopt the Merger Proposal

The adoption of the merger agreement and the transactions contemplated by the merger agreement by the Echo stockholders will require the affirmative vote of the majority of the shares of Echo common stock (i) issued and outstanding as of the record date and (ii) that were issued in Echo’s initial public offering and that vote upon the merger. However, Echo will not be able to complete the merger if the holders of 20% or more of the shares of common stock issued in Echo’s initial public offering vote against the merger and demand that Echo convert those shares into a pro rata portion of the trust account

The adoption of the merger proposal is conditioned on the adoption of the amendment proposal and the adoption of the amendment proposal is conditioned on the adoption of the merger proposal. The adoption of neither the merger proposal nor the amendment proposal is conditioned on the adoption of the stock incentive plan proposal or the consulting agreement proposal. The adoption of the stock incentive plan proposal and the consulting agreement proposal, however, are conditioned upon the adoption of the merger proposal and the amendment proposal.

Recommendation of the Echo Board of Directors and its Special Committee

After careful consideration, Echo’s board of directors and its special committee have each determined unanimously that the merger is fair to and in the best interests of Echo and its stockholders. Echo’s board of directors and its special committee have each approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement and unanimously recommend that you vote or give instructions to vote “FOR” the proposal to adopt the merger proposal.

THE MERGER AGREEMENT

The summary of the material provisions of the merger agreement, as amended, is qualified in its entirety by reference to the complete text of the second amended and restated merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. The original merger agreement was executed on September 11, 2006, and subsequently amended and restated on February 16, 2007 and October 23, 2007. The merger agreement has been included to provide stockholders with information regarding its terms. It is not intended to provide any other factual information about Echo, Pet DRx Acquisition Company, XLNT, or their respective affiliates. All stockholders are encouraged to read the merger agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of that agreement and not by this summary or any other information contained in this proxy statement/prospectus.

Structure of the Merger

At the effective time of the merger, Pet DRx Acquisition Company will be merged with and into XLNT. XLNT will continue as the surviving company and become a wholly-owned subsidiary of Echo.

Closing and Effective Time of the Merger

The closing of the merger will take place no later than the second business day following the satisfaction of the conditions described below under “The Merger Agreement — Conditions to the Completion of the Merger” or on such other day as Echo and XLNT agree in writing to another time.

The merger will become effective at the time the articles of merger are filed with the Delaware Secretary of State, or at a later time agreed to by Echo and XLNT in the articles of merger. The articles of merger will be filed at the time of the closing or as soon as practicable thereafter.

Amendment and Restatement of Echo Certificate of Incorporation

Following consummation of the merger, Echo’s amended and restated certificate of incorporation will be amended and restated to remove certain provisions related to a business combination that were put in place as a result of Echo being a blank check company.

Merger Consideration

Aggregate Merger Consideration shall be a number of shares of Echo’s common stock equal to the quotient obtained by dividing (1) the sum of (A) two times the lesser of (x) the consolidated gross revenues of XLNT for the year ended December 31, 2006, including the revenues for the year ended December 31, 2006 attributable to hospitals or clinics that are acquired by XLNT prior to the Closing Date (each an “Acquisition Candidate”), and (y) $60.0 million, but in no event less than $57.5 million (“Baseline Revenues”), and (B) the excess over $60.0 million of XLNT’s Baseline Revenues (“Incremental Revenues”), multiplied by 1.15 (the sum of Baseline Revenues and Incremental Revenues being hereinafter referred to as the “Adjusted Baseline Revenues”), plus (C) the Net Cash Amount less (D) the amount by which XLNT’s indebtedness as of the consummation of the merger (excluding (i) accounts payable incurred in the ordinary course of business, (ii) any convertible notes that are converted into common stock on or prior to merger, and (iii) notes to sellers of businesses as to which XLNT’s payment obligation is contingent on future performance of the acquired businesses) exceeds $19,500,000 (“Excess Indebtedness”); by (2) the product of (a) the amount of cash in Echo’s trust account at the closing of the merger (after deducting accrued and unpaid expenses other than expenses incurred in connection with obtaining a fairness opinion from a nationally recognized financial advisor and the conversion by Echo’s public stockholders voting against the merger of up to 19.9% of the shares of common stock issued in Echo’s initial public offering (the “IPO”) into a pro rata share of the funds held in Echo’s trust account established in connection with the IPO) divided by the number of shares of Echo’s common stock then issued and outstanding (excluding therefrom any shares of Echo’s common stock issuable upon the exercise or exchange of other Echo securities which by their terms are convertible into or exercisable or exchangeable for Echo’s common stock) multiplied by (b) 1.25. However, the product determined in (2) above shall not exceed $7.20 (as adjusted for events set forth in the merger agreement).

The exchange ratio pursuant to which shares of XLNT common stock will be exchanged for shares of Echo common stock will be equal to the quotient of (x) the Aggregate Merger Consideration, divided by the sum of (y) (i) the total number of outstanding shares of XLNT common stock (assuming that all shares of XLNT’s convertible preferred stock are converted into common stock prior to the closing) plus (ii) the number of shares of XLNT common stock issuable upon exercise of all vested and unvested options and warrants, determined using the treasury method of accounting.

The parties will calculate the final working capital, Net Cash Amount and Excess Indebtedness within 30 days following the closing of the merger. If the final working capital is positive, then Echo shall issue to the exchange agent such number of additional shares of Echo common stock as is equal to the quotient determined by dividing the Net Cash Amount (which shall not exceed the amount by which XLNT’s final working capital is positive and shall be reduced dollar-for-dollar by the amount of interest earned on the cash in Echo’s trust account provided that such trust account equals or exceeds $50.0 million (after deducting accrued and unpaid expenses other than amounts payable to Echo stockholders requesting redemption and expenses incurred in connection with obtaining a fairness opinion)) by the Parent Common Stock Per Share Issue Price. If any additional amounts are determined to be owing following the delivery of a notice of disagreement in accordance with the merger agreement, then certificates for the additional shares of Echo common stock (or any cash in lieu of fractional shares) shall be deposited with the exchange agent within 30 days of such determination. In each case discussed above, the number of shares of Echo common stock to be delivered to the exchange agent shall be reduced by the number of shares of Echo common stock required by the terms of the merger agreement to be delivered to the escrow agent, for distribution by the exchange agent to XLNT’s stockholders in an amount equal to each such stockholder’s pro rata interest in such amount upon expiration of the survival period of the representation and warranties in the agreement.

As described above, the value of the transaction is subject to a number of variables, several of which will not be known for certain until the merger actually closes. However, in light of minimum revenue requirements, the value will exceed 80% of Echo’s net asset value as of the effective time of the merger. The variables that will affect final value of the transaction include the ending “Net Cash Amount” and “Excess Indebtedness” and, depending on how much of XLNT’s convertible debt is converted at closing, the actual number of XLNT shares outstanding. For purposes of this proxy statement/prospectus, it is assumed that the value of the transaction, after taking into consideration the estimated Net Cash Amount and Excess Indebtedness, will be $122,819,700 calculated based on assumed 2006 Pro-Forma Revenue of $70,278,000, “Net Cash Amount” of $0.0, “Excess Indebtedness” of $9.0 million (assuming conversion of $8.9 million of XLNT’s convertible debt prior to the merger, although such conversion is not mandatory). This value results in an exchange ratio of 0.7808 shares of Echo common stock for each share of XLNT common stock outstanding. It is expected that holders of XLNT common stock will hold approximately 64.4% of the outstanding shares of Echo common stock immediately following the closing of the merger, based on the number of shares of Echo and XLNT common stock outstanding as of September 30, 2007. In the merger, Echo will issue shares of common stock to holders of XLNT common stock and holders of outstanding options and warrants to purchase XLNT common stock will receive Echo common stock upon exercise. Based on the outstanding shares of XLNT common stock as of September 30, 2007, the total amount of shares of Echo common stock to be issued or reserved for issuance upon exercise of outstanding options and warrants to purchase XLNT common stock and the conversion of all of XLNT’s outstanding convertible debt would be 17,954,761. Echo would issue at the closing up to approximately 15,800,594 shares of Echo Common Stock, which is comprised of 4,301,622 common shares for XLNT common stock, 10,281,887 common shares for the mandatory conversion of the Series A and the Series B preferred shares and 1,217,085 shares for Convertible Debt that is anticipated to be converted by the date of the merger (it is anticipated that approximately $8.9 million of convertible debt will be converted on or before the date of the merger). Echo would reserve approximately 1,614,299 and 539,868 additional shares of Echo common stock for future issuance in connection with Echo’s assumption of XLNT’s outstanding options, warrants and the remaining convertible debt, respectively. To the extent that outstanding XLNT options or warrants are exercised prior to the closing of the merger, the number of shares of Echo common stock that would be issued at the closing of the merger would increase and the number of the shares of Echo common stock that would be reserved for issuance upon the exercise of assumed options or assumed warrants to be issued at the closing of the merger would decrease by a like amount. For a complete description of the post-closing fully diluted capitalization of Echo please see “Beneficial Ownership of Securities”.

Of the 15,800,594 shares of Echo common stock anticipated to be issued in the merger, ten percent of these shares will be placed into escrow to satisfy any indemnification claims that may be asserted by Echo, and the balance remaining will be released, pro rata, to the persons who held shares of XLNT common stock as of the closing of the merger, on the earlier of the date that is (i) 90 calendar days following the receipt by Echo of the final results of the audit of the surviving company’s consolidated operations for the year ended December 31, 2007 and (ii) the 18 month anniversary of the Closing Date (as defined in the merger agreement).

Echo shall file within five business days after the closing date and as permitted by applicable securities regulations, a registration statement on Form S-8 or other appropriate form under the Securities Act of 1933, as amended, to register Echo common stock issuable upon exercise of XLNT’s outstanding options assumed by Echo in the merger and shall use its reasonable best efforts to cause such registration statement to become effective as soon thereafter as practicable and to maintain such registration in effect until the exercise or expiration of such outstanding options.

Exchange of Certificates

As soon as practicable after consummation of the merger, Echo will deposit with Corporate Stock Transfer, Inc., as exchange agent, certificates representing the shares of Echo common stock issuable to the holders of XLNT common stock, less the amount to be escrowed, in exchange for outstanding shares of XLNT common stock and will deposit cash to be paid in exchange for fractional shares. Immediately following the consummation of the merger, the exchange agent will deliver to each record holder of XLNT common stock instructions and a letter of transmittal for exchanging their XLNT stock certificates for Echo stock certificates. In order to effectuate the exchange of XLNT common stock for Echo common stock, the stockholders must comply with the instructions set forth in the letter of transmittal.

No fraction of a share of Echo common stock will be issued in the merger. In lieu of any fractional shares, the fractional amount of Echo common stock that any holder of XLNT common stock is entitled to receive will be multiplied by the Parent Common Stock Per Share Issue Price (as defined in the merger agreement), and such holder shall receive cash in the amount of this product.

Representations and Warranties

The merger agreement contains representations and warranties that the parties to the agreement made to and solely for the benefit for each other. This description of the representations and warranties has been included in this proxy statement/prospectus to provide you with information regarding the terms of the merger agreement. The assertions embodied in those representations and warranties are qualified by information as of the specific dates in confidential disclosure schedules that the parties exchanged in connection with signing the merger agreement. The disclosure schedules contain information that modified, qualifies, and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, the representations and warranties were used for the purpose of allocating risk between the parties rather than establishing matters as facts. You should read the representations and warranties in the merger agreement not in isolation but rather in conjunction with the other information contained in this document. See “Where You Can Find More Information”. In the merger agreement, Echo and XLNT have made representations to each other relating to:

•	organization, standing and power;

•	subsidiaries and equity interests;

•	capital structure;

•	authorization, execution, delivery and enforceability of the merger agreement;

•	absence of conflicts or violations under organizational documents, certain agreements and applicable laws or decrees, as a result of the contemplated transaction, and receipt of all required consents and approvals;

•	information supplied for inclusion in this proxy statement/prospectus;

•	absence of certain changes or events, including the occurrence of a material adverse effect since June 30, 2007;

•	taxes;

•	employee benefit plans;

•	litigation;

•	compliance with applicable laws;

•	absence of brokers;

•	real property;

•	related party transactions;

•	insurance;

•	approval of the merger agreement by the board of directors;

•	agreements, contracts and commitments; and

•	intellectual property.

XLNT also makes representations to Echo regarding:

•	XLNT’s financial statements and the absence of material undisclosed liabilities;

•	receipt of all necessary governmental actions, filings and permits;

•	labor relations;

•	absence of restrictions on business activities; and

•	environmental liability.

Echo also makes representations to XLNT regarding:

•	filings with the Securities and Exchange Commission and the accuracy and completeness of the information contained in those filings, including the financial statements and the lack of undisclosed liabilities;

•	its indebtedness;

•	absence of restrictions on business activities, except as set forth in Echo’s articles of incorporation; and

•	Over-The-Counter Bulletin Board quotation;

•	amount of funds contained in the trust account, and the termination after the merger of the obligation to liquidate.

The representations and warranties are made solely by the parties to the merger agreement. Each party to the merger agreement acknowledges that none of the other party’s current or former officers, directors, employees, shareholders, partners, members, affiliates, agents, independent contractors or other representatives have made any representations in connection with the merger, and that the parties will not seek, directly or indirectly, to hold such non-parties liable for any information provided by or on behalf of the parties to the agreement.

Knowledge, Materiality and Material Adverse Effect

Several of the representations and warranties made by XLNT and Echo are qualified by materiality or material adverse effect. For the purposes of the merger agreement, a material adverse effect when used in connection with an entity means any change, event, circumstance, condition, occurrence or development that has a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of such entity and its subsidiaries, taken as a whole. None of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect:

•	changes in GAAP or applicable laws after October 23, 2007;

•	any SEC rulemaking requiring enhanced disclosure of reverse merger transactions with a public shell;

•	the announcement of the execution of the merger agreement or of the pendency of the merger;

•	compliance by XLNT or Echo with the terms of, or the taking of any action specifically required to be taken in, the merger agreement (other than the consummation of the merger itself);

•	changes in economic, financial, credit or securities markets, or political conditions generally, except to the extent such changes have a materially disproportionate adverse effect on XLNT and its subsidiaries or Echo as compared to others engaged in the same businesses;

•	any act of terrorism or war (whether or not declared);

•	changes affecting generally the industries in which XLNT and its subsidiaries or Echo conduct business, except to the extent such changes have a materially disproportionate adverse effect on XLNT and its subsidiaries or Echo as compared to others engaged in the same businesses; or

•	the failure or prospective failure of XLNT to meet any financial or business projections or forecasts.

Several of the representations and warranties made by XLNT and Echo are qualified by the knowledge of the party making the representation and warranty. For purposes of the merger agreement, “knowledge” means the actual knowledge (however and in whatever capacity acquired but without imputing any knowledge that could have been obtained by a due and diligent inquiry or by virtue of an officer’s title or position) of (i) Gene Burleson, Joel Kanter, Richard Martin or Kevin Pendergest, in the case of Echo, and (ii) Robert Wallace in the case of the XLNT.

Interim Operations of Echo and XLNT

Interim covenants relating to Echo and XLNT. Under the merger agreement, each of Echo and XLNT has agreed, and has agreed to cause their respective subsidiaries, prior to completion of the merger or termination of the merger agreement, to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, except as expressly permitted by the merger agreement or related agreements. In addition to this agreement regarding the conduct of business generally, subject to specified exceptions, each of XLNT, Pet DRx Acquisition Company and Echo has agreed that it will not without the consent of the other party:

•	waive any stock repurchase rights, accelerate (except as disclosed in the Company Disclosure Schedule to the merger agreement), amend or (except as specifically provided for in the merger agreement) change the period of exercisability of options, warrants or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans or any warrants except in connection with severance arrangements with employees or consultants terminated prior to October 23, 2007;

•	grant any severance or termination pay to any officer or employee terminated after February 16, 2007 except pursuant to applicable law, written agreements outstanding, or policies existing on February 16, 2007 and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on October 23, 2007;

•	transfer or license to any person or otherwise extend, amend or modify any material rights to any intellectual property of Echo, Pet DRx Acquisition Company or XLNT, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices, provided that in no event shall Echo, Pet DRx Acquisition Company or XLNT license on an exclusive basis or sell any material intellectual property of Echo, Pet DRx Acquisition Company or XLNT as applicable;

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock;

•	split, combine or reclassify any of its shares of capital stock or issue or authorize the issuance of any other securities in respect of, or in lieu of or in substitution for its capital stock;

•	purchase, redeem or otherwise acquire shares of its capital stock, excluding repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to stock option or purchase agreements in effect on October 23, 2007;

•	issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities, except for the issuance of XLNT common stock upon the exercise of outstanding XLNT options or XLNT warrants, or issuance of XLNT common stock upon the conversion of any XLNT preferred stock or XLNT convertible notes;

•	amend its organizational documents, except, as required by the merger agreement;

•	acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Echo’s or XLNT’s business as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services, other than franchise and area development agreements entered into by XLNT in the ordinary course of business;

•	sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) and the sale, lease, license, encumbrance or other disposition of property or assets that are not material, individually or in the aggregate, to the business of such party and (C) the purchase and resale of real property in connection with the acquisition of additional hospitals or clinics;

•	incur indebtedness, except that XLNT may incur indebtedness in connection with acquisitions and financings permitted by the merger agreement or otherwise in the ordinary course of business in connection with implementing the XLNT’s business plan that shall have terms and conditions consistent with the then prevailing market for similar indebtedness incurred by borrowers having a financial condition similar to XLNT; provided, that in no event will any such indebtedness incurred subsequent to the execution of the merger agreement: (i) include more than $3.0 million in principal with a term to maturity of less than 36 months; (ii) contain any prepayment penalties or make whole payment penalties associated with the refinancing thereof in excess of three percent (3%); or (iii) carry an interest rate in excess of nine percent (9%); provided, however, that notwithstanding the foregoing, XLNT may incur up to $15.0 million in principal amount of indebtedness that carries an interest rate not to exceed thirteen percent (13%).

•	adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in connection with the employment agreement between Robert Wallace and Echo and/or XLNT or in the ordinary course of business consistent with past practices;

•	pay, discharge, settle or satisfy any claims, liabilities, obligations, or litigation other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, of liabilities recognized or disclosed in the audited financial statements, unaudited consolidated financial statements (including any related notes thereto) of XLNT for the six months ended June 30, 2007 or in the most recent financial statements included in Echo’s SEC Reports filed prior to October 23, 2007, as applicable, or incurred since the date of such financial statements,

•	waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which XLNT is a party or of which the XLNT is a beneficiary or to which Echo is a party or of which Echo is a beneficiary, as applicable;

•	except in the ordinary course of business consistent with past practices, modify, amend or terminate any material contract of Echo or XLNT, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

•	except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

•	except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $100,000 in any 12 month period, other than XLNT under a Routine Operating Contract (as defined in the merger agreement) or the incurrence of indebtedness permitted above;

•	make or rescind any tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the tax liability or tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for tax purposes or prepare or file any return in a manner inconsistent with past practice;

•	form, establish or acquire any subsidiary except as contemplated by the merger agreement;

•	except as set forth in the Company Disclosure Schedule to the merger agreement, permit any person to exercise any of its discretionary rights under any XLNT employee plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

•	make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

•	take or omit to take any action, the taking or omission of which would be reasonably anticipated to have a material adverse effect on XLNT and its subsidiaries, taken as a whole;

•	enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates (other than (i) payment of salary and benefits in the ordinary course of business consistent with past practice, (ii) the reimbursement of reasonable expenses incurred on behalf of XLNT or Echo, or (iii) the providing of other employee benefits made generally available to all employees); or

•	agree in writing or otherwise agree, commit or resolve to take any of the actions described in above.

No Solicitation by XLNT

Except as described below, XLNT will not:

•	solicit, initiate, encourage, induce or facilitate any inquiries or the making of any acquisition proposal;

•	furnish any non-public information regarding XLNT to any person in connection with or in response to an acquisition proposal or grant access to its properties, books, records or personnel;

•	engage in discussions or negotiations with any person with respect to any acquisition proposal;

•	terminate, release, amend, waive or modify any provision of any confidentiality, standstill or similar agreement to which it is a party (or knowingly fail to take reasonable measures to enforce the provisions of any such agreements), or take any action to exempt any person (other than Echo and Pet DRx Acquisition

Corp.) from the restrictions on “business combinations” contained in Section 203 of the Delaware General Corporation Law or otherwise cause such restrictions not to apply;

The above restrictions also apply to XLNT’s officers, directors, employees, representatives and agents.

No Solicitation by Echo

Echo and its employees and agents will not solicit or enter into discussions or transactions with or encourage any corporation, partnership or person (other than XLNT and its designees) concerning any merger, purchase of ownership interests and/or assets, recapitalization or similar transaction, or any other transaction that might reasonably impair Echo’s ability to consummate the merger on the terms of the merger agreement.

Echo Stockholders’ Meeting

Echo has agreed to call and hold a meeting of its stockholders, as soon as practicable after the date of the merger agreement for the purpose of seeking the adoption of the merger proposal by its stockholders. Echo has also agreed that it will, through its board of directors, recommend to its stockholders that they approve and adopt the merger proposal.

XLNT Stockholders’ Approval

XLNT’s stockholders approved the original merger agreement on March 5, 2007 and subsequently approved the second amended and restated merger agreement and the transactions contemplated thereby on October 19, 2007.

Access to Information; Confidentiality

Echo and XLNT will, and will cause their respective subsidiaries to, afford to the other party and its representatives prior to completion of the merger reasonable access during normal business hours to all of their respective properties, books, contracts, personnel and records and will promptly provide to the other party a copy of each document filed pursuant to the requirements of the securities laws of any state or the United States, and all other information concerning its business, properties and personnel as the other party reasonably requests. The information will be held in confidence to the extent required by the confidentiality provisions contained within the merger agreement.

Reasonable Efforts; Notification

Echo and XLNT have agreed that they will use all reasonable efforts to take all actions, and to do all things necessary, proper or advisable to consummate the merger and the transactions contemplated by the merger agreement in the most expeditious manner practicable. This includes:

•	obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from governmental entities and making all necessary registrations and filings, including filings with governmental entities, if any, and taking all reasonable steps necessary to avoid any suit, claim, investigation or proceeding by any governmental entity;

•	obtaining all necessary consents, approvals or waivers from third parties;

•	defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger or other transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

•	executing and delivering any additional instruments necessary to consummate the merger or other transactions contemplated by the merger and to fully carry out the purposes of the merger agreement.

In addition, Echo and XLNT will take all action necessary so that no takeover statute or similar statute or regulation is or becomes applicable to the merger, any transaction contemplated by the merger agreement or any agreement contemplated by the merger agreement. If any takeover statute or similar statute or regulation becomes so applicable, Echo and XLNT will take reasonable best efforts to enable the merger and the other transactions contemplated by the merger agreement to be consummated as promptly as practicable on the terms contemplated by the merger agreement and to otherwise minimize or eliminate the effects of such takeover statute.

XLNT will give prompt written notice to Echo, and Echo will give prompt written notice to XLNT, of any event, development or condition that:

•	would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by the merger agreement;

•	had it existed or been known on the date of the merger agreement would have been required to be disclosed under the merger agreement;

•	gives such party any reason to believe that any of the conditions set forth in Article VI of the merger agreement will not be satisfied;

•	is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of Echo or XLNT; or

•	would require any amendment or supplement to this proxy statement/prospectus.

Fees and Expenses

All fees and expenses incurred in connection with the merger, including all legal, accounting, financial advisory, consulting fees and expenses, incurred by a party in connection with the negotiation and effectuation of the terms and conditions of the merger agreement and the transactions contemplated thereby shall be the obligation of the party incurring such fees and expenses, whether or not the merger is consummated.

Public Announcements

Echo and Pet DRx Acquisition Company, on the one hand, and XLNT, on the other hand, have agreed:

•	to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the merger and the other transactions contemplated by the merger agreement; and

•	not to issue any press release or make any public announcement without the prior consent of the other, except as may be required by applicable laws, court process or stock exchange or trading system.

Quotation or Listing

Echo’s outstanding common stock, warrants and units are currently quoted on the Over-the-Counter Bulletin Board.

Tax Treatment

Echo and XLNT intend the merger to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Each of Echo, Pet DRx Acquisition Company and XLNT and each of their respective affiliates will not take any action and will not fail to take any action or suffer to exist any condition which action or failure to act or condition would prevent, or would be reasonably likely to prevent, the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Conditions to the Completion of the Merger

Each of Echo’s and XLNT’s obligations to effect the merger is subject to the satisfaction of specified conditions before completion of the merger, including the following:

Conditions to Echo’s and XLNT’s obligations

•	The receipt of the Echo stockholder approval;

•	The absence of any statute, rule, regulation, executive order, decree, or injunction preventing consummation of the merger;

•	Echo, XLNT, the Merger Escrow Agent and the Stockholders’ Representatives shall have executed and delivered the Merger Escrow Agreement;

•	Certain stockholders of XLNT (the “Significant Stockholders”) shall have executed and delivered a lock-up agreement substantially in the form attached to the Merger Agreement;

•	Each founding stockholder of Echo shall have executed and delivered a lock-up agreement substantially in the form attached to the Merger Agreement;

•	Each of the Significant Stockholders and each of the Founding Stockholders shall have executed and delivered the Board Voting Agreement; and

•	At the special meeting, holders of less than 20% of the shares of common stock issued in Echo’s initial public offering will have voted against the adoption of the merger proposal and demanded that Echo convert their shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of Echo’s initial public offering are held.

Conditions to Echo’s obligation

The obligation of Echo and Pet DRx Acquisition Company to effect the merger are further subject to the following conditions:

•	XLNT’s representations and warranties in the merger agreement that are qualified as to materiality must be true and correct (i) as of the date of the merger agreement (except to the extent such representation or warranty speaks to an earlier date, in which case as of such earlier date) and (ii) on and as of the Closing Date (except to the extent such representation or warranty speaks to an earlier date, in which case as of such earlier date) with the same force and effect as if made on the Closing Date. Each representation and warranty of XLNT contained in this Agreement that is not qualified as to materiality shall have been true and correct (i) in all material respects as of the date of the merger agreement (except to the extent such representation or warranty speaks to an earlier date, in which case as of such earlier date) and (ii) in all material respects on and as of the Closing Date (except to the extent such representation or warranty speaks to an earlier date, in which case as of such earlier date) with the same force and effect as if made on the Closing Date. Echo must have received a certificate with respect to the foregoing signed on behalf of XLNT by an authorized officer of the XLNT;

•	XLNT must have performed in all material respects all obligations required to be performed by it under the merger agreement, except to the extent that the failure to perform does not, and will not, constitute a material adverse effect, and Echo must have received a certificate signed on behalf of XLNT by an authorized officer of the XLNT to that effect;

•	No action, suit or proceeding shall be pending before any governmental entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by the merger agreement, (ii) cause any of the transactions contemplated by the merger agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Echo to own, operate or control any of the assets and operations of the Surviving Corporation following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect;

•	The aggregate number of shares of XLNT Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have exercised dissenters’ rights or provided notice of intent to exercise dissenters’ rights in accordance with the provisions of Section 262 of the Delaware General Corporation Law shall constitute less than five percent (5%) of the shares of XLNT Common Stock outstanding as of the date of the merger agreement;

•	XLNT shall have obtained all consents, waivers and approvals required to be obtained by XLNT in connection with the consummation of the transactions contemplated by the merger agreement, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on XLNT, and the XLNT Closing Certificate shall include a provision to such effect;

•	There must not have occurred since the date of the second amended and restated merger agreement any material adverse effect on XLNT;

•	At or prior to Closing, XLNT shall have delivered to Echo: (i) copies of resolutions and actions taken by the Company’s board of directors and stockholders in connection with the approval of the merger agreement and the transactions contemplated hereunder; and (ii) such other documents and certificates as shall reasonably be required by Echo and its counsel in order to consummate the transactions contemplated by the merger agreement;

•	XLNT shall have delivered to Echo, as of the Closing Date, a true and complete list of all holders of XLNT Capital Stock and all holders of XLNT Options, XLNT Warrants and any other rights to purchase XLNT Capital Stock as of the Closing Date including the number of shares held at the Closing Date by each such holder and the address of each such holder certified by the Secretary of the XLNT;

•	XLNT shall have identified the Stockholders’ Representatives and caused them to become a party to the merger agreement and the Merger Escrow Agreement;

•	Echo shall have received an opinion from a nationally recognized financial advisor that the aggregate consideration to be paid by Echo pursuant to the merger agreement is fair, from a financial point of view, to holders of Echo common stock;

•	XLNT shall have delivered to Echo the Bring-Down Schedules;

•	XLNT shall have delivered to Echo the Statement of Expenses certified by the Chief Executive Officer of XLNT setting forth XLNT’s third party expenses; and

•	XLNT shall have a positive working capital as of the end of the month immediately preceding the month in which the Effective Date occurs.

Conditions to XLNT’s obligation

The obligation of XLNT to effect the merger is further subject to the following conditions:

•	Echo’s and Pet DRx Acquisition Company’s representations and warranties in the merger agreement that are qualified as to materiality must be true and correct (i) as of the date of the merger agreement and (ii) on and as of the Closing Date with the same force and effect as if made on the Closing Date. Each representation and warranty of Echo contained in this Agreement that is not qualified as to materiality shall have been true and correct (i) in all material respects as of the date of the merger agreement and (ii) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. XLNT shall have received the Echo Closing Certificate;

•	Echo and Pet DRx Acquisition Company must have performed in all material respects all obligations required to be performed by them under the merger agreement, except to the extent that the failure to perform does not, and will not, constitute a material adverse effect, and the Echo Closing Certificate shall include a provision to such effect;

•	No action, suit or proceeding shall be pending before any governmental entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by the merger agreement, (ii) cause any of the transactions contemplated by the merger agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Echo Common Stock to be issued by Echo in connection with the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect;

•	Echo and Pet DRx Acquisition Company shall have obtained all consents, waivers and approvals required to be obtained by Echo and Pet DRx Acquisition Company in connection with the consummation of the transactions contemplated by the merger agreement, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Echo and Pet DRx Acquisition Company, and the Echo Closing Certificate shall include a provision to such effect;

•	There must not have occurred since the date of the second amended and restated merger agreement any material adverse effect on Echo or Pet DRx Acquisition Company;

•	At or prior to Closing, Echo shall have delivered to XLNT (i) copies of resolutions and actions taken by Echo’s board of directors and stockholders in connection with the approval of the merger agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by XLNT and its counsel in order to consummate the transactions contemplated hereunder;

•	XLNT shall have received a written opinion from McDermott, dated on or before the closing date, to the effect that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. (This condition will not be waived without the approval of XLNT’s stockholders.);

•	Echo shall have made appropriate arrangements with the Escrow Agent to have the trust account disbursed to Echo immediately upon the Closing and there shall be no claim against such trust account other than claims by holders of Echo Common Stock for conversion in accordance with Echo’s Charter Documents.

•	Echo and each XLNT stockholder that is an affiliate of the Company for purposes of Rule 145(c) under the Securities Act shall have executed and delivered a Registration Rights Agreement in a form reasonably acceptable to Echo and such XLNT stockholders providing for demand and other registration rights for the resale of the shares of Echo Common Stock issued to such stockholders in the Merger;

•	Echo shall have established a stock option plan, which shall be in a form reasonably acceptable to Echo and XLNT;

•	Immediately prior to Closing, the Proxy Statement/Prospectus shall be declared effective by the SEC and there shall be no stop order pending or threatened in connection therewith; and

•	Certain Significant Stockholders shall have executed and delivered the co-sale agreement substantially in the form attached to the merger agreement.

If permitted under applicable law, either XLNT or Echo may waive conditions for the benefit of itself and its stockholders and complete the merger even though one or more of these conditions have not been met. We cannot assure you that all of the conditions will be satisfied or waived or that the merger will occur.

Termination

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after receipt of the Echo stockholder approval, by mutual written consent of Echo and XLNT.

Termination by either XLNT or Echo.

Either XLNT or Echo may terminate the merger agreement if:

•	by mutual written agreement of Echo and XLNT at any time;

•	the merger is not consummated on or before March 22, 2008;

•	any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger and such order, decree, ruling or other action will have become final and nonappealable; or

•	at the special meeting, the Echo stockholder approval is not obtained or the holders of 20% or more of the shares of common stock issued in Echo’s initial public offering have voted against the merger and demanded that Echo convert their shares into cash pursuant to the terms of Echo’s certificate of incorporation, provided

Echo may not terminate for this reason if Echo’s board has not at all times approved and recommended the merger, merger agreement and transactions contemplated thereby.

Termination by Echo

Under the Merger Agreement, Echo may terminate the agreement if XLNT breaches in any material respect any of its representations, warranties, covenants or agreements contained in the merger agreement or if any representation or warranty of XLNT shall have become untrue, in either case such that the conditions set forth in the merger agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by XLNT is curable by XLNT prior to the Closing Date, then Echo may not terminate the merger agreement under this provision for 30 days after delivery of written notice from Echo to XLNT of such breach, or if Echo shall have materially breached the merger agreement, provided XLNT continues to exercise commercially reasonable efforts to cure such breach.

Termination by XLNT

XLNT may terminate the merger agreement if Echo or Pet DRx Acquisition Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in the merger agreement, or if any representation or warranty of Echo or Pet DRx Acquisition Company shall have become untrue, in either case such that the conditions to closing set forth in Article VI of the merger agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by Echo or Pet DRx Acquisition Company is curable by Echo or Pet DRx Acquisition Company prior to the Closing Date, then XLNT may not terminate the merger agreement under this provision for 30 days after delivery of written notice from XLNT to Echo of such breach, provided Echo continues to exercise commercially reasonable efforts to cure such breach, or if XLNT shall have materially breached the merger agreement.

Effect of Termination

In the event of termination by either XLNT or Echo, the merger agreement will become void and have no effect, without any liability or obligation on the part of Echo, Pet DRx Acquisition Company or XLNT, except in connection with:

•	the confidentiality obligations set forth in the merger agreement;

•	the ability of the parties to sue for specific performance and injunctive relief, provided that XLNT cannot sue for specific performance if Echo does not obtain the requisite approval at its stockholders meeting with fewer than 20% of its stockholders exercising conversion rights; and

•	the general provisions of the agreement.

Assignment

The merger agreement may not be assigned by any party without prior written consent.

Amendment

The merger agreement may be amended by the parties at any time before or after receipt of the approval from Echo’s or XLNT’s stockholders. However, after receipt of the approval from Echo’s and XLNT’s stockholders, the parties will not, without further stockholder approval, amend the merger agreement in a manner that by law requires further approval by the stockholders of Echo or XLNT. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of XLNT and Echo.

Extension; Waiver

At any time prior to the consummation of the merger, XLNT and Echo may extend the time for the performance of any of the obligations or other acts, waive any inaccuracies in the representations and warranties in the merger agreement or in other documents, or waive compliance with any of the conditions in the merger agreement. Any agreement on the part of either XLNT or Echo to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of it. The failure of XLNT or Echo to assert any of its rights will not constitute a waiver.

Indemnification

Upon closing of the merger agreement, each of Echo, the surviving corporation and their respective representatives, successors and assigns shall have the right to recover from the escrow fund any and all losses incurred by any Echo indemnitee arising out of:

•	any inaccuracy in or breach of any representation or warranty made by XLNT in the merger agreement or any other certificate delivered by XLNT pursuant to the merger agreement;

•	any non-fulfillment or any breach by XLNT of any covenant or agreement of XLNT contained in the in the merger agreement; and

•	the settlement of any claim made by a dissenter for an appraisal of the value of such dissenting shares pursuant to, and in accordance with, the provisions of the Delaware General Corporation Law; provided, however, that in no event shall Echo be entitled to recover losses for dissenter claims from more than five percent (5%) of the shares of any class of securities of XLNT outstanding immediately prior to the effective time and provided further that Echo shall be entitled to recover losses only to the extent the appraisal of the value of the dissenting shares exceeds the parent common stock per share issue price (as defined in the merger agreement).

The aggregate liability for losses shall not exceed the amount of the escrow fund. If Echo has actual knowledge of a breach of a representation, warranty, or covenant by XLNT prior to the completion of the merger, Echo is not entitled to indemnification in connection with such breach.

Exclusive Remedy

Except in the case of fraud, the indemnification provisions represent the exclusive remedy of Echo stockholders for losses incurred in connection with the breach by XLNT of any of its representations and warranties or its covenants requiring performance prior to the merger contained in the merger agreement.

Survival Period

For the purpose of the Merger Escrow Agreement and the indemnification provisions of the merger agreement, all of the representations, warranties, covenants and obligations of XLNT contained in the merger agreement and other documents contemplated by the merger agreement will survive the merger agreement and remain in force until the earlier of the date that is (i) 90 calendar days following the receipt by Echo of the signed report of Echo’s independent accounting firm with respect to the audit of Echo’s consolidated operations for the year ended December 31, 2007 and (ii) the 18 month anniversary of the Closing Date following the closing of the merger agreement. Any claim must be made prior to the expiration of the appropriate period in order for the indemnification claim to be paid with respect to any losses.

Stockholders’ Representative

The XLNT stockholders have designated Zubeen Shroff, Richard Johnston and Robert Wallace stockholders’ representative with authority to make all decisions and determinations and to take all actions (including giving consents and waivers) required or permitted under the merger agreement on behalf of the XLNT stockholders with respect to indemnity claims against XLNT and with respect to the shares of the merger consideration to be held in escrow for the benefit of XLNT’s stockholders.

Joel Kanter and Gene Burleson have been designated as the representatives of Echo after the merger, with authority to make all decisions and determinations and to take all actions (including giving consents and waivers) required or permitted under the merger agreement with respect to indemnity claims by Echo.

Merger Escrow Agreement

At the time of the consummation of the merger, Echo will deposit with the Merger Escrow Agent, ten percent of the shares of common stock of Echo to be issued in the merger. Any remaining escrowed shares that have not been used to satisfy indemnification claims by Echo will be released, pro rata, to the persons who held shares of XLNT common stock as of the closing of the merger, on the earlier of the date that is (i) 90 calendar days following the receipt by Echo of the signed report of Echo’s independent accounting firm with respect to the audit of Echo’s consolidated operations for the year ended December 31, 2007 and (ii) the 18 month anniversary of the Closing Date.

Board Voting Agreement

Certain stockholders of Echo and XLNT are expected to execute a Board Voting Agreement pursuant to which they will each agree for the three years following the consummation of the merger to vote shares beneficially owned by them for the election to Echo’s board of directors of (a) Robert Wallace, for so long as Mr. Wallace is serving as the chief executive officer of Echo or owns two percent or more of its fully diluted shares, (b) four designees named by the Stockholders’ Representatives (five in the event Mr. Wallace is no longer serving as a director), one of whom shall be the designee of Galen Partners IV LP or its affiliates and shall serve as Echo’s non-executive Vice Chairman, and (c) four designees named by Echo’s initial stockholders, who shall include Gene Burleson (who shall serve as the non-executive chairman of Echo). The designees currently contemplated by the Stockholders’ Representatives are Zubeen Shroff, who is expected to serve as non-executive Vice Chairman of the board, Steve Johnson, Richard Johnston, and Dr. J. David Reed. The designees currently contemplated by Echo in addition to Gene Burleson are Richard Martin and Joel Kanter. Echo has not identified its fourth designee. The complete text of the Board Voting Agreement is attached to this proxy statement/ prospectus as Annex E. We encourage all stockholders to read the Board Voting Agreement in its entirety.

Co-sale Agreement

Pursuant to a co-sale agreement dated as of September 11, 2006 and effective as of the consummation of the merger, certain stockholders of XLNT have agreed not to transfer, during a specified restricted period, any Echo common stock received as a result of the merger at the closing, subject to certain exceptions. The stockholders who are parties to the co-sale agreement include Robert Wallace, Zubeen Shroff, J. David Reed, the Galen entities and the Camden entities. Beginning 181 days after the consummation of the merger, the transfer restrictions will not apply if the Echo common stock is trading at $9.00 or more per share for the previous twenty consecutive trading days. The stockholders who are parties to the co-sale agreement may also transfer Echo common stock in privately negotiated transactions beginning 181 days after the consummation of the merger provided that the transferring stockholder provides the other stockholders who have the signed the co-sale agreement the opportunity to participate in such privately negotiated transaction on the same terms and conditions.

The restricted period under the co-sale agreement will commence on the consummation of the merger and terminate 18 month after the consummation of the merger, or if Echo shall earlier have the right to redeem its public warrants issued in connection with its initial public offering, the date specified for such redemption. If a stockholder who is a party to the co-sale agreement participates in an underwritten public offering of Echo common stock, the restricted period shall terminate with respect to that stockholder. In addition to the foregoing, in the event that any of the Echo common stock issued to Echo’s founding stockholders held in escrow in connection with Echo’s initial public offering are released from escrow, then securities held by each stockholder that is a party to the co-sale agreement will be released from co-sale agreement on the same schedule With respect to Robert Wallace, the co-sale agreement shall terminate upon the termination of his employment with Echo for “cause” or the resignation by Mr. Wallace for “good reason” (as each such terms are defined in Mr. Wallace’s employment agreement).

THE AMENDMENT PROPOSAL

General Description of the Amendment and Restatement of the Certificate of Incorporation of Echo

The amendment and restatement of the certificate of incorporation of Echo involves (i) increasing the number of authorized shares of common stock from 25,000,000 shares to 90,000,000 shares and the authorized shares of preferred stock from 1,000,000 shares to 10,000,000 shares, which will result in an increase of the total number of authorized shares of capital stock from 26,000,000 to 100,000,000, (ii) changing the name of Echo to Pet DRx Corporation and (iii) removing the preamble and sections A through E of Article Sixth from the certificate of incorporation from and after the closing of the merger. The provisions being removed relate to the protective provisions related to a business combination put in place when Echo completed its initial public offering as a result of Echo being a blank check company. These provisions will no longer be applicable to Echo, Article Seventh will be redesignated as Article Sixth, Article Eighth will be redesignated as Article Seventh, and Article Ninth will be redesignated as Article Eighth. The provisions being removed:

•	require the submission of a business combination proposal for approval to Echo’s stockholders regardless of whether it is of a type that would require such approval under the Delaware General Corporation Law;

•	provide that a business combination may not be consummated if 20% or more of the shares of common stock issued in Echo’s initial public offering vote against the business combination and demand that Echo convert their shares into a pro rata portion of the trust account;

•	prevent Echo from issuing any shares of preferred stock prior to the consummation of a business combination without the consent of the managing underwriters of Echo’s initial public offering;

•	provide for up to 19.99% of the shares of Echo common stock issued in its initial public offering to be converted into a pro rata portion of the trust account, if a business combination is approved;

•	provide for Echo to be liquidated, and the holders of shares of Echo common stock issued in its initial public offering to receive a pro rata portion of the trust account, if Echo does not consummate a business combination by March 22, 2008; and

•	provide for Echo’s board of directors to be divided into two classes, with each class serving a staggered two-year term.

Echo’s Reasons for the Amendment and Restatement of the Certificate of Incorporation and Recommendation of Echo’s Board of Directors

Echo’s board of directors has concluded that the amendment and restatement of its certificate of incorporation is in the best interests of Echo’s stockholders. Echo’s board of directors believes that the name Pet DRx Corporation more accurately reflects the business XLNT will conduct after the acquisition, and will enable industry and financial market participants to more closely associate the company with its operating business. Since XLNT (as named Pet DRx Corporation) will be an operating business, the protective provisions related to Echo being a blank check company will no longer be necessary.

The additional common and preferred stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding common and preferred stock of Echo. Adoption of the proposed amendment and issuance of the common and preferred stock would not affect the rights of the holders of currently outstanding common or preferred stock of Echo, except for effects incidental to increasing the number of shares of Echo’s common and preferred stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common and preferred stock.

Echo’s board of directors recommends authorizing additional shares of common stock because the 25,000,000 shares currently authorized is less than the number of total number of shares issuable in the merger and to be reserved in connection with the exercise of warrants and options and conversion of convertible debt to be assumed by Echo. Accordingly, Echo must increase its authorized common stock in order to have sufficient authorized capital to meet its obligations to issue stock following the merger.

At present, Echo’s board of directors has no other immediate and specific plans to issue the additional shares of common or preferred stock, but it desires to have the shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval. These purposes may include: raising capital; providing equity incentives to employees, officers or directors; establishing strategic relationships with other companies; expanding the company’s business through the acquisition of other businesses or products; and other purposes.

The additional shares of common and preferred stock that would become available for issuance if the proposal is adopted could also be used by Echo to oppose a hostile takeover attempt or to delay or prevent changes in control or management of Echo. For example, without further stockholder approval, the board of directors could strategically sell shares of common or preferred stock in a private transaction to purchasers who would oppose a takeover or favor the current board. This proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the board currently aware of any such attempts directed at Echo). Nevertheless, approval of the amendment proposal could facilitate future efforts by Echo to deter or prevent changes in control of Echo, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

Vote Required to Adopt the Amendment Proposal

The adoption of the amendment proposal will require the affirmative vote of a majority of the shares of Echo’s common stock issued and outstanding on the Echo record date.

The adoption of the merger proposal is conditioned on the adoption of the amendment proposal, and the adoption of the amendment proposal is conditioned on the adoption of the merger proposal. The adoption of the merger proposal and the amendment proposal are not conditioned on the adoption of the 2007 stock incentive plan proposal or the consulting agreement proposal, but the adoption of the 2007 stock incentive plan proposal and the consulting agreement proposal are each conditioned on the adoption of the amendment proposal and the merger proposal.

Consequences if Amendment Proposal is Not Approved

If the amendment proposal is not approved by the stockholders, Echo will not amend and restate its certificate of incorporation and Echo’s name will remain “Echo Healthcare Acquisition Corp.” and the merger will not be consummated.

If the merger is not consummated, it is likely that Echo will be liquidated in accordance with the provisions of Delaware law. See “Information About Echo — Liquidation if No Business Combination”.

Echo’s Board of Directors’ Recommendation

After careful consideration, Echo’s board of directors has determined unanimously that the amendment proposal is in the best interests of Echo and its stockholders. Echo’s board of directors has approved and declared advisable the amendment proposal and unanimously recommends that you vote or instruct your vote to be cast “FOR” the amendment proposal.

THE STOCK INCENTIVE PLAN PROPOSAL

On June 27, 2007, our board of directors approved and adopted, subject to stockholder approval, the 2007 Pet DRx Corporation Stock Incentive Plan (the “2007 Stock Incentive Plan”), the full text of which is set forth as Annex C and is made a part hereof.

The 2007 Stock Incentive Plan provides Echo with flexibility to grant equity-based compensation to certain officers, employees, directors and consultants for the purpose of giving them a proprietary interest in our company and providing Echo with a means to attract and retain key personnel. Our board of directors has approved and seeks stockholder approval of the 2007 Stock Incentive Plan. The terms of the merger agreement require Echo to reserve a number of shares equal to ten percent of Echo’s shares of common stock issued and outstanding after the merger for use in granting awards under the 2007 Stock Incentive Plan. Our board of directors has reserved 2,700,000 shares of our common stock for issuance pursuant to awards that may be made under the 2007 Stock Incentive Plan, subject to adjustment as provided therein. Shares of stock as to stock incentives that are forfeited, canceled, expired or terminate are again available for issuance under the 2007 Stock Incentive Plan.

The following description of the 2007 Stock Incentive Plan is qualified in its entirety by reference to the applicable provisions of the plan document.

Eligibility

Stock incentives may be granted to our officers, employees, directors and consultants, or those of any of our affiliates; provided, however, that an incentive stock option may only be granted to our employees or employees of our subsidiaries.

Administration

Awards under the 2007 Stock Incentive Plan will be determined by a committee consisting of members of our board of directors appointed by our board of directors (the “Committee”). The board of directors may, by resolution, authorize one or more of our officers to do one or both of the following: (1) designate individuals (other than our officers or directors or officers or directors of our affiliates) to receive stock incentives under the 2007 Stock Incentive Plan, and (2) determine the number of shares of our common stock subject to any such stock incentives. Any such resolution must specify the total number of shares that may be awarded under such stock incentives within a specific time period.

Awards

The 2007 Stock Incentive Plan permits the Committee to make awards of shares of our common stock and stock incentive awards. These discretionary awards may be made on an individual basis, or pursuant to a program approved by the Committee for the benefit of a group of eligible persons.

The 2007 Stock Incentive Plan permits the Committee to make awards of a variety of stock incentives, which include stock awards, restricted stock units, options to purchase shares of our common stock, stock appreciation rights, performance unit awards, and dividend equivalent rights.

The Committee, subject to the provisions of the 2007 Stock Incentive Plan, will determine the recipient of any stock incentive and the number of shares of our common stock as to which a stock incentive is granted. Stock incentives granted may be made exercisable or settled at such prices and may be made terminable under such terms as are established by the Committee, to the extent not otherwise inconsistent with the terms of the 2007 Stock Incentive Plan. The exercise price of any option granted under the Plan will not be less than the fair market value of a share of our common stock on the date of grant. The Committee may make the vesting or payment of stock incentives subject to the performance goals. Performance goals may be described in terms of company-wide objectives or in terms of objectives that are related to performance of the division, affiliate, department or function within our company or an affiliate. Performance goals may also be described in terms of Echo’s performance relative to the performance of one or more companies selected by the Committee. The performance goals established by the Committee for any performance period under the 2007 Stock Incentive Plan will consist of one or more of the following:

•	earnings per share and/or growth in earnings per share in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;

•	earnings per share and/or growth in earnings per share, before share-based payments;

•	operating cash flow and/or growth in operating cash flow in relation to target objectives;

•	cash available in relation to target objectives;

•	net income and/or growth in net income in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;

•	net income and/or growth in net income, before share-based payments;

•	revenue and/or growth in revenue in relation to target objectives;

•	total stockholder return (measured as the total of the appreciation of and dividends declared on our common stock) in relation to target objectives;

•	return on invested capital in relation to target objectives;

•	return on stockholder equity in relation to target objectives;

•	return on assets in relation to target objectives;

•	return on common book equity in relation to target objectives;

•	market share in relation to target objectives;

•	economic value added;

•	stock price;

•	operating income;

•	earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization;

•	cost reduction goals; and

•	any combination of the foregoing.

If the Committee determines, as a result of a change in Echo’s business, operations, corporate structure or capital structure, or the manner in which Echo conducts its business, or any other events or circumstances, that the performance goals are no longer suitable, the Committee may modify such performance goals or the related minimum acceptable level of achievement. The Committee may make such modification in whole or in part and it may apply the modification with respect to a period the Committee deems appropriate and equitable. The Committee may not, however, make a modification if such modification would result in the loss of the otherwise applicable exemption of the applicable stock incentive under Section 162(m) of the Internal Revenue Code.

For so long as we are subject to Section 162(m) of the Internal Revenue Code, the maximum number of shares of our common stock with respect to which options, stock appreciation rights or other stock incentives that are intended to be performance-based may be granted during any fiscal year as to any eligible recipient shall not exceed 1,000,000 shares and the maximum aggregate dollar amount (determined as of the grant date) of performance unit awards that may be granted during any calendar year to an employee may not exceed $1,000,000. If an option is cancelled, the shares underlying the option will continue to count against the maximum number of shares that can be granted to an eligible recipient.

Stock incentives generally shall not be transferable or assignable during a holder’s lifetime.

Options

Options granted will have an exercise price not less than the fair market value of our common stock on the date that the option is awarded. At any time while Echo’s common stock is publicly traded, fair market value will be the closing price on the date of grant (or if the date of grant is not a trading day, the last trading day before the date of grant), or determined in such other manner as specified by the Committee. Except for adjustments in the event of a recapitalization or similar event, the option exercise price may not be reduced after the date of grant of an option.

The Committee may permit an option exercise price to be paid in cash or by the delivery of previously-owned shares of Echo’s common stock, or, for so long as Echo’s common stock is publicly traded, to be satisfied through a cashless exercise executed through a broker or by having a number of shares of Echo’s common stock otherwise issuable at the time of exercise withheld. The 2007 Stock Incentive Plan permits the grant of both incentive and non-qualified stock options.

Stock Appreciation Rights

Stock appreciation rights may be granted separately or in connection with another stock incentive, and the Committee may provide that they are exercisable at the discretion of the holder or that they will be paid at a time or times certain or upon the occurrence or non-occurrence of certain events. Stock appreciation rights may be settled in shares of Echo’s common stock or in cash, according to terms established by the Committee with respect to any particular award.

Stock Awards

The Committee may grant shares of our common stock to a participant, subject to such restrictions and conditions, if any, as the Committee shall determine.

Other Stock Incentives

Dividend equivalent rights, performance unit awards, and restricted stock units may be granted in such numbers or units and may be subject to such conditions or restrictions as the Committee shall determine and shall be payable in cash or shares of our common stock, as the Committee may determine.

The terms of particular stock incentives may provide that they terminate, among other reasons, upon the holder’s termination of employment or other status with respect to our company, upon a specified date, upon the holder’s death or disability, or upon the occurrence of a change in control of our company. Stock incentives may also include exercise, conversion or settlement rights to a holder’s estate or personal representative in the event of the holder’s death or disability. At the Committee’s discretion, stock incentives that are held by an employee who suffers a termination of employment may be cancelled, accelerated, paid or continued, subject to the terms of the applicable stock incentive agreement and to the provisions of the 2007 Stock Incentive Plan.

Cash Awards

The Committee may, at any time and in its discretion, provide cash to the holder of a stock incentive for all or a portion of the federal, state, and local income taxes imposed on such person as a result of his or her receipt of a stock incentive or the exercise of his or her rights under the stock incentive.

New Plan Benefits

The Committee has not yet made any determination as to which eligible participants will be granted stock incentives under the 2007 Stock Incentive Plan in the future. Consequently, the benefits and or amounts that will be received in the future by Echo’s and XLNT’s directors, officers and other employees as a group pursuant to the 2007 Stock Incentive Plan are not presently determinable.

Recapitalizations and Reorganizations

The number of shares of Echo’s common stock reserved for issuance in connection with the grant or settlement of stock incentives or to which a stock incentive is subject, as the case may be, the exercise price of each option, the base price of any stock appreciation right, and the maximum number of shares as to which options, stock appreciation rights, and other stock incentives may be granted so that they qualify as performance based compensation under Section 162(m) of the Internal Revenue Code are, in each case, subject to adjustment in the event of any recapitalization of Echo or similar event effected without receipt of consideration by us.

In the event of certain corporate reorganizations (including a change in control), stock incentives shall be substituted, cancelled, accelerated, cashed-out or otherwise adjusted by the compensation committee in such manner, if any, that the compensation committee determines is necessary or appropriate, provided such adjustment is not inconsistent with the express terms of the 2007 Stock Incentive Plan or the applicable stock incentive agreement.

Amendment or Termination

Although the 2007 Stock Incentive Plan may generally be amended by Echo’s board of directors without stockholder approval, Echo’s board of directors is required to obtain stockholder approval for any amendment that (1) increases the number of shares of stock available under the Stock Incentive Plan, (2) materially expands the classes of individuals eligible to receive stock incentives under the Stock Incentive Plan, (3) materially expands the types of awards available under the Stock Incentive Plan or (4) would otherwise require stockholder approval under the rules of the applicable exchange.

Tax Consequences

The following discussion outlines generally the federal income tax consequences of participation in the 2007 Stock Incentive Plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the 2007 Stock Incentive Plan. This description is not intended to be used, and cannot be used, to avoid penalties imposed under the Internal Revenue Code.

Non-Qualified Options

A participant will not recognize income upon the grant of an option or at any time prior to the exercise of the option or a portion thereof. At the time the participant exercises a non-qualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of our common stock on the date the option is exercised over the price paid for Echo’s common stock, and Echo will then be entitled to a corresponding deduction.

Depending upon the period shares of Echo’s common stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the non-qualified option was exercised.

Incentive Stock Options

A participant who exercises an incentive stock option will not be taxed at the time he or she exercises the option or a portion thereof. Instead, he or she will be taxed at the time he or she sells Echo common stock purchased pursuant to the option. The participant will be taxed on the difference between the price he or she paid for Echo common stock and the amount for which he or she sells Echo common stock. If the participant does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is transferred to him or her, the participant will be entitled to capital gain or loss treatment based upon the difference between the amount realized on the disposition and the aggregate exercise price and Echo will not get a corresponding deduction. If the participant sells the stock at a gain prior to that time, the difference between the amount the participant paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold, will be taxed as ordinary income and Echo will be entitled to a corresponding deduction; if the stock is sold for an amount in excess of the fair market value on the date of exercise, the excess amount is taxed as capital gain. If the participant sells the stock for less than the amount he or she paid for the stock prior to the one or two year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss.

Exercise of an incentive option may subject a participant to, or increase a participant’s liability for, the alternative minimum tax.

Other Stock Incentives

A participant will not recognize income upon the grant of certain equity incentives such as a stock appreciation right, dividend equivalent right, performance unit award or phantom share. Generally, at the time a participant receives payment under any equity incentive, he or she will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of our common stock received, and Echo will then be entitled to a corresponding deduction.

A participant will not be taxed upon the grant of a stock award if such award is not transferable by the participant or is subject to a “substantial risk of forfeiture,” as defined in the Internal Revenue Code. When the shares of Echo common stock that are subject to the stock award are transferable by the participant and are no longer subject to a substantial risk of forfeiture, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and Echo will then be entitled to a corresponding deduction. However, if a participant so elects at the time of receipt of a stock award, he or she may include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in income at that time and Echo also will be entitled to a corresponding deduction at that time.

The 2007 Stock Incentive Plan is not qualified under Section 401(a) of the Internal Revenue Code.

Limitation on Echo’s Deduction

Under Section 162(m) of the Internal Revenue Code, Echo may not deduct otherwise deductible compensation paid to covered employees (i.e., generally, the principal executive officer and the three highest compensated other officers) to the extent that the compensation exceeds $1 million. An exception applies, however, for performance-based compensation if the terms under which the compensation is paid are approved by Echo’s stockholders and certain other requirements are satisfied. Although Echo will consider the deductibility of awards when granting such awards, there is no assurance awards will satisfy the requirements of Section 162(m), and, accordingly, Section 162(m) of the Internal Revenue Code may limit the amount of deductions otherwise available to Echo with respect to awards to covered employees under the 2007 Stock Incentive Plan. The inclusion of the limits on individual awards satisfy the requirements of Section 162(m) by establishing a maximum number of shares that may be represented by awards granted to any employee and by specifying the factors that may be used by the compensation committee with respect to awards made under the 2007 Stock Incentive Plan.

Effect of Approval of the 2007 Stock Incentive Plan Proposal

Approval by the Echo stockholders of the 2007 Stock Incentive Plan proposal will permit the committee appointed by the board of directors the ability to make equity compensation awards in the form of stock awards, restricted stock units, options to purchase shares of Echo common stock, stock appreciation rights, performance unit awards and dividend equivalent rights to non-employee directors, consultants, officers and other key employees (provided that incentive stock options may only be granted to Echo employees or employees of our subsidiaries).

Vote Required to Adopt the 2007 Stock Incentive Plan Proposal

The adoption of the 2007 Stock Incentive Plan proposal will require the affirmative vote of the holders of a majority of the shares of Echo common stock present in person or represented by proxy at the special meeting.

The adoption of neither the merger proposal nor the amendment proposal is conditioned on the adoption of the 2007 Stock Incentive Plan proposal. The adoption of the 2007 Stock Incentive Plan proposal, however, is conditioned upon the adoption of the merger proposal and the amendment proposal.

Echo’s Board of Directors’ Recommendation

After careful consideration, Echo’s board of directors has determined unanimously that the 2007 Stock Incentive Plan proposal is fair to, and in the best interests of, Echo and its stockholders. Echo’s board has unanimously approved, adopted and declared advisable the 2007 Stock Incentive Plan proposal and unanimously recommends that you vote or instruct your vote to be cast “FOR” the 2007 Stock Incentive Plan proposal.

THE CONSULTING AGREEMENT PROPOSAL

General Description of the Consulting Agreement Proposal

In connection with our formation and initial public offering, Windy City, Inc., an entity controlled by Joel Kanter, our President, entered into an Office Services Agreement with Echo pursuant to which Windy City agreed to provide Echo with office space and office services in connection with Echo’s efforts to identify and acquire a suitable business combination candidate. Echo agreed to pay Windy City a monthly fee of $7,500 in connection with the foregoing, $5,500 of which shall be deferred until completion of Echo’s initial business combination. Subsequently, in light of the complexity of the accounting and auditing requirements necessary to complete this proxy statement/prospectus, Windy City determined that it was appropriate to retain the services of Strategic Alliance Network, a company that Kevin Pendergest, our Chief Financial Officer, founded and for which he currently serves as President. Windy City agreed to pay Strategic Alliance Network a monthly fee of $10,000, commencing in April 2007 and continuing through the date of consummation or termination of the merger with XLNT, $3,000 of which shall be deferred until the date of consummation or termination of the merger with XLNT. In addition, Strategic Alliance Network was previously retained by XLNT for similar services and was paid a monthly fee of $25,000 from September 1, 2006 through March 2007. From April 2007 though the date of consummation or termination of the merger with Echo, XLNT has agreed to pay Strategic Alliance network a monthly fee of $15,000. In connection with Echo’s initial public offering, Echo agreed not to pay a salary or other compensation to its officers or directors for services rendered by them on Echo’s behalf prior to or in connection with a business combination. The consulting agreement proposal is a proposal to approve the reimbursement of Windy City by Echo out of proceeds currently held in trust, upon the consummation of the merger contemplated by the merger proposal, of the consulting fees paid by Windy City to Strategic Alliance Network.

Interests of Related Parties

Echo’s President, Joel Kanter, controls Windy City, the organization that has paid the consulting fees to Strategic Alliance Network. If the consulting agreement proposal is approved, upon consummation of the merger Windy City will have the right to seek reimbursement from Echo from proceeds held in the trust account of the consulting fees Windy City paid to Strategic Alliance Network.

Echo’s Reasons for the Consulting Agreement Proposal and Recommendation of Echo’s Board of Directors

Echo’s board of directors has concluded that retaining Strategic Alliance Network in order to facilitate due diligence and other consulting work to assist Echo in consummating the merger with XLNT was in the best interests of Echo’s stockholders and that the complexity of the accounting and auditing requirements necessary to complete this proxy statement/prospectus were not anticipated at the time the Office Services Agreement was executed. Echo’s board of directors believes that providing for the reimbursement of the fees paid by Windy City to Strategic Alliance Network in connection with this unanticipated expense that was incurred by Windy City for the benefit of Echo is fair to both Echo and Windy City.

Consequences if Consulting Agreement Proposal is Not Approved

If the consulting agreement proposal is not approved by the stockholders, Echo will not reimburse Windy City for the consulting fees paid to Strategic Alliance Network.

Vote Required to Adopt the Consulting Agreement Proposal

The adoption of the consulting agreement proposal will require the affirmative vote of the holders of a majority of the shares of Echo common stock present in person or represented by proxy at the special meeting.

Echo’s Board of Directors’ Recommendation

After careful consideration, Echo’s board of directors has determined unanimously that the consulting agreement proposal is fair to Echo and its stockholders. Echo’s board has unanimously approved and declared advisable the consulting agreement proposal and unanimously recommends that you vote or instruct your vote to be cast “FOR” the consulting agreement proposal.

INFORMATION ABOUT XLNT

Overview

XLNT is a provider of veterinary primary and specialty care services to companion animals through a network of fully-owned veterinary hospitals. XLNT was organized as a Delaware corporation on March 10, 2004 for the purpose of consolidating the large and highly fragmented veterinary care market for companion animals. It intends to grow and enhance its profitability by acquiring established veterinary practices in select regions throughout the United States, and by expanding same-store revenue and capitalizing on economies of scale and cost reduction efficiencies. XLNT began using the name XLNT Veterinary Care, Inc. in March of 2004.

XLNT currently owns and operates twenty-six veterinary hospitals located in northern and southern California through its wholly-owned operating subsidiaries. XLNT acquired its first two veterinary hospitals on September 30, 2004. XLNT acquired four additional veterinary hospitals in 2005, fourteen in 2006 and six during the period from January 1 to March 31, 2007.

XLNT’s objective is to become a preferred provider of high quality pet care by offering a broad array of pet care services under one brand. XLNT will offer a full range of general medical treatment for companion animals, including (i) preventative care, such as vaccinations, examinations, spaying/neutering, and dental care, and (ii) a broad range of specialized diagnostic and medical services, such as x-ray, ultra-sound, internal medicine, surgery, cardiology, ophthalmology, dermatology, oncology, and other services.

XLNT intends to deliver a broad scope of services to its customers by developing a “hub and spoke” system within select regions whereby it will acquire or develop specialty and emergency hospitals, providing a wide range of ‘medical, diagnostic and specialty-medical services at the “hub,” and use the traditional smaller general practices as “spokes” to feed to the “hub” units patients desiring the broader array of more specialized services that a general practice is not equipped to provide.

XLNT’s principal offices are located at 560 South Winchester Blvd., Suite 500, San Jose, California 95128 and its telephone number at that location is (408) 236-7420.

Business Strategy

XLNT’s business strategy is to:

•	recruit and retain top veterinary professionals;

•	provide high quality veterinary care to its customers;

•	pursue acquisitions of additional veterinary hospitals, with a focus on developing “hub and spoke” regional networks;

•	increase veterinary hospital visits through advertising, market positioning, consumer education, wellness programs and branding;

•	increase veterinary hospital margins through cost savings realized through consolidated purchasing arrangements for high volume items such as food and medical supplies and generally lower costs through economies of scale;

•	increase veterinary hospital productivity through professional development and training, integration of performance data collection systems, application of productivity standards to previously under-managed operations and removal of administrative burdens from veterinary professionals;

•	create new revenue streams through specialty veterinary medicine and ancillary services; and

•	capture valuation arbitrage differentials between individual practice value and larger consolidated enterprise value.

Customers

XLNT’s customers consist almost entirely of individual pet owners. For the years ended December 31, 2006 and 2005, no customer accounted for more than 5% of XLNT’s net revenue.

Industry and Competition

The Industry

The U.S. veterinary market is a large and growing industry sector. Pet ownership, share of household income spent on pets and general awareness of the value of effective veterinary care due to advances in science, medicine and technology are all on the rise. There are over 60,000 veterinarians in the U.S. and 22,000 veterinary hospitals who are members of the American Veterinary Medical Association, or AVMA (AVMA Sourcebook 2002). The American Pet Products Manufacturers Association, Inc., or APPMA, estimates that spending on pets in the U.S. reached $38.5 billion in 2006. Veterinary medical services accounted for $9.2 billion in 2006, a 29% increase from $7.2 billion in 2003, medications and over the counter supplies represented $9.3 billion in 2006, compared to $8.1 billion in 2003, pet food and pet services represented $15.4 billion, a 16% increase over the $13.3 billion spent in 2003, and ancillary services such as grooming and boarding reached $2.7 billion in 2006 up 4% over $2.6 billion in 2003.

Within XLNT’s initial target market of California, the State of California Veterinary Medical Board lists 9,300 actively licensed and operating veterinarians (State of California Department of Consumer Affairs, 2003).

According to the APPMA, the ownership of pets is widespread and growing, with over 69 million U.S. households, representing approximately 63% of U.S. households, owning at least one pet, including companion and other animals, including about 74.8 million dogs and 88.3 million cats. Specifically, 43 million households owned at least one dog and 38 million households owned at least one cat.

The growth of the veterinary care industry is primarily being driven by:

•	an increased emphasis on pet health and wellness,

•	continued technological and medical developments which are migrating from the human healthcare sector to veterinary medicine, driving new and previously unconsidered diagnostic tests, procedures and treatments, and

•	favorable demographic trends supporting a growing pet population.

While it is growing, the U.S. veterinary services market remains highly fragmented and comprised principally of smaller independent practices. We estimate that the three largest companies in the industry, VCA Antech, Inc., Banfield and National Veterinary Associates (NVA) represent less than 5% of companion animal veterinary hospitals in the U.S. According to the AVMA, there are approximately 22,000 veterinary hospitals/clinics in the U.S. and these three companies combined currently own or operate about 1,100 hospitals.

Most Doctors of Veterinary Medicine (DVMs or veterinarians) are highly educated, and we believe are attracted to the industry because they care for the welfare of animals. As a result, often they spend their careers developing individual or small practices that have few liquidity options. The small economic scale of these practices often make it difficult to afford and adopt state-of-the-art technologies, and medical and diagnostic equipment. We believe veterinarians are gravitating toward larger, multi-doctor animal hospitals that provide state-of-the-art facilities, treatments, methods and pharmaceuticals to enhance the services they can provide their clients. In addition, we believe the fragmented animal hospital industry is consolidating due to:

•	the purchasing, marketing and administrative cost advantages that can be realized by large, multiple location, multi-doctor veterinary providers;

•	the cost of financing equipment purchases and upgrading technology necessary for a successful practice and the associated ability of a large provider to obtain the necessary financing on more competitive terms;

•	the desire of veterinarians to minimize the percentage of their time spent dealing with administrative functions and to focus instead on practicing veterinary medicine;

•	the desire of some owners of animal hospitals to obtain liquidity by selling all or a portion of their investment in the animal hospital (which we believe will increase as more owners of animal hospitals approach retirement); and

•	the appeal to many veterinarians of the benefits and flexible work schedule that is not typically available to a sole practitioner or single-site provider.

The veterinary care industry also has other notable characteristics, including:

•	Extensive veterinarian training requirements represent significant competitive barriers to entry. Although the number of pets and pet services is growing rapidly, the number of veterinarians and available hospitals is limited, with the potential for increasing the number of veterinarians constrained by the extensive training requirements for veterinarians.

•	Highly fragmented industry service sector. Although the pet care market is large and growing, no single entity accounts for more than 5% of the hospital industry. The market consists mainly of independent private practices consisting of sole practitioners or small groups of veterinarians. Most practices do not offer a broad range of products and services. Many veterinarians spend a significant portion of their time handling the administrative burden of running a small business, versus seeing customers. XLNT believes that these small animal hospitals tend to be profitable in spite of the inefficiencies associated with a small operating scale and limited marketing clout and that these factors make veterinary hospitals an attractive consolidation opportunity.

•	Attractive industry payor and pricing characteristics. The animal health care services industry does not experience the problems of extended payment collection cycles or pricing pressures from third-party payors faced by human health care providers. Fees for animal hospital services are due, and typically paid for, at the time of the service via cash or credit card. Pet care services are predominantly provided on a cash-pay basis. Thus, (unlike human healthcare) there are (i) few accounts receivable to finance, (ii) no government payors, and (iii) no managed care contracting. Also, because of expanding options for care services coupled with the growing awareness of pet health and wellness and pet owner sentiments to their pets, veterinarians typically enjoy the ability to pass through pricing increases to their customers.

•	Opportunity to increase hospital productivity through an integrated management information system. By deploying integrated management information systems that monitor each veterinarian and hospital on products and services delivered, productivity and prices, veterinary hospitals are able to identify opportunities and areas for growth and to monitor veterinarians and target individuals who may benefit from additional training in specific treatment disciplines.

•	Limited medical malpractice liabilities. Unlike human healthcare, veterinarians have limited corresponding medical malpractice liabilities.

•	Veterinary care’s recession resistant revenue characteristics. Although the practice of veterinary medicine is subject to seasonal fluctuations based on weather and holiday seasons, XLNT believes that veterinary care revenues have been recession resistant and veterinary hospitals have one of the lowest failure rates of any business.

Competition

The market for veterinary care services to companion animals is highly competitive, particularly in urban environments, and evolving in the manner in which services are delivered and providers are selected. XLNT believes that the primary factors influencing a customer’s selection of an animal hospital are convenient location and hours, quality of care and reasonableness of fees. XLNT’s primary competitors are individual practitioners or small, regional multi-clinic practices. In addition, we experience competition from some national and large regional companies in the pet care industry such as our three largest competitors mentioned above, as well as operators of pet super-stores that are developing networks of animal hospitals in markets that include our animal hospitals.

Companion Animals

As the U.S. population has gravitated from rural to urban environments, and the extended family with all its opportunities for close relationships has been replaced by the nuclear family, the single family, or no family at all, we believe the pet has assumed a more important role in maintaining good mental health and well being in society. According to the American Animal Hospital Association’s (AAHA) 1998 Pet Owner Survey, 83% of pet owners surveyed said they are “somewhat to very likely” to risk their lives for their pet.

Favorable demographic trends should continue to fuel the growth in demand for pet care services in the foreseeable future. The leading edge of the “baby boom” generation has already entered middle age and their ranks will swell by 46% in this decade. This middle-aged demographic, age 35 to 69, own more pets, have more income and account for nearly two-thirds of all pet care expenditures.

Acquisition Program

Currently, XLNT operates in the California market. XLNT may acquire additional veterinary hospitals in the California market if funding is available on acceptable terms. XLNT has begun researching other markets that XLNT believes may have attractive acquisition targets but has suspended its acquisition program until completion or termination of the merger agreement with Echo. The consideration paid in XLNT’s acquisitions may consist of cash, common stock, warrants and/or debentures, including convertible debentures.

XLNT targets veterinary hospitals for acquisition that are profitable or which it believes will be profitable when integrated into XLNT’s operations. XLNT believes that hospitals are typically run by veterinarians who focus on maximizing their revenues on a tax efficient basis rather than focusing on generating maximum profitability. XLNT works to build incremental value through programs designed to drive incremental new revenues and benefit from economies of scale, proactive marketing, centralized management, management information systems, “brand name” identification, and by broadening the scope of services and products offered at its hospitals.

Employees

As of September 30, 2007, XLNT has 740 employees, including 132 veterinarians, 297 technical staff and 22 corporate staff. XLNT has not entered into any collective bargaining agreements with its employees and believes that relations with its employees are good. XLNT believes that its future success will depend in part upon the continued service of its key employees and on its continued ability to hire and retain qualified personnel.

Properties

XLNT’s current corporate headquarters, which is leased, consists of approximately 4,000 square feet located in San Jose, California. XLNT is relocating its corporate headquarters to Tennessee. XLNT’s proposed future corporate headquarters, which is leased, consists of approximately 8,000 square feet located in Brentwood, Tennessee. XLNT also owns or leases 28 veterinary care hospitals and office facilities in California. Some of XLNT’s leases are month-to-month leases and XLNT intends to attempt to convert these into leases with a specified term of at least one year. Upon the expiration of a lease, XLNT will assess whether or not to seek to remain in the leased premises or seek an alternative location for the operations conducted at the premises. XLNT believes expanding, remodeling or moving certain facilities will be necessary to achieve the scope and quality of services that it hopes to deliver to its customers. See XLNT’s historical consolidated financial statements and accompanying notes included in this proxy statement/prospectus for more information regarding XLNT’s operating lease obligations.

Legal Proceedings

XLNT has no litigation other than that incurred in the normal course of business, none of which is material.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF XLNT

The following discussion should be read in conjunction with XLNT’s financial statements and accompanying notes, which appear elsewhere in this proxy statement/prospectus.

Overview

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, is intended to help the reader understand XLNT’s historical results and anticipated future outlook prior to the close of the proposed merger with Echo. MD&A is provided as a supplement to, and should be read in conjunction with, XLNT’s consolidated financial statements and accompanying notes.

Introduction

XLNT is a provider of veterinary primary and specialty care services to companion animals through a network of fully-owned veterinary hospitals. XLNT currently owns and operates twenty-six veterinary hospitals in the state of California.

XLNT’s objective is to become a preferred provider of high quality pet care by offering a broad array of pet care services under one brand. XLNT offers a full range of general medical treatment for pets, including (i) preventative care, such as vaccinations, examinations, spaying, and dental care, and (ii) a broad range of specialized diagnostic and medical services, such as x-ray, ultra-sound, internal medicine, surgery, cardiology, ophthalmology, dermatology, oncology, and other services.

XLNT is developing and intends to develop “hub and spoke” systems, whereby XLNT will develop larger, fully equipped veterinary hospitals, providing a wide range of medical, diagnostic and non-medical services at the “hub,” and use traditional smaller general practices as “spokes” to feed patients to the “hub” units desiring the broader array of more specialized services that a general practice is not equipped to provide. XLNT also intends to enter into affiliate relationships with veterinary hospitals not owned by XLNT that may become “feeder spokes” for XLNT’s “hub” units.

Seasonality

The practice of veterinary medicine is subject to seasonal fluctuation. In particular, demand for veterinary services is significantly higher during the warmer months because pets spend a greater amount of time outdoors where they are more likely to be injured and are more susceptible to disease and parasites. In addition, use of veterinary services may be affected by levels of flea infestation, heartworm and ticks, and the number of daylight hours.

Sales Trends

Over the last few years, some pet-related products traditionally sold at animal hospitals have become more widely available in retail stores and other distribution channels, and, as a result, XLNT has fewer customers coming to XLNT’s animal hospitals solely to purchase those items. In addition, there has been a decline in the number of vaccinations as some recent professional literature and research has suggested that vaccinations can be given to pets less frequently. XLNT’s business strategy continues to place a greater emphasis on comprehensive wellness visits and advanced medical procedures, which typically generate higher-priced orders.

Acquisitions

XLNT has achieved revenue growth since XLNT’s founding in March 2004 primarily through the acquisition of twenty-six veterinary hospitals. XLNT’s veterinary hospital same-store revenue growth for the two hospitals that XLNT acquired in 2004 (XLNT’s predecessor) was approximately 11%, 12% and 16% in the first six months of 2007 compared to the first six months of 2006, calendar 2006 compared to 2005 and calendar 2005 compared to 2004, respectively. XLNT’s veterinary hospital same-store revenue growth for the four hospitals that XLNT acquired in 2005 was approximately 3% in the first six months of 2007 compared to the first six months of 2006, although that was adversely effected by two hospitals with a 6% revenue decline. Absent that hospital, the growth was 10%.

The following summarizes the total number of veterinary hospitals that XLNT operated at each period end:

December 31, 2004	2
December 31, 2005	6
December 31, 2006	20
March 31, 2007	26
June 30, 2007	26

The total number of XLNT’s employees has increased from 156 at December 31, 2005 to 302 at December 31, 2006 (excluding the employees of 4 hospitals acquired after the close of business on December 31, 2006), to 740 at September 30, 2007. This included 132 veterinarians at September 30, 2007.

XLNT’s results of operations may be affected by expenses associated with the merger with Echo. For example, certain outstanding stock options will vest and become exercisable upon completion of the merger. XLNT will record compensation expenses associated with the merger in the period in which the merger is completed. XLNT estimates recording approximately $565,000 of additional compensation expense in connection with the acceleration of the vesting of stock options if the merger is completed in the fourth quarter of 2007.

Overview of XLNT’s Financial Results

Net revenue and net income per share are key measurements of XLNT’s financial results. For the three months ended June 30, 2007, net revenue was $17.7 million, an increase of 375% over the second quarter of 2006. The net loss for the quarter ended June 30, 2007 was $3.3 million, an increase of 8,004% over the second quarter of 2006 net loss. Basic and diluted net loss per share was $(0.59) for the quarter ended June 30, 2007 and was $(0.58) more than the basic and diluted net loss per share for the quarter ended June 30, 2006. For the six months ended

June 30, 2007, net revenue was $28.4 million, an increase of 343% over the six months ended June 30, 2006. The net loss for the six months ended June 30, 2007 was $5.8 million, an increase of 3,952% over the first quarter of 2006 net loss. Basic and diluted net loss per share was $(1.12) for the six months ended June 30, 2007 and was $(1.08) more than the basic and diluted net loss per share for the six months ended June 30, 2006.

The revenue increase in 2007 for both periods from the comparable periods in 2006 was primarily due to the acquisition of fourteen veterinary hospitals in the last three quarters of 2006 and six in the first quarter of 2007. The increase in net loss and loss per share for both periods was primarily a result of expenses associated with the proposed merger with Echo, expenses and increased interest expense associated with various financing transactions, including seller financings completed subsequent to June 30, 2006, and the increased expenses associated with developing corporate staff. XLNT incurred $1.6 million and $3.2 million of costs to outside accounting and audit firms in the second quarter of 2007 and the first half of 2007, respectively, related to the audits of twenty one hospital acquisitions and XLNT as part of the merger. XLNT also incurred $0.1 million and $0.4 million of legal expenses in the second quarter and the first half of 2007, respectively, related to corporate issues. XLNT corporate wage related expenses, including expenses related to temporary employees and consultants, increased $1.1 million in the six months ended June 30, 2007 from the comparable period in 2006 due primarily to the increased number of temporary employees and consultants working in the accounting department. Interest expense increased by $1.0 million in the first half of 2007 from the comparable period in 2006 due to the increase in seller debt incurred in connection with the hospital acquisitions as well as the additional $12.0 million of term debt put in place on March 30, 2007.

For the year ended December 31, 2006, net revenue was $17.4 million, an increase of 268% over 2005. Revenues increased primarily due to the purchase of fourteen hospitals in 2006. Basic and diluted net loss per share was $(0.41) for the year ended December 31, 2006, a decrease from a net loss per share of $(0.42) for the year ended December 31, 2005. The net loss for the year ended December 31, 2006 was $1.9 million, an increase from 2005 of 43%, primarily as a result of expenses associated with the proposed merger with Echo and the increased expenses associated with developing corporate staff and expanding the animal hospital administrative operations to support the increased acquisitions. XLNT incurred $1.1 million of costs to outside accounting and audit firms in 2006, primarily in the fourth quarter of 2006, related to the audits of twenty one hospital acquisitions and XLNT as part of the merger. XLNT incurred $0.3 million of legal expenses in 2006 related to corporate issues as compared to $0.0 million in 2005. XLNT corporate wage related expenses, including expenses related to temporary employees and consultants, increased $0.5 million in the year ended December 31, 2006 from the comparable period in 2005.

For fiscal 2005, net revenue was $4.7 million. The net loss for the year ended December 31, 2005 was $1.3 million. Basic and diluted net loss per share was $(0.42) for the year ended December 31, 2005, a decrease from a net loss per share of $(0.16) for the period from XLNT’s inception through December 31, 2004. Revenues increased primarily due to the purchase of four hospitals in 2005 and operating the hospitals acquired on the September 30, 2004 for an entire year. The net loss for the year ended December 31, 2005 increased by $1.0 million over the prior year primarily as a result of expenses associated with the increased expenses associated with developing corporate staff and stock based compensation. These two items, in total, increased by $0.9 million in 2005.

Cash provided by operations for the six months ended June 30, 2007 was $0.1 million compared to cash provided by operations during the six months of 2006 of $0.1 million. The principal use of cash during the period was for investing activities for the acquisition of six veterinary hospitals made during the first quarter of 2007 for $16.8 million. Cash was provided from financing activities principally by the issuance of $13.6 million of preferred stock and $14.0 million of debt financing with preferred stock warrants. Cash used by operations for the twelve months ended December 31, 2006 was $0.9 million compared to cash used during 2005 of $0.7 million. The use of cash from operating activities in 2006 was due primarily to the increase in corporate SG&A attributable to professional expenses associated with the proposed merger with Echo, and in the increased expenses associated with developing the corporate staff. The principal use of its cash for investing activities was for the acquisition of fourteen veterinary hospitals during the year for $13.3 million. Cash was provided from financing activities principally by the issuance of $17.3 million of preferred stock.

XLNT had a working capital deficit at June 30, 2007 of $2.7 million as compared to working capital of $17.0 million at June 30, 2006. The June 30, 2007 working capital was positively impacted because XLNT had completed a $17.3 million equity offering in the first half of 2006. These funds and others were used to complete the acquisitions made later in 2006 and in the first half of 2007. Working capital also decreased as a result of the cash needed to fund the merger related costs, the buildup of the corporate staff and the increased debt service.

Critical Accounting Policies and Estimates

There are several accounting policies that are critical to understanding XLNT’s historical and future performance because these policies affect the reported amounts of revenue and other significant areas in XLNT’s reported financial statements and involve management’s judgments and estimates. These critical accounting policies and estimates include:

•	impairment of goodwill;

•	accounting for stock options; and

•	accounting for income taxes.

These policies and estimates and XLNT’s procedures related to these policies and estimates are described in detail below and under specific areas within the discussion and analysis of its financial condition and results of operations. Please refer to Note 2, “Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements of XLNT for the year ended December 31, 2006 included herein for further discussion of XLNT’s accounting policies and estimates. There have been no material changes to these accounting policies during 2007.

Impairment of Goodwill

Goodwill represents the excess of the cost of an acquired entity over the net of the amounts assigned to identifiable assets acquired and liabilities assumed.

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, XLNT has determined that XLNT has one reporting unit, Veterinary Hospitals, and XLNT estimates annually, or sooner if circumstances indicate an impairment may exist, the fair market value of XLNT’s reporting unit and compares its estimated fair market value against its net book value to determine if XLNT’s goodwill is impaired. At December 31, 2006 and 2005, XLNT determined that none of XLNT’s goodwill was impaired for XLNT’s reporting unit.

Accounting for Stock Options

Prior to January 1, 2006, XLNT accounted for XLNT’s share-based payments under the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Under that method, when options are granted with a strike price equal to or greater than fair market value on date of issuance, there is no impact on earnings either on the date of grant or thereafter, absent modification to the options. Accordingly, XLNT recognized no share-based compensation expense in periods prior to January 1, 2006.

Effective January 1, 2006, XLNT adopted SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”), which requires us to measure the cost of share-based payments granted to XLNT’s employees and directors, including stock options, based on the grant-date fair value and to recognize the cost over the requisite service period, which is typically the vesting period. XLNT adopted SFAS No. 123R using the modified prospective transition method, which requires us to recognize compensation expense for share-based payments granted or modified on or after January 1, 2006. Additionally, XLNT is required to recognize compensation expense for the fair value of unvested share-based awards at January 1, 2006 over the remaining requisite service period. Operating results from prior periods have not been restated.

Accounting for Income Taxes

XLNT is required to estimate its federal income taxes as well as income taxes in each state in which it operates. This process requires that management estimate the current tax exposure as well as assess temporary differences between the accounting and tax treatment of assets and liabilities, including items such as accruals and allowances not currently deductible for tax purposes. The income tax effects of the differences identified are classified as current or long-term deferred tax assets and liabilities in XLNT’s consolidated balance sheets. Management’s judgments, assumptions and estimates relative to the current provision for income tax take into account current tax laws, its interpretation of current tax laws and possible outcomes of current and future audits conducted by domestic tax authorities. Changes in tax laws or management’s interpretation of tax laws, including the provisions of the American Jobs Creation Act of 2004, and the resolution of current and future tax audits could significantly impact the amounts provided for income taxes in XLNT’s balance sheet and results of operations. XLNT must also assess the likelihood that deferred tax assets will be realized from future taxable income and, based on this assessment, establish a valuation allowance if required. As of December 31, 2006, management determined the valuation allowance to be approximately $1.5 million based upon uncertainties related to XLNT’s ability to recover certain deferred tax assets. These deferred tax assets are net operating losses and may be subject to significant annual limitation under certain provisions of the Internal Revenue Code. Management’s determination of valuation allowance is based upon a number of assumptions, judgments and estimates, including forecasted earnings, future taxable income and the relative proportions of revenue and income before taxes in the various jurisdictions in which XLNT operates. Future results may vary from these estimates, and at this time, it can not be determined if XLNT will need to establish an additional valuation allowance and if so, whether it would have a material impact on its financial statements.

New Accounting Standards

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 10” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. FIN 48 prescribes recognition thresholds and measurement attributes for the financial statement recognition of income tax positions. In the first quarter of 2007, XLNT adopted FIN 48. XLNT did not have any unrecognized tax benefits at March 31, 2007, and the adoption of FIN 48 did not have a material effect on its condensed, consolidated financial statements.

In September 2006, FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS No. 157”), which establishes a framework for using and disclosing estimates in accounting for certain assets, liabilities and transactions at fair value. The provisions of SFAS No. 157 will be effective for XLNT on January 1, 2008. XLNT is currently evaluating the impact of adopting SFAS No. 157 on its consolidated financial statements.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB No. 115” (“SFAS No. 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. The provisions of SFAS No. 159 will be effective for XLNT on January 1, 2008. XLNT is currently evaluating the impact of adopting SFAS No. 159 on its consolidated financial statements.

Results of Operations of XLNT

Comparison of the Three Months Ended June 30, 2007 and 2006

Revenues

	For the Three Months Ended June 30,
	2007	2006	% Change
	(In millions, except percentages)
Revenue	$17.7	$3.7	375%

Revenue increased $14.0 million, or 375%, in the second quarter of 2007 as compared to second quarter of 2006. The revenue increase was primarily due to the revenues associated with the twenty veterinary hospitals acquired subsequent to March 31, 2006, as summarized below:

	Second Quarter Comparative Analysis
	(In millions, except percentages)
	2007	2006	% Change
Same-store revenue (1)	$3.1	$2.9	6%
Net acquired revenue (2)	14.6	0.8	1,731%
Total	$17.7	$3.7	376%

(1)	Same-store revenue were calculated using animal hospital operating results for the six animal hospitals that we owned for the full twelve months from the beginning of the applicable period.

(2)	Net acquired revenue represents the revenue from those twenty animal hospitals acquired on or after the beginning of the comparable period, which was April 1, 2006. Fluctuations in net acquired revenue occur due to the volume, size and timing of acquisitions during the periods from this date through the end of the applicable period.

Same store revenue growth resulted from price increases and increased visits. Prices are reviewed periodically throughout the year for each hospital and adjustments are made based on market considerations, demographics and our costs.

Direct costs

	For the Three Months Ended June 30,
	2007	2006	% Change
	(In millions, except percentages)
Direct costs	$16.9	$3.3	418%
Margin as a percentage of total net revenue	4.7%	12.6%

Direct costs are comprised of all costs of services and products at the animal hospitals, including, but not limited to, salaries of veterinarians, technicians and all other veterinary hospital-based personnel, facilities rent, occupancy costs, supply costs, certain marketing and promotional expense and costs of goods sold associated with the retail sales of pet food and pet supplies. It also includes depreciation and amortization of $0.5 million and $0.1 million in the second quarter of 2007 and 2006, respectively.

Direct costs increased $13.6 million, or 418%, in the second quarter of 2007 as compared to second quarter of 2006. The direct increase in costs was primarily due to the direct costs associated with the twenty veterinary hospitals acquired subsequent to March 31, 2006 as summarized below:

Payroll related costs, in total increased by $9.0 million as the result of the acquisitions of twenty hospitals.

Selling, General and Administrative

	The Three Months Ended June 30,
	2007	2006	% Change
	(In millions, except percentages)
Selling, general and administrative	$3.0	$0.5	556%
As a percentage of net revenue	16.9%	12.2%

Selling, general and administrative expenses (“SG&A”) consists primarily of salaries and related benefits for the corporate staff, including temporary staff and consultants, and fees for professional services, such as legal and auditing and accounting services. It also includes the salaries of field management, certain administrative personnel, recruiting and certain marketing expenses.

SG&A increased $2.5 million, or 556%, for the three months ended June 30, 2007 compared to the same period in 2006. $1.6 million of the increase in corporate SG&A was attributable to the professional expenses associated with the audits of twenty one of XLNT’s veterinary hospital for periods of up to three years prior to XLNT’s acquisition, the cost of the audits of XLNT’s consolidated results for the periods ended December 31, 2004, 2005 and 2006 and the review of the results for the first quarter of 2007. XLNT also expanded its corporate executive, administrative and accounting staff as a result of the acquisitions that occurred during the past year. The increase in the accounting staff, to a large part, was done through the use of temporary workers and consultants which resulted in a higher cost than if it had been done through permanent staff. In total, the increase in the corporate salaries, including benefits and the cost of consultants and temporary workers, was $0.8 million over the comparable period in 2006.

Interest and Other Income, Net

	The Three Months Ended June 30,
	2007	2006	% Change
	(In millions, except percentages)
Interest and other income, net	$1.1	$0.0	4,892%
As a percentage of net revenue	6.2%	0.1%

Interest and other income, net, includes interest expenses and interest income. Of the $1.0 million increase, $0.5 million is attributable to the interest expense on the $12.0 million of debt that XLNT issued on March 30, 2007. In addition, XLNT’s acquisition of the twenty veterinary hospitals acquired subsequent to March 31, 2006 was financed, in part, by $17.1 million of seller term and convertible debt, which had related interest expense of $0.3 million in the second quarter of 2007.

Comparison of Six Months Ended June 30, 2007 and 2006

Revenue

	For the Six Months Ended June 30,
	2007	2006	% Change
	(In millions, except percentages)
Revenue	$28.4	$6.4	343%

Revenues increased $22.0 million, or 343%, during the six months ended June 30, 2007 as compared to the comparable period in the prior year. The revenue increase was primarily due to the revenues associated with the twenty veterinary hospitals acquired subsequent to December 31, 2005 as summarized below:

	Year to Date Comparative Analysis
	2007	2006	% Change
	(In millions, except percentages)
Same-store revenue (1)	$5.8	$5.6	5%
Net acquired revenue (2)	22.6	0.8	2,715%
Total	$28.4	$6.4	344%

(1)	Same-store revenue were calculated using animal hospital operating results for the six animal hospitals that we owned for the full 12 months from the beginning of the applicable period.

(2)	Net acquired revenue represents the revenue from those twenty animal hospitals acquired on or after the beginning of the comparable period, which was January 1, 2006. Fluctuations in net acquired revenue occur due to the volume, size and timing of acquisitions during the periods from this date through the end of the applicable period.

Same store revenue growth resulted from price increases and increased visits. Prices are reviewed periodically throughout the year for each hospital and adjustments are made based on market considerations, demographics and our costs.

Direct Costs

	For the Six Months Ended June 30,
	2007	2006	% Change
	(In millions, except percentages)
Total direct costs	$27.2	$5.6	387%
Margin as a percentage of total net revenue	4.2%	12.8%

Direct costs increased $21.6 million, or 387%, in the first six months of 2007 as compared to the first six months of 2006. The increase in direct costs was primarily due to the direct costs associated with the twenty veterinary hospitals acquired since December 31, 2005.

Same store direct costs increased primarily due to higher payroll costs and depreciation and amortization expense. Direct costs include depreciation and amortization of $0.8 million and $0.1 million in the second quarter of 2007 and 2006, respectively.

Selling, General and Administrative

	For the Six Months Ended June 30,
	2007	2006	% Change
	(In millions, except percentages)
Selling, general and administrative	$5.6	$0.8	606%
As a percentage of total net revenue	19.7%	12.3%

SG&A increased by $4.8 million or 606% for the six months ended June 30, 2007 compared to the same period in 2006. $2.4 million of the increase in corporate SG&A was associated with the audits of twenty-one of XLNT’s veterinary hospital for periods of up to three years prior to XLNT’s acquisition, the cost of the audits of XLNT’s consolidated results for the periods ended December 31, 2004, 2005 and 2006 and the review of the results for the first quarter of 2007. Legal fees also increased by $0.4 million. XLNT also expanded its corporate executive, administrative and accounting staff. The increase in the accounting staff, to a large part, was done through the use of temporary workers and consultants which resulted in higher costs. In total, the increase in the corporate salaries, including benefits and the cost of consultants and temporary workers, was $1.1 million over the comparable period in 2006.

Field management staff costs also increased by $0.1 million as the result of hiring two regional managers.

Interest and Other Income, Net

	For the Six Months Ended June 30,
	2007	2006	% Change
	(In millions, except percentages)
Interest and other income, net	$1.4	$0.1	978%
As a percentage of total net revenue	4.9%	2.0%

Interest and other income, net, includes interest expenses and interest income. Of the $1.3 million increase, $0.5 million is attributable to the interest expense on the $12.0 million of debt that XLNT issued on March 30, 2007. In addition, XLNT’s acquisition of the twenty veterinary hospitals acquired subsequent to December 31, 2005 was financed, in part, by $17.1 million of seller term and convertible debt, which had related interest expense of $0.5 million in the first half of 2007.

Comparison of Years Ended December 31, 2006 and 2005

Revenue

	For the Year Ended December 31,
	2006	2005	% Change
	(In millions, except percentages)
Revenue	$17.4	$4.7	268%

Net revenues increased $12.7 million, or 268%, during the twelve months ended December 31, 2006 as compared to the comparable period in the prior year. The revenue increase was primarily attributable to the revenues associated with the eighteen hospitals acquired subsequent to December 31, 2004 as summarized below:

	2006 Comparative Analysis
	(In millions, except percentages)
	2006	2005	% Change
Same-store revenue (1)	$3.3	$3.0	12%
Net acquired revenue (2)	14.1	1.7	704%
Total	$17.4	$4.7	268%

(1)	Same-store revenue were calculated using animal hospital operating results for the two animal hospitals that we owned for the full 12 months from the beginning of the applicable period.

(2)	Net acquired revenue represents the revenue from those eighteen animal hospitals acquired on or after the beginning of the comparable period, which was January 1, 2005. Fluctuations in net acquired revenue occur due to the volume, size and timing of acquisitions during the periods from this date through the end of the applicable period.

Same store revenue growth resulted from price increases and increased visits. Prices are reviewed periodically throughout the year for each hospital and adjustments are made based on market considerations, demographics and our costs.

Direct Cost

	For the Year Ended December 31,
	2006	2005	% Change
	(In millions, except percentages)
Total direct costs	$15.5	$3.5	348%
Margin as a percentage of total net revenue	11%	27%

Direct costs increased $12.0 million, or 348%, in 2006 as compared to 2005. The increase was primarily due to the direct costs associated with the eighteen veterinary hospitals since January 1, 2005.

Direct costs included depreciation and amortization expense of $0.5 million and $0.1 million in 2006 and 2005, respectively.

Selling, General and Administrative

	For the Year Ended December 31,
	2006	2005	% Change
	(In millions, except percentages)
Selling, General and administrative	$3.4	$2.3	45%
As a percentage of total net revenue	19%	49%

SG&A increased $1.1 million for the year ended December 31, 2006 compared to 2005. $0.9 million of the increase was attributable to professional costs related to the proposed merger with Echo incurred in the second half of 2006. This included $0.6 million of expenses associated with the audits of certain of XLNT’s veterinary hospital acquisitions and $0.3 million of legal expenses. XLNT also expanded its corporate staff to handle the increased number of hospitals it was operating.

Interest and Other Income, Net

	For the Year Ended December 31,
	2006	2005	% Change
	(In millions, except percentages)
Interest and other income, net	$0.4	$0.2	127%
As a percentage of total net revenue	2%	4%

Interest and other income, net include interest expense and interest income. The net increase in 2006 over 2005 is the net result of an increase of $0.7 million in interest expense offset by a $0.5 million increase in interest income. The increase in interest expense is attributable to the $0.1 of seller term and convertible debt issued in conjunction with the acquisition of the fourteen veterinary hospitals acquired subsequent to December 31, 2005. The increase in interest income was attributable to the interest earned on the additional funds available for investment subsequent to the completion of a convertible preferred stock offering in February 2006 until the time these funds were used to acquire additional hospitals.

Comparison of Year Ended December 31, 2005 and the Period from Inception to December 31, 2004

Revenue

	For the Period Ended December 31,
	2005	2004	% Change
	(In millions, except percentages)
Revenue	$4.7	$0.7	618%

Revenues increased $4.0 million, or 618%, during the twelve months ended December 31, 2005 as compared to the period from XLNT’s inception in March 2004 through December 31, 2004. The revenue increase was primarily attributable to the revenues associated with the four veterinary hospitals acquired in 2005 and revenues associated with a full year’s operations of the initial acquisition of the two veterinary hospitals acquired September 30, 2004.

Direct Cost

	For the Period Ended December 31,
	2005	2004	% Change
	(In millions, except percentages)
Direct cost of revenue	$3.5	$0.6	519%
Margin as a percentage of total net revenue	27%	15%

Direct costs increased $2.9 million, or 519%, during the twelve months ended December 31, 2005 compared to the period from XLNT’s inception through December 31, 2004. The increase in direct costs is primarily attributable to the direct costs associated with the four veterinary hospitals in 2005 plus the added direct costs associated with a full year’s operation of the hospitals acquired in 2006. Depreciation and amortization was $0.1 million and $0.0 million in 2005 and 2004, respectively.

Selling, General and Administrative

	For the Period Ended December 31,
	2005	2004	% Change
	(In millions, except percentages)
Selling, General and administrative	$2.3	$0.3	598%
As a percentage of total net revenue	49%	50%

SG&A increased $2.0 million, or 598%, during the twelve months ended December 31, 2005 as compared to period from XLNT’s inception in March 2004 through December 31, 2004. During 2005, XLNT began the development of its corporate staff function to handle general accounting and financing efforts.

Interest and Other Income, Net

	For the Period Ended December 31,
	2005	2004	% Change
	(In millions, except percentages)
Interest and other income, net	$0.2	$0.1	313%
As a percentage of total net revenue	4%	7%

Interest and other income, net, includes interest expenses and interest income. The increase in interest and other income of $0.1 million for the year ended December 31, 2005 as compared to period from XLNT’s inception in March 2004 through December 31, 2004 was due to a $5.5 million increase in debt and capitalized leases from December 31, 2004 to December 31, 2005.

Liquidity and Capital Resources

As of June 30, 2007, XLNT had cash and cash equivalents of $4.8 million and a working capital deficit of $2.7 million.

Cash Flows from Operating Activities

XLNT’s largest source of operating cash flows is cash collections from its customers for purchases of veterinary healthcare services. XLNT usually receives payment at the time of service. Its primary uses of cash for operating activities include corporate and hospital personnel, facilities related expenditures including purchase of inventory, and costs associated with outside support and services.

Cash provided by operating activities was $0.1 million for the first six months ended June 30, 2007 compared to cash provided by operating activities of $0.1 million for the six months ended June 30, 2006. The cash provided by operations in the six months ended June 30, 2007 was primarily due to a $4.0 million increase in accounts payable and a $0.8 million in accrued liabilities. These increases were substantially offset by XLNT’s $5.8 million net loss.

Cash used in operating activities was $0.9 million, $0.7 million and $0.1 million for the years ending December 31, 2006 and 2005, and for the period from March 10, 2004 through December 31, 2004, respectively. The $0.9 million of net cash used in operating activities for 2006 was also due to the $1.9 million net loss, a $0.1 million increase in inventory, a $0.1 million increase in taxes payable, and a $0.3 million increase in prepaid expenses and other assets which were substantially offset by $0.5 million of non-cash expenses for depreciation and amortization, a $0.6 million decrease in accrued payroll and other expenses, $0.2 million increase in accounts payable and a $0.1 million provision for uncollectible accounts. The $0.7 million of cash used in operating activities for 2005 was attributable to the $1.3 million net loss, a $0.1 million increase in inventory and a $0.2 million increase in prepaid and other which were substantially offset by $0.1 million of non-cash expenses for depreciation and amortization, $0.3 million of share based compensation, $0.5 million increase in accrued payroll and other expenses and $0.1 million increase in income taxes payable. The $0.1 million of cash used in operating activities in 2004 was primarily attributable to the $0.3 million net loss.

Cash Flows from Investing Activities

Cash used in investing activities consists primarily of purchases of veterinary hospitals, property and equipment and purchases of technology. The increase in cash used in investing activities for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006 was attributable to the acquisition of six veterinary hospitals for $16.8 million, payments of $3.9 million related to prior year acquisitions and the purchases of $4.6 million of property and equipment including practice management systems at twenty-two of our hospitals.

Cash used in investing activities for the year ended December 31, 2006 included $13.3 million for the purchases of fourteen veterinary hospitals and $1.7 million for the purchase of property and equipment. Cash used in investing activities for the year ended December 31, 2005 included $4.4 million for the purchases of six veterinary hospitals. Cash used in investing activities for the period from March 10, 2004 through December 31, 2004 included $1.0 million for the purchases of two veterinary hospitals.

Anticipated Acquisition Program

Currently, XLNT operates in the California market. Following the merger with Echo, XLNT may acquire additional veterinary hospitals in the California market as well as other states utilizing the cash available from Echo’s Cash Held In Trust and other sources, if available on acceptable terms. XLNT has begun researching other markets which XLNT believes may have attractive acquisition targets.

XLNT targets veterinary hospitals for acquisition that are profitable or which it believes will be profitable when integrated into its operations. XLNT works to build incremental value through programs designed to drive incremental new revenues and benefit from economies of scale, proactive marketing, centralized management, management information systems, “brand name” identification, and by broadening the scope of services and products offered at its hospitals. Typically, XLNT targets “spoke” acquisition candidates with annual revenues in excess of $1 million and “hub” acquisition candidates with annual revenues in excess of $4 million.

The consideration paid in XLNT’s acquisitions may consist of cash, common stock, warrants and/or debentures, including convertible debentures. The common stock, convertible debentures and/or the warrants (and any shares of common stock underlying such debentures and/or warrants) will only be issued in accordance with applicable federal and state securities laws.

Cash Flows from Financing Activities

Cash provided by financing activities was $26.1 million and $16.5 million for the six months ended June 30, 2007 and June 30, 2006, respectively, and $15.9 million, $8.5 million and $1.5 million for 2006, 2005, and 2004, respectively.

Cash provided by financing activities in the six months ended June 30, 2007 principally consisted of the issuance of preferred stock and debt financing. In February 2007, XLNT completed the issuance of 32,434 shares of a Series B convertible preferred stock offering for cash proceeds of $13.6 million net of issuance costs of $1.3 million. In March 2007, XLNT entered into a term loan of $12.0 million with a financial institution. The loan is secured by all assets of XLNT, including its equity interests in its subsidiaries, and is second in priority to seller debt. The loan bears interest at 12% per annum and matures in three years with a one time option at the election of XLNT to renew for an additional year. In connection with the loan, XLNT issued to the financial institution warrants to purchase 1,800 shares of Series B preferred stock at $0.10 per share. XLNT received proceeds of $11.1 million after costs associated with the debt financing. On June 30, 2007, the Company entered into a term loan of $3.0 million with the same financial institution. The credit facility is secured by certain real estate owned by the Company. The loan bears interest at 12% per annum and matures on March 8, 2010. In connection with the loan, the Company issued to the financial institution warrants to purchase 450 shares of Series B preferred stock at $0.10 per share. The Company received proceeds of $2.9 million, after costs associated with the debt financing. Covenants are substantially the same as those on the prior $12.0 million loan.

In addition, sellers of certain veterinary hospitals accepted $10.8 million of debt in connection with such acquisitions, of which $6.4 million is convertible into common stock. XLNT also made $1.2 million of principal payments in the first six months of 2007.

Cash provided by financing activities for the year ended December 31, 2006 principally consisted of the issuance of preferred stock and debt financing. In the first quarter of 2006, XLNT issued 7,860,834 shares of Series A convertible preferred stock for cash proceeds of $17.3 million, net of issuance costs paid in cash of $1.8 million. Sellers of certain veterinary hospitals also accepted $6.3 million of debt in connection with such acquisitions, of which $1.6 million is convertible into common stock. XLNT also repurchased $0.7 million of preferred stock and common stock warrants in the first quarter of 2006. In 2006, XLNT made $0.7 million of principal payments on notes payable and other long-term obligations.

Cash provided by financing activities for the year ended December 31, 2005 principally consisted of the issuance of preferred and common stock and debt financing. XLNT issued 2,156,166 shares of Series A convertible preferred stock at $2.10 per share for cash proceeds of $4.5 million, net of issuance costs paid in cash of $0.6 million. XLNT also received $1.6 million from the issuance of common stock. Sellers of certain veterinary hospitals also accepted $2.6 million of debt in connection with such acquisitions, of which $1.8 million is convertible into common stock. XLNT had $2.9 million of borrowings on notes payable and made $0.4 million of principal payments on the notes payable.

Cash provided by financing activities for the period from March 10, 2004 through December 31, 2004 principally consisted of $1.5 million of debt financing, and the issuance of $0.1 of common stock in conjunction with the acquisition of two hospitals.

Contractual Commitments

XLNT operates many of XLNT’s veterinary hospitals from premises that are leased under operating leases with terms, including renewal options, ranging from 5 to 30 years. Certain leases include fair-value purchase options that can be exercised at XLNT’s discretion at various times within the lease terms.

The future minimum lease payments on operating leases at December 31, 2006, including renewal option periods, are as follows (in thousands):

2007	$1,329
2008	1,157
2009	1,183
2010	1,213
2011	1,156
Thereafter	7,647
Total minimum future payments	$13,685

Off-Balance Sheet Arrangements

As of December 31, 2006 and June 30, 2007, XLNT did not have any off-balance sheet arrangements as defined in item 303(a)(4)(ii) or Regulation S-K.

Losses from Operations — Liquidity

At June 30, 2007, XLNT’s current liabilities exceeded its current assets by approximately $2.7 million and XLNT had a stockholders’ equity of approximately $31.6 million. XLNT expects sufficient cash flows from operations during 2007 to cover its anticipated 2007 veterinary hospital operating expenses. XLNT incurred significant professional costs associated with the proposed merger with Echo in 2006 and the first six months of 2007 as well as various financing transactions completed in the first quarter of 2007.

In order to fund its operations, XLNT obtained approximately $3.0 million of additional debt financing at the end of the second quarter of 2007. XLNT is also exploring the possibility of entering into additional financing transactions which could include the sale of equity, additional indebtedness, sale/leasebacks of its owned real estate. and equipment financing to provide additional liquidity to fund company operations until the consummation of the merger with Echo.

Debt Covenants

Certain of XLNT’s credit facilities, including the debt obtained at the end of both March 2007 and June 2007, contain financial covenants pertaining to fixed charge coverage and leverage ratios. However, these covenants are not effective until the quarter ending December 31, 2007. In addition, the $15.0 million credit facility has restrictions pertaining to capital expenditures, acquisitions and the payment of cash dividends.

XLNT’s loan agreements with Huntington Capital, L.P., St. Cloud Capital Partners, L.P., and Fifth Street Mezzanine Partners II, L.P. require XLNT to provide quarterly financial statement to these lenders within a specified period after the end of each fiscal quarter. XLNT has not yet provided the required information for the quarter ended June 30, 2007 to its lenders, but has obtained waivers from each of its lenders for past violations of this reporting covenant.

Description of Indebtedness

At June 30, 2007, XLNT’s long term debt consisted of $34.4 million, of which $11.3 million is convertible into XLNT common stock.

Future Contractual Cash Requirements

The following table sets forth as of December 31, 2006 the scheduled principal and other contractual cash obligations due by XLNT for each of the years indicated (in thousands):

		Payment Due by Period
	Total	Less Than 1 Year	1–3 Years	3–5 Years	More Than 5 Years
Long-term debt	$13,467	$1,567	$3,271	$8,629	$—
Capital lease obligations	710	304	370	36	—
Operating leases	13,685	1,329	2,340	2,369	7,647

Quarterly Results

The following table sets forth selected unaudited quarterly results for the nine quarters commencing January 1, 2005 and ending June 30, 2007 (in thousands, except per share):

	2007 Quarter Ended		2006 Quarter Ended				2005 Quarter Ended
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
Revenue	$17,730	$10,673	$6,377	$4,656	$3,734	$2,675	$2,050	$1,203	$818	$670
Gross profit	829	359	502	612	470	348	326	328	375	250
Operating income (loss)	(2,166)	(2,229)	(1,115)	(336)	15	16	(928)	(43)	7	(70)
Net loss (1)	(3,267)	(2,534)	(1,327)	(399)	(40)	(102)	(978)	(144)	(57)	(131)
Basic loss per common share	$(0.59)	$(0.52)	$(0.26)	$(0.12)	$(0.01)	$(0.02)	$(0.23)	$(0.05)	$(0.02)	$(0.05)
Diluted loss per common share	$(0.59)	(0.52)	(0.26)	(0.12)	(0.01)	(0.02)	(0.23)	(0.05)	(0.02)	(0.05)

(1)	The quarters ended June 30, 2007, March 31, 2007 and December 31, 2006 include increases in corporate SG&A primarily attributable to professional costs related to proposed merger with Echo and increases in interest expense resulting from financings completed to complete the number of acquisitions made.

Although not readily detectable because of the impact of acquisitions, XLNT’s operations are subject to seasonal fluctuation. In particular, XLNT’s veterinary hospital revenue historically has been greater in the second and third quarters than in the first and fourth quarters.

The demand for XLNT’s veterinary services is significantly higher during warmer months because pets spend a greater amount of time outdoors, where they are more likely to be injured and are more susceptible to disease and parasites. In addition, use of veterinary services may be affected by levels of infestation of fleas, heartworms and ticks, and the number of daylight hours. Consequently, XLNT’s operating income and operating margins generally have been higher for the second and third quarters than that experienced in the first and fourth quarters.

Internal Control over Financial Reporting

As a private company, XLNT is not currently required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), and is therefore not required to make an assessment of the effectiveness of its internal control over financial reporting. Further, its independent registered public accounting firm has not been engaged to express, nor has it expressed, an opinion on the effectiveness of XLNT’s internal control over financial reporting. However, in connection with the audit of XLNT’s consolidated financial statements for the years ended December 31, 2006 and 2005, XLNT’s independent registered public accounting firm informed XLNT that it had identified material weaknesses in XLNT’s internal control over financial reporting. A material weakness is a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the financial statements will not be prevented or detected. A significant deficiency is a control deficiency, or a combination of control deficiencies, that adversely affects the entity’s ability to initiate, authorize, record, process or report financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the entity’s financial statements that is more than inconsequential will not be prevented or detected.

XLNT’s management and independent registered public accounting firm considered the following significant deficiencies to be material weaknesses:

•	XLNT lacks formal processes to assess and implement internal controls through XLNT’s organization;

•	There is not a proper segregation of duties and responsibilities among the accounting and finance staff to prevent the concealment of errors or irregularities;

•	There is a lack of an organized and formal financial statement closing process; and

•	XLNT has not regularly conducted a periodic analysis of account balances.

XLNT’s management and independent registered public accounting firm also identified XLNT’s lack of a formal accounting procedures manual as a significant deficiency.

XLNT plans to continue to assess its internal controls and procedures and intends to take such action as necessary or appropriate to address any material weaknesses or significant deficiencies that are identified.

In order to address the material weaknesses and significant deficiency that have already been identified, XLNT has:

•	hired additional accounting and finance staff, which will allow it to establish an organization that allows for the proper segregation of duties and responsibilities; and

•	begun the process of assessing the design of its internal control environment, establishing appropriate internal controls and implementing remediation plans.

XLNT expects to continue to hire additional staff, and recently hired a new Chief Financial Officer with public company experience who will be responsible for overseeing and implementing the assessment and design of internal controls and remediation of the identified weaknesses. Additionally, XLNT is currently in the process of implementing a new financial accounting system which will improve processes and controls. The entire process will require some time to be fully implemented and is expected to require significant management attention. XLNT is not able to estimate the time frame within which it expects to remediate the weaknesses and deficiencies or the costs of such remediation

INFORMATION ABOUT ECHO

Business of Echo

General

Echo was incorporated in Delaware on June 10, 2005, to serve as a vehicle to effect a merger, capital stock exchange, asset or stock acquisition or other similar business combination with an operating business in the healthcare industry. As a blank check company, to date, Echo’s efforts have been limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations. Echo intends to utilize cash derived from the proceeds of its initial public offering, its capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination.

Offering Proceeds Held in Trust

The registration statement for Echo’s initial public offering of units (“Offering”) was declared effective on March 17, 2006. Echo consummated the Offering on March 22, 2006 and received net cash proceeds of approximately $47,380,000, excluding of deferred underwriting and other accrued offering costs. On March 27, 2006, the underwriters for Echo’s Offering exercised their over-allotment option and purchased 937,500 additional units. The net proceeds from the exercise of the over-allotment option were approximately $7,167,000, after deducting underwriting discounts of $300,000, excluding deferred amounts totaling $225,000.

Echo’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward acquiring an operating company. An amount of $54,947,000, from the proceeds of the Offering (including the exercise of the over-allotment option) together with the proceeds from the sale of 458,333 warrants at $1.20 per warrant to certain founding stockholders for $550,000, of which $150,000 was converted from promissory notes issued in 2005, is being held in the trust account and invested in government securities until the earlier of (i) the consummation of its first acquisition or (ii) the distribution of the trust account as described below.

If the merger with XLNT is consummated, the trust account will be released to Echo, less amounts paid to stockholders of Echo who do not approve the merger and elect to convert their shares of common stock into their pro-rata share of the trust account.

Fair Market Value of Target Business

Pursuant to Echo’s certificate of incorporation, the initial target business that Echo acquires must have a fair market value equal to at least 80% of Echo’s net assets at the time of such acquisition. The fair market value will be determined by Echo’s board of directors based upon standards generally accepted by the financial community.

Stockholder Approval of Business Combination

Echo will proceed with a business combination only if the proposed merger receives the affirmative vote of (i) a majority of the shares of Echo common stock issued in Echo’s initial public offering actually voting upon the merger and (ii) a majority of the shares of Echo common stock issued and outstanding as of the Record Date. The stockholders existing prior to the initial public offering have agreed to vote their 1,562,500 shares of common stock in accordance with the vote of the majority in interest of the stockholders participating in the initial public offering with respect to any business combination. In addition, if the holders of 20% or more of Echo’s common stock issued in its initial public offering vote against the merger proposal and demand that Echo convert their shares into their pro rata share of the trust account, then Echo will not consummate the merger.

Conversion Rights

Each stockholder who holds shares of Echo common stock issued in the initial public offering has the right to have his, her or its shares of common stock converted to cash if the stockholder votes against the merger and the merger is approved and completed.

The actual per-share conversion price will be equal to the amount in the trust account, inclusive of any interest (net of taxes), as of the record date for determination of stockholders entitled to vote on the business combination, divided by the number of shares sold in Echo’s initial public offering. As of September 30, 2007, the per-share conversion price would be $8.07 for each share that is eligible to participate in the funds held in the trust account. An eligible stockholder may request conversion at the time the vote is taken with respect to the merger at the special meeting, but the request will not be granted unless the stockholder votes against the merger and the merger is approved and completed. Any request for conversion, if made by proxy prior to the date of the special meeting, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders who elect conversion will be distributed promptly after completion of the merger. Any public stockholder who converts his, her or its stock into his, her or its share of the trust account still has the right to exercise the warrants that he, she or it received as part of the units in the initial public offering. Echo will not complete the merger if eligible stockholders owning 20% or more of the shares sold in the initial public offering exercise their conversion rights.

Liquidation if No Business Combination

If Echo does not complete a business combination by March 22, 2008, Echo will be dissolved pursuant to Section 275 of the Delaware General Corporation Law. In connection with such dissolution, Echo will distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest (net of taxes), plus any remaining net assets. Echo’s stockholders who obtained their Echo stock prior to our initial public offering have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to our initial public offering. There will be no distribution from the trust account with respect to Echo’s warrants.

Echo anticipates that, if we are unable to complete the merger with XLNT, the following will occur:

•	the board of directors will convene and adopt a specific plan of dissolution and liquidation, which it will then vote to recommend to the Echo stockholders; at such time it will also cause to be prepared a preliminary proxy statement setting out such plan of dissolution and liquidation as well as the board’s recommendation of such plan;

•	Echo will promptly file a preliminary proxy statement with the Securities and Exchange Commission;

•	if the Securities and Exchange Commission does not review the preliminary proxy statement, then, approximately 10 days following the filing of such preliminary proxy statement, Echo will mail the definitive proxy statement to our stockholders, and 10-20 days following the mailing of such definitive proxy statement, convene a meeting of our stockholders, at which Echo’s stockholders will vote on the plan of dissolution and liquidation; and

•	if the Securities and Exchange Commission does review the preliminary proxy statement, Echo currently estimates that it will receive their comments approximately 30-45 days after the filing of such proxy statement. Echo would then mail the definitive proxy statement to our stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty, and which may be substantial) and will convene a meeting of our stockholders at which Echo’s stockholders will vote on the plan of dissolution and liquidation.

Echo currently expects that the costs associated with the implementation and completion of the plan of dissolution and liquidation would not be more than approximately $75,000. Echo anticipates that members of Echo management will advance Echo the funds necessary to complete such dissolution and liquidation.

Echo will not liquidate the trust account unless and until our stockholders approve the plan of dissolution and liquidation. Accordingly, the foregoing procedures may result in substantial delays in our liquidation and the distribution to our public stockholders of the funds in the trust account and any remaining net assets as part of the plan of dissolution and liquidation.

If Echo were to expend all of the net proceeds of its initial public offering, other than the proceeds deposited in the trust account, the per-share liquidation price as of September 30, 2007 would be approximately $8.07, or $0.07 more than the per-unit offering price of $8.00 in Echo’s initial public offering. The proceeds deposited in the trust account could, however, become subject to the claims of Echo’s creditors and there is no assurance that the actual per-share liquidation price will not be less than $8.08, due to those claims. The actual conversion price will differ from $8.07 per share due to any interest earned on the funds in the trust account since September 30, 2007 and any taxes payable in respect of interest earned. However, because Echo is a blank check company, rather than an operating company, and our operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors or service providers, a majority of whom we have received agreements from waiving their rights, if any, to any funds held in the trust account.

As of September 30, 2007, Echo had liabilities of approximately $4,800,000. Creditors with claims in the amount of approximately $1,208,000 have executed agreements with Echo waiving their rights, if any, to any funds held in the trust account. Echo has not received a waiver letter from Corporate Stock Transfer, Inc., its escrow agent and transfer agent, the State of Delaware, Eisner LLP, its independent auditor, and has received a partial waiver from Powell Goldstein LLP, its legal counsel and certain miscellaneous service providers, with aggregate claims in the amount of approximately $1,350,000. As a result of obtaining the waiver letters, Echo believes the claims that could be made against the trust account are limited. To the extent that creditors, even those who have executed a waiver of claims against the trust account, or XLNT bring a claim and attempt to have it satisfied out of the trust account, the proceeds available to Echo stockholders from the trust account could be reduced. Additionally, if Echo is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Echo which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Echo’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Echo’s stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to Echo’s public stockholders at least $8.00 per share.

The stockholders holding shares of Echo common stock issued in its initial public offering will be entitled to receive funds from the trust account only in the event of Echo’s liquidation or if the stockholders seek to convert their respective shares into cash and the merger is actually completed. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

Under Sections 280 through 282 of the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. Pursuant to Section 280, if the corporation complies with certain procedures intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. Although we will seek stockholder approval to liquidate the trust account to our public stockholders as part of the plan of dissolution and liquidation, we will seek to conclude this process as soon as possible and as a result do not intend to comply with those procedures. Because Echo does not anticipate complying with the foregoing provisions, Section 281(b) of the Delaware General Corporation Law requires Echo to adopt a plan that will provide for our payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against Echo within the subsequent 10 years. However, because Echo is a blank check company, rather than an operating company, and our operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors or service providers who have not waived their rights, if any, to any funds held in the trust account. As a result, the claims that could be made against Echo should be limited. Nevertheless, such agreements may or may not be enforceable and those parties that have not entered into such agreements may have claims that they will attempt to assert. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any liability of our stockholders may extend beyond the third anniversary of such dissolution.

The board of directors may determine it is in the best interest of Echo to file a petition for bankruptcy or Echo may be forced into bankruptcy by its creditors. A voluntary or involuntary bankruptcy proceeding would most likely be filed under Chapter 7 of the United States Bankruptcy Code, which governs liquidations of corporations. At the time of the filing, Echo would cease operations and a bankruptcy trustee would be appointed to liquidate the assets of Echo and distribute its assets in the following order of priority: (i) to secured creditors, (ii) for the cost of the administration of the Echo bankruptcy, (iii) to unsecured creditors, and (iii) to Echo stockholders.

If Echo is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Echo which is not dismissed, any distributions received by stockholders in our dissolution could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Echo’s stockholders in our dissolution.

Competition

If the merger is completed, Echo will become subject to competition from competitors of XLNT. See “Business of XLNT — Competition.”

Facilities

Echo maintains executive offices at 8000 Towers Crescent Drive, Suite 1300, Vienna, Virginia 22182. The cost for this space is included in a $7,500 per-month fee that Windy City, Inc., an affiliated third party of which of Joel Kanter is president and a director, charges Echo for office space, utilities and personnel pursuant to a letter agreement between Echo and Windy City, Inc. Echo believes, based on rents and fees for similar services in the Vienna, Virginia area, that the fee charged by Windy City, Inc. is at least as favorable as Echo could have obtained from an unaffiliated person. Echo considers its current office space adequate for current operations. Windy City, Inc. has agreed to defer $5,500 per month of the administrative fees until the consummation of a business combination or liquidation of Echo.

Employees

Echo has seven directors, including three officers who are also directors. These individuals are not obligated to contribute any specific number of hours per week and intend to devote only as much time as they deem necessary to Echo’s affairs. Echo has no employees.

Periodic Reporting and Audited Financial Statements

Echo has registered its securities under the Securities Exchange Act of 1934 and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Securities Exchange Act of 1934, Echo’s annual reports will contain financial statements audited and reported on by Echo’s independent accountants.

Legal Proceedings

There are no legal proceedings pending against Echo.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS FOR ECHO

Overview

Echo was formed on June 10, 2005 as a blank check company for the purpose of acquiring, through a merger, capital stock exchange, asset or stock acquisition or other similar business combination, one or more domestic or international operating businesses in the healthcare industry.

Six Months Ended June 30, 2007 compared to Six Months Ended June 30, 2006

Through June 30, 2007, our efforts have been limited to organizational activities, activities relating to our initial public offering, and activities related to pursuing potential target businesses; Echo has not generated any revenues. As of June 30, 2007, Echo had accrued expenses and accrued offering costs of approximately $1,263,056 and $152,713 respectively. In addition, Echo had cash of approximately $29,020 which was principally funded pursuant to a $443,100 draw on our Line of Credit.

As of March 27, 2006, after giving effect to the sale of units pursuant to the Offering and the exercise of the over-allotment option and proceeds from the sale of warrants to founding directors totaling $550,000, approximately $54,947,000 was held in trust, and Echo had approximately $233,000 of our offering proceeds not held in trust available to us for our activities in connection with identifying and conducting due diligence of a suitable business combination, and for general corporate matters. For the three and six months ended June 30, 2007, the funds held in trust had earned $714,418 and $1,416,312, respectively, in interest income.

Critical Accounting Policies and Accounting Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the periods reported. Actual results could materially differ from those estimates.

There is a significant estimate related to the valuation of the derivative liabilities through March 30, 2007. This valuation through March 30, 2007 was based on the market value of the Company’s warrants. The Company also makes a significant estimate in connection with its calculation of the current tax liability.

Results of Operations and Known Trends or Future Events

Echo has neither engaged in any operations nor generated revenues to date. Since our inception, our only activities have been organizational activities and those necessary to prepare for our Offering, and thereafter, activities related to pursuing a target business. Echo will not generate any operating revenues until the completion of a business combination, if any. Echo has generated non-operating income in the form of interest income on cash and cash equivalents and our other short term investments.

For the six months ended June 30, 2007, Echo has a net loss of approximately $(63,653) derived primarily from income related to the cash held in Echo’s trust account offset by a loss on a change in Echo’s derivative liabilities, and the accrual of legal and administrative expenses compared to net income of $625,408 for the period from January 1, 2006, through June 30, 2006, which was primarily derived from a gain on the derivative liabilities and interest income related to the cash held in Echo’s trust account.

For the six months ended June 30, 2007, Echo has net income of approximately $178,904 derived primarily from income related to the cash held in Echo’s trust account offset by the accrual of legal and administrative expenses compared to net income of $774,418 for the period from April 1, 2006, through June 30, 2006 which was primarily derived from a gain on the derivative liabilities and interest income related to the cash held in Echo’s trust account.

Developments in Finding a Suitable Business Target

On September 11, 2006, Echo entered into an Agreement and Plan of Merger by and among us, Pet DRx Acquisition Company (“Merger Sub”), our newly formed, wholly-owned subsidiary, and XLNT Veterinary Care, Inc. (“XLNT”), pursuant to which Merger Sub will merge with and into XLNT (the “Merger”), with XLNT continuing as the surviving entity. Following the Merger, Echo anticipates changing our name to Pet DRx Corporation. Because Echo will have no other operating business following the merger, XLNT will effectively become a public company at the conclusion of the merger. XLNT is presently headquartered in San Jose, California. XLNT has twenty-six veterinary hospitals operating in four regions in California.

On February 16, 2007, and October 23, 2007 our company, Merger Sub and XLNT amended and restated the merger agreement. For more information regarding the Merger and the merger agreement, see “The Merger Proposal”.

Liquidity and Capital Resources

As of October 31 , 2007, Echo holds $58. 2 million of the net proceeds of our initial public offering plus interest in trust. Since Echo contemplates financing our initial business combination via the issuance of additional shares of our common stock, Echo will not utilize all of the proceeds held in the trust account in connection with a business combination. Instead, after consummation of the merger with XLNT and payment of deferred legal and underwriting fees, Echo plans to use certain of the proceeds currently held in the trust account to finance operations following the merger and future acquisitions.

If Echo consummates the merger with XLNT set forth in “The Merger Proposal” section of this proxy statement/prospectus, then Echo will issue Echo common stock in exchange for XLNT’s common stock outstanding at the time of closing and holders of outstanding options and warrants to purchase XLNT common stock will receive Echo common stock upon exercise. The issuance of additional capital stock, including upon conversion of any convertible debt securities Echo may assume in a business combination, or the incurrence of debt, could have material consequences on our business and financial condition. The issuance of additional shares of our capital stock (including upon conversion of convertible debt securities):

•	may significantly reduce the equity interest of our stockholders; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if Echo issues debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if Echo makes all principal and interest payments when due if Echo breaches the covenants contained in any debt securities, such as covenants that require the satisfaction or maintenance of certain financial ratios or reserves, without a waiver or renegotiation of such covenants;

•	an obligation to immediately repay all principal and accrued interest, if any, upon demand to the extent any debt securities are payable on demand; and

•	our inability to obtain additional financing, if necessary, to the extent any debt securities contain covenants restricting our ability to obtain additional financing while such security is outstanding, or to the extent our existing leverage discourages other potential investors.

Echo believes that Echo has sufficient funds available under Echo’s Working Capital Line of Credit to allow us to operate through March 22, 2008, assuming that a business combination is not consummated by that date. Over this time period, Echo anticipates making the following expenditures:

•	approximately $20,000 for reimbursement of out-of-pocket expenses for the due diligence and investigation of a target business;

•	approximately $50,000 of expenses in legal and accounting fees relating to our reporting obligations to the SEC;

•	approximately $275,000 for general working capital that will be used for miscellaneous expenses and reserves, including expenses of structuring and negotiating a business combination; and

•	approximately $24,000 for administrative fees relating to office space for twelve (12) months. However, up to an additional $186,000 in the administrative fees will be deferred and shall be payable upon the consummation of a business combination, including up to $120,000 which would be payable if the consulting agreement proposal is approved by stockholders. In the event Echo must liquidate prior to such a business combination, these fees will not be paid with proceeds of our public offering held in trust.

At June 30, 2007, Echo had total assets of $58,036,348, stockholders’ equity of $42,709,214 (not including $11,450,032 that may be converted to cash by stockholders voting against a business combination) and a Working Capital Line of Credit obligation of $443,100.

The following table shows the amounts due in connection with the contractual obligations described below as of June 30, 2007.

	Payments due by period
	Total	Less than 1 year	1–3 years		3–5 years	More than 5 years
Short-term debt (1)	$443,100	$443,100	$		$—	$—
Administrative Fees Obligations (2)	67,500	67,500		—	—	—
Total	$510,600	$510,600	$		$—	$—

(1)	As of June 30, 2007, Echo had drawn $443,100 on our Working Capital Line of Credit which will become due at the consummation of a business combination, which could occur in less than one year and may occur as late as March 21, 2008.

(2)	The administrative fees obligations represent the full amount of rent payable to Windy City, Inc. for office space, utilities and personnel, $5,500 per month of which is deferred until the consummation of a business combination.

During the six months ended June 30, 2007, there were payments to directors and officers of $19,828 representing board meeting expenses.

Year Ended December 31, 2006 compared to Year Ended December 31, 2005

For the period from June 10, 2005 (inception) to December 31, 2005, Echo generated a net loss of approximately $138,000.

As of December 31, 2006, Echo had accrued expenses and accrued offering costs of approximately $612,000 and $152,713 respectively. In addition, Echo had cash of approximately $26,000, which was principally funded pursuant to an aggregate $240,300 draw on our Line of Credit.

Through December 31, 2006, the funds held in trust had earned $2,116,719 in interest income.

Results of Operations and Known Trends or Future Events

For the year ended December 31, 2006, Echo had net income of $525,787 derived primarily from income related to the cash held in our trust account less a loss on a change in our derivative liabilities, compared to a net loss of $(138,120) for the period from June 10, 2005 (date of inception) through December 31, 2005. For the period from June 10, 2005 (date of inception) through December 31, 2006, Echo had net income of approximately $387,667, derived primarily from income related to the cash held in our trust account less a loss on a change in our derivative liabilities.

Off-Balance Sheet Arrangements

As of December 31, 2006 and June 30, 2007, Echo did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations other than our payments to Windy City, Inc. as described above. No unaudited quarterly operating data is included in this proxy statement/prospectus as Echo has conducted no operations to date.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the sensitivity of income to changes in interest rates, foreign currency exchange rates, commodity prices, equity prices, and other market-driven rates or prices. Echo is not presently engaged in and, if a business combination with a suitable business target is not consummated by us prior to the prescribed liquidation date of the trust fund, Echo may not engage in, any substantive commercial business. Accordingly, Echo is not and, until such time as Echo consummates a business combination, Echo will not be, exposed to risks associated with foreign exchange rates, commodity prices, equity prices or other market-driven rates or prices. The net proceeds of our initial public offering held in the trust fund have been invested only in securities meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Given our limited risk exposure related to these short-term securities, Echo does not view the interest rate risk to be significant.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated balance sheet combines the pro forma consolidated balance sheet of XLNT and the historical balance sheet of Echo as of June 30, 2007 giving effect to the merger of XLNT and Echo pursuant to the merger agreement, as if the merger had been consummated on June 30, 2007. The following unaudited pro forma condensed consolidated statements of operations combine the pro forma statements of operations of XLNT and the historical statements of operations of Echo for the six-month period ended June 30, 2007 and the year ended December 31, 2006, giving effect to the merger, as if it had occurred on January 1, 2006 for all periods presented. The pro forma statements of operations of XLNT are presented as if all of its acquisitions for 2006 and 2007 had occurred on January 1, 2006.

We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information for the year ended December 31, 2006 from the audited financial statements of XLNT, Echo and certain of the acquired hospitals. This information should be read together with XLNT’s audited and unaudited financial statements and related notes included in this document under XLNT Consolidated Financial Statements, the Echo audited financial statements included in this document under Echo Consolidated Financial Statements and the audited financial statements of the individual acquired hospitals included in this document.

The historical financial information has been adjusted to give pro forma effect to events that are directly attributable to the merger, factually supportable, and expected to have a continuing impact on the combined results.

The unaudited pro forma consolidated information is for illustrative purposes only. The financial results may have been different had the companies always been combined. Because the plans for these activities have not been finalized, we are not able to reasonably quantify the cost of such activities. You should not rely on the pro forma consolidated financial information as being indicative of the historical results that would have been achieved had the companies always been consolidated or the future results that Echo will experience after the merger.

The following information should be read in conjunction with the pro forma condensed consolidated statements:

•	Accompanying notes to the unaudited pro forma condensed consolidated financial statements.

•	Separate historical consolidated financial statements of XLNT for the six months ended June 30, 2007 (unaudited) and the year ended December 31, 2006 included elsewhere in this document.

•	Separate historical financial statements of Echo for the six months ended June 30, 2007 (unaudited) and the year ended December 31, 2006 included elsewhere in this document.

•	Separate historical financial statements for the acquired hospitals.

Under the terms of public offering by Echo the following shares owned by the founding stockholders were placed into an escrow account maintained by Corporate Stock Transfer, Inc., acting as escrow agent. These shares will be released from escrow in two equal increments:

•	781,250 shares on the expiration of three years from March 17, 2006; and

•	781,250 shares upon the completion of an Acquisition and the last sale price of the Company’s common stock thereafter equals or exceeds $11.50 per share for any 20 trading days within any 30 trading day period beginning after the Company completes its initial Acquisition.

The foregoing restrictions are subject to certain limited exceptions such as transfers to family members and trusts for estate planning purposes, upon death of an escrow depositor, transfers to an estate or beneficiaries, or other specified transfers. Even if transferred under these circumstances, the shares will remain in the escrow account. The shares may be released from escrow prior to the above dates only if following the initial Acquisition, the Company consummates a transaction in which all of the stockholders of the combined entity have the right to exchange their shares of common stock for cash, securities or other property. If the price of the Company’s common stock fails to reach the trigger price for the required number of trading days described above, the 781,250 shares subject to this condition will remain in escrow until a transaction is consummated in which all stockholders of the combined entity have the right to exchange their common stock for cash, securities or other property, or until the Company ceases operations.

The shares placed in escrow subject to performance and market conditions as defined in the agreement, the attainment of which can not be assured, are considered contingent shares. As a result, these shares are not included in the income (loss) per common share for historical as well as pro forma calculations. The agreement provides that the shares are to be released to the initial stockholders (all of whom are officers and/or directors or are a related party to an officer and director) upon meeting certain performance and market conditions. Accordingly, Echo may be required to recognize a charge based on the fair value of the shares at the time the shares are released from the escrow. The amount of such charge could be equal to the number of shares times the market value at such date. Based on the target price of $11.50, such charge would be approximately $8,984,000.

The following unaudited pro forma condensed consolidated balance sheets and condensed consolidated statements of operations for all periods presented herein assumes none of the convertible debt of XLNT is converted into common stock of Echo. This assumption affects the conversion ratio and number of shares of common stock issued in the recapitalization.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2007 and the consolidated statement of operations for the six months ended June 30, 2007 and the year ended December 31, 2006 have been prepared using two different levels of approval of the merger by the Echo stockholders as follows:

•	Assuming Maximum Approval: This presentation assumes that no stockholders of Echo seek to convert their shares into a pro rata share of the trust account; and

•	Assuming Minimum Approval: This presentation assumes the Echo stockholders owning 19.99% of the stock seek conversion. See Note 4 to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

The unaudited pro forma condensed consolidated financial statements were prepared using the reverse acquisition application of the equity recapitalization method of accounting with XLNT, an operating company, treated as the accounting acquirer in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. The merger will be treated as the equivalent of XLNT issuing stock for the net monetary assets of Echo. Accordingly, the assets and liabilities of Echo, a non-operating company, have been presented at their historical cost, which approximates fair value, with no goodwill or other intangible assets recorded and no increment in stockholders’ equity. The cost of the transaction incurred by XLNT will be charged directly to equity and those incurred by Echo will be expensed.

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
OF
ECHO HEALTHCARE ACQUISITION CORP. AND XLNT VETERINARY CARE, INC.
FOR THE SIX MONTHS ENDED JUNE 30, 2007
(IN THOUSANDS EXCEPT PER SHARE DATA)

	Historical XLNT	XLNT Pro forma Adjustment*	Pro forma XLNT	Historical Echo	Pro forma Adjustment		Combined (1)
Net revenues	$28,403	$6,765	$35,168	$—	$—		$35,168
Cost of sales	27,215	6,772	33,987	—	—		33,987
Gross profit	1,188	(7)	1,181	—	—		1,181
Operating expenses:
Sales and marketing
General and administrative	5,583	—	5,583	489	392	m	6,464
Total operating expenses	5,583	—	5,583	489	392		6,464
Income/(loss) from operations	(4,395)	(7)	(4,402)	(489)	(392)		(5,283)
Interest and other income, net	76	26	102	1,416	—		1,518
Interest expense	(1,472)	(697)	(2,169)	—	—		(2,169)
Warrant liability expense	—	—	—	(490)	—		(490)
Income tax expense	(10)	—	(10)	(501)	157	e	(354)
Net (loss)	$(5,801)	$(678)	$(6,479)	$(64)	$(235)		$(6,778)
Pro forma net loss per share — Basic	$(1.12)	$—	$(1.25)	$(0.01)	$—		$—
Weighted average shares outstanding	5,186	—	5,186	7,969	—		$(0.30)
Shares from assumed conversions of warrants
Weighted average shares outstanding — Diluted	5,186	—	5,186	7,969	—		—
Pro forma net (loss)/income per share — Diluted	$(1.12)	$—	$(1.25)	$(0.01)	$—		$—
Pro forma shares used to compute net income/(loss) per share — Diluted	—	—	—	7,969	14,337	l	22,306

*	See Table A contained in Note 2.

(1)	This Combined Statement of Operations assumes maximum approval by Echo common stockholders.

UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET
OF
ECHO HEALTHCARE ACQUISITION CORP. AND XLNT VETERINARY CARE, INC.
AS OF JUNE 30, 2007
(IN THOUSANDS EXCEPT PER SHARE DATA)

	Historical XLNT	Historical Echo	Pro forma Adjustment		Combined (1)
Current Assets
Cash and cash equivalents	$4,803	$29	$57,615	a	$59,135
			(443	)b
			(2,869	)c
Accounts receivable — net of allowance for doubtful accounts	318	—	—		318
Inventories	1,714	—	—		1,714
Prepaid expenses and other current assets	1,265	13	—		1,278
Total current assets	8,100	42	54,303		62,445
Investments held in Trust Fund	—	57,615	(57,615	)a	—
Fixed assets, net	8,897	—	—		8,897
Goodwill	51,210	—	—		51,210
Other intangible assets, net	8,007	—	—		8,007
Other assets	594	379	(379	)j	594
Total assets	76,808	58,036	(3,691)		131,153
Current liabilities
Line of credit	—	443	(443	)b	—
Accounts payable	4,917	—	—		4,917
Accrued expenses and other current liabilities	3,766	3,434	(2,869	)c	4,331
Current portion of capitalized lease obligations	497	—	—		497
Current portion of long term obligations	1,577	—	—		1,557
Total current liabilities	10,757	3,877	(3,312)		11,322
Capitalized lease obligations, less current portion	783	—	—		783
Notes payable and other long term liabilities	33,643	—	—		33,643
Total liabilities	45,183	3,877	(3,312)		45,748
Common stock subject to possible conversion 1,437 shares at a conversion value of approximately $7.97 per share	—	11,450	(11,450	)f	—

Commitments and contingencies

Stockholders’ (deficit)/equity
Preferred stock	1	—	(1	)h	—
Common stock	1	1	—		2
Additional paid-in capital	40,877	42,850	1	h	94,657
			(142	)i
			(379	)j
			11,450	f
Accumulated deficit	(9,254)	(142)	142	i	(9,254)
Total stockholders’ (deficit)/equity	31,625	42,709	11,071		85,405
Total liabilities and stockholders’ (deficit)/equity	$76,808	$58,036	$(3,691)		$131,153

(1)	This Combined Balance Sheet assumes maximum approval by Echo common stockholders.

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
OF
ECHO HEALTHCARE ACQUISITION CORP. AND XLNT VETERINARY CARE, INC.
FOR THE YEAR ENDED DECEMBER 31, 2006
(IN THOUSANDS EXCEPT PER SHARE DATA)

	Historical XLNT	XLNT Pro forma Adjustment*	Pro forma XLNT	Historical Echo	Pro forma Adjustment		Combined (1)
Net revenues	$17,442	$52,836	$70,278	$—	$—		$70,278
Cost of sales	15,510	51,897	67,407	—	—		67,407
Gross profit	1,932	939	2,871	—	—		2,871
Operating expenses:
General and administrative	3,352	—	3,352	548	799	m	4,699
Total operating expenses	3,352	—	3,352	548	799		4,699
Income/(loss) from operations	(1,420)	939	(481)	(548)	(799)		(1,828)
Interest and other income, net	527	100	627	2,117	—		2,744
Interest expense	(950)	(3,316)	(4,266)	—	—		(4,266)
Warrant liability expense	—	—	—	(367)	—		(367)
Income tax expense	(25)		(25)	(676)	320	e	(381)
Net (loss)/income	$(1,868)	$(2,227)	$(4,145)	$526	$(479)		$(4,098)
Net (loss)/income per share — Basic	$(0.41)	$—	$(0.91)	$0.08	$—		$(0.20)
Weighted average shares outstanding	4,541	—	4,541	6,552	—		—
Shares from assumed conversion of warrants	—	—	—	1,057	—		—
Weighted average number of shares outstanding — Diluted	4,541	—	4,541	7,609	—		—
Net(loss)/ income per share — Diluted	$(0.41)	$—	$(0.91)	$0.07	$—		$—
Pro forma shares used to compute net income/loss per share — Basic and Diluted	—	—	—	6,552	14,337	l	20,889

*	See Table B contained in Note 2.

(1)	This Combined Statement of Operations assumes maximum approval by Echo common stockholders.

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
OF
ECHO HEALTHCARE ACQUISITION CORP. AND XLNT VETERINARY CARE, INC.
THE SIX MONTHS ENDED JUNE 30, 2007
(IN THOUSANDS EXCEPT PER SHARE DATA)

	Historical XLNT	XLNT Pro forma Adjustment*	Pro forma XLNT	Historical Echo	Pro forma Adjustment		Combined (1)
Net revenues	$28,403	$6,765	$35,168	$—	$—		$35,168
Cost of sales	27,215	6,772	33,987	—	—		33,987
Gross profit	1,188	(7)	1,181	—	—		1,181
Operating expenses:
Sales and marketing
General and administrative	5,583	—	5,583	489	392	m	6,464
Total operating expenses	5,583	—	5,583	489	392		6,464
Income/(loss) from operations	(4,395)	(7)	(4,402)	(489)	(392)		(5,283)
Interest and other income, net	76	26	102	1,416	(423	)d	1,095
Interest expense	(1,472)	(697)	(2,169)	—	—		(2,169)
Warrant liability expense	—	—	—	(490)	—		(490)
Income tax expense	(10)		(10)	(501)	326	e	(185)
Net (loss)	$(5,801)	$(678)	$(6,479)	$(64)	$(489)		$(7,032)
Pro forma net loss per share—Basic	$(1.12)	$—	$(1.25)	$(0.01)	$—		$—
Weighted average shares outstanding	5,186	—	5,186	7,969	—		$(0.34)
Shares from assumed conversions of warrants
Weighted average shares outstanding—Diluted	5,186	—	5,186	7,969	—		—
Pro forma net (loss)/income per share—Diluted	$(1.12)	$—	$(1.25)	$(0.01)	$—		$—
Pro forma shares used to compute net income/(loss) per share—Diluted	—	—	—	7,969	(1,437	)k	20,869
					14,337	l

*	See Table A contained in Note 2.

(1)	This Combined Statement of Operations assumes minimum approval by Echo common stockholders.

UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET
OF
ECHO HEALTHCARE ACQUISITION CORP. AND XLNT VETERINARY CARE, INC.
AS OF JUNE 30, 2007
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Historical XLNT	Historical Echo	Pro forma Adjustment		Combined (1)
Current Assets
Cash and cash equivalents	$4,803	$29	$57,615	a	$47,685
			(11,450	)g
			(443	)b
			(2,869	)c
Accounts receivable—net of allowance for doubtful accounts	318	—	—		318
Inventories	1,714	—	—		1,714
Prepaid expenses and other current assets	1,265	13	—		1,278
Total current assets	8,100	42	42,853		50,995
Investments held in Trust Fund	—	57,615	(57,615	)a	—
Fixed assets, net	8,897	—	—		8,897
Goodwill	51,210	—	—		51,210
Other intangible assets, net	8,007	—	—		8,007
Other assets	594	379	(379	)j	594
Total assets	76,808	58,036	(15,141)		119,703
Current liabilities
Line of credit	—	443	(443	)b	—
Accounts payable	4,917	—	—		4,917
Accrued expenses and other current liabilities	3,766	3,434	(2,869	)c	4,331
Current portion of capitalized lease obligations	497	—	—		497
Current portion of long term obligations	1,577	—	—		1,577
Total current liabilities	10,757	3,877	(3,312)		11,322
Capitalized lease obligations, less current portion	783	—	—		783
Notes payable and other long term liabilities	33,643	—	—		33,643
Total liabilities	45,183	3,877	(3,312)		45,748
Common stock subject to possible conversion 1,437 shares at a conversion value of approximately $7.97 per share	—	11,450	(11,450	)g	—

Commitments and contingencies

Stockholders’ (deficit)/equity
Preferred stock	1	—	(1	)h	—
Common stock	1	1	—		2
Additional paid-in capital	40,877	42,850	1	h	83,207
			(142	)i
			(379	)j
Accumulated deficit	(9,254)	(142)	142	i	(9,254)
Total stockholders’ (deficit)/equity	31,625	42,709	(379)		73,955
Total liabilities and stockholders’ (deficit)/equity	$76,808	$58,036	$(15,141)		$119,703

(1)	This Combined Balance Sheet assumes minimum approval by Echo common stockholders.

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
OF
ECHO HEALTHCARE ACQUISITION CORP. AND XLNT VETERINARY CARE, INC.
FOR THE YEAR ENDED DECEMBER 31, 2006
(IN THOUSANDS EXCEPT PER SHARE DATA)

	Historical XLNT	XLNT Pro forma Adjustment*	Pro forma XLNT	Historical Echo	Pro forma Adjustment		Combined (1)
Net revenues	$17,442	$52,836	$70,278	$—	$—		$70,278
Cost of sales	15,510	51,897	67,407	—	—		67,407
Gross profit	1,932	939	2,871	—	—		2,871
Operating expenses:
Sales and marketing
General and administrative	3,352	—	3,352	548	799	m	4,699
					—
Total operating expenses	3,352	939	3,352	548	799		4,699
Income/(loss) from operations	(1,420)	—	(481)	(548)	(799)		(1,828)
Interest and other income, net	527	100	627	2,117	(423	)d	2,321
Interest expense	(950)	(3,316)	(4,266)	—	—		(4,266)
Warrant liability expense	—	—	0	(367)	—		(367)
Income tax expense	(25)	—	(25)	(676)	489	e	(212)
Net (loss)/income	$(1,868)	$(2,277)	$(4,145)	$526	$(733)		$(4,352)
Pro forma net (loss)/income per share — Basic	$(0.41)	$—	$(0.91)	$0.08	$—		$(0.22)
Weighted average shares outstanding	4,541	—	4,541	6,552	—		—
Shares from assumed conversion of warrants	—	—	—	1,057	—		—
Weighted average number of shares outstanding — Diluted	4,541	—	4,541	7,609	—		—
Net (loss)/income per share — Diluted	$(0.41)	$—	$(0.91)	$0.07	$—		$—
Pro forma shares used to compute net income/loss per share — Basic and diluted	—	—	—	6,552	(1,120	)k	19,769
					14,337	l

*	See Table B contained in Note 2.

(1)	This Combined Statement of Operations assumes minimum approval by Echo common stockholders.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

1.	PRO FORMA CONVERSION ASSUMPTIONS

The adoption of the merger agreement and the transactions contemplated by the merger agreement by the Echo stockholders will require the affirmative vote of (a) a majority of the shares of Echo common stock issued in Echo’s initial public offering actually voting upon the merger and (b) a majority of the shares of Echo common stock issued and outstanding as of the Record Date. However, Echo will not be able to complete the merger if the holders of 20% or more of the shares of common stock issued in Echo’s initial public offering vote against the merger and demand that Echo convert their shares into a pro rata portion of the trust account. The unaudited pro forma condensed combined financial statements assume that 100.0% of the outstanding shares of Echo’s common stock on the record date vote affirmatively, and there are no conversions. A second presentation of the unaudited pro forma condensed combined financial statements assumes that 80.01% of the outstanding shares of Echo’s common stock on the record date vote affirmatively, and there are 19.99% conversions.

2.	PRO FORMA ADJUSTMENTS

There were no inter-company balances and transactions between Echo and XLNT as of the dates and for the periods of these pro forma condensed combined financial statements.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Echo and XLNT filed consolidated income tax returns during the periods presented. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

a)	Release of funds held in trust by Echo to an operating cash account.

b)	Payment of the Echo Line of Credit

c)	Payment of estimated transaction costs in the amount of $2,869,000, which are assumed will be paid in conjunction with the closing of the merger.

d)	Reduction of interest income which is attributable to the cash held in trust to the shares subject to conversion as if 19.99% of the shares are converted with the resultant reduction in cash and interest income.

e)	Income tax impact on pro forma profit adjustment.

f)	Record common stock subject to conversion as Paid in Capital assuming no conversions

g)	Payment of cash to the maximum amount of dissenting Echo stockholders as consideration for their shares of common stock.

h)	Each share of Series A preferred stock is assumed to be converted into one share of XLNT common stock while each share of the Series B preferred stock is assumed to be converted into 100 shares of XLNT common stock.

i)	Elimination of Echo’s accumulated deficit

j)	Reclass of Echo Deferred acquisition costs to additional paid in capital.

k)	To exclude weighted average shares subject to conversion.

l)	Shares issued in connection with the XLNT merger.

m)	Effect of new employment contracts with the President and Chief Operating Officer, Chief Financial Officer and General Counsel that are directly attributable to the merger.

TABLE A

The following table provides results of operations from the period January 1, 2006 to the date of acquisition by XLNT during 2006. The pro forma adjustments below give effect as if XLNT acquired these operations on January 1, 2006.

	Revenue	Direct Costs	Gross Profit	Selling, General and Administrative	Operating Income (loss)	Other Income	Interest Expense	Income/Loss before Provision for Income Tax	Tax Provision	Net Income (loss)
Scripps Ranch Veterinary Specialists	$166	$121	$45	$14	$31	$—	$—	$31	$—	$31
California Animal Hospital Veterinary Specialists Group, Inc.	1,179	777	402	193	209	6	—	215	3	212
South Bay Veterinary Specialists, Inc.	787	624	163	116	47	9	(1)	55	1	54
Vet Surg, Inc.	336	265	71	45	26	—	(6)	20	1	19
Bay Area Veterinary Specialists, Inc.	2,045	1,770	275	414	(139)	—	(5)	(144)	1	(145)
Bradshaw Veterinary Clinic, Inc.	2,252	2,000	252	335	(83)	11	(5)	(77)	(1)	(76)
Subtotal	6,765	5,557	1,208	1,117	91	26	(17)	100	5	95
Proforma Adjustments
Reclassification of direct costs (A)		1,117	(1,117)	(1,117)			—
Interest expense adjustment for hospitals (B)							17	17		17
Interest expense adjustment for XLNT (C)							(195)	(195)		(195)
Eliminate hospitals tax provision (D)									(5)	5
$12 million, 12% notes payable interest (E)							(360)	(360)		(360)
$12 million, 12% notes payable discount amortization (F)							(142)	(142)		(142)
Amortization of intangibles (G)		98	(98)		(98)			(98)		(98)
Total	$6,765	$6,772	$(7)	$—	$(7)	$26	$(697)	$(678)	$—	$(678)

(A)	To reclass acquired hospitals’ selling, general and administrative expenses to direct costs in conformity with XLNT accounting policy.

(B)	To adjust acquired hospitals’ interest expense for notes that were either paid-off or assumed by XLNT and are reflected in adjustment (C).

(C)	To reflect debt taken on by XLNT in the acquisition of the hospitals, as if the purchases were made as of January 1, 2006.

(D)	To eliminate the taxes of the acquired hospitals, as in the proforma period, there was a net loss and no taxes would be owed.

(E)	To reflect interest on $12 million, 12% notes payable, debt incurred on March 29, 2007, which is reflected in the XLNT balance sheet as of June 30, 2007 as notes payable and other long term liabilities as if the debt was incurred as of January 1, 2006.

(F)	To reflect amortization on $1.7 million debt discount on $12 million, 12% notes payable debt incurred on March 29, 2007, which is reflected in the XLNT balance sheet as of June 30, 2007 as notes payable and other long term liabilities as if it had been issued as of January 1, 2006.

(G)	To reflect the amortization of intangible assets as if the assets were acquired on January 1, 2006.

TABLE B

The following table provides results of operations from the period January 1, 2006 to the date of acquisition by XLNT during 2006.

The pro forma adjustments below give effect as if XLNT acquired these operations on January 1, 2006. In some instances where the acquisition occurred December 31, 2006 or during 2007, the pro forma adjustment reflects the results of operations for a twelve month period. Otherwise, the pro forma adjustment reflects the results of operations from January 1 to the date of acquisition.

	Revenue	Direct Costs	Gross Profit	Selling, General and Administrative	Operating Income (loss)	Other Income	Interest Expense	Income/Loss before Provision for Income Tax	Tax Provision	Net Income (loss)
All Creatures Veterinary, Inc.	$596	$166	$430	$371	$59	$(8)	$(6)	$45	$29	$16
San Carlos Veterinary Hospital, Inc.	471	69	402	397	5	2	(1)	6	3	3
Northridge Veterinary Clinic	672	311	361	383	(22)	—	(3)	(25)	(7)	(18)
Animal Medical Hospital, Inc.	1,432	1,162	270	271	(1)		(4)	(5)	(5)	—
Brentwood Pet Clinic, Inc.	2,509	536	1,973	1,811	162	—	(6)	156	71	85
Palo Alto Pet Hospital	1,660	1,108	552	172	380	—	—	380	—	380
Animal Clinic of Yucca Valley, Inc.	1,560	1,279	281	210	71	2	(53)	20	4	16
High Desert Animal Hospital of 29 Palms
Stanford Pet Clinic	778	446	332	337	(5)	—	—	(5)	(4)	(1)
El Dorado Animal Hospital, Inc.	800	569	231	145	86	2	(6)	82	2	80
Bonita Pet Hospital, Inc.	3,938	2,969	969	779	190	29	(16)	203	84	119
Animal Emergency Clinic of the Desert, Inc.	1,469	1,394	75	179	(104)	8	—	(96)	(26)	(70)
Animal Internal Medicine	1,119	741	378	155	223	—	—	223	—	223
Adler Veterinary Group, Inc.	3,238	2,408	830	804	26	—	(32)	(6)	25	(31)
Scripps Ranch Veterinary Specialists	1,018	789	229	93	136	—	(3)	133	—	133
California Animal Hospital Veterinary Specialists Group, Inc.	7,733	6,410	1,323	1,091	232	(2)	(6)	224	3	221
South Bay Veterinary Specialists, Inc.	4,814	4,056	758	576	182	39	(6)	215	2	213
Vet Surg, Inc.	1,697	1,513	184	210	(26)	—	(46)	(72)	1	(73)
Bay Area Veterinary Specialists, Inc.	8,737	6,944	1,793	1,678	115	17	(19)	113	—	113
Bradshaw Veterinary Clinic, Inc.	8,595	7,666	929	970	(41)	11	(11)	(41)	2	(43)
Subtotal	52,836	40,536	12,300	10,632	1,668	100	(218)	1,550	184	1,366

Proforma Adjustments
Amortization of intangibles (J)		729	(729)		(729)			(729)		(729)
Reclassification of direct costs (K)		10,632	(10,632)	(10,632)	—			—		—
Acquired companies interest expense elimination (L)							218	218		218
Interest expense adjustment for XLNT (M)							(1,309)	(1,309)		(1,309)
Term loan interest (N)							(1,440)	(1,440)		(1,440)
Term loan discount amortization (O)							(567)	(567)		(567)
Eliminate tax provision of acquired hospitals (P)									(184)	184
Total	$52,836	$51,897	$939	$—	$939	$100	$(3,316)	$(2,277)	$—	$(2,277)

(J)	To reflect the amortization of intangible assets as if the assets were acquired on January 1, 2006.

(K)	To reclass acquired hospitals’ sales, general and administrative expenses to direct costs in conformity with XLNT accounting policy.

(L)	To eliminate interest expense from the acquired hospitals, as debt was not assumed.

(M)	To reflect debt taken on by XLNT in the acquisition of the hospitals, as if the purchases were made as of January 1, 2006.

(N)	To reflect mezzanine debt interest as if the debt was acquired on January 1, 2006.

(O)	To reflect the mezzanine debt discount amortization as if the debt was acquired on January 1, 2006. To reflect amortization on $1.7 million debt discount on $12 million, 12% notes payable debt incurred on March 29, 2007, which is reflected in the XLNT balance sheet as if it had been issued on January 1, 2006.

(P)	To eliminate the taxes of the acquired hospitals, as in the proforma period, there was a net loss and no taxes would be owed.

3.	PRO FORMA NET LOSS PER SHARE

The pro forma basic and diluted net loss per share are based on the number of shares of XLNT common stock, options and warrants adjusted for the recapitalization and conversion ratio and the issuance of the Echo common stock.

Calculation of Pro Forma Weighted Average Shares Outstanding as of December 31, 2006 Assuming Maximum Approval

	XLNT Shares(1)	Conversion Ratio(2)	XLNT Shares Converted to Echo Shares
Common Stock	5,509,250	0.7676	4,228,900
Preferred Series A	9,925,000	0.7676	7,618,430
Preferred Series B	3,243,400	0.7676	2,489,634
Total	18,677,650	0.7676	14,336,964
Echo Weighted Average Shares Out Standing Basic December 31, 2006			6,551,798
Total Weighted Average Shares Outstanding Basic Pro Forma December 31, 2006			20,888,762

(1)	Shares issuable upon conversion of convertible debt and exercise of warrants are not included since the effect would be anti dilutive.

(2)	The Conversion Ratio used for pro forma purposes is different from the one used for the calculation of the Aggregate Merger Consideration. The pro forma calculation of the Conversion Ratio does not assume that the $8.9 Million in Convertible Notes are converted which, in turn, impacts the “Excess Indebtedness”, “Aggregate Merger Consideration” and the Total XLNT Shares Using the Treasury Method. This results in an exchange rate of 0.7676 rather than 0.7808.

Calculation of Pro Forma Weighted Average Shares Outstanding as of December 31, 2006 Assuming Minimum Approval

	XLNT Shares(1)	Conversion Ratio(2)	XLNT Shares Converted to Echo Shares
Common Stock	5,509,250	0.7676	4,228,900
Preferred Series A	9,925,000	0.7676	7,618,430
Preferred Series B	3,243,400	0.7676	2,489,634
Total	18,677,650	0.7676	14,336,964
Echo Weighted Average Shares Out Standing Basic December 31, 2006(3)			5,432,495
Total Weighted Average Shares Outstanding Basic Pro Forma December 31, 2006			19,769,459

(1)	Shares issuable upon conversion of convertible debt and exercise of warrants are not included since the effect would be anti dilutive.

(2)	The Conversion Ratio used for pro forma purposes is different from the one used for the calculation of the Aggregate Merger Consideration. The pro forma calculation of the Conversion Ratio does not assume that the $8.9 Million in Convertible Notes are converted which, in turn, impacts the “Excess Indebtedness”, “Aggregate Merger Consideration” and the Total XLNT Shares Using the Treasury Method. This results in an exchange rate of 0.7676 rather than 0.7808.

(3)	Excludes 1,436,781 shares assumed converted weighted for days outstanding in 2006 (1,119,303 shares)

Calculation of Pro Forma Weighted Average Shares Outstanding as of June 30, 2007 Assuming Maximum Approval

	XLNT Shares(1)	Conversion Ratio(2)	XLNT Shares Converted to Echo Shares
Common Stock	5,509,250	0.7676	4,228,900
Preferred Series A	9,925,000	0.7676	7,618,430
Preferred Series B	3,243,400	0.7676	2,489,634
Total	18,677,650	0.7676	14,336,964
Echo Weighted Average Shares Out Standing Basic June 30, 2007			7,968,750
Total Weighted Average Shares Outstanding Basic Pro Forma June 30, 2007			22,305,714

(1)	Shares issuable upon conversion of convertible debt and exercise of warrants are not included since the effect would be anti dilutive.

(2)	The Conversion Ratio used for pro forma purposes is different from the one used for the calculation of the Aggregate Merger Consideration. The pro forma calculation of the Conversion Ratio does not assume that the $8.9 Million in Convertible Notes are converted which, in turn, impacts the “Excess Indebtedness”, “Aggregate Merger Consideration” and the Total XLNT Shares Using the Treasury Method. This results in an exchange rate of 0.7676 rather than 0.7808.

Calculation of Pro Forma Weighted Average Shares Outstanding as of June 30, 2007 Assuming Minimum Approval

	XLNT Shares(1)	Conversion Ratio(2)	XLNT Shares Converted to Echo Shares
Common Stock	5,509,250	0.7676	4,228,900
Preferred Series A	9,925,000	0.7676	7,618,430
Preferred Series B	3,243,400	0.7676	2,489,634
Total	18,677,650	0.7676	14,336,964
Echo Weighted Average Shares Out Standing Basic June 30, 2007(3)			6,531,969
Total Weighted Average Shares Outstanding Basic Pro Forma June 30, 2007			20,868,933

(1)	Shares issuable upon conversion of convertible debt and exercise of warrants are not included since the effect would be anti dilutive

(2)	The Conversion Ratio used for pro forma purposes is different from the one used for the calculation of the Aggregate Merger Consideration. The pro forma calculation of the Conversion Ratio does not assume that the $8.9 Million in Convertible Notes are converted which, in turn, impacts the “Excess Indebtedness”, “Aggregate Merger Consideration” and the Total XLNT Shares Using the Treasury Method. This results in an exchange rate of 0.7676 rather than 0.7808.

(3)	Excludes 1,436,781 shares assumed converted weighted for days outstanding in 2006 (1,119,303)

DIRECTORS AND MANAGEMENT OF ECHO FOLLOWING THE MERGER

At the effective time of the merger, the board of directors, executive officers and key employees of Echo are expected to be as follows:

Name	Age at 8/31/07	Position
Gene Burleson	66	Chairman of the Board
Zubeen Shroff	42	Vice Chairman and Director
Richard Johnston	72	Director
Joel Kanter	50	Director
Richard Martin	67	Director
J. David Reed	59	Director
Robert Wallace	59	Director and Chief Executive Officer
Steven T. Johnson	55	Director, President and Chief Operating Officer
Gregory J. Eisenhauer	48	Chief Financial Officer
George A. Villasana	39	General Counsel and Secretary

GENE E. BURLESON, Echo’s Chairman of the Board and Chief Executive Officer since Echo’s formation in June 2005, served as Chairman of the board of directors of Mariner Post-Acute Network, Inc., an operator of long-term care facilities, from January 2000 to June 2002. Mr. Burleson also served as Chairman of the board of directors of Alterra Healthcare Corporation, a developer and operator of assisted living facilities, during 2003 and as a member of the board of directors from 1995 to 2003. Mr. Burleson currently serves on the board of directors of: Deckers Outdoor Corporation (Nasdaq:DECK), an outdoor shoe company, where he has served since 1993; Prospect Medical Holdings, Inc. (AMEX:PZZ), a provider of management services to affiliated independent physician associations, where he has served since 2004; SunLink Health Systems, Inc. (AMEX:SSY), an owner and operator of acute care hospitals; and Nesco Industries, Inc. (OTCBB:NESK.OB), a manufacturer of aqueous polymer Hydrogel used for wound care and transdermal drug delivery systems. In addition, Mr. Burleson is involved with several private companies, including BioHorizons Implant Systems, Inc., a provider of dental implants and related products; Med Images, Inc., a provider of integrated documentation services to surgeons and hospitals through multimedia technology; Marina Medical, Inc., a provider of medical billing and accounts receivable management services to hospital based physicians; Footcare Associates, Inc., a provider of therapeutic and diabetic footwear; and David Braun Productions, Inc., a producer of children’s television programming. Mr. Burleson served as Chairman of the board of GranCare (formerly an NYSE listed company) from 1989 to 1997. Additionally, Mr. Burleson served as President and Chief Executive Officer of GranCare from 1990 to 1997. Upon completion of the merger of GranCare’s pharmacy operations with Vitalink Pharmacy Services, Inc. in 1997, he became Chief Executive Officer and a Director of Vitalink Pharmacy Services Inc. (formerly an NYSE listed company). Mr. Burleson resigned as Chief Executive Officer and Director of Vitalink Pharmacy Services, Inc. in 1997. From 1986 to 1989, Mr. Burleson served as President, Chief Operating Officer and a Director of AMI, an owner and operator of acute care hospitals. Based in London from 1981 to 1986, Mr. Burleson served as Managing Director of AMI’s international operations. Mr. Burleson graduated from East Tennessee State University with a Bachelor of Science in accounting and earned an M.B.A. in 1972.

ZUBEEN SHROFF has served as a director of XLNT since February 2006 and has served as Chairman of the Board since March 8, 2007. Mr. Shroff has been a Managing Director of Galen Partners, a healthcare private equity firm founded in 1990, since 1998. Mr. Shroff joined Galen in 1997 from The Wilkerson Group, where he was a Principal with a client base including pharmaceutical, diagnostics, device and biotech companies, plus a select number of venture capital firms. Prior to joining The Wilkerson Group, Mr. Shroff worked at Schering-Plough France, where he directed the marketing and Phase IV clinical development of the company’s high-growth biotech business. Mr. Shroff received a BA in Biological Sciences from Boston University and an MBA from the Wharton School. Mr. Shroff is currently serving as a director of the following companies: ONI Medical Systems and Aperio Technologies. Mr. Shroff has previously served as a director of the following companies: Cognia, Inc., Encore Medical Corporation, Essential Group, Inc, Lumenos, Inc. Additionally, he is an Executive Committee Member of Boston University’s Medical School Advisory Board and is a member of the Westchester Medical Center Foundation Board.

RICHARD JOHNSTON, has served as a director of XLNT since February 2006. Mr. Johnston has been a a Managing Member of Camden Partners Holdings, LLC since February 2002. Mr. Johnston has over 40 years of investment experience and is focused primarily on investments in the health care sector. He serves as Chairman of the Boards of Atricure, Inc. (Nasdaq:ARTC), Biomedical Enterprises, Inc., and Picis, Inc., and as a Director of Liposcience, Inc., Lombard Medical Technology PLC (LON AIN: LMT), Medivance, Inc.) and Wedmedx, Inc., and XLNT all of which are Camden Portfolio companies. Previously, Mr. Johnston was Vice President of Investments and a Director of The Hillman Company, an investment holding company with diversified operations, where he was employed from 1961 to 2000. Beginning in June 1970, he was responsible for deal origination and investor representative relations with numerous private equity financings, including HBO, Medical Care International and Rehab Services among many others in healthcare; Dial Page, Nextel, and Brooks Fiber among many others in telecommunications services together with a variety of other investments in capital goods, financial services, and transportation. Additionally, Mr. Johnston managed marketable securities portfolios for Hillman entities, including small-cap portfolios, and originated and/or monitored limited partnership holdings in numerous private equity funds including Brentwood Associates, Kohlberg Kravis Roberts, Columbia Capital, Technology Crossover and Crosslink. He has been an Advisor to several private equity funds, including Bridge Capital, Health Care Capital Partners and T. Rowe Price Threshold Funds. He was Chairman of the Boards of The Western Pennsylvania Hospital from 1979 to 1999 and The Western Pennsylvania Healthcare System from 1984 to 2000, and was Chairman of the board of West Penn Allegheny Health System upon its founding in 2000. Mr. Johnston earned a Bachelor of Science from Washington and Lee University and an M.B.A. from The Wharton School, University of Pennsylvania.

JOEL KANTER, Echo’s President and Secretary since Echo’s formation in June 2005, has served as President of Windy City, Inc., a privately-held investment firm, since 1986. From 1995 to 1999, Mr. Kanter served as the Chief Executive Officer and President of Walnut Financial Services, Inc., a publicly traded company (formerly listed on Nasdaq). Walnut Financial’s primary business focus was the provision of different forms of financing to small businesses. Walnut Financial accomplished this objective by providing equity financing to start-up and early stage development companies, bridge financing and factoring services to small and medium-sized companies, and by providing later stage institutional financing to more mature enterprises through an institutional fund it ran for the Teachers Retirement System of Illinois. Over the course of its 13 year history, Walnut Financial provided financing to over 300 companies, including many that became well known ventures including Plax Mouthwash (Oral Research Laboratories), Sonicare Toothbrushes (Optiva Corp.), the first manufacturer of Global Positioning System devices

(Magellan Corp.), the largest and only nationwide Preferred Provider Organization (First Health), what became the country’s fifth largest nursing home company (GranCare), and the third largest U.S. institutional pharmacy company (Vitalink Pharmacy Services, Inc.). Walnut Financial was acquired by THCG, Inc. in 1999. From 1985 through 1986, Mr. Kanter served as Managing Director of The Investors’ Washington Service, an investment advisory company specializing in providing advice to large institutional clients regarding the impact of federal legislative and regulatory decisions on debt and equity markets. Clients included Amoco Oil, AT&T, Bankers Trust, Chase Manhattan Bank, General Motors and J.C. Penney. Mr. Kanter serves on the board of directors of several public companies including I-Flow Corporation (Nasdaq:IFLO), Magna-Lab, Inc. (OTC Bulletin Board:MAGLA.OB), Modigene Inc., a life sciences company that is developing technology to extend the life of proteins (OTCBB:MODG.OB); Nesco Industries, Inc. (OTCBB:NESK.OB), a manufacturer of aqueous polymer Hydrogel used for wound care and transdermal drug delivery systems; Prospect Medical Holdings, Inc. (AMEX:PZZ), a provider of management services to affiliated independent physician associations and WaferGen BioSystems (OTCBB:WGBS.OB), which manufactures and sells systems for gene expression, genotyping and stem cell research for the life sciences pharmaceutical and drug discovery industry. Mr. Kanter served on the board of Encore Medical Corporation (Nasdaq: ENMC) prior to its going-private merger led by Blackstone in November 2006. Mr. Kanter also serves on the board of directors of several private companies, including XLNT Veterinary Care, Inc., an operator of veterinary hospitals, where he has served since 2005; Med Images, Inc., a provider of integrated documentation services to surgeons and hospitals through multimedia technology, where he has served since 1989; MathMastery, Inc., a company that develops homework help products for the educational market; and Prescient Medical, Inc. an early stage company seeking methods to identify and treat vulnerable plaque in cardiology patients. He is the past President of the Board of Trustees of The Langley School in McLean Virginia and a current Trustee at the Georgetown Day School in Washington, D.C. Mr. Kanter graduated from Tulane University in 1978 with a Bachelor of Science in Psychology and a Bachelor of Arts in Political Science.

RICHARD O. MARTIN, PHD, a director of Echo since its formation in June 2005, retired in 2001 as President of Medtronic Physio-Control Corp. (NYSE:MDT), the successor company to Physio-Control International Corporation, the worldwide leader in external defibrillation, monitoring and noninvasive pacing devices. Dr. Martin became President of Physio-Control International Corporation in 1991 when Physio-Control International Corporation was part of Eli-Lilly (NYSE:LLY). During his tenure at Physio-Control International Corporation, Dr. Martin instituted company-wide quality improvement programs, rebuilt the management team after separation from the company’s pharmaceutical parent, and was instrumental in taking the company public in 1995. In September, 1998, Physio-Control International Corporation merged with Medtronic, Inc. Previously, Dr. Martin was with Sulzermedica, Inc., where he was Vice President of Cardiovascular Business Development. Prior to that, he held several senior executive positions in engineering, marketing and sales with Intermedics, Inc. before being named President and Chief Operating Officer of that company in 1985. Dr. Martin also served as Director, President and Chief Operating Officer of Positron Corporation during 1989 and 1990. Before joining the corporate world, he taught at Christian Brothers College and the University of Tennessee. Dr. Martin served on the board of the Northwest affiliate of the American Heart Association and was its Chairman from 1997 to 1999. He served on the board of the Medical Device Manufacturers Association and was its Chairman from 1996 to 1998. He served as a board member of the Washington Council of AeA (formerly American Electronics Association), the U.S.’s largest trade association representing the high tech industry, from 1991 to 2001 and as AeA’s national chairman during 2000 through 2001. Dr. Martin currently serves on the boards of CardioDynamics International Corporation (Nasdaq:CDIC), a company that develops, manufactures and markets noninvasive impedance cardiography diagnostic and monitoring technologies and electrocardiograph electrode sensors, where he has served since 1997; Inovise Medical, a company that develops and markets advanced electrocardiographic systems, where he has served since 2001; Cardiac Dimensions, an early stage company that develops minimally invasive tools for mitral valve repair, where he has served since 2001; Prescient Medical, an early state company developing diagnostic and therapeutic products designed to prevent heart attacks caused by vulnerable plaque; and MDdatacor, a company developing medical data mining software, where he has served since 2004. Dr. Martin also served on the board of Encore Medical Corporation prior to its merger with Blackstone in November 2006. Dr. Martin received his BSEE in 1962 from Christian Brothers College; MSEE in 1964 from Notre Dame; and PhD in Electrical Engineering in 1970 from Duke University.

J. DAVID REED has served as a director of XLNT since October 2004 and served as Secretary of XLNT from October 2004 until June 2007. Dr. Reed has served as the Director of XLNT’s Hospital Operations for Northern California since October 2004. From 1999 until October 2004, Dr. Reed served as owner and medical director of Lawrence Pet Hospital in Santa Clara, CA , which he opened in 1999. In 1998, Dr. Reed purchased Bascom Animal hospital. From 1992 until 1996, Dr. Reed served as Medical Director of Pets’ Rx, including following VCA Antechs’ purchase of Pets’ Rx in 1996, where he served as liaison between the corporation and practitioners until 1998. In 1980, Dr. Reed became a practice-owner when he took over a multi-doctor practice in Los Gatos, CA, which was purchased by Pets’ Rx in 1992 At the same time, Dr. Reed served as president of the Santa Clara County Veterinary Medical Association from January 1980 until December 1980. Dr. Reed received his Doctor of Veterinary Medicine from the University of Illinois in 1972.

ROBERT WALLACE has served as the Chief Executive Officer and a director of XLNT since its inception in 2004 and as Chairman of the board from 2004 to November 2006. In 1993, Mr. Wallace founded Pets’ Rx and served as its Chairman until it was sold to, among others, Veterinary Centers of America Inc. (now VCA Antech, publicly traded on NASDAQ under symbol: “WOOF”) in 1996. From 2002 to 2004, Mr. Wallace was a paid advisor responsible for strategic planning for Wyse Technology, Inc.

STEVEN T. JOHNSON has served as President and Chief Operating Officer and a director of XLNT since July 2007. From 2005 until joining XLNT, Mr. Johnson served as President at Fresenius Medical Care North America, with total operational and financial responsibility for the West Business Unit. Prior thereto, Mr. Johnson served as the Regional Vice President/Vice President of Operations at Renal Care Group from 2002 until 2005. From 1998 until 2002, Mr. Johnson served as Vice President for Renal Disease Management, Inc. and its affiliates. Mr. Johnson graduated with a B.A. in Economics from Kenyon College and earned a MBA from the University of Chicago Graduate School of Business.

GREGORY J. EISENHAUER, CFA has served as Chief Financial Officer of XLNT since September 2007. From 2006 until joining XLNT, Mr. Eisenhauer served as Chief Financial Officer of the Diagnostic Division of HealthSouth Corporation (NYSE: HLS), one of the nation’s largest healthcare services providers. Prior thereto, from 2003 to 2005, Mr. Eisenhauer served as Executive Vice President and Chief Financial Officer for Proxymed (Nasdaq: PILL), a healthcare information technology company that facilitates the exchange of medical claims and clinical information among doctors, hospitals, medical laboratories, and insurance payers. From 2002 to 2003, Mr. Eisenhauer served as Executive Vice President and Chief Financial Officer for U.S. Healthworks, an occupational health clinic company. From 1992 to 2002, Mr. Eisenhauer served in various capacities, including Senior Vice President, Chief Financial Officer and Secretary, at RehabCare Group (NYSE: RHB), a rehabilitation program management services provider. Mr. Eisenhauer received his MBA from St. Louis University, a BS in Finance from the University of Missouri and earned the Chartered Financial Analyst designation in 1993.

GEORGE A. VILLASANA has served as the General Counsel and Secretary of XLNT since June 2007. Prior to joining XLNT, he served as Senior Corporate Counsel of AutoNation, Inc., the largest automotive retailer in the U.S. (NYSE: AN), from August 2000 until June 2007. Prior thereto, Mr. Villasana was a corporate attorney with Holland & Knight, LLP from 1999 to 2000 and with Shutts & Bowen, LLP from 1997 to 1999. From 1995 to 1997, he served as a staff attorney with the U.S. Securities & Exchange Commission in Washington, D.C. He received a Master of Laws from Georgetown University Law Center, a Juris Doctor from American University, Washington College of Law, a Master of Accounting from Florida International University and a Bachelor of Science in Accounting from The Pennsylvania State University.

Independence of Directors

Echo believes that four of its directors, Messrs. Bauer, Brukardt, Clemow and Martin, and four of the proposed directors of Echo, Messrs. Martin, Shroff, Johnston and Reed, are “independent” as that term is defined under the rules and regulations of the Securities and Exchange Commission and Nasdaq. Echo has not identified its fourth director designee. The board of directors of Echo at its initial meeting after the consummation of the merger will make a formal determination with respect to the independence of each of its directors.

Board of Directors Committees

Audit Committee and Audit Committee Financial Expert

Echo’s board of directors has an audit committee composed of independent directors. The audit committee’s charter governing its responsibilities and actions is posted on Echo’s website at echohealthcare.com. In addition, Echo has designated Dr. Richard Martin, who serves on its audit committee, as its audit committee financial expert.

Compensation Committee Information

Upon consummation of the merger, the board of directors of Echo will establish a compensation committee. The purpose of the compensation committee will be to review and approve compensation paid to Echo’s officers and to administer the company’s equity compensation plans, including authority to make and modify awards under such plans. Initially, the only plans will be the Pet DRx Corporation 2007 Stock Incentive Plan.

Nominating Committee Information

Echo has formed a nominating committee of independent directors, which is responsible for overseeing the selection of persons to be nominated to serve on Echo’s board of directors. The nominating committee will consider persons identified by its members, management, stockholders, investment bankers and others.

Code of Ethics

In October, 2005, Echo’s board of directors adopted a code of ethics that applies to its directors, officers and employees. A copy of Echo’s Code of Ethics is available on Echo’s website at echohealthcare.com.

Director and Officer Compensation

Echo’s directors and officers currently do not receive any cash or non-cash compensation for their service as members of the board of directors and officers. Commencing March 22, 2006, and ending upon the acquisition of a target business, Echo has and will continue to pay Windy City, Inc., an affiliate of Joel Kanter, Echo’s President and a director, $2,000 per month of its $7,500 monthly fee for providing Echo with office space and utilities and personnel. Windy City has also retained the Strategic Alliance Network (“SAN”), an affiliate of Kevin Pendergest, a director and Echo’s Chief Financial Officer, to assist with the preparation of the financial statement portion of this registration statement, for a fee of $10,000 per month. Other than this $7,500 per month fee and the $10,000 monthly consulting fee to SAN, no compensation of any kind, including finders and consulting fees, have been or will be paid to any of Echo’s officers. However, Echo executive officers are reimbursed for any out-of-pocket expenses incurred in connection with activities on Echo’s behalf such as identifying potential target businesses and performing due diligence on suitable business combination candidates. In addition, if the consulting agreement proposal is approved by stockholders, Windy City will be reimbursed by Echo for the consulting fees paid to SAN. There are no employment agreements with any officer of Echo or XLNT other than Robert Wallace, Steven Johnson, Gregory Eisenhauer and George A. Villasana, and there are no other current arrangements regarding compensation for any officers of Echo or XLNT. The agreements with Messrs. Wallace, Johnson, Eisenhauer and Villasana are discussed under “Employee Agreements.” Subsequent to the merger, the compensation committee of the board of directors of Echo will determine the compensation of the executive officers.

Subsequent to the consummation of the merger, it is anticipated that the non-employee directors of Echo will receive an annual fee of $20,000, to be paid quarterly, and an initial grant of a stock option to acquire 50,000 shares. It is anticipated that such options will vest ratably over two years, beginning the second year after grant and will have a term of ten years from the date of grant. Subsequent grants of options will be determined by the compensation committee of the board of directors of Echo. The chairman of board will receive an additional annual fee of $25,000, the chairman of the audit committee will receive an additional $15,000 annual fee and all other committee chairmen will receive an additional $10,000 annual fee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF ECHO

Prior to Echo’s initial public offering, Echo issued a total of 1,562,500 shares of common stock, which shares are currently held in escrow, to the individuals set forth below at an aggregate purchase price of $25,000 as follows:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock
Eugene A. Bauer	111,607	1.3
Gene E. Burleson	357,907	4.1
Gary A. Brukardt	123,449	1.4
Alastair Clemow	115,308	1.3
Joel Kanter	97,656	1.1
Kevin Pendergest	117,158	1.3
Richard Martin	169,173	1.9
Windy City, Inc. (2)	20,427	*
Chicago Investments, Inc. (3)	449,815	5.1
All directors and executive officers as a group (7 individuals)	1,112,685	12.7

*	Less than 1%.

(1)	The business address of each of the stockholders is 8000 Towers Crescent Drive, Suite 1300, Vienna, Virginia 22182.

(2)	Mr. Kanter is the president and a director of Windy City, Inc. As such, Mr. Kanter exercises discretionary voting power over these shares.

(3)	Chicago Investments, Inc. is a majority-owned subsidiary of Chicago Holdings, Inc., which is ultimately owned by entities controlled by, or established for the benefit of, the Kanter family (consisting generally of the descendants of Beatrice & Maurice Kanter and Henry & Helen Krakow). Joshua S. Kanter, Joel Kanter’s brother, is the President and a director of both corporations. Joel Kanter is neither an officer nor a director of these entities.

These shares will be released from escrow in two equal increments:

•	781,250 shares on March 17, 2009; and

•	781,250 shares on Echo’s having completed an initial business combination and the last sale price of Echo’s common stock thereafter equals or exceeds $11.50 per share for any 20 trading days within any 30 trading day period beginning after Echo complete Echo’s initial business combination.

Certain founding stockholders extended to Echo a limited recourse revolving line of credit pursuant to which Echo may borrow up to $ 1, 5 0 0,000 outstanding at any time, to operate Echo prior to the consummation of a business combination. The loans made under the limited recourse revolving line of credit bear an interest rate no greater than the interest rate payable on the proceeds of Echo’s initial public offering held in trust. The loans made under the limited recourse revolving line of credit will be due upon the consummation of a business combination, and interest will accrue but will not be payable unless we complete a business combination. In the event we do not consummate a business combination by March 22, 2008, the loans made under the limited recourse revolving line of credit will not be repaid by us and the directors and stockholders making such loans will have no right to repayment thereunder from the proceeds of Echo’s initial public offering that are currently held in trust. If the merger is not completed and we are forced to liquidate, these loans will remain as unsecured claims against us.

Neither Echo nor XLNT currently has a formal policy regarding transactions with related persons. Upon the closing of the merger, the board of directors will adopt a written policy that will apply to any transaction or series of transactions in which the Company is a participant, the amount exceeds $120,000 and a related person has a direct or indirect material interest. We expect that such a policy will be substantially as described below.

Under SEC rules, a related person is a director, officer, nominee for director or 5% stockholder and their immediate family members. The audit committee will be responsible for review, approval, or ratification of “related person transactions” between Echo and related persons. Executive officers and directors will have a duty to report to the General Counsel potential conflicts of interest, including transactions with related persons. Transactions involving related persons will be reviewed by the General Counsel to determine whether a related person could have a material interest in the transaction and any such transaction will be forwarded to the audit committee for review. The audit committee will determine whether the related person has a material interest in the transaction and may approve, ratify, rescind or take other action with respect to the transaction in its discretion.

ECHO COMPENSATION DISCUSSION AND ANALYSIS

Since Echo’s formation on June 10, 2005, its operations have been limited to organizational activities and, after the IPO, to activities relating to completing a business combination. To date, no current Echo executive officer, director or initial stockholder, nor any affiliate thereof, has received any cash or equity compensation for services rendered to Echo. In addition, other than the consulting fees described in the consulting agreement proposal, Echo does not propose to pay compensation of any kind, including finder’s and consulting fees, to any of Echo’s current officers, directors, stockholders or special advisors, or any of their respective affiliates, for services rendered prior to or in connection with the merger. However, Echo’s officers, directors and special advisors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on its behalf, such as participating in the offering process with respect to its initial public offering, identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than the Echo board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. As of September 30, 2007, Echo has paid approximately $199,000 for out-of-pocket expenses that have been incurred by Echo’s officers, directors and special advisors.

Commencing March 22, 2006, and ending upon the acquisition of a target business, Echo has incurred and will continue to incur expenses of $7,500 per month (of which $2,000 is paid monthly and the remainder is accrued for future payment) to Windy City, Inc., an affiliate of Joel Kanter, a director and officer of Echo, for providing it with office space, utilities and personnel. Other than this $7,500 per-month fee and the $10,000 monthly fee paid to SAN, no compensation of any kind, including finders and consulting fees, has been or will be paid to any of the Echo stockholders existing prior to its initial public offering, or any of their respective affiliates, for services rendered prior to or in connection with a business combination.

Echo does not currently have any equity compensation plans.

XLNT COMPENSATION DISCUSSION AND ANALYSIS

Expected Compensation Policies

XLNT has not yet developed a comprehensive executive compensation program and philosophy with respect to the executive officers who will manage Pet DRx after the merger. We expect that such a program and philosophy will be developed after the completion of the merger and will be substantially as described below.

Compensation Committee

Objective

The objective of the board’s compensation committee will be to ensure that we have a high caliber executive management team and a total compensation plan that is competitive, motivating and rewarding such that it attracts and retains management personnel essential to our success. The compensation committee will be responsible for establishing the compensation levels of all of our executive officers. The compensation committee also will be responsible for overseeing our compensation and benefits plans, including matters relating to our long term incentive stock option compensation plan. The compensation committee will be comprised of at least three members, each of which will be appointed annually by the board.

Role of Compensation Committee

The compensation committee will be expected to discharge the board’s responsibilities relating to general compensation policies and practices and the compensation of our directors and executive officers. The compensation committee also will administer the incentive-compensation plans and equity-based plans. In discharging its responsibilities, the compensation committee will establish principles and procedures in order to ensure to the board and the stockholders that our compensation practices are appropriately designed and implemented to attract, retain and motivate high quality directors and executive officers, and are in accordance with all applicable legal and regulatory requirements. In this context, the compensation committee’s authority, duties and responsibilities will be:

•	To annually review our philosophy regarding executive compensation;

•	To periodically review market and industry data to assess our competitive position, and to retain any compensation consultant to be used to assist in the evaluation of directors’ and executive officers’ compensation;

•	To establish and approve our goals and objectives, and associated measurement metrics relevant to compensation of our executive officers;

•	To establish and approve incentive levels and targets relevant to compensation of the executive officers;

•	To annually review and make recommendations to the board to approve, for all principal executives and officers, the base and incentive compensation, taking into consideration the judgment and recommendation of the Chief Executive Officer for the compensation of the principal executives and officers;

•	To periodically review and make recommendations to the board with respect to the compensation of directors, including board and committee retainers, meeting fees, equity-based compensation, and such other forms of compensation as the compensation committee may consider appropriate;

•	To administer and annually review our incentive compensation plans and equity-based plans, including approving awards thereunder;

•	To review and make recommendations to the board regarding any executive employment agreements, any proposed severance arrangements or change in control and similar agreements/provisions, and any amendments, supplements or waivers to the foregoing agreements, and any perquisites, special or supplemental benefits; and

•	To review and discuss with management, the Compensation Disclosure and Analysis (CD&A), and determine the compensation committee’s recommendation for the CD&A’s inclusion in our proxy statements filed with the SEC.

Compensation Philosophy

General Philosophy

The primary objectives of our compensation program will be to attract, retain and motivate high quality executives through a total compensation plan that is both competitive and performance-based. We will strive to accomplish these objectives by compensating our executive officers, including our named executive officers (the “NEOs”), with total compensation packages consisting of a combination of competitive base salary, an annual performance bonus and annual equity awards. We believe that compensation should be designed to reward executives for achievement of our financial plans and strategic objectives, and to provide opportunities for increased compensation based on extraordinary performance by our executive officers, including our NEOs.

Pay-for-Performance and Alignment with Long Term Goals

At the core of our compensation philosophy is our strong belief that pay also should be directly linked to performance. We believe in a pay-for-performance culture that makes a significant portion of executive officer total compensation contingent upon, or variable with, individual performance, company performance and achievement of strategic goals, including increasing stockholder value. The current performance-based compensation for our executive officers will be, primarily, in the form of cash incentives to promote achievement of, and accountability for, shorter term performance plans and strategic goals. Additional compensation in the form of equity awards will also be included in total compensation.

Compensation Setting Process

Management’s Role in the Compensation Setting Process

Management will play a significant role in the compensation-setting process. The most significant aspects of management’s role will be:

•	Assisting in establishing business performance goals and objectives;

•	Evaluating employee and company performance;

•	Chief Operating Officer recommending compensation levels and awards for executive officers;

•	Implementing the board’s approved compensation plans; and

•	Assisting in preparing agenda and materials for the compensation committee meetings.

The Chief Operating Officer, who serves as our principal executive officer, will generally attend the compensation committee meetings. However, the compensation committee will also regularly meet in executive session. The Chief Operating Officer will make recommendations with respect to financial and corporate goals and objectives, and other executive compensation recommendations to the compensation committee based on our performance, individual performance and the peer group compensation market analysis. The compensation committee will consider and deliberate on this information and in turn make recommendations to the board, for its determination and approval of the NEO’s and other members of senior management’s compensation, including base compensation, short-term cash incentives and long-term equity incentives. The Chief Operating Officer’s performance and compensation will be reviewed, evaluated and established separately by the compensation committee and ratified and approved by the board.

Setting Total Compensation Levels and Targets

To ensure our total compensation is competitive and provides appropriate rewards to attract and retain talented leaders, as discussed above, we will rely on industry and occupation specific survey data available to us. Executives’ base salaries will be designed to reward core competencies and contributions to us, and may be increased based on (i) the individual’s increased contribution over the preceding year; (ii) the individual’s increased responsibilities over the preceding year; and (iii) any increase in median competitive pay levels.

Annual Evaluation

The Chief Operating Officer will recommend the actual incentive award amounts for all other NEOs based on actual company performance relative to the targets as well as on individual performance, and will recommend the NEOs’ base salary levels for the coming year. The compensation committee will consider these recommendations at the end of each fiscal year in determining its recommendations to the board for the final annual incentive bonus award and stock option award for each NEO and for the NEOs base salary levels. The actual annual incentive bonus and stock option amounts awarded to each NEO will be ultimately subject to the discretion of the compensation committee and the board, subject to the terms of any applicable employment agreements entered into with any of the executive officers. The incentive awards for the Chief Operating Officer will be separately evaluated and determined by the compensation committee using similar metrics, and ratified and approved by the board.

Other Compensation

Additional stock option awards also may be granted to NEOs, as well as other employees, upon commencement of employment, for promotions or special performance recognition, or for retention purposes, based on the recommendation of the Chief Operating Officer. In determining whether to recommend additional grants to an NEO or other employees, the Chief Operating Officer may consider the individual’s performance and any planned change in functional responsibility.

Elements of Executive Compensation

Total compensation for our NEOs will consist of three elements: (i) base salary; (ii) an annual incentive bonus cash award based on achieving specific operating metrics and other objectives and targets each established in advance by the board; and (iii) an annual stock option award. Our NEO’s also will be entitled to limited perquisites and other benefits as outlined below. The following is a summary of the considerations underlying each component of compensation.

Base Salaries

Base salaries will be designed to compensate executives commensurate with their respective level of experience, scope of responsibilities, and to reward sustained individual performance and future potential. The goal will be to provide for base salaries that are sufficiently competitive with other similar-sized companies, both regionally and nationally, in order to attract and retain talented leaders.

Annual Incentive Bonus

Incentive compensation will be intended to align compensation with business objectives and performance and enable us to attract, retain and reward high quality executive officers whose contributions are critical to our short and long-term success. The incentive awards will be based upon key performance metrics established in advance by the board: (i) specific operating metrics; (ii) achievement of agreed-upon strategic and corporate performance goals; and (iii) each executive’s departmental and individual goals and performance. The actual incentive amounts awarded to each NEO will ultimately be subject to the discretion of the compensation committee and the board, subject to the terms of any applicable employment agreements entered into with our executive officers.

Stock Options

In addition to the base salary and annual incentive bonus, our NEOs and other members of senior management will be awarded stock options in competitive amounts as established by the board of directors at the outset of the year. We plan to establish a stock option plan for the benefit of employees of Pet DRx and employees of any direct or indirect subsidiary of Pet DRX, which will be the 2007 Stock Incentive Plan if the 2007 Stock Incentive Plan proposal is approved by stockholders. The 2007 Stock Incentive Plan has been designed to (i) strengthen our ability to attract and retain qualified officers and employees which we and our affiliates require; (ii) encourage the acquisition of a proprietary interest by such officers and employees, thereby aligning their interests with the interests of our stockholders; and (iii) focus our management on operating and financial performance and total long-term stockholder return by providing an increased incentive to contribute to our growth and profitability.

Other Compensation Components

Perquisites

We may provide perquisites and other benefits for certain of its senior executives such as reimbursement for moving expenses, which will not be generally available to all employees.

Internal Pay Equity

We believe that internal equity is an important factor to be considered in establishing compensation for the executive officers. We will review compensation levels to ensure that appropriate parity exists.

2006 Executive Compensation

During fiscal year 2006, Robert Wallace, the chief executive officer of XLNT, was the only executive officer of XLNT. XLNT’s board of directors was responsible for setting Mr. Wallace’s 2006 compensation. Because Mr. Wallace was the only executive officer of XLNT in 2006, XLNT did not consider or utilize any general compensation policy or philosophy, but rather approved Mr. Wallace’s compensation on a stand-alone basis without regard to a generalized policy or philosophy. In setting Mr. Wallace’s compensation, the board’s objective was to retain Mr. Wallace since he is a key member of XLNT’s management and essential to the company’s success, and to reward Mr. Wallace for performance that increased shareholder value. During fiscal year 2006, compensation paid to Mr. Wallace consisted of a base salary, cash performance bonus and equity awards. The members of the board set Mr. Wallace’s base salary at a level they believed was fair and reasonable based on their general business experience as investors and board members in rapidly growing companies. Mr. Wallace also had an opportunity to earn a cash bonus award of $95,000 based upon the achievement of the corporate performance target which was the achievement by XLNT of an annual pro forma revenue run rate of $25 million. This target was set based on the belief that the most important contributor to shareholder value would be the substantial growth of XLNT’s operating revenues. The amount of $95,000 was set based on Mr. Wallace’s salary and position with XLNT and the corporate performance target was set by looking at XLNT’s business objectives for the 2006 fiscal year. As described below, the performance target was met and Mr. Wallace was paid the full cash bonus award. In addition, the board granted Mr. Wallace an option award of 65,000 shares of common stock, in part to align his compensation over a multi-year period directly with the interests of XLNT’s stockholders by motivating and rewarding creation and preservation of long-term stockholder value.

Tax Deductibility of Compensation

We generally will seek to maximize the deductibility for tax purposes all elements of compensation. Section 162(m) of the Internal Revenue Code places a $1,000,000 annual limit on the compensation deductible by us paid to certain of our executives. The limit, however, does not apply to “qualified performance-based compensation.” We will review compensation plans in light of applicable tax provisions and may revise plans to maximize deductibility. However, we may approve compensation that does not qualify for deductibility when we deem it in our best interests. For example, we may approve compensation that would not qualify for a tax deduction by the Company to ensure competitive total compensation levels or in recognition of the dedication and significant efforts on the part of our executives to fulfill our corporate goals and business strategy, including integration of acquisitions.

Executive Compensation

The following table shows compensation earned during 2006 by the chief executive officer of XLNT. The chief executive officer of XLNT was the only executive officer employed by XLNT during 2006 who is expected to serve as an executive officer of Pet DRx following the merger. In June 2007, XLNT hired George A. Villasana as its general counsel and secretary; in July 2007, XLNT hired Steven T. Johnson as its President and Chief Operating Officer; and in September 2007, XLNT hired Gregory J. Eisenhauer as its Chief Financial Officer. They are expected to serve as executive officers of Pet DRx following the merger.

2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation ($)		Total ($)
Robert Wallace Chief Executive Officer	2006	$252,000	$—	$—	$2,654	$95,000	$—	(3)	$344,654

(1)	This amount reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R (exclusive of estimated forfeitures related to service-based vesting conditions) of awards of options granted in and prior to 2006. The assumptions used in the calculation of this amount for fiscal years ended December 31, 2006 are included in footnote 9 to XLNT’s audited financial statements for the fiscal year ended December 31, 2006 included herein.

(2)	Bonus earned in 2006 was paid in January 2007.

(3)	The aggregate amount of perquisites and other personal benefits is less than $10,000.

2006 Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Options
Name	Grant Date	Target ($) (1)	Options (#)(2)	Awards ($/Sh)	Awards ($) (3)
Robert Wallace	8/28/06	$95,000	65,000	$4.40	$31,850

(1)	Mr. Wallace was entitled to receive a cash performance bonus in the amount of $95,000 based upon the achievements of corporate performance targets as determined by the board. For 2006, the board set forth as the performance goal the achievement by XLNT of an annual revenue run rate of $25 million, in which run rate is defined as revenues of owned and acquired veterinary hospitals as if those hospitals had been owned for the entire year. Mr. Wallace achieved this performance goal. Accordingly, Mr. Wallace’s actual bonus award was paid at 100% of the targeted level.

(2)	Option grant made to Mr. Wallace during 2006 was from the XLNT 2004 Stock Option Plan.

(3)	Based on FAS123(R) value of $ 0.49 per share.

Employment Agreements

XLNT has entered into employment agreements with Robert Wallace, Steven T. Johnson, Gregory J. Eisenhauer, and George A. Villasana. Summaries of these employment agreements are set forth below.

Robert Wallace. In July 2007 XLNT entered into an employment agreement with Mr. Wallace pursuant to which he serves as chief executive officer of XLNT responsible for investor relations, business development and strategic vision. The term of the agreement is for three (3) years but shall automatically renew for successive one (1) year periods unless terminated by either party with at least thirty (30) days advance written notice. The agreement with Mr. Wallace provides for an annual base salary of $300,000. The employment agreement also provides that Mr. Wallace would be eligible to receive an annual cash performance bonus in an amount equal to fifty percent (50%) of his annual base salary upon the achievement of certain performance objectives as determined by the board of directors. The board has not yet set the performance objectives for Mr. Wallace for his 2007 fiscal year cash performance bonus. Mr. Wallace shall be granted an option to purchase that number of shares of common stock of Echo equal to one-half percent of the issued and outstanding shares thereof calculated immediately following the consummation of the merger. The exercise price of such options shall be the “Parent Common Stock Per Share Issue Price” (as defined in the Merger Agreement) unless such exercise price gives rise to liability under Section 409A of the Internal Revenue Code of 1986, as amended, in which case the exercise price shall be equal to the fair market value of the common stock of Echo on the date of grant. Under the employment agreement, Mr. Wallace will be eligible to receive stock options, restricted stock or other equity incentive grants, subject to the approval of the board of directors. Under the terms of the agreement, if XLNT terminates Mr. Wallace’s employment for any reason other than “cause,” or if he terminates his employment with XLNT for “good reason” (each as defined in the employment agreement), he is entitled to receive an amount equivalent to twelve (12) months of his then in effect Base Salary. The agreement also contains certain confidentiality covenants. At the closing of the merger, Echo will assume the obligations of the employment agreement with Mr. Wallace.

Steven T. Johnson. In October 2007, XLNT entered into an employment agreement with Mr. Johnson pursuant to which he serves as XLNT’s President and Chief Operating Officer until his employment is terminated for any reason. The agreement with Mr. Johnson provides for an annual base salary of $350,000. The agreement provides that Mr. Johnson will receive a one-time signing bonus of $50,000 payable before the earlier of (a) two weeks following the merger or (b) March 15, 2008. The agreement also provides that Mr. Johnson will receive a guaranteed bonus for 2007 of $125,000. For future years, Mr. Johnson is entitled to earn an annual cash bonus in the amount of fifty percent (50%) of his annual base salary (the “Base Bonus”) upon the achievement of objectives and targets established by the board of directors, with an opportunity to earn up to an additional fifty percent (50%) of his annual base salary based on outstanding performance in relation to such objectives and targets. The objectives and targets for Mr. Johnson will be set no later than ninety (90) days after the beginning of each year. Under the terms of the agreement, Mr. Johnson will receive an option to purchase 700,000 shares of common stock of XLNT shortly following the execution of the agreement. The option exercise price per share as to 454,545 shares will be equal to the greater of $4.75 or a price determined by an independent valuation , and the option exercise price per share as to 245,455 shares will be equal to the lesser of $4.75 per share or the price determined by the independent valuation . One-third of the option will vest on each of the first three anniversaries of Mr. Johnson’s date of hire, July 9, 2007. The option will be assumed by Echo and following the merger will represent the right to receive upon exercise shares of Echo common stock. The aggregate number of shares issuable upon exercise will be equal to 700,000 times the exchange ratio and the exercise price will equal the aggregate original exercise price divided by the exchange ratio. In addition, the agreement provides that Mr. Johnson shall be granted an additional option to purchase the common stock of Echo within fifteen (15) days following the availability of the final closing balance sheet information for the merger that will allow Echo to calculate the number of issued and outstanding shares resulting from the merger. This option, together with his XLNT option that will be exercisable to purchase Echo common stock, will be for a number of shares of Echo equal to three percent (3%) of the issued and outstanding stock of Echo following the merger. This additional option will be granted at a price determined by the board to be the fair market price per share as of the date of grant. Under the terms of the agreement, if XLNT terminates Mr. Johnson’s employment for any reason other than “cause,” or if he terminates his employment with XLNT for “good reason” (each as defined in the employment agreement), he is entitled to receive an amount equal to the sum of (x) the amount of his annual base salary and (y) an amount equal to his annual Base Bonus, payable over a twelve (12) month period. The agreement provides that if Echo terminates Mr. Johnson’s employment without cause, or if he terminates his employment for good reason, in either case, within twelve (12) months following a “Change in Control” (as defined in the employment agreement) of Echo, the severance described above shall be paid in a single lump sum within sixty (60) days following Mr. Johnson’s termination of employment. To receive the severance, Mr. Johnson must sign a release of claims against XLNT. Mr. Johnson will also be entitled to continuation of health benefits for the lesser of two years or his COBRA continuation coverage period. In addition, the stock options described above shall vest pro rata based on the number of months Mr. Johnson has worked since the last vesting date. The agreement also provides that if XLNT terminates Mr. Johnson’s employment without cause, or if he terminates his employment for good reason, in either case, within twelve (12) months following a “change in control” (to be defined in the option agreements), the options described above shall immediately fully vest and become exercisable. The agreement also contains certain non-competition and non-solicitation covenants that apply during his employment and for one year after his termination of employment. The agreement also contains a requirement that Mr. Johnson execute a confidentiality agreement. At the closing of the merger, Mr. Johnson will become the President and Chief Operating Officer of Echo, and Echo will assume the obligations of the employment agreement with Mr. Johnson.

Gregory J. Eisenhauer. In October 2007, XLNT entered into an employment agreement with Mr. Eisenhauer pursuant to which he serves as XLNT’s Chief Financial Officer until his employment is terminated for any reason. The agreement with Mr. Eisenhauer provides for an annual base salary of $240,000. The employment agreement also provides that XLNT may pay Mr. Eisenhauer a discretionary bonus for 2007, in an amount determined by the board of directors. For future years, Mr. Eisenhauer is entitled to earn an annual cash bonus in the amount of fifty percent (50%) of his annual base salary (the “Base Bonus”) upon the achievement of objectives and targets established by the board of directors, with an opportunity to earn up to an additional fifty percent (50%) of his annual base salary based on outstanding performance in relation to such objectives and targets. The objectives and targets for Mr. Eisenhauer will be set no later than ninety (90) days after the beginning of each year. Under the terms of the agreement, Mr. Eisenhauer will receive an option to purchase 350,000 shares of common stock of XLNT shortly following the execution of the agreement. The option exercise price per share as to 227,273 shares will be equal to the greater of $4.75 or a price determined by an independent valuation , and the option exercise price per share as to 122,727 will be equal to the lesser of $4.75 per share or the price determined by the independent valuation . One-third of the option will vest on each of the first three anniversaries of Mr. Eisenhauer’s date of hire, September 16, 2007. The option will be assumed by Echo following the merger and adjusted as described above regarding Mr. Johnson’s options. In addition, the agreement provides that Mr. Eisenhauer shall be granted an additional option to purchase the common stock of Echo within fifteen (15) days following the availability of the final closing balance sheet information for the merger that will allow Echo to calculate the number of issued and outstanding shares resulting from the merger. This option, together with his XLNT option will be exercisable to purchase Echo common stock, will be for a number of shares of Echo equal to one and a half percent (1.5%) of the issued and outstanding stock of Echo following the merger. This additional option will be granted at a price determined by the board to be the fair market price per share as of the date of grant. Under the terms of the agreement, if XLNT terminates Mr. Eisenhauer’s employment for any reason other than “cause,” or if he terminates his employment with XLNT for “good reason” (each as defined in the employment agreement), he is entitled to receive an amount equal to the sum of (x) the amount of his annual base salary and (y) an amount equal his annual Base Bonus, payable over a twelve (12) month period. The agreement provides that if Echo terminates Mr. Eisenhauer’s employment without cause, or if he terminates his employment for good reason, in either case, within twelve (12) months following a “change in control” (as defined in the employment agreement) of Echo, the severance described above shall be paid in a single lump sum within sixty (60) days following Mr. Eisenhauer’s termination of employment. To receive the severance, Mr. Eisenhauer must sign a release of claims against XLNT. Mr. Eisenhauer will also be entitled to continuation of health benefits for the lesser of two years or his COBRA continuation coverage period. In addition, the stock options described above shall vest pro rata based on the number of months Mr. Eisenhauer has worked since the last vesting date. The agreement also provides that if XLNT terminates Mr. Eisenhauer’s employment without cause, or if he terminates his employment for good reason, in either case, twelve (12) months following a “change in control” (to be defined in the option agreements), the options described above shall immediately fully vest and become exercisable. The agreement also contains certain non-competition and non-solicitation covenants that apply during his employment and for one year after his termination of employment. The agreement also contains a requirement that Mr. Eisenhauer execute a confidentiality agreement. At the closing of the merger, Mr. Eisenhauer will become Chief Financial Officer of Echo, and Echo will assume the obligations of the employment agreement with Mr. Eisenhauer.

George A. Villasana. In June 2007, XLNT entered into an employment agreement with Mr. Villasana pursuant to which he serves as XLNT’s General Counsel and Secretary. In October 2007, XLNT entered into an amended and restated agreement to replace Mr. Villasana’s June 2007 employment agreement, pursuant to which he will continue to serve as XLNT’s General Counsel and Secretary until his employment is terminated for any reason. The agreement with Mr. Villasana provides for an annual base salary of $240,000. The employment agreement also provides that XLNT may pay Mr. Villasana a discretionary bonus for 2007, in an amount determined by the board of directors. For future years, Mr. Villasana is entitled to earn an annual cash bonus in the amount of fifty percent (50%) of his annual base salary (the “Base Bonus”) upon the achievement of objectives and targets established by the board of directors, with an opportunity to earn up to fifty percent (50%) of his annual base salary based on outstanding performance in relation to such objectives and targets. The objectives and targets for Mr. Villasana will be set no later than ninety (90) days after the beginning of each year. Under the terms of the agreement, Mr. Villasana will receive an option to purchase 130,000 shares of common stock of XLNT shortly following the execution of the agreement. The option exercise price per share as to 48,182 shares will be equal to the greater of $4.75 or a price determined by an independent valuation , and the option exercise price per share as to 81,818 shares will be equal to the lesser of $4.75 per share or the price determined by the independent valuation . One-third of the option will vest on each of the first three anniversaries of Mr. Villasana’s date of hire, June 12, 2007. The option will be in addition to the option to purchase 100,000 shares he previously received with an exercise price of $4.75 per share. Both of these options will be assumed by Echo following the merger and adjusted as described above regarding Mr. Johnson’s options. In addition, the agreement provides that Mr. Villasana shall be granted an additional option to purchase the common stock of Echo within fifteen (15) days following the availability of the final closing balance sheet information for the merger that will allow Echo to calculate the number of issued and outstanding shares resulting from the merger. This option, together with his two XLNT options that will be exercisable to purchase Echo common stock, will be for a number of shares of Echo equal to one percent (1%) of the issued and outstanding stock of Echo following the merger. This additional option will be granted at a price determined by the board to be the fair market price per share as of the date of grant. Under the terms of the agreement, if XLNT terminates Mr. Villasana’s employment for any reason other than “cause,” or if he terminates his employment with XLNT for “good reason” (each as defined in the employment agreement), he is entitled to receive an amount equal to the sum of (x) the amount of his annual base salary and (y) an amount equal to his annual Base Bonus, payable over a twelve (12) month period. The agreement provides that if Echo terminates Mr. Villasana’s employment without cause, or if he terminates his employment for good reason, in either case, within twelve (12) months following a “Change in Control” (as defined in the employment agreement) of Echo, the severance described above shall be paid in a single lump sum within sixty (60) days following Mr. Villasana’s termination of employment. To receive the severance, Mr. Villasana must sign a release of claims against XLNT. Mr. Villasana will also be entitled to continuation of health benefits for the lesser of two years or his COBRA continuation coverage period. In addition, the stock options described above shall vest pro rata based on the number of months Mr. Villasana has worked since the last vesting date. The agreement also provides that if XLNT terminates Mr. Villasana’s employment without cause, or if he terminates his employment for good reason, in either case, twelve (12) months following a “Change in Control” (to be defined in the option agreements), the options described above (except the option for 100,000 shares he previously received) shall immediately fully vest and become exercisable. The option for 100,000 shares he previously received will be governed in accordance with the terms of that option agreement which provides that such option will vest upon consummation of the merger. The agreement also contains certain non-competition and non-solicitation covenants that apply during his employment and for one year after his termination of employment. The agreement also contains a requirement that Mr. Villasana execute a confidentiality agreement. At the closing of the merger, Mr. Villasana will become General Counsel of Echo, and Echo will assume the obligations of the employment agreement with Mr. Villasana.

2006 Outstanding Equity Awards At Fiscal Year-End

XLNT’s stock option plan is administered by its compensation committee. Generally, stock options grants are made on an annual basis and upon the hiring of key employees in competitive amounts as determined by the compensation committee. Stock options for XLNT’s executive officers have generally vested as follows: 25% on the one year anniversary of the grant date and 2.083% of the remaining options for each month following the anniversary date , subject to accelerated vesting upon a “change in control” (which in some option agreements includes the merger) . However, in connection with the implementation of the employment agreements between XLNT and each of Messrs. Johnson, Eisenhauer and Villasana, 33% of the newly granted options will vest on each anniversary of the respective optionee’s date of hire , subject to accelerated vesting in connection with the termination of employment following a “change in control” . See “XLNT Compensation Discussion and Analysis — Employment Agreements”. T he exercise price for each previously received optio n granted to date under XLNT’s stock option plan has been not less than the fair market value per share as of the grant date, as determined by the board . Therefore, stock options granted to date have value only if the market price of XLNT’s common stock increases after the date of grant.

The following table sets forth certain information regarding equity-based awards held by XLNT’s chief executive officer as of December 31, 2006, which consists solely of stock options.

Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) UnExercisable (1)	Option Exercise Price ($)	Option Expiration Date
Robert Wallace	—	65,000	$4.40	8/28/11

(1)	The unexercisable options shall vest as follows: 25% on August 28, 2007 and 2.083% of the remaining options for each month following August 28, 2007.

2006 Director Compensation

Each of XLNT’s non-employee directors receives the following annual fees for service on XLNT’s board of directors:

•	$500 for each board meeting attended; and

•	Expense reimbursement in connection with board and committee meeting attendance.

In addition, each non-employee director receives an annual grant of options to purchase 18,000 shares of common stock of XLNT each fiscal year. Each grant of options to a non-employee director vests immediately upon the grant date and shall remain exercisable for a term of five (5) years for so long as the director remains a member of the board. The options are exercisable at a price per share equal to the fair market value thereof on the grant date. In August 2006, each of the directors listed below received an option to purchase 18,000 shares of common stock of XLNT with an exercise price of $4.40.

The table below sets forth compensation paid to XLNT’s non-employee directors during 2006 who also are expected to serve as directors of Pet DRx following the merger.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Richard Johnston	1,500	14,580	16,080
Zubeen Shroff	1,000	14,580	15,580
Joel Kanter	—	14,580	14,580

(1)	The grant date fair value of this option award is $0.81 per share calculated in accordance with FAS 123(R).

Related Persons Transactions

Mr. Joel Kanter, a current director of XLNT, is both President and a director of Echo. As discussed herein, Echo and XLNT have signed a merger agreement with respect to the proposed merger.

In connection with the private placement by XLNT completed in February 2006 of 9,925,000 shares of Series A convertible preferred stock for gross cash proceeds of $22 million, for services rendered on behalf of the placement agent, Joel Kanter received from the placement agent warrants to purchase 20,000 shares of Series A convertible preferred stock or common stock with an exercise price of $2.40.

On February 1, 2007, as part of a bridge investment with a limited group of sophisticated investors, which included certain parties with pre-existing relationships, XLNT issued 3,545 shares of Series B preferred stock to Camden Partners Strategic Fund III, L.P. and Camden Strategic Partners Fund III-A, L.P. (collectively, the “Camden entities”) and 3,545 shares of Series B preferred stock to Galen Partners IV, L.P., Galen Partners International IV, L.P., and Galen Employee Fund IV, L.P. (collectively, the “Galen entities”), each at an effective purchase price per share of $423.20 per share. This effective purchase price reflected XLNT’s decision to grant a reduction in the purchase price of $460 per share and a waiver of the placement agent fees by the placement agent with respect to the sale of such shares in return for immediate funding to enable XLNT to consummate a number of significant and strategic acquisitions of veterinary hospitals. The Camden entities are greater than 5% shareholders of XLNT, and Richard Johnston, a director of XLNT, serves as a managing member of Camden Partners Holdings, LLC, which serves as the general partner of the Camden entities. The Galen entities are greater than 5% shareholders of XLNT and Zubeen Shroff, a director of XLNT, serves as a managing member of the general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P.

On February 13, 2007, as part of a private placement to sophisticated investors, the Camden entities purchased 1,579 shares of Series B preferred stock a purchase price of $475 per share.

See “Beneficial Ownership of Securities — Security Ownership of Certain Beneficial Owners and Officers and Directors of XLNT” for information on the beneficial ownership of XLNT’s securities by directors and officers of XLNT and their affiliates.

Compensation Committee Interlocks and Insider Participation

The compensation committee of XLNT consists of two members. None of XLNT’s executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of XLNT’s board of directors or compensation committee.

Equity Compensation Plan Information for XLNT

The following table provides information about the securities authorized for issuance under XLNT’s equity compensation plan as of December 31, 2006:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	276,000	$3.88	—	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	276,000	$3.88	—	(2)

(1)	Includes XLNT’s 2004 Stock Option Plan (the “Plan”).

(2)	At December 31, 2006, there was a deficit of 20,500 shares available for future grant, plus the amount of options that expire or are cancelled or forfeited in the future. In May of 2007, stockholder approval was obtained to increase the authorized Plan shares by 975,000 shares.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Officers and Directors of Echo

The following table sets forth information regarding the beneficial ownership of our common stock as of September 30, 2007 and after consummation of the merger by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock on September 30, 2007;

•	each of our current officers and directors; and

•	all our current officers and directors as a group.

For more information on the beneficial ownership of Echo following the consummation of the merger, please see “Security Ownership of Certain Beneficial Owners and Officers and Directors of Echo Following the Merger.”

	Beneficial ownership of Echo common stock on September 30, 2007		Beneficial ownership of Echo common stock after the consummation of the merger
Name and Address of Beneficial Owner (1)	Number of Shares	Percent of Class before Merger	Number of Shares	Percent of Class after Merger
Eugene A. Bauer	111,607	1.3	111,607	*
Gene E. Burleson (2)	357,907	4.1	606,585	2.4
Gary A. Brukardt (3)	123,449	1.4	146,473	*
Alastair Clemow (4)	115,308	1.3	127,808	*
Joel Kanter (5)	97,656	1.1	191,160	*
Kevin Pendergest (6)	117,158	1.3	135,908	*
Richard Martin (7)	169,173	1.9	251,220	1.0
Windy City, Inc. (5)	20,427	*	30,844	*
Chicago Investments, Inc. (8)	449,815	5.1	909,662	3.6
D.B. Zwirn & Co. (9)(10)	475,000	5.4	475,000	1.9
Fir Tree, Inc.(11)	573,500	6.6	573,500	2.3
The Baupost Group, L.L.C. (12)	684,700	7.8	684,700	2.7
Azimuth Opportunity, Ltd. (13)	497,200	5.7	497,200	2.0
David M. Knott and Dorset Management Corporation (14)	615,000	7.9
All current Echo directors and executive officers as a group (7 individuals)	1,112,685	12.7	1,601,605	6.4
HBK Investments L.P. (15)	858,800	9.8

*	Less than 1%.

(1)	Unless otherwise indicated, the business address of each of the individuals is 8000 Towers Crescent Drive, Suite 1300, Vienna, Virginia 22182.

(2)	Post-merger beneficial ownership includes 248,678 shares of common stock issuable upon exercise of warrants that become exercisable upon the date of consummation of the merger.

(3)	Post-merger beneficial ownership includes 23,024 shares of common stock issuable upon exercise of warrants that become exercisable upon the date of consummation of the merger.

(4)	Post-merger beneficial ownership includes 12,500 shares of common stock issuable upon exercise of warrants that become exercisable upon the date of consummation of the merger.

(5)	Post-merger beneficial ownership includes 93,504 shares of common stock issuable upon exercise of warrants that become exercisable upon the date of consummation of the merger. Mr. Kanter is the president and a director of Windy City, Inc. As such, Mr. Kanter exercises discretionary voting power over shares held by Windy City. Windy City’s post-merger beneficial ownership includes 10,417 shares of common stock issuable upon exercise of warrants that become exercisable upon the date of consummation of the merger

(6)	Post-merger beneficial ownership includes 18,750 shares of common stock issuable upon exercise of warrants that become exercisable upon the date of consummation of the merger.

(7)	Post-merger beneficial ownership includes 82,047 shares of common stock issuable upon exercise of warrants that become exercisable upon the date of consummation of the merger.

(8)	Chicago Investments, Inc. is a majority-owned subsidiary of Chicago Holdings, Inc., which is ultimately owned by entities controlled by, or established for the benefit of, the Kanter family (consisting generally of the descendants of Beatrice & Maurice Kanter and Henry & Helen Krakow). Joshua S. Kanter, Joel Kanter’s brother, is the President and a director of both corporations. Joel Kanter is neither an officer nor a director of these entities. Chicago Investments, Inc.’s post-merger beneficial ownership includes 459,847 shares of common stock issuable upon exercise of warrants that become exercisable upon the date of consummation of the merger.

(9)	According to the Schedule 13G/A filed October 2, 2007, D.B. Zwirn & Co., L.P., D.B. Zwirn Special Opportunities Fund, Ltd., D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn collectively beneficially owned 965,867 shares of Echo common stock, representing approximately 11.04% of the shares of Echo common stock outstanding on the Echo record date. The address for each of these parties, other than D.B. Zwirn Special Opportunities Fund, Ltd., is 745 Fifth Avenue, 18th Floor, New York NY 10151. The address for D.B. Zwirn Special Opportunities Fund, Ltd. is c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896 George Town, Harbour Centre, 2nd Floor, Grand Cayman, Cayman Islands, British West Indies.

(10)	The post-merger percentage calculation assumes that the beneficial owner does not hold any shares of XLNT or any options or warrants of Echo or XLNT that are or will become exercisable within 60 days of the consummation of the merger.

(11)	According to the Schedule 13G/A filed February 14, 2007, Sapling, LLC, Fir Tree Recovery Master Fund, L.P. and Fir Tree, Inc. collectively beneficially owned 573,500 shares of Echo common stock, representing approximately 6.6% of the shares of Echo common stock outstanding on the Echo record date. The business address of Fir Tree, Inc. and Sapling, LLC is 505 Fifth Avenue 23rd Floor, New York, NY 1001, and the address of Fir Tree Recovery Master Fund, L.P. is c/o Admiral Administration Ltd., Admiral Financial Center, 5th Floor, 90 Fort Street, Box 32021 SMB, Grand Cayman, Cayman Islands.

(12)	According to the Schedule 13G filed February 13, 2007, The Baupost Group, L.L.C., SAK Corporation and Seth Klaraman collectively beneficially owned 684,700 shares of Echo common stock, representing approximately 7.8% of the shares of Echo common stock outstanding on the Echo record date. The business address for these entities is 10 St. James Avenue, Suite 2000, Boston, Massachusetts 02116.

(13)	According to the Schedule 13G filed July 26, 2006, Azimuth Opportunity, Ltd. beneficially owned 497,200 shares of Echo common stock, representing approximately 5.7% of the shares of Echo common stock outstanding on the Echo record date. The business address is Azimuth Opportunity, Ltd., c/o WSmiths Finance, Nemours Chambers, P.O. Box 3170, Road Town, Tortola, British Virgin Islands.

(14)	According to the Schedule 13G filed May 9, 2006, David M. Knott and Dorset Management Corporation reported beneficial ownership of 615,000 shares of Echo common stock, representing approximately 7.9% of the shares of Echo common stock outstanding on the Echo record date. The business address for these entities is 485 Underhill Boulevard, Suite 205, Syosset, New York 11791.

(15)	According to the Schedule 13G filed August 3, 2007, HBK Investments L.P., HBK Services LLC, HBK Partners II L.P., HBK Management LLC and HBK Master Fund L.P collectively beneficially owned 858,800 shares of Echo common stock, representing approximately 9.8% of the shares of Echo common stock outstanding on the Echo record date. The business address for these entities is 300 Crescent Court, Suite 700, Dallas, Texas 75201.

Security Ownership of Certain Beneficial Owners and Officers and Directors of XLNT

The following table sets forth information pertaining to the beneficial ownership of the outstanding shares of XLNT’s common stock, Series A preferred stock and Series B preferred stock as of September 30, 2007 by (a) persons known to XLNT to own more than five percent of the outstanding shares of XLNT’s common stock, Series A preferred stock or Series B preferred stock, (b) each director and named executive officer of XLNT and (c) XLNT’s current directors and executive officers as a group. The information contained herein has been obtained from XLNT’s records and from information furnished to XLNT by each individual. XLNT knows of no person who owns, beneficially or of record, either individually or with associates, more than 5% of XLNT’s common stock, Series A preferred stock or Series B preferred stock, except as set forth below.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock	Approximate Percentage of Outstanding Common Stock	Number of Shares of Series A Preferred Stock	Approximate Percentage of Outstanding Series A Preferred Stock	Number of Shares of Series B Preferred Stock	Approximate Percentage of Outstanding Series B Preferred Stock
Camden entities (2)	323,000	5.9%	1,795,000	18.1%	5,124	15.8%
Galen entities (3)	—	—	5,000,000	50.4%	3,545	10.9%
W. James Edwards (4)	687,125	12.5%	—	*	—	*
Richard M. Johnston (5)	328,625	6.0%	1,795,000	18.1%	5,124	15.8%
Joel Kanter (6)	125,625	2.3%	—	*	—	*
J. David Reed	660,000	12.0%	—	*	—	*
Keith Rosenbloom (7)	257,843	4.6%	—	*	—	*
Zubeen Shroff (8)	5,625	*	5,000,000	50.4%	3,545	10.9%
Robert Wallace (9)	1,997,977	36.1%	—	*	—	*
Vinton Rollins (10)	927,000	16.8%	—	*	—
Microcapital Fund LP (11)	—	*	—	*	4,598	14.2%
Straus Partners (12)	50,000	*	—	*	3,157	9.7%
Wynnefield Partners Small Cap (13)	96,000	1.7%	—	*	6,315	19.5%
All current XLNT directors and executive officers as a group (7 individuals) (14)	4,062,819	70%	6,795,000	68.5%	8,669	26.7%

*	less than 1%.

(1)	Unless otherwise indicated, the business address of each of the individuals is 560 South Winchester Blvd., Suite 500, San Jose, California 95128.

(2)	The business address is 500 East Pratt Street, Suite 1200, Baltimore, MD 21202. Includes 310,112 shares of common stock, 1,723,380 shares of Series A Preferred Stock and 4,983 shares of Series B preferred stock owned by Camden Partners Strategic Fund III, L.P. and 12,888 shares of common stock, 71,620 shares of Series A Preferred Stock and 141 shares of Series B preferred stock owned by Camden Partners Strategic Fund III-A, L.P. Richard M. Johnston is a managing member of Camden Partners Strategic Manager, LLC, the managing member of Camden Partners Strategic III, LLC, the general partner of the Camden Funds. The other managing members of Camden Partners Strategic Manager, LLC, are David L. Warnock, Richard M. Berkeley, and Donald W. Hughes. Mr. Johnson disclaims beneficial ownership of the shares of XLNT owned by the various Camden Funds.

(3)	The business address is 680 Washington Boulevard, 11th Floor, Stamford, CT 06901. Includes 4,625,427 shares of Series A Preferred Stock and 3,279 shares of Series B preferred stock owned by Galen Partners IV, L.P., 367,440 shares of Series A Preferred Stock and 261 shares of Series B preferred stock owned by Galen Partners International IV, L.P., and 7,133 shares of Series A Preferred Stock and 5 shares of Series B preferred stock owned by Galen Employee Fund IV, L.P. Claudius IV, L.L.C. serves as general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P. The managing members of Claudius IV, LLC are Zubeen Shroff, a director of XLNT, Bruce Wesson, L. John Wilkerson and David Jahns. Each of Messrs. Shroff, Wesson, Wilkerson and Jahns disclaim beneficial ownership of the shares of XLNT held by Galen Partners IV, L.P. and Galen Partners International IV, L.P. Wesson Enterprises, Inc., which is controlled by Mr. Wesson, is the general partner of Galen Employee Fund IV, L.P. Mr. Wesson disclaims beneficial ownership of the shares of XLNT held by Galen Employee Fund IV, L.P.

(4)	Includes 654,500 shares of common stock owned by Edwards Affiliated Holdings, LLC, of which Mr. Edwards is manager, and 5,625 shares of common stock issuable to Mr. Edwards upon exercise of options exercisable within 60 days of September 30, 2007.

(5)	The business address is 500 East Pratt Street, Suite 1200, Baltimore, MD 21202. Includes 310,112 shares of common stock, 1,723,380 shares of Series A Preferred Stock and 4,983 shares of Series B preferred stock owned by Camden Partners Strategic Fund III, L.P. and 12,888 shares of common stock, 71,620 shares of Series A Preferred Stock and 141 shares of Series B preferred stock owned by Camden Partners Strategic Fund III-A, L.P. and 5,625 shares of common stock issuable to Mr. Johnston upon exercise of options exercisable within 60 days of September 30, 2007. Richard M. Johnston is a managing member of Camden Partners Strategic Manager, LLC, the managing member of Camden Partners Strategic III, LLC, the general partner of the Camden Funds. The other managing members of Camden Partners Strategic Manager, LLC, are David L. Warnock, Richard M. Berkeley, and Donald W. Hughes. Mr. Johnson disclaims beneficial ownership of the shares of XLNT owned by the various Camden Funds.

(6)	The business address of Mr. Kanter is 8000 Towers Crescent Drive, Suite 1300, Vienna, Virginia 22182. Includes: (i) 25,625 shares of common stock issuable to Mr. Kanter upon exercise of options or warrants exercisable within 60 days of September 30, 2007 over which he exercises sole investment and voting control and (ii) 75,000 shares of common stock owned by Kanter Family Foundation, an Illinois not-for-profit corporation (“KFF”) over which Mr. Kanter, as KFF’s President, is deemed to have sole investment and voting control.

(7)	Includes 152,843 shares of common stock issuable to Mr. Rosenbloom upon exercise of options or warrants exercisable within 60 days of September 30, 2007.

(8)	The business address is 680 Washington Boulevard, 11th Floor, Stamford, CT 06901. Includes 4,625,427 shares of Series A Preferred Stock and 3,279 shares of Series B preferred stock owned by Galen Partners IV, L.P., 367,440 shares of Series A Preferred Stock and 261 shares of Series B preferred stock owned by Galen Partners International IV, L.P., and 7,133 shares of Series A Preferred Stock and 5 shares of Series B preferred stock owned by Galen Employee Fund IV, L.P. and 5,625 shares of common stock issuable to Mr. Shroff upon exercise of options exercisable within 60 days of September 30, 2007. Claudius IV, L.L.C. serves as general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P. The managing members of Claudius IV, LLC are Zubeen Shroff, a director of XLNT, Bruce Wesson, L. John Wilkerson and David Jahns. Each of Messrs. Shroff, Wesson, Wilkerson and Jahns disclaim beneficial ownership of the shares of XLNT held by Galen Partners IV, L.P. and Galen Partners International IV, L.P. Wesson Enterprises, Inc., which is controlled by Mr. Wesson, is the general partner of Galen Employee Fund IV, L.P. Mr. Wesson disclaims beneficial ownership of the shares of XLNT held by Galen Employee Fund IV, L.P.

(9)	Includes 627,664 shares of common stock owned by Gateway Advisors, of which Mr. Wallace has a majority interest, and 20,313 shares of common stock issuable to Mr. Wallace upon exercise of options exercisable within 60 days of September 30, 2007.

(10)	The business address is 630 Fifth Avenue, Suite 2950, New York, New York 10111.

(11)	The business address is 623 Fifth Avenue, Suite 2502, New York, New York 10022. Includes 3,712 shares of Series B preferred stock owned by Microcapital Fund LP and 886 shares of Series B Preferred Stock owned by Microcapital Fund LP (Cayman).

(12)	The business address is 605 Third Avenue, New York, New York 10158. Includes 50,000 shares of common stock owned by Strauss Healthcare LLP, 1,421 shares of Series B Preferred stock owned by Straus Partners, LP and 1,736 shares of Series B Preferred Stock owned by Straus-Gept Partners, LP.

(13)	The business address is 450 Seventh Avenue, Suite 509, New York, New York 10123. Includes 48,000 shares of common stock owned by Wynnfield Capital Small Cap LLP, 1,684 shares of Series B Preferred stock owned by Wynnefield Partners Small Cap Value, LP, 2,105 shares of Series B Preferred Stock owned by Wynnefield Partners Small Cap Value, LP I and 2,526 shares of Series B Preferred Stock owned by Wynnefield Partners Small Cap Value Offshore Fund, LP

(14)	Includes 296,155 shares of common stock issuable upon exercise of options or warrants exercisable within 60 days of September 30, 2007.

Security Ownership of Certain Beneficial Owners and Officers and Directors of Echo Following the Merger

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Echo or its securities, the Echo founding stockholders, and/or their affiliates, may enter into a written plan to purchase Echo securities pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934. Further, Echo founding stockholders, and/or their affiliates, may engage in other permissible public market purchases, as well as private purchases, of securities at anytime prior to the special meeting of stockholders. The ownership percentages listed below do not include any such shares which may be purchased after September 30, 2007 .

The following table sets forth information regarding the beneficial ownership of Echo common stock immediately following the merger based on the number of shares of Echo common stock and XLNT common stock outstanding as of September 30, 2007 by:

•	each person known by us to be the beneficial owner of more than 5% of Echo outstanding shares of common stock after the consummation of the merger;

•	each person who will be a director or executive officer after the consummation of the merger; and

•	all of our officers and directors as a group after the consummation of the merger.

This table is based on an exchange ratio in the merger of 0.7808 shares of Echo common stock, assumed options or assumed warrants for each share of XLNT common stock or options or warrants to purchase XLNT common stock outstanding and assumes that (i) no holder of shares of Echo’s common stock issued in its initial public offering converts such shares into cash, (ii) approximately 15,800,594 shares are issued to XLNT stockholders in the merger and that 24,550,594 shares of common stock will be outstanding upon consummation, (iii) 2,154,167 shares of Echo common stock will be issued to holders of outstanding XLNT options, warrants and convertible debt upon the exercise thereof in the merger, (iv) all shares held in escrow are released to the holders and not cancelled, and (v) none of the shares of Echo common stock issuable upon exercise of its outstanding warrants or warrants that are part of outstanding units are issued, other than as set forth in the footnotes to the table with respect to specific holders.

Name and Address of Beneficial Owner (1)	Number of Shares	Percent of Class after Merger
Gene E. Burleson (2)	624,062	2.52%
Gregory J. Eisenhauer (3)
Joel Kanter (4)	320,092	1.30%
Richard Martin (5)	251,220	1.02%
Robert Wallace (6)(3)	1,594,912	6.48%
Zubeen Shroff (7)	4,185,186	17.04%
Steven T. Johnson (3)
Richard Johnston (8)	2,058,208	8.38%
J. David Reed (9)	515,328	2.10%
George Villasana (3)(10)	78,080	0.32%
Camden entities (11)	2,053,816	8.37%
Galen entities (12)	4,180,794	17.03%
All post-merger directors and executive officers as a group (8 individuals) (13)	9,627,088	38.29%

*	Less than 1%.

(1)	Unless otherwise indicated, the business address of each of the individuals is 8000 Towers Crescent Drive, Suite 1300, Vienna, Virginia 22182.

(2)	Post-merger beneficial ownership includes 248,678 shares of common stock issuable upon exercise of warrants that become exercisable upon the date of consummation of the merger and assumed options to acquire 1,171 shares of Echo.

(3)	Under such executive officer’s employment, prior to completion of the merger, such executive officer will receive options to acquire XLNT common stock, which will represent options to acquire Echo common stock upon completion of the merger, and, following completion of the merger, additional options to acquire Echo common stock. See “XLNT Compensation Discussion and Analysis — Employment Agreements” for futher details. The business address is 560 South Winchester Blvd., Suite 500, San Jose, California 95128.

(4)	Post-merger beneficial ownership includes: (i) 93,504 shares of common stock issuable upon exercise of warrants exercisable upon the date of consummation of the merger and assumed options to acquire 20,008 shares of Echo, (ii) 10,417 shares of common stock issuable upon exercise of warrants that become exercisable upon the consummation of the merger owned by Windy City, Inc., a Delaware corporation (“WCI”) over which Mr. Kanter, as WCI’s President, is deemed to have sole investment and voting control and (iii) 58,560 shares of common stock owned by Kanter Family Foundation, an Illinois not-for-profit corporation (“KFF”) over which Mr. Kanter, as KFF’s President, is deemed to have sole investment and voting control.

(5)	Post-merger beneficial ownership includes 82,047 shares of common stock issuable upon exercise of warrants that become exercisable upon the date of consummation of the merger.

(6)	Post-merger beneficial ownership will include assumed options to acquire 50,752 shares of Echo common stock and 490,080 shares of Echo common stock owned by Gateway Advisors, of which Mr. Wallace has a majority interest. The business address is 560 South Winchester Blvd., Suite 500, San Jose, California 95128.

(7)	The business address is 680 Washington Boulevard, 11th Floor, Stamford, Connecticut 06901. Post-merger beneficial ownership will include 3,867,558 shares of Echo common stock owned by Galen Partners IV, L.P., 307,276 shares of Echo common stock owned by Galen Partners International IV, L.P., and 5,960 shares of Echo common stock owned by Galen Employee Fund IV, L.P. and 4,392 shares of common stock issuable to Mr. Shroff. Mr. Shroff is a Managing Director of Galen Associates, which serves as investment advisor to Galen Partners IV, L.P., Galen Partners International IV, L.P. and Galen Employee Fund IV, L.P. Claudius IV, L.L.C. serves as general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P. The managing members of Claudius IV, LLC are Zubeen Shroff, a director of XLNT, Bruce Wesson, L. John Wilkerson and David Jahns. Wesson Enterprises, Inc., which is controlled by Mr. Wesson, is the general partner of Galen Employee Fund IV, L.P.

(8)	The business address is 500 East Pratt Street, Suite 1200, Baltimore, MD 21202. Post-merger beneficial ownership will includes 1,976,823 shares of Echo common stock owned by Camden Partners Strategic Fund III, L.P. and 76,993 shares of Echo common stock owned by Camden Partners Strategic Fund III-A, L.P. and 4,392 shares of common stock issuable to Mr. Johnston. Richard M. Johnston is a managing member of Camden Partners Strategic Manager, LLC, the managing member of Camden Partners Strategic III, LLC, the general partner of the Camden Funds. The other managing members of Camden Partners Strategic Manager, LLC, are David L. Warnock, Richard M. Berkeley, and Donald W. Hughes.

(9)	The business address is 560 South Winchester Boulevard, Suite 500, San Jose, California 95128.

(10)	Post-merger beneficial ownership includes 78,080 shares of Echo Common Stock issuable upon exercise of options that become exercisable upon the date of consummation of the merger.

(11)	The business address is 500 East Pratt Street, Suite 1200, Baltimore, MD 21202. Post-merger beneficial ownership will include 1,976,823 shares of Echo common stock owned by Camden Partners Strategic Fund III, L.P. and 76,993 shares of Echo common stock owned by Camden Partners Strategic Fund III-A, L.P. Richard M. Johnston is a managing member of Camden Partners Strategic Manager, LLC, the managing member of Camden Partners Strategic III, LLC, the general partner of the Camden Funds. The other managing members of Camden Partners Strategic Manager, LLC, are David L. Warnock, Richard M. Berkeley, and Donald W. Hughes.

(12)	The business address is 680 Washington Boulevard, 11th Floor, Stamford, Connecticut 06901. Post-merger beneficial ownership will include 3,867,558 shares of Echo common stock owned by Galen Partners IV, L.P., 307,276 shares of Echo common stock owned by Galen Partners International IV, L.P., and 5,960 shares of Echo common stock owned by Galen Employee Fund IV, L.P. Mr. Shroff is a Managing Director of Galen Associates, which serves as investment advisor to Galen Partners IV, L.P., Galen Partners International IV, L.P. and Galen Employee Fund IV, L.P. Claudius IV, L.L.C. serves as general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P. The managing members of Claudius IV, LLC are Zubeen Shroff, a director of XLNT, Bruce Wesson, L. John Wilkerson and David Jahns. Wesson Enterprises, Inc., which is controlled by Mr. Wesson, is the general partner of Galen Employee Fund IV, L.P.

(13)	Includes 656,296 shares of Echo common stock issuable upon exercise of options or warrants exercisable immediately following the merger.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Echo

The shares of Echo common stock, warrants and units are currently traded on the Over-the-Counter Bulletin Board under the symbols “EHHA.OB”, “EHHAW.OB” and “EHHAU.OB,” respectively. The closing price for each share of common stock, warrant and unit of Echo on September 8, 2006, the last trading day before the announcement of the execution of the original merger agreement, was $7.40, $0.70 and $8.00, respectively. Echo units commenced public trading on March 22, 2006, and common stock and warrants commenced public trading on June 6, 2006.

The closing price per share of Echo common stock, warrants and units as reported on the Over-the-Counter Bulletin Board on , 2007, the most recent trading day practicable before the printing of this document, was $        , $         and $        , respectively.

The table below sets forth, for the calendar quarters indicated, the high and low bid prices of the Echo common stock, warrants and units as reported on the Over-the-Counter Bulletin Board. The over-the-counter market quotations reported below reflect inter-dealer prices, without markup, markdown or commissions and may not represent actual transactions.

	Common Stock		Warrants		Units
Quarter Ended	High	Low	High	Low	High	Low
March 31, 2006 (1)	N/A	N/A	N/A	N/A	$8.27	$8.15
June 30, 2006 (2)	$7.40	$7.20	$0.85	$0.78	$8.75	$7.94
September 30, 2006	$7.49	$7.24	$0.79	$0.64	$8.50	$7.87
December 31, 2006	$7.44	$7.38	$0.92	$0.62	$8.35	$8.00
March 31, 2007	$7.69	$7.46	$1.05	$0.79	$8.65	$8.30
June 30, 2007	$7.82	$7.61	$1.17	$0.93	$8.80	$8.45
September 30, 2007	$7.81	$7.65	$1.04	$0.87	$8.80	$8.50
October 1, 2007 through October 18, 2007	$7.90	$7.80	$1.13	$1.02	$9.90	$8.65

No cash dividends have been paid to Echo’s stockholders since its inception.

Holders of Echo common stock, warrants and units should obtain current market quotations for their securities. The market price of Echo common stock, warrants and units could vary at any time before the merger.

The capital stock of XLNT is not publicly traded, and no market information related to its capital stock is available. No cash dividends have been paid to XLNT’s stockholders since its inception.

Echo Dividend Policy Following the Merger

We do not at this time intend for Echo to pay any dividends on its shares of common stock for the foreseeable future. Rather, it will reinvest any earnings back into the company. Any loan or credit facilities that Echo is party to likely will limit its ability to pay dividends.

DESCRIPTION OF ECHO’S SECURITIES FOLLOWING THE MERGER

The following description of the material terms of the capital stock and warrants of Echo following the merger includes a summary of specified provisions of the amended and restated certificate of incorporation of Echo and bylaws of Echo that will be in effect upon completion of the merger. This description is subject to the relevant provisions of Delaware General Corporation Law and is qualified by reference to Echo’s amended and restated certificate of incorporation, a copy of which is attached as Annex B.

General

Echo’s authorized capital stock following the merger will consist of 100,000,000 shares of all classes of capital stock, of which 90,000,000 will be shares of common stock, par value, $0.0001 per share, and 10,000,000 will be shares of preferred stock, par value of $0.0001 per share.

Common Stock

The holders of Echo’s shares of common stock following the merger are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to the shares of preferred stock, the holders of the shares of common stock of Echo are entitled to receive dividends if and when declared by the board of directors of Echo. Subject to the prior rights of the holders, if any, of the preferred shares, the holders of the Echo’s shares of common stock are entitled to share ratably in any distribution of the assets of Echo upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

Under the terms of the public offering by Echo the following shares owned by the founding stockholders were placed into an escrow account maintained by Corporate Stock Transfer, Inc., acting as escrow agent. These shares will be released from escrow in two equal increments:

•	781,250 shares on the expiration of three years from March 17, 2006; and

•	781,250 shares upon the completion of an Acquisition and the last sale price of the Company’s common stock thereafter equals or exceeds $11.50 per share for any 20 trading days within any 30 trading day period beginning after the Company completes its initial Acquisition.

The foregoing restrictions are subject to certain limited exceptions such as transfers to family members and trusts for estate planning purposes, upon death of an escrow depositor, transfers to an estate or beneficiaries, or other specified transfers. Even if transferred under these circumstances, the shares will remain in the escrow account. The shares will be released from escrow prior to the above dates only if following the initial Acquisition, the Company consummates a transaction in which all of the stockholders of the combined entity have the right to exchange their shares of common stock for cash, securities or other property. If the price of the Company’s common stock fails to reach the trigger price for the required number of trading days described above, the 781,250 shares subject to this condition will remain in escrow until a transaction is consummated in which all stockholders of the combined entity have the right to exchange their common stock for cash, securities or other property, or until the Company ceases operations.

The shares placed in escrow subject to performance and market conditions as defined in the agreement, the attainment of which can not be assured, are considered contingent shares. As a result, these shares are not included in the income (loss) per common share calculations. The agreement provides that the shares are to be released to the initial stockholders (all of whom are officers and/or directors or are a related party to an officer and director) upon meeting certain performance and market conditions. Accordingly, the Company may be required to recognize a charge based on the fair value of the shares at the time the shares are released from the escrow. (The amount of such charge could be equal to the number of shares times the market value at such date. Based on the target price of $11.50, such charge would be approximately $8,984,000.)

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series and the board of directors of Echo, without approval of the stockholders, is authorized to designate series of preferred stock and to fix the rights, privileges, restrictions and conditions to be attached to each such series of shares of preferred stock. The issuance of shares of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Echo’s common stock.

As of the date of this document, there are no outstanding shares of preferred stock of any series.

Unissued Shares of Capital Stock

Common Stock. After the merger, and assuming that all XLNT options and warrants are exercised prior to the merger, Echo will have outstanding approximately 26,704,761 shares of common stock assuming that none of the public stockholders elect to exercise their conversion rights. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances Echo could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with the Echo’s board of directors in opposing a hostile takeover bid.

Preferred Stock. The certificate of incorporation will grant Echo’s board of directors the authority, without any further vote or action by Echo’s stockholders, to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights of the shares constituting any series. The existence of authorized but unissued preferred stock could reduce Echo’s attractiveness as a target for an unsolicited takeover bid since Echo could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

Board of Directors, Vacancies and Removal of Directors

Following the merger, Echo’s certificate of incorporation and bylaws will provide that the number of directors will be fixed and increased or decreased from time to time by resolution of the board of directors. Directors will be elected at each annual meeting of stockholders. Each director elected will serve until the next succeeding annual meeting of stockholders and until his successor is elected and qualified. Echo’s bylaws provide that a ny of the directors may be removed for cause by vote of a majority of the entire board. Any or all of the directors may be removed for cause or without cause by the affirmative vote of the holders of a majority of the outstanding shares of each class of voting stock of Echo voting as a class. Vacancies in the board of directors, including a vacancy created by increasing the size of the board, may be filled by a majority of Echo’s directors then in office. No decrease in the number of directors will shorten the term of any incumbent director.

Pursuant to a voting agreement, the form of which is attached hereto as Annex E and incorporated by reference herein, immediately following the closing of the merger, Echo’s board shall consist of nine individuals, which shall include Robert Wallace for so long as Mr. Wallace is serving as the Chief Executive Officer of Echo or otherwise continues to beneficially own two percent or more of the fully diluted shares of the company’s common stock, one designee named by Galen Partners IV LP and/or its affiliated funds (“Galen”), three designees named by the representatives of former stockholders of XLNT (four in the event Mr. Wallace is no longer serving as a director) and four designees named by the Echo stockholders designated pursuant to the merger agreement (the “Founding Stockholders”) (one of whom shall be Gene E. Burleson, who shall serve as the non-executive Chairman of the Parent Board. If Mr. Burleson is unavailable for such service, the Founding Stockholders shall have the right to designate another individual to serve in such capacity). The Founding Stockholders, the Stockholders’ Representatives and Galen will be entitled to name such designees until the annual meeting of Echo’s stockholders following the third anniversary of the closing of the merger. Echo and XLNT shall take all necessary action so that the persons listed on Schedules 1.4(c) and 1.4(d) of the merger agreement are appointed or elected, as applicable, to the positions as officers and directors of Echo, as set forth therein, to serve in such positions effective immediately after the closing of the merger. The foregoing description is qualified by reference to the form of Board Voting Agreement attached hereto as Annex E and incorporated by reference herein.

Limitation of Liability and Indemnification of Directors

Echo’s certificate of incorporation provides that no director will be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the Delaware General Corporation Law and any amendments to that law and except for liability for the following:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The principal effect of this limitation on liability provision is that a stockholder will be unable to recover monetary damages against a director for breach of fiduciary duty unless the stockholder can demonstrate that one of the exceptions listed above or in the Delaware General Corporation Law applies. This provision, however, will not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. Echo’s certificate of incorporation will not eliminate its directors’ fiduciary duties. The inclusion of this provision in the certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited Echo and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of his or her fiduciary duties.

The Delaware General Corporation Law provides that a corporation may indemnify any person who is made or threatened to be made party to litigation or other proceedings because of their position as that corporation’s director, officer, employee or agent or person serving at their request, against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, in connection with various proceedings, other than an action brought by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of an action brought by or in the right of the corporation, except that indemnification in such a case may only extend to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions. In such case, the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

The certificate of incorporation and bylaws will provide that Echo will indemnify its directors and officers to the fullest extent permitted by Delaware law. Under these provisions and subject to the Delaware General Corporation Law, Echo will be required to indemnify any director or officer for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of that person’s position with Echo or another entity of which that person serves as a director, officer, employee or agent at Echo’s request, subject to various conditions, and to advance funds to Echo’s directors and officers before final disposition of such proceedings to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in a manner that the person reasonably believed to be in and not opposed to the best interest of Echo. The bylaws also specifically authorize Echo to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Echo, or is or was serving at Echo’s request as a director, officer, employee or agent of another entity, against certain liabilities.

Warrants and Options

7,645,833 warrants exercisable for Echo common stock are currently outstanding, which includes 7,187,500 warrants that were issued as part of the units that were issued in our initial public offering (including the over-allotment), and 458,333 warrants issued in a private placement to certain founding stockholders concurrently with the initial public offering. The warrants entitle the registered holder to purchase one share of our common stock at a price of $6.00 per share, each subject to adjustment as discussed below, at any time after the completion of the merger.

The warrants will expire at 5:00 p.m., New York City time on March 17, 2010. Echo may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $.01 per warrant at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption; and

•	if, and only if, the last sale price of the common stock equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

The warrants have been issued in registered form under a warrant agreement between Corporate Stock Transfer, Inc., as warrant agent, and Echo.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, or consolidation of the company. Echo in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date, provided that any such reduction shall be identical in percentage terms among all of the Warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by cash, certified check or good bank draft payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share of common stock held of record on all matters to be voted on by stockholders.

The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. No fractional shares will be issued upon exercise of the warrants. However, if a warrantholder exercises his warrants and such holder would be entitled to a fractional share of common stock, Echo shall issue to the warrantholder a whole share of common stock in lieu of the issuance of any fractional share which is otherwise issuable to the warrantholder.

Morgan Joseph & Co. Inc. and Roth Capital Partners, LLC, underwriters in Echo’s initial public offering, acquired an option to purchase up to 312,500 units (each unit consisting of one share of Echo common stock and one warrant to acquire one share of Echo common stock) at $10.00 per unit. The option to acquire the Echo units is exercisable commencing on the consummation of a business combination and expires March 17, 2011.

Quotation or Listing

Echo’s currently outstanding common stock, warrants and units currently are quoted on the Over-the-Counter Bulletin Board.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the shares of Echo common stock, warrants and units is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive, South, Suite 430, Denver, Colorado 80209.

COMPARISON OF RIGHTS OF ECHO AND XLNT STOCKHOLDERS

This section describes material differences between the rights of holders of Echo’s common stock and the rights of holders of XLNT capital stock. This summary is not intended to be a complete discussion of Echo’s certificate of incorporation and bylaws and the certificate of incorporation and bylaws of XLNT and is qualified in its entirety by reference to the applicable document and applicable Delaware law.

Echo and XLNT are both organized under the laws of the State of Delaware. Therefore, any differences in the rights of holders of Echo’s capital stock and XLNT’s capital stock arise primarily from differences in their respective certificates of incorporation and bylaws. Upon completion of the merger, holders of XLNT capital stock will become holders of Echo’s capital stock and their rights will be governed by Delaware law and Echo’s amended and restated certificate of incorporation and Echo’s bylaws. The following discussion summarizes material differences between the rights of Echo’s stockholders and XLNT stockholders under the respective certificates of incorporation and bylaws of Echo and of XLNT. Copies of the governing corporate instruments are available without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information”.

Echo	XLNT
AUTHORIZED CAPITAL STOCK
Authorized Shares. Echo is authorized under its certificate of incorporation to issue 25,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. If the amendment proposed is approved, Echo will be authorized to issue 90,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Authorized Shares. XLNT is authorized under its amended and restated certificate of incorporation to issue 50,000,000 shares of common stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Preferred Stock. Echo’s certificate of incorporation provides that shares of preferred stock may be issued in one or more series by the board of directors. The board can fix voting powers, full or limited, and designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions. No shares of preferred stock have been issued.

Preferred Stock. XLNT’s certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more classes or series by the board of directors. The board can fix voting powers, full or limited, and designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions and fix or alter the number of shares comprising a series of preferred stock. Currently, 9,925,000 shares of Series A preferred stock and 32,434 shares of Series B preferred stock are issued and outstanding, and no other shares of preferred stock are issued and outstanding.

CLASSIFICATION, NUMBER AND ELECTION OF DIRECTORS

The Echo board of directors is currently divided into two classes, with each class serving a staggered two-year term. The Echo bylaws provide that its board of directors will consist of not less than one nor more than nine directors, such number to be fixed by the board of directors from time to time.
Upon adoption of the amendment proposal and the consummation of the merger, Echo’s board will no longer be divided into classes. The entire board of directors will be elected at each annual meeting of stockholders.

Currently, XLNT’s bylaws provide that, subject to any rights of the holders of any series of preferred stock then outstanding to elect additional directors under the specified circumstances, its board of directors will consist of not less than one nor more than seven members, the exact number to be determined from time to time by a majority of the board of directors. The number of directors currently serving is seven, each of whom serves a three year term.

Echo	XLNT

VACANCIES ON THE BOARD OF DIRECTORS AND REMOVAL OF DIRECTORS

General . Delaware law provides that any vacancy in the board of directors shall be filled as the bylaws provide or in the absence of such provision, by the board of directors or other governing body. If, at the time of filling of any vacancy or newly created directorship, the directors then in office constitute less than a majority of the authorized number of directors, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock of the corporation then outstanding having the right to vote for such directors, order an election to be held to fill the vacancy or replace the directors selected by the directors then in office.

Any vacancy in the Echo board of directors, including vacancies resulting from any increase in the authorized number of directors, may be filled by a vote of the directors then in office, even if less than a quorum exists.
A vacancy occurring in the XLNT’s board of directors, including a newly created directorship, may be filled by a majority of the remaining board of directors, even if less than a quorum exists.

Echo’s bylaws provide that any director may be removed for cause by a vote of the majority of the board. The bylaws also provide that the entire board of directors or any individual director may be removed from office with or without cause by a majority vote of the holders of the outstanding shares entitled to vote.

XLNT’s bylaws provide that directors may be removed from office at any time but only for cause by the affirmative vote of the holders of at least 80% of the voting power of all of the shares entitled to vote generally in the election of directors voting together as a single class.

COMMITTEES OF THE BOARD OF DIRECTORS

Echo’s board of directors may designate one or more committees, each committee to consist of two or more members of the board. To the extent permitted by law, any such committee shall have the powers and authority granted to it by the board of directors. Echo currently has an audit committee and a nominating and corporate governance committee.

XLNT’s board of directors may designate one or more committees, including an executive committee, each committee to consist of one or more directors as members and one or more directors as alternate members. Any such committee shall have the powers and authority granted to it by the board of directors or prescribed by the by-laws. XLNT currently has an audit committee and a compensation committee.

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

General. Under Delaware law, an amendment to the certificate of incorporation of a corporation generally requires the approval of the corporation’s board of directors and the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment (unless a higher vote is required by the corporation’s certificate of incorporation).

Echo’s certificate of incorporation may be amended in accordance with the general provisions of Delaware law; provided, however, that Article Sixth of Echo’s certificate of incorporation may not be amended prior to the acquisition by Echo, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of assets or an operating business in the healthcare industry.
XLNT’s certificate of incorporation may be amended in accordance with the general provisions of Delaware law.

Echo	XLNT

AMENDMENTS TO BYLAWS

General. Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors. The stockholders always have the power to adopt, amend or repeal the bylaws, even though the board of directors may also be delegated the power.

Echo’s certificate of incorporation provides that the board of directors may make, amend or repeal the bylaws, as provided in the bylaws. Echo’s bylaws provide that the bylaws may be amended, adopted or repealed by stockholders entitled to vote thereon at any regular or special meeting or by the vote of a majority of the board of directors.

XLNT’s certificate of incorporation provides that the board of directors may make, amend or repeal the bylaws. XLNT’s bylaws provide that the bylaws may be amended or repealed by the stockholders of the corporation comprising a majority of the shares present or represented by proxy and entitled to vote at the meeting.

ABILITY TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

Special meetings of the Echo stockholders may be called for any purpose by the board of directors or chief executive officer and shall be called by the chief executive officer, the president or the secretary on the written request of a majority of the board of directors or at the written request in writing of stockholders owning not less than 10% of Echo’s shares that are issued, outstanding and entitled to vote.
Special meetings of the XLNT stockholders may be called only by a majority of the entire board.

NOTICE OF STOCKHOLDER ACTION

A written notice must be given prior to any meeting which shall state the place, date and time of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called. The written notice must be given no less than 10 nor more than 60 days before the date of the meeting.

Pursuant to XLNT’s bylaws, annual meetings of the stockholders shall be held each year for the election of directors and the transaction of such other business as may properly come before the meeting. A written notice must be given prior to any meeting which shall state the time, place, and purpose of the meeting. The written notice must be given no less than 10 nor more than 60 days before the date of the meeting.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

General. Under Delaware law, a corporation may generally indemnify any person who was made a party to a proceeding due to his/her service at the request of the corporation (other than an action by or in the right of the corporation):

(i) for actions taken in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation; and with respect to any criminal proceeding, if such person had no reasonable cause to believe that his/her conduct was unlawful.

In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

Echo	XLNT

Echo’s bylaws provide that Echo shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he/she is or was a director, officer, employee or agent of Echo, or is or was serving at the request of Echo as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for judgments, fines, amounts paid in settlement and expenses, including attorney’s fees, if such person acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of Echo, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

XLNT’s certificate of incorporation and bylaws provides that XLNT will indemnify and hold harmless, to the fullest extent permitted by Delaware law, any and all persons whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other matters referred to in or covered by Delaware law; provided, however, that such indemnification shall not be deemed exclusive of other rights to which the indemnified parties may be entitled. XLNT’s bylaws provide that XLNT will indemnify such persons in a proceeding to enforce rights to indemnification only if authorized by the board.

Echo’s bylaws further provide that any indemnification shall be made by Echo only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he/she has met the applicable standard of conduct set forth in the bylaws. Such determination shall be made: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by stockholders.

Echo’s certificate of incorporation provides that no director of Echo shall be personally liable to Echo or to any stockholder for monetary damages for breach of fiduciary duty as a director. However, liability of a director shall not be limited (i) for any breach of the director’s duty of loyalty to Echo or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

XLNT’s certificate of incorporation provides that no director of XLNT shall have personal liability for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not limit or eliminate the liability of a director (i) for any breach of the director’s duty of loyalty to XLNT or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which such director derived an improper personal benefit.

Echo’s certificate of incorporation further provides that Echo, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, shall indemnify all persons whom it may indemnify pursuant thereto.

STOCKHOLDER PROPOSALS

If Echo does not complete a business combination by March 22, 2008, Echo will be dissolved pursuant to Section 275 of the Delaware General Corporation Law. Please see “Information About Echo — Liquidation if No Business Combination”. Stockholders that wish to submit a proposal for inclusion in Echo’s 2008 annual proxy statement should submit their proposal no later than March 31, 2008.

LEGAL MATTERS

Powell Goldstein LLP will pass upon the validity of the common stock issued in connection with the merger.

EXPERTS

The financial statements of Echo, a development stage company, as of December 31, 2006 and 2005 and for the year ended December 31, 2006, the period from June 10, 2005 (date of inception) through December 31, 2005, and the period June 10, 2005 (date of inception) through December 31, 2006, included in this document have been audited by Eisner LLP, independent registered public accounting firm to the extent and for the periods set forth in their report dated March 30, 2007 included herein, and are included herein in reliance upon such report given upon authority of said firm as experts in accounting and auditing.

The consolidated financial statements of XLNT Veterinary Care, Inc. as of and for the years ended December 31, 2005 and 2006, included in this proxy statement/prospectus have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Echo files reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended.

You may read and copy reports, proxy statements and other information filed by Echo with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

Echo files its reports, proxy statements and other information electronically with the Securities and Exchange Commission. You may access information on Echo at the Securities and Exchange Commission web site containing reports, proxy statements and other information at: http://www.sec.gov. In addition, you may obtain copies of such filings free of charge directly from Echo at www.echohealthcare.com or at the following address: Echo Healthcare Acquisition Corp., 8000 Towers Crescent Drive, Suite 1300, Vienna Virginia 22182, (703) 448-7688.

Information and statements contained in this document, or any annex to this document, are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this document.

All information contained in this document relating to Echo has been supplied by Echo, and all such information relating to XLNT has been supplied by XLNT. Information provided by either of us does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS

XLNT VETERINARY CARE, INC.
XLNT, INC. CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheets as of June 30, 2007 (unaudited) and December 31, 2006	F-1
Unaudited Consolidated Statements of Operations for the three months ended June 30, 2007 and 2006	F-3
Unaudited Consolidated Statements of Cash Flows for the three months ended June 30, 2007 and 2006	F-4
Notes to Consolidated Financial Statements	F-6
REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS	F-17
Consolidated Balance Sheets as of December 31, 2006 and 2005	F-18
Consolidated Statements of Operations for the years ended December 31, 2006 and 2005, the period from March 10, 2004 (inception) through December 31, 2004 and for the predecessor period from January 1, 2004 through September 30, 2004
F-20
Consolidated Statements of Cash Flows for the years ended December 31, 2006 and 2005, the period from March 10, 2004 (inception) through December 31, 2004 and for the predecessor period from January 1, 2004 through September 30, 2004
F-21
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2006 and 2005	F-23
Notes to Consolidated Financial Statements	F-24

BASCOM ANIMAL HOSPITAL
Independent Auditor’s Report	F-52
Balance Sheet as of September 30, 2004	F-53
Statement of Income for the nine months ended September 30, 2004	F-54
Statement of Proprietor’s Capital for the nine months ended September 30, 2004	F-55
Statement of Cash Flows for the nine months ended September 30, 2004	F-56
Notes to Financial Statements	F-57

LAWRENCE PET HOSPITAL, INC.
Independent Auditor’s Report	F-63
Balance Sheet as of September 30, 2004	F-64
Statement of Income for the nine months ended September 30, 2004	F-65
Statement of Stockholders’ Equity for the nine months ended September 30, 2004	F-66
Statement of Cash Flows for nine months ended September 30, 2004	F-67
Notes to Financial Statements	F-68

VETS & PETS, INC. (d/b/a All About Pets Animal Care)
Independent Auditor’s Report	F-74
Balance Sheet as of June 24, 2005	F-75
Statement of Income for the period from January 1, 2005 through June 24, 2005	F-76
Statement of Stockholders’ Equity for the period from January 1, 2005 through June 24, 2005	F-77
Statement of Cash Flows for the period from January 1, 2005 through June 24, 2005	F-78
Notes to Financial Statements	F-79

TARVIN & LENEHAN, INC.
Independent Auditor’s Report	F-86
Balance Sheet as of October 31, 2005	F-87
Statement of Operations for the ten moths ended October 31, 2005	F-88
Statement of Stockholders’ Equity for the ten months ended October 31, 2005	F-89
Statement of Cash Flows for the ten months ended October 31, 2005	F-90
Notes to Financial Statements	F-91

PALO ALTO PET HOSPITAL
Independent Auditor’s Report	F-161
Balance Sheets as of October 15, 2006, December 31, 2005 and 2004	F-162
Statements of Income for the nine and one-half months ended October 15, 2006 and for the years ended December 31, 2005 and 2004	F-163
Statement of Owner’s Equity for the nine and one-half months ended October 15, 2006 and for the years ended December 31, 2005 and 2004	F-164
Statements of Cash Flows for the nine and one-half months ended October 15, 2006 and for the years ended December 31, 2005 and 2004	F-165
Notes to Financial Statements	F-166
Supplemental Information: Schedules of Selling, General and Administrative Expenses	F-169

ANIMAL CLINIC OF YUCCA VALLEY, INC.
Independent Auditor’s Report	F-172
Consolidated Balance Sheet as of October 20, 2006	F-173
Consolidated Statement of Operations and Retained Earnings for the period from January 1, 2006 to October 20, 2006	F-174
Consolidated Statement of Cash Flows for the period from January 1, 2006 to October 20, 2006	F-175
Notes to Financial Statements	F-176
Supplementary Information
Schedule I — Direct Costs for the period from January 1, 2006 to October 20, 2006	F-182
Schedule II — Selling, General and Administrative Expenses for the period from January 1, 2006 to October 20, 2006	F-183

EL DORADO ANIMAL HOSPITAL, INC.
Independent Auditor’s Report	F-186
Balance Sheets as of November 30, 2006 and December 31, 2005	F-187
Statements of Income for the eleven months ended November 30, 2006 and for the year ended December 31, 2005	F-188
Statements of Stockholder’s Equity for the eleven months ended November 30, 2006 and for the year ended December 31, 2005	F-189
Statements of Cash Flows for the eleven months ended November 30, 2006 and for the year ended December 31, 2005	F-190
Notes to Financial Statements	F-191

ADLER VETERINARY GROUP, INC.
Independent Auditor’s Report	F-199
Balance Sheets as of December 31, 2006, November 30, 2006, 2005 and 2004	F-200
Statements of Operations for the one month ended December 31, 2006 and for the years ended November 30, 2006, 2005 and 2004	F-202
Statements of Stockholders’ Equity for the one month ended December 31, 2006 and for the years ended November 30, 2006, 2005 and 2004	F-203
Statements of Cash Flows for the one month ended December 31, 2006 and for the years ended November 30, 2006, 2005 and 2004	F-204
Notes to Financial Statements	F-205

ANIMAL INTERNAL MEDICINE
Independent Auditor’s Report	F-214
Balance Sheets as of December 31, 2006, 2005 and 2004	F-215
Statements of Income for the years ended December 31, 2006, 2005 and 2004	F-216
Statements of Owner’s Equity for the years ended December 31, 2006, 2005 and 2004	F-217
Statements of Cash Flows for the years ended December 31, 2006, 2005 and 2004	F-218
Notes to Financial Statements	F-219
Supplemental Information
Schedules of Selling, General and Administrative Expenses for the years ended December 31, 2006, 2005 and 2004	F-222

BONITA PET HOSPITAL, INC.
Independent Auditor’s Report	F-225
Consolidated Balance Sheets as of December 31, 2006, 2005 and 2004	F-226
Consolidated Statements of Operations for the years ended December 31, 2006, 2005 and 2004	F-228
Consolidated Statements of Stockholders’ Deficit for the years ended December 31, 2006, 2005 and 2004	F-229
Consolidated Statements of Cash Flows for the years ended December 31, 2006, 2005 and 2004	F-230
Notes to Consolidated Financial Statements	F-232
Supplemental Information
Consolidated Schedules of Selling, General and Administrative Expenses for the years ended December 31, 2006, 2005 and 2004	F-238

SCRIPPS RANCH VETERINARY HOSPITAL
Independent Auditor’s Report	F-241
Balance Sheets as of February 28, 2007, December 31, 2006 and 2005	F-242
Statements of Operations and Proprietor’s Capital for the period from January 1, 2007 to February 28, 2007 and for the years ended December 31, 2006, 2005 and 2004	F-244
Statement of Cash Flows for the period from January 1, 2007 to February 28, 2007 and for the years ended December 31, 2006, 2005 and 2004	F-245
Notes to Financial Statements	F-246
Supplemental Information
Schedule I — Direct Costs for the period from January 1, 2007 to February 28, 2007 and for the years ended December 31, 2006, 2005 and 2004	F-250
Schedule II — Selling, General and Administrative Expenses for the period from January 1, 2007 to February 28, 2007 and for the years ended December 31, 2006, 2005 and 2004	F-251

SOUTH BAY VETERINARY SPECIALISTS, INC.
Independent Auditor’s Report	F-254
Balance Sheets as of February 28, 2007, December 31, 2006 and 2005	F-255
Statement of Operations and Retained Earnings (Accumulated Deficit) for the period from January 1, 2007 to February 28, 2007 and for the years ended December 31, 2006, 2005 and 2004	F-257
Statements of Cash Flows for the period from January 1, 2007 to February 28, 2007 and for the years ended December 31, 2006, 2005 and 2004	F-258
Notes to Financial Statements	F-259
Supplementary Information
Schedule 1 — Direct Costs for the period from January 1, 2007 to February 28, 2007 and for the years ended December 31, 2006, 2005 and 2004	F-264
Schedule 2 — Selling, General and Administrative Expenses for the period from January 1, 2007 to February 28, 2007 and for the years ended December 31, 2006, 2005 and 2004	F-265

CALIFORNIA ANIMAL HOSPITAL VETERINARY SPECIALTY GROUP
Independent Auditor’s Report	F-268
Balance Sheets as of February 28, 2007, December 31, 2006 and 2005	F-269
Statements of Operations for the two months ended February 28, 2007 and for the years ended December 31, 2006, 2005 and 2004	F-270
Statements of Changes in Stockholders’ Equity for the two months ended February 28, 2007 and for the years ended December 31, 2006, 2005 and 2004	F-271
Statements of Cash Flows for the two months ended February 28, 2007 and for the years ended December 31, 2006, 2005 and 2004	F-272
Notes to Financial Statements	F-273

VETSURG, INC.
Independent Auditor’s Report	F-280
Balance Sheets as of February 28, 2007, December 31, 2006 and 2005	F-281
Statements of Operations for the two months ended February 28, 2007 and for the years ended December 31, 2006, 2005 and 2004	F-282
Statements of Changes in Stockholders’ Equity for the two months ended February 28, 2007 and for the years ended December 31, 2006, 2005 and 2004	F-283
Statements of Cash Flows for the two months ended February 28, 2007 and for the years ended December 31, 2006, 2005 and 2004	F-284
Notes to Financial Statements	F-285

BAY AREA VETERINARY SPECIALISTS, INC. (formerly East Bay Veterinary Specialists)
Independent Auditor’s Report	F-292
Consolidated Balance Sheets as of March 31, 2007, December 31, 2006 and 2005	F-293
Consolidated Statements of Income for the quarter ended March 31, 2007 and for the years ended December 31, 2006, 2005 and 2004	F-294
Consolidated Statements of Owners’ Equity for the quarter ended March 31, 2007 and for the years ended December 31, 2006, 2005 and 2004	F-295
Consolidated Statements of Cash Flows for the quarter ended March 31, 2007 and for the years ended December 31, 2006, 2005 and 2004	F-296
Notes to Consolidated Financial Statements	F-298
Supplemental Information: Consolidated Schedules of Selling, General and Administrative Expenses	F-305

BRADSHAW VETERINARY CLINIC, INC.
Independent Auditor’s Report	F-308
Balance Sheets as of March 31, 2007, December 31, 2006 and 2005	F-309
Statements of Operations for the quarter ended March 31, 2007 and for the years ended December 31, 2006, 2005 and 2004	F-310
Statements of Stockholder’s Equity for the quarter ended March 31, 2007 and for the years ended December 31, 2006, 2005 and 2004	F-311
Statements of Cash Flows for the quarter ended March 31, 2007 and for the years ended December 31, 2006, 2005 and 2004	F-312
Notes to Financial Statements	F-314
Supplemental Information: Schedules of Selling, General and Administrative Expenses	F-320

XLNT VETERINARY CARE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	June 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,803	$3,968
Trade accounts receivable, net	318	155
Inventory	1,714	988
Prepaid expenses and other	1,265	514
Total current assets	8,100	5,625

Property and equipment, net	8,897	2,784

Other assets:
Goodwill	51,210	28,980
Other intangible assets, net	8,007	4,446
Other	594	165
Total assets	$76,808	$42,000

The accompanying notes are an integral part of these consolidated financial statements.

XLNT VETERINARY CARE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	June 30, 2007	December 31, 2006
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$1,577	$1,501
Accounts payable	4,917	388
Payments due for acquisitions	—	3,940
Accrued payroll and other expenses	3,017	1,508
Accrued income taxes	194	410
Due to a related party	135	135
Obligations under capital leases, current portion	497	250
Bank line of credit	—	69
Other	420	87
Total current liabilities	10,757	8,288

Long-term liabilities:
Convertible debt, less current portion	11,316	6,208
Term notes, less current portion	22,056	5,247
Notes payable, less current portion	—	171
Obligations under capital leases	783	397
Deferred rent	12	17
Other	259	377
Total long term liabilities	34,426	12,417
Total liabilities	45,183	20,705

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $0.001, 10,000,000 shares authorized
Series A: 9,925,000 and 9,925,000 shares outstanding as of June 30, 2007 and December 31, 2006, respectively	1	1
Series B: 32,434 and -0- shares outstanding as of June 30, 2007 and December 31, 2006, respectively	—	—
Common stock, par value $0.001, 50,000,000 shares authorized, 5,509,250 and 4,618,500 shares outstanding as of June 30, 2007 and December 31, 2006, respectively	1	—
Additional paid-in capital	40,877	24,747
Accumulated deficit	(9,254)	(3,453)
Accumulated other comprehensive income	—	—
Total stockholders’ equity	31,625	21,295

Total liabilities and stockholders’ equity	$76,808	$42,000

The accompanying notes are an integral part of these consolidated financial statements.

XLNT VETERINARY CARE, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue	$17,730	$3,734	$28,403	$6,409

Direct costs	16,901	3,264	27,215	5,591
Gross profit	829	470	1,188	818

Selling, general and administrative expense	2,995	455	5,583	787
Income (loss) from operations	(2,166)	15	(4,395)	31

Other income (expense):
Interest income	28	182	76	277
Interest expense	(1,124)	(204)	(1,472)	(407)
	(1,096)	(22)	(1,396)	(130)
Loss before provision for income taxes	(3,262)	(7)	(5,791)	(99)

Provision for income taxes	5	33	10	43
Net loss	$(3,267)	$(40)	$(5,801)	$(142)

Basic loss per common share	$(0.59)	$(0.01)	$(1.12)	$(0.03)
Diluted loss per common share	$(0.59)	$(0.01)	$(1.12)	$(0.03)

Weighted average used in computing basic and diluted loss per share:
Shares used for computing basic loss per share	5,510	4,589	5,186	4,486
Shares used for computing diluted loss per share	5,510	4,589	5,186	4,486

The accompanying notes are an integral part of these consolidated financial statements.

XLNT VETERINARY CARE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(5,801)	$(142)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	908	150
Amortization of debt costs	186	44
Provision for uncollectible accounts	170	12
Share-based compensation	102	9
Deferred rent	(5)	(6)

Changes in operating assets and liabilities:
Accounts receivable	(25)	26
Inventory	(52)	(74)
Prepaid expenses and other	71	(121)
Accounts payable	4,002	157
Accrued payroll and other expenses	769	(29)
Income taxes	(217)	41
Net cash provided by operating activities	108	67

Cash flows used in investing activities:
Property and equipment additions	(4,609)	(245)
Business acquisitions, net of cash received	(16,832)	(2,338)
Payments made related to prior year acquisition	(3,940)	—
Net cash used in investing activities	(25,381)	(2,583)

Cash flows used in financing activities:
Proceeds from issuance of common stock, net	—	72
Proceeds from Series A preferred stock, net of expenses paid in cash	—	17,302
Proceeds from term loan with preferred stock warrants	13,978	(735)
Proceeds from Series B preferred stock, net of expenses paid in cash	13,560	—
Repurchases of preferred stock and common stock warrants	(25)	—
Payments on notes payable	(1,249)	(127)
Payments on capital lease obligations	(156)	(20)
Net cash provided by financing activities	26,108	16,492

Increase (decrease) in cash and cash equivalents	835	13,976

Cash and cash equivalents at beginning of period	3,968	3,881
Cash and cash equivalents at end of period	$4,803	$17,857

The accompanying notes are an integral part of these consolidated financial statements.

XLNT VETERINARY CARE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2007	2006
Supplemental disclosures:

Cash paid during the period for:
Income taxes	$46	$30
Interest	$1,140	$367
Schedule of non-cash investing and financing activities:
Detail of acquisitions:
Fair value of assets acquired	$29,936	$3,478
Cash paid for acquisitions	(16,832)	(2,338)
Obligations to sellers, notes payable and assumed liabilities	$13,104	$1,140
Building acquired:
Purchase price	$930	$—
Cash paid	(430)	—
Mortgage held by seller	$500	$—
Common stock warrants issued as payment of offering costs	$—	$1,510
Common stock issued upon conversion of debt	$1,495	$—
Offering costs to be paid in common stock warrants	$—	$859

The accompanying notes are an integral part of these consolidated financial statements.

XLNT VETERINARY CARE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
(Unaudited)

1.	GENERAL

The accompanying unaudited, consolidated financial statements of XLNT Veterinary Care, Inc. (“XLNT” or the “Company”) and its subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States for interim financial information and in accordance with the rules and regulations of the United States Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles in the United States for annual financial statements as permitted under applicable rules and regulations. The company is using an estimated gross profit method in determining inventory at June 30, 2007 and 2006. Except for the use of this method, in the opinion of our management, all normal recurring adjustments considered necessary for a fair presentation have been provided. The results of operations for the three and six months ended June 30, 2007, are not necessarily indicative of the results to be expected for the full year. For further information, refer to our consolidated financial statements and accompanying notes for the year ended December 31, 2006 included elsewhere in this proxy statement/prospectus.

The preparation of our unaudited, consolidated financial statements in accordance with generally accepted accounting principles in the United States requires our management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and notes thereto. Actual results could differ from those estimates.

At June 30, 2007 we operated twenty-six animal hospitals in California, and our headquarter office is in San Jose, California. XLNT, the parent company, holds most of its animal hospitals in wholly owned subsidiaries, which operate either in the name of the subsidiary or, in certain cases, under a fictitious name.

On September 11, 2006, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Echo Healthcare, Inc. and Pet DRx Acquisition Company (“Merger Sub”), a newly formed, wholly-owned subsidiary of Echo Healthcare, pursuant to which Merger Sub will merge with and into XLNT (the “Merger”), with XLNT continuing as the surviving entity. The Company, Merger Sub and Echo Healthcare amended and restated the Merger Agreement on February 16, 2007. Because Echo Healthcare will have no other operating business following the Merger, XLNT will effectively become a public company at the conclusion of the merger.

2.	ACQUISITIONS

Our business strategy includes the acquisition of animal hospitals. Since inception through June 30, 2007, the Company has acquired twenty-six animal hospitals, of which except for 2 were acquired by the purchase of 100% of the common stock of the acquired animal hospitals.

During the six months ended June 30, 2007, we acquired 6 animal hospitals.

	Acquisition Date	Consideration (in thousands)
South Bay Veterinary Specialists, Inc.	February 28, 2007	$3,820
Scripps Ranch Veterinary Specialists	February 28, 2007	820
California Animal Hospital Veterinary Specialty Group, Inc.	February 28, 2007	7,695
Vet Surg, Inc.	February 28, 2007	1,110
Bay Area Veterinary Specialists, Inc.	March 30, 2007	6,640
Bradshaw Veterinary Clinic, Inc.	March 30, 2007	7,542

These acquisitions allowed us to expand our animal hospital operations in California. Our consolidated financial statements reflect the operating results of these acquisitions since their stated acquisition dates, with the two March 30, 2007 acquisitions effective after the close of business that day.

XLNT VETERINARY CARE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2007
(Unaudited)

2.  ACQUISITIONS (Continued)

The following table summarizes the aggregate consideration, including acquisition costs, paid by us for our acquired animal hospitals in the six months ended June 30, 2007, and the allocation of the purchase price (in thousands):

2007
Consideration:
Cash, net of cash acquired	$16,532
Notes payable, unsecured	4,355
Convertible notes (4)	6,440
Direct costs	300
Total	$27,627

Purchase Price Allocation (1):
Tangible assets:
Accounts receivable	$308
Inventories	674
Prepaid and other current	744
Property and equipment	1,523
Other long term assets	506
Liabilities:
Accounts payable	(527)
Accrued expenses	(956)
Accrued and deferred taxes	(1)
Current portion of capitalized leases	(253)
Current portion of long-term debt	(7)
Long-term debt	(29)
Long-term capitalized leases	(536)
Identifiable intangible assets
Client lists (3)	3,718
Covenants not-to-compete (3)	233
Goodwill (2)	22,230
Total	$27,627

(1)	The Company is in the process of finalizing its valuations on these acquisitions. These valuations are expected to be completed within the next year. The completion of these valuations may result in adjustments to the goodwill and other intangibles, as disclosed.

(2)	We expect that $22.3 million of the goodwill recognized will be fully deductible for income tax purposes.

(3)	The covenants not-to-compete have a 3.2 year weighted-average useful life and the client lists has a 10.3 year weighted-average useful life.

(4)	The convertible notes can be converted into 1,110,345 shares of XLNT common stock.

XLNT VETERINARY CARE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2007
(Unaudited)

2.  ACQUISITIONS (Continued)

Pro Forma Information

The following unaudited pro forma financial information presents consolidated income statement results (in thousands, except per share) as if all the acquisitions listed above had occurred January 1, 2007 rather than the actual dates of their acquisition. These unaudited pro forma statements of operations do not purport to represent what the Company’s actual results of operations would have been had these acquisitions been consummated on January 1, 2007 and are not necessarily indicative of the Company’s results of operations for any subsequent fiscal period.

Revenues	$35,168
Loss from operations	(4,402)
Other income	44
Interest expense	(2,169)
Loss before income taxes	(6,527)
Provision for income taxes	10
Net loss	(6,537)

Basic loss per share	$(1.26)
Diluted loss per share	$(1.26)
Shares used for computing basic loss per share	5,186
Shares used for computing diluted loss per share	5,186

3.	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill represents the excess of the cost of an acquired entity over the net of the fair value of identifiable assets acquired and liabilities assumed. The following table presents the changes in the carrying amount of our goodwill for the six months ended June 30, 2007 (in thousands):

Balance as of December 31, 2006	$28,980
Goodwill acquired	22,230

Balance as of June 30, 2007	$51,210

In addition to goodwill, we have amortizable intangible assets at June 30, 2007 and December 31, 2006 as follows (in thousands):

	As of June 30, 2007			As of December 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Covenants not-to-compete	$510	$(112)	$398	$277	$(44)	$233
Non-contractual customer relationships	8,210	(601)	7,609	4,492	(279)	4,213
Total	$8,720	$(713)	$8,007	$4,769	$(323)	$4,446

The following table summarizes our amortization expense related to other intangible assets (in thousands):

	Three Months Ended June 30,
	2007	2006
Amortization expense	$241	$39

XLNT VETERINARY CARE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2007
(Unaudited)

3.  Goodwill and Other Intangible Assets (Continued)

The estimated amortization expense related to intangible assets for each of the five succeeding years and thereafter as of June 30, 2007 is as follows (in thousands):

2008	$963
2009	954
2010	881
2011	802
2012	800
Thereafter	3,607
Total	$8,007

4.	PROPERTY AND EQUIPMENT

Depreciation and amortization expense, including the amortization of property under capital leases, for the three months and six months ended June 30, 2007 was $0.4 million and $0.5 million, respectively, compared to $0.0 million and $0.1 million, for the same periods in fiscal 2006, respectively.

In the six months ended June 30, 2007, the Company purchased buildings for 3 animal hospitals for $4.2 million.

Property and equipment at June 30, 2007 and December 31, 2006 (in thousands):

	June 30, 2007	December 31, 2006
Buildings	$5,211	$1,035
Leasehold improvements	514	300
Trucks	34	—
Furniture and equipment	2,725	1,453
Computer equipment	1,218	295
Total property and equipment	9,702	3,083

Less — accumulated depreciation and amortization	(805)	(299)
Total property and equipment, net	$8,897	$2,784

5.	LONG-TERM OBLIGATIONS

Long-term obligations consisted of the following at June 30, 2007 and December 31, 2006 (in thousands):

		2007	2006
Convertible notes	Convertible notes payable, maturing in 2010 and 2011, secured by assets and stock of certain subsidiaries, various interest rates ranging from 6.0% to 12.0% (net of debt discount)	$11,269	$6,305
Promissory notes	Notes payable, maturing from 2008 to 2011, secured by assets and stock of certain subsidiaries, various interest rates ranging from 6.5% to 12.0%	23,470	6,529
Earn-out notes	Notes payable, various maturities through 2009, interest rates ranging from none to 6.5%	210	293
	Total debt obligations	34,949	13,127

	Less — current portion	(1,577)	(1,501)
	Long term portion	$33,372	$11,626

XLNT VETERINARY CARE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2007
(Unaudited)

5.  LONG-TERM OBLIGATIONS (Continued)

In March 2007, the Company entered into a term loan of $12.0 million with Fifth Street Mezzanine Partners II, L.P. (“Fifth Street”). The loan is secured by the inventory, chattel paper, accounts, equipment and general intangibles of the Company and its subsidiaries. The loan bears interest at 12% per annum and matures in three years with a one time option at the election of the Company to renew for an additional year. In connection with the loan, the Company issued to Fifth Street warrants to purchase 1,800 shares of Series B preferred stock at an exercise price of $0.10 per share with a fair value of $0.8 million, as described in Note 6, which is included in additional paid in capital. As a result, the carrying value of the term loan includes $0.8 million of debt discount which will be recognized as additional interest expense over three years until maturity. The Company received proceeds of $10.3 million after costs associated with the debt financing. The loan is secured by the inventory, chattel paper, accounts, equipment and general intangibles of the Company and its subsidiaries.

In June 2007, the Company entered into a term loan of $3.0 million with Fifth Street. The credit facility is secured by certain real estate owned by the Company. The loan bears interest at 12% per annum and matures on March 8, 2010. In connection with the loan, the Company issued to the financial institution warrants to purchase 450 shares of Series B preferred stock at $0.10 per share. The Company received proceeds of $2.9 million after costs associated with the debt financing. Covenants are substantially the same as those on the prior $12.0 million loan with Fifth Street. The Company recorded $0.3 million of debt discount associated with this debt, including a warrant valued at $0.2 million, and $0.1 million of lendor fees. The debt discount is being amortized over the life of the loan.

The loan agreements with Fifth Street, St. Cloud and Huntington contain certain financial covenants pertaining to fixed charge coverage and leverage ratios which become effective the quarter ending December 31, 2007. In addition, these loan agreements have restrictions pertaining to capital expenditures, acquisitions and the payment of cash dividends, and require XLNT to provide quarterly financial statement to these lenders within a specified period after the end of each fiscal quarter. XLNT has not yet provided the required information for the quarter ended June 30, 2007 to its lenders, but has obtained waivers from each of its lenders for past violations of this reporting covenant.

In the first quarter of 2007, the Company issued approximately $6.4 million of convertible notes to various sellers of the animal hospitals acquired during the quarter. Interest on the convertible notes ranges from 7.0% to 8.0%, and they mature in 3 to 5 years. The notes are convertible into 1.1 million shares of common stock. In the first quarter of 2007, the Company issued $4.3 million in promissory notes to the sellers of the animal hospitals acquired during the quarter. Interest on the promissory notes ranges from 7.5% to 8.0% and they mature in 4 to 5 years. The Company also issued $1.3 million in other promissory notes with interest rates ranging from 1.2% to 6.0% and which mature in 1 to 5 years. During the first quarter of 2007, the Company assumed $0.1 million in debt associated with credit cards. This debt was repaid in the second quarter of 2007. During the first quarter of 2007, the Company issued $0.5 million of debt secured by the property acquired by the Company during the quarter. The mortgage note has an 8% interest and is payable over 6 years.

6.	EQUITY

Preferred Stock

In February 2007, the Company issued 32,434 shares of Series B convertible preferred stock at prices of $460 and $475 per share for cash proceeds of $13.6 million net of issuance costs of $1.3 million.

Each share of Series B preferred stock is convertible into one hundred shares of common stock, subject to adjustment for price-based antidilution in certain events. The Series B preferred stock has voting rights equivalent to the number of shares of common stock into which it is convertible. The preferred stock has all the rights of common stock. The preferred stock may be converted into common stock at any time at the holders’ request and will be automatically converted upon a qualifying public offering.

XLNT VETERINARY CARE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2007
(Unaudited)

6.  EQUITY (Continued)

In the event of any liquidation, dissolution, or winding up of the company, whether voluntary or involuntary, the holders of Series B preferred stock and the holder of XLNT’s Series A preferred stock shall be entitled to receive 1.5 times issuance price per share. If the assets and funds distributed among the holders of Series A and Series B preferred stock are insufficient to permit the payment to such holders of the their full preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Series A and Series B stockholders in proportion to the preferential amount each such holder is otherwise entitled to receive. Upon the completion of the preferential distribution to the holders of Series A and Series B preferred stock, any remaining assets of the Company shall be distributed pro rata among the holders of shares of common stock on a pro rata basis.

Common Stock

The Company repurchased 6,250 shares of Common Stock for $25,000 in April 2007.

In the first quarter of 2007, seven holders of $1.5 million of convertible debentures converted their debt to 897,000 shares of common stock.

Common Stock Warrants

The Company has issued warrants to purchase common shares of the Company either as compensation for consultants and vendors or as additional incentive for investors and lenders. The value of warrants issued for compensation is accounted for as a non-cash expense to the Company at the fair value of the warrants issued. The value of warrants issued in conjunction with financing events is either a reduction in paid in capital for common issuances or as a discount for debt issuances. The Company values the warrants at fair value as calculated by using the Modified Black-Scholes-Merton option-pricing model.

The following table summarizes all common stock warrant activity during the six months ended June 30, 2007:

	Number of Shares	Weighted Average Price
Outstanding, December 31, 2006	1,178,494	$2.34
Granted	—	—
Exercised	—	—
Cancelled	—	—
Outstanding, June 30, 2007	1,178,494	$2.34
Exercisable, June 30, 2007	1,178,494	$2.34

The following table summarizes information about the warrants outstanding at June 30, 2007:

Exercise Price	Warrants Outstanding	Remaining Contractual Life (years)
$2.10	218,494	8.08
$2.40	960,000	8.53
	1,178,494

XLNT VETERINARY CARE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2007
(Unaudited)

6.  EQUITY (Continued)

Preferred Stock Warrants

In March 2007, the Company issued 1,800 warrants to purchase shares of its Series B convertible preferred stock as part of the $12.0 million term loan entered into with Fifth Street Mezzanine Partners II, L.P. (see Note 6). A portion of the proceeds in the amount of $0.8 million were allocated to paid-in capital for the fair value of the warrants, with the remaining balance becoming the the discounted carrying value of the debt. The Company values warrants at fair value as calculated by using the Modified Black-Scholes-Merton option-pricing model. The following assumptions were used to determine the fair value of those warrants:

Expected volatility of peer group (1)	35.5% – 68.0%
Weighted-average volatility (1)	46.0%
Expected dividends	0.0%
Expected term (2)	10.0 years
Risk-free rate (3)	4.6%

(1)	We estimate the volatility of our common stock on the valuation date based on historical volatility of the common stock of a peer group of public companies.

(2)	The expected term is based upon warrant expiration date.

(3)	The risk-free interest rate is based on the implied yield in effect on U.S. Treasury zero-coupon issues with equivalent terms.

The following table summarizes all common stock warrant activity during the six months ended June 30, 2007:

	Number of Shares	Weighted Average Price
Outstanding, December 31, 2006	—	$—
Granted	2,250	0.10
Exercised	—	—
Cancelled	—	—
Outstanding, June 30, 2007	2,250	$0.10
Exercisable, June 30, 2007	2,250	$0.10

The following table summarizes information about the warrants outstanding at June 30, 2007:

Exercise Price	Warrants Outstanding	Remaining Contractual Life (years)
$0.10	2,250	9.80
	2,250

7.	CALCULATION OF LOSS PER COMMON SHARE

Basic and diluted net loss per share is presented in conformity with the FASB’s SFAS 128, “Earnings Per Share”, for all periods presented. Basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during each period, less weighted-average shares subject to repurchase.

XLNT VETERINARY CARE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2007
(Unaudited)

7.  Calculation of Loss per Common Share (Continued)

The following common stock equivalents were excluded from the calculation of diluted loss per share for the three and six months ended June 30, 2007 and 2006 since their effect would have been anti-dilutive (in thousands):

	Three months ended		Six months ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Convertible debentures, if converted to common stock	2,250	962	2,250	962
Warrants for common stock	1,178	1,178	1,178	1,178
Warrants for preferred stock, if exercised and converted to common stock	225	—	225	—
Preferred shares, if converted to common stock	13,168	9,925	13,168	9,925
Options for common stock	461	214	461	214
Total	17,282	12,279	17,282	12,279

Options and warrants, had they been dilutive, would have been included in the computation of diluted net loss per share using the treasury stock method.

Basic and diluted loss per common share for the three and six months ended June 30, 2007 and 2006 was calculated as follows (in thousands, except per share amounts):

	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Net loss	$(3,267)	$(40)	$(5,801)	$(142)
Weighted average common shares outstanding:
Basic	4,858	4,589	5,186	4,383
Effect of dilutive common stock equivalents	—	—	—	—
Diluted	4,858	4,589	5,186	4,383
Basic and diluted loss per common share	$(0.59)	$(0.01)	$(1.12)	$(0.03)

8.	SHARE-BASED COMPENSATION

We account for stock options granted to nonemployees on a fair-value basis in accordance with Emerging Issues Task Force Abstract No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, and FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. As a result, the amount of share-based compensation expense recorded for nonemployee options with vesting or other performance criteria is affected each reporting period by changes in the estimated fair value of our common stock.

Effective January 1, 2006, we adopted SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), which requires us to measure the cost of share-based payments granted to our employees, including stock options, based on the grant-date fair value and to recognize the cost over the requisite service period, which is typically the vesting period. We adopted SFAS No. 123(R) using the modified prospective transition method, which requires us to recognize compensation expense for share-based payments granted or modified on or after January 1, 2006. Additionally, we are required to recognize compensation expense for the fair value of unvested share-based awards at January 1, 2006 over the remaining requisite service period. Operating results from prior periods have not been restated. The adoption of SFAS No. 123(R) had an increase in our net loss of $20,000 and none in the three months ended March 31, 2007 and 2006, respectively.

XLNT VETERINARY CARE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2007
(Unaudited)

8.  SHARE-BASED COMPENSATION (Continued)

SFAS No. 123(R) requires the benefits of tax deductions from the exercise of options in excess of the compensation cost for those options to be classified as cash provided by financing activities. Prior to the adoption of SFAS No. 123(R), we did not recognize any income tax benefits resulting from the exercise of stock options.

On March 29, 2005, the Securities and Exchange Commission (“SEC”) staff published Staff Accounting Bulletin No. 107 (“SAB 107”), which provides the SEC staff’s views on a variety of matters relating to stock-based payments. SAB 107 requires stock-based compensation to be classified in the same expense line items as cash compensation. Information about stock-based compensation included in the results of operations for the three and six months ended June 30, 2007 and 2006 is as follows (in thousands):

	Three months ended		Six months ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Direct costs	$5	$—	$7	$—
Selling, general and administrative and marketing	78	23	96	9
Totals	$83	$23	$103	$9

Stock Option Activity

A summary of our stock option activity is as follows (in thousands, except weighted-average exercise price and weighted-average remaining contractual life):

	Stock Options available for grant	Stock options outstanding	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Balance as of December 31, 2006	(20)	276	$3.88	8.21	$20
Authorized	975	—	—
Granted	(187)	187	4.75
Exercised	—	—	—
Forfeited or canceled	2	(2)	4.75
Balance as of June 30, 2007	770	461	$4.23	8.50	$240
Vested at June 30, 2007	—	26	$1.99	8.14	$72

The following table summarizes information about the options outstanding at June 30, 2007 (in thousands, except per share amounts and the weighted average remaining contractual life):

Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life (years)	Options Vested
$1.67	27	7.75	15
$2.40	35	8.63	11
$4.40	214	7.56	—
$4.75	185	9.65	—
	461		26

As of June 30, 2007, there was $0.6 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements related to stock options consisting of $0.5 million related to employee and

XLNT VETERINARY CARE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2007
(Unaudited)

8.  SHARE-BASED COMPENSATION (Continued)

director grants and $0.1 million related to consultant grants. The costs are expected to be recognized over a weighted-average period of 2.1 years.

Calculation of Fair Value

The fair value of our options to employees is estimated on the date of grant using the Black-Scholes option pricing model. We amortize the fair value of employee options on a straight-line basis over the requisite service period. The fair value of options to nonemployees is estimated throughout the requisite service period using the Black-Scholes option pricing model and the amount of share-based compensation expense recorded is affected each reporting period by changes in the estimated fair value of the underlying common stock until the options vest.

The following assumptions were used to determine the fair value of those options valued during the three and six months ended June 30, 2007 and year ended December 31, 2006:

	Three months ended		Six months ended		Year ended
	June 30, 2007		June 30, 2007		December 31, 2006
Expected volatility of peer group (1)	34.6% – 68.0%		34.6% – 68.0%		34.6% – 68.0%
Weighted-average volatility (1)	46.0%		46.0%		46.0%
Expected dividends	0.0%		0.0%		0.0%
Expected term — employees (2)	6.1	years	6.1	years	6.1	years
Expected term — nonemployees (2)	10.0	years	10.0	years	10.0	years
Risk-free rate — employees (3)	4.5% – 4.7%		4.5% – 4.7%		4.4% – 4.8%
Risk-free rate — nonemployees (3)	4.5% – 4.7%		4.5% – 4.7%		4.5 – 5.2%

(1)	We estimate the volatility of our common stock on the valuation date based on historical volatility of the common stock of a peer group of public companies.

(2)	The expected term represents the period of time that we expect the options to be outstanding. We estimate the expected term for employees based on the simplified method permitted under SAB No. 107. The expected term presented for nonemployees is based upon option expiration date at the date of grant.

(3)	The risk-free interest rate is based on the implied yield in effect on U.S. Treasury zero-coupon issues with equivalent remaining terms.

We use historical data to estimate pre-vesting option forfeitures. We recognize share-based compensation only for those awards that we expect to vest.

9.	INCOME TAXES

The effective tax rate used in computing the provision for income taxes is based on projected year’s income or loss before taxes, including estimated income by individual animal hospital subsidiary and their tax jurisdiction. The differences between the effective rate and the statutory rate are primarily due to our valuation allowance, which is principally related to net operating loss carryforwards, and state taxes.

The effective tax rate was 0% after the valuation allowance compared to the Federal statutory rate of 35%. At June 30, 2007 the net deferred tax asset was approximately $3.8 million, increasing approximately $2.3 million from December 31, 2006. The valuation allowance also increased by $2.3 million to $3.8 million as of June 30, 2007.

XLNT VETERINARY CARE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
June 30, 2007
(Unaudited)

10.	COMMITMENTS AND CONTINGENCIES

We have certain commitments, including operating leases. These items are discussed in detail in our consolidated financial statements and accompanying notes included elsewhere in this proxy statement/prospectus. We also have contingencies, which are discussed below.

Earn-out Payments

We have earn-out obligations whereby we will pay additional funds for historical acquisitions if certain performance targets for those acquisitions are met in the future. At June 30, 2007, the maximum amount that we would have to pay under these arrangements was $1.7 million.

Officers’ Compensation

XLNT entered into employment agreements with former owners, including veterinarians, of the acquired entities. These agreements have an average term of three (3) years and specify each such veterinarian’s current compensation, which is based on a percentage of net revenues generated by the veterinarian’s particular practice, benefits and prerequisites, the executive’s entitlements upon termination of employment, and other employment rights and responsibilities.

Other Contingencies

In March 2007, the Company acquired all of the issued and outstanding capital stock of Bay Area Veterinary Specialists, Inc. (BAVS) pursuant to a stock purchase agreement by and among the Company, Douglas Rohn, DVM and Elisabeth Zenger, DVM (Rohn and Zenger are together the “Sellers”) dated March 31, 2007 (the “Agreement”). Under the terms of the Agreement, the Sellers agreed to retain BAVS’ obligation to pay the balance due under that certain note in the amount of $1,202,000 entered into by BAVS in favor of CIT Small Business Lending Corporation (the “Note”). As of June 30, 2007, the amount due under the Note was approximately $1,202,000 (the “Debt”). If the Sellers default on their obligation to pay all or any part of the Debt, the Company would have a right of set-off against the amount due to the Sellers pursuant to the terms of two (2) promissory notes in the aggregate amount of $1,000,000 entered into by the Sellers in favor of the Company.

We have certain contingent liabilities resulting from litigation and claims incidental to the ordinary course of our business that we believe will not have a material adverse effect on our future consolidated financial position, results of operations or cash flows.

11.	RECENT ACCOUNTING PRONOUNCEMENTS

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. FIN 48 prescribes recognition thresholds and measurement attributes for the financial statement recognition of income tax positions. In the first quarter of 2007, we adopted FIN 48. We did not have any unrecognized tax benefits at June 30, 2007, and the adoption of FIN 48 did not have a material effect on our consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
XLNT Veterinary Care, Inc.
San Jose, California

We have audited the consolidated balance sheets of XLNT Veterinary Care, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity and cash flows for the Company for the twelve months in the periods ended December 31, 2006 and 2005, the period from inception (March 10, 2004) to December 31, 2004 and the consolidated statements of operations and cash flows of Bascom Animal Hospital and Lawrence Pet Hospital, Inc (the “Predecessor”) for the nine months ended September 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of the Company’s operations and its cash flows for the twelve months in the periods ended December 31, 2006 and 2005, and for the period from inception (March 10, 2004) to December 31, 2004, and the Predecessor’s operations and its cash flows for the nine months ended September 30, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN, LLP

Santa Ana, California
June 12, 2007

XLNT VETERINARY CARE, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2006 and 2005
(In thousands, except share data)

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$3,968	$3,881
Accounts receivable, net	155	108
Inventory	988	292
Prepaid expenses and other	514	159
Total current assets	5,625	4,440

Property and equipment, net	2,784	234

Other assets:
Goodwill	28,980	8,490
Other intangible assets, net	4,446	1,394
Other	165	13
Total assets	$42,000	$14,571

See Notes to Consolidated Financial Statements

XLNT VETERINARY CARE, INC. CONSOLIDATED AND
LAWRENCE & BASCOM PET HOSPITALS, INC. COMBINED
STATEMENTS OF OPERATIONS
(In thousands, except par value)

	XLNT Veterinary Care, Inc.			Predecessor Entity (Lawrence & Bascom Pet Hospitals, Inc.)
	For the Years Ended December 31,		Period from March 10, 2004 (Inception) through December 31,	Period from January 1, 2004 through September 30,
	2006	2005	2004	2004
Revenues	$17,442	$4,740	$660	$1,902
Direct costs	15,510	3,461	559	1,168
Gross profit	1,932	1,279	101	734
Selling, general and administrative expense (1)	3,352	2,312	331	342
Loss from operations	(1,420)	(1,034)	(230)	392
Other income (expense):
Interest income	527	14	8	1
Interest expense	(950)	(200)	(52)	—
	(423)	(186)	(45)	1

Loss before provision for income taxes	(1,843)	(1,220)	(275)	393
Provision for income taxes	25	90	1	1
Net loss	$(1,868)	$(1,310)	$(275)	$392

Basic loss per common share	$(0.41)	$(0.42)	$(0.16)	N/A
Diluted loss per common share	$(0.41)	$(0.42)	$(0.16)	N/A
Shares used for computing basic loss per share	4,541	3,090	1,727
Shares used for computing diluted loss per share	4,541	3,090	1,727
(1) Included stock option expense of	$35	$267

See Notes to Consolidated Financial Statements

XLNT VETERINARY CARE, INC.
AND LAWRENCE & BASCOM PET HOSPITALS, INC.
COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2006 and 2005
and for the Period from March 10, 2004 (Inception) Through December 31, 2004
(In thousands)

	XLNT Veterinary Care, Inc.			Predecessor Entity (Lawrence & Bascom Pet Hospitals, Inc.)
	For the Years Ended December 31,		Period from March 10, 2004 (Inception) through December 31,	Period from January 1, 2004 through September 30,
	2006	2005	2004	2004
Cash flows from operating activities:
Net income (loss)	$(1,868)	$(1,310)	$(275)	331
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	469	132	21	14
Debt discount accretion	88	—	—	—
Loan fees	—	94	14	4
Provision for uncollectible accounts	110	—	—	—
Deferred rent	(2)	3	—	(1)
Deferred income tax	—	—	—
Share based compensation	36	267	17
Changes in assets and liabilities:
Accounts receivable	(45)	(36)	(16)	(2)
Inventory	(133)	(121)	39	(34)
Prepaid expenses and other	(302)	(158)	(3)	21
Accounts payable	199	(91)	15	42
Accrued payroll and other expenses	635	458	77	30
Income taxes payable	(114)	90	—	(1)
Net cash used by operating activities	(927)	(672)	(111)	404
Cash flows from investing activities:
Purchases of property and equipment	(1,656)	(11)	(4)	(8)
Payments received on notes receivable	—	—	—	10
Business acquisitions, net of cash received	(13,255)	(4,396)	(971)	—
Net cash used by investing activities	(14,911)	(4,407)	(975)	(2)
Cash flows from financing activities:
Proceeds from issuance of common stock	123	1,556	129	—
Proceeds from issuance of preferred stock	17,302	4,530	—	—
Repurchase of preferred stock and common stock warrants	(735)	—	—	—
Borrowings from notes payable	—	2,890	1,495	—
Loan acquisition cost	—	—	(108)	—
Payments on notes payable and other long-term obligations	(701)	(389)	—	—
Withdrawal by proprietor	—	—	—	(216)
Payments on note payable from stockholder	—	—	—	(4)
Payments on capital lease obligations	(64)	(56)	—	—
Net cash provided by financing activities	15,925	8,530	1,516	(220)
Increase in cash	87	3,451	430	186
Beginning cash balances	3,881	430	—	25
Ending cash balances	$3,968	$3,881	$430	211

See Notes to Consolidated Financial Statements

XLNT VETERINARY CARE, INC.
AND LAWRENCE & BASCOM PET HOSPITALS, INC.
COMBINED CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)
(In thousands)

	XLNT Veterinary Care, Inc.			Predecessor Entity (Lawrence & Bascom Pet Hospitals, Inc.)
	For the Years Ended December 31,		Period from March 10, 2004 (Inception) Through December 31,	Period from January 1, 2004, Through September 30,
	2006	2005	2004	2004
Supplemental disclosures:

Cash paid during the period for:
Income taxes	$76	$2	$1	$2
Interest	$872	$170	$52	$—
Schedule of non-cash investing and financing activities:
Detail of acquisitions:
Fair value of assets acquired	$25,444	$8,176	$2,347	$—
Cash paid for acquisitions	(13,255)	(4,396)	(971)	—
Common stock issued	—	—	(1,100)	—
Obligations to sellers, notes payables and assumed liabilities	$12,189	$3,780	$276	$—
Offering costs to be paid in common stock warrants	$859	$652	$—	$—
Common stock warrants issued as payment of offering costs	$1,510	$—	$—	$—
In connection with a note payable from stockholder, the stockholder converted the balance due to capital contribution	$—	$—	$—	$234

See Notes to Consolidated Financial Statements

XLNT VETERINARY CARE, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Period from March 10, 2004 (Inception) Through December 31, 2006
(In thousands, except share and per share amounts)

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid in Capital		Accumulated Deficit		Total
March 10, 2004, inception	—	$—	—	$—	$		$		$
Issuance of founders stock for services			1,482,414	—		24				24
Common stock issued for cash			70,086	—		105				105
Common stock issued for acquisition			660,000	—		1,100				1,100
Non-employee options issued for services						17				17
Net loss								(275)		(275)
Balance as of December 31, 2004	—	—	2,212,500	—		1,246		(275)		971
Common stock issued for cash			397,500	—		471				471
Preferred A issued for cash, net of fees	2,156,166	1				3,878				3,879
Warrants issued in conjunction with debt						330				330
Exercise of warrants for cash			1,681,000	—		1,587				1,587
Warrants repurchased for cash						(501)				(501)
Current period expense of non- employee options for services						267				267
Net loss								(1,310)		(1,310)
Balance as of December 31, 2005	2,156,166	1	4,291,000	—		7,278		(1,585)		5,694
Sale of Preferred A for cash, net	7,860,834	—				16,443				16,443
Repurchase of preferred stock	(92,000)	—				(221)				(221)
Repurchase of warrants						(514)				(514)
Exercise of warrants			183,000	—		72				72
Cashless exercise of non- employee options for services			67,000	—		—				—
Exercise of non-employee options for services			48,000			92				92
Warrants issued for services						1,510				1,510
Stock option exercises			29,500	—		51				51
Stock compensation						36				36
Net loss								(1,868)		(1,868)
Balance as of December 31, 2006	9,925,000	$1	4,618,500	$—		$24,747		$(3,453)		$21,295

See Notes to Consolidated Financial Statements

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

1.	THE COMPANY

XLNT Veterinary Care, Inc. (“XLNT” or the “Company”) was incorporated in the State of Delaware on March 10, 2004 and was formed for the purpose of consolidating the veterinary care industry in selected regional markets through internal growth and the acquisition of established veterinary hospitals.

We are an animal healthcare services company with one core business, animal hospitals and veterinary medical technology. Our animal hospitals offer a full range of general medical and surgical services for companion animals. Our animal hospitals treat diseases and injuries, provide pharmaceutical products and perform a variety of pet wellness programs, including health examinations, diagnostic testing, vaccinations, spaying, neutering and dental care.

At December 31, 2006 we operated 20 animal hospitals in California, and our headquarters are in San Jose, California. XLNT, the parent company, holds most of its animal hospitals in wholly owned subsidiaries, which operate either in the name of the subsidiary or, in certain cases, under a fictitious name.

On September 11, 2006, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Pet DRx Acquisition Company (“Merger Sub”), a newly formed, wholly-owned subsidiary of Echo Healthcare, Inc., and Echo Healthcare, Inc. (“Echo”) pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity. The Company, Merger Sub and XLNT amended and restated the Merger Agreement on February 16, 2007. The Company will effectively become a public company at the conclusion of the Merger, currently anticipated to close in the fourth quarter of 2007 assuming certain conditions are met.

The Company’s year end is December 31. The presentation is for the years ended December 31, 2006 and 2005, and the period from March 10, 2004 (inception) through December 31, 2004. The presentation also includes the operations of the Company’s predecessor, Lawrence and Bascom Pet Hospitals, Inc, (the “Predecessor”) for the nine months ending September 30, 2004.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Principles of Consolidation

Our consolidated financial statements include the accounts of our parent company and all wholly-owned subsidiaries. We have eliminated all intercompany transactions and balances.

b.	Use of Estimates in Preparation of Financial Statements

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and contingent liabilities at the date of our consolidated financial statements and our reported amounts of revenue and expense during the reporting period. Actual results could differ from our estimates.

c.	Revenue and Related Cost Recognition

We recognize revenue, barring other facts, when the following revenue recognition criteria are met:

•	persuasive evidence of a sales arrangement exists;

•	delivery of goods has occurred or services have been rendered;

•	the sales price or fee is fixed or determinable; and,

•	collectibility is reasonably assured.

Revenue is reported net of sales discounts and excludes sales taxes.

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

We generally recognize revenue and costs as follows:

•	For non-contractual services provided by our animal hospital, at the time services are rendered.

•	For the sale of merchandise at our animal hospitals, when delivery of the goods has occurred.

Direct costs are comprised of all costs of services and products at the animal hospitals, including, but not limited to, salaries of veterinarians, technicians and all other veterinary hospital-based personnel, facilities rent, occupancy costs, supply costs, depreciation and amortization, certain marketing and promotional expense and costs of goods sold associated with the retail sales of pet food and pet supplies.

d.	Cash and Cash Equivalents

We consider only highly liquid investments with original maturities of less than 90 days to be cash equivalents.

e.	Inventory

Inventory consists of clinical supplies and products sold to customers. Inventory is valued at the lower of cost using the first-in, first-out method or market. On an annual basis, the Company analyzes inventory. Inventory quantities on hand in excess of forecasted demand are considered to have reduced market value and, therefore, the cost basis is adjusted to the net realizable value. Typically, market values for excess or obsolete inventories are considered to be zero.

f.	Property and Equipment

Property and equipment is recorded at cost. Equipment held under capital leases is recorded at the lower of the present value of the minimum lease payments or the fair value of the equipment at the beginning of the lease term.

Depreciation and amortization are recognized on the straight-line method over the following estimated useful lives:

Buildings	30 years
Leasehold improvements	Lesser of lease term or 30 years
Furniture and equipment	5 to 7 years
Computer equipment	3 to 7 years
Equipment held under capital leases	5 to 10 years

Depreciation and amortization expense, including the amortization of property under capital leases, in the years ended December 31, 2006 and 2005, and the period from March 10, 2004 (inception) through December 31, 2004, for the Company was $0.2 million, $0.1 million and $35,000, respectively, and for the period from January 1, 2004 to September 30, 2004 was $14,000 for the Predecessor.

Property and equipment at December 31, 2006 and 2005 consisted of (in thousands):

	2006	2005
Buildings	$1,035	$0
Leasehold improvements	300	120
Furniture and equipment	1,453	183
Computer equipment	295	15
Total property and equipment	3,083	318
Less — accumulated depreciation and amortization	(299)	(84)
Total property and equipment, net	$2,784	$234

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

g.	Operating Leases

Most of our facilities are under operating leases. The minimum lease payments, including predetermined fixed escalations of the minimum rent, are recognized as rent expense on a straight-line basis over the lease term as defined in Statement of Financial Accounting Standards (“SFAS”) No. 13, Accounting for Leases. The lease term includes contractual renewal options that are reasonably assured based on significant leasehold improvements acquired.

h.	Goodwill

Goodwill is the excess of the purchase price in an acquisition over the fair value of identifiable net assets acquired. We account for goodwill and other non-amortizable intangible assets under the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”, or SFAS 142. Under SFAS 142, goodwill and intangible assets with indefinite lives are not amortized but reviewed for impairment annually during the fourth quarter, or more frequently if certain indicators arise. We determine the fair value of the intangibles using discounted future cash flows. If the fair value of the intangibles is less than the carrying value, an indication of impairment exists. The amount of the impairment would be determined by estimating the fair values of the tangible and intangible assets and liabilities, with the remaining fair value assigned to goodwill. The amount of impairment would be the difference between the carrying amount of the goodwill and the fair value of goodwill. No impairment charges were recorded during the years ended December 31, 2006 and 2005, and the period from March 10, 2004 (inception) through December 31, 2004 under the provisions of SFAS 142.

The following table presents the changes in the carrying amount of our goodwill for 2006 and 2005 (in thousands):

Balance as of January 1, 2005	$1,694
Goodwill acquired	6,796
Balance as of December 31, 2005	8,490
Goodwill acquired	20,164
Other (1)	326
Balance as of December 31, 2006	$28,980

(1)	Other includes purchase price adjustments and earn-out payments.

i.	Other Intangible Assets

In addition to goodwill, we have other amortizable intangible assets at December 31, 2006 and 2005, as follows (in thousands):

	2006			2005
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Covenants not-to-compete	$277	$(44)	$233	$53	$(8)	$45
Non-contractual customer relationships	4,492	(279)	4,213	1,424	(75)	1,349
Total	$4,769	$(323)	$4,446	$1,477	(83)	$1,394

Amortization is recognized on the straight-line method over the following estimated useful lives:

Covenants not-to-compete	3 to 5 years
Non-contractual customer relationships	10 to 16.5 years

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The following table summarizes our aggregate amortization expense related to other intangible assets in the years ended December 31, 2006 and 2005, and the period from March 10, 2004 (inception) through December 31, 2004, for the Company, and for the period from January 1, 2004 to September 30, 2004 for the Predecessor (in thousands):

				Predecessor
	2006	2005	2004	2004
Annual amortization expense	$241	$82	$11	$0

The estimated amortization expense related to intangible assets for each of the five succeeding years and thereafter as of December 31, 2006 is as follows (in thousands):

2007	$508
2008	511
2009	491
2010	434
2011	429
Thereafter	2,073
Total	$4,446

j.	Income Taxes

We account for income taxes under SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). In accordance with SFAS No. 109, we record deferred tax liabilities and deferred tax assets, which represent taxes to be recovered or settled in the future. We adjust our deferred tax assets and deferred tax liabilities to reflect changes in tax rates or other statutory tax provisions. We make judgments in assessing our ability to realize future benefits from our deferred tax assets, which include operating and capital loss carry forwards. As such, we have a valuation allowance to reduce our deferred tax assets for the portion we believe will not be realized. Changes in tax rates or other statutory provisions are recognized in the period the change occurs.

Effective January 1, 2007, we will be required to assess any uncertain tax positions using the recognition threshold and measurement attributes prescribed by Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”). Based on our current tax positions, we do not expect the adoption of FIN 48 to have a material impact on our consolidated financial statements.

k.	Stock Split

The Company on March 30, 2005, implemented a 3 for 2 stock split covering both common and preferred shares. Disclosures for all periods presented reflect this stock split.

l.	Deferred Financing Costs

Deferred financing costs are amortized using the effective interest method over the life of the related debt. Accumulated amortization of deferred financing costs was $0.1 million and none at December 31, 2006 and 2005, respectively.

m.	Concentration of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivables. The Company places its cash and cash equivalents with high credit, quality financial institutions. At times, such cash and cash equivalents may be in excess of the Federal

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deposit Insurance Corporation insurance limit of $100,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents. We routinely review the collection of our accounts receivable and maintain an allowance for potential credit losses, but historically have not experienced any significant losses related to an individual customer or groups of customers in a geographic area.

n.	Marketing and Advertising

Marketing and advertising costs are expensed as incurred. Total marketing and advertising expense amounted to $0.2 million, $0.1 million and $1,000 for the years ended December 31, 2006 and 2005, and the period from March 10, 2004 (inception) through December 31, 2004, respectively.

o.	Calculation of Loss per Common Share

Basic and diluted net loss per share is presented in conformity with the FASB’s SFAS 128, “Earnings per Share”, for all periods presented. Basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during each period, less weighted-average shares subject to repurchase.

The following common stock equivalents were excluded from the calculation of diluted loss per share since their effect would have been anti-dilutive (in thousands):

	2006	2005	2004
Convertible debentures, if converted to common stock	2,019	1,739	897
Warrants for common stock	1,178	626	2,625
Preferred shares, if converted to common stock	9,925	2,156	—
Options for common stock	276	269	75
Total	13,398	4,790	3,597

Options and warrants, had they been dilutive, would have been included in the computation of diluted net loss per share using the treasury stock method.

Basic and diluted loss per common share for the years ended December 31, 2006 and 2005, and the period from March 10, 2004 (inception) through December 31, 2004 was calculated as follows (in thousands, except per share amounts):

	2006	2005	2004
Net loss	$(1,868)	$(1,310)	$(275)
Weighted average common shares outstanding:
Basic	4,541	3,090	1,727
Effect of dilutive common stock equivalents	—	—	—
Diluted	4,541	3,090	1,727
Basic and diluted loss per common share	$(0.41)	$(0.42)	$(0.16)

p.	Share-Based Compensation

We account for stock options granted to non-employees on a fair-value basis in accordance with Emerging Issues Task Force Abstract No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, and FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. As a result, the amount of share-based

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

compensation expense recorded for non-employee options with vesting or other performance criteria is affected each reporting period by changes in the estimated fair value of our common stock.

Prior to January 1, 2006, we accounted for our share-based payments to our employees and directors (hereafter referred to collectively as “employees”) under the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Under that method, when options are granted with a strike price equal to or greater than market price on date of issuance, there is no impact on earnings either on the date of grant or thereafter, absent modification to the options. Accordingly, we recognized no share-based compensation expense in periods prior to January 1, 2006.

Effective January 1, 2006, we adopted SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), which requires us to measure the cost of share-based payments granted to our employees, including stock options, based on the grant-date fair value and to recognize the cost over the requisite service period, which is typically the vesting period. We adopted SFAS No. 123(R) using the modified prospective transition method, which requires us to recognize compensation expense for share-based payments granted or modified on or after January 1, 2006. Additionally, we are required to recognize compensation expense for the fair value of unvested share-based awards at January 1, 2006 over the remaining requisite service period. Operating results from prior periods have not been restated. The adoption of SFAS No. 123(R) had an increase in our net loss of $36,000 and no impact on cash flow.

SFAS No. 123(R) requires the benefits of tax deductions from the exercise of options in excess of the compensation cost for those options to be classified as cash provided by financing activities. Prior to the adoption of SFAS No. 123(R), we did not recognize any income tax benefits resulting from the exercise of stock options.

No employee share-based compensation was recognized in 2005 and 2004; however, the following table presents net loss and earnings per common share as if we had recognized share-based compensation using the fair-value-based method (in thousands, except per share amounts):

	2005	2004
Net loss, as reported	$(1,310)	$(275)
Deduct: Total employee share-based compensation determined under fair-value-based method for all awards, net of tax	(8)	—
Pro forma net loss	$(1,318)	$(275)
Loss per common share:
Basic and diluted — as reported	$(0.42)	$(0.16)
Basic and diluted — pro forma	$(0.43)	$(0.16)

On March 29, 2005, the Securities and Exchange Commission (“SEC”) staff published Staff Accounting Bulletin No. 107 (SAB 107), which provides the SEC staff’s views on a variety of matters relating to stock-based payments. SAB 107 requires stock-based compensation to be classified in the same expense line items as cash compensation. Information about stock-based compensation included in the results of operations for the years ended December 31, 2006 and 2005, and the period from March 10, 2004 (inception) through December 31, 2004 is as follows (in thousands):

	Year Ended December 31, 2006	Year Ended December 31, 2005	Period Ended December 31, 2004
Direct costs	$1	$—	$—
Selling, general and administrative	35	267	17
Total	$36	$267	$17

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

q.	Derivative Financial Instruments

The Company issues financial instruments in the form of stock options, stock warrants, and debt conversion features of its convertible debt issuances. The Company has not issued any derivative instruments for hedging purposes since inception. The Company uses the guidance of and has adopted the disclosure requirements of Statement of Financial Accounting Standards No. 133 Accounting for Derivative Instruments and Hedging Activities and the FASB Emerging Issues Task Force (“EITF”) Issue No. 00-19 “Accounting for Derivative Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” Freestanding derivative contracts where settlement is required by physical share settlement or in net share settlement; or where the company has a choice of share or net cash settlement are accounted for as equity. Contracts where settlement is in cash or where the counterparty may choose cash settlement are accounted for as debt. The Company has accounted for all derivative instruments indexed to the Company’s stock as equity.

r.	New Accounting Standards

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs”. SFAS No. 151 amends the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) under the guidance in ARB No. 43, Chapter 4, “Inventory Pricing”. Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re handling costs may be so abnormal as to require treatment as current period charges. . . .” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not expect adoption of SFAS No. 151 to have a material impact on the Company’s financial statements.

In May 2005, the FASB issued FASB Statement No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements” (“FAS 154”). FAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. FAS 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The provisions of this Statement are effective for accounting changes and corrections of errors made in fiscal periods beginning after December 15, 2005. The adoption of the provisions of FAS 154 is not expected to have a material impact on the Company’s financial position or results of operations.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. FIN 48 prescribes recognition thresholds and measurement attributes for the financial statement recognition of income tax positions. In the first quarter of 2007, we adopted FIN 48. We did not have any unrecognized tax benefits at March 31, 2007, and the adoption of FIN 48 did not have a material effect on our condensed, consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS No. 157”), which establishes a framework for using and disclosing estimates in accounting for certain assets, liabilities and transactions at fair value. The provisions of SFAS No. 157 will be effective for our company on January 1, 2008. We are currently evaluating the impact of adopting SFAS No. 157 on our consolidated financial statements.

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In June 2006, the EITF reached a consensus on EITF Issue No. 06-3 “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation)” (“EITF 06-3”). EITF 06-3 provides guidance on how taxes directly imposed on revenue producing transactions between a seller and customer that are remitted to governmental authorities should be presented in the income statement (i.e. gross versus net presentation). EITF 06-3 is effective for interim and annual reporting periods beginning after December 15, 2006. The Company will adopt the provisions of EITF 06-3 on January 1, 2007. The Company is currently in the process of assessing the impact of EITF 06-3 on the presentation of its results of operations and financial condition.

In September 2006, SEC staff issued Staff Accounting Bulletin No. 108 (SAB 108) addressing how the effects of prior-year uncorrected financial statement misstatements should be considered in current-year financial statements. SAB 108 requires registrants to quantify misstatements using both balance-sheet and income-statement approaches and to evaluate whether either approach results in quantifying an error that is material in light of relative quantitative and qualitative factors. SAB 108 does not change the SEC staff’s previous guidance in Staff Accounting Bulletin No. 99 on evaluating the materiality of misstatements.

SAB 108 addresses the mechanics of correcting misstatements that include the effects from prior years. Additionally, SAB 108 requires registrants to apply the new guidance for the first time that it identifies material errors in existence at the beginning of the first fiscal year ending after November 15, 2006 by correcting those errors through a one-time cumulative effect adjustment to beginning-of-year retained earnings. We do not anticipate the adoption of SAB 108 to have a material effect on our financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB No. 115 (“SFAS No. 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. The provisions of SFAS No. 159 will be effective for our company on January 1, 2008. We are currently evaluating the impact of adopting SFAS No. 159 on our consolidated financial statements.

s.	Allowance for Doubtful Accounts

Trade accounts receivable are stated net of an allowance for doubtful accounts. The Company records an allowance for estimated uncollectible accounts for anticipated losses. Individual uncollectible accounts are written off against the allowance when collection of the individual accounts appears doubtful. At December 31, 2006 and 2005 the allowance for doubtful accounts was $213,000 and $29,000, respectively.

t.	Lines of Business

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” requires that a public company report annual and interim financial and descriptive information about its reportable operating segments. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. SFAS No. 131 allows aggregation of similar operating segments into a single operating segment if the businesses have similar economic characteristics and are considered similar under the criteria established by SFAS No. 131. The Company’s operating segments have similar services, have similar types of patients, operate in a consistent manner and have similar economic and regulatory characteristics. Therefore, the Company has aggregated its operating segments into one reportable segment: Animal Hospital.

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

3.	ECHO HEALTHCARE, INC. PLAN OF MERGER

Pursuant to the Merger Agreement, (i) each share of the Company’s common stock, par value $.0001 per share (“Company Common Stock”) issued and outstanding immediately prior to the effective time (“Effective Time”) of the Merger (including the Company Common Stock issued upon conversion of the Company Series A preferred stock, par value $.0001 per share (“Company Preferred Stock”), as contemplated by clause (ii) below) shall be converted into and represent the right to receive such number of shares of the Company’s common stock as is determined by multiplying such share by the Exchange Ratio (as defined below) (the “Merger Consideration”) and (ii) each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into shares of Company Common Stock pursuant to and in accordance with the terms of the Company Preferred Stock and shall thereafter represent the right to receive the Merger Consideration. Each share of capital stock of Company held in treasury of the Company or held by the Company or any of its subsidiaries will be cancelled and retired, and no payment will be made with respect thereto.

Aggregate Merger Consideration shall be a number of shares of Echo’s common stock equal to the quotient obtained by dividing (1) the sum of (A) two times the lesser of (x) the consolidated gross revenues of Company for the year ended December 31, 2006, including the revenues for the year ended December 31, 2006 attributable to hospitals or clinics that are acquired by the Company prior to the Closing Date (each an “Acquisition Candidate”), and (y) $60.0 million, but in no event less than $57.5 million (“Baseline Revenues”), and (B) the excess over $60.0 million of Company s Baseline Revenues (“Incremental Revenues”), multiplied by 1.15 (the sum of Baseline Revenues and Incremental Revenues being hereinafter referred to as the “Adjusted Baseline Revenues”), plus (C) the Net Cash Amount; by (2) the product of (a) the amount of cash in the Company’s trust fund at the Closing (after deducting accrued and unpaid expenses other than in connection with obtaining a fairness opinion from a nationally recognized financial advisor and the conversion by the Echo’s public stockholders voting against the Merger of up to 19.9% of the Company’s shares of common stock issued in its initial public offering (the “IPO”) into a pro rata share of the funds held in the Echo’s trust fund established in connection with the IPO) divided by the number of shares of Echo’s common stock then issued and outstanding (excluding there from any shares of Echo’s common stock issuable upon the exercise or exchange of other Echo securities which by their terms are convertible into or exercisable or exchangeable for the Echo’s common stock) multiplied by (b) 1.25. However, the product determined in (2) above shall not exceed $7.20 (as adjusted for events set forth in the merger agreement).

The exchange ratio pursuant to which shares of Company common stock will be exchanged for shares of Echo common stock will be equal to the quotient of (x) the Aggregate Merger Consideration, divided by the sum of (y) (i) the total number of outstanding shares of Company common stock (assuming that all shares of Company’s convertible preferred stock are converted into common stock prior to the closing) plus (ii) the number of shares of Company common stock issuable upon exercise of all vested and unvested options and warrants, determined using the treasury method of accounting.

If at the closing of the Merger the indebtedness of the Company exceeds $16,500,000 (excluding accounts payable incurred in the ordinary course of business and any Company convertible notes that are converted into the Company’s Common Stock on or prior to the Closing Date), the Aggregate Merger Consideration shall be reduced on a pro rata basis by an amount equal to the excess indebtedness divided by the price per share of Echo’s common stock. To the extent the Company has third party expenses that will not be paid prior to closing, such expenses will reduce the Aggregate Merger Consideration in an amount equal to the quotient obtained by dividing such expenses by the per share issue price of the Merger Consideration. The Company has agreed that ten percent of the shares of the Company’s common stock received as Merger Consideration shall be held in an escrow account for purposes of funding the Company’s indemnification obligations under the Merger Agreement (the “Escrow Fund”).

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

3.  ECHO HEALTHCARE, INC. PLAN OF MERGER (Continued)

The vesting of all outstanding options granted or issued under Company’s stock option plans (each, a “Company Option”) will be accelerated. Each unexercised and outstanding warrant to acquire the Common Stock (each an “Company Warrant”) and each Company Option shall be automatically converted at the Effective Time into an option or warrant, as appropriate, to purchase that number of shares of the Company’s common stock equal to the number of shares of the Company’s Common Stock subject to the Company Option or Company Warrant, as appropriate, immediately prior to the Effective Time multiplied by the Exchange Ratio, with an exercise price per share equal to the exercise price per share that existed under the corresponding Company Option or Company Warrant, as appropriate, divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Company Option or Company Warrant, as appropriate, immediately before the Effective Time.

The Merger is subject to approval by Echo’s stockholders. The Company has agreed to suspend the acquisition of new hospitals from March 31, 2007 to until after the Merger receives final approval from all parties. Echo has agreed to register the shares of common stock representing the Aggregate Merger Consideration on a registration statement on Form S-4. Either Echo or XLNT may terminate Merger Agreement if the closing does not occur on or before March 21, 2008.

4.	RELATED PARTY TRANSACTIONS

Transactions with Management

In March 2004, Gateway Advisors, which previously managed the Company pursuant to a management agreement, was issued a warrant to purchase 1,681,000 shares of Common Stock with exercise prices ranging from $0.17 per share to $1.67 per share. Gateway Advisors previously assigned portions of such warrant to certain affiliates of the Company (which portions have subsequently been exercised) and exercised certain portions of such warrant. Gateway Advisors presently owns 651,000 shares of Common Stock. Mr. Wallace, our President and CEO, has a majority ownership interest in Gateway Advisors. Fees and expense reimbursements to Gateway Advisors were $23,000 and $316,000 in 2006 and 2005, respectively.

In March 2005, the board approved the repurchase of a warrant issued to CMPL which was exercisable for 536,000 shares of Common Stock. Mr. Wallace has an ownership interest of approximately 20% in CMPL. The proceeds of the warrant repurchase were used in part as payment to certain CMPL partners for services previously rendered to the Company and in part to repay loans made to CMPL by Gateway Advisors. In connection with the foregoing, the board and Gateway Advisors agreed to increase the exercise price of the warrant issued to Gateway Advisors in order to offset the cost of the repurchase.

Transactions with Directors

The Company paid $108,000 and $108,000 of rent on one facility in 2006 and 2005, respectively, to a board member. The Company also paid off a note amounting to $100,000 to this same board member, and owed him $135,000 as of December 31, 2006.

Two other of our board members are associated with the financial firm that has provided services on obtaining both debt and equity, for which the firm has been compensated.

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

5.	ACQUISITIONS

Our business strategy includes the acquisition of animal hospitals. Since inception through December 31, 2006, the Company has acquired 20 animal hospitals of which all but 2 were acquired by purchase of 100% of the common stock of the acquired animal hospitals.

The following table summarizes the aggregate consideration, including acquisition costs, paid by us for our acquired animal hospitals, and the allocation of the purchase price (in thousands):

	2006	2005	2004
Consideration:
Cash, net of cash acquired	$13,255	$3,970	$841
Notes payable, unsecured	3,820	765	100
Liabilities assumed	3,519	1,230	90
Convertible notes	1,600	1,785	—
Note payable, secured by real estate	850	—	—
Common stock	—	—	1,100
Direct costs	421	426	130
Total	$23,465	$8,176	$2,261

Purchase Price Allocation (1):
Tangible assets	$9	$416	$137
Identifiable intangible assets	3,292	964	430
Goodwill(2)	20,164	6,796	1,694
Total	$23,465	$8,176	$2,261

(1)	As of the year ended December 31, 2006, the Company has completed its valuation on Yuba-Sutter Pet Hospital, Inc, Bascom Pet Hospital, All About Pets Animal Care, Inc., California Oaks Pet Hospital and Lawrence Pet Hospital. The Company is in the process of finalizing its valuations on the following acquisitions: Stanford Pet Clinic, Animal Clinic of Yucca Valley, and High Desert Animal Hospital of 29 Palms, Eldorado Animal Hospital, Bonita Pet Hospital, South County Emergency Animal Clinic, Animal Internal Medicine, Adler Veterinary Group, Palo Alto Pet Hospital, and Northridge Veterinary Clinic. These valuations are expected to be completed within the next year. The completion of these valuations may result in adjustments to the goodwill and other intangibles, as disclosed.

(2)	We expect $20.2 million, $6.8 million and $1.7 million of the goodwill recognized in 2006, 2005 and 2004, respectively, will be fully deductible for income tax purposes.

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

5.  ACQUISITIONS (Continued)

2006 Acquisitions

In 2006, we acquired the following (in thousands):

	Acquisition Date	Consideration
All Creatures Veterinary, Inc.	April 1, 2006	$1,630
San Carlos Veterinary Hospital, Inc.	May 1, 2006	1,398
Northridge Veterinary Clinic	July 1, 2006	1,020
Animal Medial Hospital, Inc.	September 1, 2006	2,456
Brentwood Pet Clinic, Inc.	September 1, 2006	3,683
Palo Alto Pet Hospital	October 16, 2006	954
Animal Clinic of Yucca Valley, Inc.	October 20, 2006	1,790
High Desert Animal Hospital of 29 Palms	October 20, 2006	40
Stanford Pet Clinic	November 1, 2006	921
El Dorado Animal Hospital, Inc.	November 30, 2006	679
Bonita Pet Hospital, Inc. and Subsidiary	December 31, 2006	3,388
Animal Emergency Clinic of the Desert, Inc.	December 31, 2006	1,185
Animal Internal Medicine	December 31, 2006	1,180
Adler Veterinary Group, Inc.	December 31, 2006	3,140

These acquisitions allowed us to expand our animal hospital operations in California. Our consolidated financial statements reflect the operating results of these acquisitions since their stated acquisition dates, with the four December 31, 2006 acquisitions effective after the close of business that day. Two of the transactions include an opportunity for an increase in the purchase price — see Note 11.b.

The total consideration for these acquisitions was $23.5 million, consisting of: $13.3 million in net cash paid to holders of the hospital’s stock, $3.8 million in unsecured notes payable, $0.9 million of note payable (secured by real estate valued at $0.9 million); $1.6 million in convertible debt; $0.7 million in assumed debt; $1.1 million in assumed liabilities; and $0.4 million paid for professional and other outside services. The $23.5 million consideration was allocated as follows: $20.2 million to goodwill; $3.3 million to identifiable intangible assets; and $9 thousand to tangible assets. We expect that $20.2 million of the goodwill recognized will be fully deductible for income tax purposes.

The $3.3 million of acquired identifiable intangible assets has a weighted-average useful life of approximately 9.6 years. The intangible assets that make up that amount include covenants not-to-compete of $0.2 million (3 year weighted-average useful life) and client lists of $3.1 million (11.4 year weighted-average useful life).

2005 Acquisitions

In 2005, we acquired the following hospitals (in thousands):

	Acquisition Date	Consideration
All About Pets Animal Care	June 24, 2005	$1,919
California Oaks Veterinary Clinic	September 30, 2005	1,489
Veterinary Surgical Specialists	November 1, 2005	2,267
Yuba-Sutter Veterinary Hospital, Inc.	December 1, 2005	2,501

These acquisitions allowed us to expand our animal hospital operations in California. Our consolidated financial statements reflect the operating results of these acquisitions since their stated acquisition dates. Four of the transactions include an opportunity for an increase in the purchase price — see Note 11.b.

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

5.  ACQUISITIONS (Continued)

The total consideration for these acquisitions was $8.2 million, consisting of: $4.0 million in net cash paid to holders of the hospital’s stock, $1.8 million in convertible debt; $0.8 million in notes payable; $0.5 million in assumed debt; $0.7 million in assumed liabilities; and $0.4 million paid for professional and other outside services. The $8.2 million consideration was allocated as follows: $6.8 million to goodwill; $1.0 million to identifiable intangible assets; and $0.4 million to tangible assets. We expect that $6.8 million of the goodwill recognized will be fully deductible for income tax purposes.

The $1.0 million of acquired identifiable intangible assets has a weighted-average useful life of approximately 10 years. The intangible assets that make up that amount include covenants not-to-compete of $42,000 (4.5 year weighted-average useful life) and client lists of $1.0 million (10.6 year weighted-average useful life).

2004 Acquisitions

In 2004, we acquired the following hospitals (in thousands):

	Acquisition Date	Consideration
Bascom Animal Hospital	September 30, 2004	$725
Lawrence Pet Hospital, Inc.	September 30, 2004	1,537

These acquisitions allowed us to start our animal hospital operations in California. Our consolidated financial statements reflect the operating results of these acquisitions since their stated acquisition dates.

The total consideration for these acquisitions was $2.3 million, consisting of: common stock valued at $1.1 million and $0.9 million in net cash paid to holders of the hospital’s stock , $0.1 million in notes payable and $0.1 million in assumed liabilities. The $2.3 million consideration was allocated as follows: $1.7 million to goodwill; $0.4 million to identifiable intangible assets; and $0.2 million to tangible assets. We expect that $1.7 million of the goodwill recognized will be fully deductible for income tax purposes.

The $0.4 million of acquired identifiable intangible assets has a weighted-average useful life of approximately 9.4 years. The intangible assets that make up that amount include covenants not-to-compete of $11,000 (3 year weighted-average useful life) and client lists of $0.4 million (10 year weighted-average useful life).

The Company acquired 100% of the common stock of Lawrence Pet Hospital and acquired all of the assets of Bascom Animal Hospital. The asset purchase resulted in tax deductible goodwill of $0.5 million, the remaining goodwill is not deductible for tax purposes. The consideration for Lawrence Pet Hospital, Inc. included 660,000 shares of common stock valued at $1.1 million.

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

5.  ACQUISITIONS (Continued)

Pro Forma Information

The following unaudited pro forma financial information presents consolidated income statement results (in thousands, except per share data) as if all the acquisitions listed above had occurred January 1, 2006 rather than the actual dates of their acquisition. These unaudited pro forma statements of operations do not purport to represent what the Company’s actual results of operations would have been had these acquisitions been consummated on January 1, 2006 and are not necessarily indicative of the Company’s results of operations for any subsequent fiscal year.

For Year Ended December 31, 2006 (Unaudited)
Revenues	$37,659
Loss from operations	(471)
Other income	32
Interest expense	(1,317)
Loss before income taxes	(1,756)
Income taxes	25
Net loss	(1,781)

Basic loss per share	$(0.39)
Diluted loss per share	$(0.39)
Shares used for computing basic loss per share	4,541
Shares used for computing diluted loss per share	4,541

6.	LONG-TERM OBLIGATIONS

Long-term obligations consisted of the following at December 31, 2006 and 2005 (in thousands):

		2006	2005
Convertible notes	Convertible notes payable, maturing in 2010 and 2011, secured by assets and stock of certain subsidiaries, various interest rates ranging from 6.0% to 12.0% (net of debt discount of $175 and $221)	$6,305	$4,653
Promissory notes	Notes payable, maturing from 2008 to 2011, secured by assets and stock of certain subsidiaries, various interest rates ranging from 6.5% to 12.0% (net of debt discount of $165 and $199)	6,529	2,053
Earn-out notes	Notes payable, various maturities through 2009, interest rates ranging from none to 6.5%	293	—
	Total debt obligations	13,127	6,706
	Less — current portion	(1,501)	(170)
	Long term portion	$11,626	$6,536

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

6.  LONG-TERM OBLIGATIONS (Continued)

The annual aggregate scheduled maturities of our long-term obligations for the five years subsequent to December 31, 2006 are presented below (in thousands):

	Convertible notes	Promissory notes	Earn-out notes	Total
2007	$—	$1,390	$177	$1,567
2008	—	1,606	116	1,722
2009	45	1,504	—	1,549
2010	3,540	1,958	—	5,498
2011	2,895	236	—	3,131
Thereafter	—	—		—
Total	$6,480	$6,694	$293	$13,467

Convertible Notes

Convertible debt is accounted for under the guidelines established by APB Opinion No. 14 Accounting for Convertible Debt and Debt issued with Stock Purchase Warrants (APB14) under the direction of Emerging Issues Task Force (EITF) 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, (EITF 98-5) EITF 00-27 Application of Issue No 98-5 to Certain Convertible Instruments (EITF 00-27) , and EITF 05-8 Income Tax Consequences of Issuing Convertible Debt with Beneficial Conversion Features. The Company records a beneficial conversion feature (BCF) related to the issuance of convertible debt that have conversion features at fixed or adjustable rates that are in-the-money when issued and records the fair value of warrants issued with those instruments. The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to warrants and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion features, both of which are credited to paid-in-capital. The Company calculates the fair value of warrants issued with the convertible instruments using the Black Scholes valuation method, using the same assumptions used for valuing employee options for purposes of SFAS No. 123(R), except that the contractual life of the warrant is used. Under these guidelines, the Company allocates the value of the proceeds received from a convertible debt transaction between the conversion feature and any other detachable instruments (such as warrants) on a relative fair value basis. The allocated fair value is recorded as a debt discount or premium and is amortized over the expected term of the convertible debt to interest expense. For a conversion price change of a convertible debt issue, the additional intrinsic value of the debt conversion feature, calculated as the number of additional shares issuable due to a conversion price change multiplied by the previous conversion price, is recorded as additional debt discount and amortized over the remaining life of the debt.

Pursuant to a private placement conducted in March 2004, the Company issued six percent convertible debentures in the aggregate principal amount of $1,495,000. The maturity date of the debentures is March 15, 2011 and such debentures have a conversion price equal to $1.67 per share. The holders of the debentures have the right to require the redemption of the debentures under certain conditions. In the event the holders elect to have their debentures redeemed, the redemption amount will be equal to the principal amount outstanding on the date of redemption plus an amount equal to an 18% annual yield on the principal through the date of redemption, inclusive of the 6% interest payments through the date of redemption. The conversion price of the debentures is subject to certain anti-dilution adjustments. In March 2007, the debentures were converted into 897,000 shares of the Company’s common stock.

In November 2005, the Company issued a convertible promissory note to St. Cloud Capital Partners, L.P. for an aggregate principal amount of $1,600,000. Interest on the convertible promissory note is payable monthly at a rate of 12% per annum and the term of the convertible promissory note is five years. The convertible promissory note is convertible for an aggregate of 571,429 shares of Common Stock. In connection with the financing, the

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

6.  LONG-TERM OBLIGATIONS (Continued)

Company issued a warrant for 116,530 shares of common stock, and recorded a $176,000 debt discount related to the warrant. Interest payments are due quarterly and a balloon payment is due on November 1, 2010.

The Company has issued convertible promissory notes as partial consideration for the acquisition of certain of its hospitals to the sellers. These notes amount to $3.4 million maturing from May 2010 to September 2011 with various interest rates from 8.0% to 10.0% and quarterly interest-only payments. The notes are convertible into 550,711 shares of common stock upon certain events with anti-dilution provisions. The Company has evaluated the provision for anti-dilution under the requirements of SFAS 133 and EITF 00-19. The Company does not consider the provision to be a derivative because it can control the value at which subsequent equity is issued and can therefore control whether the subsequent issuance is dilutive and would result in an additional liability.

Promissory Notes

The Company has issued non-convertible notes as partial consideration for the acquisition of certain of its hospitals. These notes amount to $5.3 million maturing from October 2008 to August 2011 with various interest rates ranging from 5.5% to 8.0%. The notes are payable in equal monthly payments over periods ranging from three to five years.

The Company issued a promissory note in 2005, to Huntington Capital, L.P. for an aggregate principal amount of $1,400,000. Interest on the promissory note issued is payable monthly at a rate of twelve percent per annum, the term of the promissory note is five years and it matures in November 2010. In connection with the financing, the Company issued a warrant for 101,964 shares of common stock, and recorded a $154,000 debt discount related to the warrant.

The Company has issued $293,000 of earn-out promissory notes as partial consideration for the acquisition of certain of its hospitals. The notes have maturities from January 2009 through June 30, 2009, are payable monthly, and several have interest rates of 6.5%.

Guarantees and Security

The Company has a $1.6 million credit facility with St. Cloud Capital Partners, L.P., which is secured by the inventory, chattel paper, accounts, equipment and general intangibles, and the capital stock of Yuba-Sutter Veterinary Hospital, Inc., a wholly-owned subsidiary of the Company. The Company has $1.4 million credit facility with Huntington Capital, L.P., which is secured by the inventory, chattel paper, accounts, equipment and general intangibles of the Company and the capital stock of Tarvin & Lenehan, Inc., a wholly-owned subsidiary of the Company. The Company’s borrowings under these credit facilities are not guaranteed by any of its subsidiaries.

Debt Covenants

The St. Cloud Capital Partners, L.P. and Huntington Capital, L.P. facilities contains certain financial covenants pertaining to debt coverage and minimum tangible net worth. In addition, these facilities have restrictions pertaining to sale of assets and the payment of cash dividends. The Company was in violation of its covenants at December 31, 2006 with these two lenders, and in April and May 2007 it amended the agreements to provide for new covenants to cure such violations.

Compensating Balance Arrangements

The Company does not have any compensating balance arrangements with any bank.

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

7.	PREFERRED STOCK

Our Amended and Restated Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with a par value of $0.001 per share.

In 2006 the Company issued 7,860,834 shares of Series A convertible preferred stock at $2.40 per share for cash proceeds of $16.4 million, net of issuance costs of $2.4 million, which included an obligation to issue 564,804 common stock warrants valued at $0.9 million in lieu of cash. The Company repurchased 92,000 shares of Series A convertible preferred stock at $2.40 per share for $0.2 million originally issued in 2005.

In 2005 the Company issued 2,156,166 shares of Series A convertible preferred stock at $2.40 per share for cash proceeds of $3.9 million, net of issuance costs of $1.3 million, which included an obligation to issue 395,196 common stock warrants valued at $ 0.6 million.

In 2006 the Company fulfilled its obligations to issue 960,000 common stock warrants in lieu of cash payments for preferred stock issuance costs, valued at $1.5 million, related to Series A convertible stock issuances in 2005 and 2006.

The Series A preferred stock is convertible into one share of common stock, subject to adjustment for price-based antidilution in certain events. The Series A preferred stock has voting rights equivalent to the number of shares of common stock into which it is convertible. The holders of the Series A preferred stock, individually and voting as a class, have the right to elect two of the five directors of the company. The preferred stock has all the rights of common stock. The preferred stock may be converted into common stock at the holders’ request and automatically converts upon a qualified public offering. In the event of any liquidation, dissolution, or winding up of the company, whether voluntary or involuntary, the holders of Series A shares shall be entitled to receive 1.5 times issuance price per share. If the assets and funds distributed among the holders of Series A preferred stock are insufficient to permit the payment to such holders of the their full preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Series A stockholders in proportion to the preferential amount each such holder is otherwise entitled to receive.

8.	COMMON STOCK

Our Amended and Restated Certificate of Incorporation authorizes the issuance of up to 50,000,000 shares of common stock with a par value of $0.0001 per share.

During 2006, warrants for common stock were exercised for an aggregate of 183,000 shares of common stock for gross proceeds of $72,000. The Company issued 67,000 shares of common stock for a cashless exercise of options and 48,000 shares of common stock with an aggregate exercise price of $0.1 million, both by non-employee granted stock options for services.

During 2005, warrants for common stock were exercised for an aggregate of 1,681,000 shares of common stock for gross proceeds of $1.6 million. We sold an aggregate of 397,500 shares of common stock for gross proceeds of $0.5 million.

We issued 1,482,444 shares at the time of our founding on March 10, 2004 to our founder as consideration for the reimbursement of costs and various assets which had a value of $24,000 or $.02 per share at the time of issuance. We sold an aggregate of 70,086 shares of common stock at a price of $1.50 per share for gross proceeds of $106,000. In October 2004, we issued 660,000 shares of common stock as partial consideration for the purchase of Lawrence Pet Hospital. The stock was valued at $1.1 million or $1.67 per share at the time of issuance.

At December 31, 2006 and 2005, we had 4,618,500 and 4,291,000, respectively, common shares outstanding.

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

8.  COMMON STOCK (Continued)

Warrants

The Company has issued warrants to purchase common shares of the Company either as compensation for consultants and vendors or as additional incentive for investors and lenders. The value of warrants issued for compensation is accounted for as a non-cash expense to the Company at the fair value of the warrants issued. The value of warrants issued in conjunction with financing events is either a reduction in paid in capital for common issuances or as a discount for debt issuances. The Company values the warrants at fair value as calculated by using the Modified Black-Scholes-Merton option-pricing model. See Note 9 for the assumptions used to value warrants issued.

At the time of our founding on March 10, 2004, we granted warrants to our founder with an exercise price of $0.17 per common share for 535,000 shares of common stock. The warrants were accounted for at zero value, which approximated the fair value using the Modified Black-Scholes-Merton option-pricing model. In 2006, the Company repurchased the warrants for $0.5 million from our founder. The repurchase was accounted for at the amount paid to our founder.

In 2004, in conjunction with contracting with a financial services firm to assist in the raising of capital, the Company granted the service provider warrants for 225,000 of common stock at an exercise price of $0.17 per share. The warrants were accounted for at zero value, which approximated the fair value using the Modified Black-Scholes-Merton option-pricing model. In 2005, the Company repurchased the warrants from the service provider for $0.5 million. The repurchase was accounted for as a reduction of additional paid-in capital.

We also incurred in 2005 a $0.3 million debt discount in connection with warrants issued in connection with debt. The following table summarizes all warrant activity from March 10, 2004 through December 31, 2006:

	Number of Shares	Weighted Average Exercise Price
Granted	2,625,000	$0.34
Exercised	—
Cancelled	—
Outstanding, December 31, 2004	2,625,000	0.34
Granted	218,494	2.10
Exercised	(1,681,000)	0.41
Cancelled /Repurchased	(536,000)	0.17
Outstanding, December 31, 2005	626,494	0.91
Granted	960,000	2.40
Exercised	(183,000)	0.40
Cancelled/Repurchased	(225,000)	0.17
Outstanding, December 31, 2006	1,178,494	$2.34
Exercisable, December 31, 2006	1,178,494	$2.34

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

8.  COMMON STOCK (Continued)

The following table summarizes information about the warrants outstanding at December 31, 2006:

Exercise Price	Warrants Outstanding	Remaining Contractual Life (years)
$2.10	218,494	8.83
$2.40	960,000	9.08
	1,178,494

Dividends

We have not paid cash dividends on our common stock and we do not anticipate paying cash dividends in the foreseeable future. In addition, our senior credit facility places limitations on our ability to pay cash dividends or make other distributions in respect of our common stock. Any future determination as to the payment of dividends will depend on our results of operations, financial condition, capital requirements and other factors deemed relevant by our board of directors, including the General Corporation Law of the State of Delaware, which provides that dividends are only payable out of surplus or current net profits.

9.	SHARE-BASED COMPENSATION

Stock Incentive Plans

At December 31, 2006, there were 276,000 shares of common stock issuable upon exercise of outstanding options granted under our existing stock incentive plans. The Company established the 2004 Stock Option Plan (the Plan) for its selected employees and directors (hereafter collectively referred to as “employees”) and consultants. The plan provides for the granting of either incentive stock options or non-qualified stock options to purchase shares of the Corporation’s common stock. The exercise price of incentive stock options granted under the Plan is not less than the fair market value (110% for stockholders who own stock representing more than 10% of the voting power of all classes of stock of the Company) on the date of the grant, as determined by the board of directors. The right to exercise the options shall accrue at no less than 20% per year over five-years from the date the options are granted. Options may be granted with different vesting terms from time to time, and options expire no more than 10 years after the date of grant (five years for stockholders who own stock representing more than 10% of the voting power of all classes of stock of the Company). Outstanding options granted under our plans typically vest over four years and expire ten years from the date of grant.

Since the Plan was established in 2004, the Company has granted to its employees and consultants various options to purchase a total of 645,000 shares of the Company’s stock at various strike prices which are equal to the estimated fair value of the stock on the date of grant.

At December 31, 2006, there was a deficit of 20,500 shares available for future grant, plus the amount of options that expire or are cancelled or forfeited in the future. In May of 2007, stockholder approval was obtained to increase the authorized Plan shares by 975,000 shares.

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

9.  SHARE-BASED COMPENSATION (Continued)

Stock Option Activity

A summary of our stock option activity is as follows (in thousands, except weighted-average exercise price and weighted-average remaining contractual life):

	Stock Options available for grant	Stock options outstanding	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Authorized	450	—	$—
Granted	(75)	75	0.67
Exercised	—	—	—
Forfeited or canceled	—	—	—
Balance as of December 31, 2004	375	75	0.67	9.75
Authorized	—	—	—
Granted	(194)	194	1.56
Exercised	—	—	—
Forfeited or cancelled	—	—	—
Balance as of December 31, 2005	181	269	1.31	9.04
Authorized	—	—	—
Granted	(376)	376	3.55
Exercised	—	(194)	1.35
Forfeited or canceled	175	(175)	2.03
Balance as of December 31, 2006	(20)	276	3.88	8.21	$20

Vested at December 31, 2006		11	$1.67	8.25	$8

The aggregate intrinsic value of our stock options exercised during 2006 was $0.2 million. No options with intrinsic value were exercised in 2005 and 2004. We have not realized an actual tax benefit on any options to date. The total fair value of options vested during 2006, 2005 and 2004 was $0.1 million, $0.3 and none, respectively

The following table summarizes information about the options outstanding at December 31, 2006 (in thousands, except per share amounts and the weighted average remaining contractual life):

Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life (years)	Options Vested & Exercisable
$1.67	27	8.25	11
2.40	35	9.10	—
4.40	214	8.06	—
	276		11

As of December 31, 2006, there was $0.2 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements related to stock options consisting of $0.1 million related to employee and director grants and $0.1 million related to consultant director grants. The costs are expected to be recognized over a weighted-average period of 2.2 years.

Calculation of Fair Value

The fair value of our options to employees is estimated on the date of grant using the Black-Scholes option pricing model. We amortize the fair value of employee options on a straight-line basis over the requisite service period. The fair value of options to non-employees is estimated throughout the requisite service period using the

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

9.  SHARE-BASED COMPENSATION (Continued)

Black-Scholes option pricing model and the amount of share-based compensation expense recorded is affected each reporting period by changes in the estimated fair value of the underlying common stock until the options vest.

The following assumptions were used to determine the fair value of those options valued during 2006, 2005 and 2004:

	2006		2005		2004
Expected volatility of peer group (1)	34.6% – 68.0%		35.1% – 86.0%		32.5% – 68.0%
Weighted-average volatility (1)	46.0%		53.3%		53.5%
Expected dividends	0.0%		0.0%		0.0%
Expected term — employees (2)	6.1	years	6.1	years	N/A
Expected term — non-employees (2)	10.0	years	10.0	years	10.0	years
Risk-free rate — employees (3)	4.4% – 4.8%		4.0% – 4.6%		N/A
Risk-free rate — non-employees (3)	4.5 – 5.2%		3.9% – 4.3%		4.3%

(1)	We estimated the volatility of our common stock on the valuation date based on historical volatility of the common stock of a peer group of public companies.

(2)	The expected term represents the period of time that we expect the options to be outstanding. We estimate the expected term for employees based on the simplified method permitted under SAB No. 107. The expected term for non-employees is based upon option expiration date at the date of grant.

(3)	The risk-free interest rate is based on the implied yield in effect on U.S. Treasury zero-coupon issues with equivalent remaining terms.

We use historical data to estimate pre-vesting option forfeitures. We recognize share-based compensation only for those awards that we expect to vest.

10.	LEASES

The Company leases certain animal hospitals and equipment under capital and operating lease agreements. We operate many of our animal hospitals from premises that are leased under operating leases with terms, including renewal options, ranging from 5 to 30 years. Lease agreements generally require the Company to pay maintenance, repairs, property taxes and insurance costs. There are contingent rent payments on 4 animal hospitals based on 6% to 8% of monthly revenues.

Commitments’ relating to non-cancelable operating and capital leases for each of the next five years and thereafter are as follows (in thousands):

Year Ended December 31,	Operating	Capital
2007	$1,329	$304
2008	1,157	291
2009	1,183	79
2010	1,213	36
2011	1,156	—
Thereafter	7,647	—
Total minimum future payments	$13,685	710
Less imputed interest		(63)
Less current portion		(244)
Long-term capital lease obligations		$403

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

10.  LEASES (Continued)

Rent expense totaled $1.2 million, $0.4 million and $0.1 million in the years ended December 31, 2006 and 2005, and the period from March 10, 2004 (inception) through December 31, 2004, respectively, and for the period from January 1, 2004 to September 30, 2004 was $8,000 for the Predecessor.

The following summarizes amounts related to equipment leased by us under capital leases at December 31 (in millions):

	2006	2005
Equipment	$659	$274
Accumulated amortization	(171)	(41)
Net book value	$488	$233

11.	COMMITMENTS AND CONTINGENCIES

a.	Vendor Purchase Commitments

Vendor purchase agreements as of December 31, 2006 were immaterial.

b.	Earn-out Payments

We have contractual arrangements in connection with certain acquisitions, whereby additional cash may be paid to former owners of acquired companies upon attainment of specified financial criteria as set forth in the respective agreements. The amount to be paid cannot be determined until the earn-out periods expire and the attainment of criteria is established. If the specified financial criteria are attained, we will be obligated to pay an additional $0.6 million. The payments, if earned, start the following year and are paid over periods ranging from 20 to 30 months.

c.	Officer Compensation

XLNT entered into employment agreements with former owners, including veterinarians, of the acquired entities. These agreements have an average term of 3 years and specify each such veterinarian’s current compensation, which is based on a percentage of net revenues generated by the veterinarian’s particular practice, benefits and prerequisites, the executive’s entitlements upon termination of employment, and other employment rights and responsibilities.

d.	Right to Repurchase

Dr. J. David Reed, an employee, co-founder and director of the Company, has the right to repurchase Lawrence Pet Hospital if the Company does not achieve a liquidity event on or before January 1, 2008. A liquidity event is defined as the securities of XLNT (or its successor) being publicly traded on an established exchange. The Echo merger will qualify as a liquidity event. The price for any such repurchase would be one times current revenues, and the consideration could include the return of the stock originally issued to him as one component of the purchase price. XLNT does not believe that Dr. Reed will exercise such right since he is currently an XLNT director and will become a director of the combined company upon the completion of the merger.

The seller of All About Pets has the right to repurchase the hospital if the Company does not achieve a liquidity event on or before September 24, 2008. A liquidity event is defined as the securities of XLNT (or its successor) being publicly traded on an established exchange. The Echo merger will qualify as a liquidity event. The price for any such repurchase would be one times current revenues, and the consideration could include the return of the stock originally issued to him as well as seller notes as components of the purchase price. XLNT is not aware of

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

11.  COMMITMENTS AND CONTINGENCIES (Continued)

such seller’s intention with respect to this repurchase right and therefore cannot determine the likelihood of such an event.

e.	Purchase of Real Estate

In connection with our acquisition of an animal hospital, we were obligated to purchase 2 facilities for $2.7 million with such purchase to occur after December 31, 2006.

f.	Other Contingencies

We have certain contingent liabilities resulting from litigation and claims incident to the ordinary course of our business. We believe that the probable resolution of such contingencies will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

12.	INCOME TAXES

The following information excludes the predecessor from the provision for income taxes, as the predecessor is comprised of a sole proprietorship, and a S-Corporation, for which the proprietorship itself is not a tax paying entity for purposes of federal and state income taxes, and federal and state income taxes of the proprietor are computed on his total income from all sources; accordingly, no provision for income taxes is required, and the S-Corporation does not provide for or pay federal income tax on its taxable income. Instead, the stockholders of the S-Corporation are liable for individual federal and state taxes on their share of the Company’s taxable income. State income taxes and deferred taxes are provided for based on 1.5% of the state taxable income.

The provision for income tax in the years ended December 31, 2006 and 2005, and the period from March 10, 2004 (inception) through December 31, 2004, for the Company is comprised of the following (in thousands):

	2006	2005	2004
Federal:
Current	$(37)	$53	$—
Deferred	(665)	(401)	(86)
Valuation allowance	671	401	86
	(31)	53	—
State:
Current	46	37	1
Deferred	(193)	(138)	(25)
Valuation allowance	203	138	25
	56	37	1
	$25	$90	$1

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

12.  INCOME TAXES (Continued)

The net deferred income tax assets (liabilities) at December 31, 2006 and 2005 is comprised of the following (in thousands):

	2006	2005
Current deferred income tax assets:
Accounts receivable	$215	$11
State taxes	12	13
Other assets	—	—
Other liabilities and reserves	108	46
Total current deferred income tax assets	335	70
Non-current deferred income tax (liabilities) assets:
Net operating loss carry forwards	1,111	428
Property and equipment	(70)	42
Intangible assets	16	(4)
Stock based compensation	130	113
Other carry forwards	2	1
Total deferred income tax assets, net	1,524	650
Less valuation allowance	(1,524)	(650)
	$—	$—

The Company has incurred a net operating loss since inception, which is available to reduce future Federal and state income taxes. At December 31, 2006, we had Federal net operating loss (“NOL”) carry-forwards of approximately $2.5 million, comprised of prior Company losses and acquired NOL carry forwards. These NOLs expire at various dates through 2026. Under the Tax Reform Act of 1986, the utilization of NOL carry-forwards to reduce taxable income will be restricted under certain circumstances. Events that cause such a limitation include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period. We believe that some of our acquisitions caused such a change of ownership and, accordingly, utilization of the NOL carry-forwards may be limited in future years. Accordingly, the valuation allowance is principally related to NOL carry-forwards. The state net operating losses of approximately $2.9 million will expire in years beginning 2014. A deferred tax benefit has been calculated although a valuation allowance has been recorded due to lack of measurable future income.

A reconciliation of the provision for income taxes for the years ended December 31, 2006 and 2005, and the period from March 10, 2004 (inception) through December 31, 2004, for the Company to the amount computed at Federal statutory rate is follows:

	2006	2005	2004
Federal income tax at statutory rate	35.0%	35.0%	35.0%
State taxes, net of Federal benefit	4.8%	4.0%	5.4%
Valuation allowance	(38.4%)	(32.1%)	(40.1%)
	1.4%	6.9%	0.3%

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

13.	401(k) PLAN

In August 2006, we established a voluntary retirement plan under Section 401(k) of the Internal Revenue Code. The plan covers all employees with at least twelve months of employment with our company and provides mandatory matching contributions. Our expense for matching contributions to our voluntary retirement plan approximated $24,048 for the year ended December 31, 2006.

In March 2007, the Company changed its contribution from a mandatory match to a discretionary match, and allowed Plan access after 90 days instead of the previous one year.

14.	SUBSEQUENT EVENTS

Series B convertible preferred stock

In February 2007, the Company issued 32,434 shares of Series B convertible preferred stock at an average price of $458 per share for cash proceeds of $13.6 million net of issuance costs of $1.3 million.

The Series B preferred stock is automatically convertible into one hundred shares of common stock, subject to adjustment for price-based anti-dilution in certain events. The Series B preferred stock has voting rights equivalent to the number of shares of common stock into which it is convertible. The holders of the Series B preferred stock, individually and voting as a class, have the right to elect two of the five directors of the company. The preferred stock has all the rights of common stock. The preferred stock may be converted into common stock at the holders request or upon public offering.

In the event of any liquidation, dissolution, or winding up of the company, whether voluntary or involuntary, the holders of Series A shares and Series B shares shall be entitled to receive 1.5 times issuance price per share. If the assets and funds distributed among the holders of Series A and Series B preferred stock are insufficient to permit the payment to such holders of the their full preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Series A and Series B stockholders in proportion to the preferential amount each such holder is otherwise entitled to receive. Upon the completion of the distribution to the holders of Series A and Series B preferred stock, any remaining assets of the Company shall be distributed pro rata among the holders of shares of Series B preferred stock and holders of shares of common stock based on the number of shares of common stock held, on an as-converted basis.

Debt

In March 2007, the Company entered into a term loan of $12.0 million with Fifth Street Mezzanine Partners II, L.P. (“Fifth Street”). The credit facility is secured by the inventory, chattel paper, accounts, equipment and general intangibles of the Company and its subsidiaries. The loan bears interest at 12% per annum and matures in three years with a one time option at the election of the Company to renew for an additional year. In connection with the loan, the Company issued to Fifth Street warrants to purchase 1,800 shares of Series B preferred stock at $0.10 per share. The Company received proceeds of $11.1 million after costs associated with the debt financing.

In June 2007, the Company entered into a term loan of $3.0 million with Fifth Street. The credit facility is secured by certain real estate owned by the Company. The loan bears interest at 12% per annum and matures on March 8, 2020. In connection with the loan, the Company issued to Fifth Street warrants to purchase 450 shares of Series B preferred stock at $0.10 per share. The Company received proceeds of $2.9 million after costs associated with the debt. The covenants are substantially the same as those on the prior $12.0 million loan with Fifth Street.

Guarantees and Security

The Company’s $12.0 million credit facility with Fifth Street Mezzanine Partners II, L.P. is secured by the inventory, chattel paper, accounts, equipment and general intangibles of the Company and its subsidiaries. The Company’s $1.6 million credit facility with St. Cloud Capital Partners, L.P. is secured by the inventory, chattel paper,

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

14.  SUBSEQUENT EVENTS (Continued)

accounts, equipment and general intangibles, and the capital stock, of Yuba-Sutter Veterinary Hospital, Inc., a wholly-owned subsidiary of the Company. The Company’s $1.4 million credit facility with Huntington Capital, L.P. is secured by the inventory, chattel paper, accounts, equipment and general intangibles of the Company and the capital stock of Tarvin & Lenehan, Inc., a wholly-owned subsidiary of the Company. The Company’s borrowings under these credit facilities are not guaranteed by any of its subsidiaries.

Acquisitions

In 2007 we acquired the following hospitals on the following dates and for the gross consideration (in thousands):

	Acquisition Date	Consideration
South Bay Veterinary Specialists, Inc.	February 28, 2007	$3,820
Scripps Ranch Veterinary Specialists	February 28, 2007	820
California Animal Hospital Veterinary Specialty Group, Inc.	February 28, 2007	7,695
Vet Surg, Inc.	February 28, 2007	1,110
Bay Area Veterinary Specialists, Inc.	March 30, 2007	6,590
Bradshaw Veterinary Clinic, Inc.	March 30, 2007	7,542

The purchase price of the new entities was $28.2 million, which consisted of $17.5 million of cash, promissory notes for $4.4 million and convertible notes for $6.4 million which can be converted into 1,110,345 shares of Common Stock, as well as $0.6 million of earn-out notes.

Debt conversion

In the first quarter of 2007, holders of $1.5 million of convertible debentures converted their debt to 897,000 shares of common stock.

BASCOM ANIMAL HOSPITAL
FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 2004

BASCOM ANIMAL HOSPITAL

September 30, 2004

INDEPENDENT AUDITOR’S REPORT

To the Proprietor
Bascom Animal Hospital
Campbell, California

We have audited the accompanying balance sheet of Bascom Animal Hospital (the “Company”) as of September 30, 2004 and the related statements of income, proprietor’s capital and cash flows for the nine months then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2004, and the results of its operations and its cash flows for the nine months then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Santa Ana, California
June 12, 2007

BASCOM ANIMAL HOSPITAL
BALANCE SHEET
September 30, 2004

ASSETS

Current assets
Cash	$104,104
Accounts receivable, net of allowance for doubtful accounts of $5,005	12,253
Inventory	40,775
Prepaid expenses and other current assets	9,405

Total current assets	166,537

Property and equipment, net	6,204

Other assets
Deposits	4,920

Total other assets	4,920

Total assets	$177,661

LIABILITIES AND PROPRIETOR’S CAPITAL
Current liabilities
Accounts payable	$25,625
Accrued expenses	22,956

Total current liabilities	48,581

Total liabilities	48,581

Commitments and contingencies

Proprietor’s capital	129,080

Total liabilities and proprietor’s capital	$177,661

The accompanying notes are an integral part of these financial statements.

BASCOM ANIMAL HOSPITAL
STATEMENT OF INCOME
For the Nine Months Ended September 30, 2004

Net sales	$807,910

Cost of sales	370,679

Gross profit	437,231

General and administrative expenses	138,220

Income from operations	299,011

Other expense
Interest expense	(65)

Net income	$298,946

The accompanying notes are an integral part of these financial statements.

BASCOM ANIMAL HOSPITAL
STATEMENT OF PROPRIETOR’S CAPITAL
September 30, 2004

BALANCE — December 31, 2003	$45,843

Net income for the nine months ended September 30, 2004	298,946

Withdrawals by proprietor	(215,709)

BALANCE — September 30, 2004	$129,080

The accompanying notes are an integral part of these financial statements.

BASCOM ANIMAL HOSPITAL
STATEMENT OF CASH FLOWS
For the Nine Months Ended September 30, 2004

Reconcilation of net income to net cash flows from operating activities
Net income	$298,946
Adjustments to reconcile net income to net cash flows from operating activities
Reserves for doubtful accounts	130
Depreciation	943
(Increase) decrease in
Accounts receivable	(440)
Inventory	(22,776)
Prepaid expenses and other current assets	1,239
Increase in
Accounts payable	10,741
Accrued expenses	6,981

Net cash flows from operating activities	295,764

Cash flows from investing activities
Purchase of property and equipment	(2,678)

Net cash flows from investing activities	(2,678)

Cash flows from financing activities
Withdrawals by proprietor	(215,709)

Net cash flows from financing activities	(215,709)

Net change in cash	77,377

Cash, beginning of period	26,727

Cash, end of period	$104,104

The accompanying notes are an integral part of these financial statements.

BASCOM ANIMAL HOSPITAL
NOTES TO FINANCIAL STATEMENTS
September 30, 2004

NOTE 1 — BUSINESS ACTIVITY

Bascom Animal Hospital (the “Company”) is a proprietorship established in July 1997. The Company provides veterinary services, including grooming and boarding in the San Jose area of California.

On September 30, 2004 the Company was acquired by XLNT Veterinary Care Inc., a Delaware corporation (“XLNT”), for cash and notes totaling $565,000.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is derived from the sale of services, including grooming, boarding, examination, medical treatment, and surgery, as well as the sale of prescription and pet supplies. Revenue associated with services is recognized as patient services are performed and revenue associated with products is recognized as products are delivered to the patient. Payments are generally received after services are performed and products are delivered to patients.

Inventory

Inventory consists primarily of various medicines and surgical and pet supplies. Inventory is stated at the lower of cost (first-in, first-out) or market.

The Company assesses the need for an allowance to reduce the inventory carrying value to the lower of cost or net realizable value. In determining net realizable value, the Company assumes the inventory will be offered for sale in the normal course of business and not on a liquidation basis. No allowance was required as of September 30, 2004.

Accounts Receivable

The Company extends credit to its customers. Collateral is generally not required. Credit losses are provided for in the financial statements based on management’s evaluation of historical and current industry trends. Although the Company expects to fully collect amounts due, actual collections may differ from estimated amounts.

Property and Equipment

Property and equipment are stated at cost. The Company provides for depreciation using the straight-line method over the estimated useful lives of various classes of property as follows:

Medical equipment	5 years
Office and computer equipment	5 years
Furniture and fixtures	7 years
Leasehold improvements	lesser of economic life or lease term

Expenditures for renewals and betterments are capitalized and maintenance and repairs are charged to expense as incurred. At the time of retirement or disposition of property and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in the results of operations.

BASCOM ANIMAL HOSPITAL
NOTES TO FINANCIAL STATEMENTS (Continued)
September 30, 2004

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising

The Company expenses advertising costs as incurred. For the nine months ended September 30, 2004, advertising costs were $8,996.

Income Taxes

The proprietorship itself is not a tax paying entity for purposes of federal and state income taxes. Federal and state income taxes of the proprietor are computed on his total income from all sources; accordingly, no provision for income taxes is made in these statements. The proprietor customarily makes estimated tax payments toward his personal income tax liability from the proprietorship bank account. These payments are treated as withdrawals of capital.

Adoption of Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” an amendment of SFAS No. 123, “Accounting for Stock-Based Compensation,” and APB Opinion 25, “Accounting for Stock Issued to Employees,” which requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. This statement is effective for all nonpublic entities, as of the first fiscal year beginning after December 15, 2005. This statement is not applicable to the Company.

Recently Issued Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Correction — a replacement of APB Opinion No. 20 and FASB Statement No. 3,” which changes the requirements for the accounting for and reporting of a change in voluntary accounting principles, and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. Management has determined that adoption of SFAS No. 154 will not have a material effect on the Company’s financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment to FASB Statements No. 133 and 140,” which simplifies the accounting for certain hybrid financial instruments containing embedded derivatives, and amends SFAS No. 140, to eliminate certain restrictions on passive derivative financial instruments that a qualifying special-purpose entity can hold. SFAS 155 is effective for all financial instruments acquired, issued or subject to a re-measurement event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Management does not expect adoption of SFAS No. 155 to have a material impact on the Company’s financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140,” which simplifies the accounting for assets and liabilities arising from loan servicing contracts. SFAS 156 is effective for fiscal years beginning after September 15, 2006. Management does not expect adoption of SFAS No. 156 to have a material impact on the Company’s financial statements.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Financial Accounting Standards Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income tax positions taken or expected to be taken in tax returns that effect amounts reported in a company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently analyzing the effects of FIN 48. Management is currently assessing the effect of FIN 48 on the Company’s financial statement.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements,” and defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about

BASCOM ANIMAL HOSPITAL
NOTES TO FINANCIAL STATEMENTS (Continued)
September 30, 2004

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management does not expect adoption of SFAS No. 157 to have a material impact on the Company’s financial statements.

In September 2006, FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R),” which changes current practice by requiring employers to recognize the overfunded or underfunded positions of defined benefit postretirement plans, including pension plans, on the balance sheet, and requires the change in funded status to be recognized in other comprehensive income. SFAS 158 is effective for fiscal years ending after December 15, 2006. Management does not expect adoption of SFAS No. 158 to have a material impact on the Company’s financial statements.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — an amendment of FASB Statement No. 115,” which permits entities to measure many financial instruments and certain other items at fair value, and establishes the presentation and disclosure requirements to facilitate comparisons between entities choosing different measurement attributes for similar types of assets. SFAS 159 is effective for fiscal years ending after November 15, 2007. Management does not expect adoption of SFAS No. 159 to have a material impact on the Company’s financial statements.

NOTE 3 — CONCENTRATIONS OF RISK

Cash

The Company maintains its cash balances in a bank that from time to time exceed amounts insured by the Federal Deposit Insurance Corporation up to $100,000 per bank. As of September 30, 2004, the Company’s deposits exceeded federally insured amounts by $19,487. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk on cash.

Suppliers

For the nine months ended September 30, 2004, one supplier represented approximately 36% of purchases.

NOTE 4 — PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

September 30, 2004
Medical equipment	$963
Office and computer equipment	4,315
Leasehold improvements	2,538
7,816
Less accumulated depreciation	(1,612)
Total	$6,204

For the nine months ended September 30, 2004, depreciation expense was $943.

BASCOM ANIMAL HOSPITAL
NOTES TO FINANCIAL STATEMENTS (Continued)
September 30, 2004

NOTE 5 — ACCRUED EXPENSES

Accrued expenses consisted of the following:

September 30, 2004
Payroll and payroll-related benefits	$11,578
Sales tax payable	4,159
Deferred rent	7,219
Total	$22,956

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its facility under a non-cancellable operating lease that expires June 2007, and requires a minimum monthly payment of $2,986. The lease agreement may be renewed for an additional five years from the original lease expiration date. Rent paid under the lease was $24,061.

As of September 30, 2004, future minimum lease payments required under the operating lease were as follows:

Fiscal Year Ending December 31,
2005	$35,832
2006	35,832
2007	17,916
Total	$89,580

LAWRENCE PET HOSPITAL, INC.
FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 2004

LAWRENCE PET HOSPITAL, INC.

September 30, 2004

INDEPENDENT AUDITOR’S REPORT

To the Stockholders
Lawrence Pet Hospital, Inc.
Santa Clara, California

We have audited the accompanying balance sheet of Lawrence Pet Hospital, Inc. (the “Company”) as of September 30, 2004 and the related statements of income, stockholders’ equity, and cash flows for the nine months then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2004, and the results of its operations and its cash flows for the nine months then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Santa Ana, California
June 12, 2007

LAWRENCE PET HOSPITAL, INC.
BALANCE SHEET
September 30, 2004

ASSETS

Current assets
Cash	$106,756
Accounts receivable, net of allowance for doubtful accounts of $23,282	12,456
Inventory	29,677
Prepaid expenses and other current assets	848

Total current assets	149,737

Property and equipment, net	10,640

Total assets	$160,377

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$63,594
Accrued expenses	31,192

Total liabilities	94,786

Commitments and contingencies

Stockholders’ equity
Common stock, no par value
7,500 shares authorized,
7,500 shares issued and outstanding	7,500
Retained earnings	58,091

Total stockholders’ equity	65,591

Total liabilities and stockholders’ equity	$160,377

The accompanying notes are an integral part of these financial statements.

LAWRENCE PET HOSPITAL, INC.
STATEMENT OF INCOME
For the Nine Months Ended September 30, 2004

Net sales	$1,094,304

Cost of sales	849,903

Gross profit	244,401

General and administrative expenses	211,628

Income from operations	32,773

Other income (expense)
Interest income	772
Interest expense	(58)

Total other income (expense)	714

Income before provision for income taxes	33,487

Provision for income taxes	1,412

Net income	$32,075

The accompanying notes are an integral part of these financial statements.

LAWRENCE PET HOSPITAL, INC.
STATEMENT OF STOCKHOLDERS’ EQUITY
For the Nine Months Ended September 30, 2004

	Common stock
	Shares issued and outstanding	Amount	Retained earnings	Total
BALANCE — December 31, 2003	7,500	$7,500	$(207,967)	$(200,467)

Stockholderholder contribution	—	—	233,983	233,983
Net income for the nine months ended September 30, 2004	—	—	32,075	32,075

BALANCE — September 30, 2004	7,500	$7,500	$58,091	$65,591

The accompanying notes are an integral part of these financial statements.

LAWRENCE PET HOSPITAL, INC.
STATEMENT OF CASH FLOWS
For the Nine Months Ended September 30, 2004

Reconcilation of net income to net cash flows from operating activities
Net income	$32,075
Adjustments to reconcile net income to net cash flows from operating activities
Reserves for doubtful accounts	3,727
Depreciation	13,339
Deferred income taxes	(847)
(Increase) decrease in
Accounts receivable	(1,663)
Inventory	(11,138)
Prepaid expenses and other current assets	15,000
Other assets	5,083
Increase (decrease) in
Accounts payable	30,880
Accrued expenses	22,559
Income taxes payable	(1,485)

Net cash flows from operating activities	107,530

Cash flows from investing activities
Purchase of property and equipment	(5,268)
Payments received on notes receivable	10,016
Net cash flows from investing activities	4,748

Cash flows from financing activities
Net payments on note payable from stockholder	(3,536)

Net cash flows from financing activities	(3,536)

Net change in cash	108,742

Cash, beginning of year	(1,986)

Cash, end of year	$106,756

Supplemental disclosures for income tax and interest paid
Income tax	$1,950
Interest	$58

Supplemental disclosures of non-cash investing and financing activities
In connection with a note payable from stockholder, the stockholder converted the balance due to capital contribution	$233,983

The accompanying notes are an integral part of these financial statements.

LAWRENCE PET HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2004

NOTE 1 — BUSINESS ACTIVITY

Lawrence Pet Hospital, Inc. (the “Company”) was incorporated in the state of California in July 1998. The Company provides veterinary services, including grooming and boarding in the San Jose area.

On September 30, 2004 the Company was acquired by XLNT Veterinary Care Inc., a Delaware Corporation, for cash and stock totaling $1,465,863.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is derived from the sale of services, including grooming, boarding, examination, medical treatment, and surgery, as well as the sale of prescription and pet supplies. Revenue associated with services is recognized as patient services are performed and revenue associated with products is recognized as products are delivered to the patient. Payments are generally received after services are performed and products are delivered to patients.

Inventory

Inventory consists primarily of various medicines and surgical and pet supplies. Inventory is stated at the lower of cost (first-in, first-out) or market.

The Company assesses the need for an allowance to reduce the inventory carrying value to the lower of cost or net realizable value. In determining net realizable value, the Company assumes the inventory will be offered for sale in the normal course of business and not on a liquidation basis. No allowance was required as of September 30, 2004.

Accounts Receivable

The Company extends credit to its customers. Collateral is generally not required. Credit losses are provided for in the financial statements based on management’s evaluation of historical and current industry trends. Although the Company expects to fully collect amounts due, actual collections may differ from estimated amounts.

Property and Equipment

Property and equipment are stated at cost. The Company provides for depreciation using the straight-line method over the estimated useful lives of various classes of property as follows:

Medical equipment	5 years
Office and computer equipment	5 years
Furniture and fixtures	7 years
Leasehold improvements	Lesser of useful life or lease term

Expenditures for renewals and betterments are capitalized and maintenance and repairs are charged to expense as incurred. At the time of retirement or disposition of property and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in the results of operations.

LAWRENCE PET HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
September 30, 2004

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising

The Company expenses advertising costs as incurred. For the nine months ended September 30, 2004, advertising costs were $7,862.

Income Taxes

The Company, with the consent of all of its shareholders, has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not provide for or pay federal income tax on its taxable income. Instead, the stockholders are liable for individual federal and state taxes on their share of the Company’s taxable income. State income taxes and deferred taxes are provided for based on 1.5% of the state taxable income. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. Deferred tax assets and liabilities represent the future tax consequences of those differences, which will be taxable or deductible when the assets and liabilities are recovered or settled.

Adoption of Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” an amendment of SFAS No. 123, “Accounting for Stock-Based Compensation,” and APB Opinion 25, “Accounting for Stock Issued to Employees,” which requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. This statement is effective for all nonpublic entities, as of the first fiscal year beginning after December 15, 2005. The adoption of SFAS 123(R) did not have a material effect on the Company’s financial statements.

Recently Issued Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Correction — a replacement of APB Opinion No. 20 and FASB Statement No. 3,” which changes the requirements for the accounting for and reporting of a change in voluntary accounting principles, and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. Management does not expect the adoption of SFAS No. 154 to have a material effect on the Company’s financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment to FASB Statements No. 133 and 140,” which simplifies the accounting for certain hybrid financial instruments containing embedded derivatives, and amends SFAS No. 140, to eliminate certain restrictions on passive derivative financial instruments that a qualifying special-purpose entity can hold. SFAS 155 is effective for all financial instruments acquired, issued or subject to a re-measurement event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Management does not expect adoption of SFAS No. 155 to have a material impact on the Company’s financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140,” which simplifies the accounting for assets and liabilities arising from loan servicing contracts. SFAS 156 is effective for fiscal years beginning after September 15, 2006. Management does not expect the adoption of SFAS 156 to have a material effect on the Company’s financial statements.

In July 2006, the FASB issued Financial Accounting Standards Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income tax positions taken or expected to be taken in tax returns that effect amounts reported in a company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 is effective for fiscal years beginning after

LAWRENCE PET HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
September 30, 2004

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

December 15, 2006. The Company is currently analyzing the effects of FIN 48. Management is currently evaluating the impact of the adoption of FIN 48 on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” and defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management does not expect the adoption of SFAS 157 to have a material effect on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R),” which changes current practice by requiring employers to recognize the overfunded or underfunded positions of defined benefit postretirement plans, including pension plans, on the balance sheet, and requires the change in funded status to be recognized in other comprehensive income. SFAS 158 is effective for fiscal years ending after December 15, 2006. Management does not expect the adoption of SFAS 158 to have a material effect on the Company’s financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — an amendment of FASB Statement No. 115,” which permits entities to measure many financial instruments and certain other items at fair value, and establishes the presentation and disclosure requirements to facilitate comparisons between entities choosing different measurement attributes for similar types of assets. SFAS 159 is effective for fiscal years ending after November 15, 2007. If elected, the implementation of SFAS 159 is not expected to have a material impact on the Company’s financial statements.

NOTE 3 — CONCENTRATIONS OF RISK

Cash

The Company maintains its cash balances in a bank that from time to time exceed amounts insured by the Federal Deposit Insurance Corporation up to $100,000 per bank. As of September 30, 2004, the Company’s deposits did not exceed federally insured amounts. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk on cash.

Suppliers

For the nine months ended September 30, 2004, two suppliers represented approximately 61% of purchases.

NOTE 4 — PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

Medical equipment	$113,201
Office and computer equipment	24,864
Furniture and fixtures	38,288
176,353

Less accumulated depreciation	(165,713)

Total	$10,640

For the nine months ended September 30, 2004, depreciation expense was $13,339.

LAWRENCE PET HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
September 30, 2004

NOTE 5 — ACCRUED EXPENSES

Accrued expenses consisted of the following:

Payroll and payroll related benefits	$21,257
Sales tax payable	3,773
Accrued property tax	6,162
Total	$31,192

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its facility under a non-cancellable operating lease that expires in December 2005, and requires a monthly payment of $15,000 per month. For the nine months ended September 30, 2004 rent paid under the lease was $135,000.

As of September 30, 2004, future minimum rental payments required under the operating lease were as follows:

Fiscal Year Ending December 31,
2005	$180,000
Total	$180,000

VETS & PETS, INC.
FINANCIAL STATEMENTS
FOR THE PERIOD ENDED
JUNE 24, 2005
dba ALL ABOUT PETS ANIMAL CARE

VETS & PETS, INC.

June 24, 2005

INDEPENDENT AUDITOR’S REPORT

To the Stockholders
Vets & Pets, Inc. dba All About Pets Animal Care
Union City, California

We have audited the accompanying balance sheet of Vets & Pets, Inc. (the “Company”) (dba All About Pets Animal Care) as of June 24, 2005, and the related statement of income, stockholders’ equity, and cash flows for the period from January 1, 2005 through June 24, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 24, 2005, and the results of its operations and its cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Santa Ana, California
June 12, 2007

VETS & PETS, INC.
BALANCE SHEET

ASSETS

Current assets
Cash	$390,529
Accounts receivable	5,832
Inventory	74,739
Prepaid expenses	483

Total current assets	471,583

Property and equipment, net	114,189

Other assets
Deposits	5,513

Total other assets	5,513

Total assets	$591,285

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$117,111
Accrued expenses	14,991
Current portion of capital lease obligations	87,254

Total current liabilities	219,356

Capital lease obligations, net of current portion	297,751

Total liabilities	517,107

Commitments and contingencies

Stockholders’ equity
Common stock, no par value
1,000,000 shares authorized
100,000 shares issued and outstanding	11,394
Additional paid-in capital	376,162
Accumulated deficit	(313,378)

Total stockholders’ equity	74,178

Total liabilities and stockholders’ equity	$591,285

The accompanying notes are an integral part of these financial statements.

VETS & PETS, INC.
STATEMENT OF INCOME
For the period from January 1, 2005 through June 24, 2005

Amount
Net sales	$764,895

Cost of sales	123,421

Gross profit	641,474

General and administrative expenses	565,559

Income from operations	75,915

Other income (expense)
Interest expense	(15,413)

Total other income (expense)	(15,413)

Income before provision for income taxes	60,502

Provision for income taxes	800

Net income	$59,702

The accompanying notes are an integral part of these financial statements.

VETS & PETS, INC.
STATEMENT OF STOCKHOLDERS’ EQUITY
June 24, 2005

	Common Stock
	Shares Issued and Outstanding	Amount	Paid-in Capital	(Accumulated Deficit)	Total
BALANCE — December 31, 2004	100,000	$11,394	$—	$(373,080)	$(361,686)

Stockholder contribution			376,162		376,162

Net income for the period from January 1, 2005 through June 24, 2005	—	—	—	59,702	59,702

BALANCE — June 24, 2005	100,000	$11,394	$376,162	$(313,378)	$74,178

The accompanying notes are an integral part of these financial statements.

VETS & PETS, INC.
STATEMENT OF CASH FLOWS
For the period from January 1, 2005 through June 24, 2005

Reconcilation of net income to net cash flows from operating activities
Net income	$59,702
Adjustments to reconcile net income to net cash flows from operating activities
Depreciation and amortization	16,679
(Increase) decrease in
Accounts receivable	5,827
Inventory	(6,777)
Prepaid expenses	2,137
Increase (decrease) in
Accounts payable	(9,880)
Accrued expenses	(20,481)

Net cash flows from operating activities	47,207

Cash flows from financing activities
Additional paid-in capital contributions	376,162
Principal payments on capital lease obligations	(34,231)

Net cash flows from financing activities	341,931

Net change in cash	389,138

Cash, beginning of year	1,391

Cash, end of year	$390,529

Supplemental disclosure for cash flows information:
Interest expense paid	$15,413
Income taxes paid	$800

The accompanying notes are an integral part of these financial statements.

VETS & PETS, INC.
NOTES TO FINANCIAL STATEMENTS
June 24, 2005

NOTE 1 — BUSINESS ACTIVITY

Vets & Pets, Inc. (the “Company”) was incorporated in the state of California in December 1988. The Company provides veterinary services, including grooming and boarding in the Union City area of California.

On June 24, 2005 the Company’s shareholders sold all of the Company’s outstanding stock to XLNT Veterinary Care, Inc., a Delaware Corporation (“XLNT”), for cash and notes totaling $1,675,000.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is derived from the sale of services, including grooming, boarding, examination, medical treatment, and surgery, as well as the sale of prescription and pet supplies. Revenue associated with services is recognized as patient services are performed and revenue associated with products is recognized as products are delivered to the patient. Payments are generally received after services are performed and products are delivered to patients.

Inventory

Inventory consists primarily of various medicines and surgical and pet supplies. Inventory is stated at the lower of cost (first-in, first-out) or market.

The Company provides an allowance to reduce the inventory carrying value to the lower of cost or net realizable value. In determining net realizable value, the Company assumes the inventory will be offered for sale in the normal course of business and not on a liquidation basis. No allowance was required as of June 24, 2005.

Accounts Receivable

The Company extends credit to its customers. Collateral is generally not required. Credit losses are provided for in the financial statements based on management’s evaluation of historical and current industry trends. Although the Company expects to fully collect amounts due, actual collections may differ from estimated amounts. No allowance was required as of June 24, 2005.

Property and Equipment

Property and equipment are stated at cost. The company provides for depreciation using the straight-line method over the estimated useful lives of various classes of property as follows:

Medical equipment	7–10 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of the estimated useful life or the term of the lease

Expenditures for renewals and betterments are capitalized and maintenance and repairs are charged to expense as incurred. At the time of retirement or disposition of property and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in the results of operations.

VETS & PETS, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
June 24, 2005

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising

The Company expenses advertising costs as incurred. For the period from January 1, 2005 through June 24, 2005, advertising costs were $36,091.

Income Taxes

The Company has elected to be treated as a Small Business Corporation under section 1372(a) of the Internal Revenue Code. Under “S Corporation” status, the stockholders separately account for the Company’s items of income, deductions, and credits. Therefore, these financial statements do not include any provisions for corporate income taxes other than a minimum tax imposed by the State of California.

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” an amendment of SFAS No. 123, “Accounting for Stock-Based Compensation,” and APB Opinion 25, “Accounting for Stock Issued to Employees,” which requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. This statement is effective for all nonpublic entities, as of the first fiscal year beginning after December 15, 2005. Management does not expect adoption of SFAS No. 123(R) to have a material impact on the Company’s financial statements.

In May 2005, FASB issued SFAS No. 154, “Accounting Changes and Error Correction — a replacement of APB Opinion No. 20 and FASB Statement No. 3,” which changes the requirements for the accounting for and reporting of a change in voluntary accounting principles, and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. Management does not expect adoption of SFAS No. 154 to have a material impact on the Company’s financial statements.

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment to FASB Statements No. 133 and 140,” which simplifies the accounting for certain hybrid financial instruments containing embedded derivatives, and amends SFAS No. 140, to eliminate certain restrictions on passive derivative financial instruments that a qualifying special-purpose entity can hold. SFAS 155 is effective for all financial instruments acquired, issued or subject to a re-measurement event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Management does not expect adoption of SFAS No. 155 to have a material impact on the Company’s financial statements.

In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140,” which simplifies the accounting for assets and liabilities arising from loan servicing contracts. SFAS 156 is effective for fiscal years beginning after September 15, 2006. Management does not expect adoption of SFAS No. 156 to have a material impact on the Company’s financial statements.

In July 2006, FASB issued Financial Accounting Standards Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income tax positions taken or expected to be taken in tax returns that effect amounts reported in a company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 is effective for fiscal years beginning after December 15, 2006. Management is currently assessing the effect of FIN 48 on the Company’s financial statement.

In September 2006, FASB issued SFAS 157, “Fair Value Measurements,” and defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management does not expect adoption of SFAS No. 157 to have a material impact on the Company’s financial statements.

VETS & PETS, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
June 24, 2005

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In September 2006, FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R),” which changes current practice by requiring employers to recognize the overfunded or underfunded positions of defined benefit postretirement plans, including pension plans, on the balance sheet, and requires the change in funded status to be recognized in other comprehensive income. SFAS 158 is effective for fiscal years ending after December 15, 2006. Management does not expect adoption of SFAS No. 158 to have a material impact on the Company’s financial statements.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — an amendment of FASB Statement No. 115,” which permits entities to measure many financial instruments and certain other items at fair value, and establishes the presentation and disclosure requirements to facilitate comparisons between entities choosing different measurement attributes for similar types of assets. SFAS 159 is effective for fiscal years ending after November 15, 2007. Management does not expect adoption of SFAS No. 159 to have a material impact on the Company’s financial statements.

NOTE 3 — CONCENTRATIONS OF RISK

Cash

The Company maintains its cash balances in a bank that from time to time exceed amounts insured by the Federal Deposit Insurance Corporation up to $100,000 per bank. As of June 24, 2005, the Company had deposits in excess of federally insured amounts of $305,830. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk on cash.

Customers

For the period from January 1, 2005 through June 24, 2005, no customers accounted for more than 10% of net sales. At June 24, 2005, one customer accounted for 58% of total accounts receivable.

Suppliers

For the period from January 1, 2005 through June 24, 2005, one supplier represented approximately 17% of purchases. At June 24, 2005, three suppliers accounted for 41% of total accounts payable.

NOTE 4 — PROPERTY AND EQUIPMENT, NET

As of June 24, 2005, property and equipment consisted of the following:

Medical equipment	$372,535
Leasehold improvements	301,250
Furniture and fixtures	4,210
677,995
Less accumulated depreciation and amortization	563,806

Total	$114,189

For the period from January 1, 2005 through June 24, 2005, depreciation expense was $16,679.

VETS & PETS, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
June 24, 2005

NOTE 5 — ACCRUED EXPENSES

Payroll and payroll-related benefits	$11,696
Sales tax payable	3,295
Total	$14,991

NOTE 6 — CAPITAL LEASE OBLIGATIONS

As of June 24, 2005, capital lease obligations consisted of the following:

Capital lease obligations — secured by medical equipment and leasehold improvements. Payable total monthly installments of $9,687. Debt matures through October 2008.	$385,005

Less current maturities	87,254
Long-term portion	$297,751

The following is a schedule by years of future minimum lease payments under capital leases and the present values of net minimum lease payments:

Twelve Months Ending June 24,
2006	$116,248
2007	116,248
2008	115,940
2009	103,125
Total minimum lease payments	451,561
Less amount representing interest	66,556
Present value of future minimum lease payments	$385,005

The following is an analysis of the leased equipment under capital leases as of June 24, 2005, which is included in property and equipment:

Medical equipment	$322,152
Leasehold improvements	297,228
619,380
Less accumulated depreciation and amortization	507,645

Total	$111,735

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its facility on a month to month basis at $9,239 per month. For the period from January 1, 2005 through June 24, 2005, rent expense was $62,020.

VETS & PETS, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
June 24, 2005

NOTE 8 — RETIREMENT PLAN

The Company maintains a retirement plan (the “Plan”) for eligible employees who meet certain age and length of service requirements. Contributions to the Plan are at the discretion of management. For the period from January 1, 2005 through June 24, 2005, employer contributions were $5,858.

TARVIN & LENEHAN, INC.
FINANCIAL STATEMENTS
FOR THE TEN MONTHS ENDED
OCTOBER 31, 2005

TARVIN & LENEHAN, INC.

October 31, 2005

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders
Tarvin & Lenehan, Inc.thx
San Diego, California

We have audited the accompanying balance sheet of Tarvin & Lenehan, Inc. (the “Company”) as of October 31, 2005, and the related statement of operations, stockholders’ equity, and cash flows for the ten months then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of October 31, 2005, and the results of its operations and its cash flows for the ten months then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Santa Ana, California
June 12, 2007

TARVIN & LENEHAN, INC.
BALANCE SHEET
October 31, 2005

ASSETS

Current assets
Cash	$228,763
Prepaid expenses and other current assets	7,959
Deferred income taxes	96,416

Total current assets	333,138

Property and equipment, net	29,336

Total assets	$362,474

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$33,120
Accrued expenses	219,977
Income taxes payable	80,373

Total current liabilities	333,470

Deferred income taxes	7,181

Total liabilities	340,651

Commitments and contingencies

Stockholders’ equity
Common stock, no par value, 10,000 shares authorized, 240 shares issued and outstanding	25,842
Additional paid-in capital	224
Advances to stockholders	(1,215)
Accumulated deficit	(3,028)

Total stockholders’ equity	21,823

Total liabilities and stockholders’ equity	$362,474

The accompanying notes are an integral part of these financial statements.

TARVIN & LENEHAN, INC.
STATEMENT OF OPERATIONS
For the Ten Months Ended October 31, 2005

Amount
Net sales	$2,029,003

Cost of sales	378,994

Gross profit	1,650,009

General and administrative expenses	1,660,764

Loss from operations	(10,755)

Other income
Interest income	1,240
Miscellaneous income	1,003

Total other income	2,243

Loss before benefit from income taxes	(8,512)

Benefit from income taxes	(1,490)

Net loss	$(7,022)

The accompanying notes are an integral part of these financial statements.

TARVIN & LENEHAN, INC.
STATEMENT OF STOCKHOLDERS’ EQUITY
For the Ten Months Ended October 31, 2005

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Stockholder Advances	Retained Earnings (Accumulated Deficit)	Total
Balance — January 1, 2005	240	$25,842	$224	$—	$3,994	$30,060

Advances to stockholders	—	—	—	(1,215)	—	(1,215)

Net loss for the ten months ended October 31, 2005	—	—	—	—	(7,022)	(7,022)

Balance — October 31, 2005	240	$25,842	$224	$(1,215)	$(3,028)	$21,823

The accompanying notes are an integral part of these financial statements.

TARVIN & LENEHAN, INC.
STATEMENT OF CASH FLOWS
For the Ten Months Ended October 31, 2005

Cash flows from operating activities
Net loss	$(7,022)
Adjustments to reconcile net loss to net cash flows from operating activities
Depreciation	9,704
Deferred income taxes	(68,497)
Decrease in
Prepaid expenses and other current assets	9,747
Other assets	13,159
Increase (decrease) in
Accounts payable	(7,828)
Accrued expenses	148,495
Income taxes payable	51,207

Net cash flows from operating activities	148,965

Cash flows from investing activities
Purchase of property and equipment	(983)
Repayments of advances to stockholders	7,481
Net cash flows from investing activities	6,498

Net increase in cash	155,463

Cash, beginning of year	73,300

Cash, end of year	$228,763

Supplemental schedule of cash paid for:
Income taxes	$800

The accompanying notes are an integral part of these financial statements.

TARVIN & LENEHAN, INC.
NOTES TO FINANCIAL STATEMENTS
October 31, 2005

NOTE 1 — BUSINESS ACTIVITY

Tarvin & Lenehan, Inc. (the “Company”) was incorporated in the state of California in July 1994 and does business under the name Veterinary Surgical Specialists. The Company provides specialized medical and surgical services for pets, including 24-hour critical and emergency care in the San Diego area.

On October 31, 2005, the Company’s stockholders sold all of the Company’s outstanding stock to XLNT Veterinary Care Inc., a Delaware Corporation, for cash and notes totaling $2,380,000.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is derived from providing medical and surgical services for pets, including 24-hour critical and emergency care. Revenue is recognized as patient services are performed. Payments are generally received after services are performed.

Property and Equipment

Property and equipment are stated at cost. The Company provides for deprecation using the straight-line method over the estimated useful lives of various classes of property as follows:

Computer equipment	5 years
Furniture and fixtures and medical equipment	5 years
Leasehold improvements	Lesser of economic life or term of lease

Expenditures for renewals and betterments are capitalized and maintenance and repairs are charged to expense as incurred. At the time of retirement or disposition of property and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in the results of operations.

Advertising

The Company expenses advertising costs as incurred. For the ten months ended October 31, 2005, advertising costs were $4,230.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. No valuation allowance was established as of October 31, 2005, as full realization of the future deductions is anticipated. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

TARVIN & LENEHAN, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
October 31, 2005

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” an amendment of SFAS No. 123, “Accounting for Stock-Based Compensation,” and APB Opinion 25, “Accounting for Stock Issued to Employees,” which requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. This statement is effective for all nonpublic entities, as of the first fiscal year beginning after December 15, 2005. Management does not expect the adoption of SFAS 123R to have a material effect on the Company’s financial statements.

In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140,” which simplifies the accounting for assets and liabilities arising from loan servicing contracts. SFAS 156 is effective for fiscal years beginning after September 15, 2006. Management does not expect the adoption of SFAS 156 to have a material effect on the Company’s financial statements.

In July 2006, the FASB issued Financial Accounting Standards Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income tax positions taken or expected to be taken in tax returns that effect amounts reported in a company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently analyzing the effects of FIN 48.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements,” and defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management does not expect the adoption of SFAS 157 to have a material effect on the Company’s financial statements.

In September 2006, FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R),” which changes current practice by requiring employers to recognize the overfunded or underfunded positions of defined benefit postretirement plans, including pension plans, on the balance sheet, and requires the change in funded status to be recognized in other comprehensive income. SFAS 158 is effective for fiscal years ending after December 15, 2006. Management does not expect the adoption of SFAS 158 to have a material effect on the Company’s financial statements.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — an amendment of FASB Statement No. 115,” which permits entities to measure many financial instruments and certain other items at fair value, and establishes the presentation and disclosure requirements to facilitate comparisons between entities choosing different measurement attributes for similar types of assets. SFAS 159 is effective for fiscal years ending after November 15, 2007. Management does not expect the adoption of SFAS 159 to have a material effect on the Company’s financial statements.

NOTE 3 — CONCENTRATIONS OF RISK

Cash

The Company maintains its cash balances in a bank that from time to time exceed amounts insured by the Federal Deposit Insurance Corporation up to $100,000 per bank. As of October 31, 2005, the Company’s deposits exceeded federally insured amounts by $167,760. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk on cash.

TARVIN & LENEHAN, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
October 31, 2005

NOTE 4 — PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following at October 31, 2005:

Computer equipment	$14,629
Furniture and fixtures	66,912
Leasehold improvements	37,286
118,827
Less accumulated depreciation	(89,491)

Total	$29,336

For the ten months ended October 31, 2005, depreciation expense was $9,704.

NOTE 5 — ACCRUED EXPENSES

Accrued expenses consisted of the following at October 31, 2005:

Accrued payroll and payroll related benefits	$68,517
Accrued profit sharing contributions	52,430
Accrued professional fees	34,583
Accrued vacation	20,436
Accrued insurance	2,408
Deferred rent	12,516
Other	29,087
Total	$219,977

NOTE 6 — INCOME TAXES

Current income tax provision:
Federal	$49,382
State	12,259

Total current	61,641

Deferred tax benefit:
Federal	(51,493)
State	(11,638)

Total deferred	(63,131)

Benefit from income taxes	$(1,490)

TARVIN & LENEHAN, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
October 31, 2005

NOTE 6 — INCOME TAXES (Continued)

Deferred income taxes reflect the estimated effects of temporary differences between assets and liabilities for financial reporting purposes and those amounts as measured by tax laws and regulations. The components of deferred income tax assets and liabilities at October 31, 2005 were as follows:

	October 31, 2005
	Assets	Liabilities
Current
Cash basis adjustment	$92,125	$—
State taxes	4,291	—

Non-current:
Accelerated depreciation	—	7,181

Total	$96,416	$7,181

NOTE 7 — COMMITMENTS

Operating Leases

The Company leases its facilities from a related party under an operating sublease agreement which became effective September 1, 2004. The sublease expires on August 31, 2007 and currently requires monthly payments of $10,262. For the ten months ended October 31, 2005, rent paid under the lease was $117,353.

As of October 31, 2005, future minimum rental payments required under the operating lease were as follows:

Twelve Months Ending October 31,
2006	$140,360
2007	121,180
Total	$262,540

NOTE 8 — PROFIT-SHARING RETIREMENT PLAN

The Company maintains a profit-sharing retirement plan for eligible employees who meet certain age and length of service requirements. Contributions to the plan are at the discretion of management. For the ten months ended October 31, 2005, employer profit sharing contributions were $52,430.

YUBA-SUTTER VETERINARY HOSPITAL, INC.
FINANCIAL STATEMENTS
FOR THE ELEVEN MONTHS ENDED
NOVEMBER 30, 2005
AND FOR THE YEAR ENDED
DECEMBER 31, 2004

YUBA-SUTTER VETERINARY HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS

November 30, 2005
December 31, 2004

INDEPENDENT AUDITOR’S REPORT

To the Stockholders
Yuba-Sutter Veterinary Hospital, Inc.
Yuba City, California

We have audited the accompanying balance sheets of Yuba-Sutter Veterinary Hospital, Inc. (the “Company”) as of November 30, 2005 and December 31, 2004, and the related statements of income, stockholders’ equity, and cash flows for the eleven months and year then ended, respectively. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of November 30, 2005 and December 31, 2004, and the results of its operations and its cash flows for the eleven months and year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Santa Ana, California
June 12, 2007

YUBA-SUTTER VETERINARY HOSPITAL, INC.
BALANCE SHEETS
November 30, 2005 and December 31, 2004

ASSETS

	November 30, 2005	December 31, 2004
Current assets
Cash	$—	$39,874
Inventory	39,184	32,468
Prepaid expenses and other current assets	11,521	3,502
Deferred income taxes	—	5

Total current assets	50,705	75,849

Property and equipment, net	27,008	63,203

Other assets
Goodwill	5,000	5,000

Total other assets	5,000	5,000

Total assets	$82,713	$144,052

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Bank overdraft	$51,013	$—
Accounts payable	19,830	22,772
Accrued expenses	32,533	8,413
Income taxes payable	1,412	133
Deferred income taxes	486	—
Total liabilities	105,274	31,318

Commitments and contingencies

Stockholders’ equity (deficit)
Common stock, no par value
1,000 shares authorized,
1,000 shares issued and outstanding	1,000	1,000
Additional paid-in capital	45,018	—
Retained earnings	(68,579)	111,734

Total stockholders’ equity (deficit)	(22,561)	112,734

Total liabilities and stockholders’ equity	$82,713	$144,052

The accompanying notes are an integral part of these financial statements.

YUBA-SUTTER VETERINARY HOSPITAL, INC.
STATEMENTS OF INCOME
For the Eleven Months Ended November 30, 2005 and
For the Year Ended December 31, 2004

	For the eleven months ended November 30, 2005	For the year ended December 31, 2004
	Amount	Amount
Net sales	$1,799,096	$1,703,599

Cost of sales	1,284,105	1,049,025

Gross profit	514,991	654,574

General and administrative expenses	398,216	602,393

Income from operations	116,775	52,181

Other income (expense)
Interest income	1,216	267
Gain on sale of property and equipment	1,917	—
Interest expense	(153)	(117)

Total other income (expense)	2,980	150

Income before provision for income taxes	119,755	52,331

Provision for income taxes	2,570	637

Net income	$117,185	$51,694

The accompanying notes are an integral part of these financial statements.

YUBA-SUTTER VETERINARY HOSPITAL, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
November 30, 2005 and December 31, 2004

	Common Stock
	Shares Issued and Outstanding	Amount	Additional Paid-in Capital	Retained Earnings	Total
Balance — December 31, 2003	1,000	$1,000	$—	$90,760	$91,760

Common stock, No par value
1,000 shares authorized
1,000 shares issued and outstanding

Distribution				(30,720)	(30,720)
Net income for the year ended December 31, 2004	—	—	—	51,694	51,694

BALANCE — December 31, 2004	1,000	1,000	—	111,734	112,734

Contribution			45,018		45,018
Distribution				(297,498)	(297,498)
Net income for the eleven months ended November 30, 2005	—	—	—	117,185	117,185

BALANCE — November 30, 2005	1,000	$1,000	$45,018	$(68,579)	$(22,561)

The accompanying notes are an integral part of these financial statements.

YUBA-SUTTER VETERINARY HOSPITAL, INC.
STATEMENTS OF CASH FLOWS
For the Eleven Months Ended November 30, 2005 and
For the Year Ended December 31, 2004

	For the eleven months ended November 30, 2005	For the year ended December 31, 2004
Reconciliation of net income to net cash flows from operating activities
Net income	$117,185	$51,694
Adjustments to reconcile net income to net cash flows from operating activities
Depreciation	8,112	12,147
Gain on sale of property and equipment	(1,917)	—
Deferred income taxes	491	(237)
(Increase) decrease in
Accounts receivable	—	22,365
Inventory	(6,716)	(7,481)
Prepaid expenses and other current assets	(8,019)	(50)
Increase (decrease) in
Bank overdraft	51,013	—
Accounts payable	(2,941)	(4,359)
Accrued expenses	24,120	3,040
Income taxes payable	1,279	74

Net cash flows from operating activities	182,607	77,193

Cash flows from investing activities
Proceeds from sale of property and equipment	29,999	—
Purchase of property and equipment	—	(62,264)

Net cash flows from investing activities	29,999	(62,264)

Cash flows from financing activities
Distribution to stockholders	(297,498)	(30,720)
Contribution from stockholders	45,018	—

Net cash flows from financing activities	(252,480)	(30,720)

Net change in cash	(39,874)	(15,791)

Cash, beginning of year	39,874	55,665

Cash, end of year	$—	$39,874

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$153	$117
Income taxes	$800	$800

The accompanying notes are an integral part of these financial statements.

YUBA-SUTTER VETERINARY HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS
November 30, 2005
December 31, 2004

NOTE 1 — BUSINESS ACTIVITY

Yuba-Sutter Veterinary Hospital, Inc. (the “Company”) was incorporated in the state of California in April 1979. The Company provides veterinary services, including grooming and boarding in the Yuba City area.

On November 30, 2005 the Company’s shareholders sold all of the Company’s outstanding stock to XLNT Veterinary Care, Inc., a Delaware Corporation, for cash and a note totaling $2,400,000.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is derived from the sale of services, including grooming, boarding, examination, medical treatment, and surgery, as well as the sale of prescriptions and pet supplies. Revenue associated with services is recognized as patient services are performed and revenue associated with products is recognized as products are delivered to the patient. Payments are generally received after services are performed and products are delivered to patients.

Inventory

Inventory consists primarily of various medicines, surgical and pet supplies. Inventory is stated at the lower of cost (first-in, first-out) or market.

The Company assesses the need for an allowance to reduce the inventory carrying value to the lower or cost of net realizable value. In determining net realizable value, the Company assumes the inventory will be offered for sale in the normal course of business and not on a liquidation basis. No allowance was required as of November 30, 2005 or December 31, 2004.

Property and Equipment

Property and equipment are stated at cost. The Company provides for deprecation using the straight-line method over the estimated useful lives of various classes of property as follows:

Medical equipment	5 years
Office and computer equipment	5 years
Furniture and fixtures	7 years
Autos & trucks	5 years
Leasehold improvements	Lesser of economic life or lease term

Expenditures for renewals and betterments are capitalized and maintenance and repairs are charged to expense as incurred. At the time of retirement or disposition of property and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in the results of operations.

YUBA-SUTTER VETERINARY HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
November 30, 2005
December 31, 2004

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill

In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that acquired intangible assets shall be initially recognized and measured based on its fair value. The statement also provides that goodwill and other intangible assets with indefinite useful life should not be amortized but shall be tested for impairment annually or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. Management has determined that no impairment exists as of November 30, 2005 or December 31, 2004.

Advertising

The Company expenses advertising costs as incurred. For the eleven months ended November 30, 2005 and the year ended December 31, 2004, advertising costs were $41,070 and $45,685, respectively.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will not be realized. No valuation allowance was established as of November 30, 2005 and December 31, 2004, as full realization of the future deductions is anticipated. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company elected “S Corporation” status for federal and state income tax purposes. Under “S Corporation” status, the stockholder separately accounts for the Company’s items of income, deduction, losses, and credits. Therefore, these statements do not include any provision for corporate income taxes other than tax imposed by the state of California.

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” an amendment of SFAS No. 123, “Accounting for Stock-Based Compensation,” and APB Opinion 25, “Accounting for Stock Issued to Employees,” which requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. This statement is effective for all non-public entities, as of the first fiscal year beginning after December 15, 2005. Management does not expect adoption of SFAS 123(R) to have a material impact on the Company’s financial statements.

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 clarifies that the term “conditional asset retirement obligation” as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and(or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and(or) method of settlement. Uncertainty about the timing and(or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for calendar-

YUBA-SUTTER VETERINARY HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
November 30, 2005
December 31, 2004

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

year companies). Retrospective application of interim financial information is permitted but is not required. Management does not expect adoption of FIN 47 to have a material impact on the Company’s financial statements.

In May 2005, FASB issued SFAS 154, “Accounting Changes and Error Correction — a replacement of APB Opinion No. 20 and FASB Statement No. 3,” which changes the requirements for the accounting for and reporting of a change in voluntary accounting principles, and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. Management does not expect adoption of SFAS 154 to have a material impact on the Company’s financial statements.

In February 2006, FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments — an amendment to FASB Statements No. 133 and 140,” which simplifies the accounting for certain hybrid financial instruments containing embedded derivatives, and amends SFAS No. 140, to eliminate certain restrictions on passive derivative financial instruments that a qualifying special-purpose entity can hold. SFAS 155 is effective for all financial instruments acquired, issued or subject to a re-measurement event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Management does not expect adoption of SFAS No. 155 to have a material impact on the Company’s financial statements.

In March 2006, FASB issued SFAS 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140,” which simplifies the accounting for assets and liabilities arising from loan servicing contracts. SFAS 156 is effective for fiscal years beginning after September 15, 2006. Management does not expect the adoption of SFAS 156 to have a material effect on the Company’s financial statements.

In July 2006, FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income tax positions taken or expected to be taken in tax returns that effect amounts reported in a company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently analyzing the effects of FIN 48. Management is currently evaluating the impact of the adoption of FIN 48 on the Company’s financial statements.

In September 2006, FASB issued SFAS 157, “Fair Value Measurements,” and defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management does not expect the adoption of SFAS 157 to have a material effect on the Company’s financial statements.

In September 2006, FASB issued SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R),” which changes current practice by requiring employers to recognize the overfunded or underfunded positions of defined benefit postretirement plans, including pension plans, on the balance sheet, and requires the change in funded status to be recognized in other comprehensive income. SFAS 158 is effective for fiscal years ending after December 15, 2006. Management does not expect the adoption of SFAS 158 to have a material effect on the Company’s financial statements.

In February 2007, FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities — an amendment of FASB Statement No. 115,” which permits entities to measure many financial instruments and certain other items at fair value, and establishes the presentation and disclosure requirements to facilitate comparisons between entities choosing different measurement attributes for similar types of assets. SFAS 159 is effective for fiscal years ending after November 15, 2007. If elected, the implementation of SFAS 159 is not expected to have a material impact on the Company’s financial statements.

YUBA-SUTTER VETERINARY HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
November 30, 2005
December 31, 2004

NOTE 3 — CONCENTRATIONS OF RISK

Cash

The Company maintains its cash balances in a bank that from time to time exceed amounts insured by the Federal Deposit Insurance Corporation up to $100,000 per bank. As of November 30, 2005 and December 31, 2004, the Company’s deposits did not exceed federally insured amounts. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk on cash.

NOTE 4 — PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	November 30, 2005	December 31, 2004
Medical equipment	$33,311	$33,311
Office and computer equipment	60,520	60,519
Furniture and fixtures	18,058	18,058
Autos and trucks	—	68,341
Leasehold improvements	51,279	51,279
	163,168	231,508
Less accumulated depreciation	(136,160)	(168,305)
Total	$27,008	$63,203

For the eleven months ended November 30, 2005 and the year ended December 31, 2004, depreciation expense was $8,112 and $12,147, respectively.

NOTE 5 — ACCRUED EXPENSES

	November 30, 2005	December 31, 2004
Payroll and payroll related benefits	$31,048	$6,458
Sales tax payable	1,485	1,955
Total	$32,533	$8,413

NOTE 6 — INCOME TAXES

	For the Eleven Months Ended November 30, 2005	For the year Ended December 31, 2004
Currently payable:
Federal	$—	$—
State	2,079	874
Total current	2,079	874
Deferred income taxes:
Federal	—	—
State	491	(237)
Total deferred	491	(237)
Provision for income taxes	$2,570	$637

YUBA-SUTTER VETERINARY HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
November 30, 2005
December 31, 2004

NOTE 6 — INCOME TAXES (Continued)

Deferred income taxes reflect the estimated effects of temporary differences between assets and liabilities for financial reporting purposes and those amounts as measured by tax laws and regulations. The components of deferred income tax assets and liabilities at November 30, 2005 and December 31, 2004 were as follows:

	November 30, 2005		December 31, 2004
	Assets	Liabilities	Assets	Liabilities
Current:
Cash basis adj.	$—	$—	$—	$—
State taxes	—	486	5	—
Cont. carryover	—	—	—	—
Non-current:
Accelerated dep.	—	—	—	—
Total	$—	$486	$5	$—

NOTE 7 — COMMITMENTS, CONTINGENCIES, AND RELATED PARTY TRANSACTIONS

Operating Leases

The Company leases its facility from a related party on a month to month basis at $10,000 per month. For the eleven months ended November 30, 2005 and the year ended December 31, 2004, rent paid under the lease was $105,492 and $93,724, respectively.

Management has evaluated the need for consolidation of the related party as a variable interest entity (“VIE”) under FIN 46 (R) and has concluded that consolidation is not necessary.

As of November 30, 2005, future minimum rental payments required under the operating lease were as follows:

Fiscal Year Ending November 30,
2006	$120,000
2007	120,000
2008	120,000
2009	120,000
2010	120,000
Total	$600,000

NOTE 8 — PROFIT-SHARING RETIREMENT PLAN

The Company maintains a profit-sharing retirement plan for eligible employees who meet certain age and length of service requirements. Contributions to the plan are at the discretion of management. For the eleven months ended November 30, 2005, and the year ended December 31, 2004, employer profit sharing contributions were $1,088 and $1,250, respectively.

MCCONNELL & FENTON, INC.
FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED
MARCH 31, 2006
AND FOR THE YEAR ENDED
DECEMBER 31, 2005

MCCONNELL & FENTON, INC.

March 31, 2006
December 31, 2005

INDEPENDENT AUDITOR’S REPORT

To the Stockholders
McConnell & Fenton Inc.
La Quinta, California

We have audited the accompanying balance sheets of McConnell & Fenton, Inc. (the “Company”) as of March 31, 2006 and December 31, 2005, and the related statements of operations, stockholders’ deficit, and cash flows for the three months and year then ended, respectively. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2006 and December 31, 2005, and the results of its operations and its cash flows for the three months and year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Santa Ana, California
June 12, 2007

MCCONNELL & FENTON, INC.
BALANCE SHEETS

ASSETS

	March 31, 2006	December 31, 2005
Current assets
Cash	$58,419	$29,967
Accounts receivable, net of allowance for doubtful accounts of $127,838 and $126,027 in 2006 and 2005, respectively	10,160	945
Inventory	55,952	46,770
Prepaid expenses and other current assets	26,633	8,191
Income taxes receivable	—	6,558
Deferred income taxes	7,925	19,146
Total current assets	159,089	111,577

Property and equipment, net	46,554	60,289

Other assets
Deferred income taxes	10,860	—
Deposits	2,027	2,027
Total other assets	12,887	2,027
Total assets	$218,530	$173,893

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$87,288	$81,095
Accrued expenses	56,553	21,372
Income taxes payable	19,736	—
Current portion of capital lease obligations	15,670	20,837
Lines of credit	204,231	220,272
Total current liabilities	383,478	343,576

Capital lease obligations, net of current portion	30,249	30,249
Total liabilities	413,727	373,825

Commitments and contingencies

Stockholders’ deficit
Common stock, no par value
100,000 shares authorized
10,000 shares issued and outstanding	10,000	10,000
Advance to shareholders	(387,841)	(377,089)
Retained earnings	182,644	167,157
Total stockholders’ deficit	(195,197)	(199,932)
Total liabilities and stockholders’ deficit	$218,530	$173,893

The accompanying notes are an integral part of these financial statements.

MCCONNELL & FENTON, INC.
STATEMENTS OF OPERATIONS

	For the three months ended March 31, 2006	For the year ended December 31, 2005
	Amount	Amount
Net sales	$595,710	$1,929,256
Cost of sales	166,413	534,890
Gross profit	429,297	1,394,366
General and administrative expenses	370,965	1,395,103
Income (loss) from operations	58,332	(737)
Other expense
Interest expense	(6,208)	(24,717)
Impairment of property and equipment	(7,790)	—
Total other expense	(13,998)	(24,717)
Income (loss) before provision for income taxes	44,334	(25,454)
Provision for income taxes	28,847	11,247
Net income (loss)	$15,487	$(36,701)

The accompanying notes are an integral part of these financial statements.

MCCONNELL & FENTON, INC.
STATEMENTS OF STOCKHOLDERS’ DEFICIT
For the Three Months Ended March 31, 2006
And for the Year Ended December 31, 2005

	Common Stock
	Shares Issued and Outstanding	Amount	Advance to Shareholders	Retained Earnings	Total
BALANCE — December 31, 2004	10,000	$10,000	$(395,388)	$203,858	$(181,530)
Common stock, no par value
100,000 shares authorized
10,000 shares issued and outstanding
Payment on advance to shareholders			18,299		18,299
Net loss for the year ended December 31, 2005	—	—	—	(36,701)	(36,701)
BALANCE — December 31, 2005	10,000	10,000	(377,089)	167,157	(199,932)
Advance to shareholders			(10,752)		(10,752)
Net income for the three months ended March 31, 2006	—	—	—	15,487	15,487
BALANCE — March 31, 2006	10,000	$10,000	$(387,841)	$182,644	$(195,197)

The accompanying notes are an integral part of these financial statements.

MCCONNELL & FENTON, INC.
STATEMENTS OF CASH FLOWS

	For the three months ended March 31, 2006	For the year ended December 31, 2005
Reconcilation of net income (loss) to net cash flows from operating activities
Net income (loss)	$15,487	$(36,701)
Adjustments to reconcile net income (loss) to net cash flows from operating activities
Reserves for doubtful accounts	1,811	1,490
Depreciation	7,502	29,452
Impairment of property and equipment	7,790	—
Deferred income taxes	361	8,205
(Increase) decrease in
Accounts receivable	(11,026)	459
Inventory	(9,182)	9,037
Prepaid expenses and other current assets	(18,442)	2,752
Income taxes receivable	6,558	(6,558)
Increase (decrease) in
Accounts payable	6,193	29,357
Accrued expenses	35,181	(7,093)
Income taxes payable	19,736	—

Net cash flows from operating activities	61,969	30,400

Cash flows from investing activities
Purchase of property and equipment	(1,557)	(2,791)

Net cash flows from investing activities	(1,557)	(2,791)

Cash flows from financing activities
Net payments on line of credit	(16,041)	(43,901)
Principal payments on capital lease obligations	(5,167)	(18,528)
Net (advances to) / contributions from stockholders	(10,752)	18,299

Net cash flows from financing activities	(31,960)	(44,130)

Net change in cash	28,452	(16,521)

Cash, beginning of year	29,967	46,488

Cash, end of year	$58,419	$29,967

Supplemental schedule of cash paid for
Income taxes	$5,516	$9,600
Interest	$6,208	$24,717

The accompanying notes are an integral part of these financial statements.

MCCONNELL & FENTON, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2006
December 31, 2005

NOTE 1 — BUSINESS ACTIVITY

McConnell & Fenton, Inc. (the “Company”) was incorporated in the state of California in August 1998. The Company provides veterinary services, including grooming and boarding, as well as pet supplies and pet food in the La Quinta, California area.

On March 31, 2006 the Company was acquired by XLNT Veterinary Care, Inc. XLNT Veterinary Care Inc., a Delaware Corporation, entered into a stock purchase agreement with the Company to purchase all outstanding shares of the Company for total consideration of $1,100,000 in cash, assumption of up to $345,000 in debt, and a convertible note payable with a principal amount of $500,000.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is derived by providing veterinary services, including grooming and boarding. Revenue associated with services is recognized as patient services are performed and revenue associated with products is recognized as products are delivered to the patient. Payments are generally received after services are performed and products are delivered to patients.

Inventory

Inventory consists primarily of various medicines and surgical and pet supplies. Inventory is stated at the lower of cost (first-in, first-out) or market.

The Company assesses the need for an allowance to reduce the inventory carrying value to the lower of cost or net realizable value. In determining net realizable value, the Company assumes the inventory will be offered for sale in the normal course of business and not on a liquidation basis. No allowance was required as of March 31, 2006 and December 31, 2005.

Accounts Receivable

The Company extends credit to its customers. Collateral is generally not required. Credit losses are provided for in the financial statements based on management’s evaluation of historical and current industry trends. Although the Company expects to fully collect amounts due, actual collections may differ from estimated amounts.

Property and Equipment

Property and equipment are stated at cost. The Company provides for amortization and depreciation using the straight-line method over the estimated useful lives of various classes of property as follows:

Computers and medical equipment	5 years
Furniture and fixtures	5 years
Vehicles	5 years
Leasehold improvements	lesser of useful life or lease term

MCCONNELL & FENTON, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
March 31, 2006
December 31, 2005

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Expenditures for renewals and betterments are capitalized and maintenance and repairs are charged to expense as incurred. At the time of retirement or disposition of property and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in the results of operations.

Advertising

The Company expenses advertising costs as incurred. For the three months ended March 31, 2006 and the year ended December 31, 2005, advertising costs were $6,384 and $18,328, respectively.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will not be realized. No valuation allowance was established as of March 31, 2006 and December 31, 2005, as full realization of the future deductions is anticipated. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Adoption of Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment”, an amendment of SFAS No. 123, “Accounting for Stock-Based Compensation”, and APB Opinion 25, “Accounting for Stock Issued to Employees,” which requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. This statement is effective for all nonpublic entities, as of the first fiscal year beginning after December 15, 2005. The adoption of SFAS No. 123 (R) did not have a material effect on the Company’s financial statements.

In May 2005, FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3,” which changes the requirements for the accounting for and reporting of a change in voluntary accounting principles, and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. The adoption of SFAS No. 154 did not have a material effect on the Company’s financial statements.

In March 2005, FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 clarifies that the term “conditional asset retirement obligation” as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and(or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for calendar-year companies). Retrospective application of interim financial information is permitted but is not required. Management does not expect adoption of FIN 47 to have a material impact on the Company’s financial statements.

MCCONNELL & FENTON, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
March 31, 2006
December 31, 2005

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment to FASB Statements No. 133 and 140,” which simplifies the accounting for certain hybrid financial instruments containing embedded derivatives, and amends SFAS No. 140, to eliminate certain restrictions on passive derivative financial instruments that a qualifying special-purpose entity can hold. SFAS 155 is effective for all financial instruments acquired, issued or subject to a re-measurement event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Management does not expect adoption of SFAS No. 155 to have a material impact on the Company’s financial statements.

In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140,” which simplifies the accounting for assets and liabilities arising from loan servicing contracts. SFAS 156 is effective for fiscal years beginning after September 15, 2006. Management does not expect the adoption of SFAS 156 to have a material effect on the Company’s financial statements.

In July 2006, FASB issued Financial Accounting Standards Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income tax positions taken or expected to be taken in tax returns that effect amounts reported in a company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently analyzing the effects of FIN 48.

In September 2006, FASB issued SFAS 157, “Fair Value Measurements,” and defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management does not expect the adoption of SFAS 157 to have a material effect on the Company’s financial statements.

In September 2006, FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R),“ which changes current practice by requiring employers to recognize the overfunded or underfunded positions of defined benefit postretirement plans, including pension plans, on the balance sheet, and requires the change in funded status to be recognized in other comprehensive income. SFAS 158 is effective for fiscal years ending after December 15, 2006. Management does not expect the adoption of SFAS 158 to have a material effect on the Company’s financial statements.

In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — an amendment of FASB Statement No. 115,” which permits entities to measure many financial instruments and certain other items at fair value, and establishes the presentation and disclosure requirements to facilitate comparisons between entities choosing different measurement attributes for similar types of assets. SFAS 159 is effective for fiscal years ending after November 15, 2007. If elected, the implementation of SFAS 159 is not expected to have a material impact on the Company’s financial statements.

NOTE 3 — CONCENTRATIONS OF RISK

Cash

The Company maintains its cash balances in two separate banks that from time to time exceed amounts insured by the Federal Deposit Insurance Corporation up to $100,000 per bank. As of March 31, 2006 and December 31, 2005, the Company’s deposits did not exceed federally insured amounts. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk on cash.

MCCONNELL & FENTON, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
March 31, 2006
December 31, 2005

NOTE 4 — PREPAID EXPENSES AND OTHER CURRENT ASSETS

	March 31, 2006	December 31, 2005
Prepaid insurance	$26,633	$7,941
Employee advances	—	250
Total	$26,633	$8,191

NOTE 5 — PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	March 31, 2006	December 31, 2005
Computer and medical equipment	$209,042	$207,485
Furniture and fixtures	12,034	12,034
Vehicles	—	87,641
Leasehold improvements	7,380	7,380
	228,456	314,540
Less accumulated depreciation	(181,902)	(254,251)

Total	$46,554	$60,289

For the three months ended March 31, 2006 and the year ended December 31, 2005, depreciation expense was $7,502 and $29,452, respectively.

NOTE 6 — ACCRUED EXPENSES

	March 31, 2006	December 31, 2005
Payroll and payroll-related benefits	$50,790	$9,277
Payroll taxes payable	3,936	10,468
Sales tax payable	1,827	1,627
Total	$56,553	$21,372

NOTE 7 — CAPITAL LEASE OBLIGATIONS

Capital lease obligations consisted of the following:

	March 31, 2006	December 31, 2005
Capital lease obligations — secured by medical equipment. Payable in monthly installments of $2,048. Debt matures through April 2009.	$45,919	$51,086

Less current maturities	15,670	20,837

Long-term portion	$30,249	$30,249

MCCONNELL & FENTON, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
March 31, 2006
December 31, 2005

NOTE 7 — CAPITAL LEASE OBLIGATIONS (Continued)

The following is a schedule by years of future minimum lease payments under capital leases and the present values of net minimum lease payments:

Year Ending December 31,
2006	$18,768
2007	15,698
2008	13,174
2009	4,391

Total minimum lease payments	52,031

Less amount representing interest	6,112

Present value of future minimum lease payments	$45,919

The following is an analysis of the leased equipment under capital leases as of March 31, 2006, which is included in property and equipment:

Medical equipment	$105,325
Less accumulated amortization	73,725
Total	$31,600

NOTE 8 — LINES OF CREDIT

The Company maintains two lines of credit as follows:

Revolving line of credit that allows the Company to borrow up to a maximum of $65,000. Interest is payable monthly at prime rate (7.25% at March 31, 2006 and 7.5% at December 31, 2005) plus 2.0% with principal due in January 2010. As of March 31, 2006 and December 31, 2005 the unused balances under this line of credit amounted to $2,708 and $0, respectively. This line of credit is secured by the Company’s property and equipment.

Revolving line of credit that allows the Company to borrow up to a maximum of $200,000. Interest is payable monthly at prime rate (7.25% at March 31, 2006 and 7.5% at December 31, 2005) plus 1.5% with principal due in October 2009. As of March 31, 2006 and December 31, 2005 the unused balances under this line of credit amounted to $58,061 and $44,728, respectively.

Both lines of credit are personally guaranteed by the Company’s stockholders.

MCCONNELL & FENTON, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
March 31, 2006
December 31, 2005

NOTE 9 — INCOME TAXES

	For the Three Months Ended March 31, 2006	For the year Ended December 31, 2005
Currently payable:
Federal	$20,313	$2,242
State	4,939	800

Total current	25,252	3,042

Deferred income taxes:
Federal	(213)	6,153
State	3,808	2,052

Total deferred	3,595	8,205

Provision for income taxes	$28,847	$11,247

Deferred income taxes reflect the estimated effects of temporary differences between assets and liabilities for financial reporting purposes and those amounts as measured by tax laws and regulations. The components of deferred income tax assets and liabilities at March 31, 2006 and December 31, 2005 were as follows:

	March 31, 2006		December 31, 2005
	Assets	Liabilities	Assets	Liabilities
Current deferred taxes
Cash basis adjustment	$6,196	$—	$9,722	$—
State taxes	1,729	—	280	—

Non-current deferred taxes
Depreciation	10,860	—	9,144	—
Total	$18,785	$—	$19,146	$—

NOTE 10 — COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its facility on a month-to-month basis at $4,753 per month. For the three months ended March 31, 2006 and the year ended December 31, 2005, rent paid under the lease was $15,013 and $55,285, respectively.

SAN CARLOS VETERINARY HOSPITAL, INC.
FINANCIAL STATEMENTS
FOR THE ELEVEN MONTHS ENDED
APRIL 30, 2006

SAN CARLOS VETERINARY HOSPITAL, INC.

April 30, 2006

INDEPENDENT AUDITOR’S REPORT

To the Stockholders
San Carlos Veterinary Hospital, Inc.
San Diego, California

We have audited the accompanying balance sheet of San Carlos Veterinary Hospital, Inc. (the “Company”) as of April 30, 2006, and the related statements of income, stockholders’ equity and cash flows for the eleven months then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of April 30, 2006, and the results of its operations and its cash flows for the eleven months then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Santa Ana, California
June 12, 2007

SAN CARLOS VETERINARY HOSPITAL, INC.
BALANCE SHEET
April 30, 2006

ASSETS
Current assets
Cash	$31,700
Accounts receivable, net of allowance for doubtful accounts of $5,238	2,212
Inventory	46,914
Prepaid expenses and other current assets	11,281
Deferred income taxes	2,576
Total current assets	94,683
Property and equipment, net	46,876
Total assets	$141,559

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$11,945
Accrued expenses	44,097
Current portion of long-term debt	11,242
Total current liabilities	67,284
Long-term debt, net of current portion	32,880
Deferred income taxes	11,180
Total liabilities	111,344
Commitments and contingencies
Stockholders’ equity
Common stock, no par value, 100,000 shares authorized, 10,000 shares issued and outstanding	10,000
Retained earnings	20,215
Total stockholders’ equity	30,215
Total liabilities and stockholders’ equity	$141,559

The accompanying notes are an integral part of these financial statements.

SAN CARLOS VETERINARY HOSPITAL, INC.
STATEMENT OF INCOME
For the Eleven Months Ended April 30, 2006

Net sales	$1,294,702
Cost of sales	189,448
Gross profit	1,105,254
General and administrative expenses	1,092,818
Income from operations	12,436
Other income (expense)
Interest income	4,169
Interest expense	(4,026)
Other income	10,000
Total other income	10,143
Income before provision for income taxes	22,579
Provision for income taxes	9,540
Net income	$13,039

The accompanying notes are an integral part of these financial statements.

SAN CARLOS VETERINARY HOSPITAL, INC.
STATEMENT OF STOCKHOLDERS’ EQUITY
For the Eleven Months Ended April 30, 2006

	Common Stock
	Shares Issued and Outstanding	Amount	Retained Earnings	Total
BALANCE — May 31, 2005	10,000	$10,000	$192,176	$202,176
Common stock, no par value
100,000 shares authorized
10,000 shares issued and outstanding
Distributions to stockholders	—	—	(185,000)	(185,000)
Net income for the eleven months ended April 30, 2006	—	—	13,039	13,039
BALANCE — April 30, 2006	10,000	$10,000	$20,215	$30,215

The accompanying notes are an integral part of these financial statements.

SAN CARLOS VETERINARY HOSPITAL, INC.
STATEMENTS OF CASH FLOWS
For the Eleven Months Ended April 30, 2006

Reconcilation of net income to net cash flows from operating activities
Net income	$13,039
Adjustments to reconcile net income to net cash flows from operating activities
Depreciation expense	7,813
Reserves for doubtful accounts	(58)
Deferred income taxes	8,740
(Increase) decrease in
Accounts receivable	2,019
Inventory	2,990
Prepaid expenses and other current assets	(786)
Increase (decrease) in
Accounts payable	(5,641)
Accrued expenses	13,598
Net cash flows from operating activities	41,714
Cash flows from financing activities
Distributions to stockholders	(185,000)
Principal payments on long term debt	(9,465)
Net cash flows from financing activities	(194,465)
Net change in cash	(152,751)
Cash, beginning of period	184,451
Cash, end of period	$31,700
Supplemental disclosure for cash flows information:
Interest expense paid	$4,026
Income taxes paid	$800

The accompanying notes are an integral part of these financial statements.

SAN CARLOS VETERINARY HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS
April 30, 2006

NOTE 1 — BUSINESS ACTIVITY

San Carlos Veterinary Hospital, Inc. (the “Company”) was incorporated in the state of California in June 1981. The Company provides veterinary services, including grooming and boarding, in the San Diego area.

On April 30, 2006, the Company’s stockholders sold all of the Company’s outstanding stock to XLNT Veterinary Care, Inc., a Delaware Corporation (“XLNT”), for cash and notes totaling $1,300,000.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is derived from the sale of services, including grooming, boarding, examination, medical treatment, and surgery, as well as the sale of prescription and pet supplies. Revenue associated with services is recognized as patient services are performed and revenue associated with products is recognized as products are delivered to the patient. Payments are generally received after services are performed and products are delivered to patients.

Inventory

Inventory consists primarily of various medicines and surgical and pet supplies. Inventory is stated at the lower of cost (first-in, first-out) or market.

The Company assesses the need for an allowance to reduce the inventory carrying value to the lower or cost of net realizable value. In determining net realizable value, the Company assumes the inventory will be offered for sale in the normal course of business and not on a liquidation basis. No allowance was required as of April 30, 2006.

Accounts Receivable

The Company extends credit to its customers. Collateral is generally not required. Credit losses are provided for in the financial statements based on management’s evaluation of historical and current industry trends. Although the Company expects to fully collect amounts due, actual collections may differ from estimated amounts.

Property and Equipment

Property and equipment are stated at cost. The Company provides for depreciation using the straight-line method over the estimated useful lives of property as follows:

Medical equipment	7 years

Expenditures for renewals and betterments are capitalized and maintenance and repairs are charged to expense as incurred. At the time of retirement or disposition of property and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in the results of operations.

SAN CARLOS VETERINARY HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
April 30, 2006

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising

The Company expenses advertising costs as incurred. For the eleven months ended April 30, 2006, advertising costs were $8,294.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will not be realized. No valuation allowance was established as of April 30, 2006 as full realization of the future deductions is anticipated. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Adoption of Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” an amendment of SFAS No. 123, “Accounting for Stock-Based Compensation,” and APB Opinion 25, “Accounting for Stock Issued to Employees,” which requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. This statement is effective for all nonpublic entities, as of the first fiscal year beginning after December 15, 2005. Management determined that adoption of SFAS No. 123(R) did not have a material effect on the Company’s financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Correction — a replacement of APB Opinion No. 20 and FASB Statement No. 3,” which changes the requirements for the accounting for and reporting of a change in voluntary accounting principles, and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. Management determined that adoption of SFAS No. 154 did not have a material effect on the Company’s financial statements.

Recently Issued Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment to FASB Statements No. 133 and 140,” which simplifies the accounting for certain hybrid financial instruments containing embedded derivatives, and amends SFAS No. 140, to eliminate certain restrictions on passive derivative financial instruments that a qualifying special-purpose entity can hold. SFAS 155 is effective for all financial instruments acquired, issued or subject to a re-measurement event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Management does not expect adoption of SFAS No. 155 to have a material impact on the Company’s financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140,” which simplifies the accounting for assets and liabilities arising from loan servicing contracts. SFAS 156 is effective for fiscal years beginning after September 15, 2006. Management does not expect adoption of SFAS No. 156 to have a material impact on the Company’s financial statements.

In July 2006, the FASB issued Financial Accounting Standards Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income tax positions taken or expected to be taken in tax returns that effect amounts reported in a company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently analyzing the effects of FIN 48. Management is currently assessing the effect of FIN 48 on the Company’s financial statement.

SAN CARLOS VETERINARY HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
April 30, 2006

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” and defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management does not expect adoption of SFAS No. 157 to have a material impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R),” which changes current practice by requiring employers to recognize the overfunded or underfunded positions of defined benefit postretirement plans, including pension plans, on the balance sheet, and requires the change in funded status to be recognized in other comprehensive income. SFAS 158 is effective for fiscal years ending after December 15, 2006. Management does not expect adoption of SFAS No. 158 to have a material impact on the Company’s financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — an amendment of FASB Statement No. 115,” which permits entities to measure many financial instruments and certain other items at fair value, and establishes the presentation and disclosure requirements to facilitate comparisons between entities choosing different measurement attributes for similar types of assets. SFAS 159 is effective for fiscal years ending after November 15, 2007.Management does not expect adoption of SFAS No. 159 to have a material impact on the Company’s financial statements.

NOTE 3 — CONCENTRATIONS OF RISK

Cash

The Company maintains its cash balances in a bank that from time to time exceed amounts insured by the Federal Deposit Insurance Corporation up to $100,000 per bank. As of April 30, 2006, the Company’s deposits in the checking account did not exceed federally insured amounts. The Company’s investment in money market account was not federally insured. The total uninsured amount of cash in the money market account was $270 as of April 30, 2006. Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk on cash.

NOTE 4 — PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

Medical equipment	$59,661
Less accumulated depreciation	12,785
Total	$46,876

For the eleven months ended April 30, 2006, depreciation expense was $7,813.

NOTE 5 — ACCRUED EXPENSES

Accrued expenses consisted of the following:

Accrued payroll and related	$38,237
Sales tax payable	436
Accrued insurance payable	5,424
Total	$44,097

SAN CARLOS VETERINARY HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
April 30, 2006

NOTE 6 — LONG-TERM DEBT

Long-term debt consisted of the following:

Term loan — secured by medical equipment. Payable in monthly installments of principal and interest of $1,226, at a rate of 8.6%. Debt matures November 2009.	$44,122
Less current portion	11,242
Long-term portion	$32,880

As of April 30, 2006, scheduled maturities of long term debt were as follows:

Fiscal Year Ending May 31,
2006	$902
2007	11,349
2008	12,362
2009	13,467
2010	6,042
Total	$44,122

NOTE 7 — INCOME TAXES

For the eleven months ended April 30, 2006, the provision for incomes taxes consisted of the following:

Current
Federal	$—
State	800
Total current	800
Deferred
Federal	6,905
State	1,835
Total deferred	8,740
Provision for income taxes	$9,540

Deferred income taxes reflect the estimated effects of temporary differences between assets and liabilities for financial reporting purposes and those amounts as measured by tax laws and regulations. The components of deferred income tax assets and liabilities at April 30, 2006 consisted of the following:

	Assets	Liabilities
Current
Federal taxes	$2,113	$—
State taxes	463	—
Total current tax asset	2,576	—
Non-current
Federal taxes	—	10,594
State taxes	—	586
Total non-current tax liability	—	11,180
Total	$2,576	$11,180

SAN CARLOS VETERINARY HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
April 30, 2006

NOTE 8 — COMMITMENTS, CONTINGENCIES, AND RELATED PARTY TRANSACTIONS

Operating Leases

The Company leases its facility from a related party at $3,000 per week for fifty-two weeks within a calendar year based on a renewable annual lease agreement. For the eleven months ended April 30, 2006, rent paid under the lease was $144,000.

Management has evaluated the need for consolidation of the related party as a variable interest entity (“VIE”) under FIN 46(R) and has concluded that consolidation is not necessary.

ANIMAL MEDICAL HOSPITAL, INC.
FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED
AUGUST 31, 2006
AND FOR THE YEAR ENDED
DECEMBER 31, 2005

ANIMAL MEDICAL HOSPITAL, INC.

August 31, 2006
December 31, 2005

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders
Animal Medical Hospital, Inc.
Palm Springs, California

We have audited the accompanying balance sheets of Animal Medical Hospital, Inc. (the “Company”) as of August 31, 2006 and December 31, 2005, and the related statements of income, stockholders’ equity, and cash flows for the eight months and year then ended, respectively. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of August 31, 2006 and December 31, 2005, and the results of its operations and its cash flows for the eight months and year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Santa Ana, California
June 12, 2007

ANIMAL MEDICAL HOSPITAL, INC.
BALANCE SHEETS

ASSETS

	August 31, 2006	December 31, 2005
Current assets
Cash	$32,406	$1,952
Accounts receivable, net of allowance for doubtful accounts of $36,706 and $24,982 in 2006 and 2005, respectively	20,056	75,150
Inventory	35,149	34,255
Prepaid expenses and other current assets	29,161	50
Deferred income taxes	49,229	—
Total current assets	166,001	111,407
Property and equipment, net	115,631	126,476
Other assets
Deposits	5,266	5,266
Total other assets	5,266	5,266
Total assets	$286,898	$243,149

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$99,438	$34,629
Accrued expenses	55,504	106,287
Income taxes payable	51,798	—
Deferred income taxes	—	17,289
Current portion of capital lease obligations	10,365	9,847
Current portion of long-term debt	8,251	14,534
Total current liabilities	225,356	182,586
Capital lease obligations, net of current portion	24,966	31,964
Long-term debt, net of current portion	—	1,450
Deferred income taxes	30,315	21,493
Total liabilities	280,637	237,493
Commitments and contingencies
Stockholders’ equity
Common stock, no par value 7,500 shares authorized, 100 shares issued and outstanding	1,000	1,000
Accumulated deficit	5,261	4,656
Total stockholders’ deficit	6,261	5,656
Total liabilities and stockholders’ equity	$286,898	$243,149

The accompanying notes are an integral part of these financial statements.

ANIMAL MEDICAL HOSPITAL, INC.
STATEMENTS OF INCOME

	For the eight months ended August 31, 2006	For the year ended December 31, 2005
	Amount	Amount
Net sales	$1,432,158	$2,069,846
Cost of sales	1,161,867	1,591,367
Gross profit	270,291	478,479
General and administrative expenses	271,391	487,147
Loss from operations	(1,100)	(8,668)
Other expense
Interest expense	(3,593)	(2,959)
Total other expense	(3,593)	(2,959)
Loss before provision (benefit) for income taxes	(4,693)	(11,627)
Provision (benefit) for income taxes	(5,298)	(20,316)
Net income	$605	$8,689

The accompanying notes are an integral part of these financial statements.

ANIMAL MEDICAL HOSPITAL, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock
	Shares Issued and Outstanding	Amount	Accumulated Deficit	Total
BALANCE — December 31, 2004	100	$1,000	$(4,033)	$(3,033)
Common stock, no par value 7,500 shares authorized 100 shares issued and outstanding
Net income for the year ended December 31, 2005	—	—	8,689	8,689
BALANCE — December 31, 2005	100	1,000	4,656	5,656
Net income for the eight months ended August 31, 2006	—	—	605	605
BALANCE — August 31, 2006	100	$1,000	$5,261	$6,261

The accompanying notes are an integral part of these financial statements.

ANIMAL MEDICAL HOSPITAL, INC.
STATEMENTS OF CASH FLOWS

	For the eight months ended August 31, 2006	For the year ended December 31, 2005
Reconcilation of net income to net cash flows from operating activities
Net income	$605	$8,689
Adjustments to reconcile net income to net cash flows from operating activities
Reserves for doubtful accounts	11,724	—
Depreciation	17,051	28,466
Deferred income taxes	(57,696)	(21,116)
(Increase) decrease in
Accounts receivable	43,041	20,049
Inventory	(894)	(3,624)
Prepaid expenses and other current assets	(28,782)	(1,959)
Increase (decrease) in
Accounts payable	64,809	(8,205)
Accrued expenses	(50,783)	(41,334)
Income taxes payable	51,798	(180)
Net cash flows from operating activities	50,873	(19,214)
Cash flows from investing activities
Purchase of property and equipment	(6,206)	(18,647)
Net cash flows from investing activities	(6,206)	(18,647)
Cash flows from financing activities
Net payments on line of credit	—	(20,000)
Principal payments on long-term debt	(7,733)	(9,083)
Principal payments on capital lease obligations	(6,480)	(12,347)
Net cash flows from financing activities	(14,213)	(41,430)
Net change in cash	30,454	(79,291)
Cash, beginning of year	1,952	81,243
Cash, end of year	$32,406	$1,952
Supplemental schedule of non-cash investing and financing activities
In connection with the purchase of certain property under capital lease obligations and proceeds from long-term debt	$—	$47,105
Supplemental disclosure for cash flows information:
Interest expense paid	$3,593	$2,959
Income taxes paid	$600	$800

The accompanying notes are an integral part of these financial statements.

ANIMAL MEDICAL HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS
August 31, 2006
December 31, 2005

NOTE 1 — BUSINESS ACTIVITY

Animal Medical Hospital, Inc. (the “Company”) was incorporated in the state of California in July 1977. The Company provides veterinary services, including grooming and boarding, in the Palm Springs area.

On August 31, 2006 the Company’s stockholders sold all of the Company’s outstanding stock to XLNT Veterinary Care, Inc., a Delaware Corporation (“XLNT”), for cash and notes totaling $2,400,000.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is derived from the sale of services, including grooming, boarding, examination, medical treatment, and surgery, as well as the sale of prescription and pet supplies. Revenue associated with services is recognized as patient services are performed and revenue associated with products is recognized as products are delivered to the patient. Payments are generally received after services are performed and products are delivered to patients.

Inventory

Inventory consists primarily of various medicines and surgical and pet supplies. Inventory is stated at the lower of cost (first-in, first-out) or market.

The Company provides an allowance to reduce the inventory carrying value to the lower of cost or net realizable value. In determining net realizable value, the Company assumes the inventory will be offered for sale in the normal course of business and not on a liquidation basis. No allowance was required as of August 31, 2006 and December 31, 2005.

Accounts Receivable

The Company extends credit to its customers. Collateral is generally not required. Credit losses are provided for in the financial statements based on management’s evaluation of historical and current industry trends. Although the Company expects to fully collect amounts due, actual collections may differ from estimated amounts.

Property and Equipment

Property and equipment are stated at cost. The Company provides for depreciation using the straight-line method over the estimated useful lives of various classes of property as follows:

Medical equipment	7 years
Office and computer equipment	5 years
Furniture and fixtures	7 years

Expenditures for renewals and betterments are capitalized and maintenance and repairs are charged to expense as incurred. At the time of retirement or disposition of property and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in the results of operations.

ANIMAL MEDICAL HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
August 31, 2006
December 31, 2005

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising

The Company expenses advertising costs as incurred. For the eight months ended August 31, 2006 and the year ended December 31, 2005, advertising costs were $12,532 and $22,392, respectively.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will not be realized. No valuation allowance was established as of August 31, 2006 and December 31, 2005, as full realization of the future deductions is anticipated. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Adoption of Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” an amendment of SFAS No. 123, “Accounting for Stock-Based Compensation,” and APB Opinion 25, “Accounting for Stock Issued to Employees,” which requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. This statement is effective for all nonpublic entities, as of the first fiscal year beginning after December 15, 2005. This statement is not applicable to the Company.

In May 2005, FASB issued SFAS No. 154, “Accounting Changes and Error Correction — a replacement of APB Opinion No. 20 and FASB Statement No. 3,” which changes the requirements for the accounting for and reporting of a change in voluntary accounting principles, and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. Management determined that adoption of SFAS No. 154 did not have a material effect on the Company’s financial statements.

Recently Issued Accounting Pronouncements

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment to FASB Statements No. 133 and 140,” which simplifies the accounting for certain hybrid financial instruments containing embedded derivatives, and amends SFAS No. 140, to eliminate certain restrictions on passive derivative financial instruments that a qualifying special-purpose entity can hold. SFAS 155 is effective for all financial instruments acquired, issued or subject to a re-measurement event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Management does not expect adoption of SFAS No. 155 to have a material impact on the Company’s financial statements.

In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140,” which simplifies the accounting for assets and liabilities arising from loan servicing contracts. SFAS 156 is effective for fiscal years beginning after September 15, 2006. Management does not expect adoption of SFAS No. 156 to have a material impact on the Company’s financial statements.

In July 2006, FASB issued Financial Accounting Standards Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income tax positions taken or expected to be taken in tax returns that effect amounts reported in a company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 is effective for fiscal years beginning after December 15, 2006. Management is currently assessing the effect of FIN 48 on the Company’s financial statements.

ANIMAL MEDICAL HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
August 31, 2006
December 31, 2005

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In September 2006, FASB issued SFAS 157, “Fair Value Measurements,” and defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management does not expect adoption of SFAS No. 157 to have a material impact on the Company’s financial statements.

In September 2006, FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R),” which changes current practice by requiring employers to recognize the overfunded or underfunded positions of defined benefit postretirement plans, including pension plans, on the balance sheet, and requires the change in funded status to be recognized in other comprehensive income. SFAS 158 is effective for fiscal years ending after December 15, 2006. Management does not expect adoption of SFAS No. 158 to have a material impact on the Company’s financial statements.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — an amendment of FASB Statement No. 115,” which permits entities to measure many financial instruments and certain other items at fair value, and establishes the presentation and disclosure requirements to facilitate comparisons between entities choosing different measurement attributes for similar types of assets. SFAS 159 is effective for fiscal years ending after November 15, 2007. Management does not expect adoption of SFAS No. 159 to have a material impact on the Company’s financial statements.

NOTE 3 — CONCENTRATIONS OF RISK

Cash

The Company maintains its cash balances in a bank that from time to time exceed amounts insured by the Federal Deposit Insurance Corporation up to $100,000 per bank. As of August 31, 2006 and December 31, 2005, the Company’s deposits did not exceed federally insured amounts. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk on cash.

Suppliers

For the eight months ended August 31, 2006 and year ended December 31, 2005, three and two suppliers represented approximately 64% and 41% of purchases, respectively.

NOTE 4 — PREPAID EXPENSES AND OTHER CURRENT ASSETS

	August 31, 2006	December 31, 2005
Prepaid insurance	$28,782	$—
Other current assets	379	50
Total	$29,161	$50

ANIMAL MEDICAL HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
August 31, 2006
December 31, 2005

NOTE 5 — PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	August 31, 2006	December 31, 2005
Medical equipment	$160,726	$157,914
Office and computer equipment	42,555	40,659
Furniture and fixtures	21,241	19,743
	224,522	218,316
Less accumulated depreciation	108,891	91,840
Total	$115,631	$126,476

For the eight months ended August 31, 2006 and the year ended December 31, 2005, depreciation expense was $17,051 and $28,466, respectively.

NOTE 6 — ACCRUED EXPENSES

	August 31, 2006	December 31, 2005
Insurance	$26,633	$3,114
Payroll and payroll-related benefits	24,366	3,980
Vacation	2,540	—
Sales tax payable	1,965	2,919
Profit sharing plan payable	—	96,274
Total	$55,504	$106,287

NOTE 7 — CAPITAL LEASE OBLIGATIONS

Capital lease obligations consisted of the following:

	August 31, 2006	December 31, 2005
Capital lease obligations — secured by medical equipment. Payable in total monthly installments of $1,056. Debt matures through October 2010.	$35,331	$41,811
Less current maturities	10,365	9,847
Long-term portion	$24,966	$31,964

ANIMAL MEDICAL HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
August 31, 2006
December 31, 2005

NOTE 7 — CAPITAL LEASE OBLIGATIONS (Continued)

The following is a schedule by years of future minimum lease payments under capital leases and the present values of net minimum lease payments:

Twelve Months Ending August 31,
2007	$12,762
2008	11,393
2009	7,544
2010	7,544
2011	1,289
Total minimum lease payments	40,532
Less amount representing interest	5,201
Present value of future minimum lease payments	$35,331

The following is an analysis of the leased equipment under capital leases as of August 31, 2006, which is included in property and equipment:

Medical equipment	$59,761
Less accumulated depreciation	19,067
Total	$40,694

NOTE 8 — LONG-TERM DEBT

Long-term debt consisted of the following:

	August 31, 2006	December 31, 2005
Term loan — secured by equipment. Payable in monthly installments of principal and interest of $599, at a rate of 10.9%. Debt matures April 2007.	$4,644	$8,966
Term loan — secured by equipment. Payable in monthly installments of principal and interest of $463, at a rate of 8.5%. Debt matures April 2007.	3,607	7,018
	8,251	15,984
Less current portion	8,251	14,534
Long-term portion	$—	$1,450

As of August 31, 2006, scheduled maturities of long term debt were as follows:

Twelve Months Ending August 31,
2007	$8,251
Total	$8,251

ANIMAL MEDICAL HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
August 31, 2006
December 31, 2005

NOTE 9 — INCOME TAXES

For the eight months ended August 31, 2006 and year ended December 31, 2005, the provision for income taxes consisted of the following:

	August 31, 2006	December 31, 2005
Current
Federal	$42,187	$—
State	10,211	800
Total current	52,398	800
Deferred
Federal	(47,061)	(17,936)
State	(10,635)	(3,180)
Total deferred	(57,696)	(21,116)
Total	$(5,298)	$(20,316)

Deferred income taxes reflect the estimated effects of temporary differences between assets and liabilities for financial reporting purposes and those amounts as measured by tax laws and regulations. The components of deferred income tax assets and liabilities at August 31, 2006 and December 31, 2005 consisted of the following:

	August 31, 2006	December 31, 2005
Current deferred tax assets (liabilities)
Accrual to cash adjustment, principally due to accruals for financial reporting	45,655	(17,289)
State taxes	3,574	—
Net current deferred tax assets (liabilities)	$49,229	$(17,289)

Non-current deferred tax (liabilities)
Property and equipment, principally due to book depreciation differing from tax depreciation	$(30,315)	$(21,493)

NOTE 10 — COMMITMENTS, CONTINGENCIES, AND RELATED PARTY TRANSACTIONS

Operating Leases

The Company leases medical equipment under a non-cancellable operating lease that expires July 2008, and requires a minimum monthly payment of $81.

The Company also leases its facility from a related party on a month-to-month basis at $8,100 per month. For the eight months ended August 31, 2006 and the year ended December 31, 2005, rent paid under the lease was $64,800 and $97,200, respectively.

As of August 31, 2006, future minimum rental payments required under the operating lease were as follows:

Twelve Months Ending August 31,
2007	$972
2008	891
Total	$1,863

ANIMAL MEDICAL HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
August 31, 2006
December 31, 2005

NOTE 11 — PROFIT-SHARING RETIREMENT PLAN

The Company maintains a profit-sharing retirement plan for eligible employees who meet certain age and length of service requirements. Contributions to the plan are at the discretion of management. For the eight months ended August 31, 2006, and the year ended December 31, 2005, employer profit sharing contributions were $0 and $96,274, respectively.

BRENTWOOD PET CLINIC, INC.
FINANCIAL STATEMENTS
FOR THE EIGHT MONTHS ENDED
AUGUST 31, 2006
AND FOR THE YEARS ENDED
DECEMBER 31, 2005 AND 2004

BRENTWOOD PET CLINIC, INC.

August 31, 2006
December 31, 2005 and 2004

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
Brentwood Pet Clinic, Inc.
Los Angeles, California

We have audited the accompanying balance sheets of Brentwood Pet Clinic, Inc. (the “Company”) as of August 31, 2006, December 31, 2005 and 2004, and the related statements of operations, stockholders’ equity, and cash flows for the eight months ended August 31, 2006 and the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of August 31, 2006, December 31, 2005 and 2004, and the results of its operations and its cash flows for the eight months and years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Santa Ana, California
June 12, 2007 except for Note 3 as to which the date is August 29, 2007

BRENTWOOD PET CLINIC, INC.
BALANCE SHEETS

ASSETS

	August 31, 2006	December 31, 2005	December 31, 2004
Current assets
Cash	$61,125	$—	$—
Accounts receivable, net of allowance for doubtful accounts of $49,830, $109,643 and $100,607 in 2006, 2005 and 2004, respectively	64,933	—	—
Inventory	36,723	34,460	37,455
Prepaid expenses	23,681	49,735	18,048
Income taxes receivable	—	200	12,365
Total current assets	186,462	84,395	67,868
Property and equipment, net	180,395	205,879	43,734
Deferred income taxes	119,600	116,600	108,200
Intangible and other assets
Intangible assets	355,027	355,027	355,027
Other assets	—	420	2,000
Total intangible and other assets	355,027	355,447	357,027
Total assets	$841,484	$762,321	$576,829

LIABILITIES AND STOCK HOLDERS’ EQUITY
Current liabilities
Book overdraft	$—	$3,911	$4,297
Accrued expenses	73,861	63,163	30,420
Line of credit	—	50,000	50,000
Deferred income taxes	24,400	14,600	17,700
Income taxes payable	50,202	—	—
Current portion of capital lease obligations	34,580	33,726	—
Total current liabilities	183,043	165,400	102,417
Capital lease obligations, net of current portion	113,112	136,210	—
Total liabilities	296,155	301,610	102,417
Commitments and contingencies
Stockholders’ equity
Common stock, no par value 7,500 shares authorized, 9 shares issued and outstanding	300	300	300
Retained earnings	545,029	460,411	474,112
Total stockholders’ equity	545,329	460,711	474,412
Total liabilities and stockholders’ equity	$841,484	$762,321	$576,829

The accompanying notes are an integral part of these financial statements.

BRENTWOOD PET CLINIC, INC.
STATEMENTS OF OPERATIONS

	For the eight months ended August 31, 2006	For the year ended December 31, 2005	For the year ended December 31, 2004
	Amount	Amount	Amount
Net sales	$2,508,621	$3,444,999	$3,109,918
Cost of sales	536,313	774,507	715,954
Gross profit	1,972,308	2,670,492	2,393,964
General and administrative expenses	1,810,824	2,648,026	2,376,034
Income from operations	161,484	22,466	17,930
Other income (expense)
Interest income	—	—	667
Interest expense	(5,766)	(2,816)	(893)
Other income	—	2,000	—
Other expense	(200)	(7,551)	—
Total other (expense)	(5,966)	(8,367)	(226)
Income before provision for (benefit from) income taxes	155,518	14,099	17,704
Provision for (benefit from) income taxes	70,900	20,300	(10,200)
Net income (loss)	$84,618	$(6,201)	$27,904

The accompanying notes are an integral part of these financial statements.

BRENTWOOD PET CLINIC, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Eight Months Ended August 31, 2006
and for the Years Ended December 31, 2005 and 2004

	Common Stock
	Shares Issued and Outstanding	Amount	Retained Earnings	Total
BALANCE — December 31, 2003	9	$300	$452,208	$452,508
Distribution to stockholders	—	—	(6,000)	(6,000)
Net income for the year ended December 31, 2004	—	—	27,904	27,904
BALANCE — December 31, 2004	9	$300	$474,112	$474,412
Distribution to stockholders	—	—	(7,500)	(7,500)
Net loss for the year ended December 31, 2005	—	—	(6,201)	(6,201)
BALANCE — December 31, 2005	9	$300	$460,411	$460,711
Net income for the eight months ended August 31, 2006	—	—	84,618	84,618
BALANCE — August 31, 2006	9	$300	$545,029	$545,329

The accompanying notes are an integral part of these financial statements.

BRENTWOOD PET CLINIC, INC.
STATEMENTS OF CASH FLOWS

	For the eight months ended August 31, 2006	For the year ended December 31, 2005	Restated For the year ended December 31, 2004
Reconcilation of net income (loss) to net cash flows from operating activities
Net income (loss)	$84,618	$(6,201)	$27,904
Adjustments to reconcile net income (loss) to net cash flows from operating activities
Reserves for doubtful accounts	(59,813)	9,036	(1,135)
Amortization and depreciation expense	25,484	24,985	13,651
Deferred income taxes	6,800	(11,500)	(22,900)
(Increase) decrease in
Accounts receivable	(5,120)	(9,036)	1,135
Inventory	(2,263)	2,995	34,437
Prepaid expenses and other current assets	26,054	(19,522)	(16,348)
Other assets	420	1,580	(800)
Increase (decrease) in
Accrued expenses	10,698	32,743	(34,413)
Income taxes payable	50,402	—	—
Net cash flows from operating activities	137,280	25,080	(1,531)
Cash flows from investing activities
Purchase of property and equipment	—	(5,661)	—
Net cash flows from investing activities	—	(5,661)	—
Cash flows from financing activities
Book overdraft	(3,911)	(386)	4,297
Net payments on line of credit	(50,000)	—	—
Principal payments on capital lease obligations	(22,244)	(11,533)	—
Dividends payments to stockholders	—	(7,500)	(6,000)
Net cash flows from financing activities	(76,155)	(19,419)	(1,703)
Net change in cash	61,125	—	(172)
Cash, beginning of year	—	—	172
Cash, end of year	$61,125	$—	$—
Supplemental schedule of non-cash investing and financing activities
In connection with the purchase of certain property under capital lease obligations and proceeds from long-term debt	$—	$181,469	$—
Supplemental disclosure for cash flows information:
Interest expense paid	$5,766	$2,816	$893
Income taxes paid	$13,898	$27,186	$11,000

The accompanying notes are an integral part of these financial statements.

BRENTWOOD PET CLINIC, INC.
NOTES TO FINANCIAL STATEMENTS
August 31, 2006
December 31, 2005 and 2004

NOTE 1 — BUSINESS ACTIVITY

Brentwood Pet Clinic, Inc. (the “Company”) was incorporated in the state of California in August 1977. The Company provides veterinary services, including grooming and boarding, in the Los Angeles area.

On August 31, 2006 the Company’s shareholders’ sold all of the Company’s outstanding stock to XLNT Veterinary Care, Inc., a Delaware corporation (“XLNT”), for cash and notes totaling $3,600,000.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is derived from the sale of services, including grooming, boarding, examination, medical treatment, and surgery, as well as the sale of prescription and pet supplies. Revenue associated with services is recognized as patient services are performed and revenue associated with products is recognized as products are delivered to the patient. Payments are generally received after services are performed and products are delivered to patients.

Inventory

Inventory consists primarily of various medicines and surgical and pet supplies. Inventory is stated at the lower of cost (first-in, first-out) or market.

The Company provides an allowance to reduce the inventory carrying value to the lower or cost of net realizable value. In determining net realizable value, the Company assumes the inventory will be offered for sale in the normal course of business and not on a liquidation basis. No allowance was required as of August 31, 2006, December 31, 2005 and December 31, 2004.

Accounts Receivable

The Company extends credit to its customers. Collateral is generally not required. Credit losses are provided for in the financial statements based on management’s evaluation of historical and current industry trends. Although the Company expects to fully collect amounts due, actual collections may differ from estimated amounts.

Property and Equipment

Property and equipment are stated at cost. The Company provides for deprecation and amortization using the straight-line method over the estimated useful lives of various classes of property as follows:

Office and computer equipment	5	years
Leasehold improvements	7	years
Furniture and fixture	7	years

Expenditures for renewals and betterments are capitalized and maintenance and repairs are charged to expense as incurred. At the time of retirement or disposition of property and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in the results of operations.

BRENTWOOD PET CLINIC, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
August 31, 2006
December 31, 2005 and 2004

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising

The Company expenses advertising costs as incurred. For the eight months ended August 31, 2006 and the years ended December 31, 2005 and 2004, advertising costs were $21,901, $26,912, and $23,299, respectively.

Goodwill

In July 2001 the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that acquired intangible assets shall be initially recognized and measured based on its fair value. The statement also provides that goodwill and other intangible assets with indefinite useful life should not be amortized but shall be tested for impairment annually or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. Management has determined that no impairment exists as of August 31, 2006, December 31, 2005 and 2004.

The Company evaluates Goodwill with an indefinite life on an annual basis for potential impairment. As of August 31, 2006, December 31, 2005 and 2004, the Company has determined there is no impairment related to Goodwill, and has not recorded any expense related to impairment.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will not be realized. No valuation allowance was established as of August 31, 2006, December 31, 2005 and December 2004, as full realization of the future deductions is anticipated. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Adoption of Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” an amendment of SFAS No. 123, “Accounting for Stock-Based Compensation,” and APB Opinion 25, “Accounting for Stock Issued to Employees,” which requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. This statement is effective for all nonpublic entities, as of the first fiscal year beginning after December 15, 2005. This statement is not applicable to the Company.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Correction — a replacement of APB Opinion No. 20 and FASB Statement No. 3,” which changes the requirements for the accounting for and reporting of a change in voluntary accounting principles, and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. Management determined that adoption of SFAS No. 154 did not have a material effect on the Company’s financial statements.

Recently Issued Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment to FASB Statements No. 133 and 140,” which simplifies the accounting for certain hybrid financial instruments containing embedded derivatives, and amends SFAS No. 140, to eliminate certain restrictions on passive derivative financial instruments that a qualifying special-purpose entity can hold. SFAS 155 is effective

BRENTWOOD PET CLINIC, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
August 31, 2006
December 31, 2005 and 2004

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

for all financial instruments acquired, issued or subject to a re-measurement event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Management does not expect adoption of SFAS No. 155 to have a material impact on the Company’s financial statements.

In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140,” which simplifies the accounting for assets and liabilities arising from loan servicing contracts. SFAS 156 is effective for fiscal years beginning after September 15, 2006. Management does not expect adoption of SFAS No. 156 to have a material impact on the Company’s financial statements.

In July 2006, the FASB issued Financial Accounting Standards Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income tax positions taken or expected to be taken in tax returns that effect amounts reported in a company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently analyzing the effects of FIN 48. Management is currently assessing the effect of FIN 48 on the Company’s financial statement.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” and defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management does not expect adoption of SFAS No. 157 to have a material impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R),” which changes current practice by requiring employers to recognize the overfunded or underfunded positions of defined benefit postretirement plans, including pension plans, on the balance sheet, and requires the change in funded status to be recognized in other comprehensive income. SFAS 158 is effective for fiscal years ending after December 15, 2006. Management does not expect adoption of SFAS No. 158 to have a material impact on the Company’s financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — an amendment of FASB Statement No. 115,” which permits entities to measure many financial instruments and certain other items at fair value, and establishes the presentation and disclosure requirements to facilitate comparisons between entities choosing different measurement attributes for similar types of assets. SFAS 159 is effective for fiscal years ending after November 15, 2007. Management does not expect adoption of SFAS No. 159 to have a material impact on the Company’s financial statements.

NOTE 3 — RESTATEMENT

The Statement of Cash Flows for the year ended December 31, 2004 was previously issued with a clerical error relating to the deferred income taxes operating cash flow. The statement has been corrected and, as a result, net cash flows from operating activities have increased to $1,531 from the previously reported amount of ($10,469).

NOTE 4 — CONCENTRATIONS OF RISK

Cash

The Company maintains its cash balances in a bank that from time to time exceed amounts insured by the Federal Deposit Insurance Corporation up to $100,000 per bank. As of August 31, 2006, December 31, 2005 and 2004, the Company’s deposits did not exceed federally insured amounts. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk on cash.

BRENTWOOD PET CLINIC, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
August 31, 2006
December 31, 2005 and 2004

NOTE 5 — PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	August 31, 2006	December 31, 2005	December 31, 2004
Medical and computer equipment	$411,283	$411,283	$224,153
Leasehold improvements	24,738	24,738	24,738
Furniture and fixtures	7,357	7,357	7,357
	443,378	443,378	256,248
Less accumulated depreciation & amortization	262,983	237,499	212,514
Total	$180,395	$205,879	$43,734

For the eight months ended August 31, 2006 and the years ended December 31, 2005 and 2004, amortization and depreciation expense was $25,484, $24,986, and $13,651, respectively.

NOTE 6 — INTANGIBLE ASSETS

Intangible assets consisted of the following:

	August 31, 2006	December 31, 2005	December 31, 2004
Goodwill	$473,369	$473,369	$473,369
Less accumulated amortization	118,342	118,342	118,342
Total	$355,027	$355,027	$355,027

NOTE 7 — ACCRUED EXPENSES

Accrued expenses consisted of the following:

	August 31, 2006	December 31, 2005	December 31, 2004
Accrued payroll	$27,834	$30,364	$25,545
Pension plans payable	—	5,087	(283)
Sales tax payable	2,889	2,792	3,082
Accrued other expenses	43,138	24,920	2,076
Total	$73,861	$63,163	$30,420

NOTE 8 — CAPITAL LEASE OBLIGATIONS

Capital lease obligations consisted of the following:

	August 31, 2006	December 31, 2005	December 31, 2004
Capital lease obligations — secured by medical equipment. Payable in total monthly installments of $3,355. Debt matures through October 2010.	$147,692	$169,936	$—
Less current maturities	34,580	33,726	—
Long-term portion	$113,112	$136,210	$—

BRENTWOOD PET CLINIC, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
August 31, 2006
December 31, 2005 and 2004

NOTE 8 — CAPITAL LEASE OBLIGATIONS (Continued)

The following is a schedule by years of future minimum lease payments under capital leases and the present values of net minimum lease payments:

Twelve Months Ending August 31,
2007	$40,255
2008	40,255
2009	40,255
2010	40,257
Total minimum lease payments	161,022
Less amount representing interest	13,330
Present value of future minimum lease payments	$147,692

The following is an analysis of the leased equipment under capital leases as of August 31, 2006, which is included in property and equipment:

Medical equipment	$181,468
Less accumulated amortization	30,245
Total	$151,223

NOTE 9 — LINE OF CREDIT

The Company maintains a short-term revolving line of credit with a bank to assure credit availability. This line of credit permits indebtedness up to $100,000, of which, none was advanced at August 31, 2006; $50,000 was advanced at December 31, 2005; and $50,000 was advanced at December 31, 2004. The line of credit is secured by substantially all the Company’s assets and personal assets of the shareholders and matures December 19, 2006. Interest accrued at the date of advance at the Encino State Bank’s prime rate plus 1.0% in 2004, at the Bank of America’s prime rate plus 2.0% in 2005, and at the Wall Street Journal’s prime rate plus 1.0% in 2006. The Encino State Bank’s prime rate was 5.25% as of December 31, 2004; the Bank of America prime rate was 7.25% as of December 31, 2005; and the Wall Street Journal prime rate was 8.25% as of August 31, 2006. Any unused portion of the credit line is subject to withdrawal at the discretion of the Company.

NOTE 10 — INCOME TAXES

For the eight months ended August 31, 2006 and the years ended December 31, 2005 and 2004, the provision for incomes taxes consisted of the following:

	2006	2005	2004
Current
Federal	$50,600	$26,000	$11,800
State	13,500	5,800	900
Total current	64,100	31,800	12,700
Deferred
Federal	4,700	(10,400)	(20,700)
State	2,100	(1,100)	(2,200)
Total deferred	6,800	(11,500)	(22,900)
Provision for (benefit from) income taxes	$70,900	$20,300	$(10,200)

BRENTWOOD PET CLINIC, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
August 31, 2006
December 31, 2005 and 2004

NOTE 10 — INCOME TAXES (Continued)

Deferred income taxes reflect the estimated effects of temporary differences between assets and liabilities for financial reporting purposes and those amounts as measured by tax laws and regulations. The components of deferred income tax assets and liabilities at August 31, 2006, December 31, 2005 and 2004 consisted of the following:

	August 31, 2006		December 31, 2005		December 31, 2004
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
Current
Cash basis adj.	$—	$22,100	$—	$9,000	$—	$10,800
State taxes	—	2,300	—	5,600	—	6,900
Net current tax assets/liability		24,400		14,600		17,700
Non-current
Fixed assets	—	17,300	—	20,300	—	28,600
Amortization of goodwill	136,900	—	136,900	—	136,800	—
Net non-current tax assets/liability	119,600		116,600		108,200
Total deferred taxes	$95,200		$102,000		$90,500

NOTE 11 — COMMITMENTS, CONTINGENCIES, AND RELATED PARTY TRANSACTIONS

Operating Leases

The Company leases its facility from three owners on a month to month basis at $9,300 per month during the eight months ended August 31, 2006, $9,000 per month during the year ended December 31, 2005, $9,000 per month for November and December 2004 and $6,117 per month for the remaining ten months in the year ended December 31, 2004. For the eight months ended August 31, 2006 and the years ended December 31, 2005 and 2004, rent paid under the lease was $74,010, $108,000, and $79,170, respectively.

NOTE 12 — PROFIT-SHARING RETIREMENT PLAN

The Company maintains a profit-sharing retirement plan (the “Plan”) which covers substantially all employees. Contributions to the Plan are at the discretion of management. For the eight months ended August 31, 2006, and the years ended December 31, 2005 and 2004, employer profit sharing contributions were $40,000, $75,000, and $64,500, respectively.

The Company maintains a 401(k) plan (the “Plan”) which covers substantially all employees. The Company makes contributions to the Plan monthly in amounts of up to 50% of 6% of employee contributions. For the eight months ended August 31, 2006, and the years ended December 31, 2005 and 2004, employer 401(k) contributions were $27,856, $23,655, and $18,559, respectively.

PALO ALTO PET HOSPITAL
FINANCIAL STATEMENTS
AS OF OCTOBER 15, 2006, DECEMBER 31, 2005 AND 2004
AND
FOR THE PERIODS THEN ENDED

PALO ALTO PET HOSPITAL

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of
XLNT Veterinary Care, Inc.

We have audited the accompanying balance sheets of Palo Alto Pet Hospital (a sole proprietorship) as of October 15, 2006, December 31, 2005 and 2004, and the related statements of income, owner’s equity and cash flows for the nine and one-half months ended October 15, 2006, and for each of the years in the two-year period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Palo Alto Pet Hospital as of October 15, 2006, December 31, 2005 and 2004, and the results of its operations and its cash flows for the nine and one-half months ended October 15, 2006, and each of the years in the two-year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules of selling, general, and administrative expenses on page 10 are presented for purposes of additional analysis and are not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Eckhoff Accountancy Corporation

Eckhoff Accountancy Corporation

San Rafael, California
March 7, 2007

PALO ALTO PET HOSPITAL
BALANCE SHEETS

ASSETS

	October 15, 2006	December 31, 2005	December 31, 2004
Current Assets:
Cash and cash equivalents	$31,898	$76,123	$22,833
Accounts receivable, net of allowance for doubtful accounts of $1,564	6,472	7,799	9,738
Inventory	41,243	50,936	47,207
Prepaid expenses	9,442	2,259	4,665
Other receivables	1,299	—	—
Total Current Assets	90,354	137,117	84,443
Property and equipment, net	12,401	18,443	446,602
Other Assets:
Goodwill	50,000	50,000	50,000
Total Assets	$152,755	$205,560	$581,045

LIABILITIES
Current Liabilities:
Accounts payable — trade	$28,608	$39,172	$32,751
Accrued payroll and related liabilities	35,359	50,125	42,433
Other accrued liabilities	3,573	1,539	1,469
Current portion of note payable	—	—	34,074
Total Current Liabilities	67,540	90,836	110,727
Long-Term Liabilities:
Note payable, less current portion	—	—	423,157
Total Liabilities	67,540	90,836	533,884
Owner’s Equity	85,215	114,724	47,161
Total Liabilities and Owner’s Equity	$152,755	$205,560	$581,045

The accompanying notes are an integral part of these financial statements.

PALO ALTO PET HOSPITAL
STATEMENTS OF INCOME

	For the Nine & One- Half Months Ended October 15, 2006	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004
Revenue	$1,659,813	$1,957,374	$1,798,413
Direct Costs	1,108,016	1,407,132	1,338,010
Gross Profit	551,797	550,242	460,403
Selling, General and Administrative Expenses	171,600	227,623	201,342
Income From Operations	380,197	322,619	259,061
Other Income and (Expenses):
Gain on sale of building	—	1,976,193	—
Interest expense	—	(1,575)	(2,049)
	—	1,974,618	(2,049)
Net Income	$380,197	$2,297,237	$257,012

The accompanying notes are an integral part of these financial statements.

PALO ALTO PET HOSPITAL
STATEMENTS OF OWNER’S EQUITY
For the Nine & One-Half Months Ended October 15, 2006,
and the Years Ended December 31, 2005 and 2004

Balance, December 31, 2003	$35,269
Distributions to owner	(245,120)
Net income for the year ended December 31, 2004	257,012
Balance, December 31, 2004	47,161
Distributions to owner	(2,229,674)
Net income for the year ended December 31, 2005	2,297,237
Balance, December 31, 2005	114,724
Distributions to owner	(409,706)
Net income for the nine & one half months ended October 15, 2006	380,197
Balance, October 15, 2006	$85,215

The accompanying notes are an integral part of these financial statements.

PALO ALTO PET HOSPITAL
STATEMENTS OF CASH FLOWS

	For the Nine & One- Half Months Ended October 15, 2006	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004
Cash Flows From Operating Activities:
Net income	$380,197	$2,297,237	$257,012
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,042	16,479	21,225
Gain on sale of asset	—	(1,976,193)	—
(Increase) decrease in:
Accounts receivable — trade	1,327	1,939	(1,043)
Inventories	9,693	(3,729)	(3,382)
Prepaid expenses	(7,183)	2,406	(1,441)
Other receivables	(1,299)	—	—
Increase (decrease) in:
Accounts payable — trade	(10,564)	6,421	5,916
Accrued payroll and related liabilities	(14,766)	7,692	4,743
Other accrued liabilities	2,034	70	7
Net Cash Provided by Operating Activities	365,481	352,322	283,037
Cash Flows From Investing Activities:
Proceeds from sale of property and equipment	—	2,387,873	—
Purchase of property and equipment	—	—	(3,027)
Net Cash Provided (Used) by Investing Activities	—	2,387,873	(3,027)
Cash Flows From Financing Activities:
Payments on notes payable	—	(457,231)	(30,477)
Owner distributions	(409,706)	(2,229,674)	(245,120)
Net Cash Used by Financing Activities	(409,706)	(2,686,905)	(275,597)
Net Increase (Decrease) in Cash and Cash Equivalents	(44,225)	53,290	4,413
Cash and Cash Equivalents, Beginning of Year	76,123	22,833	18,420
Cash and Cash Equivalents, End of Year	$31,898	$76,123	$22,833
Supplemental Disclosure:
Interest paid	$—	$31,508	$40,980

The accompanying notes are an integral part of these financial statements.

PALO ALTO PET HOSPITAL
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization:

Palo Alto Pet Hospital (the Company) is a sole proprietorship operating in the State of California since April 1989. The Company provides veterinary services, including grooming and boarding.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future, actual results ultimately may differ from these estimates.

Cash and Cash Equivalents:

The Company includes as cash all highly liquid debt instruments with a maturity of three months or less.

Concentrations of Cash:

The Company maintains cash balances at several financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. At October 15, 2006 and December 31, 2005 and 2004, the Company’s cash balances did not exceed the insured limits. The Company has not experienced any losses in such accounts nor does the Company believe it is exposed to any significant credit risk on cash and cash equivalents.

Inventory:

Inventory is valued at the lower of cost or market on a first-in, first-out basis.

Accounts Receivable:

The Company records an allowance for estimated uncollectible accounts for anticipated losses. Individual uncollectible accounts are written off against the allowance when collection of the individual accounts appears doubtful. In reviewing aged receivables, management considers their knowledge of customers, historical losses and current economic conditions in establishing the allowance for doubtful accounts. At October 15, 2006 and December 31, 2005 and 2004, the allowance for doubtful accounts was $1,564.

Property and Equipment:

Property is recorded at cost. Depreciation is computed on the straight-line method over the estimated useful lives of three to seven years.

Expenditures for renewals and betterments are capitalized and maintenance and repairs are charged to income. Upon retirement or sale, the cost of assets disposed and the accumulated depreciation is removed from the accounts. The resulting gain or loss is credited or charged to income.

Advertising:

The Company expenses advertising costs as incurred. For the nine and one-half months ended October 15, 2006, advertising expense was $20,483 and for the years ended December 31, 2005, and 2004 advertising expense was $33,820 and $32,780, respectively.

PALO ALTO PET HOSPITAL
NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Income Taxes:

The Company is a sole proprietorship under the provisions of the Internal Revenue Code and related state statues. Under such provisions, the Company is not subject to federal income taxes and all income is allocated directly to the sole proprietor.

Goodwill:

The Company has classified as goodwill the excess of the purchase price over the fair value of assets acquired. On an annual basis, goodwill is tested for impairment and adjusted to reflect any impairment loss. No such loss was incurred for the nine and one-half months ended October 15, 2006 or the years ended December 31, 2005 and 2004.

NOTE 2 — PROPERTY AND EQUIPMENT:

Property and equipment consisted of the following:

	October 15, 2006	December 31, 2005	December 31, 2004
Land	$—	$—	$255,000
Building	—	—	249,887
Furniture and equipment	152,857	152,857	152,857
Building improvements	—	—	60,011
Computers	8,609	8,609	8,609
	161,466	161,466	726,364
Accumulated depreciation	(149,065)	(143,023)	(279,762)
	$12,401	$18,443	$446,602

Depreciation expense for the nine and one-half months ended October 15, 2006, and the years ended December 31, 2005 and 2004 totaled $6,042, $16,479 and $21,225, respectively.

NOTE 3 — LEASE COMMITMENTS:

During the year ended December 31, 2005, the Company sold its building and entered into an operating lease agreement for the sold building, which expires June 30, 2007. The rental agreement calls for monthly payments of $6,000.

NOTE 4 — NOTE PAYABLE:

Note payable consists of a mortgage payable to First Republic Bank with interest at 8.5% in monthly installments of $6,604, secured by the building at 711 El Camino Real. The building was sold and the loan was paid off during 2005.

NOTE 5 — SALE OF BUSINESS:

In October 2006, the Company was sold to XLNT Veterinary Care, Inc and became its wholly owned subsidiary. The owner remains employed pursuant to a two-year employment agreement.

PALO ALTO PET HOSPITAL
SUPPLEMENTAL INFORMATION

PALO ALTO PET HOSPITAL
SCHEDULES OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

	For the Nine & One- Half Months Ended October 15, 2006	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004
Bank charges	$32,782	$31,613	$26,408
Contributions	805	525	1,525
Depreciation	302	824	1,061
Dues and subscriptions	1,228	3,838	2,938
Employee benefits	3,540	5,319	3,760
Insurance	951	2,948	3,058
Janitorial and landscaping	112	226	110
Legal and accounting	9,938	5,045	5,180
Meals and entertainment	35	307	181
Miscellaneous	3,207	5,659	223
Supplies	16,367	23,002	30,558
Payroll expenses	2,644	3,074	2,827
Payroll taxes	7,115	10,368	8,788
Postage and delivery	1,865	—	2,034
Property taxes	1,264	9,258	9,339
Rent	2,700	1,590	—
Repairs and maintenance	147	206	371
Salaries and wages	84,984	121,415	100,777
Telephone	1,013	1,622	1,606
Utilities	601	784	598
	$171,600	$227,623	$201,342

ANIMAL CLINIC OF YUCCA VALLEY, INC.
CONSOLIDATED FINANCIAL STATEMENTS
AND
INDEPENDENT AUDITORS’ REPORT
OCTOBER 20, 2006

ANIMAL CLINIC OF YUCCA VALLEY, INC.

INDEPENDENT AUDITORS’ REPORT

XLNT Veterinary Care, Inc. and
Board of Directors of
Animal Clinic of Yucca Valley, Inc.
Yucca Valley, California

We have audited the accompanying consolidated balance sheet of Animal Clinic of Yucca Valley, Inc. and variable interest entity as of October 20, 2006 and the related consolidated statement of operations, retained earnings and cash flows for the period from January 1, 2006 to October 20, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Animal Clinic of Yucca Valley, Inc. and variable interest entity as of October 20, 2006, and the results of its operations and its cash flows for the period from January 1, 2006 to October 20, 2006 in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information in Schedules l and ll are presented for purposes of additional analysis and are not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ ROBERT R. REDWITZ & CO.

ROBERT R. REDWITZ & CO.
An Accounting and Consulting Corporation

Irvine, California
March 29, 2007

ANIMAL CLINIC OF YUCCA VALLEY, INC.
CONSOLIDATED BALANCE SHEET
October 20, 2006

ASSETS
Current assets
Cash	$92,220
Accounts receivable	20,085
Inventory	45,322
Prepaid expenses	10,267
Deferred income tax	12,730
Total current assets	180,624
Property and equipment
Furniture and fixtures	50,530
Computer and office equipment	14,823
Vehicles	22,644
Medical equipment	215,185
Land	195,092
Buildings	1,174,689
Accumulated depreciation	(238,854)
Total property and equipment, net of accumulated depreciation	1,434,110
Other assets
Goodwill	31,687
Organization expense	1,213
Covenant not to compete	150,162
Accumulated amortization	(123,299)
Total other assets	59,763
Total assets	$1,674,496

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,680
Accrued expenses	25,037
Due to XLNT	77,614
Income taxes payable	35,572
Loan payable — shareholder	13,000
Current portion of long term debt	28,249
Total current liabilities	181,151
Long term liabilities
Deferred tax liability	41,853
Notes payable, net of current portion	1,106,561
Total long term liabilities	1,148,414
Total liabilities	1,329,565
Shareholders’ equity
Common stock, no par value, 10,000 shares authorized, 2,000 shares issued and outstanding	101
Additional paid in capital	19,996
Noncontrolling interest in variable interest entity	136,112
Retained earnings	188,721
Total shareholders’ equity	344,930
Total liabilities and shareholders’ equity	$1,674,496

See accompanying notes to financial statements

ANIMAL CLINIC OF YUCCA VALLEY, INC.
CONSOLIDATED STATEMENT OF OPERATIONS AND RETAINED EARNINGS
For the Period from January 1, 2006 to October 20, 2006

Revenues	$1,560,245
Direct costs	1,278,728
Gross profit	281,517
Selling, general and administrative expenses	210,014
Operating income (loss)	71,503
Other income and (expenses)
Miscellaneous income	1,724
Interest expense	(52,903)
Total other income and (expenses)	(51,180)
Income before provision for income taxes	20,323
Provision for income taxes	(3,653)
Net income	16,670
Beginning retained earnings	172,051
Ending retained earnings	$188,721

See accompanying notes to financial statements

ANIMAL CLINIC OF YUCCA VALLEY, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
For the Period from January 1, 2006 to October 20, 2006

Cash flows from operating activities:
Net income	$16,670
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	58,718
Deferred income taxes	(37,079)
Decrease (increase) in operating assets
Accounts receivable	32,459
Inventory	21,464
Prepaid expenses	6,351
Increase (decrease) in operating liabilities
Accounts payable	247
Accrued expenses	11,619
Sales taxes payable	(755)
Income taxes payable	27,727
Net cash provided by (used by) operating activities	137,422
Cash flows from investing activities:
Purchases of property and equipment	(51,593)
Net cash provided by (used by) investing activities	(51,593)
Cash flows from financing activities:
Advances from XLNT	77,614
Variable interest entity distributions	(13,000)
Principal reduction on notes payable	(14,243)
Net cash provided by (used by) financing activities	50,371
Net increase (decrease) in cash	136,200
Cash at January 1, 2006	(43,979)
Cash at October 20, 2006	$92,220
Supplemental information:
Cash paid for interest	$52,903
Cash paid for income taxes	$13,005

Non-cash financing transactions:

During the period ended October 20, 2006, the variable interest entity described in note 1, completed construction of a new building in Yucca Valley which the Company occupies. Funds advanced from a construction loan totaling $399,707 were used to pay construction costs incurred during the period from January 1, 2006 to October 20, 2006. Upon completion of the building, the construction loan was converted to a mortgage loan for $1,000,000 and construction in progress costs were capitalized.

See accompanying notes to financial statements

ANIMAL CLINIC OF YUCCA VALLEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Period From January 1, 2006 to October 20, 2006

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Animal Clinic of Yucca Valley, Inc. (the Company) was incorporated in California in December 1990. The Company provides veterinary services including grooming and boarding at two locations in Yucca Valley and 29 Palms.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future, actual results ultimately may differ from these estimates.

Cash and cash equivalents

The Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Principle of consolidation

In December 2003, the Financial Accounting Standards Board issued revised FASB Interpretation 46 (FIN 46), Consolidation of Variable Interest Entities. FIN 46 requires that a company that holds variable interest in an entity consolidate the entity if the company’s interest in the variable interest entity (VIE) is such that the company will absorb a majority of the VIE’s expected losses and/or receive a majority of the VIE’s expected residual returns, if they occur. In such cases, the company is the primary beneficiary of the VIE.

The consolidated financial statements include the accounts of the Company and one variable interest entity, B&L Properties (a general partnership). All significant intercompany transactions and balances have been eliminated.

The Company has an agreement with B&L Properties under which B&L Properties owns the hospital buildings and crematory that houses the operations of Animal Clinic of Yucca Valley, Inc. and leases these facilities to the Company. Payments under the lease are based on an evaluation of fair market values of commercial property in the Yucca Valley and 29 Palms areas. The terms of the agreements range from 25 to 30 years. Rent expense for the period from January 1, 2006 to October 20, 2006 was $100,077. The company has no ownership interest in B&L Properties and does not guarantee the debit of B&L Properties, which consists primarily of mortgage loans on the buildings. However, the Company is the primary beneficiary of B&L Properties under FIN 46. Therefore, the Company consolidates the results of B & L Properties operations, consisting primarily of mortgage interest expense, depreciation and administrative costs. The Company eliminates the related operating lease expense. As of October 20, 2006 consolidated assets include $1,304,559 consisting of cash, land, buildings and equipment, net of accumulated depreciation. As of October 20, 2006 consolidated liabilities include $1,147,810 consisting of mortgage debt, which is collateralized by the properties and a loan to one shareholder.

Concentrations of cash

The Company maintains its cash and cash equivalents in bank deposit accounts which at times exceed federally insured limits from time to time. The Company has not experienced any losses in such accounts nor does the Company believe it is exposed to any significant credit risk on cash and cash equivalents. At October 20, 2006 the Company did not have any uninsured balances.

ANIMAL CLINIC OF YUCCA VALLEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
For the Period From January 1, 2006 to October 20, 2006

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventories

Inventories consist of prescription diets, drugs, diagnostics, vaccines and injectables and are valued at the lower of cost or market on a first-in, first-out basis.

Accounts receivable

The Company extends credit to its customers in the normal course of business and performs ongoing credit evaluations of its customers, maintaining allowance for potential credit losses which, when realized, have been within management’s expectations. Trade accounts receivable are considered delinquent when an account has been outstanding for more than 30 days. Additionally, trade receivables are determined to be uncollectible when all collection efforts have been exhausted and collection appears unlikely. At October 20, 2006, there was no allowance for doubtful accounts based on management’s experience with the Company’s historical credit losses and the current economic trends and conditions related to the industry in which the Company operates.

Property and equipment

Property is recorded at cost. Depreciation is computed on the straight-line and declining balance methods over the estimated useful lives of various classes of property as follows:

Furniture and fixtures	7	years
Equipment	5–7 years
Vehicles	5	years
Buildings	10–39 years

Expenditures for renewals and betterments are capitalized and maintenance and repairs are charged to expense. Upon retirement or sale, the cost of assets disposed and the accumulated depreciation is removed from the accounts. The resulting gain or loss is credited or charged to income.

Depreciation and amortization expense was $58,718 for the period from January 1, 2006 to October 20, 2006.

Goodwill

Goodwill represents the excess of the cost of an acquired entity over the net amounts assigned to identifiable assets acquired and liabilities assumed. The Company accounts for its goodwill in accordance with SFAS No. 142 Goodwill and Other Intangible Assets, which requires the Company to test goodwill for impairment annually or whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, rather than amortize. At October 20, 2006, goodwill was $31,687 derived from acquisition of a business. The Company has not experienced any impairment losses for the period ended October 20, 2006.

Compensated absences

Full-time employees receive annual leave based upon length of employment. These employees also receive sick leave at varying rates. Sick leave does not vest with the employee and therefore has not been accrued. Annual leave is paid to employees upon termination of employment and is accrued in the financial statements. Accrued compensated absences totaled $9,048 as of October 20, 2006.

Income taxes

The Company is a personal service corporation under the provisions of the Internal Revenue Code. As such, the corporation is taxed at 35% of Federal taxable income. California provisions require a minimum franchise tax or 8.84% of state taxable income, whichever is greater.

ANIMAL CLINIC OF YUCCA VALLEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
For the Period From January 1, 2006 to October 20, 2006

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods and lives for financial statement and income tax purposes) and the timing of the deductibility of state income taxes. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes may also include operating losses and tax credits that are available to offset future taxable income.

Advertising

The Company expenses advertising costs as incurred. Advertising costs were $2,071 for the period from January 1, 2006 to October 20, 2006.

NOTE 2 — NOTES PAYABLE

Note payable to Melvin Grattidge, payable in monthly installments of $2,229 including interest at 7% per annum due January 2013; secured by the 29 Palms property.	$136,528

Note payable to CIT Mortgage, payable in monthly installments of $8,740 including interest at 9.5% per annum due August 2031; secured by the Yucca Valley property.	998,282

Total notes payable	1,134,810
Less current portion	(28,249)
Notes payable, net of current portion	$1,106,561

Maturities of notes payable are as follows:

For the Twelve Months Ending	Amount
October 20, 2007	$28,249
October 20, 2008	30,574
October 20, 2009	33,096
October 20, 2010	35,830
October 20, 2011	38,796
Thereafter	968,265
$1,134,810

ANIMAL CLINIC OF YUCCA VALLEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
For the Period From January 1, 2006 to October 20, 2006

NOTE 3 — INCOME TAXES

The provision for income taxes consists of the following at October 20, 2006:

Current taxes:
Federal	$36,693
State	4,039
Total current	40,732
Deferred income taxes:
Federal	(32,282)
State	(4,797)
Total deferred	(37,079)
Provision for income taxes	$3,653

Deferred income taxes reflect the estimated effects of temporary differences between assets and liabilities for financial reporting purposes and those amounts as measured by tax laws and regulations. The components of deferred income tax assets and liabilities at October 20, 2006 were as follows:

	Assets	Liabilities
Current:
Cash basis adjustment	$7,175	$—
State income taxes	5,555	—
Non-current:
Accelerated depreciation	—	41,853
	$12,730	$41,853

NOTE 4 — COMMITMENTS

The Company leased one facility under an operating lease agreement requiring monthly payments of $2,400. This lease agreement was terminated in January, 2006 when the Company’s Yucca Valley office moved to a new facility.

The Company leases its two facilities from its variable interest entity (note 1) under two operating lease agreements, expiring in 2030 and 2031. Currently payments total $15,100 per month. Rent paid under the lease for the period from January 1, 2006 through October 20, 2006, was $100,077 which was eliminated in consolidation. Future lease payments required under the agreement will also be eliminated in consolidation.

NOTE 5 — RELATED PARTIES

A loan payable to a shareholder is reflected in the balance sheet of the company’s variable interest entity (Note 1). The balance of the loan at October 20, 2006 was $13,000, accrues no interest and is due on demand.

NOTE 6 — PROFIT-SHARING RETIREMENT PLAN

The Company maintains a profit-sharing retirement plan for eligible employees who meet certain age and length of service requirements. No contribution was made from January 1, 2006 to October 20, 2006.

NOTE 7 — SUBSEQUENT EVENTS

In October 2006, the Corporation was sold to XLNT Veterinary Care, Inc. Thereafter, the Corporation is treated as a wholly owned subsidiary of XLNT Veterinary Care, Inc.

In March 2007, the commercial properties were sold to XLNT Veterinary Care, Inc.

ANIMAL CLINIC OF YUCCA VALLEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
For the Period From January 1, 2006 to October 20, 2006

NOTE 8 — ACCOUNTING CHANGE

For the period ended October 20, 2006, the company consolidated one variable interest entity (see Note 1). The new method of accounting was adopted to conform with FASB Interpretation 46 (FIN46), Consolidation of Variable Interest Entities. The change in accounting principle did not have any affect on the net income for the period from January 1, 2006 to October 20, 2006.

SUPPLEMENTARY SCHEDULES

ANIMAL CLINIC OF YUCCA VALLEY, INC.
SCHEDULE I — DIRECT COSTS
For the Period from January 1, 2006 to October 20, 2006

Drugs, medical supplies and prescription diets	$467,963
Advertising	2,071
Continuing education	8,903
Depreciation and amortization	12,488
Employee benefits	3,220
Insurance	49,382
Janitorial	358
Outside services	164
Payroll taxes	50,215
Professional consultants	40,611
Rent	2,280
Repairs and maintenance	14,134
Salaries and wages	580,115
Telephone	4,675
Uniforms	675
Utilities	32,344
Veterinary supplies	9,131
Total direct costs	$1,278,728

See independent auditors’ report.

ANIMAL CLINIC OF YUCCA VALLEY, INC.
SCHEDULE II — SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES
For the Period from January 1, 2006 to October 20, 2006

Automobile expense	$11,314
Bank charges	19,048
Contributions	1,612
Depreciation and amortization	46,230
Dues and subscriptions	1,529
Employee Benefits	266
Insurance	12,048
Janitorial	19
Legal and accounting	11,132
Miscellaneous	13,654
Office supplies and expenses	45,134
Penalties	138
Printing and reproduction	589
Postage	1,868
Promotion	30
Rent	120
Repairs and maintenance	744
Salaries and wages	36,826
Taxes and licenses	5,764
Telephone	246
Utilities	1,702
Total selling, general and administrative expenses	$210,014

See independent auditors’ report.

EL DORADO ANIMAL HOSPITAL, INC.
FINANCIAL STATEMENTS
FOR THE ELEVEN MONTHS ENDED
NOVEMBER 30, 2006
AND FOR THE YEAR ENDED
DECEMBER 31, 2005

EL DORADO ANIMAL HOSPITAL, INC.

November 30, 2006
December 31, 2005

INDEPENDENT AUDITOR’S REPORT

To the Stockholders
El Dorado Animal Hospital, Inc.
Palm Desert, California

We have audited the accompanying balance sheets of El Dorado Animal Hospital, Inc. (the “Company”) as of November 30, 2006 and December 31, 2005, and the related statements of income, stockholders’ equity, and cash flows for the eleven months and year then ended, respectively. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of November 30, 2006 and December 31, 2005, and the results of its operations and its cash flows for the eleven months and year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Santa Ana, California
June 12, 2007

EL DORADO ANIMAL HOSPITAL, INC.
BALANCE SHEETS
November 30, 2006 and December 31, 2005

ASSETS

	November 30, 2006	December 31, 2005
Current assets
Cash	$71,785	$81,349
Accounts receivable, net of allowance for doubtful accounts of $8,132 and $8,132 in 2006 and 2005, respectively	2,917	2,728
Inventory	19,216	20,311
Prepaid expenses and other current assets	5,693	7,099

Total current assets	99,611	111,487

Property and equipment, net	19,139	22,759

Other assets
Deposits	—	1,075

Total other assets	—	1,075

Total assets	$118,750	$135,321

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$43,280	$25,670
Line of credit payable	47,851	47,055
Income taxes payable	582	140
Current portion of capital lease obligations	3,195	2,916

Total current liabilities	94,908	75,781

Capital lease obligations, net of current portion	10,028	12,969

Total liabilities	104,936	88,750

Commitments and contingencies

Stockholders’ equity
Common stock, no par value 3,000 shares authorized, 600 shares issued and outstanding	600	600
Advance to stockholders	—	(6,729)
Retained earnings	13,214	52,700

Total stockholders’ equity	13,814	46,571

Total liabilities and stockholders’ equity	$118,750	$135,321

The accompanying notes are an integral part of these financial statements.

EL DORADO ANIMAL HOSPITAL, INC.
STATEMENTS OF INCOME
For the Eleven Months Ended November 30, 2006 and
For the Year Ended December 31, 2005

	For the eleven months ended November 30, 2006	For the year ended December 31, 2005
	Amount	Amount
Net sales	$800,042	$872,962

Cost of sales	569,471	619,887

Gross profit	230,571	253,075

General and administrative expenses	144,736	118,718

Income from operations	85,835	134,357

Other income (expense)
Interest income	1,534	1,572
Interest expense	(5,566)	(6,009)
Misc. income	128	—

Total other income (expense)	(3,904)	(4,437)

Income before provision for income taxes	81,931	129,920

Provision for income taxes	1,561	2,300

Net income	$80,370	$127,620

The accompanying notes are an integral part of these financial statements.

EL DORADO ANIMAL HOSPITAL, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY
November 30, 2006 and December 31, 2005

	Common Stock
	Shares Issued and Outstanding	Amount	Advances to Stockholders	Retained Earnings	Total
BALANCE — December 31, 2004	600	$600	$(6,729)	$52,288	$46,159

Common stock, No par value 3,000 shares authorized 600 shares issued and outstanding

Distribution				(127,208)	(127,208)
Net income for the year ended December 31, 2005	—	—	—	127,620	127,620

BALANCE — December 31, 2005	600	600	(6,729)	52,700	46,571

Payment on advances to stockholders			6,729		6,729
Distribution				(119,856)	(119,856)
Net income for the eleven months ended November 30, 2006	—	—	—	80,370	80,370

BALANCE — November 30, 2006	600	$600	$—	$13,214	$13,814

The accompanying notes are an integral part of these financial statements.

EL DORADO ANIMAL HOSPITAL, INC.
STATEMENTS OF CASH FLOWS
For the Eleven Months Ended November 30, 2006 and
For the Year Ended December 31, 2005

	For the eleven months ended November 30, 2006	For the year ended December 31, 2005
Reconciliation of net income to net cash flows from operating activities
Net income	$80,370	$127,620
Adjustments to reconcile net income to net cash flows from operating activities
Reserves for doubtful accounts	—	8,132
Depreciation expense	3,618	6,833
(Increase) decrease in
Accounts receivable	(189)	(3,024)
Inventory	1,097	(20,311)
Prepaid expenses and other current assets	1,406	(7,099)
Other assets	1,075	—
Increase (decrease) in
Accounts payable and accrued expenses	17,610	21,784
Income taxes payable	442	(50)
Net cash flows from operating activities	105,429	133,885

Cash flows from investing activities
Purchase of property and equipment	—	(23,932)
Net cash flows from investing activities	—	(23,932)

Cash flows from financing activities
Net borrowings (payments) from line of credit	796	(21,561)
Borrowings from capital lease obligations	—	13,027
Principal payments on capital lease obligations	(2,662)	—
Payment on stockholders advance	6,729	—
Distribution to stockholders	(119,856)	(127,208)
Net cash flows from financing activities	(114,993)	(135,742)

Net change in cash	(9,564)	(25,789)

Cash, beginning of year	81,349	107,137

Cash, end of year	$71,785	$81,349

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$5,566	$6,009
Income taxes	$979	$—

The accompanying notes are an integral part of these financial statements.

EL DORADO ANIMAL HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS
November 30, 2006
December 31, 2005

NOTE 1 — BUSINESS ACTIVITY

El Dorado Animal Hospital, Inc. (the “Company”) was incorporated in the state of California in July 1996. The Company provides veterinary services, including grooming and boarding in the Palm Springs area.

On November 30, 2006 the Company’s shareholders sold all of the Company’s outstanding stock to XLNT Veterinary Care, Inc., a Delaware Corporation, for cash and a note totaling $700,000.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is derived from the sale of services, including grooming, boarding, examination, medical treatment, and surgery, as well as the sale of prescription and pet supplies. Revenue associated with services is recognized as patient services are performed and revenue associated with products is recognized as products are delivered to the patient. Payments are generally received after services are performed and products are delivered to patients.

Inventory

Inventory consists primarily of various medicines, surgical and pet supplies. Inventory is stated at the lower of cost (first-in, first-out) or market.

The Company assesses the need for an allowance to reduce the inventory carrying value to the lower or cost of net realizable value. In determining net realizable value, the Company assumes the inventory will be offered for sale in the normal course of business and not on a liquidation basis. No allowance was required as of November 30, 2006 or December 31, 2005.

Accounts Receivable

The Company extends credit to its customers. Collateral is generally not required. Credit losses are provided for in the financial statements based on management’s evaluation of historical and current industry trends. Although the Company expects to fully collect amounts due, actual collections may differ from estimated amounts.

Property and Equipment

Property and equipment are stated at cost. The Company provides for deprecation using the straight-line method over the estimated useful lives of various classes of property as follows:

Office and computer equipment	5 years
Medical equipments	5 years
Furniture and fixtures	7 years
Leasehold improvements	Lesser of economic life or lease term

Expenditures for renewals and betterments are capitalized and maintenance and repairs are charged to expense as incurred. At the time of retirement or disposition of property and equipment, the cost and related accumulated

EL DORADO ANIMAL HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
November 30, 2006
December 31, 2005

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in the results of operations.

Advertising

The Company expenses advertising costs as incurred. For the eleven months ended November 30, 2006 and the year ended December 31, 2005, advertising costs were $3,768 and $5,722, respectively.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will not be realized. No valuation allowance was established as of November 30, 2006 and December 31, 2005, as full realization of the future deductions is anticipated. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company elected “S Corporation” status for federal and state income tax purposes. Under “S Corporation” status, the stockholder separately accounts for the Company’s items of income, deduction, losses, and credits. Therefore, these statements do not include any provision for corporate income taxes other than tax imposed by the state of California.

Adoption of Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R),“Share-Based Payment”, an amendment of SFAS No. 123, “Accounting for Stock-Based Compensation”, and APB Opinion 25, “Accounting for Stock Issued to Employees,” which requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. This statement is effective for all nonpublic entities, as of the first fiscal year beginning after December 15, 2005. The adoption of SFAS No. 123(R) did not have a material effect on the Company’s financial statements.

In May 2005, FASB issued SFAS 154, “Accounting Changes and Error Correction — a replacement of APB Opinion No. 20 and FASB Statement No. 3,” which changes the requirements for the accounting for and reporting of a change in voluntary accounting principles, and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. The adoption of SFAS No. 154 did not have a material effect on the Company’s financial statements.

Recently Issued Accounting Pronouncements

In March 2005, FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 clarifies that the term “conditional asset retirement obligation” as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and(or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47

EL DORADO ANIMAL HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
November 30, 2006
December 31, 2005

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for calendar-year companies). Retrospective application of interim financial information is permitted but is not required. Management does not expect adoption of FIN 47 to have a material impact on the Company’s financial statements.

In February 2006, FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments — an amendment to FASB Statements No. 133 and 140,” which simplifies the accounting for certain hybrid financial instruments containing embedded derivatives, and amends SFAS No. 140, to eliminate certain restrictions on passive derivative financial instruments that a qualifying special-purpose entity can hold. SFAS 155 is effective for all financial instruments acquired, issued or subject to a re-measurement event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Management does not expect adoption of SFAS No. 155 to have a material impact on the Company’s financial statements.

In March 2006, FASB issued SFAS 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140,” which simplifies the accounting for assets and liabilities arising from loan servicing contracts. SFAS 156 is effective for fiscal years beginning after September 15, 2006. Management does not expect the adoption of SFAS 156 to have a material effect on the Company’s financial statements.

In July 2006, FASB issued Financial Accounting Standards Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income tax positions taken or expected to be taken in tax returns that effect amounts reported in a company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently analyzing the effects of FIN 48.

In September 2006, FASB issued SFAS 157, “Fair Value Measurements,” and defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management does not expect the adoption of SFAS 157 to have a material effect on the Company’s financial statements.

In September 2006, FASB issued SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R),” which changes current practice by requiring employers to recognize the overfunded or underfunded positions of defined benefit postretirement plans, including pension plans, on the balance sheet, and requires the change in funded status to be recognized in other comprehensive income. SFAS 158 is effective for fiscal years ending after December 15, 2006. Management does not expect the adoption of SFAS 158 to have a material effect on the Company’s financial statements.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — an amendment of FASB Statement No. 115,” which permits entities to measure many financial instruments and certain other items at fair value, and establishes the presentation and disclosure requirements to facilitate comparisons between entities choosing different measurement attributes for similar types of assets. SFAS 159 is effective for fiscal years ending after November 15, 2007. If elected, the implementation of SFAS 159 is not expected to have a material impact on the Company’s financial statements.

NOTE 3 — CONCENTRATIONS OF RISK

Cash

The Company maintains its cash balances in a bank that from time to time exceed amounts insured by the Federal Deposit Insurance Corporation up to $100,000 per bank. As of November 30, 2006 and December 31, 2005, the Company’s deposits did not exceed federally insured amounts. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk on cash.

EL DORADO ANIMAL HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
November 30, 2006
December 31, 2005

NOTE 3 — CONCENTRATIONS OF RISK (Continued)

Suppliers

For the eleven months ended November 30, 2006 and year ended December 31, 2005, three and three suppliers represented approximately 73% and 68% of purchases, respectively.

NOTE 4 — PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	November 31, 2006	December 31, 2005
Office and computer equipment	$61,000	$61,000
Furniture and fixtures	5,214	5,214
Leasehold improvements	4,652	4,652
	70,866	70,866
Less accumulated depreciation	(51,727)	(48,107)

Total	$19,139	$22,759

For the eleven months ended November 30, 2006 and the year ended December 31, 2005, depreciation expense was $3,618 and $6,833, respectively.

NOTE 5 — ACCOUNTS PAYABLE AND ACCRUED EXPENSES

	November 30, 2006	December 31, 2005
Trade payables	$18,106	$—
Payroll and payroll related benefits	24,090	24,129
Sales tax payable	1,019	1,541
401(k) plan payable	65	—

Total	$43,280	$25,670

NOTE 6 — CAPITAL LEASE OBLIGATIONS

Capital lease obligations consisted of the following:

	November 30, 2006	December 31, 2005
Capital lease obligations — secured by medical equipment. Payable in total monthly installments of $364. Debt matures through September 2010	$13,223	$15,885
Less current maturities	3,195	2,916

Long-term portion	$10,028	$12,969

EL DORADO ANIMAL HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
November 30, 2006
December 31, 2005

NOTE 6 — CAPITAL LEASE OBLIGATIONS (Continued)

The following is a schedule by years of future minimum lease payments under capital leases and the present values of net minimum lease payments:

Period Ending November 30,
2007	$4,374
2008	4,374
2009	4,114
2010	2,994
Total minimum lease payments	15,856
Less amount representing interest	2,633
Present value of future minimum lease payments	$13,223

The following is an analysis of the leased equipment under capital leases as of November 30, 2006, which is included in property and equipment:

Medical equipment	$17,154
Less accumulated depreciation	5,006
Total	$12,148

NOTE 7 — INCOME TAXES

	For the Eleven Months Ended November 30, 2006	For the year Ended December 31, 2005
Currently payable:
Federal	$—	$—
State	1,561	2,300
Total current	1,561	2,300
Provision for income taxes	$1,561	$2,300

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases medical equipment under a non-cancellable operating lease that expires April 2009, and requires a minimum monthly payment of $274. For the eleven months ended November 30, 2006 and the year ended December 31, 2005, equipment rental paid under the lease was $3,343 and $2,904, respectively.

The Company also leases its facility on a month-to-month basis at $3,990 per month. For the eleven months ended November 30, 2006 and the year ended December 31, 2005, rent paid under the lease was $44,810 and $48,883, respectively.

EL DORADO ANIMAL HOSPITAL, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
November 30, 2006
December 31, 2005

NOTE 8 — COMMITMENTS AND CONTINGENCIES (Continued)

As of November 30, 2006, future minimum rental payments required under the operating lease were as follows:

12 Months Ending November 30,
2007	$52,175
2008	3,292
2009	823
Total	$56,290

NOTE 9 — PROFIT-SHARING RETIREMENT PLAN

The Company maintains a profit-sharing retirement plan (the “Plan”) for eligible employees who meet certain age and length of service requirements. Contributions to the Plan are at the discretion of management. For the eleven months ended November 30, 2006, and the year ended December 31, 2005, employer profit sharing contributions were $1,224 and $651, respectively.

ADLER VETERINARY GROUP, INC.
FINANCIAL STATEMENTS
FOR THE ONE MONTH ENDED
DECEMBER 31, 2006
AND FOR THE YEARS ENDED
NOVEMBER 30, 2006, 2005 AND 2004

ADLER VETERINARY GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
For the one month ended December 31, 2006
And the years ended November 30, 2006, 2005 and 2004

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders
Adler Veterinary Group, Inc.
Northridge, California

We have audited the accompanying balance sheets of Adler Veterinary Group, Inc. (the “Company”) as of December 31, 2006 and November 30, 2006, 2005 and 2004 and the related statements of operations, stockholders’ equity, and cash flows for the one month period ended December 31, 2006 and the years ended November 30, 2006, 2005, and 2004, respectively. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and November 30, 2006, 2005 and 2004 and the results of its operations and its cash flows for the one month and the years then ended in conformity with accounting principles generally accepted in the United States of America.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Santa Ana, California
June 12, 2007

ADLER VETERINARY GROUP, INC.
BALANCE SHEETS

ASSETS

	December 31, 2006	November 30, 2006	November 30, 2005	November 30, 2004
Current assets
Cash	$49,741	$126,153	$152,898	$126,613
Inventory	64,035	65,203	68,494	69,789
Prepaid expenses and other current assets	19,437	53,676	25,600	29,106
Deferred income taxes	45,170	38,540	48,706	64,209
Income tax receivable	—	3,093	—	—

Total current assets	178,383	286,665	295,698	289,717

Property and equipment, net	195,066	250,699	333,317	425,919

Other assets
Other receivables	—	—	1,800	—
Deposits	—	—	—	2,052

Total other assets	—	—	1,800	2,052

Total assets	$373,449	$537,364	$630,815	$717,688

The accompanying notes are an integral part of these financial statements.

ADLER VETERINARY GROUP, INC.
BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31, 2006	November 30, 2006	November 30, 2005	November 30, 2004
Current liabilities
Accounts payable	$21,995	$45,210	$46,207	$28,489
Accrued expenses	69,025	60,451	55,586	110,350
Income taxes payable	32,754	23,974	4,578	10,152
Current portion of capital lease obligations	9,769	8,971	7,937	7,021
Current portion of long-term debts	9,313	65,937	78,142	78,550

Total current liabilities	142,856	204,543	192,450	234,562

Capital lease obligations, net of current portion	11,157	12,655	20,926	28,310
Long-term debts, net of current portion	9,888	124,264	231,420	265,579
Deferred income taxes	28,978	24,968	27,398	52,580

Total liabilities	192,879	366,430	472,194	581,031

Commitments and contingencies

Stockholders’ equity
Common stock, no par value 1,000 shares authorized, 1,000 shares issued and outstanding	2,000	2,000	2,000	2,000
Retained earnings	178,570	168,934	156,621	134,657

Total stockholders’ equity	180,570	170,934	158,621	136,657

Total liabilities and stockholders’ equity	$373,449	$537,364	$630,815	$717,688

The accompanying notes are an integral part of these financial statements.

ADLER VETERINARY GROUP, INC.
STATEMENTS OF OPERATIONS

	For the one month ended December 31, 2006	For the year ended November 30, 2006	For the year ended November 30, 2005	For the year ended November 30, 2004
	Amount	Amount	Amount	Amount
Net sales	$254,183	$3,228,198	$2,904,905	$2,763,263

Cost of sales	135,535	2,304,617	2,145,890	2,045,912

Gross profit	118,648	923,581	759,015	717,351

General and administrative expenses	93,377	843,724	700,414	751,705

Income (loss) from operations	25,271	79,857	58,601	(34,354)

Other expense
Other expense	—	—	(2,640)	(3,360)
Interest expense	(1,407)	(31,995)	(32,518)	(34,017)

Total other expense	(1,407)	(31,995)	(35,158)	(37,377)

Income (loss) before provision for (benefit from) income taxes	23,864	47,862	23,443	(71,731)

Provision for (benefit from) income taxes	14,228	35,549	1,479	(9,426)

Net income (loss)	$9,636	$12,313	$21,964	$(62,305)

The accompanying notes are an integral part of these financial statements.

ADLER VETERINARY GROUP, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock
	Shares Issued and Outstanding	Amount	Retained Earnings	Total
Balance at November 30, 2003	1,000	$2,000	$196,962	$198,962

Net loss for the year ended November 30, 2004	—	—	(62,305)	(62,305)

Balance at November 30, 2004	1,000	$2,000	$134,657	$136,657

Net income for the year ended November 30, 2005	—	—	21,964	21,964

Balance at November 30, 2005	1,000	$2,000	$156,621	$158,621

Net income for the year ended November 30, 2006	—	—	12,313	12,313

Balance at November 30, 2006	1,000	$2,000	$168,934	$170,934

Net income for the one month ended December 31, 2006	—	—	9,636	9,636

Balance at December 31, 2006	1,000	$2,000	$178,570	$180,570

The accompanying notes are an integral part of these financial statements.

ADLER VETERINARY GROUP, INC.
STATEMENTS OF CASH FLOWS

	For the one month ended December 31, 2006	For the year ended November 30, 2006	For the year ended November 30, 2005	For the year ended November 30, 2004
Reconciliation of net income (loss) to net cash flows from operating activities
Net income (loss)	$9,636	$12,313	$21,964	$(62,305)
Adjustments to reconcile net income (loss) to net cash flows from operating activities
Loss on sale of fixed assets	47,005	21,495	—	—
Amortization and depreciation expense	8,628	65,126	95,133	109,645
Deferred income taxes	(14,721)	27,132	(5,101)	(27,048)
(Increase) decrease in
Inventory	1,168	3,291	1,295	(1,919)
Prepaid expenses and other current assets	58,213	(31,169)	(6,646)	56,093
Other assets	—	1,800	252	(2,052)
Increase (decrease) in
Accounts payable	(23,217)	(997)	17,718	15,160
Accrued expenses	(6,042)	4,865	(54,948)	82,474
Income taxes payable	14,616	—	184	—
Net cash flows from operating activities	95,286	103,856	69,851	170,048
Cash flows from investing activities
Purchase of property and equipment	—	(4,003)	(2,531)	(46,436)
Net cash flows from investing activities	—	(4,003)	(2,531)	(46,436)
Cash flows from financing activities
Principal payments on long-term debt	(170,999)	(119,361)	(34,567)	(36,788)
Principal payments on capital lease obligations	(699)	(7,237)	(6,468)	(18,945)
Net cash flows from financing activities	(171,698)	(126,598)	(41,035)	(55,733)
Net change in cash	(76,412)	(26,745)	26,285	67,879
Cash, beginning of year	126,153	152,898	126,613	58,734
Cash, end of year	$49,741	$126,153	$152,898	$126,613
Supplemental schedule of non-cash investing and financing activities
In connection with the purchase of certain property under capital lease obligations and proceeds from long-term debt	$—	$—	$—	$99,951
Supplemental disclosure for cash flows information:
Interest expense paid	$1,407	$31,995	$32,518	$34,017
Income taxes paid (refunded)	$(3,093)	$(6,932)	$(5,261)	$(7,896)

The accompanying notes are an integral part of these financial statements.

ADLER VETERINARY GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
For the one month ended December 31, 2006
And the years ended November 30, 2006, 2005 and 2004

NOTE 1 — BUSINESS ACTIVITY

Adler Veterinary Group, Inc. (the “Company”) was incorporated in the state of California in December 1979. The Company provides veterinary services, including grooming and boarding, in the Northridge, California area.

On December 31, 2006 the Company’s shareholders sold all of the Company’s outstanding stock to XLNT Veterinary Care, Inc., a Delaware corporation (“XLNT”), for cash and notes totaling $3,250,000.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is derived from the sale of services, including grooming, boarding, examination, medical treatment, and surgery, as well as the sale of prescription and pet supplies. Revenue associated with services is recognized as patient services are performed and revenue associated with products is recognized as products are delivered to the patient. Payments are generally received after services are performed and products are delivered to patients.

Inventory

Inventory consists primarily of various medicines, surgical and pet supplies. Inventory is stated at the lower of cost (first-in, first-out) or market.

The Company assesses the need for an allowance to reduce the inventory carrying value to the lower of cost or net realizable value. In determining net realizable value, the Company assumes the inventory will be offered for sale in the normal course of business and not on a liquidation basis. No allowance was required as of December 31, 2006, November 30, 2006, November 30, 2005 or November 30, 2004.

Property and Equipment

Property and equipment are stated at cost. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of various classes of property as follows:

Leasehold improvements	Lesser of the economic life or lease term
Furniture and fixtures	7 years
Medical equipment	5 years
Cages, kennels and runs	5 years
Automobiles	5 years

Expenditures for renewals and betterments are capitalized and maintenance and repairs are charged to expense as incurred. At the time of retirement or disposition of property and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in the results of operations.

Advertising

The Company expenses advertising costs as incurred. For the one month ended December 31, 2006 and the years ended November 30, 2006, 2005 and 2004, advertising costs were $6,650, $78,250, $72,469 and $60,007, respectively.

ADLER VETERINARY GROUP, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
For the one month ended December 31, 2006
And the years ended November 30, 2006, 2005 and 2004

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance, if necessary, when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Adoption of Accounting Pronouncements

In 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46) and its amendment FIN 46R. This interpretation clarifies existing accounting principles related to the preparation of consolidated financial statements when the equity investors in an entity do not have the characteristics of a controlling financial interest or when the equity at risk is not sufficient for the entity to finance its activities without additional subordinated financial support. FIN 46R requires a company to evaluate all existing arrangements to identify situations where a company has a “variable interest” in a “variable interest entity” and further determine when such variable interests require a company to consolidate the variable interest entities’ financial statement with its own. Management has determined the adoption of FIN No. 46 has no impact on the Company’s financial statements.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” an amendment of SFAS No. 123, “Accounting for Stock-Based Compensation,” and APB Opinion 25, “Accounting for Stock Issued to Employees,” which requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. This statement is effective for all nonpublic entities, as of the first fiscal year beginning after December 15, 2005. Management determined that adoption of SFAS No. 123(R) did not have a material effect on the Company’s financial statements.

In May 2005, FASB issued SFAS No. 154, “Accounting Changes and Error Correction — a replacement of APB Opinion No. 20 and FASB Statement No. 3,” which changes the requirements for the accounting for and reporting of a change in voluntary accounting principles, and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. Management determined that adoption of SFAS No. 154 did not have a material effect on the Company’s financial statements.

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment to FASB Statements No. 133 and 140,” which simplifies the accounting for certain hybrid financial instruments containing embedded derivatives, and amends SFAS No. 140, to eliminate certain restrictions on passive derivative financial instruments that a qualifying special-purpose entity can hold. SFAS 155 is effective for all financial instruments acquired, issued or subject to a re-measurement event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Management determined that adoption of SFAS No. 155 did not have a material effect on the Company’s financial statements.

In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140,” which simplifies the accounting for assets and liabilities arising from loan servicing contracts. SFAS 156 is effective for fiscal years beginning after September 15, 2006. Management determined that adoption of SFAS No. 156 did not have a material effect on the Company’s financial statements.

ADLER VETERINARY GROUP, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
For the one month ended December 31, 2006
And the years ended November 30, 2006, 2005 and 2004

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements

In July 2006, FASB issued Financial Accounting Standards Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income tax positions taken or expected to be taken in tax returns that effect amounts reported in a company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently analyzing the effects of FIN 48. Management is currently assessing the effect of FIN 48 on the Company’s financial statement.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements,” and defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management does not expect adoption of SFAS No. 157 to have a material impact on the Company’s financial statements.

In September 2006, FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R),” which changes current practice by requiring employers to recognize the overfunded or underfunded positions of defined benefit postretirement plans, including pension plans, on the balance sheet, and requires the change in funded status to be recognized in other comprehensive income. SFAS 158 is effective for fiscal years ending after December 15, 2006. Management does not expect adoption of SFAS No. 158 to have a material impact on the Company’s financial statements.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — an amendment of FASB Statement No. 115,” which permits entities to measure many financial instruments and certain other items at fair value, and establishes the presentation and disclosure requirements to facilitate comparisons between entities choosing different measurement attributes for similar types of assets. SFAS 159 is effective for fiscal years ending after November 15, 2007. Management does not expect adoption of SFAS No. 159 to have a material impact on the Company’s financial statements.

NOTE 3 — CONCENTRATIONS OF RISK

Cash

The Company maintains its cash balances in a bank that from time to time exceed amounts insured by the Federal Deposit Insurance Corporation up to $100,000 per bank. As of December 31, 2006 and November 30, 2006, 2005 and 2004, the Company maintained deposits totaling $78,569, $33,967, $102,689 and $14,343, respectively, in excess of federally insured amounts. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk on cash.

Suppliers

For the one month ended December 31, 2006 and for the years ended November 30, 2006, 2005 and 2004, two, three, three and two suppliers represented approximately 79%, 85%, 85% and 89% of purchases, respectively.

ADLER VETERINARY GROUP, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
For the one month ended December 31, 2006
And the years ended November 30, 2006, 2005 and 2004

NOTE 4 — PREPAID EXPENSES

	December 31,	November 30,
	2006	2006	2005	2004
Prepaid insurance	$19,437	$24,158	$24,756	$28,269
Prepaid rent	—	28,645	—	—
Prepaid property tax	—	873	844	837

Total	$19,437	$53,676	$25,600	$29,106

NOTE 5 — PROPERTY AND EQUIPMENT

	December 31,	November 30,
	2006	2006	2005	2004
Leasehold improvements	$319,055	$319,055	$319,055	$319,055
Furniture and fixtures	284,033	284,033	280,030	276,681
Medical equipment	180,992	180,992	180,992	180,992
Cages, kennels, and runs	171,207	171,207	171,207	171,207
Automobiles	—	61,515	128,136	128,136
	955,287	1,016,802	1,079,420	1,076,071
Less: Accumulated amortization and depreciation	760,221	766,103	746,103	650,152

Total	$195,066	$250,699	$333,317	$425,919

For the one month ended December 31, 2006 and the years ended November 30, 2006, 2005 and 2004, amortization and depreciation expense was $8,628, $65,126, $95,133 and $109,645, respectively.

NOTE 6 — ACCRUED EXPENSES

	December 31,	November 30,
	2006	2006	2005	2004
Rent	$—	$—	$5,991	$78,576
Payroll and related benefits	69,025	60,451	49,595	31,774

Total	$69,025	$60,451	$55,586	$110,350

ADLER VETERINARY GROUP, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
For the one month ended December 31, 2006
And the years ended November 30, 2006, 2005 and 2004

NOTE 7 — CAPITAL LEASE OBLIGATIONS

	December 31,	November 30,
	2006	2006	2005	2004
Capital lease obligations — secured by medical equipment. Payable in total monthly installments of $921 at an interest rate of 12.323%. Debt matures through January 2009	$20,926	$21,626	$28,863	$35,331

Less: current maturities	9,769	8,971	7,937	7,021

Long-term portion	$11,157	$12,655	$20,926	$28,310

The following is a schedule by years of future minimum lease payments under capital leases and the present values of net minimum lease payments.

Fiscal year ending November 30
2007	$11,052
2008	11,762
2009	921
2010	—
2011	—
Total minimum lease payments	23,735
Less amount representing interest	2,809
Total present value of future minimum lease payments	$20,926

The following is an analysis of the leased equipment under capital leases as of December 31, 2006, which is included in property and equipment:

Medical equipment	$41,111
Less accumulated amortization	22,639
Total	$18,472

ADLER VETERINARY GROUP, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
For the one month ended December 31, 2006
And the years ended November 30, 2006, 2005 and 2004

NOTE 8 — LONG-TERM DEBT

	December 31,	November 30,
	2006	2006	2005	2004
Note payable — secured by Company assets. Payable in monthly principal only installments of $2,678, at an interest rate of 7.25%. Debt matures in October 2009	$—	$93,778	$125,914	$158,050
Loan from stockholder	—	76,471	89,971	47,971
Term loan — secured by automobile. Payable in monthly principal only installments of $774 at an interest rate of 0%. Debt matures in August 2009	—	—	34,039	43,322
Term loan — secured by medical equipment. Payable in total monthly principal and interest installments of $851 at an interest rate of 6.0%. Debt matures in December 2008	19,201	19,952	28,681	36,902
Term loan — secured by automobile. Payable in monthly principal and interest installments of $788 at an interest rate of 4.9%. Debt matures in August 2008	—	—	24,290	32,344
Term loan — secured by Company assets. Payable in quarterly principal and interest installments of $3,333 at an interest rate of 6.5%. Debt matured in June 2006	—	—	6,667	20,000
Term loan — secured by medical equipment. Payable in monthly principal and interest installments of $720 at an interest rate of 10.388%. Debt matured in July 2005	—	—	—	5,540

Less: total current maturities	9,313	65,937	78,142	78,550

Long-term portion	$9,888	$124,264	$231,420	$265,579

The following is a schedule by years of future minimum loan payments under long-term notes and the present values of net minimum note payments.

Fiscal year ending November 30
2007	$9,313
2008	9,888
2009	—
2010	—
2011	—
Total	$19,201

ADLER VETERINARY GROUP, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
For the one month ended December 31, 2006
And the years ended November 30, 2006, 2005 and 2004

NOTE 9 — INCOME TAXES

	December 31,	November 30,
	2006	2006	2005	2004
Currently payable
Federal	$14,166	$24,110	$10,358	$11,451
State	2,682	3,703	800	6,597

Total current	16,848	27,813	11,158	18,048
Deferred income taxes
Federal	(4,380)	2,130	(9,816)	(3,308)
State	1,760	5,606	137	(24,166)

Total deferred	(2,620)	7,736	(9,679)	(27,474)

Provision for (benefit from) income taxes	$14,228	$35,549	$1,479	$(9,426)

Deferred income taxes reflect the estimated effects of temporary differences between assets and liabilities for financial reporting purposes and those amounts as measured by tax laws and regulations. The components of deferred income tax assets at December 31, 2006 and November 30, 2006, 2005 and 2004 were as follows:

	December 31,		November 30,
	2006		2006		2005		2004
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
Current
Cash basis adj.	$30,372	$—	$21,860	$—	$32,026	$—	$47,529	$—
State taxes	—	—	—	—	—	—
State credits	14,798	—	16,680	—	16,680	—	16,680	—

Total current	$45,170	$—	$38,540	$—	$48,706	$—	$64,209	$—
Non-current
Accelerated depreciation	$—	$28,978	$—	$22,303	$—	$27,398	$—	$52,580
State taxes	—	—	—	—	—	—	—	—
Net operating loss carry-forward	—	—	—	2,665	—	—	—	—

Total non-current	$—	$28,978	$—	$24,968	$—	$27,398	$—	$52,580

NOTE 10 — COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS

The Company leases its facility from a related party. The Company and the related party have a verbal agreement where the Company pays 12% of the Hospital revenues and 9% of the Pet Resort revenues as rent. For the one month ended December 31, 2006 and the years ended November 30, 2006, 2005 and 2004, rent paid under the lease was $28,645, $365,364, $327,415 and $311,665, respectively.

Management has evaluated the need for consolidation of the related party as a variable interest entity (“VIE”) under FIN 46(R) and has concluded that consolidation is not necessary.

ANIMAL INTERNAL MEDICINE
FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

ANIMAL INTERNAL MEDICINE

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of
XLNT Veterinary Care, Inc.

We have audited the accompanying balance sheets of Animal Internal Medicine (a sole proprietorship) as of December 31, 2006, 2005 and 2004, and the related statements of income, owner’s equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Animal Internal Medicine as of December 31, 2006, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules of selling, general, and administrative expenses on page 10 are presented for purposes of additional analysis and are not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Eckhoff Accountancy Corporation

Eckhoff Accountancy Corporation

San Rafael, California
March 9, 2007

ANIMAL INTERNAL MEDICINE
BALANCE SHEETS
December 31, 2006, 2005 and 2004

ASSETS

	2006	2005	2004
Current Assets:
Cash and cash equivalents	$71	$132,935	$67,931
Accounts receivable	3,000	5,707	5,542
Inventory	22,207	23,180	21,637
Prepaid expenses	4,758	11,406	10,228

Total Current Assets	30,036	173,228	105,338

Property and equipment, net	72,331	69,288	83,174

Total Assets	$102,367	$242,516	$188,512

LIABILITIES
Current Liabilities:
Bank overdraft	$4,693	$—	$—
Accounts payable	—	19,845	8,783
Accrued payroll and related liabilities	5,327	3,108	2,973
Other accrued liabilities	5,625	11,868	4,110
Current portion of lease obligations	—	4,806	24,617

Total Current Liabilities	15,645	39,627	40,483

Long-Term Liabilities:
Lease obligations, less current portion	—	—	4,806

Total Liabilities	15,645	39,627	45,289

Owner’s Equity	86,722	202,889	143,223

Total Liabilities and Owner’s Equity	$102,367	$242,516	$188,512

The accompanying notes are an integral part of these financial statements.

ANIMAL INTERNAL MEDICINE
STATEMENTS OF INCOME
For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Revenue	$1,118,736	$1,128,700	$829,681

Direct Costs	741,349	693,584	526,945

Gross Profit	377,387	435,116	302,736

Selling, General and Administrative Expenses	154,822	129,928	114,114

Income From Operations	222,565	305,188	188,622

Other Income (Expense):
Interest income	288	160	46
Loss on disposal of asset	—	(740)	—
	288	(580)	46

Net Income	$222,853	$304,608	$188,668

The accompanying notes are an integral part of these financial statements.

ANIMAL INTERNAL MEDICINE
STATEMENTS OF OWNER’S EQUITY
For the Years Ended December 31, 2006, 2005 and 2004

Balance, December 31, 2003	$97,194
Distributions to owner	(142,639)
Net income	188,668

Balance, December 31, 2004	143,223
Distributions to owner	(244,942)
Net income	304,608

Balance, December 31, 2005	202,889
Distributions to owner	(339,020)
Net income	222,853

Balance, December 31, 2006	$86,722

The accompanying notes are an integral part of these financial statements.

ANIMAL INTERNAL MEDICINE
STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash Flows From Operating Activities:
Net income	$222,853	$304,608	$188,668
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,975	39,620	36,473
Loss on disposal of asset	—	740	—
(Increase) decrease in:
Accounts receivable	2,707	(165)	1,750
Inventory	973	(1,543)	876
Prepaid expenses	6,648	(1,178)	(10,228)
Increase (decrease) in:
Bank overdraft	4,693	—	—
Accounts payable	(19,845)	11,062	8,783
Accrued payroll and related liabilities	2,219	135	397
Other accrued liabilities	(6,243)	7,758	4,110

Net Cash Provided by Operating Activities	236,980	361,037	230,829

Cash Flows From Investing Activities:
Purchase of property and equipment	(26,018)	(26,474)	(10,512)

Cash Flows From Financing Activities:
Payments on capital leases	(4,806)	(24,617)	(24,106)
Owner distributions	(339,020)	(244,942)	(142,639)
Net Cash Used by Financing Activities	(343,826)	(269,559)	(166,745)

Net Increase (Decrease) in Cash and Cash Equivalents	(132,864)	65,004	53,572

Cash and Cash Equivalents, Beginning of Year	132,935	67,931	14,359

Cash and Cash Equivalents, End of Year	$71	$132,935	$67,931

Supplemental Disclosure:
Interest paid	$293	$1,152	$2,648

The accompanying notes are an integral part of these financial statements.

ANIMAL INTERNAL MEDICINE
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization:

Animal Internal Medicine (the Company) is a sole proprietorship operating in the State of California since September 1989. The Company provides veterinary services.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future, actual results ultimately may differ from these estimates.

Cash and Cash Equivalents:

The Company includes as cash all highly liquid debt instruments with a maturity of three months or less.

Concentrations of Cash:

The Company maintains cash balances at Union Bank of California. Cash accounts are insured by the Federal Deposit Insurance Corporation up to $100,000. Throughout the year, the Company’s cash balances may exceed the insured limits. The Company has not experienced any losses in such accounts nor does the Company believe it is exposed to any significant credit risk on cash and cash equivalents.

Inventory:

Inventory is valued at the lower of cost or market on a first-in, first-out basis.

Accounts Receivable:

The Company records an allowance for estimated uncollectible accounts for anticipated losses. Individual uncollectible accounts are written off against the allowance when collection of the individual accounts appears doubtful. In reviewing aged receivables, management considers their knowledge of customers, historical losses and current economic conditions in establishing the allowance for doubtful accounts. At December 31, 2006, 2005 and 2004, the Company considered accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts was required.

Property and Equipment:

Property is recorded at cost. Depreciation is computed on the straight-line method over the estimated useful lives of three to seven years.

Expenditures for renewals and betterments are capitalized and maintenance and repairs are charged to income. Upon retirement or sale, the cost of assets disposed and the accumulated depreciation is removed from the accounts. The resulting gain or loss is credited or charged to income.

Advertising:

The Company expenses advertising costs as incurred. Advertising expense for the years ended December 31, 2006, 2005 and 2004 was $2,260, $2,310 and $730, respectively.

Income Taxes:

The Company is a sole proprietorship under the provisions of the Internal Revenue Code and related state statues. Under such provisions, the Company is not subject to federal income taxes and all income is allocated directly to the sole proprietor.

ANIMAL INTERNAL MEDICINE
NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 2 — PROPERTY AND EQUIPMENT:

Property and equipment consisted of the following as of December 31:

	2006	2005	2004
Machinery and equipment	$161,013	$131,386	$205,667
Office furniture and equipment	2,683	8,716	9,599
Computer equipment	43,482	41,058	42,678
Leasehold improvements	17,217	17,217	20,467
	224,395	198,377	278,411
Accumulated depreciation	(152,064)	(129,089)	(195,237)
	$72,331	$69,288	$83,174

Depreciation expense for the years ended December 31, 2006, 2005 and 2004 was $22,975, $39,620 and $36,473, respectively.

NOTE 3 — LEASE COMMITMENTS:

As described in Note 4, the Company leases its facility under an operating lease agreement from a corporation in which the owner of the Company is a shareholder.

The Company also leased its equipment under noncancelable capital leases for varying periods ended December 2006. Interest expense related to these leases was $178, $1,150 and $2,612 for the years ended December 31, 2006, 2005 and 2004, respectively.

Property under capital lease consisted of the following at December 31:

	2006	2005	2004
Machinery and equipment	$—	$21,099	$78,032
Less: Accumulated depreciation	—	16,879	50,615
	$—	$4,220	$27,417
Depreciation expense	$4,220	$23,198	$23,198

NOTE 4 — RELATED PARTY TRANSACTIONS:

The Company leases its building under an operating lease from a corporation owned in part by the owner of the Company. The lease expires August 31, 2007, and calls for monthly rental payments of $8,085 per month. Total rental payments made to the corporation for the years ended December 31, 2006, 2005 and 2004 were $87,538, $86,382 and $91,998, respectively.

NOTE 5 — RETIREMENT PLAN:

During the year ended December 31, 2006, the Company adopted a SEP IRA plan. All employees were eligible to participate. The employer matching contribution was equal to 100% of each employee’s deferral, subject to a limit of 3% deferral per employee. The plan was terminated at December 31, 2006. The Company’s contribution to the plan for the year ended December 31, 2006 was $4,015.

NOTE 6 — SALE OF BUSINESS:

On December 31, 2006, the Company was sold to XLNT Veterinary Care, Inc. and became its wholly owned subsidiary. The owner remains employed pursuant to a three year employment agreement.

ANIMAL INTERNAL MEDICINE
SUPPLEMENTAL INFORMATION

ANIMAL INTERNAL MEDICINE
SCHEDULES OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Accounting and legal fees	$10,920	$4,325	$5,308
Bank and credit card charges	24,219	20,055	14,830
Client promotion	1,964	8,332	3,803
Contributions	50	100	—
Depreciation	10,667	9,598	8,354
Dues and subscriptions	1,421	1,495	1,564
Entertainment	5,376	5,111	1,957
Insurance	3,588	3,273	3,195
Employee benefits	4,015	—	—
Repairs and maintenance	84	286	506
Office expenses	13,475	7,235	8,904
Payroll service	1,388	1,295	1,642
Payroll taxes	5,142	4,234	4,423
Postage	2,871	1,993	2,190
Rent	4,593	4,577	4,474
Salaries and wages	58,489	48,067	45,484
Storage	1,859	1,760	—
Taxes and licenses	2,538	2,172	2,034
Telephone	481	354	264
Travel	1,682	5,666	5,182
	$154,822	$129,928	$114,114

BONITA PET HOSPITAL, INC.
AND SUBSIDIARY
CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

BONITA PET HOSPITAL, INC. AND SUBSIDIARY

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of
XLNT Veterinary Care, Inc.

We have audited the accompanying consolidated balance sheets of Bonita Pet Hospital, Inc. and Subsidiary (A California corporation) as of December 31, 2006, 2005 and 2004, and the related consolidated statements of operations, stockholders’deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bonita Pet Hospital, Inc. and Subsidiary as of December 31, 2006, 2005 and 2004, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The consolidated schedules of selling, general and administrative expenses on page 15 are presented for purposes of additional analysis and are not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the consolidated financial statements, the company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 12. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Eckhoff Accountancy Corporation

Eckhoff Accountancy Corporation

San Rafael, California
March 14, 2007

BONITA PET HOSPITAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
December 31, 2006, 2005 and 2004

ASSETS

	2006	2005	2004
Current Assets:
Cash and cash equivalents	$22,178	$8,877	$8,912
Accounts receivable	6,156	16,311	34,994
Inventory	87,569	53,441	69,274
Prepaid expenses	7,566	10,351	—
Prepaid income taxes	—	25	825

Total Current Assets	123,469	89,005	114,005

Property and equipment, net	89,983	113,021	98,092

Other Assets:
Investments	—	500	500
Security deposits	816	816	816

	816	1,316	1,316

Total Assets	$214,268	$203,342	$213,413

The accompanying notes are an integral part of these financial statements.

BONITA PET HOSPITAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
December 31, 2006, 2005 and 2004

LIABILITIES

	2006	2005	2004
Current Liabilities:
Accounts payable	$5,346	$15,863	$19,512
Accrued payroll and related liabilities	50,186	45,663	49,468
Accrued expenses	1,559	7,199	17,460
Accrued income taxes	82,449	—	—
Profit sharing payable	—	109,000	148,000
Stockholder loans	20,000	50,000	30,000
Line of credit	68,684	—	—
Loan payable-related party	20,000	50,000	—
Current portion of notes payable	—	3,348	8,069
Current portion of lease obligations	5,879	5,519	5,182
Other current liabilities	63,932	59,919	—

Total Current Liabilities	318,035	346,511	277,691

Long-Term Liabilities:
Note payable, less current portion	—	8,928	—
Leases obligations, less current portion	7,345	13,224	18,743
Deferred income taxes	12,045	11,914	10,346
Other long-term liabilities	218,651	282,583	—
	238,041	316,649	29,089

Total Liabilities	556,076	663,160	306,780

Stockholders’ Deficit:
Common stock, at $1 par value	600	600	600
Authorized shares — 10,000
Issued and outstanding shares — 600
Accumulated deficit	(342,408)	(460,418)	(93,967)

Total Stockholders’ Deficit	(341,808)	(459,818)	(93,367)

Total Liabilities and Stockholders’ Deficit	$214,268	$203,342	$213,413

The accompanying notes are an integral part of these financial statements.

BONITA PET HOSPITAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Revenue	$3,937,868	$3,702,388	$3,437,172

Direct Costs	2,968,814	3,123,793	2,607,991

Gross Profit	969,054	578,595	829,181

Selling, General and Administrative Expenses	779,189	879,759	851,302

Income (Loss) From Operations	189,865	(301,164)	(22,121)

Other Income and (Expenses):
Miscellaneous income	468	6,689	—
Interest income	172	447	240
Equipment rental income	33,550	15,805	19,255
Non-compete covenant expense	(5,537)	(82,673)	—
Interest expense	(16,303)	(2,387)	(5,710)
	12,350	(62,119)	13,785

Net Income (Loss) Before Income Tax	202,215	(363,283)	(8,336)

Income Tax Expense	84,205	3,168	3,217

Net Income (Loss)	$118,010	$(366,451)	$(11,553)

The accompanying notes are an integral part of these financial statements.

BONITA PET HOSPITAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
For the Years Ended December 31, 2006, 2005 and 2004

	Common Stock
	Shares	Amount	Accumulated Deficit	Total
Balance, December 31, 2003	600	$600	$(82,414)	$(81,814)
Net loss			(11,553)	(11,553)

Balance, December 31, 2004	600	600	(93,967)	(93,367)
Net loss			(366,451)	(366,451)

Balance, December 31, 2005	600	600	(460,418)	(459,818)
Net income			118,010	118,010

Balance, December 31, 2006	600	$600	$(342,408)	$(341,808)

The accompanying notes are an integral part of these financial statements.

BONITA PET HOSPITAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash Flows From Operating Activities:
Net income (loss)	$118,010	$(366,451)	$(11,553)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	24,035	22,683	19,508
Noncash bonus	6,829	—	—
Loss on disposition of asset	500	—	—
(Increase) decrease in:
Accounts receivable — trade	10,155	18,683	(7,128)
Inventories	(34,128)	15,833	(274)
Prepaid expenses	1,801	(10,351)	5,001
Prepaid income taxes	25	800	(825)
Increase (decrease) in:
Accounts payable — trade	(10,517)	(3,649)	19,314
Accrued payroll and related liabilities	4,523	(3,805)	(9,943)
Accrued expenses	(5,640)	(10,261)	15,647
Profit sharing payable	(109,000)	(39,000)	3,000
Accrued income taxes	82,449	—	(806)
Other current liabilities	4,013	59,919	—
Deferred income taxes	131	1,568	1,617
Other long-term liabilities	(63,932)	282,583	—

Net Cash Provided (Used) by Operating Activities	29,254	(31,448)	33,558

Cash Flows From Investing Activities:
Purchase of property and equipment	(16,049)	(37,612)	(19,665)

The accompanying notes are an integral part of these financial statements.

BONITA PET HOSPITAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash Flows From Financing Activities:
Payments on loan payable-related party	$(30,000)	$—	$—
Borrowings on loan payable-related party	—	50,000	—
Payments on notes payable	(3,069)	(8,069)	(59,057)
Borrowings on notes payable	—	12,276	—
Payments on capital leases	(5,519)	(5,182)	(4,075)
Borrowings on line of credit	82,570	—	—
Payments on line of credit	(13,886)	—	—
Borrowings from stockholder loans	—	50,000	30,000
Payments on stockholder loans	(30,000)	(30,000)	—

Net Cash Provided (Used) by Financing Activities	96	69,025	(33,132)

Net Increase (Decrease) in Cash	13,301	(35)	(19,239)

Cash, Beginning of Year	8,877	8,912	28,151

Cash, End of Year	$22,178	$8,877	$8,912

Supplemental Disclosures:
Interest paid	$16,303	$2,387	$5,710
Income taxes paid	$1,600	$800	$2,425

Noncash Investing and Financing Activities:
Acquisition of fixed assets through lease payable	$—	$—	$28,000

The accompanying notes are an integral part of these financial statements.

BONITA PET HOSPITAL, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization:

Bonita Pet Hospital, Inc. (the Company) was incorporated in California in July 1962. The Company provides veterinary services, including grooming and boarding.

Principles of Consolidation:

The consolidated financial statements include the accounts of the parent company and the wholly owned subsidiary. Significant inter-company transactions and balances have been eliminated.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future, actual results ultimately may differ from these estimates. Uses of estimates include but are not limited to accounting for the non-compete and confidentiality agreements, depreciation and the allowances for doubtful accounts.

Cash and Cash Equivalents:

The Company includes as cash all highly liquid debt instruments with a maturity of three months or less.

Concentrations of Cash:

The Company maintains cash balances at several financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2006, 2005, and 2004, the Company’s cash balances did not exceed the insured limits.

Inventory:

Inventory is valued at the lower of cost or market on a first-in, first-out basis.

Accounts Receivable:

Trade receivables are carried at their estimated collectible amounts. Trade accounts receivable are periodically evaluated for collectibility based on the age of the receivables. Individual uncollectible accounts are written off when collection of the individual accounts appears doubtful. In reviewing aged receivables, management considers their knowledge of customers, historical losses and current economic conditions in establishing the allowance for doubtful accounts. At December 31, 2006, 2005 and 2004, the Company considered accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts was required.

Property and Equipment:

Property is recorded at cost. Depreciation is computed on the straight-line method over the estimated useful lives of three to seven years.

Expenditures for renewals and betterments are capitalized and maintenance and repairs are charged to income. Upon retirement or sale, the cost of assets disposed and the accumulated depreciation is removed from the accounts. The resulting gain or loss is credited or charged to income.

Advertising:

The Company expenses advertising costs as incurred. For the years ended December 31, 2006, 2005 and 2004, advertising expense was $48,777, $54,752 and $54,592, respectively.

BONITA PET HOSPITAL, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Income Taxes:

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. Deferred tax assets and liabilities arise primarily from the different methods of calculating depreciation and differing recognition of accrued expenses. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes may also include operating losses and tax credits that are available to offset future taxable income.

NOTE 2 — PROPERTY AND EQUIPMENT:

Property and equipment consisted of the following at December 31:

	2006	2005	2004
Furniture and fixtures	$9,491	$9,491	$5,041
Machinery and equipment	208,314	256,767	225,256
Leasehold improvements	52,545	52,545	50,895
	270,350	318,803	281,192
Accumulated depreciation	(180,367)	(205,782)	(183,100)

	$89,983	$113,021	98,092

Depreciation expense for the years December 31, 2006, 2005 and 2004 was $24,035, $22,683 and $19,508, respectively.

NOTE 3 — LINE OF CREDIT:

During the year ended December 31, 2006, the Company established a revolving line of credit for $75,000 with Wells Fargo Bank. The line of credit is secured and collateralized by all of the inventory, accounts receivable, and property and equipment of the Company. Interest is payable on borrowed funds at a rate of 3.75% over the Prime Rate. As of December 31, 2006, $68,684 was outstanding on the line of credit. Interest expense incurred during the year ended December 31, 2006 was $7,717.

NOTE 4 — LOAN FEES:

As of December 31, 2004, capitalized loan fees and related accumulated amortization totaled $650. Loan fees were netted against accumulated amortization and are therefore not presented on the accompanying balance sheet. Amortization expense for the year ended December 31, 2004 was $60.

NOTE 5 — RETIREMENT PLAN:

The Company had adopted a profit sharing plan covering all eligible employees. It provided for discretionary contributions by the Company as determined annually by the Board of Directors, up to the maximum amount permitted under the Internal Revenue Code. The plan was terminated during the year ended December 31, 2006; therefore, there were no contributions for that year. The Company’s contribution to the plan for the years ended December 31, 2005 and 2004, was $109,000 and $148,000, respectively.

BONITA PET HOSPITAL, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6 — RELATED PARTY TRANSACTIONS:

In December 2004, the shareholders together loaned the Company $30,000 with interest accruing at 5% per annum. During 2005 those loans were repaid and one shareholder loaned the Company an additional $50,000. The loan accrued interest at 8% per annum. During 2006, payments on the loan totaled $30,000. The balance outstanding at December 31, 2006 of $20,000 was paid off subsequent to year end. Interest expense incurred on the loans during the years ended December 31, 2006 and 2005 totaled $3,600 and $292, respectively.

In December 2005, Endeavor Resources, Inc., a related party, loaned the company $50,000. The loan accrues interest at 8% per annum. During 2006, payments on the loan totaled $30,000. As of December 31, 2006 and 2005, the amount outstanding on the loan was $20,000 and $50,000, respectively. Interest expense incurred on the loan during the year ended December 31, 2006 totaled approximately $2,800.

NOTE 7 — COMMITMENTS AND CONTINGENCIES:

During 2005, the Company entered into severance pay, and non-compete and confidentiality agreements. Pursuant to the agreements, beginning in 2006 the Company is obligated to pay $62,857 and $20,000, respectively, payable annually over five years. The Company recorded the liabilities of $342,502 based on the present value of the future expenditures the Company estimated it will make under its obligations. The obligations are reported as other liabilities on the balance sheet.

The payments due under the agreements are as follows:

Total
2007	$82,857
2008	82,857
2009	82,857
2010	82,857
331,428
Discount at 6.5 percent	(48,845)
Present value of remaining obligation	282,583
Less current portion	63,932

Long-term portion	$218,651

The Company leases equipment under a non-cancelable capital lease through 2009. The equipment being leased collateralizes the Company’s lease obligation. Following are the minimum lease obligations under the capital lease for the years ended December 31:

2007	$6,547
2008	6,547
2009	1,091
Total minimum lease payments	14,185
Less amount representing interest	(961)
Present value of minimum lease payments	13,224
Less current portion	5,879

Long-term portion	$7,345

Interest expense related to the lease was $1,028, $1,365 and $1,381 for the years ended December 31, 2006, 2005 and 2004, respectively.

BONITA PET HOSPITAL, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7 — COMMITMENTS AND CONTINGENCIES: (Continued)

Property under capital lease consisted of the following at December 31:

	2006	2005	2004
Equipment	$28,000	$28,000	$28,000
Accumulated depreciation	(11,333)	(7,333)	(3,333)

	$16,667	$20,667	$24,667

Depreciation expense	$4,000	$4,000	$3,333

In 2002, the Company entered into a long-term operating lease for its facility. The lease term expires in June 30, 2017. This lease requires monthly payments of $9,304. On January 1, 2004, and thereafter, the rent shall increase at the same rate of increase as the United States Department of Labor Consumer Price Index, pursuant to the terms of the Lease. Rent expense paid under the lease for the years ended December 31, 2006, 2005 and 2004 was $134,201, $130,449 and $123,632, respectively.

Future minimum annual lease payments required under the agreement are as follows:

2007	$134,201
2008	134,201
2009	134,201
2010	134,201
2011	134,201
Thereafter	738,106
$1,409,111

NOTE 8 — NOTES PAYABLE:

Notes payable consisted of the following at December 31:

	2006	2005	2004
Note payable to North Island Credit Union, with interest at 5.29% in 48 monthly payments of $279, secured by vehicle	$—	$12,276	$—
Note payable to Wells Fargo, with interest at 9.48% in monthly payments of $5,247	—	—	8,069
	—	12,276	8,069
Less current portion	—	3,348	8,069
Long-term portion	$—	$8,928	$—

Interest expense for the years ended December 31, 2006, 2005 and 2004 totaled $519, $255 and $3,587, respectively.

NOTE 9 — INCOME TAXES:

The provision for income taxes is based on earnings reported for income tax purposes net of deferred taxes. A deferred income tax asset or liability is determined by applying currently enacted tax laws and rates to the expected reversal of the cumulative temporary differences between the carrying value of assets and liabilities for financial statement and income tax purposes. Deferred income tax expense or benefit is measured by the change in the deferred income tax asset or liability during the year. At December 31, 2006, 2005 and 2004 deferred tax liabilities totaled $12,045, $11,914 and $10,346, respectively.

BONITA PET HOSPITAL, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9 — INCOME TAXES: (Continued)

The provision for income taxes consisted of the following at December 31:

	2006	2005	2004
Current tax expenses:
Federal	$67,557	$—	$—
State	16,517	1,600	1,600
	84,074	1,600	1,600
Deferred tax expense:
Federal	104	1,205	1,318
State	27	363	299
	131	1,568	1,617
Provision for income taxes	$84,205	$3,168	$3,217

NOTE 10 — STOCK REDEMPTION:

During the years ended 1978 and 1983, stock was redeemed from stockholders in the amounts of $16,500 and $43,054, respectively. At those times the retained earnings were in excess of the costs of the redemptions.

NOTE 11 — SALE OF COMPANY:

On December 31 2006, the Company was sold to XLNT Veterinary Care, Inc. and became its wholly owned subsidiary. The owners remain employed pursuant to an employment agreement.

NOTE 12 — GOING CONCERN AND ACCUMULATED DEFICIT:

As shown in the accompanying financial statements, the Company has incurred recurring losses from operations and as of December 31, 2006, the Company’s current liabilities exceeded its current assets by approximately $195,000 and its total liabilities exceeded its total assets by $342,000. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to institute a cost reduction program and institute more efficient management techniques. Management believes these factors will contribute towards achieving profitability. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

BONITA PET HOSPITAL, INC. AND SUBSIDIARY
SUPPLEMENTAL INFORMATION

BONITA PET HOSPITAL, INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULES OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Accounting fees	$32,974	$26,211	$18,965
Amortization	—	—	60
Bank and credit card charges	96,760	81,981	66,671
Depreciation	2,404	2,268	1,951
Dues and subscriptions	3,144	5,318	4,354
Employee benefits	133	110,447	148,418
Insurance	35,509	35,994	52,657
Legal fees	19,204	300	1,490
Meals and entertainment	7,226	9,687	12,003
Miscellaneous	4,127	4,119	6,011
Office supplies	45,908	52,279	49,171
Other administrative expenses	29,431	87,164	44,496
Payroll service	12,649	12,235	9,335
Payroll taxes	50,862	43,284	39,943
Postage	3,868	2,442	2,412
Rent	6,710	6,523	6,182
Repairs and maintenance	1,696	1,758	1,581
Salaries and wages	388,361	363,219	358,271
Seminars	175	1,520	789
Taxes and licenses	10,527	8,392	7,535
Telephone	620	545	547
Travel	25,825	22,829	17,346
Utilities	1,076	1,244	1,114
	$779,189	$879,759	$851,302

SCRIPPS RANCH VETERINARY HOSPITAL
FINANCIAL STATEMENTS
AND
INDEPENDENT AUDITORS’ REPORT
FEBRUARY 28, 2007
AND
DECEMBER 31, 2006, 2005 AND 2004

SCRIPPS RANCH VETERINARY HOSPITAL

INDEPENDENT AUDITORS’ REPORT

XLNT Veterinary Care, Inc. and
The Owner of Scripps Ranch Veterinary Hospital
San Diego, California

We have audited the accompanying balance sheets of Scripps Ranch Veterinary Hospital (a sole proprietorship) as of February 28, 2007, and as of December 31, 2006 and 2005, and the related statements of operations, proprietor’s capital, and cash flows for the period January 1, 2007 to February 28, 2007 and for the years ended December 31, 2006, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Scripps Ranch Veterinary Hospital as of February 28, 2007, and as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the period January 1, 2007 to February 28, 2007 and for the years ended December 31, 2006, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information in Schedules l and ll is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ ROBERT R. REDWITZ & CO.

ROBERT R. REDWITZ & CO.
An Accounting and Consulting Corporation

Irvine, California
April 7, 2007

SCRIPPS RANCH VETERINARY HOSPITAL
BALANCE SHEETS
February 28, 2007, December 31, 2006 and 2005

ASSETS

	February 28, 2007	December 31, 2006	December 31, 2005
Current assets
Cash	$—	$9,098	$—
Accounts receivable	2,149	3,325	2,809
Employee advances	—	—	8,121
Inventory	27,643	21,849	25,325
Prepaid expenses	2,585	3,836	1,564
Total current assets	32,377	38,107	37,819

Property and equipment
Medical equipment	165,431	165,431	108,718
Office furniture and equipment	33,654	33,654	33,654
Leasehold improvements	77,476	77,476	77,476
Accumulated depreciation	(167,658)	(162,766)	(130,634)

Total property and equipment, net of accumulated depreciation	108,903	113,795	89,214

Other assets
Deposits	2,800	2,800	2,800
Goodwill	8,000	8,000	8,000

Total other assets	10,800	10,800	10,800

Total assets	$152,080	$162,702	$137,833

See accompanying notes to financial statements

SCRIPPS RANCH VETERINARY HOSPITAL
BALANCE SHEETS
February 28, 2007, December 31, 2006 and 2005

LIABILITIES AND PROPRIETOR’S CAPITAL

	February 28, 2007	December 31, 2006	December 31, 2005
Current liabilities
Bank overdraft	$8,144	$—	$21,257
Accounts payable	9,179	75,785	43,926
Accrued expenses	3,120	11,012	7,691
Credit card payable	4,116	2,996	1,920
Sales taxes payable	1,418	1,962	2,172
Pension plan payable	655	1,488	566
Capital leases payable — current	25,722	25,122	19,174

Total current liabilities	52,354	118,365	96,706

Long term liabilities
Capital leases payable, net of current	44,780	49,615	29,720

Total long term liabilities	44,780	49,615	29,720

Total liabilities	97,134	167,980	126,426

Proprietor’s capital (deficit)	54,946	(5,278)	11,407

Total proprietor’s capital (deficit)	54,946	(5,278)	11,407

Total liabilities and proprietor’s capital	$152,080	$162,702	$137,833

See accompanying notes to financial statements

SCRIPPS RANCH VETERINARY HOSPITAL
STATEMENTS OF OPERATIONS AND PROPRIETOR’S CAPITAL
For the Period January 1, 2007 to February 28, 2007
And Years Ended December 31, 2006, 2005 and 2004

	January 1, 2007 to February 28, 2007	2006	2005	2004
Revenues	$165,980	$1,018,175	$998,116	$990,417

Direct costs	121,207	789,455	735,066	743,788

Gross profit	44,773	228,720	263,049	246,629

Selling, general and administrative expenses	13,461	93,147	89,833	108,977

Operating income	31,313	135,573	173,216	137,651

Other income and (expenses)
Interest expense	(643)	(3,420)	(961)	—
Gain on sale of assets	—	—	10,590	—

Total other income and (expenses)	(643)	(3,420)	9,629	—

Net income	30,671	132,153	182,845	137,651

Proprietor’s capital (deficit) at beginning of year	(5,278)	11,407	12,093	39,178
Contributions	64,864	15,000	1,828	—
Withdrawals	(35,310)	(163,838)	(185,359)	(164,736)

Proprietor’s capital (deficit) at end of year	$54,946	$(5,278)	$11,407	$12,093

See accompanying notes to financial statements

SCRIPPS RANCH VETERINARY HOSPITAL
STATEMENTS OF CASH FLOWS
For the Period January 1, 2007 to February 28, 2007
And Years Ended December 31, 2006, 2005 and 2004

	January 1, 2007 to February 28, 2007	2006	2005	2004
Cash flows from operating activities:
Net income	$30,671	$132,153	$182,845	$137,651
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	4,892	32,132	18,881	23,946
Gain on sale of assets	—	—	(10,590)	—
Decrease (increase) in operating assets
Accounts receivable	1,176	(516)	(217)	(180)
Employee advances	—	8,121	(8,121)	—
Inventory	(5,794)	3,478	(3,107)	2,862
Prepaid expenses	1,251	(2,272)	2,039	79
Deposits	—	—	(739)	—
Increase (decrease) in operating liabilities
Accounts payable	(66,608)	31,856	(5,755)	12,370
Accrued expenses	(7,892)	3,323	(5,106)	(753)
Sales taxes payable	(544)	(210)	29	(338)
Pension plan payable	(833)	922	566	—
Net cash provided by (used by) operating activities	(43,682)	208,987	170,725	175,637
Cash flows from investing activities:
Proceeds on sale of fixed asset	—	—	12,000	—
Purchases of property and equipment	—	(1,528)	—	—
Net cash provided by (used by) investing activities	—	(1,528)	12,000	—
Cash flows from financing activities:
Credit card payable	1,120	1,076	1,920	—
Proprietor contributions	64,864	15,000	1,828	—
Proprietor withdrawals	(35,310)	(163,838)	(185,359)	(164,736)
Principal reduction on loan payable	—	—	—	(1,500)
Principal reduction on leases payable	(4,235)	(29,342)	(14,713)	(14,142)
Net cash provided by (used by) financing activities	26,439	(177,104)	(196,324)	(180,378)
Net increase (decrease) in cash	(17,242)	30,355	(13,599)	(4,741)
Cash at beginning of year	9,098	(21,257)	(7,658)	(2,917)
Cash at end of year	$(8,144)	$9,098	$(21,257)	$(7,658)
Supplemental information:
Cash paid for interest	$643	$3,420	$961	$—

For the years ended December 31, 2006 and 2005, the Company had non-cash financing activities for the acquisition of equipment through capitalized leases. There were no non-cash financing activities for the year ended December 31, 2004 and for the period January 1, 2007 through February 28, 2007.

See accompanying notes to financial statements

SCRIPPS RANCH VETERINARY HOSPITAL
NOTES TO FINANCIAL STATEMENTS
For the Period January 1, 2007 to February 28, 2007
And Years Ended December 31, 2006, 2005 and 2004

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations and basis of accounting

Scripps Ranch Veterinary Hospital (a proprietorship) provides veterinary services, including the grooming and boarding, with one facility located in San Diego, California. The Company’s financial statements are presented in accordance with generally accepted accounting principles. The accompanying financial statements have been prepared solely from the accounts of Scripps Ranch Veterinary Services, and the owner represents that they do not include her personal accounts or those of any other operation in which she is engaged.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future, actual results ultimately may differ from these estimates.

Cash and cash equivalents

The Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents. As of February 28, 2007, and as of December 31, 2006 and 2005, the Company did not have any cash equivalents.

Concentrations of cash

The Company maintains its cash in a bank deposit account at a single financial institution. The Company’s cash balances do not exceed federally insured limits.

Inventory

Inventory consists of prescription diets, drugs, diagnostics, vaccines and injectables and is valued at the lower of cost or market on a first-in, first-out basis.

Accounts receivable

Accounts receivable are stated at the amount the Company expects to collect from balances outstanding at year-end. Based on the Company’s assessment of the credit history with customers having outstanding balances and current relationships with them, it has concluded that realization of losses on balances outstanding at year-end will be immaterial. Individual uncollectible accounts are written off when collection of the individual accounts appears doubtful. Accordingly, no allowance for doubtful accounts was recorded as of February 28, 2007, and as of December 31, 2006 and 2005.

Property and equipment

Property is recorded at cost. Depreciation is computed using the straight-line and declining balance methods over the estimated useful lives of various classes or property as follows:

Medical equipment	7 years
Office furniture and equipment	5–7 years
Leasehold improvements	15 years

Expenditures for renewals and betterments are capitalized and maintenance and repairs are charged to income. Upon retirement or sale, the cost of assets disposed and the accumulated depreciation is removed from the accounts. The resulting gain or loss is credited or charged to income.

SCRIPPS RANCH VETERINARY HOSPITAL
NOTES TO FINANCIAL STATEMENTS (Continued)
For the Period January 1, 2007 to February 28, 2007
And Years Ended December 31, 2006, 2005 and 2004

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Depreciation and amortization expense for the period January 1, 2007 to February 28, 2007 and for the years ended December 31, 2006, 2005 and 2004 was $4,892, $32,132, $18,881 and $23,946, respectively.

Advertising

The Company expenses advertising costs as incurred. For the period January 1, 2007 through February 28, 2007 and for the years ended December 31, 2006, 2005 and 2004 advertising expense was $579, $4,391, $7,792 and $12,241, respectively.

Goodwill

Goodwill represents the excess of the cost of an acquired entity over the net amounts assigned to identifiable assets acquired and liabilities assumed. The Company accounts for its goodwill in accordance with SFAS No. 142 Goodwill and Other Intangible Assets, which requires the Company to test goodwill for impairment annually or whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, rather than amortize. As of February 28, 2007, and as of December 31, 2006 and 2005, goodwill was $8,000 derived from the acquisition of a business. The Company has not experienced any impairment losses for the period January 1, 2007 to February 28, 2007 and for years ended December 31, 2006 and 2005.

Income taxes

The proprietorship itself is not a taxpaying entity for purposes of federal and state income taxes. Federal and state income taxes of the proprietor are computed on her total income from all sources; accordingly, no provision for income taxes is made in these statements.

Compensated absences

Full-time employees receive annual leave based upon length of employment. These employees also receive sick leave at varying rates. Sick leave does not vest with the employee and therefore has not been accrued. Annual leave is paid to employees upon termination of employment and is accrued in the financial statements. Accrued compensated absences as of February 28, 2007 and as of December 31, 2006 and 2005 is $3,120, $6,276 and $2,693, respectively.

NOTE 2 — CREDIT CARD LINE

The Company has a business line of credit up to $6,500 with Wells Fargo Bank. The line is unsecured, with an interest rate of 18.25% per annum due on unpaid balances and has no maturity date. The balance on the credit line as of February 28, 2007 and as of December 31, 2006 and 2005 was $4,116, $2,996 and $1,920, respectively.

NOTE 3 — LEASE COMMITMENTS

Capital Leases

The Company leases equipment under long term capital leases. The economic substance of these leases indicates the Company is financing the acquisition of the assets through the leases. Accordingly, the equipment has been recorded as an asset and the capital leases recorded as a liability in the accompanying financial statements at the present value of the minimum lease payments discounted at interest rates from 6% to 8%. The leased property under capitalized leases has a total cost of $93,213 and accumulated amortization of $25,412 as of February 28, 2007.

The leases expire February 2009 to November 2010. Amortization of the leased property is included in depreciation expense.

SCRIPPS RANCH VETERINARY HOSPITAL
NOTES TO FINANCIAL STATEMENTS (Continued)
For the Period January 1, 2007 to February 28, 2007
And Years Ended December 31, 2006, 2005 and 2004

NOTE 3 — LEASE COMMITMENTS (Continued)

Future minimum rental payments required under the above capital leases as of February 28, 2007 are:

For the Twelve Months Ending February 28,
2008	$27,772
2009	27,697
2010	13,001
2011	6,651
Total minimum lease payments	$75,121
Less amount representing interest	4,619
Present value of net minimum lease payments	$70,502

Maturities of net minimum lease payments are as follows:

Current maturities	$25,722
Long term maturities	44,780
$70,502

Operating leases

The Company leases its facility under an operating lease agreement effective December, 1987. The initial lease agreement expired December, 1993 and was subsequently renewed and extended to expire December 31, 2008. The lease requires monthly payments of $2,307 plus common area maintenance charges starting January, 1999. Scheduled rent increases are fixed at 4% per annum. Rent expense paid under the lease for the period January 1, 2007 through February 28, 2007, and for the years ended December 31, 2006, 2005 and 2004 was $8,025, $47,940, $44,946 and $43,456, respectively.

Future minimum annual lease payments required under the agreement are as follows:

For the Twelve Months Ending February 28,	Amount
2008	$38,147
2009	32,842
$70,989

NOTE 4 — PENSION PLAN

In January 2005, the Company established a Savings Incentive Match Plan for Employees (SIMPLE). Participation in the plan is open to all full-time employees earning at least $5,000 annually. The Plan is contributory by the employees. The Company may make discretionary matching contributions up to 3% of each employee’s annual compensation. During the period January 1, 2007 through February 28, 2007 and for the years ended December 31, 2006 and 2005, the Company made matching contributions of $ 182, $6,181 and $4,878, respectively.

NOTE 5 — SUBSEQUENT EVENT

At February 28, 2007 the Company was sold to XLNT Veterinary Care, Inc. Thereafter, the Company will be treated as a wholly owned subsidiary of XLNT Veterinary Care, Inc.

SUPPLEMENTARY INFORMATION

SCRIPPS RANCH VETERINARY HOSPITAL
SCHEDULE I — DIRECT COSTS
For the Period January 1, 2007 to February 28, 2007
And Years Ended December 31, 2006, 2005 and 2004

	February 28, 2007	2006	2005	2004
Advertising	$579	$4,391	$7,792	$12,241
Animal disposal	1,413	8,991	11,295	6,967
Depreciation	4,807	31,452	13,862	17,739
Drugs and medical supplies	14,529	186,826	209,747	200,218
Equipment leasing	—	38	7,126	19,981
Insurance	10,888	37,551	42,333	44,791
Janitorial	545	3,204	3,272	3,151
Laboratory fees	5,233	44,102	17,654	28,488
Outside services	19,206	79,497	66,397	55,408
Payroll processing	434	2,122	1,544	1,473
Pension plan contributions	167	5,687	4,488	—
Prescription diets	4,907	37,219	33,485	16,300
Radiology	1,145	2,805	5,137	27,213
Rent	7,624	45,543	42,699	41,283
Repairs and maintenance	882	4,896	3,047	8,014
Salaries	38,469	247,492	216,394	219,401
Seminars and education	2,440	2,849	3,392	6,525
Taxes — payroll	4,313	18,751	20,512	17,036
Telephone	2,742	17,192	16,657	9,404
Uniform and laundry	—	1,941	1,320	1,650
Utilities	883	6,907	6,914	6,505
Total direct costs	$121,207	$789,455	$735,066	$743,788

See independent auditors’ report.

SCRIPPS RANCH VETERINARY HOSPITAL
SCHEDULE II — SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
For the Period January 1, 2007 to February 28, 2007
And Years Ended December 31, 2006, 2005 and 2004

	January 1, 2007 to February 28, 2007	2006	2005	2004
Automobile expense	$—	$954	$925	$305
Bank charges	23	1,748	1,047	880
Business promotions and gifts	866	3,536	10,226	5,727
Computer expense	—	150	4,311	2,227
Depreciation	85	680	5,019	6,207
Dues and subscriptions	510	1,433	1,289	1,339
Entertainment and meals	—	850	8,571	3,050
Insurance and employee benefits	787	2,714	3,044	9,211
Janitorial	29	169	172	166
Legal and accounting	3,600	3,600	4,005	6,833
Licenses	450	733	325	274
Miscellaneous	—	—	349	—
Office supplies and expenses	1,898	34,333	17,411	41,593
Pension plan costs	—	124	1,341	255
Payroll processing	38	185	134	128
Pension plan contributions	15	495	390	—
Postage	357	1,522	1,460	3,525
Penalties	—	—	—	247
Rent	401	2,397	2,247	2,173
Repairs and maintenance	46	258	160	422
Salaries and wages	3,345	28,463	12,399	17,748
Staff meetings	33	1,590	6,505	—
Security	414	642	977	626
Storage	—	583	180	—
Supplies	—	1,206	1,312	1,016
Taxes — payroll	375	1,631	1,784	1,481
Taxes — other	—	49	59	120
Taxes — property	—	964	2,547	1,586
Telephone	144	905	877	495
Travel	—	872	400	1,000
Utilities	46	364	364	342
Total selling, general and administrative expenses	$13,461	$93,147	$89,833	$108,977

See independent auditors’ report.

SOUTH BAY VETERINARY SPECIALISTS, INC.
FINANCIAL STATEMENTS
AND
INDEPENDENT AUDITORS’ REPORT
FEBRUARY 28, 2007
AND
DECEMBER 31, 2006, 2005 AND 2004

SOUTH BAY VETERINARY SPECIALISTS, INC.

INDEPENDENT AUDITORS’ REPORT

XLNT Veterinary Care, Inc. and
Board of Directors of
South Bay Veterinary Specialists, Inc.
San Jose, California

We have audited the accompanying balance sheets of South Bay Veterinary Specialists, Inc. as of February 28, 2007, December 31, 2006 and 2005 and the related statements of operations, retained earnings, and cash flows for the period from January 1, 2007 to February 28, 2007 and for the years ended December 31, 2006, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of South Bay Veterinary Specialists, Inc. as of February 28, 2007, December 31, 2006 and 2005, and the results of its operations and its cash flows for the period from January 1, 2007 to February 28, 2007 and for the years ended December 31, 2006, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental information on pages 9 and 10 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ ROBERT R. REDWITZ & CO.

ROBERT R. REDWITZ & CO.
An Accounting and Consulting Corporation

Campbell, California
April 10, 2007

SOUTH BAY VETERINARY SPECIALISTS, INC.
BALANCE SHEETS
February 28, 2007, December 31, 2006 and 2005

ASSETS

	February 28, 2007	December 31, 2006	December 31, 2005
Current assets
Cash and cash equivalents	$10,385	$63,031	$142,009
Accounts receivable, net of allowance	27,765	41,241	17,417
Inventory	69,343	57,871	53,064
Employee advance	1,000	1,000	—
Receivable from related party	26,918	—	—
Prepaid income taxes	1,300	2,100	756
Other receivables	10,928	—	—
Prepaid expenses	43,484	25,606	30,362
Total current assets	191,123	190,849	243,608
Property and equipment
Operating equipment	179,946	179,946	179,946
Office furniture and equipment	116,050	116,050	112,784
Leasehold improvements	152,314	152,314	152,314
Accumulated depreciation	(399,865)	(392,362)	(348,543)
Total property and equipment, net of accumulated depreciation	48,445	55,948	96,501
Other assets
Deposits	8,043	8,043	8,043
Total other assets	8,043	8,043	8,043
Total assets	$247,611	$254,840	$348,152

See accompanying notes to financial statements

SOUTH BAY VETERINARY SPECIALISTS, INC.
BALANCE SHEETS
February 28, 2007, December 31, 2006 and 2005
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

	February 28, 2007	December 31, 2006	December 31, 2005
Current liabilities
Bank overdraft	$51,698	$—	$—
Accounts payable	98,751	129,664	196,373
Accrued expenses	84,097	110,857	103,225
Notes payable, current	—	29,268	4,734
Capital lease payable, current	12,354	12,184	11,170
Note payable shareholder, current	—	14,954	2,349
Total current liabilities	246,900	296,927	317,851
Long term liabilities
Notes payable, net of current	—	—	29,268
Capital lease payable, net of current	10,965	13,302	26,604
Note payable shareholder, net of current	—	—	14,954
Total long term liabilities	10,965	13,302	70,826
Total liabilities	257,865	310,229	388,677
Shareholders’ equity (deficit)
Common stock, no par value, 200,000 shares authorized and 90,000 shares issued and outstanding	18,807	18,807	18,807
Retained earnings (accumulated deficit)	(29,061)	(74,196)	(59,332)
Total shareholders’ equity (deficit)	(10,254)	(55,389)	(40,525)
Total liabilities and shareholders’ equity (deficit)	$247,611	$254,840	$348,152

See accompanying notes to financial statements

SOUTH BAY VETERINARY SPECIALISTS, INC.
STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (ACCUMULATED DEFICIT)
For the Period from January 1, 2007 to February 28, 2007
And for the Years Ended December 31, 2006, 2005 and 2004

	January 1, 2007 to February 28, 2007	2006	2005	2004
Revenue	$787,057	$4,813,941	$5,133,396	$5,062,711
Direct costs	624,132	4,056,221	4,303,379	4,316,953
Gross profit	162,925	757,720	830,017	745,758
Selling, general and administrative expenses	116,098	576,199	618,655	620,163
Operating income	46,827	181,521	211,362	125,595
Other income and (expenses)
Interest income	—	—	402	645
Interest expense	(822)	(5,511)	(7,152)	(4,758)
Rental income	—	17,250	20,700	20,700
Other income	8,930	21,376	20,214	2,924
Settlement expense	—	—	(31,385)	—
Total other income and (expenses)	8,108	33,115	2,779	19,511
Income before provision for income taxes	54,935	214,636	214,141	145,106
Provision for income taxes	800	1,500	3,244	3,802
Net income	54,135	213,136	210,897	141,304
Distributions to shareholders	(9,000)	(228,000)	(201,000)	(180,000)
Beginning retained earnings (accumulated deficit)	(74,196)	(59,332)	(69,229)	(30,533)
Ending retained earnings (accumulated deficit)	$(29,061)	$(74,196)	$(59,332)	$(69,229)

See accompanying notes to financial statements

SOUTH BAY VETERINARY SPECIALISTS, INC.
STATEMENTS OF CASH FLOWS
For the Period from January 1, 2007 to February 28, 2007
And for the Years Ended December 31, 2006, 2005 and 2004

	January 1, 2007 to February 28, 2007	2006	2005	2004
Cash flows from operating activities:
Net income	$54,135	$213,136	$210,897	$141,304
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	7,503	43,819	42,721	35,479
Decrease (increase) in operating assets
Accounts receivable	13,480	(23,823)	32,479	(27,540)
Inventory	(11,472)	(4,807)	(649)	10,637
Employee advance	—	(1,000)	—	—
Prepaid income taxes	800	(1,344)	242	(998)
Prepaid expenses	(17,879)	4,756	21,192	(31,556)
Other receivables	(10,928)	—	—	—
Deposits	—	—	16,955	(9,617)
Increase (decrease) in operating liabilities
Bank overdraft	51,698	—	—	—
Accounts payable	(30,917)	(66,710)	(10,003)	25,141
Accrued expenses	(26,760)	7,632	(20,885)	65,936
Income taxes payable	—	—	—	(3,408)
Net cash provided (used) by operating activities	29,660	171,659	292,949	205,378
Cash flows from investing activities:
Receivable from related party	(26,918)	—	—	—
Purchases of property and equipment	—	(3,266)	(8,298)	(1,230)
Net cash used by investing activities	(26,918)	(3,266)	(8,298)	(1,230)
Cash flows from financing activities:
Distributions to shareholders	(9,000)	(228,000)	(201,000)	(180,000)
Principal reduction on notes payable	(29,268)	(4,734)	(9,032)	(10,352)
Principal reduction on note to shareholder	(14,954)	(2,349)	(2,223)	(2,275)
Principal reduction on capital lease payable	(2,166)	(12,288)	(11,169)	(2,151)
Net cash used by financing activities	(55,388)	(247,371)	(223,424)	(194,778)
Net change in cash	(52,646)	(78,978)	61,227	9,370
Beginning cash	63,031	142,009	80,782	71,412
Ending cash	$10,385	63,031	$142,009	$80,782
Supplemental information:
Cash paid for interest	$822	$5,511	$7,152	$4,758
Cash paid for income taxes	$—	$3,600	$3,002	$8,210

For the year ended December 31, 2004 the Company had non-cash financing activities of $59,094 for the purchase of equipment. There were no non-cash financing activities for the period from January 1, 2007 to February 28, 2007 or years ended December 31, 2006 and 2005.

See accompanying notes to financial statements

SOUTH BAY VETERINARY SPECIALISTS, INC.
NOTES TO FINANCIAL STATEMENTS
For the Period from January 1, 2007 to February 28, 2007
And for the Years Ended December 31, 2006, 2005 and 2004

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations and basis of accounting

South Bay Veterinary Specialists, Inc. (the Company) was incorporated in California in January 1992. The Company provides specialty veterinary services that include surgery, internal medicine, ophthalmology, and oncology in San Jose, California. The Company’s financial statements and notes are representations of the Company’s management, who is responsible for their integrity and objectivity.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future, actual results ultimately may differ from these estimates.

Cash and cash equivalents

The Company includes as cash all highly liquid debt instruments with a maturity of three months or less.

Concentrations of cash

The Company maintains its cash and cash equivalents in bank deposit accounts and the deposits are insured by the Federal Deposit Insurance Corporation up to $100,000. The deposit account balances exceed federally insured limits from time to time. The Company has not experienced any losses in such accounts nor does the Company believe it is exposed to any significant credit risk on cash and cash equivalents. At February 28, 2007 the Company did not have any uninsured balances.

Inventory

Inventory consists of prescription diet food, drugs, diagnostics, vaccines and injectables and is valued at lower of cost or market on a first-in, first-out basis.

Accounts receivable

Trade accounts receivable are stated net of an allowance for doubtful accounts. The Company records an allowance for estimated uncollectible accounts for anticipated losses. Individual uncollectible accounts are written off against the allowance when collection of the individual accounts appears doubtful. At February 28, 2007 and December 31, 2006 the allowance for doubtful accounts was $20,000. At December 31, 2005 the allowance for doubtful accounts was $10,000. Income taxes

Effective January 1, 1992 the Company elected to be taxed under the S provisions of the Internal Revenue Code. As a result of the election, income of the Company is currently taxable to the shareholders and no federal income tax is provided in the accompanying financial statements. California S provisions require a minimum franchise tax or 1.5% of taxable income, whichever is greater.

SOUTH BAY VETERINARY SPECIALISTS, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
For the Period from January 1, 2007 to February 28, 2007
And for the Years Ended December 31, 2006, 2005 and 2004

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and equipment

Property is recorded at cost. Depreciation is computed on the straight-line method over the estimated useful lives of various classes of property as follows:

Operating equipment	5 to 7 years
Office furniture and equipment	5 to 7 years
Leasehold improvements	10 years

Expenditures for renewals and betterments are capitalized and maintenance and repairs are charged to income. Upon retirement or sale, the cost of assets disposed and the accumulated depreciation is removed from the accounts. The resulting gain or loss is credited or charged to income.

Depreciation expense for the period from January 1, 2007 to February 28, 2007 was $7,503. Depreciation expense for the years ended December 31, 2006, 2005 and 2004 was $43,819, $42,721 and $35,479, respectively.

Advertising

The Company expenses advertising costs as incurred. For the period from January 1, 2007 to February 28, 2007 advertising expense was $3,900. For the years ended December 31, 2006, 2005 and 2004 advertising expense was $300, $2,654 and $1,954, respectively.

NOTE 2 — LEASE COMMITMENTS

Operating leases

The Company leases its operating facility under two long-term leases. The leases are for a period of five years expiring in December 2007. The leases require monthly payments that total $4,620 per month. One of the leases has a five-year renewal option.

In addition, the Company is leasing space in an emergency clinic under a one-year non-cancelable sublease agreement effective July 1, 2003. There is an option to renew the lease annually for eight successive periods.

Future minimum annual lease payments required under the agreements are as follows:

For the Twelve Months Ending February 28,	Amount
2008	$66,868

Rent expense on the operating leases was $9,240 for the period from January 1, 2007 to February 28, 2007 and was $76,575, $73,256 and $71,198 for the years ended December 31, 2006, 2005 and 2004, respectively. Rental expense under the sublease was $10,334 for the period from January 1, 2007 to February 28, 2007 and was $62,009, $62,009 and $60,922 for the years ended December 31, 2006, 2005 and 2004.

Capital lease

The Company leases medical equipment under a capital lease. The economic substance of the lease indicates the Company is financing the acquisition of the asset through the lease. Accordingly, the medical equipment has been recorded as an asset and the capital lease recorded as a liability in the accompanying financial statements at the present value of the minimum lease payments discounted at 9.1% interest. The leased property under the capitalized lease has a cost of $51,094 and accumulated amortization of $22,958 at February 28, 2007. The lease expires November 2008. Amortization of the leased property is included in depreciation expense.

SOUTH BAY VETERINARY SPECIALISTS, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
For the Period from January 1, 2007 to February 28, 2007
And for the Years Ended December 31, 2006, 2005 and 2004

NOTE 2 — LEASE COMMITMENTS (Continued)

Future minimum rental payments required under the above capital lease as of February 28, 2007:

For the Twelve Months Ending February 28,	Amount
2008	$15,183
2009	10,120
Total minimum lease payments	25,303
Less amount representing interest	1,984
Present value of net minimum lease payments	$23,319

Maturities of net minimum lease payments are as follows:

Current maturities	$12,354
Long term maturities	10,965
$23,319

NOTE 3 — BANK LINE OF CREDIT

The Company has a revolving line of credit with Bank of America for $100,000, which is good until terminated by the bank. The revolving line of credit bears interest at 2.75 percentage points over the Wall Street Journal Index. The line of credit is personally guaranteed by the shareholders. As of February 28, 2007 there was no balance due on the revolving line of credit.

NOTE 4 — RELATED PARTY TRANSACTIONS

At December 31, 2006 there was a note payable to a shareholder. The note was interest-bearing at 5.5% per annum. As of February 28, 2007, the Company paid the note as a condition to the sale of stock to XLNT Veterinary Care, Inc. (see Note 8).

At February 28, 2007 there was a non-interest bearing receivable due from XLNT Veterinary Care, Inc. in the amount of $26,918. The loan is due on demand.

NOTE 5 — NOTES PAYABLE

Notes payable consisted of the following:

	2007	2006	2005
Notes payable to former shareholders. Payable in monthly installments of $270 including interest at 5.5% per annum. The notes are unsecured and are due May 2012.	$—	$29,268	$34,002
Total notes payable	—	29,268	34,002
Less: current portion	—	29,268	4,734
Total long term portion	$—	$—	$29,268

The notes payable to former shareholders were paid in February 2007 as a condition to the sale of stock to XLNT Veterinary Care, Inc. (see Note 8).

NOTE 6 — DEFINED CONTRIBUTION PENSION PLAN

The Company sponsors profit sharing and 401(k) plans covering substantially all full-time employees. The Company did not make any contributions to the plan for the period from January 1, 2007 to February 28, 2007 or for the years ended December 31, 2006, 2005 and 2004.

SOUTH BAY VETERINARY SPECIALISTS, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
For the Period from January 1, 2007 to February 28, 2007
And for the Years Ended December 31, 2006, 2005 and 2004

NOTE 7 — INDEPEDENT CONTRACTOR CONCENTRATION

The Company has an agreement with an independent contractor to provide ophthalmologic services. The independent contractor accounted for approximately 20% of total direct costs for the period from January 1, 2007 to February 28, 2007 and 19%, 17% and 11% of the direct costs for the years ended December 31, 2006, 2005 and 2004.

NOTE 8 — SUBSEQUENT EVENTS

In March 2007, the Corporation was sold to XLNT Veterinary Care, Inc. Thereafter, the Corporation will be treated as wholly owned subsidiary of XLNT Veterinary Care, Inc.

SUPPLEMENTARY INFORMATION

SOUTH BAY VETERINARY SPECIALISTS, INC.
SCHEDULE 1 — DIRECT COSTS
For the Period from January 1, 2007 to February 28, 2007
And for the Years Ended December 31, 2006, 2005 and 2004

	January 1, 2007 to February 28, 2007	2006	2005	2004
Advertising	$3,900	$300	$2,654	$1,954
Depreciation	7,128	43,819	35,287	31,644
Drugs and medical supplies	49,983	418,990	412,889	482,034
Education and seminars	5,259	11,911	14,973	11,104
Employee benefits	19,944	127,357	117,502	138,008
Equipment rental	847	7,900	5,796	8,125
Insurance	1,721	11,079	11,227	11,909
Janitorial	645	7,749	10,832	13,413
Maintenance and repair	1,047	8,337	10,024	4,370
Merchant fees	15,604	109,025	98,838	80,709
Officers salaries	44,225	332,604	242,222	239,995
Outside services	191,944	1,239,410	1,379,469	1,265,338
Payroll taxes	27,724	109,196	117,890	118,211
Promotions	—	—	12,262	2,261
Recruiting expense	3,370	14,883	4,483	6,633
Rent	12,283	148,014	144,893	134,505
Salaries	220,902	1,346,718	1,494,519	1,560,307
Small tools and equipment	653	7,797	4,239	604
Telephone	4,715	21,705	21,537	22,125
Uniforms	861	4,836	7,050	6,716
Utilities	1,870	13,030	11,504	13,940
Waste disposal	4,439	17,644	11,778	15,200
Workers compensation insurance	5,068	53,915	131,511	147,848
Total direct costs	$624,132	$4,056,221	$4,303,379	$4,316,953

See independent auditors’ report.

SOUTH BAY VETERINARY SPECIALISTS, INC.
SCHEDULE 2 — SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
For the Period from January 1, 2007 to February 28, 2007
And for the Years Ended December 31, 2006, 2005 and 2004

	January 1, 2007 to February 28, 2007	2006	2005	2004
Automobile expenses	$468	$267	$120	$—
Bad debt	1,874	28,947	6,997	7,230
Bank charges	112	2,203	850	914
Collection expense	—	—	—	227
Depreciation	375	2,191	7,434	1,665
Donations/contributions	—	1,539	2,980	2,430
Dues and subscriptions	1,125	11,557	13,642	12,684
Employee benefits	9,692	38,301	54,034	24,232
Entertainment and meals	428	10,576	4,654	5,017
Janitorial	34	408	570	706
Liability insurance	91	583	591	627
Maintenance and repair	—	189	221	2,284
Office supplies	10,800	37,548	44,757	42,476
Outside services	2,676	12,694	13,090	6,565
Payroll taxes	6,348	22,090	24,039	25,170
Postage	1,087	6,972	3,880	5,163
Professional services	11,106	21,875	25,162	39,019
Property taxes	—	2,539	2,529	2,728
Rent	646	7,790	7,626	7,079
Salaries	60,701	339,727	354,133	383,323
Taxes and licenses	75	1,628	1,649	2,440
Technical support	2,825	9,234	6,242	10,219
Telephone	322	2,153	2,143	2,668
Travel	4,055	3,595	2,386	3,082
Utilities	98	686	12,109	734
Workers compensation insurance	1,160	10,907	26,817	31,481
Total selling, general and administrative expenses	$116,098	$576,199	$618,655	$620,163

See independent auditors’ report.

CALIFORNIA ANIMAL HOSPITAL VETERINARY SPECIALTY GROUP
DRS. ETTINGER, LUSK, BARRET, NORMAN, CHARETTE AND SAMMUT,
A VETERINARY CORPORATION
FINANCIAL STATEMENTS
Two months ended February 28, 2007 and years ended December 31, 2006, 2005 and 2004

CALIFORNIA ANIMAL HOSPITAL VETERINARY SPECIALTY GROUP
DRS. ETTINGER, LUSK, BARRET, NORMAN, CHARETTE AND SAMMUT,
A VETERINARY CORPORATION

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
California Animal Hospital Veterinary Specialty Group
Drs. Ettinger, Lusk, Barret, Norman, Charette and Sammut,
A Veterinary Corporation
Los Angeles, California

We have audited the accompanying balance sheets of California Animal Hospital Veterinary Specialty Group, Drs. Ettinger, Lusk, Barret, Norman, Charette and Sammut, A Veterinary Corporation as of February 28, 2007, December 31, 2006 and 2005, and the related statements of operations, changes in stockholders’ equity, and cash flows for the two months ended February 28, 2007 and years ended December 31, 2006, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of California Animal Hospital Veterinary Specialty Group, Drs. Ettinger, Lusk, Barret, Norman, Charette and Sammut, A Veterinary Corporation as of February 28, 2007, December 31, 2006 and 2005, and the statements of operations, changes in stockholders’ equity, and cash flows for the two months ended February 28, 2007 and years ended December 31, 2006, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

BLOCK, PLANT, EISNER, FIORITO AND BELAK-BERGER

/s/ BLOCK, PLANT, EISNER, FIORITO AND BELAK-BERGER

Encino, California
March 31, 2007

CALIFORNIA ANIMAL HOSPITAL VETERINARY SPECIALTY GROUP
DRS. ETTINGER, LUSK, BARRET, NORMAN, CHARETTE AND SAMMUT,
A VETERINARY CORPORATION
BALANCE SHEETS

ASSETS

		December 31,
	February 28, 2007	2006	2005
Current assets:
Cash and cash equivalents	$154,966	$10,732	$156,570
Accounts receivable, net of allowance for doubtful accounts of $12,000 in 2007, 2006 and 2005	67,666	60,329	79,052
Due from shareholders	36,991	6,612	5,920
Due from related party	6,542	—	—
Inventories	135,261	142,494	131,544
Prepaid medical supplies	13,974	11,870	8,625
Prepaid expenses and other current assets	61,989	57,881	13,411
Total current assets	477,389	289,918	395,122

Property and equipment, net	160,239	172,495	239,364
Intangibles, net of $83,390 of accumulated amortization in 2005	577,469	546,606	348,662
Other long-term assets	66,000	71,000	20,000
Total assets	$1,281,097	$1,080,019	$1,003,148

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$201,660	$176,097	$291,733
Deferred income taxes	5,432	3,058	821
Deferred revenue	25,667	—	—
Current portion of capital long-term liabilities	28,243	30,722	28,651
Current portion of amounts due to shareholder	—	62,263	—
Total current liabilities	261,002	272,140	321,205

Long-term liabilities:
Capital lease obligations, net of current portion	27,615	27,629	60,830
Due to shareholders, long-term	—	—	62,263
Total liabilities	288,617	299,769	444,298

Commitments

Shareholders’ equity:
Common stock	1,000	1,000	1,000
Additional paid-in capital	271,200	271,200	271,200
Retained earnings	720,280	508,050	286,650
Total shareholders’ equity	992,480	780,250	558,850
Total liabilities and shareholders’ equity	$1,281,097	$1,080,019	$1,003,148

The accompanying notes are an integral part of these financial statements.

CALIFORNIA ANIMAL HOSPITAL VETERINARY SPECIALTY GROUP
DRS. ETTINGER, LUSK, BARRET, NORMAN, CHARETTE AND SAMMUT,
A VETERINARY CORPORATION
STATEMENTS OF OPERATIONS

	Two months ended February 28, 2007	Year ended December 31, 2006	Year ended December 31, 2005	Year ended December 31, 2004
Net sales	$1,179,323	$7,733,232	$6,921,930	$5,477,309
Direct costs	777,594	6,410,481	5,787,976	4,565,319
Gross profit	401,729	1,322,751	1,133,954	911,990
Operating expenses	192,950	1,090,714	1,054,385	762,248
Income from operations	208,779	232,037	79,569	149,742
Other (income) expense:
Interest expense	340	5,755	7,787	2,879
Gain on investments	(6,965)	1,845	—	15,846
Total other (income) expense	(6,625)	7,600	7,787	18,725
Income before income taxes	215,404	224,437	71,782	131,017
Provision for income taxes	3,174	3,037	1,065	1,944
Net income	$212,230	$221,400	$70,717	$129,073

The accompanying notes are an integral part of these financial statements.

CALIFORNIA ANIMAL HOSPITAL VETERINARY SPECIALTY GROUP
DRS. ETTINGER, LUSK, BARRET, NORMAN, CHARETTE AND SAMMUT,
A VETERINARY CORPORATION
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock (1,000,000 shares, authorized 100 shares issued)	Additional paid-in Capital	Retained earnings	Total Shareholders’ Equity
Shareholders’ equity at January 1, 2004	$1,000	$271,200	$86,860	$359,060
Net income			129,073	129,073
Shareholders’ equity at December 31, 2004	1,000	271,200	215,933	488,133
Net income			70,717	70,717
Shareholders’ equity at December 31, 2005	1,000	271,200	286,650	558,850
Net income			221,400	221,400
Shareholders’ equity at December 31, 2006	1,000	271,200	508,050	780,250
Net income			212,230	212,230
Shareholders’ equity at February 28, 2007	$1,000	$271,200	$720,280	$992,480

The accompanying notes are an integral part of these financial statements.

CALIFORNIA ANIMAL HOSPITAL VETERINARY SPECIALTY GROUP
DRS. ETTINGER, LUSK, BARRET, NORMAN, CHARETTE AND SAMMUT,
A VETERINARY CORPORATION
STATEMENTS OF CASH FLOWS

		Years ended December 31,
	Two months ended February 28 2007	2006	2005	2004
Cash flow from operating activities:
Net income	$212,230	$221,400	$70,717	$129,073
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,256	122,225	143,900	74,564
Deferred income taxes	2,374	2,237	265	556
(Gain) Loss on disposition of assets	(6,965)	1,845	—	15,846
Changes in operating assets and liabilities:
Accounts receivable	(7,337)	18,723	(961)	(37,833)
Due from shareholders	(30,379)	(692)	(3,319)	1,159
Due from related party	(6,542)
Inventories	7,233	(10,950)	(11,356)	(15,607)
Prepaid medical supplies	(2,104)	(3,245)	(8,625)	—
Prepaid expenses and other current assets	(4,108)	(44,470)	52,798	(41,063)
Accounts payable and accrued expenses	25,563	(115,636)	7,784	46,665
Deferred revenue	25,667	—	—	—
Net cash provided by operating activities	227,888	191,437	251,203	173,360
Cash flows from investing activities:
Cash from disposition of investment	11,965	—	—	—
Cash paid for property and equipment	—	(15,591)	(39,441)	(22,992)
Cash paid for acquisition of lease	(30,863)	(239,554)	(92,053)	—
Cash paid for long-term deposits	—	(51,000)	(15,000)	—
Net cash used by investing activities	(18,898)	(306,145)	(146,494)	(22,992)
Cash flows from financing activities:
Payments on capital lease obligations	(2,493)	(31,130)	(63,335)	(22,481)
Payments on buy-out notes	(62,263)	—	(45,833)	(41,667)
Cash received from shareholder note	—	—	—	7,500
Net cash used in financing activities	(64,756)	(31,130)	(109,168)	(56,648)
Net increase (decrease) in cash	144,234	(145,838)	(4,459)	93,720
Cash, beginning of year	10,732	156,570	161,029	67,310
Cash, end of year	$154,966	$10,732	$156,570	$161,030
Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$380	$5,755	$7,787	$2,879
Taxes	$800	$800	$800	$1,388

The accompanying notes are an integral part of these financial statements.

CALIFORNIA ANIMAL HOSPITAL VETERINARY SPECIALTY GROUP
DRS. ETTINGER, LUSK, BARRET, NORMAN, CHARETTE AND SAMMUT,
A VETERINARY CORPORATION
NOTES TO FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Description of business:

California Animal Hospital Veterinary Specialty Group, Drs. Ettinger, Lusk, Barret, Norman, Charette and Sammut, a Veterinary Corporation (the “Company”) formed in 1982 and operates a full service specialty veterinary clinic. The Company has 6 shareholders and approximately 80 employees. The Company is located in an area commonly known as the Westside in Los Angeles, California.

Concentration of credit risk:

The Company maintains its cash in bank accounts, that may at times exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Cash and cash equivalents:

For the purposes of the statements of cash flows, cash and cash equivalents are defined as demand deposits at banks, and investments with maturity dates of three months or less. At February 28, 2007 and December 31, 2006 and 2005, there were no cash equivalents.

Account receivable:

The customers of the Company are located primarily in Southern California. The Company performs periodic credit evaluations of its customers’ financial condition and does not require any collateral. Receivables are generally due in thirty days. Credit losses on these accounts have been minimal and have consistently been within management’s expectations. The allowance for doubtful accounts is based upon management’s review of outstanding receivables, historical collection information and existing economic conditions.

Inventories:

Inventories are stated at the lower of cost (first-in, first-out) or market.

Property, equipment and depreciation:

Property and equipment are recorded at cost. Depreciation is being provided on the straight-line method over the estimated useful lives of the assets, which range from 3 to 15 years.

Advertising:

The Company expenses advertising costs as incurred. Total advertising expense for two months ended February 28, 2007 and years ended December 31, 2006, 2005 and 2004 was $8,223, $52,076 and $43,402, and $22,961 respectively.

Long-lived assets:

The Company accounts for impairment and disposition of long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for Impairment of Long-Lived Assets.” In accordance with SFAS No. 144, long-lived assets to be held are reviewed for events or changes in circumstances that indicate their carrying value may not be recoverable. The Company periodically reviews the carrying value of long-lived assets to determine whether or not an impairment to such value has occurred. No impairments were recorded during the two months ended February 28, 2007 and the years ended December 31, 2006 and 2005.

CALIFORNIA ANIMAL HOSPITAL VETERINARY SPECIALTY GROUP
DRS. ETTINGER, LUSK, BARRET, NORMAN, CHARETTE AND SAMMUT,
A VETERINARY CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Income taxes:

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes”. Under SFAS No. 109, income taxes are recognized for the amount of taxes payable or refundable for the current year, and deferred tax liabilities and assets are recognized for the future tax consequences of transactions that have been recognized in the Company’s financial statements or tax returns. A valuation allowance is provided when it is more likely than not that all or a portion of the deferred tax asset will not be realized.

Use of estimates:

Management uses estimates and assumptions in preparing financial statements. The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from these estimates.

Property and equipment:

At February 28, 2007 and December 31, 2006 and 2005, property and equipment consisted of the following:

	February 28, 2007	2006	2005
Furniture, fixtures & equipment	$490,891	$490,891	$532,761
Leasehold improvements	103,061	103,061	103,061
	593,952	593,952	635,822
Less accumulated depreciation	433,713	421,457	396,458
	$160,239	$172,495	$239,364

Depreciation expense for the two months ended February 28, 2007 and the years ended December 31, 2006, 2005, and 2004 was $12,256, $80,615, $81,400, and $53,674 respectively.

Intangible assets:

The following is a summary of the Company’s intangible assets:

	February 28, 2007	2006	2005
Goodwill	$200,000	$200,000	$200,000
Lease acquisition costs	377,469	346,606	107,052
Covenant not to compete	—	—	125,000
	577,469	546,606	432,052
Less accumulated amortization	—	—	83,390
	$577,469	$546,606	$348,662

As part of the purchase of a practice during 2002, the Company acquired intangible assets of $200,000 for Goodwill and $125,000 for a covenant not to compete. During 2006, the covenant not to compete was fully amortized. At December 31, 2006, and 2005 amortization expense related to the covenant not to compete was $41,610 and $62,500, respectively.

Upon the adoption of FASB Statement 142, the Goodwill that was purchased is reviewed for possible impairment at least annually or more frequently upon the occurrence of an event or when circumstances indicate

CALIFORNIA ANIMAL HOSPITAL VETERINARY SPECIALTY GROUP
DRS. ETTINGER, LUSK, BARRET, NORMAN, CHARETTE AND SAMMUT,
A VETERINARY CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

that the carrying value could be greater than its fair value. During 2007, 2006 and 2005, the Company determined that there was no impairment.

As noted in the Commitments note, the Company has incurred legal and architectural costs associated with a lease for the building next door to its current facility that has not commenced as of February 28, 2007.

EQUIPMENT LEASE OBLIGATIONS:

	February 28, 2007	2006	2005
Note payable, leasing corporation, secured by equipment, payable in 48 monthly installments of $2,834, including interest at 7.0%. This note expires in November 2008.	$55,858	$58,351	$89,481
Less: current maturities	28,243	30,722	28,651
	$27,615	$27,629	$60,830

The following is a schedule by year of future minimum lease payments at February 28, 2007:

December 31, 2007	$28,243
December 31, 2008	27,615
$55,858

Interest expense incurred amounted to $340, $5,755, $7,787, and $2,879 in 2007, 2006, 2005, and 2004 respectively.

DUE TO SHAREHOLDER:

	February 28, 2007	2006	2005
Non-interest bearing note payable to Dr. Stephen Ettinger, payable upon demand.	$—	$62,263	$62,263
Less: current maturities	—	62,263	—
	$—	$—	$62,263

COMMITMENTS:

In November of 2005, the Company signed a 10 year single-tenant lease to lease the building next door to its current facility. The lease has not commenced as of February 28, 2007. The lease will commence on the rent commencement date which is the earlier of the 25th month after the execution date (November 1, 2005) or 1 business day after the Company has received all entitlements, completed the construction of the improvements and received the final certificate of occupancy from the City of Los Angeles. Under terms of the lease, the Company is obligated to make preoccupancy payments over a period of time not to exceed 25 months after the execution date. The Company will make a total of $101,000 in preoccupancy payments. Of the total preoccupancy payments, the Company has paid $66,000 in preoccupancy payments through February 28, 2007. In addition, the Company has incurred legal and architectural costs of $377,469, that are included in intangible assets at February 28, 2007. The company will amortize the preoccupancy lease costs over the life of the lease when occupied.

Although, the improvements will not be completed by the rent commencement date of November 1, 2007, the Company believes it is likely that it will complete the construction. After the rent commencement date begins, monthly rent under terms of this agreement is $14,212. The following is a schedule by year of future minimum lease payments under the terms of this lease at February 28, 2007:

CALIFORNIA ANIMAL HOSPITAL VETERINARY SPECIALTY GROUP
DRS. ETTINGER, LUSK, BARRET, NORMAN, CHARETTE AND SAMMUT,
A VETERINARY CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

COMMITMENTS: (Continued)

December 31, 2007	$28,424
December 31, 2008	170,544
December 31, 2009	170,544
December 31, 2010	170,544
December 31, 2011	170,544
Thereafter	994,840
$1,705,440

The Company leases its current facility from a related party under a non-cancellable operating lease. In May of 2006, the Company renewed its lease agreement for 10 years. Monthly rent under this agreement is $20,000.

The following is a schedule by year of future minimum lease payments at February 28, 2007:

December 31, 2007	$200,000
December 31, 2008	240,000
December 31, 2009	240,000
December 31, 2010	240,000
December 31, 2011	240,000
Thereafter	1,060,000
$2,220,000

Total rental expense for the two months ended February 28, 2007 and years ended December 31, 2006, 2005 and 2004 was $47,520, $254,030, $228,000, and $228,000 respectively.

Income taxes:

The Company has elected by consent of its shareholders to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay Federal corporate taxes on its taxable income. In compliance with California tax law, the Company pays state tax at a rate of 1.5% of its California taxable income. In addition, the shareholders are liable for individual federal and state income tax on the Company’s taxable income.

Income tax expense consists of the following:

	2007	2006	2005	2004
Current taxes	$800	$800	$800	$800
Deferred taxes	2,374	2,237	265	1,144
Income tax expense	$3,174	$3,037	$1,065	$1,944

Deferred income taxes are provided for the tax effects of temporary differences in the reporting of income for financial statement and income tax reporting purposes, principally the use of different methods in reporting deductions for accrued vacation, depreciation, certain reserves, and cash versus accrual accounting.

A reconciliation of the statutory tax rates and effective rates is as follows:

	2007	2006	2005	2004
Federal tax rate	0.00%	0.00%	0.00%	0.00%
State tax rate	1.50%	1.50%	1.50%	1.50%
Statutory tax rates	1.50%	1.50%	1.50%	1.50%

CALIFORNIA ANIMAL HOSPITAL VETERINARY SPECIALTY GROUP
DRS. ETTINGER, LUSK, BARRET, NORMAN, CHARETTE AND SAMMUT,
A VETERINARY CORPORATION
NOTES TO FINANCIAL STATEMENTS (Continued)

COMMITMENTS: (Continued)

Employee Benefit Plan:

The Company has a qualified 401(k) plan covering substantially all employees who have completed 6 months of service. Under the terms of the plan, the employer’s matching contribution is equal to 10% of the participant’s salary deferral. For the two months ended February 28, 2007 and the years ended December 31, 2006, 2005, and 2004 employer matching contributions totaled $594, $3,689, $2,484, and $2,822 respectively.

Related party transactions:

Certain shareholders of the Company collectively own 50% of CAH Properties, LLC, the entity that the Company leases its current facility from. The Company also makes purchases though Vet Corp., Inc., an entity that the majority shareholder is the sole shareholder of. The use of Vet Corp., Inc. is only for buying power and no profit or loss accrues to the shareholder from these transactions. The majority shareholder was reimbursed for expenses totaling $103,785, $351,388, $316,898, and $229,558 for the two months ended February 28, 2007 and years ended December 31, 2006, 2005, and 2004.

Subsequent events:

On February 28, 2007, the Company was sold to XLNT Veterinary Care, Inc. Thereafter, the Company will be treated as a wholly owned subsidiary of XLNT Veterinary Care, Inc.

VETSURG, INC.
FINANCIAL STATEMENTS
TWO MONTHS ENDED FEBRUARY 28, 2007 AND
YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

VETSURG, INC.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
Vetsurg, Inc.
Woodland Hills, California

We have audited the accompanying balance sheets of Vetsurg, Inc. (a California corporation) as of February 28, 2007, December 31, 2006 and 2005, and the related statements of operations, changes in stockholders’ equity, and cash flows for the two months ended February 28, 2007 and years ended December 31, 2006, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vetsurg, Inc. as of February 28, 2007, December 31, 2006 and 2005, and the statements of operations, changes in stockholders’ equity, and cash flows for the two months ended February 28, 2007 and years ended December 31, 2006, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

BLOCK, PLANT, EISNER, FIORITO AND BELAK-BERGER

/s/ BLOCK, PLANT, EISNER, FIORITO AND BELAK-BERGER

Encino, California
April 10, 2007

VETSURG, INC.
BALANCE SHEETS

ASSETS

		December 31,
	February 28, 2007	2006	2005
Current assets:
Accounts receivable, net of allowance for doubtful accounts of $1,000 in 2007 and 2006	$15,995	$17,173	$—
Inventories	122,658	104,658	124,706
Prepaid medical supplies	120,966	133,164	139,730
Prepaid expenses and other current assets	18,280	2,207	2,207
Total current assets	277,899	257,202	266,643
Property and equipment, net	354,329	376,059	423,653
Intangibles	1,318	1,577	3,134
Deposits	5,800	5,800	5,800
Total assets	$639,346	$640,638	$699,230

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$75,383	$95,228	$90,487
Current portion of capital lease obligations	39,480	39,103	27,303
Income taxes payable	800
Cash overdraft	47,016	2,318	14,075
Due to Officers	84,051	125,159	234,310
Pension plan contributions payable	85,447	84,890	41,882
Revolving lines of credit	113,130	112,031	89,688
Total current liabilities	445,307	458,729	497,745
Long-term liabilities:
Capital lease obligations, net of current portion	138,776	145,515	184,318
Total long-term liabilities	138,776	145,515	184,318
Total liabilities	584,083	604,244	682,063
Commitments
Shareholders’ equity:
Common stock	100	100	100
Additional paid-in capital	115,415	115,415	23,415
Accumulated deficit	(60,252)	(79,121)	(6,348)
Total shareholders’ equity	55,263	36,394	17,167
Total liabilities and shareholders’ equity	$639,346	$640,638	$699,230

The accompanying notes are an integral part of these financial statements.

VETSURG, INC.
STATEMENTS OF OPERATIONS
(See independent auditor’s report)

	Two months ended February 28, 2007	Year ended December 31, 2006	Year ended December 31, 2005	Year ended December 31, 2004
	Amount	Amount	Amount	Amount
Net sales	$336,356	$1,696,935	$1,508,615	$1,545,213
Direct costs	265,494	1,512,904	1,445,945	1,418,982
Gross profit	70,862	184,031	62,670	126,231
Operating expenses	44,609	210,014	193,698	154,492
Income (loss) from operations	26,253	(25,983)	(131,028)	(28,261)
Other expense:
Interest expense	6,584	45,990	30,163	13,342
Total other expense	6,584	45,990	30,163	13,342
Income (loss) before income taxes	19,669	(71,973)	(161,191)	(41,603)
Provision for income taxes	800	800	800	800
Net income (loss)	$18,869	$(72,773)	$(161,991)	$(42,403)

The accompanying notes are an integral part of these financial statements.

VETSURG, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock (10,000 shares authorized 100 shares issued)	Additional paid-in Capital	Retained earnings (deficit)	Total Shareholders’ Equity
Shareholders’ equity at January 1, 2004	$100	$23,415	$198,046	$221,561
Net loss			(42,403)	(42,403)
Shareholders’ equity at December 31, 2004	100	23,415	155,643	$179,158
Net loss			(161,991)	(161,991)
Shareholders’ equity at December 31, 2005	100	23,415	(6,348)	17,167
Capital contribution		92,000		92,000
Net loss			(72,773)	(72,773)
Shareholders’ equity at December 31, 2006	100	115,415	(79,121)	36,394
Net loss			18,869	18,869
Shareholders’ equity at February 28, 2007	$100	$115,415	$(60,252)	$55,263

The accompanying notes are an integral part of these financial statements.

VETSURG, INC.
STATEMENTS OF CASH FLOWS

		Years ended December 31,
	Two months ended February 28, 2007	2006	2005	2004
Cash flow from operating activities:
Net income (loss)	$18,869	$(72,773)	$(161,991)	$(42,403)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	21,989	106,651	75,350	48,874

Changes in operating assets and liabilities:
Accounts receivable	1,178	(17,173)	—	—
Inventories	(18,000)	20,049	(18,165)	7,697
Prepaid expenses	(3,875)	6,566	(21,391)	10,243
Accounts payable	(19,288)	47,749	19,296	(9,976)
Other current liabilities	1,899	22,343	2,269	(18,092)
Net cash provided by (used in) operating activities	2,772	113,412	(104,632)	(3,657)
Cash flows from investing activities:
Acquisition of property and equipment	—	(57,500)	(61,549)	(57,091)
Net cash used in investing activities	—	(57,500)	(61,549)	(57,091)
Cash flows from financing activities:
Borrowed from Shareholders	—	88,246	374,985	239,248
Payments to Shareholders	(41,108)	(105,398)	(190,624)	(198,007)
Payments on capital lease obligations	(6,362)	(27,003)	(10,381)	—
Net cash provided by (used in) financing activities	(47,470)	(44,155)	173,980	41,241
Net increase (decrease) in cash	(44,698)	11,757	7,799	(19,507)
Cash, beginning of year (overdraft)	(2,318)	(14,075)	(21,874)	(2,367)
Cash, end of year (overdraft)	$(47,016)	$(2,318)	$(14,075)	$(21,874)
Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$6,584	$36,703	$30,163	$11,912
Taxes	$800	$800	$800	$800

During the year ended December 31, 2005, the Company financed, $220,000 to acquire radiology and hematology equipment.

On December 31, 2006 the Officers of the Company contributed $92,000 of loans to additional paid in capital

The accompanying notes are an integral part of these financial statements.

VETSURG, INC.
NOTES TO FINANCIAL STATEMENTS
(See independent auditor’s report)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Description of business:

Vetsurg, Inc., a California Corporation (the “Company”) is a referral surgical specialty practice for the veterinary patient. The Company is located in the San Fernando Valley in Los Angeles County. The Company’s business consists of consultation and surgery in orthopedics, soft tissue, thoracic and cardiovascular surgery, arthroscopy, neuralgic workups and spinal surgery.

Concentration of credit risk:

The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Cash and cash equivalents:

For the purposes of the statements of cash flows, cash and cash equivalents are defined as demand deposits at banks, and investments with maturity dates of three months or less.

Account receivable:

The customers of the Company are located primarily in Southern California. The Company performs periodic credit evaluations of its customers’ financial condition and does not require any collateral. Receivables are generally due in thirty days. Credit losses on these accounts have been minimal and have consistently been within management’s expectations. The allowance for doubtful accounts is based upon management’s review of outstanding receivables, historical collection information and existing economic conditions.

Advertising:

The Company expenses advertising costs as incurred.

Inventories:

Inventories are stated at the lower of cost (first-in, first-out) or market.

Property, equipment and depreciation:

Property and equipment are recorded at cost. Depreciation is being provided on the straight-line method over the estimated useful lives of the assets, which range from 5 to 10 years. Leasehold improvements are being amortized over the life of the lease including extensions.

Use of estimates:

Management uses estimates and assumptions in preparing financial statements. The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from these estimates.

VETSURG, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
(See independent auditor’s report)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Property and equipment:

At February 28, 2007, December 31, 2006 and 2005, property and equipment consisted of the following:

	February 28, 2007	2006	2005
Computer equipment	$73,939	$73,939	$62,004
Surgical instruments	413,051	413,051	374,783
Office furniture and fixtures	63,073	63,073	58,827
Leasehold improvements	228,710	228,710	225,659
	778,773	778,773	721,273
Less accumulated depreciation	424,443	402,714	297,620
	$354,329	$376,059	$423,653

Depreciation expense for the two months ended February 28, 2007 and the years ended December 31, 2006, 2005 and 2004 was $21,729, $105,094 and $74,193, and $48,361 respectively.

Officers’ loans and Capital contributions:

The Officers’ have loaned money periodically to the Company. The Officers’ loans bear interest at 5% per annum. The Officers’ also contributed $92,000 of loans to additional paid in capital on December 31, 2006. The Officer loans are due on demand and will be repaid with funds from the XLNT Veterinary Care, Inc. capital contribution.

EQUIPMENT LEASE OBLIGATIONS:

	February 28, 2007	2006	2005
Note payable, leasing corporation, secured by equipment, payable in 72 monthly installments. First twelve payments at $1,514 and followed by 60 payments at $3,580, including interest at 5.8%. This note expires in May 2011.	$161,984	$167,579	$190,156
Note payable, leasing corporation, secured by equipment, payable 60 monthly installments of $476 including interest at 6.6%. This note expires in April 2010.	16,272	17,039	21,465
	178,256	184,618	211,621
Less: current maturities	39,480	39,103	27,303
	$138,776	$145,515	$184,318

Interest expense incurred amounted to $6,584, $45,990, $30,163, and $13,342 for the two months ending February 28, 2007 and years ending 2006, 2005, and 2004 respectively.

The Company is obligated under capital leases for various equipment. The cost of equipment was $220,000 as of December 31, 2006 and 2005, and the accumulated amortization on that equipment was $22,000 and $66,000 as of December 31, 2006 and 2005, respectively. Depreciation expense incurred on these assets was $22,000 and $44,000 for the years ended December 31, 2006 and 2005, respectively.

VETSURG, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
(See independent auditor’s report)

EQUIPMENT LEASE OBLIGATIONS: (Continued)

The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of February 28, 2007:

December 31, 2007	$40,555
December 31, 2008	48,666
December 31, 2009	48,666
December 31, 2010	44,862
December 31, 2011	17,900
Future minimum lease payments	200,649
Less: Amount representing interest	22,393
Present value of net minimum lease payments	178,256
Less: Current portion	39,480
Long-term portion	138,776

OPERATING LEASE:

The Company is presently obligated under non-cancelable operating leases for its facilities. The lease calls for monthly base rental payments of $7,573 through January 2008, and then will increase to $7,952 until the lease expires in July 2010.

The following is a schedule by year of future minimum lease payments at February 28, 2007:

December 31, 2007	$75,738
December 31, 2008	91,255
December 31, 2009	95,424
December 31, 2010	55,664
$318,081

Total rental expense for the two months ended February 28, 2007 and the years ended December 31, 2006, 2005 and 2004, was $21,136, $90,511, $90,511 and $60,000, respectively.

INCOME TAXES:

Income taxes consist of the following:

	2007	2006	2005	2004
Current tax benefit	$—	$(29,837)	$(66,416)	$(17,385)
Deferred tax benefit	14,540	3,952	7,900	4,035
Valuation allowance	(14,540)	25,885	58,516	13,350
State minimum tax	800	800	800	800
Income tax expense	$800	$800	$800	$800

A valuation allowance has been applied due to the uncertainty of the utilization of loss carryforwards.

VETSURG, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
(See independent auditor’s report)

INCOME TAXES: (Continued)

The tax effect of temporary differences consist of the following:

	2007	2006	2005	2004
Accrual to cash adjustments	$15,360	$4,781	$13,013	$9,148
Depreciation methods and lives	(820)	(829)	(5,113)	(5,113)
Gross deferred tax assets	14,540	3,952	7,900	4,035
Valuation allowance	(14,540)	(3,952)	(7,900)	(4,035)
Net deferred tax asset	$—	$—	$—	$—

A reconciliation of the statutory United States federal tax rate and effective rates is as follows:

	2007	2006	2005	2004
Statutory United States federal tax rate	35%	35%	35%	35%
State income taxes, net of federal benefits	6%	6%	6%	6%
Valuation allowance	(41)%	(41)%	(41)%	(41)%
	—%	—%	—%	—%

The Company has net operations loss carryforwards of the following approximate amounts:

Carryforward until 2005 for federal purposes and 2015 for state purposes	$100,000
Carryforward until 2026 for federal purposes and 2016 for state purposes	60,000
$160,000

Pension plans and contingencies:

The Company has a defined benefit plan and a profit sharing plan covering substantially all it’s employees. For 2006, 2005 and 2004 there were no contributions for the profit sharing plan.

There was a required contribution of $41,098 for 2005 which has not yet been made for the defined benefit plan and an estimated contribution of $42,000 for the same plan for 2006. The defined benefit plan is frozen for 2007 and the shareholders of the Company have indemnified the Company against any additional obligations that may be required for this plan to close, therefore only the estimated plan contributions have been accrued. The 2005 contribution was required to be made by September 15, 2006. Accrued interest for lost earnings from September 15, 2006 to December 31, 2006 have been accrued. Management plans to make these contributions when the contribution of capital from XLNT Veterinary Care, Inc. is received (see subsequent event) and has engaged counsel to assist with a voluntary reporting to the Department of Labor regarding this late contribution and other excess plan borrowings by shareholders.

Management believes it is probable that no future action will be taken by the Department of Labor when all contributions are made and loans are repaid. The matter is currently being reviewed by the Internal Revenue Service and the outcome is unknown at this time.

VETSURG, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
(See independent auditor’s report)

OBLIGATION AND FUNDED STATUS OF DEFINED PENSION PLAN:

The Company has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the three highest consecutive years of employee’s compensation. The Company’s funding policy is to contribute annually the minimum required amount. The information is not available for December 31, 2006. The following tables provide further information about the plan at December 31, 2005 and 2004:

	Pension Benefits
	2005	2004
Fair value of plan assets at December 31, 2005	$94,000	$47,000
Benefit obligation at December 31, 2005	63,000	31,000
Funded Status	94,000	47,000
Prepaid (accrued) benefit cost recognized in the balance sheet*	—	—
Benefit cost	36,000	35,000
Employer contributions	1,000	47,000
Plan participants’ contributions	—	—
Benefits paid	—	—

*	A prepaid or accrued benefit cost is not recognized in this balance sheet as the plan is currently frozen and the current liability has not been calculated. Any liability has been assumed as the responsibility of the current shareholders of the Company.

The accumulated benefit obligation for all defined benefit pension plans was $194,000 and $186,000 at December 31, 2005 and 2004, respectively.

ASSUMPTIONS

	Pension Benefits
	2005	2004
Weighted-average assumptions used to determine benefit obligations at December 31:
Discount rate	6.0%	6.0%
Rate of compensation increase	—	—
Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31:
Discount rate	6.0%	6.0%
Expected return on plan assets	1.4	1.4
Rate of compensation increase	—	—

The Company’s expected rate of return on plan assets is determined by the plan assets’ historical long-term investment performance, current asset allocation, and estimates of future long-term returns by asset class.

Subsequent events:

Effective March 1, 2007 the stock ownership of this Company was transferred to XLNT Veterinary Care, Inc. which includes a 3 year employment and non-compete agreement with Dr. Henry.

Thereafter, the corporation will be treated as a wholly owned subsidiary of XLNT Veterinary Care, Inc.

On April 9, 2007, XLNT contributed approximately $360,000 to the Company to pay debts of the Company, including Officers’ loans.

BAY AREA VETERINARY SPECIALISTS, INC.
(formerly East Bay Veterinary Specialists)
CONSOLIDATED FINANCIAL STATEMENTS
AS OF MARCH 31, 2007, DECEMBER 31, 2006 AND 2005
AND FOR THE PERIODS ENDED
MARCH 31, 2007 AND DECEMBER 31, 2006, 2005 AND 2004

BAY AREA VETERINARY SPECIALISTS, INC.
(formerly East Bay Veterinary Specialists)

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of
XLNT Veterinary Care, Inc.

We have audited the accompanying consolidated balance sheets of Bay Area Veterinary Specialists, Inc. (formerly East Bay Veterinary Specialists) as of March 31, 2007, December 31, 2006 and 2005, and the related consolidated statements of income, owners’ equity, and cash flows for the quarter ended March 31, 2007, and for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Bay Area Veterinary Specialists, Inc. (formerly East Bay Veterinary Specialists) as of March 31, 2007, December 31, 2006 and 2005, and the results of its operations and its cash flows for the quarter ended March 31, 2007, and each of the years in the three-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The consolidated schedules of selling, general, and administrative expenses on page 16 are presented for purposes of additional analysis and are not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

/s/ Eckhoff Accountancy Corporation

Eckhoff Accountancy Corporation

San Rafael, California
May 4, 2007

BAY AREA VETERINARY SPECIALISTS, INC.
(formerly East Bay Veterinary Specialists)
CONSOLIDATED BALANCE SHEETS

		December 31
	March 31, 2007	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$126,457	$172,885	$234,465
Accounts receivable, net	63,217	63,479	68,367
Other receivables	—	—	2,100
Due from shareholders	285,221	—	—
Inventory	76,013	75,748	55,197
Prepaid expenses	53,778	27,625	36,045
Total Current Assets	604,686	339,737	396,174

Property and equipment, net	5,553,696	5,629,095	5,470,144

Other Assets:
Goodwill	1,266,869	1,266,869	1,266,869
Convenant not to compete, net	134,167	151,667	221,667
Loan origination fees, net	65,598	67,447	74,843
	1,466,634	1,485,983	1,563,379
Total Assets	$7,625,016	$7,454,815	$7,429,697

LIABILITIES
Current Liabilities:
Accounts payable	$347,330	$217,007	$196,970
Accrued payroll and related liabilities	305,370	299,847	196,493
Other accrued liabilities	13,362	19,870	25,807
Advances from owners	11,074	11,074	372,029
Current portion of notes payable	386,500	384,602	353,097
Current portion of lease obligations	94,095	99,498	52,608
Total Current Liabilities	1,157,731	1,031,898	1,197,004

Long-Term Liabilities:
Notes payable, less current portion	5,481,759	5,559,247	5,932,165
Lease obligations, less current portion	224,584	243,387	86,388
	5,706,343	5,802,634	6,018,553
Total Liabilities	6,864,074	6,834,532	7,215,557

Owners’ Equity:
Common stock	1,000	1,000	—
Additional paid in capital	929,845	644,624	—
Retained earnings (deficit)	(169,903)	(25,341)	214,140
Total Owners’ Equity	760,942	620,283	214,140
Total Liabilities and Owners’ Equity	$7,625,016	$7,454,815	$7,429,697

The accompanying notes are an integral part of these financial statements.

BAY AREA VETERINARY SPECIALISTS, INC.
(formerly East Bay Veterinary Specialists)
CONSOLIDATED STATEMENTS OF INCOME

		For the Year Ended December 31
	For the Quarter Ended March 31, 2007	2006	2005	2004
Revenue	$2,044,831	$8,737,399	$8,042,009	$6,539,097

Direct Costs	1,769,893	6,943,662	6,091,004	5,332,619

Gross Profit	274,938	1,793,737	1,951,005	1,206,478

Selling, General and Administrative Expenses	414,014	1,678,012	1,461,610	1,088,172

Income (Loss) From Operations	(139,076)	115,725	489,395	118,306

Other Income and (Expenses):
Miscellaneous income	39	16,090	6,816	1,013
Interest income	4	446	251	121
Loss on sale of assets	—	—	—	(39,923)
Interest expense	(4,729)	(18,620)	(15,437)	(12,755)
	(4,686)	(2,084)	(8,370)	(51,544)

Net Income (Loss) Before Income Tax	(143,762)	113,641	481,025	66,762
Income Tax Expense	800	—	—	—
Net Income (Loss)	$(144,562)	$113,641	$481,025	$66,762

The accompanying notes are an integral part of these financial statements.

BAY AREA VETERINARY SPECIALISTS, INC.
(formerly East Bay Veterinary Specialists)
CONSOLIDATED STATEMENTS OF OWNERS’ EQUITY
For the Quarter Ended March 31, 2007 and
the Years Ended December 31, 2006, 2005 and 2004

	Common Stock
	Shares	Amount	Additional Paid in Capital	Retained Earnings (Deficit)	Total
Balance, December 31, 2003	—	$—	$—	$(348,647)	$(348,647)
Capital contribution	—	—	—	15,000	15,000
Net income	—	—		66,762	66,762
Balance, December 31, 2004	—	—	—	(266,885)	(266,885)
Net income	—	—	—	481,025	481,025
Balance, December 31, 2005				214,140	214,140
Issuance of common stock	100,000	1,000	352,122	(353,122)	—
Capital contribution	—	—	292,502	—	292,502
Net income	—	—	—	113,641	113,641
Balance, December 31, 2006	100,000	1,000	644,624	(25,341)	620,283
Capital contribution	—	—	285,221	—	285,221
Net loss	—	—	—	(144,562)	(144,562)
Balance, March 31, 2007	100,000	$1,000	$929,845	$(169,903)	$760,942

The accompanying notes are an integral part of these financial statements.

BAY AREA VETERINARY SPECIALISTS, INC.
(formerly East Bay Veterinary Specialists)
CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the Year Ended December 31
	For the Quarter Ended March 31, 2007	2006	2005	2004
Cash Flows From Operating Activities:
Net income (loss)	$(144,562)	$113,641	$481,025	$66,762
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	94,748	345,364	282,146	232,583
Loss on sale of asset	—	—	—	39,923
(Increase) decrease in:
Accounts receivable — net	262	4,888	27,470	4,535
Other receivables	—	2,100	(2,100)	1,338
Inventory	(265)	(20,551)	2,270	(8,673)
Prepaid expenses	(26,153)	8,420	(17,117)	6,434
Increase (decrease) in:
Accounts payable	130,323	20,037	51,627	(40,259)
Accrued payroll and related liabilities	5,523	103,354	(52,324)	121,369
Other accrued liabilities	(6,508)	(5,937)	13,029	(65,435)

Net Cash Provided by Operating Activities	53,368	571,316	786,026	358,577

Cash Flows From Investing Activities:
Purchase of property and equipment	—	(142,614)	(54,036)	(327,229)

The accompanying notes are an integral part of these financial statements.

BAY AREA VETERINARY SPECIALISTS, INC.
(formerly East Bay Veterinary Specialists)
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

		For the Year Ended December 31
	For the Quarter Ended March 31, 2007	2006	2005	2004
Cash Flows From Financing Activities:
Payments on notes payable	$(75,590)	$(341,413)	$(369,951)	$(294,787)
Payments on capital leases	(24,206)	(80,414)	(41,625)	(6,235)
Borrowings from owners	—	—	1,744	309,719
Payments on owner advances	—	(68,455)	(218,046)	—
Capital contributions	—	—	—	15,000

Net Cash Provided (Used) by Financing Activities	(99,796)	(490,282)	(627,878)	23,697

Net Increase (Decrease) in Cash	(46,428)	(61,580)	104,112	55,045

Cash, Beginning of Year	172,885	234,465	130,353	75,308

Cash, End of Year	$126,457	$172,885	$234,465	$130,353

Supplemental Disclosures:
Interest paid	$133,142	$514,153	$448,722	$340,839

Noncash Investing and Financing Activities:
Capital contributions in exchange for owner advances	$—	$292,502	$—	$—
Acquisition of fixed assets through capital leases	$—	$284,303	$69,356	$117,500
Acquisition of business through notes payable	$—	$—	$—	$1,750,000
Acquisition of building through notes payable	$—	$—	$—	$5,200,000

The accompanying notes are an integral part of these financial statements.

BAY AREA VETERINARY SPECIALISTS, INC.
(formerly East Bay Veterinary Specialists)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization:

Bay Area Veterinary Specialists, Inc. (formerly East Bay Veterinary Specialists) (the Company) has been operating in the State of California since 1989. The Company operated as a general partnership until September 2006, at which point it incorporated in California. The Company provides specialty and emergency veterinary services.

Principles of Consolidation:

The consolidated financial statements include the accounts of the Company and IG Specialists, LLC (IG). All significant intercompany transactions and balances have been eliminated. The Company has an agreement with IG whereby IG owns the building in which the Company operates its veterinary practice, and leases it to the Company. The rate of rents paid under the lease is based on IG’s cost of financing. The Company’s shareholders are 100% owners of IG. The Company is the primary beneficiary of IG under FASB Interpretation No. 46, “Consolidation of Variable Interest Entities.” Therefore, the Company consolidates the results of IG’s operations, consisting primarily of depreciation and interest expense, and eliminates the related operating lease expense and liability to IG.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future, actual results ultimately may differ from these estimates.

Cash and Cash Equivalents:

The Company includes as cash all highly liquid debt instruments with a maturity of three months or less.

Concentrations of Risk:

The Company maintains cash balances in bank deposit accounts which are insured by the Federal Deposit Insurance Corporation up to $100,000. Throughout the year, the Company’s cash balances may exceed the insured limits. The Company has not experienced any losses in such accounts nor does the Company believe it is exposed to any significant credit risk on cash and cash equivalents. One vendor accounts for approximately 55% of inventory purchases.

Inventory:

Inventory is valued at the lower of cost or market on a first-in, first-out basis.

Accounts Receivable:

Trade receivables are carried at their estimated collectible amounts. Trade accounts receivable are periodically evaluated for collectibility based on the age of the receivables. In reviewing aged receivables, management considers their knowledge of customers, historical losses and current economic conditions in establishing the allowance for doubtful accounts. At March 31, 2007, December 31, 2006 and 2005, the allowance for doubtful accounts was $20,794, $14,955 and $13,000, respectively.

BAY AREA VETERINARY SPECIALISTS, INC.
(formerly East Bay Veterinary Specialists)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Property and Equipment:

Property is recorded at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the property, ranging from 3 to 39 years.

Expenditures for renewals and betterments are capitalized and maintenance and repairs are charged to income. Upon retirement or sale, the cost of assets disposed and the accumulated depreciation is removed from the accounts. The resulting gain or loss is credited or charged to income.

Advertising:

The Company expenses advertising costs as incurred. For the quarter ended March 31, 2007, and the years ended December 31, 2006, 2005 and 2004, advertising expense was $18,224, $67,387, $51,680 and $32,428, respectively.

Income Taxes:

The Company was a partnership until September 30, 2006, at which point it was incorporated and elected to be taxed under the Subchapter S provisions of the Internal Revenue Code. Under these provisions, the Company does not pay corporate income tax. The taxable income flows directly through to the owners and is included in their individual taxable income. For state purposes, there is an entity level tax of 1.5% on taxable income.

Intangible Assets:

The Company has classified as goodwill the excess of the purchase price over the fair value of assets acquired. At each period end, goodwill is tested for impairment and adjusted to reflect any impairment loss. No such loss was incurred for the quarter ended March 31, 2007 or the years ended December 31, 2006, 2005 and 2004.

Covenant not to compete and loan fees are amortized over the terms of the agreements, which are five years and thirty years, respectively.

NOTE 2 — PROPERTY AND EQUIPMENT:

Property and equipment consisted of the following:

		December 31
	March 31, 2007	2006	2005
Land	$727,961	$727,961	$727,961
Building	4,556,391	4,556,391	4,556,391
Hospital equipment	909,631	909,631	535,560
Computer equipment	111,435	111,435	90,435
Office furniture and equipment	126,788	126,788	96,426
Building improvements	24,553	24,553	24,553
	6,456,759	6,456,759	6,031,326
Accumulated depreciation	(903,063)	(827,664)	(561,182)
	$5,553,696	$5,629,095	$5,470,144

Depreciation and amortization expense related to property and equipment for the quarter ended March 31, 2007, and the years ended December 31, 2006, 2005 and 2004 was $75,399, $267,966, $204,752 and $167,533, respectively.

BAY AREA VETERINARY SPECIALISTS, INC.
(formerly East Bay Veterinary Specialists)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3 — RETIREMENT PLAN:

The Company has adopted a 401(k) plan for eligible employees who meet certain age and length of service requirements. The employer matching contributions must meet certain safe harbor requirements. The Company’s contributions to the 401(k) plan for the quarter ended March 31, 2007 and the years ended December 31, 2006, 2005 and 2004 were $23,855, $73,514, $72,864 and $46,167, respectively.

NOTE 4 — NOTES PAYABLE:

Notes payable consisted of the following:

		December 31
	March 31, 2007	2006	2005
Note payable to CIT Small Business Lending
Corp with variable interest at prime plus 2.75% through March 2014 (current monthly installments of $16,862), collateralized by all of the inventory, accounts receivable, and property and equipment of the company, guaranteed by the owners	$984,824	$1,007,905	$1,088,787
Note payable to First Bank with variable interest at prime plus 0.25% through February 2009 (current monthly installments of $9,550), secured by deed of trust on its real property, guaranteed by the owners	255,075	261,473	341,130
Note payable to E.C. Investments with interest at 8.00% in monthly installments of $17,294 through March 2014, secured by deed of trust on its real property and a security interest on certain fixtures and personal property	1,099,211	1,127,956	1,240,224
Note payable to First Bank with variable interest at prime plus 0.25% through January 2012 (current monthly installments of $29,402), secured by deed of trust on its real property, guaranteed by the owners	3,529,149	3,546,515	3,615,121
	5,868,259	5,943,849	6,285,262
Less: Current portion	386,500	384,602	353,097
Total long-term portion	$5,481,759	$5,559,247	$5,932,165

Following are future maturities of the notes payable for the twelve months ending March 31:

2008	$386,500
2009	478,075
2010	351,000
2011	387,000
2012	3,521,149
Thereafter	744,535
$5,868,259

The note payable to First Bank which matures January 2012 was incurred by IG Specialists upon purchase of the building and contains various affirmative and negative covenants. IG was in compliance with all covenants as of December 31, 2006.

Interest expense related to notes payable for the quarter ended March 31, 2007, and the years ended December 31, 2006, 2005 and 2004 totaled $126,381, $492,738, $426,975 and $341,207, respectively.

BAY AREA VETERINARY SPECIALISTS, INC.
(formerly East Bay Veterinary Specialists)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5 — LEASES:

The Company leases various equipment under noncancelable capital leases for varying periods through 2012. The equipment being leased collateralizes the Company’s lease obligations. Following are the minimum lease obligations under these capital leases for the twelve months ended March 31:

2008	$122,095
2009	97,036
2010	82,559
2011	71,694
2012	9,028
Total minimum lease payments	382,412
Less amount representing interest	(63,733)
Present value of minimum lease payments	318,679
Less current portion	94,095
Long-term portion	$224,584

Interest expense related to these leases was $8,472, $29,272, $9,760 and $1,461 for quarter ended March 31, 2007, and the years ended December 31, 2006, 2005 and 2004, respectively.

Property under capital lease consisted of:

		December 31
	March 31, 2007	2006	2005
Hospital equipment	$508,376	$508,376	$206,544
Less: Accumulated depreciation	144,676	119,256	35,016
	$363,700	$389,120	$171,528

Depreciation expense related to property under capital lease for the quarter ended March 31, 2007, and the years ended December 31, 2006, 2005 and 2004 was $25,420, $84,240, $27,442 and $7,574, respectively.

In addition, the Company is obligated under an operating lease agreement for office equipment. Following are the future minimum lease payments under this lease for the twelve months ended March 31:

2008	$2,592
2009	2,160
$4,752

Lease expense pursuant to this lease for the quarter ended March 31, 2007 and the years ended December 31, 2006, 2005 and 2004 totaled $648, $2,592, $2,592 and $2,376, respectively.

NOTE 6 — PURCHASE OF EMERGENCY PRACTICE:

In 2004, the Company purchased an emergency practice through an asset purchase agreement. The allocation of the purchase price was as follows:

Equipment	$183,131
Convenant not to compete	350,000
Goodwill	1,266,869
$1,800,000

The equipment is depreciated over its estimated life, as described in Note 2.

BAY AREA VETERINARY SPECIALISTS, INC.
(formerly East Bay Veterinary Specialists)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6 — PURCHASE OF EMERGENCY PRACTICE: (Continued)

The covenant not to compete is a five year agreement and is being amortized over the term of the agreement. The cost and related accumulated amortization is presented net on the balance sheet and consists of the following:

		December 31
	March 31, 2007	2006	2005
Cost	$350,000	$350,000	$350,000
Accumulated amortization	(215,833)	(198,333)	(128,333)
	$134,167	$151,667	$221,667

Amortization expense related to the covenant for the quarter ended March 31, 2007, and the years ended December 31, 2006, 2005 and 2004 was $17,500, $70,000, $70,000 and $58,333, respectively.

Goodwill represents the excess of the purchase price of the emergency practice over the fair value of identifiable tangible and intangible assets acquired at the date of purchase. No impairment loss was incurred for the periods ended March 31, 2007 or December 31, 2006, 2005 or 2004.

NOTE 7 — LOAN ORIGINATION FEES:

Costs incurred in connection with obtaining bank financing are capitalized and amortized on a straight-line basis over the life of the respective bank loan arrangement. These capitalized fees consisted of the following:

		December 31
	March 31, 2007	2006	2005
Cost	$88,955	$88,955	$88,955
Accumulated amortization	(23,357)	(21,508)	(14,112)
	$65,598	$67,447	$74,843

Amortization expense related to the loan origination fees for the quarter ended March 31, 2007, and the years ended December 31, 2006, 2005 and 2004 was $1,849, $7,396, $7,396 and $6,717, respectively.

NOTE 8 — COMMON STOCK:

At September 30, 2006, the Company was incorporated by issuing 100,000 shares of no par value common stock in exchange for all assets and liabilities of East Bay Veterinary Specialists. Those assets and liabilities were recorded in the accompanying financial statements at the partnership’s historical cost basis as summarized below:

Cash and cash equivalents	$89,300
Accounts receivable	83,768
Inventory	70,610
Prepaid expenses	25,642
Property and equipment, net	692,116
Intangible assets, net	1,475,951
Accounts payable	(152,669)
Accrued payroll and related liabilities	(227,593)
Other accrued liabilities	(59,879)
Notes payable and leases payable	(1,644,124)
$353,122

Common stock of $1,000 and additional paid-in capital of $352,122 were recorded.

BAY AREA VETERINARY SPECIALISTS, INC.
(formerly East Bay Veterinary Specialists)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8 — COMMON STOCK: (Continued)

At March 31, 2007 and December 31, 2006, 100,000 shares of common stock are authorized, issued and outstanding.

NOTE 9 — CONSOLIDATION OF VARIABLE INTEREST ENTITY:

In February 2004, the Company entered into a ten year operating lease with IG Specialists, LLC for the building in which it operates. IG is considered a variable interest entity per FASB Interpretation 46 (FIN 46) and, accordingly, the assets and liabilities and revenues and expenses of IG have been included in the accompanying consolidated financial statements. Assets and liabilities of IG were as follows:

		December 31
	March 31, 2007	2006	2005
Assets:
Cash	$6,420	$6,416	$101,139
Land and building, net	4,944,312	4,973,708	5,091,288
	$4,950,732	$4,980,124	$5,192,427
Liabilities:
Current portion of notes payable	$208,400	$207,636	$196,492
Due to owners	11,074	11,074	169,074
Note payable, less current portion	4,458,221	4,506,056	4,710,023
	$4,677,695	$4,724,766	$5,075,589

The land and building serve as collateral for obligations of IG.

NOTE 10 — SUBSEQUENT EVENT (SALE OF BUSINESS):

On March 31, 2007, the Company was sold to XLNT Veterinary Care, Inc., and became its wholly owned subsidiary. The owners remain employed under a three-year employment agreement.

IG Specialists, LLC has entered into a long-term operating lease with XLNT for the building which includes a purchase option. The lease term is ten years with renewal options and calls for XLNT to make monthly payments to IG of $45,000 for the first year, $42,000 for the second year and annual increases thereafter, as defined in the agreement.

BAY AREA VETERINARY SPECIALISTS, INC.
(formerly East Bay Veterinary Specialists)
SUPPLEMENTAL INFORMATION

BAY AREA VETERINARY SPECIALISTS, INC.
(formerly East Bay Veterinary Specialists)
CONSOLIDATED SCHEDULES OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

		For the Year Ended December 31
	For the Quarter Ended March 31, 2007	2006	2005	2004
Accounting and legal fees	$2,561	$16,574	$31,854	$14,489
Amortization	21,958	84,374	81,656	65,838
Bad debt expense	9,193	21,386	22,757	50,210
Bank charges	39,015	179,174	173,449	132,612
Client promotion	844	3,766	3,143	1,812
Computer costs	11,430	59,338	46,584	51,217
Contributions	420	16,220	27,950	2,653
Depreciation	11,460	41,143	36,729	26,855
Dues and subscriptions	708	1,839	3,880	3,341
Employee benefits	9,523	47,915	54,499	28,732
Finance charges	2,726	4,444	764	467
Insurance	4,425	28,896	33,468	35,605
Janitorial	—	192	1,231	1,348
Meals and entertainment	141	1,768	883	5,082
Miscellaneous	10,801	7,048	13,275	4,443
Office supplies	6,465	32,477	24,106	28,440
Outside services	72,738	250,849	92,968	55,683
Payroll taxes	18,640	61,225	68,915	45,428
Postage and delivery	1,964	11,359	10,565	10,828
Printing	4,505	9,743	12,994	6,351
Property taxes	783	3,103	3,722	2,315
Recruitment	913	4,508	25,039	3,140
Rent	15	90	91	2,528
Repairs and maintenance	2,167	9,815	1,410	909
Safety	2,400	26,746	—	—
Salaries and wages	171,809	734,334	677,606	494,012
Taxes and licenses	4,720	12,472	7,200	7,620
Telephone	337	829	1,045	873
Travel	544	1,987	49	1,130
Utilities	809	4,398	3,778	4,211
	$414,014	$1,678,012	$1,461,610	$1,088,172

BRADSHAW VETERINARY CLINIC, INC.
FINANCIAL STATEMENTS
AS OF MARCH 31, 2007, DECEMBER 31, 2006 AND 2005
AND FOR THE PERIODS ENDED
MARCH 31, 2007 AND DECEMBER 31, 2006, 2005 AND 2004

BRADSHAW VETERINARY CLINIC, INC.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of
XLNT Veterinary Care, Inc.

We have audited the accompanying balance sheets of Bradshaw Veterinary Clinic, Inc. (A California corporation) as of March 31, 2007, December 31, 2006 and 2005, and the related statements of operations, stockholders’equity, and cash flows for the quarter ended March 31, 2007, and for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bradshaw Veterinary Clinic, Inc. as of March 31, 2007, December 31, 2006 and 2005, and the results of its operations and its cash flows for the quarter ended March 31, 2007, and each of the years in the three-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules of selling, general and administrative expenses on page 15 are presented for purposes of additional analysis and are not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Eckhoff Accountancy Corporation

Eckhoff Accountancy Corporation

San Rafael, California
May 9, 2007

BRADSHAW VETERINARY CLINIC, INC.
BALANCE SHEETS
ASSETS

		December 31
	March 31, 2007	2006	2005
Current Assets:
Cash and cash equivalents	$607,966	$434,445	$215,468
Marketable securities	—	34,895	32,669
Accounts receivable, net	131,154	126,470	213,914
Inventory	243,000	484,996	429,256
Prepaid expenses	59,594	77,221	35,879
Prepaid income taxes	863	465	—

Total Current Assets	1,042,577	1,158,492	927,186
Property and equipment, net	221,456	202,960	241,919

Other Assets:
Goodwill	6,000	6,000	6,000
Investment	—	—	10,000
Deposit	900	900	900
	6,900	6,900	16,900
Total Assets	$1,270,933	$1,368,352	$1,186,005

LIABILITIES
Current Liabilities:
Accounts payable	$113,495	$25,672	$9,339
Accrued payroll and related liabilities	570,265	248,249	210,105
Other accrued liabilities	18,748	69,161	60,332
Accrued income taxes	—	—	189
Current portion of loans from stockholders	275	200,275	100,347
Current portion of notes payable	7,046	—	—
Current portion of lease obligations	53,346	52,607	36,340
Total Current Liabilities	763,175	595,964	416,652

Long-Term Liabilities:
Note payable, less current portion	28,529	—	—
Lease obligations, less current portion	174,997	187,422	143,807
Loans from stockholders, less current portion	28,709	28,798	29,073
	232,235	216,220	172,880

Total Liabilities	995,410	812,184	589,532

Stockholders’ Equity:
Common stock, no par value, Authorized shares — 75,000 Issued and outstanding shares — 4,000	20,000	20,000	20,000
Accumulated other comprehensive loss	—	(4,084)	(6,310)
Retained earnings	255,523	540,252	582,783
Total Stockholders’ Equity	275,523	556,168	596,473
Total Liabilities and Stockholders’ Equity	$1,270,933	$1,368,352	$1,186,005

The accompanying notes are an integral part of these financial statements.

BRADSHAW VETERINARY CLINIC, INC.
STATEMENTS OF OPERATIONS

		For the Year Ended December 31
	For the Quarter Ended March 31, 2007	2006	2005	2004
Revenue	$2,252,358	$8,594,912	$7,710,471	6,746,884

Direct Costs	1,999,951	7,665,809	6,867,384	5,981,206

Gross Profit	252,407	929,103	843,087	765,678

Selling, General and Administrative Expenses	335,125	970,131	806,821	690,534

Income (Loss) From Operations	(82,718)	(41,028)	36,266	75,144

Other Income and (Expenses):
Miscellaneous income	—	396	337	5,030
Interest and dividend income	2,592	21,065	10,193	3,067
Gain (loss) on sale of assets	9,337	—	(235)	(4,209)
Loss on investment	—	(10,000)	—	—
Loss on sale of securities	(883)	—	—	—
Interest expense	(4,800)	(10,509)	(5,437)	(4,204)
	6,246	952	4,858	(316)

Net Income (Loss) Before Income Tax	(76,472)	(40,076)	41,124	74,828

Provision (Credit) for Income Taxes	(398)	2,455	2,869	2,679

Net Income (Loss)	$(76,074)	$(42,531)	$38,255	$72,149

The accompanying notes are an integral part of these financial statements.

BRADSHAW VETERINARY CLINIC, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Quarter Ended March 31, 2007 and
the Years Ended December 31, 2006, 2005 and 2004

	Common Stock
	Shares	Amount	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2003	4,000	$20,000	$472,379	$(3,302)	$489,077
Net income	—	—	72,149	—	72,149
Other comprehensive income	—	—	—	438	438

Balance, December 31, 2004	4,000	20,000	544,528	(2,864)	561,664
Net income	—	—	38,255	—	38,255
Other comprehensive loss	—	—	—	(3,446)	(3,446)

Balance, December 31, 2005	4,000	20,000	582,783	(6,310)	596,473
Net loss	—	—	(42,531)	—	(42,531)
Other comprehensive income	—	—	—	2,226	2,226

Balance, December 31, 2006	4,000	20,000	540,252	(4,084)	556,168
Net loss	—	—	(76,074)	—	(76,074)
Distribution to shareholders	—	—	(208,655)	—	(208,655)
Other comprehensive income	—	—	—	4,084	4,084

Balance, March 31, 2007	4,000	$20,000	$255,523	$—	$275,523

The accompanying notes are an integral part of these financial statements.

BRADSHAW VETERINARY CLINIC, INC.
STATEMENTS OF CASH FLOWS

		For the Year Ended December 31
	For the Quarter Ended March 31, 2007	2006	2005	2004
Cash Flows From Operating Activities:
Net income (loss)	$(76,074)	$(42,531)	$38,255	$72,149
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,056	136,688	118,525	39,165
Loss on investment	—	10,000	—	—
(Gain) loss on disposition of assets	(9,337)	—	235	4,209
Loss on disposition of marketable securities	883	—	—	—
(Increase) decrease in:
Accounts receivable, net	(4,684)	87,444	(9,551)	667
Inventory	241,996	(55,740)	(4,040)	(19,124)
Prepaid expenses	17,627	(41,342)	(524)	(12,151)
Prepaid income taxes	(398)	(465)	—	—
Increase (decrease) in:
Accounts payable	87,823	16,333	(16,192)	(25,592)
Accrued payroll and related liabilities	322,016	38,144	13,701	31,083
Other accrued liabilities	(50,413)	8,829	12,810	(16,635)
Accrued income taxes	—	(189)	(1,690)	1,879

Net Cash Provided by Operating Activities	560,495	157,171	151,529	75,650

Cash Flows From Investing Activities:
Purchase of property and equipment	(34,056)	—	(56,892)	(71,762)
Investment in limited liability company	—	—	—	(10,000)

Net Cash Used by Investing Activities	(34,056)	—	(56,892)	(81,762)

The accompanying notes are an integral part of these financial statements.

BRADSHAW VETERINARY CLINIC, INC.
STATEMENTS OF CASH FLOWS (Continued)

		For the Year Ended December 31
	For the Quarter Ended March 31, 2007	2006	2005	2004
Cash Flows From Financing Activities:
Payments on notes payable	$(1,143)	$—	$(108,360)	$(122,931)
Borrowings on notes payable	—	—	—	100,000
Payments on capital leases	(11,686)	(37,847)	(14,687)	—
Borrowings from stockholder	—	100,000	100,000	—
Payments on stockholder loans	(200,089)	(347)	(440)	(502)
Distribution to stockholders	(140,000)	—	—	—

Net Cash Provided (Used) by Financing Activities	(352,918)	61,806	(23,487)	(23,433)

Net Increase (Decrease) in Cash	173,521	218,977	71,150	(29,545)

Cash, Beginning of Year	434,445	215,468	144,318	173,863

Cash, End of Year	$607,966	$434,445	$215,468	$144,318

Supplemental Disclosures:
Interest paid	$4,800	$10,509	$5,437	$4,204
Income taxes paid	$—	$3,109	$4,559	$800

Noncash Investing and Financing Activities:
Acquisition of fixed assets through capital leases	$—	$97,729	$194,834	$—
Acquisition of fixed assets through note payable	$36,718	$—	$—	$—
Loss on securities included in other comprehensive income (loss)	$4,084	$2,226	$(3,446)	$438
Distribution of assets to stockholders	$68,655	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

BRADSHAW VETERINARY CLINIC, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization:

Bradshaw Veterinary Clinic, Inc. (the Company) was incorporated in California in July 1985. The Company provides small and large animal veterinary services in Elk Grove, California.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future, actual results ultimately may differ from these estimates.

Cash and Cash Equivalents:

The Company presents its statement of cash flows using the indirect method. The Company includes as cash all highly liquid debt instruments with a maturity of three months or less.

Concentrations of Risk:

The Company maintains cash balances in bank deposit accounts which are insured by the Federal Deposit Insurance Corporation up to $100,000. Throughout the year, the Company’s cash balances may exceed the insured limits. The Company has not experienced any losses in such accounts nor does the Company believe it is exposed to any significant credit risk on cash and cash equivalents. One vendor accounts for approximately 48% of inventory purchases.

Marketable Securities:

The Company’s marketable securities are categorized as available-for-sale securities, as defined by the Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Unrealized holding gains and losses, net of tax, are included in other comprehensive income. Realized gains (losses) are included in other income (expense) and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on the sale of marketable securities are determined using the specific-identification method.

Inventory:

Inventory is valued at the lower of cost or market on a first-in, first-out basis.

Accounts Receivable:

Trade receivables are carried at their estimated collectible amounts. Trade accounts receivable are periodically evaluated for collectibility based on the age of the receivables. Individual uncollectible accounts are written off when their collection appears doubtful. In reviewing aged receivables, management considers their knowledge of customers, historical losses and current economic conditions in establishing the allowance for doubtful accounts. At March 31, 2007, December 31, 2006 and 2005, the allowance for doubtful accounts was $70,000, $70,000 and $108,076, respectively.

BRADSHAW VETERINARY CLINIC, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Property and Equipment:

Property is recorded at cost. The Company’s policy is to compute depreciation using the double-declining balance method over the estimated useful lives of three to twenty years until it drops below what straight line would have been and then switches to straight line. The book value of the asset when the change is made is depreciated over the remaining useful life.

Expenditures for renewals and betterments are capitalized and maintenance and repairs are charged to income. Upon retirement or sale, the cost of assets disposed and the accumulated depreciation is removed from the accounts. The resulting gain or loss is credited or charged to income.

Advertising:

The Company expenses advertising costs as incurred. For the quarter ended March 31, 2007, and the years ended December 31, 2006, 2005 and 2004 advertising expense was $4,081, $34,671, $32,160 and $33,614, respectively.

Income Taxes:

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. Deferred tax assets and liabilities arise primarily from the different methods of calculating depreciation and differing recognition of accrued expenses. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes may also include operating losses and tax credits that are available to offset future taxable income.

Operating Leases:

The minimum lease payments, including scheduled rent increases, are recognized as rent expense on a straight-line basis over the lease term as defined in SFAS No. 13, “Accounting for Leases.” The lease term includes contractual renewal options that are reasonably assured based on significant leasehold improvements acquired.

NOTE 2 — MARKETABLE SECURITIES:

Cost and fair value of marketable securities have been classified by management as available for sale securities.

		December 31
	March 31, 2007	2006	2005
Equity securities:
Fair market value	$—	$34,895	$32,669
Cost	—	38,979	38,979
Unrealized losses	$—	$(4,084)	$(6,310)

Marketable securities were carried in the financial statements at fair value. Net unrealized holding gains (losses) in the amount of $4,084, $2,226, ($3,446) and $458, for the quarter ended March 31, 2007 and the years ended December 31, 2006, 2005 and 2004, respectively, have been included in accumulated other comprehensive income. The securities were sold subsequent to December 31, 2006 and the proceeds were distributed to the stockholders. The realized loss on the sale was $883.

BRADSHAW VETERINARY CLINIC, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 3 — PROPERTY AND EQUIPMENT:

Property and equipment consisted of the following:

		December 31
	March 31, 2007	2006	2005
Furniture and equipment	$495,298	$513,635	$419,564
Automobiles and truck	101,246	222,930	231,929
Leasehold improvement	56,743	32,184	32,184
	653,287	768,749	683,677
Accumulated depreciation	(431,831)	(565,789)	(441,758)
	$221,456	$202,960	$241,919

Depreciation and amortization expense for the quarter ended March 31, 2007, and the years ended December 31, 2006, 2005 and 2004 was $31,056, $136,688, $118,525 and $39,165, respectively.

NOTE 4 — RETIREMENT PLAN:

The Company maintains a SIMPLE IRA retirement plan for eligible employees who meet certain age and length of service requirements. The Company’s contribution to the SIMPLE IRA retirement plan for the quarter ended March 31, 2007, and the years ended December 31, 2006, 2005 and 2004 was $0, $65,946, $57,418 and $42,754, respectively.

NOTE 5 — LEASES:

The Company leases equipment under non-cancelable capital leases through 2012. The equipment being leased collateralizes the Company’s lease obligation. Following are the minimum lease obligations under the capital leases for the twelve months ended March 31:

2008	$66,044
2009	66,045
2010	65,892
2011	37,282
2012	26,078
Total minimum lease payments	261,341
Less amount representing interest	(32,998)
Present value of minimum lease payments	228,343
Less current portion	(53,346)

Long-term portion	$174,997

Interest expense related to the leases was $3,634, $7,418, $3,386 and $0 for the quarter ended March 31, 2007, and the years ended December 31, 2006, 2005 and 2004, respectively.

Property under capital lease consisted of:

		December 31
	March 31, 2007	2006	2005
Equipment	$294,275	$294,275	$196,546
Less accumulated depreciation	(147,184)	(130,840)	(39,309)
	$147,091	$163,435	$157,237

BRADSHAW VETERINARY CLINIC, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 5 — LEASES: (Continued)

Depreciation expense related to property under capital lease for the quarter ended March 31, 2007, and the years ended December 31, 2006, 2005 and 2004 was $16,344, $91,531, $39,309 and $0, respectively.

The Company leases its premises under an operating lease which expired March 31, 2007. Rent expense paid under this lease for the quarter ended March 31, 2007 and the years ended December 31, 2006, 2005 and 2004 was $126,750, $507,000, $438,240 and $345,900, respectively. As of April 1, 2007, the Company entered into a new lease expiring March 2017. This lease requires monthly payments of the greater of 6% of net revenue or $42,215.

Future minimum annual lease payments required under the agreement are as follows:

2008	$506,580
2009	506,580
2010	506,580
2011	506,580
2012	506,580
Thereafter	2,532,900
Total	$5,065,800

NOTE 6 — NOTES PAYABLE:

Notes payable consisted of the following:

		December 31
	March 31, 2007	2006	2005
Note payable to Ford Credit with interest at 1.9% in monthly installments of $642 through January 2012, secured by a vehicle	$35,575	$—	$—
	35,575	—	—
Less current portion	(7,046)	—	—
Total long-term portion	$28,529	$—	$—

Following are the future maturities of the note payable for the twelve months ended March 31:

2008	$7,046
2009	7,309
2010	7,371
2011	7,509
2012	6,340
$35,575

Interest expense incurred on the note for the quarter ended March 31, 2007 was $115.

NOTE 7 — INCOME TAXES:

The provision for income taxes is based on earnings reported for income tax purposes net of deferred taxes. A deferred income tax asset or liability is determined by applying currently enacted tax laws and rates to the expected reversal of the cumulative temporary differences between the carrying value of assets and liabilities for financial statement and income tax purposes. Deferred income tax expense or benefit is measured by the change in the deferred income tax asset or liability during the year. At March 31, 2007 and December 31, 2006 and 2005, there were no deferred tax assets or liabilities.

BRADSHAW VETERINARY CLINIC, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 7 — INCOME TAXES: (Continued)

Provision for income taxes is comprised of the following:

		For the Year Ended December 31
	For the Quarter Ended March 31, 2007	2006	2005	2004
Current tax expense:
Federal	$(398)	$758	$345	$—
State		1,697	2,524	2,679
Provision (Credit) for income taxes	$(398)	$2,455	$2,869	$2,679

NOTE 8 — LOANS FROM STOCKHOLDERS:

Loans from stockholders consist of unsecured loans bearing interest at 10% payable on demand. As of March 31, 2007, December 31, 2006 and 2005, the balances outstanding on these loans totaled $0, $200,000 and $100,000, respectively. Interest expense incurred on these loans for the quarter ended March 31, 2007, and the years ended December 31, 2006 and 2005 totaled $1,260, $1,000 and $0, respectively.

In addition, the stockholders loaned the Company $32,491 in September 2001. This loan is payable in monthly installments of principal and interest based on Stockmans Bank index rate and matures in October 2016. The balances outstanding on this loan as of March 31, 2007, December 31, 2006 and 2005 were $28,984, $29,073 and $29,420, respectively. Total interest incurred on this loan for the quarter ended March 31, 2007, and the years ended December 31, 2006, 2005 and 2004, was $548, $2,091, $1,618 and $1,280, respectively.

NOTE 9 — GOODWILL:

The Company has classified as goodwill the excess of the purchase price over the fair value of assets acquired in a prior year. On an annual basis, goodwill is tested for impairment and adjusted to reflect any impairment loss. No such loss was incurred for the quarter ended March 31, 2007, or the years ended December 31, 2006, 2005 or 2004.

NOTE 10 — SUBSEQUENT EVENT (SALE OF BUSINESS):

On March 31, 2007, the Company was sold to XLNT Veterinary Care, Inc. and became its wholly owned subsidiary. The owners remain employed under a five-year employment agreement.

BRADSHAW VETERINARY CLINIC, INC.
SUPPLEMENTAL INFORMATION

BRADSHAW VETERINARY CLINIC, INC.
SCHEDULES OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

		For the Year Ended December 31
	For the Quarter Ended March 31, 2007	2006	2005	2004
Accounting and legal	$6,669	$17,979	$20,579	$6,011
Computer maintenance	—	3,506	2,942	5,107
Contributions	500	1,771	—	—
Depreciation	2,561	10,854	11,213	10,956
Dues and subscriptions	697	3,487	2,744	4,507
Employee benefits	4,050	32,393	25,155	21,668
Employment advertising	350	2,239	2,144	—
Insurance	3,391	15,023	15,175	22,963
Janitorial	105	350	719	94
Lawn care	76	667	720	632
Meals and entertainment	1,837	9,245	5,723	3,394
Miscellaneous	—	—	5,710	—
Office supplies	21,281	80,650	60,606	46,413
Payroll taxes	11,229	48,788	39,614	35,949
Postage and delivery	4,175	16,000	15,185	13,498
Printing and reproduction	5,760	26,826	20,077	9,980
Property taxes	—	1,103	891	875
Rent	6,337	25,350	21,912	17,295
Repairs and maintenance	994	5,959	4,550	3,304
Retirement plan contribution	2,030	9,892	8,038	5,986
Salaries and wages	256,142	636,452	528,642	462,619
Taxes and licenses	2,453	5,463	4,529	5,647
Telecommunication	189	1,497	1,087	1,023
Travel and lodging	3,948	12,450	6,914	10,949
Utilities	351	2,187	1,952	1,664
	$335,125	$970,131	$806,821	$690,534

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES
ECHO HEALTHCARE ACQUISITION CORP. AND SUBSIDIARY
(a corporation in the development stage)

Page
Report of Independent Registered Public Accounting Firm	F-322
Financial statements
Consolidated Balance sheets as of December 31, 2006 and 2005	F-323
Consolidated Statement of Operations for the year ended December 31, 2006, for the period June 10, 2005 (date of inception) through December 31, 2005, and for the period June 10, 2005 (date of inception) through December 31, 2006
F-324
Consolidated Statement of Stockholders’ Equity for the year ended December 31, 2006 and for the period June 10, 2005 (date of inception) through December 31, 2005	F-325
Consolidated Statement of Cash Flows for the year ended December 31, 2006, for the period June 10, 2005 (date of inception) through December 31, 2005, and for the period June 10, 2005 (date of inception) through December 31, 2006
F-326
Notes to Consolidated financial statements	F-327

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of
Echo Healthcare Acquisition Corp.:

We have audited the accompanying balance sheets of Echo Healthcare Acquisition Corp. (a development stage company) (the “Company”) as of December 31, 2006 and 2005 and the related statements of operations, changes in stockholders’ equity (deficiency) and cash flows for the year ended December 31, 2006, the period from June 10, 2005 (date of inception) through December 31, 2005 and from June 10, 2005 (date of inception) through December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Echo Healthcare Acquisition Corp. as of December 31, 2006 and 2005 and the related statements of operations and cash flows for the year ended December 31, 2006, the period from June 10, 2005 (date of inception) through December 31, 2005 and from June 10, 2005 (date of inception) through December 31, 2006 in conformity with U.S. generally accepted accounting principles.

Eisner LLP

New York, New York
March 30, 2007

ECHO HEALTHCARE ACQUISITION CORP. AND SUBSIDIARY
(a development stage company)
CONSOLIDATED BALANCE SHEETS

	December 31, 2006	December 31, 2005
ASSETS
Current Assets:
Cash	$25,847	$14,807
Prepaid expenses	41,104	—
Total current assets	66,951	14,807
Investments held in Trust Fund	56,403,718	—
Deferred offering costs	—	601,413
Deferred acquisition costs	284,878
Total assets	$56,755,547	$616,220

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Accrued expenses	$611,550	$136,052
Derivative liabilities	6,165,250
Notes Payable to Founding Stockholders	—	150,000
Line of Credit from Founding Stockholders	240,300	—
Accrued offering costs	152,713	443,288
Deferred underwriting and other offering costs	2,018,233	—
Total current liabilities	9,188,046	729,340

Common stock subject to possible conversion, 1,436,781 shares at a conversion value of approximately $7.84 per share, including accretion of allocated income of $279,267 (net of $143,865 income taxes)	11,263,172	—

Commitments and Contingencies
STOCKHOLDERS’ EQUITY
Preferred stock — $.0001 par value; 1,000,000 shares authorized; 0 issued and outstanding	—	—
Common stock — $.0001 par value, 25,000,000 shares authorized; 8,750,000 and 1,562,500 issued and outstanding (which includes 1,436,781 shares subject to possible conversion)	875	156
Additional paid-in capital	36,195,054	24,844
Retained earnings (deficit) accumulated during the development stage	108,400	(138,120)
Total stockholders’ equity (deficiency)	36,304,329	(113,120)
Total liabilities and stockholders’ equity (deficiency)	$56,755,547	$616,220

See notes to consolidated financial statements.

ECHO HEALTHCARE ACQUISITION CORP. AND SUBSIDIARY
(a development stage company)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31, 2006	June 10, 2005 (Date of Inception) through December 31, 2005	June 10, 2005 (Date of Inception) through December 31, 2006
Revenue	$—	$—	$—
Operating expenses	(547,675)	(1,000)	(548,675)
Organization costs	0	(137,120)	(137,120)
Operating loss	(547,675)	(138,120)	(685,795)
Loss on derivative liabilities	(366,776)	—	(366,776)
Interest income	2,116,719	—	2,116,719
Income/(loss) before provision for income taxes	1,202,268	(138,120)	1,064,148
Provision for income taxes	(676,481)	0	(676,481)
Net Income/(loss)	$525,787	$(138,120)	$387,667

Weighted average number of shares outstanding — basic	6,551,798	1,562,500

Net income per share — basic	$0.08	$(0.09)

Net Income	525,787

Weighted average shares outstanding	6,551,798
Shares from assumed conversion of warrants	1,057,473
Weighted average number of shares outstanding — diluted	7,609,271
Net income per share — diluted	$0.07
		$(0.09)

See notes to consolidated financial statements.

ECHO HEALTHCARE ACQUISITION CORP. AND SUBSIDIARY
(a development stage company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

	Common Stock
	Shares	Amount	Additional Paid- In Capital	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity (Deficiency)
Balance — June 10, 2005 (date of inception)	—	—	—	—	—

Contributions from Founding Stockholders	1,562,500	$156	$24,844		$25,000

Net loss for the period ended December 31, 2005				$(138,120)	(138,120)

Balance — December 31, 2005	1,562,500	$156	$24,844	$(138,120)	$(113,120)

Sale of 7,187,500 Units, net of underwriter’s discount and offering expenses (includes 1,436,781 shares subject to possible conversion, excludes Derivative Liabilities)	7,187,500	719	52,402,489		52,403,208

Proceeds subject to possible conversion of 1,436,781 shares			(10,983,905)		(10,983,905)

Proceeds from issuance of underwriter’s purchase option			100		100

Reclassification of proceeds allocated to warrants — derivatives liability			(5,798,474)		(5,798,474)

Proceeds from sale of warrants to Founding Stockholders			550,000		550,000

Accretion of trust fund income for the period relating to common stock subject to redemption, net of tax				(279,267)	(279,267)

Net income for the year				525,787	525,787

Balance — December 31, 2006	$8,750,000	$875	$36,195,054	$108,400	$36,304,329

See notes to consolidated financial statements.

ECHO HEALTHCARE ACQUISITION CORP. AND SUBSIDIARY
(a development stage company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	January 1, 2006 through December 31, 2006	June 10, 2005 (Date of Inception) through December 31, 2005	June 10, 2005 (Date of Inception) through December 31, 2006
Cash flows from operating activities:
Net income (loss)	$525,787	$(138,120)	$387,667
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Loss on derivative liabilities	366,776		366,776
Changes in:
Prepaid Expenses	(41,104)		(41,104)
Accrued expenses	190,620	136,052	326,671
Net cash generated by operating activities	1,042,079	(2,068)	1,040,010

Cash flows from investing activities:
Increase in Investments held in Trust Fund	(56,403,718)		(56,403,718)
Net cash used in investing activities	(56,403,718)		(56,403,718)

Cash flows from financing activities:
Proceeds from notes payable to Founding Stockholders	50,000	150,000	200,000
Proceeds from Line of Credit from Founding Stockholders	240,300		240,300
Payments on notes payable to Founding Stockholders	(200,000)		(200,000)
Proceeds from sale of common stock to Founding Stockholders	—	25,000	25,000
Gross proceeds from public offering	57,500,000		57,500,000
Proceeds from issuance of underwriter’s purchase option	100		100
Proceeds from sale of warrants to Founding Stockholders	550,000		550,000
Costs of offering	(2,767,721)	(158,125)	(2,925,845)
Net cash provided by financing activities	55,372,679	16,875	55,389,555

Net increase (decrease) in cash	11,040	14,807	25,847
Cash—beginning of period	14,807	—	—
Cash—end of period	$25,847	$14,807	$25,847
Supplemental schedule of non-cash financing activities
(Payment of accrued) Accrual of deferred offering costs	$(290,575)		$152,713
Accrual of deferred underwriting and other offering costs	$2,018,233	$443,288	$2,018,233
Warrant obligation in connection with sale of units in offering and the warrants underlying the unit purchase option	$5,798,474		$5,798,474
Accrual of deferred acquisition costs	$284,878		$284,878
Income taxes paid	$660,000		$660,000

See notes to consolidated financial statements.

ECHO HEALTHCARE ACQUISITION CORP. AND SUBSIDIARY
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A — ORGANIZATION AND BUSINESS OPERATIONS

Echo Healthcare Acquisition Corp. (the “Company”) was incorporated in Delaware on June 10, 2005. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, or other similar acquisition one or more domestic or international operating businesses in the healthcare industry (“Acquisition”). The Company has neither engaged in any operations nor generated revenue to date. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies. The Company has selected December 31 as its fiscal year end. On September 5, 2006, the Company incorporated a wholly-owned subsidiary, PetDRx Acquisition Corp. (“PetDRx Acquisition Corp.”) for the sole purpose of acquiring XLNT Veterinary Care, Inc., as described in Note G below. As of December 31, 2006, there were no assets and liabilities, and there were no activities for the period from September 5, 2006 through December 31, 2006 for PetDRx Acquisition Corp.

On March 16, 2006, the Company amended and restated its Certificate of Incorporation to reduce the number of authorized shares of common stock from 100,000,000 shares to 25,000,000 shares.

The registration statement for the Company’s initial public offering of Units (as described in Note C) (“Offering”) was declared effective on March 17, 2006. The Company consummated the Offering on March 22, 2006 and received net cash proceeds of approximately $45,447,000, not inclusive of deferred underwriting and other accrued offering costs (see Notes D and H) on the sale of 6,250,000 Units. On March 27, 2006, the underwriters for the Company’s Offering exercised their over-allotment option and purchased 937,500 additional units. The net proceeds from the exercise of the over-allotment option were approximately $6,975,000, after deducting underwriting discounts of $525,000, not including deferred amounts totaling $225,000.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward an Acquisition. Furthermore, there is no assurance that the Company will be able to successfully effect an Acquisition. An amount of $54,947,000, from the net proceeds of the Offering (including the exercise of the over-allotment option) together with the proceeds from the sale of 458,333 warrants at $1.20 per warrant to the founding directors for $550,000 is being held in a trust account (“Trust Fund”) and invested in government securities until the earlier of (i) the consummation of its first Acquisition or (ii) the distribution of the Trust Fund as described below. The remaining net proceeds (not held in the Trust Fund) together with borrowings under the Company’s Working Capital Line of Credit (see Note D) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company, now that it has signed a merger agreement with XLNT Veterinary Care, Inc. (“XLNT”), will submit such transaction for stockholders’ approval. In the event that holders of 20% or more of the shares issued in the Offering vote against the Acquisition and exercise their conversion rights, the Acquisition will not be consummated.

The Company’s initial stockholders (the “Founding Stockholders”) have agreed to vote their 1,562,500 shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to an Acquisition. After consummation of an Acquisition, these voting safeguards will no longer be applicable.

With respect to an Acquisition that is approved and consummated, any Public Stockholder who voted against such Acquisition may demand that the Company convert its shares into a pro rata share of the Trust Fund. The per share conversion price will equal the amount in the Trust Fund, calculated as of two business days prior to the consummation of the proposed Acquisition, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding up to 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of an Acquisition. Such Public Stockholders are entitled to receive their per share interest in the Trust Fund computed without regard to the shares held by the Founding Stockholders. Accordingly, a portion of the net proceeds from

ECHO HEALTHCARE ACQUISITION CORP. AND SUBSIDIARY
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

ECHO HEALTHCARE ACQUISITION CORP. AND SUBSIDIARY (a development stage company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTSECHO HEALTHCARE ACQUISITION CORP. AND SUBSIDIARY (a development stage company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)NOTE A — ORGANIZATION AND BUSINESS OPERATIONS (Continued)

the Offering and the interest earned thereon (19.99% of the amount held in the Trust Fund) has been classified as common stock subject to possible conversion in the accompanying December 31, 2006 balance sheet. The Company is permitted to seek disbursements of amounts held in the Trust for related tax obligations.

In the event that the Company does not consummate an Acquisition within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering if certain extension criteria have been satisfied (the “Acquisition Period”), the proceeds held in the Trust Fund will be distributed to the Company’s Public Stockholders. In the event of such distribution, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the warrants (“Warrants”) contained in the Units offered in the Offering discussed in Note C).

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1] Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

[2] Deferred offering costs:

Deferred offering costs at December 31, 2005 consist principally of legal and underwriting fees incurred through the balance sheet date that are related to the Offering.

[3] Accrued offering costs:

Accrued offering costs consist of legal, accounting and miscellaneous fees incurred through December 31, 2006 and December 31, 2005 that were related to the Offering and were charged to stockholders’ equity upon completion of the Offering.

[4] Income taxes:

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company recorded a deferred income tax asset for the tax effect of start-up costs and temporary differences, aggregating approximately $37,000 at December 31, 2005. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company recorded a full valuation allowance at December 31, 2005.

In late March 2006, the net proceeds from the Offering were invested in a taxable U.S. government portfolio. Since the interest generated from the portfolio is fully taxable at the federal level, the Company determined no valuation allowance was necessary as of December 31, 2006.

[5] Accrued expenses:

Accrued expenses are primarily composed of legal fees $521,000 and printing expenses of $17,000.

ECHO HEALTHCARE ACQUISITION CORP. AND SUBSIDIARY
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

[6] Deferred underwriting and other offering costs:

Deferred underwriting and other offering costs consist of deferred underwriting fees (see Note C), legal and printing fees (see Note H) incurred through December 31, 2006 that were related to the Offering and were charged to stockholders’ equity upon completion of the Offering.

[7] Income/(Loss) per common share:

Income/(Loss) per share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding for the period. The per share effects of potential common shares such as warrants, aggregating 6,998,954 shares, have been included in the period from March 22, 2006 through December 31, 2006. Potential common shares in connection with the underwriters’ purchase option (see Note C) aggregating 625,000 have not been included because the effect would be antidilutive. The effect of loss on derivative liabilities attributed to warrants was not included in the calculation of adjusted net income for diluted earnings because the effect is antidilutive. Shares held in escrow that are subject to performance conditions are not considered outstanding for purposes of per share calculations (see Note C).

The following table presents pro forma income per share attributable to common stockholders subject to possible conversion and not subject to possible conversion:

Year ended December 31, 2006
Net income	$525,787
Interest income attributable to common stock subject to possible conversion	(279,267)
Pro forma net income attributable to common stockholders not subject to possible conversion	$246,520
Pro forma weighted average number of shares outstanding, excluding shares subject to possible conversion — basic	5,432,495
Pro forma net income per share, excluding shares subject to possible conversion — basic	$0.05
Net income	$525,787
Interest income attributable to common stock subject to possible conversion	(279,267)
Loss on derivative liabilities attributed to warrants*	—
Pro forma net income attributable to common stockholders not subject to possible conversion less gain on derivative liabilities attributed to warrants	$246,520
Pro forma weighted average number of shares outstanding excluding shares subject to possible conversion — basic	5,432,520
Shares from assumed conversion on warrants	1,057,473
Pro forma weighted average number of shares outstanding, excluding shares subject to possible conversion — diluted	6,489,968
Pro forma net income per share, excluding shares subject to possible conversion — diluted	$0.04

*	Not included in calculation as results are anti-dilutive

[8] New Accounting Pronouncements:

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), which

ECHO HEALTHCARE ACQUISITION CORP. AND SUBSIDIARY
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We do not expect the adoption of FIN 48 to have a material impact on our financial reporting, and we are currently evaluating the impact, if any, the adoption of FIN 48 will have on our disclosure requirements.

In February 2007, FASB issued Financial Accounting Standard No. 159 (“FAS 159”). The fair value option established by FAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. We will be required to adopt FAS 159 in our fiscal year beginning January 1, 2008. We are currently evaluating the impact, if any, the adoption of FAS 159 will have on our financial statements.

The Company does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

[9] Accounting for Warrants and Derivative Instruments

On March 22, 2006, the Company sold 6,250,000 Units in the Offering. On March 27, 2006, the underwriters for the initial public offering exercised their over-allotment option and purchased an additional 937,500 Units. Each Unit consists of one share of the Company’s common stock and one warrant (“Warrant”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing on the later of (a) March 17, 2007 or (b) the completion of an Acquisition. The Warrants will expire March 17, 2010. The Warrants will be redeemable, at the Company’s option at a price of $.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.

The Company sold to Morgan Joseph & Co. Inc. and Roth Capital Partners, LLC, the underwriters, an option, for $100, to purchase up to a total of 312,500 Units at $10.00 per Unit.

Statement of Financial Accounting Standard (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, requires all derivatives to be recorded on the balance sheet at fair value. Furthermore, paragraph 11(a) of SFAS No. 133 precludes contracts issued or held by a reporting entity that are both (1) indexed to its own stock and (2) classified as stockholders’ equity in its statement of financial position from being treated as derivative instruments. If the freestanding financial instrument is indexed to the issuer’s own stock, the provisions of Emerging Issues Task Force (the “Task Force”) EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”), must be applied to determine whether it should be classified as an asset/liability instrument or as an equity instrument. A contract designated as an equity instrument must be included within equity, and no fair value adjustments are required from period to period. Under the provisions of EITF 00-19, a contract designated as an asset or a liability must be carried at fair value on a company’s balance sheet, with any changes in fair value recorded in the company’s results of operations. Under EITF Issue No. 00-19, if an equity-related financial instrument (1) acquires physical or net-share settlement by delivery of registered shares and does not specify any circumstances under which net-cash settlement would be permitted or required and (2) the contract does not specify how the contract would be settled in the event the issuer is unable to deliver registered shares, then net-cash settlement is assumed and asset or liability classification is required. While the Warrants to purchase the 7,500,000 shares are indexed to the Company’s common stock, the fact that the shares underlying the Warrants are registered and the Company must maintain an effective registration statement, requires the Company to classify these instruments as a liability in accordance with EITF 00-19, since net cash settlement is assumed if the Company is unable to deliver registered shares. In accordance

ECHO HEALTHCARE ACQUISITION CORP. AND SUBSIDIARY
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

with EITF 00-19, the 7,187,500 Warrants issued as part of the Units sold in the Offering and the Warrants issued with the underwriters purchase option to purchase 312,500 shares are separately accounted for as liabilities. The fair value of these Warrants is shown on the Company’s balance sheets and the unrealized changes in the values of these derivatives are shown on the Company’s statements of operations as “Gain (loss) on derivative liabilities.” The fair value of the Warrants, which amounted to $5,798,474 at the issue date was estimated based on the market price of the Units. To the extent that the market price increases or decreases, the Company’s derivative liabilities will also increase or decrease, including the effect on the Company’s statement of operations.

The founding director warrants to purchase 458,333 shares of common stock are considered equity instruments, as all criteria to be accounted for as an equity instrument have been fulfilled.

The Company performed a valuation of the option to purchase 312,500 units, and then allocated its fair value to its two components, the underlying 312,500 shares and the embedded Warrants to purchase additional 312,500 shares. The fair value at inception was calculated to be $484,742, or $1.55 per unit, of which $436,268 was allocated to the 312,500 shares included in the Units and $48,474 was allocated to the Warrants to purchase an additional 312,500 shares, according to their respective fair values.

The pricing model the Company uses for determining fair values of the purchase option is the Black-Scholes Pricing Model. Valuations derived from this model are subject to ongoing internal and external verification and review. The model uses market-sourced inputs such as interest rates, market prices and volatilities. Selection of these inputs involves management’s judgment and may impact net income.

In particular, the Company uses volatility rates based upon a sample of comparable companies in its industry, special purpose acquisition corporations. At the time a company to be acquired has been identified and agreements to acquire are in place, the volatility rates will be based on comparable companies to the acquired company. The Company uses a risk-free interest rate, which is the rate on U.S. Treasury instruments, for a security with a maturity that approximates the estimated remaining contractual life of the derivative. The volatility factor used in the Black-Scholes Pricing Model has a significant effect on the resulting valuation of the derivative liabilities on the Company’s balance sheet. The volatility for the calculation of the embedded derivatives was approximated at 0.27. The volatility calculation of 27% is based on the four-year volatility of a subgroup of the Russell 2000 Healthcare Index. This volatility rate will likely change in the future. The Company uses the closing market price of the Company’s common stock at the end of each reporting period when a derivative is valued at fair value. The Company’s stock price will also change in the future. To the extent that the Company’s stock price increases or decreases, the Company’s derivative liabilities will also increase or decrease, absent any change in volatility rates and risk-free interest rates.

NOTE C — INITIAL PUBLIC OFFERING

On March 22, 2006, the Company sold 6,250,000 units (“Units”) in the Offering. On March 27, 2006, the underwriters for our initial public offering exercised their over-allotment option and purchased an additional 937,500 Units. Each Unit consists of one share of the Company’s common stock and one Warrant. Accordingly, 7,187,500 Warrants are outstanding at December 31, 2006. Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing on the later of (a) March 17, 2007 or (b) the completion of an Acquisition. The Warrants will expire March 17, 2010. The Warrants will be redeemable, at the Company’s option at a price of $.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.

The Company sold to Morgan Joseph & Co. Inc. and Roth Capital Partners, LLC, the underwriters, an option, for $100, to purchase up to a total of 312,500 units at $10.00 per Unit. The sale of the option has been accounted for as a cost attributable to the Offering. Accordingly, there is no net impact on the Company’s financial position

ECHO HEALTHCARE ACQUISITION CORP. AND SUBSIDIARY
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE C — INITIAL PUBLIC OFFERING (Continued)

or results of operations, except for recording of the $100 proceeds from the sale and the underlying warrants included in the unit purchase option. The option has been valued at the date of issuance at $484,742, based upon a Black-Scholes model, using an expected life of four years, volatility of 27% and a risk-free interest rate of 4.35%. The volatility calculation of 27% is based on the four-year volatility of a subgroup of the Russell 2000 Healthcare Index, which consisted of the twenty-five smallest constituent companies measured by overall market capitalization. Because the Company does not have a trading history, the Company needed to estimate the potential volatility of its Units, which will depend on a number of factors which cannot be ascertained at this time. The Company referred to this subgroup of the four-year volatility of the Russell 2000 Healthcare Index because its management believes that the volatility of these constituent companies is a reasonable benchmark to use in estimating the expected volatility for the Company’s Units. Although an expected life of four years was taken into account for purposes of assigning a fair value to the option, if the Company does not consummate an Acquisition within the prescribed time period and liquidates, the option would become worthless.

The Units issuable upon exercise of this option are identical to the Units in the Offering. The option is exercisable commencing on the later of the consummation of a business combination or one year from March 17, 2006, and expires five years from the date of issuance. The option and the 312,500 units, the 312,500 shares of common stock and the 312,500 Warrants underlying such units, and the 312,500 shares of common stock underlying such Warrants, are subject to a 180-day lock-up. The underwriters will not sell, transfer, assign, pledge, or hypothecate this option or the securities underlying this option, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of this option or the underlying securities for a period of 180 days from the date of the Offering. However, the option may be transferred to any underwriter and selected dealer participating in the Offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered, the option grants holders demand and “piggy back” registration rights for periods of five and seven years, respectively, from March 17, 2006. These rights apply to all of the securities directly and indirectly issuable upon exercise of the option. The exercise price and number of Units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option exercise price or underlying Units will not be adjusted for issuances of common stock at a price below the option exercise price. The option may be exercised for cash, or on a “cashless” basis, at the holder’s option, such that the holder may receive a net amount of shares equal to the appreciated value of the option (the difference between the exercise prices of the option and the underlying Warrants, and the market price of the underlying securities). The Company must maintain the effectiveness of the registration of the shares underlying the underwriters’ purchase option. The agreement does not provide for specific liquidated damages.

Certain Founding Stockholders purchased an aggregate of 458,333 warrants concurrently with the closing of the Offering at a price of $1.20 per warrant directly from the Company. They have agreed that these warrants purchased by them will not be sold or transferred until completion of an Acquisition. In exchange for agreeing to purchase such warrants, these Founding Stockholders were sold an aggregate of 171,662 shares of previously issued Common Stock from other Founding Stockholders in a private transaction for a purchase price equal to the initial price paid by selling Founding Stockholders. The transaction is accounted for as an equity transaction and had no effect on the financial position or operations of the Company.

The Company agreed to pay the Underwriters of the Offering fees equal to 7.0% of the gross proceeds, of which the Underwriters have agreed to defer 3.0% of their fees (totaling $1,725,000) until consummation of an Acquisition. The Company will pay the deferred fees upon an Acquisition out of the proceeds of the Offering held in trust. If there is no Acquisition, these Fees will not be paid.

Upon consummation of the Offering, all shares of common stock owned by the Founding Stockholders were placed into an escrow account maintained by Corporate Stock Transfer, Inc., acting as escrow agent. These shares will be released from escrow in two equal increments:

ECHO HEALTHCARE ACQUISITION CORP. AND SUBSIDIARY
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE C — INITIAL PUBLIC OFFERING (Continued)

•	781,250 shares on the expiration of three years from March 17, 2006; and

•	781,250 shares upon the completion of an Acquisition and the last sale price of the Company’s common stock thereafter equals or exceeds $11.50 per share for any 20 trading days within any 30 trading day period beginning after the Company completes its initial Acquisition.

The foregoing restrictions are subject to certain limited exceptions such as transfers to family members and trusts for estate planning purposes, upon death of an escrow depositor, transfers to an estate or beneficiaries, or other specified transfers. Even if transferred under these circumstances, the shares will remain in the escrow account. The shares are releasable from escrow prior to the above dates only if following the initial Acquisition, the Company consummates a transaction in which all of the stockholders of the combined entity have the right to exchange their shares of common stock for cash, securities or other property. If the price of the Company’s common stock fails to reach the trigger price for the required number of trading days described above, the 781,250 shares subject to this condition will remain in escrow until a transaction is consummated in which all stockholders of the combined entity have the right to exchange their common stock for cash, securities or other property, or until the Company ceases operations.

The shares placed in escrow subject to performance and market conditions as defined in the agreement, the attainment of which can not be assured, are considered contingent shares. As a result, these shares are not included in the income (loss) per common share calculations. The agreement provides that the shares are to be released to the initial stockholders (all of whom are officers and/or directors or are a related party to an officer and director) upon meeting certain performance and market conditions. Accordingly, the Company may be required to recognize a charge based on the fair value of the shares at the time the shares are released from the escrow. (The amount of such charge could be equal to the number of shares times the market value at such date. Based on the target price of $11.50, such charge would be approximately $8,984,000.)

NOTE D — NOTES PAYABLE TO AND LINE OF CREDIT FROM FOUNDING STOCKHOLDERS

The Company had issued notes totaling $200,000 to certain of its Founding Stockholders. The notes were satisfied on March 22, 2006.

Certain of the Company’s Founding Stockholders have entered into a limited recourse revolving line of credit agreement (the “Working Capital Line of Credit”), pursuant to which the Company may have up to $750,000 of borrowings outstanding at any time. Amounts outstanding under the Working Capital Line of Credit will bear interest at a rate equal to the rate of interest earned on the net proceeds of the offering held in the Trust Fund. During the year ended December 31, 2006, this interest rate has ranged from approximately 4.5% to approximately 5.1%. No interest shall be payable until the principal of the loan becomes payable. The loans under the Working Capital Line of Credit shall be payable only upon the consummation of the initial Acquisition or upon certain events of default. If the Company does not consummate the initial Acquisition within two years following the completion of the offering, the loans under the limited recourse revolving line of credit agreement shall terminate and the payees shall have no right to repayment thereunder. At December 31, 2006, $240,300 had been advanced under this Working Capital Line of Credit. The Company has incurred interest of $5,401 through December 31, 2006, which is included in accrued expenses. The amounts borrowed under the Working Capital Line of Credit incur interest at the same rate of interest earned on the funds held in the Company’s trust account.

NOTE E — RELATED PARTY TRANSACTION

The Company has agreed to pay a Founding Stockholder an administrative fee of $7,500 per month, $5,500 of which shall be deferred until the completion of the initial Acquisition, for office space and general and administrative services from March 22, 2006 through the effective date of the initial Acquisition. If there is no Acquisition, the deferred fees will not be paid. During the year ended December 31, 2006, $50,919 had been

ECHO HEALTHCARE ACQUISITION CORP. AND SUBSIDIARY
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE E — RELATED PARTY TRANSACTION (Continued)

recorded as expense. At December 31, 2006, the Company had a liability of $52,919, which is included in accrued expenses. The amounts borrowed under our working capital line of credit accrue interest at the same rate of interest earned on our funds held in trust.

NOTE F — OFFICERS AND DIRECTORS

The Company’s officers and directors have agreed with Morgan Joseph & Co. Inc. and Roth Capital Partners, LLC, that during the first 40 trading day period beginning the later of the date the separate trading of the common stock and the Warrants has commenced or 60 days after the end of the “restricted period,” they or certain of their affiliates or designees collectively will purchase up to $300,000 of Warrants in the public marketplace at prices not to exceed $1.20 per Warrant. They have further agreed that any Warrants purchased by them or their affiliates or designees will not be sold or transferred until the completion of an Acquisition. The Company’s officers and directors, in accordance with their agreement with Morgan Joseph & Co. Inc., have purchased the Warrants during the aforementioned 40 trading day period during the months of June and July 2006 and collectively hold 173,848 Warrants as a result of such purchases.

NOTE G — PROPOSED ACQUISITION

On September 11, 2006, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Pet DRx Acquisition Company (“Merger Sub”), a newly formed, wholly-owned subsidiary of the Company, and XLNT, pursuant to which Merger Sub will merge with and into XLNT (the “Merger”), with XLNT continuing as the surviving entity. Because the Company will have no other operating business following the Merger, XLNT will effectively become a public company at the conclusion of the Merger. XLNT is headquartered in San Jose, California and operates veterinary care clinics and hospitals in the State of California. On February 16, 2007, the Company, Merger Sub and XLNT entered into an Amended and Restated Merger Agreement(“Amended and Restated Merger Agreement”) (See Note J — Subsequent Event).

The Chief Executive Officer and the President of the Company own shares and warrants of XLNT. In addition, XLNT pays a monthly fee of $25,000 in connection with a consulting agreement which commenced on September 1, 2007, to an entity of which the Chief Financial Officer of the Company is the president.

Echo has agreed to register the shares of the Company’s common stock representing the Aggregate Merger Consideration on a registration statement on Form S-4.

NOTE H — COMMITMENTS AND OTHER MATTERS

On January 29, 2006, Powell Goldstein LLP agreed to defer its legal fees related to the Offering totaling $200,000 until the completion of the initial Acquisition or the liquidation of the Company, in which case the deferred fees would not be payable out of the net proceeds of the offering held in trust. These fees constitute a cost of the offering and an obligation of the Company. If there is no Acquisition, this obligation will not be paid.

On January 29, 2006, Tri-State Financial, which provided financial printing services in connection with the Offering, agreed to defer payment of 20% its printing fees until the completion of the initial Acquisition or the liquidation of the Company, in which case the deferred fees would not be payable out of the net proceeds of the offering held in trust. These fees, totaling $93,233, constitute a cost of the offering and an obligation of the Company. If there is no Acquisition, this obligation will not be paid.

ECHO HEALTHCARE ACQUISITION CORP. AND SUBSIDIARY
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE I — DEFERRED ACQUISTION COSTS

As of December 31, 2006, the Company has accumulated $284,878 in deferred costs related to the proposed acquisition of XLNT. These costs will be capitalized contingent upon the completion of the Merger following the required approval by the Company’s stockholders and the fulfillment of certain other conditions. If the Acquisition is not completed, these costs will be recorded as expense. Deferred acquisition costs are comprised of legal services provided by Powell Goldstein.

NOTE J — SUBSEQUENT EVENT

On February 16, 2007, the Company, Merger Sub and XLNT entered into the Amended and Restated Merger Agreement, which included the following modifications (capitalized terms used but not defined in this report have the meanings given to them in the Amended and Restated Merger Agreement):

•	The formula for the aggregate merger consideration (“Aggregate Merger Consideration”) payable in the merger will include revenues attributable to hospitals or clinics that are acquired by XLNT on or before March 31, 2007.

•	Aggregate Merger Consideration shall be a number of shares of the Company’s common stock equal to the quotient obtained by dividing (1) the sum of (A) two times the lesser of (x) the consolidated gross revenues of XLNT for the year ended December 31, 2006, including the revenues for the year ended December 31, 2006 attributable to hospitals or clinics that are acquired by XLNT prior to the Closing Date (each an “Acquisition Candidate”), and (y) $60.0 million, but in no event less than $57.5 million (“Baseline Revenues”), and (B) the excess over $60.0 million of XLNT’s Baseline Revenues (“Incremental Revenues”), multiplied by 1.15 (the sum of Baseline Revenues and Incremental Revenues being hereinafter referred to as the “Adjusted Baseline Revenues”), plus (C) in the event the threshold requirements for the Management Performance Bonus Pool are met (as described below), an amount equal to (the “Operational Improvement Amount”) the excess of the consolidated gross revenues of XLNT for the annualized period beginning on January 1, 2007 and ending on the last day of the fiscal quarter (based on the 2007 calendar year) immediately preceding the Closing Date, determined on a pro forma basis to include the revenues for such period attributable to the Completed Acquisitions, over 105% of the Adjusted Baseline Revenues multiplied by (i) 1.15 in the event XLNT’s 2007 Consolidated EBITDA margin for the period beginning on January 1, 2007 and ending on the last day of the fiscal quarter (based on the calendar year) immediately preceding the Closing Date (the “2007 Year-To-Date EBITDA Margin”) has increased by at least 100 basis points over the greater of (x) XLNT’s 2006 adjusted EBITDA margin for the trailing twelve month period ended December 31, 2006, determined on a pro forma basis to include the revenues for such period attributable to the Completed Acquisitions, and (y) 16.2% (the “2006 Pro Forma EBITDA Margin”) or (ii) 1.33 in the event that XLNT’s 2007 Year-To-Date EBITDA Margin has increased by at least 250 basis points over XLNT’s 2006 Pro Forma EBITDA Margin plus (D) the Net Cash Amount; by (2) the product of (a) the amount of cash in the Company’s trust fund at the Closing (after deducting accrued and unpaid expenses other than in connection with obtaining a fairness opinion from a nationally recognized financial advisor and the conversion by the Company’s public stockholders voting against the Merger of up to 19.9% of the Company’s shares of common stock issued in the Offering into a pro rata share of the funds held in the Company’s trust fund established in connection with the Offering) divided by the number of shares of the Company’s common stock then issued and outstanding (excluding therefrom any shares of the Company’s common stock issuable upon the exercise or exchange of other Company securities which by their terms are convertible into or exercisable or exchangeable for the Company’s common stock) multiplied by (b) 1.25. However, the product determined in (2) above shall not exceed $7.20 (as adjusted for events set forth in the merger agreement).

•	The exchange ratio pursuant to which shares of XLNT common stock will be exchanged for shares of Echo common stock will be equal to the quotient of (x) the Aggregate Merger Consideration, divided by the sum of (y) (i) the total number of outstanding shares of XLNT common stock (assuming that all shares of XLNT’s

ECHO HEALTHCARE ACQUISITION CORP. AND SUBSIDIARY
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE J — SUBSEQUENT EVENT (Continued)

convertible preferred stock are converted into common stock prior to the closing) plus (ii) the number of shares of XLNT common stock issuable upon exercise of all vested and unvested options and warrants, determined using the treasury method of accounting.

•	The parties will calculate the final working capital and net cash amount within 30 days following the closing of the Merger. If the final working capital is positive, then the Company shall issue to the exchange agent such number of additional shares of the Company’s common stock as is equal to the quotient determined by dividing the net cash amount (which shall not exceed the amount by which XLNT’s final working capital is positive and shall be reduced dollar-for-dollar by the amount of cash in the Company’s trust fund in excess of $52.0 million (after payment of all transaction expenses, amounts payable to the Company stockholders requesting redemption and deferred Offering expenses)) by the Company’s common stock per share issue price. In addition, if the requirements for the Management Performance Bonus Pool are met, the Company shall issue to the exchange agent such number of additional shares of the Company’s common stock as is equal to the quotient determined by dividing the Operational Improvement Amount by the Company’s common stock per share issue price. If any additional amounts are determined to be owing following the delivery of a notice of disagreement in accordance with the Amended and Restated Merger Agreement, then certificates for the additional shares of the Company’s common stock (or any cash in lieu of fractional shares) shall be deposited with the exchange agent within 30 days of such determination. In each case discussed above, the number of shares of the Company’s common stock to be delivered to the exchange agent shall be reduced by the number of shares of the Company’s common stock required by the terms of the Amended and Restated Merger Agreement to be delivered to the escrow agent, for distribution by the exchange agent to XLNT’s stockholders in an amount equal to each such stockholder’s pro rata interest in such amount following the 18 month anniversary of the closing of the subject transaction.

•	XLNT will be permitted to incur up to $15 million in principal amount of indebtedness that carries an interest rate not to exceed thirteen percent (13%).

•	The expiration date of the merger agreement has been extended until March 21, 2008.

•	The companies agreed to delete the covenant in the merger agreement that restricted XLNT to 19,500,000 shares of common stock outstanding.

•	Between the date of signing of the Amended and Restated Merger Agreement and March 31, 2007, XLNT shall not enter into any definitive acquisition agreement with a hospital or clinic it seeks to acquire (each, an “Acquisition Candidate”) unless such definitive acquisition agreement includes a termination right exercisable by the XLNT if XLNT and the Company determine that such Acquisition Candidate will not be able to provide its audited financial statements that will be required by the Company’s Form S-4 (“Significant Acquisition Audits”) on or before May 10, 2007.

•	Between the date of signing of the Amended and Restated Merger Agreement and March 31, 2007, XLNT shall only consummate an acquisition with an Acquisition Candidate if XLNT and the Company determine that such Acquisition Candidate will be able to provide its audited financial statements that constitute Significant Acquisition Audits on or before May 10, 2007.

•	Subsequent to March 31, 2007, XLNT will not enter into any term sheet, letter of intent, definitive acquisition agreement or similar agreements with an Acquisition Candidate or consummate any acquisition with an Acquisition Candidate if the result of taking such action would be to require that any financial information, including, without limitation, any financial statements (whether or not audited), relating to such Acquisition Candidate be included in the proxy statement/prospectus to be filed by the Company or that any of the financial information or then existing disclosure contained or to be contained in the proxy statement/prospectus would be required by applicable requirements of the Securities and Exchange Commission

ECHO HEALTHCARE ACQUISITION CORP. AND SUBSIDIARY
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE J — SUBSEQUENT EVENT (Continued)

(“SEC”) to be amended in any manner to include information and/or disclosure regarding such Acquisition Candidate.
•	XLNT will provide to the Company XLNT’s historical audits on or before March 31, 2007. XLNT will provide to the Company any other audited financial statements that may be required by the SEC due to any acquisitions of Acquisition Candidates completed subsequent to December 31, 2006 that either individually or in the aggregate meet any significance tests then prescribed by the SEC for determining financial statement disclosure requirements relevant to the Company’s proxy statement/prospectus (“Significant Acquisition Audits”) on or before May 10, 2007. For purposes of the Amended and Restated Merger Agreement, XLNT’s historical audits and the Significant Acquisition Audits are referred to collectively as the “Audited Financial Statements.” In addition, XLNT will provide the Company with XLNT’s unaudited interim financial statements for the quarter ended March 31, 2007 on or before May 10, 2007.

On the closing date of the Merger, in the event XLNT shall have complied with certain obligations set forth in the Amended and Restated Merger Agreement relating to the convening of the XLNT stockholder meeting and the delivery by XLNT of the financial statements required for inclusion in the Company’s proxy statement/prospectus, certain members of XLNT’s management team and consultants as designated by the Compensation Committee of XLNT’s board of directors and approved by the Company shall be eligible to participate in a management performance bonus pool (“Management Performance Bonus Pool”) with maximum awards not to exceed $1.0 million in the aggregate. The maximum aggregate awards shall be (i) $500,000 in the event XLNT’s 2007 Year-To-Date EBITDA Margin has increased by at least 100 basis points over XLNT’s 2006 Pro Forma EBITDA Margin or (ii) $1.0 million in the event that XLNT’s 2007 Year-To-Date EBITDA Margin has increased by at least 250 basis points over XLNT’s 2006 Pro Forma EBITDA Margin.

ECHO HEALTHCARE ACQUISITION CORP.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2007 (Unaudited)	December 31, 2006
ASSETS
Current Assets:
Cash	$29,020	$25,847
Prepaid expenses	12,771	41,104
Total current assets	41,791	66,951
Investments held in Trust Fund	57,615,030	56,403,718
Deferred acquisition costs	379,527	284,878
Total assets	$58,036,348	$56,755,547
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$1,263,056	$611,550
Derivative liabilities	—	6,165,250
Line of Credit from Founding Stockholders	443,100	240,300
Accrued offering costs	152,713	152,713
Deferred underwriting and other offering costs	2,018,233	2,018,233
Total liabilities	3,877,102	9,188,046
Common stock subject to possible conversion, 1,436,781 shares at a conversion values of approximately $7.97 and $7.84 per share, respectively, including accretion of allocated income of $466,127 and $279,267, respectively, (net of $240,126 and $143,865 income taxes, respectively)	11,450,032	11,263,172
Commitments and Contingencies
STOCKHOLDERS’ EQUITY
Preferred stock — $.0001 par value; 1,000,000 shares authorized; 0 issued and outstanding	—	—
Common stock — $.0001 par value, 25,000,000 shares authorized; 8,750,000 issued and outstanding (which includes 1,436,781 shares subject to possible conversion)	875	875
Additional paid-in capital	42,850,452	36,195,054
(Deficit)/Earnings accumulated during the development stage	(142,113)	108,400
Total stockholders’ equity	42,709,214	36,304,329
Total liabilities and stockholders’ equity	$58,036,348	$56,755,547

See notes to consolidated financial statements.

ECHO HEALTHCARE ACQUISITION CORP.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Six Months ended June 30, 2007	Six Months ended June 30, 2006	Three Months ended June 30, 2007	Three Months ended June 30, 2006	June 10, 2005 (Date of Inception) through June 30, 2007
Revenue	$—	$—	$—	$—	$—
Operating expenses	(488,751)	(154,075)	(292,975)	(127,604)	(1,037,426)
Organization costs	—	—	—	—	(137,120)
Operating loss	(488,751)	(154,075)	(292,975)	(127,604)	(1,174,546)
Gain/(Loss) on derivative liabilities	(490,148)	215,625	0	399,862	(856,924)
Interest income	1,416,312	703,806	714,968	642,108	3,533,030
Income before provision for income taxes	437,413	765,356	421,993	914,366	1,501,560
Provision for income taxes	(501,066)	(139,948)	(243,089)	(139,948)	(1,177,546)
Net (loss)/ income	$(63,653)	$625,408	$178,904	$774,418	$324,014

Weighted average number of shares outstanding — basic	7,968,750	5,111,360	7,968,750	7,968,750

Net (Loss)/Income per share — basic	$(0.01)	$0.10	$0.02	$0.10
Net Income		$625,408	$178,904	$774,418
Gain on derivative liabilities attributed to warrants		(215,625)	—	(399,862)
Adjusted net income — for diluted earnings		409,873	178,904	374,556
Weighted average shares outstanding		5,111,360	7,968,750	7,968,750
Shares from assumed conversion of warrants		692,232	1,724,781	1,275,232
Weighted average number of shares outstanding — diluted		5,803,592	9,693,531	9,243,982
Net income per share — diluted		$0.07	$0.02	$0.04

See notes to consolidated financial statements.

ECHO HEALTHCARE ACQUISITION CORP.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity (Capital Deficit)

Balance — June 10, 2005 (date of inception)	—	—	—	—	—
Contributions from Founding Stockholders	1,562,500	$156	$24,844		$25,000
Net loss for the period ended December 31, 2005				$(138,120)	(138,120)
Balance — December 31, 2005	1,562,500	$156	$24,844	$(138,120)	$(113,120)
Sale of 7,187,500 Units, net of underwriter’s discount and offering expenses (includes 1,436,781 shares subject to possible conversion, excludes Derivative Liabilities)	7,187,500	719	52,402,489		52,403,208
Proceeds subject to possible conversion of 1,436,781 shares			(10,983,905)		(10,983,905)
Proceeds from issuance of underwriter’s purchase option			100		100
Reclassification of proceeds allocated to warrants — derivatives liability			(5,798,474)		(5,798,474)
Proceeds from sale of warrants to Founding Stockholders			550,000		550,000
Accretion of trust fund income for the period relating to common stock subject to redemption, net of tax				(279,267)	(279,267)
Net income for the year				525,787	525,787
Balance — December 31, 2006	8,750,000	$875	$36,195,054	$108,400	$36,304,329
Accretion of trust fund income for the period relating to common stock subject to redemption, net of tax				(186,860)	(186,860)
Reclassification of proceeds allocated to warrants — derivatives liability upon adoption of Warrant Clarification Agreement			6,655,398		6,655,398
Net loss for the period				(63,653)	(63,653)
Balance — June 30, 2007 (unaudited)	8,750,000	$875	$42,850,452	$(142,113)	$42,709,214

See notes to consolidated financial statements.

ECHO HEALTHCARE ACQUISITION CORP.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	January 1, 2007 through June 30, 2007	January 1, 2006 through June 30, 2006	June 10, 2005 (Date of Inception) through June 30, 2007
Cash flows from operating activities:
Net (loss)/income	$(63,653)	$625,408	$324,014
Adjustments to reconcile net income (loss) to net cash used by operating activities:
(Loss)/Gain on derivative liabilities	490,148	(215,625)	856,924
Changes in:
Prepaid expenses	28,333	(69,438)	(12,771)
Accrued expenses	556,857	83,497	883,528
Net cash provided by operating activities	1,011,685	423,842	2,051,695
Cash flows from investing activities:
Increase in Investments held in Trust Fund	(1,211,312)	(55,650,806)	(57,615,030)
Net cash used in investing activities	(1,211,312)	(55,650,806)	(57,615,030)
Cash flows from financing activities:
Proceeds from notes payable to Founding Stockholders	—	50,000	200,000
Proceeds from Line of Credit from Founding Stockholders	202,800	105,700	443,100
Payments on notes payable to Founding Stockholders	—	(200,000)	(200,000)
Proceeds from sale of common stock to Founding Stockholders	—	—	25,000
Gross proceeds from public offering	—	57,500,000	57,500,000
Proceeds from issuance of underwriter’s purchase option	—	100	100
Proceeds from sale of warrants to Founding Stockholders	—	550,000	550,000
Costs of offering	—	(2,767,721)	(2,925,845)
Net cash provided by financing activities	202,800	55,238,079	55,592,355
Net increase in cash	3,173	11,115	29,020
Cash — beginning of period	25,847	14,807	—
Cash — end of period	$29,020	$25,922	$29,020
Supplemental disclosure of cash paid for:
Income taxes paid	$205,000	—	$865,000
Supplemental schedule of non-cash financing activities
(Payment of accrued) Accrual of deferred offering costs	—	$(290,575)	$152,713
Accrual of deferred underwriting and other offering costs	$—	$2,018,233	$2,018,233
Accrual of deferred acquisition costs	$94,649	—	$379,527
Warrant obligation in connection with sale of units in offering	$—	$5,798,474	—
Reclassification of warrants liability to equity	$6,655,398	—	$6,655,398

See notes to consolidated financial statements.

ECHO HEALTHCARE ACQUISITION CORP. AND SUBSIDIARY
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A — BASIS OF PRESENTATION

The financial statements of Echo Healthcare Acquisition Corp. (the “Company” or “Echo”) as of June 30, 2007 and for the periods ended June 30, 2007 and 2006 are unaudited. In the opinion of management, all adjustments (constituting normal accruals) have been made that are necessary to present fairly the financial position of the Company as of June 30, 2007 and the results of its operations and its cash flows for the periods ended June 30, 2007 and 2006. Operating results for the interim period presented are not necessarily indicative of the results expected for a full year. These unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and related notes included in the Company’s Annual Report on Form 10-K filed on April 2, 2007.

The statements and related notes have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations.

NOTE B — ORGANIZATION AND BUSINESS OPERATIONS

The Company was incorporated in Delaware on June 10, 2005. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, or other similar acquisition one or more domestic or international operating businesses in the healthcare industry (“Acquisition”). The Company has neither engaged in any operations nor generated revenue to date. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies. The Company has selected December 31 as its fiscal year end. On September 5, 2006, the Company incorporated a wholly-owned subsidiary, PetDRx Acquisition Corp. (“PetDRx Acquisition Corp.”) for the sole purpose of acquiring XLNT Veterinary Care, Inc. As of June 30, 2007, there were no assets and liabilities and no activity for PetDRx Acquisition Corp.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company will face a mandatory liquidation if a business combination is not consummated by March 21, 2008, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE C — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1]Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

[2]Income/(Loss) per common share:

Income/(Loss) per share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding for the period. The per share effects of potential common shares such as warrants and options, aggregating 1,724,781, have been included in the period from April 1, 2007 through June 30, 2007. The potential shares are not included in the other reporting periods where the effect would be antidilutive. Potential common shares in connection with the underwriters’ purchase option aggregating 625,000 have not been included because the effect would be antidilutive. Shares held in escrow that are subject to performance conditions are not considered outstanding for purposes of per share calculations.

ECHO HEALTHCARE ACQUISITION CORP. AND SUBSIDIARY
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE C — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The following table presents pro forma income per share attributable to common stockholders subject to possible conversion and not subject to possible conversion:

	Six months ended June 30, 2007	Six months ended June 30, 2006	Three months ended June 30, 2007	Three months ended June 30, 2006
Net income (Loss)	$(63,653)	$625,408	$178,904	$774,418
Interest income net of taxes attributable to common stock subject to possible conversion	$(186,860)	$(92,856)	$(94,330)	$(80,522)
Pro forma net income/loss attributable to common stockholders not subject to possible conversion	$(250,513)	$532,552	$84,574	$693,896
Pro forma weighted average number of shares outstanding, excluding shares subject to possible conversion — basic	6,531,969	4,314,798	6,531,969	6,531,969
Pro forma net income/loss per share, excluding shares subject to possible conversion — basic	$(0.04)	$0.12	$0.01	$0.11

Net income		$625,408	$178,904	$774,418
Interest income attributable to common stock subject to possible conversion		(92,856)	(94,330)	(80,522)
Gain on derivative liabilities attributed to warrants		(215,625)	—	(399,862)
Pro forma net income attributable to common stockholders not subject to possible conversion less gain on derivative liabilities attributed to warrants		$316,927	$84,574	$294,034
Pro forma weighted average number of shares outstanding excluding shares subject to possible conversion — basic		4,314,798	6,531,969	6,531,969
Shares from assumed conversion on warrants		562,200	1,400,665	1,035,594
Pro forma weighted average number of shares outstanding, excluding shares subject to possible conversion — diluted		4,876,998	7,932,634	7,567,563
Pro forma net income per share, excluding shares subject to possible conversion — diluted		$0.06	$0.01	$0.04

[3]Accounting for Warrants and Derivative Instruments

On March 22, 2006, the Company sold 6,250,000 Units in the initial public offering. On March 27, 2006, the underwriters for the initial public offering exercised their over-allotment option and purchased an additional 937,500 Units. Each Unit consists of one share of the Company’s common stock and one warrant (“Warrant”).

The Company sold to Morgan Joseph & Co. Inc. and Roth Capital Partners, LLC, the underwriters, an option, for $100, to purchase up to a total of 312,500 Units at $10.00 per Unit.

In September 2000, the Emerging Issues Task Force issued EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”), which requires freestanding contracts that are settled in a company’s own stock, including common stock warrants, to be designated as an equity instrument, asset or a liability. Under the provisions of EITF 00-19, a contract designated as an asset

ECHO HEALTHCARE ACQUISITION CORP. AND SUBSIDIARY
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE C — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

or a liability must be carried at fair value on a company’s balance sheet, with any changes in fair value recorded in the company’s results of operations. A contract designated as an equity instrument must be included within equity, and no fair value adjustments are required from period to period. In accordance with EITF 00-19, the 7,187,500 Warrants issued as part of the Units issued in the Offering are separately accounted for as liabilities. The fair value of these Warrants is shown on the Company’s balance sheet and the unrealized changes in the values of these derivatives are shown on the Company’s statement of operations as “Gain (loss) on derivative liabilities.” The fair value of the Warrants, which amounted to $5,750,000 at the issue date was estimated based on the market price of the Units. To the extent that the market price increased or decreased, the Company’s derivative liabilities also increased or decreased, including the effect on the Company’s statement of operations.

Fair values for exchange traded securities and derivatives are based on quoted market prices. Where market prices are not readily available, fair values are determined using market-based pricing models incorporating readily observable market data and requiring judgment and estimates. The underwriter’s purchase option to purchase 312,500 Units is considered an equity instrument, as all criteria to be accounted for as an equity instrument have been fulfilled. The embedded derivatives, the Warrants to purchase 312,500 shares for $6.00 each, follow the same accounting guidelines as the Warrants issued in the initial public offering until adoption of a Warrant Clarification Agreement (see below), were considered a derivative liability. In addition, the founding director warrants to purchase 458,333 shares of common stock are considered equity instruments, as all criteria to be accounted for as an equity instrument have been fulfilled.

Statement of Financial Accounting Standard (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, requires all derivatives to be recorded on the balance sheet at fair value. Furthermore, paragraph 11(a) of SFAS No. 133 precludes contracts issued or held by a reporting entity that are both (1) indexed to its own stock and (2) classified as stockholders’ equity in its statement of financial position from being treated as derivative instruments. The option to purchase 312,500 Units and the Warrants to purchase an additional 312,500 shares, the latter being the embedded derivative, are separately valued and accounted for on the Company’s balance sheet. While the Warrants to purchase the additional 312,500 shares are indexed to the Company’s common stock, the fact that the shares underlying the Warrants are registered and the Company must maintain an effective registration statement. Even though no penalties are provided for if effectiveness is not maintained, there was, prior to the adoption of the Warrant Clarification Agreement (see below), no definitive statement that no net-cash settlement was available, which required the Company to classify these instruments as derivative liabilities in accordance with EITF 00-19, paragraph 14. The embedded derivatives, which are the Warrants to purchase 312,500 shares for $6.00 each, follow the same accounting guidelines as the Warrants issued in the initial public offering and were considered derivative liabilities. These derivative liabilities were adjusted to fair value at each reporting date and immediately prior to their reclassification (see below).

The Company performed a valuation of the option to purchase 312,500 units, and then allocated its fair value to its two components, the underlying 312,500 shares and the embedded Warrants to purchase additional 312,500 shares. The fair value at inception was calculated to be $484,742, or $1.55 per unit, of which $436,268 was allocated to the 312,500 shares included in the Units and $48,474 was allocated to the Warrants to purchase an additional 312,500 shares, according to their respective fair values.

The pricing model the Company uses for determining fair values of the purchase option is the Black-Scholes Pricing Model. Valuations derived from this model are subject to ongoing internal and external verification and review. The model uses market-sourced inputs such as interest rates, market prices and volatilities. Selection of these inputs involves management’s judgment and may impact net income.

In particular, the Company uses volatility rates based upon a sample of comparable companies in its industry, special purpose acquisition corporations. At the time a company to be acquired has been identified and agreements to acquire are in place, the volatility rates will be based on comparable companies to the acquired company. The Company uses a risk-free interest rate, which is the rate on U.S. Treasury instruments, for a security with a maturity

ECHO HEALTHCARE ACQUISITION CORP. AND SUBSIDIARY
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE C — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

that approximates the estimated remaining contractual life of the derivative. The volatility factor used in the Black-Scholes Pricing Model has a significant effect on the resulting valuation of the derivative liabilities on the Company’s balance sheet. The volatility for the calculation of the embedded derivatives was approximated at 0.27, this volatility-rate will likely change in the future. The Company uses the closing market price of the Company’s common stock at the end of a quarter when a derivative is valued at fair value. The Company’s stock price will also change in the future. To the extent that the Company’s stock price increases or decreases, the Company’s derivative liabilities will also increase or decrease, absent any change in volatility rates and risk-free interest rates.

The Company entered into a Warrant Clarification Agreement (the “Clarification Agreement”), effective as of March 30, 2007, with its warrant agent, Corporate Stock Transfer, Inc., to make clear that the Company’s warrants are not subject to net cash settlement. The Clarification Agreement states that if the Company is unable to deliver securities pursuant to the exercise of a warrant because a registration statement under the Securities Act of 1933, as amended, with respect to its common stock is not effective, then in no event will the Company be obligated to pay cash or other consideration to the holders of warrants or otherwise “cash settle” any warrant exercise. Prior to the effective date of the Clarification Agreement, for the six months ended June 30, 2007, the Company had a loss on derivative liabilities of $490,148. As of the effective date, $6,655,398 of derivative liabilities were reclassified to additional paid in capital in stockholders’ equity.

[4]Income Taxes

Currently, the Company’s only item subject to income tax is the interest earned on the cash held in the Trust Fund.

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company recorded a deferred income tax asset for the tax effect of operating costs and temporary differences, aggregating approximately $353,000. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance at June 30, 2007.

The effective tax rate differs from the statutory rate of 34% due to the increase in the valuation allowance.

[5]Adoption of New Accounting Pronouncement

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainties in income taxes recognized in a company’s financial statements in accordance with Statement 109 and prescribes a recognition threshold and measurement attributable for financial disclosure of tax positions taken or expected to be taken on a tax return. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We adopted the provision of FIN 48 as of January 1, 2007. The adoption of FIN 48 did not impact our financial position, results of operations or cash flows for the three and six months ended June 30, 2007. Tax returns for the Company’s fiscal years ended December 31, 2006 and 2005 are subject to examination by the Internal Revenue Service.

[6]New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not anticipate that the adoption of this accounting pronouncement will have a material effect on its consolidated financial statements.

ECHO HEALTHCARE ACQUISITION CORP. AND SUBSIDIARY
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE C — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In February 2007, FASB issued SFAS No. 159 (“FAS 159”). The fair value option established by FAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. We will be required to adopt FAS 159 in our fiscal year beginning January 1, 2008. We are currently evaluating the impact, if any, the adoption of FAS 159 will have on our financial statements.

The Company does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE D — LINE OF CREDIT FROM FOUNDING STOCKHOLDERS

Certain of the Company’s Founding Stockholders have entered into a limited recourse revolving line of credit agreement, (the “Working Capital Line of Credit”), pursuant to which the Company may have up to $750,000 of borrowings outstanding at any time. Amounts outstanding under the Working Capital Line of Credit will bear interest at a rate equal to the rate of interest earned on the net proceeds of the offering held in the Trust Fund. No interest shall be payable until the principal of the loan becomes payable. The loans under the Working Capital Line of Credit shall be payable only upon the consummation of the initial Acquisition or upon certain events of default. If the Company does not consummate the initial Acquisition within two years following the completion of the Offering, the loans under the Working Capital Line of Credit shall terminate and the payees shall have no right to repayment thereunder. At June 30, 2007, $443,100 had been advanced under this Working Capital Line of Credit. The Company has incurred interest of $14,410 from inception through June 30, 2007, $5,324 for the three months ended June 30, 2007, and $1,135 for the three months ended June 30, 2006. Interest expense is included in accrued expenses, which is a component of operating expenses in the Company’s condensed consolidated statements of operations. As of August 1, 2007, the Company had drawn an additional $5,600 on its Working Capital Line of Credit for a total of $448,700.

NOTE E — RELATED PARTY TRANSACTION

The Company has agreed to pay a Founding Stockholder an administrative fee of $7,500 per month, $5,500 of which shall be deferred until the completion of the initial Acquisition, for office space and general and administrative services from March 22, 2006 through the effective date of the initial Acquisition. If there is no Acquisition, the deferred fees will not be paid. During the three months ended June 30, 2007, $22,500 had been recorded as expense, whereas $24,435 and $113,919 had been recorded as expense for the three months ended June 30, 2006 and the period from inception to June 30, 2007 respectively. At June 30 2007, the Company had a liability of $89,919 which is included in accrued expenses.

During the six months ended June 30, 2007, there were payments to directors and officers of $19,828 representing board meeting expenses.

NOTE F — PROPOSED ACQUISITION

On September 11, 2006, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Pet DRx Acquisition Company (“Merger Sub”), a newly formed, wholly-owned subsidiary of the Company, and XLNT Veterinary Care, Inc. (“XLNT”), pursuant to which Merger Sub will merge with and into XLNT (the “Merger”), with XLNT continuing as the surviving entity. Because the Company will have no other operating business following the merger, XLNT will effectively become a public company at the conclusion of the merger. XLNT is headquartered in San Jose, California and operates as of June 30, 2007, twenty-six veterinary hospitals and clinics in the State of California.

The Chief Executive Officer and the President of the Company own shares and warrants of XLNT.

ECHO HEALTHCARE ACQUISITION CORP. AND SUBSIDIARY
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE F — PROPOSED ACQUISITION (Continued)

On February 16, 2007, the Company, Merger Sub and XLNT entered into the Amended and Restated Merger Agreement, which included the following significant terms (capitalized terms used but not defined in this report have the meanings given to them in the Amended and Restated Merger Agreement):

•	The formula for the aggregate merger consideration (“Aggregate Merger Consideration”) payable in the merger will include revenues attributable to hospitals or clinics that are acquired by XLNT on or before March 31, 2007.

•	Aggregate Merger Consideration shall be a number of shares of the Company’s common stock equal to the quotient obtained by dividing (1) the sum of (A) two times the lesser of (x) the consolidated gross revenues of XLNT for the year ended December 31, 2006, including the revenues for the year ended December 31, 2006 attributable to hospitals or clinics that are acquired by XLNT prior to the Closing Date (each an “Acquisition Candidate”), and (y) $60.0 million, but in no event less than $57.5 million (“Baseline Revenues”), and (B) the excess over $60.0 million of XLNT’s Baseline Revenues (“Incremental Revenues”), multiplied by 1.15 (the sum of Baseline Revenues and Incremental Revenues being hereinafter referred to as the “Adjusted Baseline Revenues”), plus (C) in the event the threshold requirements for the Management Performance Bonus Pool are met (as described below), an amount equal to (the “Operational Improvement Amount”) the excess of the consolidated gross revenues of XLNT for the annualized period beginning on January 1, 2007 and ending on the last day of the fiscal quarter (based on the 2007 calendar year) immediately preceding the Closing Date, determined on a pro forma basis to include the revenues for such period attributable to the Completed Acquisitions, over 105% of the Adjusted Baseline Revenues multiplied by (i) 1.15 in the event XLNT’s 2007 Consolidated EBITDA margin for the period beginning on January 1, 2007 and ending on the last day of the fiscal quarter (based on the calendar year) immediately preceding the Closing Date (the “2007 Year-To-Date EBITDA Margin”) has increased by at least 100 basis points over the greater of (x) XLNT’s 2006 adjusted EBITDA margin for the trailing twelve month period ended December 31, 2006, determined on a pro forma basis to include the revenues for such period attributable to the Completed Acquisitions, and (y) 16.2% (the “2006 Pro Forma EBITDA Margin”) or (ii) 1.33 in the event that XLNT’s 2007 Year-To-Date EBITDA Margin has increased by at least 250 basis points over XLNT’s 2006 Pro Forma EBITDA Margin plus (D) the Net Cash Amount; by (2) the product of (a) the amount of cash in the Company’s trust fund at the Closing (after deducting accrued and unpaid expenses other than in connection with obtaining a fairness opinion from a nationally recognized financial advisor and the conversion by the Company’s public stockholders voting against the Merger of up to 19.9% of the Company’s shares of common stock issued in the Offering into a pro rata share of the funds held in the Company’s trust fund established in connection with the Offering) divided by the number of shares of the Company’s common stock then issued and outstanding (excluding therefrom any shares of the Company’s common stock issuable upon the exercise or exchange of other Company securities which by their terms are convertible into or exercisable or exchangeable for the Company’s common stock) multiplied by (b) 1.25. However, the product determined in (2) above shall not exceed $7.20 (as adjusted for events set forth in the merger agreement).

•	The exchange ratio pursuant to which shares of XLNT common stock will be exchanged for shares of Echo common stock will be equal to the quotient of (x) the Aggregate Merger Consideration, divided by the sum of (y) (i) the total number of outstanding shares of XLNT common stock (assuming that all shares of XLNT’s convertible preferred stock are converted into common stock prior to the closing) plus (ii) the number of shares of XLNT common stock issuable upon exercise of all vested and unvested options and warrants, determined using the treasury method of accounting.

•	The parties will calculate the final working capital and net cash amount within 30 days following the closing of the Merger. If the final working capital is positive, then the Company shall issue to the exchange agent such number of additional shares of the Company’s common stock as is equal to the quotient determined

ECHO HEALTHCARE ACQUISITION CORP. AND SUBSIDIARY
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE F — PROPOSED ACQUISITION (Continued)

by dividing the net cash amount (which shall not exceed the amount by which XLNT’s final working capital is positive and shall be reduced dollar-for-dollar by the amount of cash in the Company’s trust fund in excess of $52.0 million (after payment of all transaction expenses, amounts payable to the Company stockholders requesting redemption and deferred Offering expenses)) by the Company’s common stock per share issue price. In addition, if the requirements for the Management Performance Bonus Pool are met, the Company shall issue to the exchange agent such number of additional shares of the Company’s common stock as is equal to the quotient determined by dividing the Operational Improvement Amount by the Company’s common stock per share issue price. If any additional amounts are determined to be owing following the delivery of a notice of disagreement in accordance with the Amended and Restated Merger Agreement, then certificates for the additional shares of the Company’s common stock (or any cash in lieu of fractional shares) shall be deposited with the exchange agent within 30 days of such determination. In each case discussed above, the number of shares of the Company’s common stock to be delivered to the exchange agent shall be reduced by the number of shares of the Company’s common stock required by the terms of the Amended and Restated Merger Agreement to be delivered to the escrow agent, for distribution by the exchange agent to XLNT’s stockholders in an amount equal to each such stockholder’s pro rata interest in such amount following the 18 month anniversary of the closing of the subject transaction.

•	XLNT will be permitted to incur up to $15 million in principal amount of indebtedness that carries an interest rate not to exceed thirteen percent (13%).

•	The expiration date of the merger agreement has been extended until March 21, 2008.

•	The companies agreed to delete the covenant in the merger agreement that restricted XLNT to 19,500,000 shares of common stock outstanding.

•	Between the date of signing of the Amended and Restated Merger Agreement and March 31, 2007, XLNT shall not enter into any definitive acquisition agreement with a hospital or clinic it seeks to acquire (each, an “AcquisitionCandidate”) unless such definitive acquisition agreement includes a termination right exercisable by the XLNT if XLNT and the Company determine that such Acquisition Candidate will not be able to provide its audited financial statements that will be required by the Company’s Form S-4 (“Significant Acquisition Audits”) on or before May 10, 2007.

•	Between the date of signing of the Amended and Restated Merger Agreement and March 31, 2007, XLNT shall only consummate an acquisition with an Acquisition Candidate if XLNT and the Company determine that such Acquisition Candidate will be able to provide its audited financial statements that constitute Significant Acquisition Audits on or before May 10, 2007.

•	Subsequent to March 31, 2007, XLNT will not enter into any term sheet, letter of intent, definitive acquisition agreement or similar agreements with an Acquisition Candidate or consummate any acquisition with an Acquisition Candidate if the result of taking such action would be to require that any financial information, including, without limitation, any financial statements (whether or not audited), relating to such Acquisition Candidate be included in the proxy statement/prospectus to be filed by the Company or that any of the financial information or then existing disclosure contained or to be contained in the proxy statement/prospectus would be required by applicable requirements of the Securities and Exchange Commission (“SEC”) to be amended in any manner to include information and/or disclosure regarding such Acquisition Candidate.

•	XLNT will provide to the Company XLNT’s historical audits on or before March 31, 2007. XLNT will provide to the Company any other audited financial statements that may be required by the SEC due to any acquisitions of Acquisition Candidates completed subsequent to December 31, 2006 that either individually or in the aggregate meet any significance tests then prescribed by the SEC for determining financial statement

ECHO HEALTHCARE ACQUISITION CORP. AND SUBSIDIARY
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE F — PROPOSED ACQUISITION (Continued)

disclosure requirements relevant to the Company’s proxy statement/prospectus (“Significant Acquisition Audits”) on or before May 10, 2007. For purposes of the Amended and Restated Merger Agreement, XLNT’s historical audits and the Significant Acquisition Audits are referred to collectively as the “Audited Financial Statements.” In addition, XLNT will provide the Company with XLNT’s unaudited interim financial statements for the quarter ended March 31, 2007 on or before May 10, 2007.

On the closing date of the Merger, in the event XLNT shall have complied with certain obligations set forth in the Amended and Restated Merger Agreement relating to the convening of the XLNT stockholder meeting and the delivery by XLNT of the financial statements required for inclusion in the Company’s proxy statement/prospectus, certain members of XLNT’s management team and consultants as designated by the Compensation Committee of XLNT’s board of directors and approved by the Company shall be eligible to participate in a management performance bonus pool (“Management Performance Bonus Pool”) with maximum awards not to exceed $1.0 million in the aggregate. The maximum aggregate awards shall be (i) $500,000 in the event XLNT’s 2007 Year-To-Date EBITDA Margin has increased by at least 100 basis points over XLNT’s 2006 Pro Forma EBITDA Margin or (ii) $1.0 million in the event that XLNT’s 2007 Year-To-Date EBITDA Margin has increased by at least 250 basis points over XLNT’s 2006 Pro Forma EBITDA Margin.

XLNT did not deliver the required financial statements by the March 31 and May 10 deadlines and, as a result, has not complied with the requirements necessary to have the Operational Improvement Amount included in the calculation of Aggregate Merger Consideration or to earn the Management Performance Bonus Pool.

On July 26, 2007, Echo filed a registration statement on Form S-4 registering the shares of the Company’s common stock representing the Aggregate Merger Consideration.

NOTE G — DEFERRED ACQUISTION COSTS

As of June 30, 2007, the Company has accumulated $379,527 in deferred costs related to the proposed acquisition of XLNT. These costs will be capitalized contingent upon the completion of the Merger following the required approval by the Company’s stockholders and the fulfillment of certain other conditions. If the Acquisition is not completed, these costs will be recorded as expense. Deferred acquisition costs are comprised of legal services provided by Powell Goldstein.

Annex A

FINAL

SECOND AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
ECHO HEALTHCARE ACQUISITION CORP.,
PET DRX ACQUISITION COMPANY,
AND
XLNT VETERINARY CARE, INC.
DATED AS OF OCTOBER 23, 2007

SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER is made and entered into as of October 23, 2007, by and among Echo Healthcare Acquisition Corp., a Delaware corporation (“PARENT”), Pet DRx Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Parent (“MERGER SUB”), and XLNT Veterinary Care, Inc., a Delaware corporation (the “COMPANY”).

RECITALS

A.  Parent, Merger Sub and the Company entered into an Agreement and Plan of Merger dated as of September 11, 2006, which was amended and restated pursuant to an Amended and Restated Agreement and Plan of Merger dated as of February 16, 2007, which the parties hereto are amending and restating as set forth in this Agreement (as herein defined).

B.  Parent, Merger Sub and the Company intend to enter into a business combination transaction by means of a merger (the “MERGER”) of Merger Sub with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”), with the Company to be the surviving corporation of the Merger.

C.  It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “CODE”).

D.  Pursuant to the Merger, each outstanding share of common stock, par value $.0001 per share of the Company (“COMPANY COMMON STOCK”), Series A preferred stock, par value $.0001 per share of the Company (“COMPANY SERIES A PREFERRED”) and Series B preferred stock, par value $.0001 per share of the Company (“COMPANY SERIES B PREFERRED” and together with the Company Series A Preferred, the “COMPANY PREFERRED STOCK”), shall be converted into the right to receive the Merger Consideration (as determined by and defined in Section 1.5(b)), upon the terms and subject to the conditions set forth herein.

E.  The Board of Directors of the Company (the “COMPANY BOARD”), has unanimously (i) determined that the Merger on the terms and subject to the conditions set forth in this Agreement is advisable and is in the best interest of the Company and the Company’s stockholders, (ii) approved this Agreement, the Merger, and the other transactions contemplated by this Agreement and (iii) determined to recommend that the stockholders of the Company adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

F.  The respective Boards of Directors of Parent (the “PARENT BOARD”) and Merger Sub, based upon the recommendation by the Special Committee of the Parent Board (the “PARENT SPECIAL COMMITTEE”) have (i) determined that the Merger on the terms and subject to the conditions set forth in this Agreement is advisable and in the best interest of Parent and Merger Sub and their respective stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) determined to recommend that the stockholders of Parent and Merger Sub adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

NOW, THEREFORE , in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (certain defined terms used in this Agreement are listed alphabetically in Section 9.2).

ARTICLE I
THE MERGER

1.1  THE MERGER.

At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “SURVIVING CORPORATION.”

1.2  EFFECTIVE TIME; CLOSING.

Subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a properly executed Certificate of Merger (the “CERTIFICATE OF MERGER”) in such form as may be agreed by the parties hereto and as required by the relevant provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger, being the “EFFECTIVE TIME”) as soon as practicable on or after the Closing Date (as herein defined). The term “AGREEMENT” as used herein refers to this Second Amended and Restated Agreement and Plan of Merger, as the same may be further amended from time to time, and all schedules hereto (including the Company Disclosure Schedule and the Parent Disclosure Schedule, as defined in the preambles to Articles II and III hereof, respectively). Unless this Agreement shall have been terminated pursuant to Section 8.1, the closing of the Merger (the “CLOSING”) shall take place at the offices of Powell Goldstein LLP (“POWELL GOLDSTEIN”), counsel to Parent, at 1201 West Peachtree St. NE, 14th Floor, Atlanta, Georgia 30309, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “CLOSING DATE”). Closing signatures may be transmitted by facsimile.

1.3  EFFECT OF THE MERGER.

At the Effective Time, the effect of the Merger shall be as provided in this Agreement and Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4  CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS; OFFICERS.

(a)  The Certificate of Merger shall provide that, at the Effective Time, the certificate of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, which shall be in a form reasonably acceptable to Parent and the Company, shall become the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and as provided by applicable law.

(b)  At the Effective Time, the by-laws of the Merger Sub, as in effect immediately prior to the Effective Time, which shall be in a form reasonably acceptable to Parent and the Company, shall become the by-laws of the Surviving Corporation until thereafter amended as provided by applicable law, the certificate of incorporation of the Surviving Corporation and such by-laws.

(c)  At the Effective Time, the directors of Parent and the Surviving Corporation shall be as set forth in SCHEDULE 1.4(c), each to hold office in accordance with the certificate of incorporation and by-laws of Parent and the Surviving Corporation, as applicable.

(d)  At the Effective Time, the officers of Parent and the Surviving Corporation shall be as set forth in SCHEDULE 1.4(d), each to hold office in accordance with the certificate of incorporation and by-laws of Parent and the Surviving Corporation, as applicable.

1.5  CONVERSION OF CAPITAL STOCK.

At the Effective Time, by virtue of the Merger and without any additional action on the part of Parent, Merger Sub or the Company or their respective shareholders:

(a)  Each share of common stock, par value $.01 per share, of Merger Sub (“MERGER SUB COMMON STOCK”) issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, without par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

(b)  Subject to the other provisions of this Article I, (i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including Company Common Stock issued upon conversion of Company Preferred Stock, as contemplated by clause (ii) below) shall be converted into and represent the right to receive such number of shares of common stock of Parent (the “PARENT COMMON STOCK”) as is determined by multiplying such share by the Exchange Ratio (as defined in Section 1.6) (the “MERGER CONSIDERATION”) and (ii) each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into shares of Company Common Stock pursuant to and in accordance with the terms of the Company Preferred Stock and shall thereafter represent the right to receive the Merger Consideration; provided, however, that the amounts to be determined pursuant to Section 1.6(a)(1)(C) and (D) shall be excluded from the calculation of the Exchange Ratio and Merger Consideration pursuant to Section 1.6(a) as of the Closing Date prior to and until the determinations are made pursuant to Section 1.6(e), following which the amounts to be determined pursuant to Section 1.6(a)(1)(C) and (D) shall be included in the calculation of the Exchange Ratio and Merger Consideration, and any additional amounts that may be payable in accordance with Section 1.6(e) shall be payable in accordance therewith.

(c)  Each share of capital stock of the Company held in the treasury of the Company or held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be cancelled and retired and no payment shall be made in respect thereof.

1.6 EXCHANGE RATIO; FRACTIONAL SHARES; ADJUSTMENTS.

(a)  The aggregate Merger Consideration payable by Parent in connection with the consummation of the Merger (the “AGGREGATE MERGER CONSIDERATION”) shall be a number of shares of Parent Common Stock equal to the quotient obtained by dividing (1) the sum of (A) the product of (i) the lesser of (x) the consolidated gross revenues of the Company for the year ended December 31, 2006, determined on a pro forma basis to include the revenues for the year ended December 31, 2006 attributable to hospitals or clinics (“COMPLETED ACQUISITIONS”) that are acquired by the Company subsequent to December 31, 2006 and prior to the Closing Date, and (y) $60.0 million, but in no event less than $57.5 million (“BASELINE REVENUES”), multiplied by (ii) 2.00, plus (B) the excess over $60.0 million of the Company’s Baseline Revenues (“INCREMENTAL REVENUES”), multiplied by 1.15 (the sum of Baseline Revenues and Incremental Revenues being hereinafter referred to as the “ADJUSTED BASELINE REVENUES”), plus (C) the Net Cash Amount minus (D) Excess Indebtedness (as defined below); by (2) the product of (a) the amount of cash in Parent’s trust fund upon the Closing (after deducting the amount of any accrued but unpaid fees, expenses and other obligations incurred by Parent prior to or in connection with the Closing but without deducting any amounts paid in connection with obtaining a fairness opinion from a nationally recognized financial advisor and to public stockholders of Parent holding shares of Parent Common Stock issued in Parent’s initial public offering (the “IPO”) who vote against the Merger and properly convert their shares into a pro rata portion of the funds held in Parent’s trust fund established in connection with the IPO held at Northern Trust Corporation (the “TRUST FUND”)) divided by the number of shares of Parent’s Common Stock then issued and outstanding (excluding therefrom any shares of Parent Common Stock issuable upon the exercise or exchange of other Parent securities which by their terms are convertible into or exercisable or exchangeable for Parent Common Stock) multiplied by (b) 1.25, provided, however, that in no event will the product determined in accordance with this clause (2) exceed $7.20 (as adjusted for (i) any events set forth in Section 1.6(d) or (ii) any issuances of any additional shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for shares of Parent Common Stock) (the amount determined pursuant to this clause (2) being the “PARENT COMMON STOCK PER SHARE ISSUE Price”).

The “EXCHANGE RATIO” shall be equal to the quotient of (x) the Aggregate Merger Consideration, divided by the sum of (y) (i) the total number of outstanding shares of Company Common Stock immediately prior to the Effective Time (assuming for purposes of the foregoing calculation that all of the Company Preferred Stock has been converted into Company Common Stock), plus (ii) the number of shares of Company Common Stock issuable upon exercise or conversion of all vested and unvested Company Options, Company Warrants and Convertible Debt immediately prior to the Effective Time, reduced by using the Treasury Method.

The term “TREASURY METHOD” shall mean that after all vested and unvested Company Options, Company Warrants and Convertible Debt outstanding immediately prior to the Effective Time are deemed exercised or converted and shares of Company Common Stock deemed issued in respect thereof, the deemed proceeds from such exercises and the amount of Convertible Debt deemed converted is assumed to be used by the Company to repurchase as many shares of such Company Common Stock as possible at an assumed repurchase price per share equal to the Parent Common Stock Per Share Issue Price, and the number of shares of Company Common Stock that are deemed to be so repurchased are deducted from the number of shares of Company Common Stock in clause (y)(ii) in the Exchange Ratio formula.

The Term “Excess Indebtedness” shall mean the amount of the Company’s Indebtedness at the Effective Time in excess of $19,500,000 in principal amount of Indebtedness (excluding (i) accounts payable incurred in the ordinary course of business and (ii) any Company Convertible Notes (as defined in Section 2.3(a)) that are converted into Company Common Stock on or prior to the Closing Date).

(b)  No certificates for fractional shares of Parent Common Stock shall be issued as a result of the conversion provided for in Section 1.5(b) and such fractional share interest will not entitle the owner thereof to vote or have any rights as a holder of Parent Common Stock.

(c)  In lieu of any such fractional share of Parent Common Stock, the holder of a certificate or certificates (the “CERTIFICATES”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.5(b), upon presentation of such fractional interest represented by an appropriate certificate for Company Common Stock to the Exchange Agent (as defined in Section 1.7) pursuant to Section 1.7, shall be entitled to receive, without interest, a cash payment therefor in an amount equal to the Parent Common Stock Per Share Issue Price multiplied by such fractional interest. Such payment with respect to any fractional share is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one Certificate shall be surrendered for the account of same holder, the number of shares of Parent Common Stock that shall be deliverable with respect to such surrendered Certificates shall be computed on the basis of the aggregate number of shares represented by the Certificates so surrendered.

(d)  In the event that prior to the Effective Time Parent or the Company shall declare a stock dividend or other distribution payable in Parent Common Stock, Company Common Stock or securities convertible into or exercisable or exchangeable for Parent Common Stock or Company Common Stock, as appropriate, or effect a stock split, reclassification, combination or other change with respect to Parent Common Stock or Company Common Stock, the Exchange Ratio set forth in this Section 1.6 shall be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

(e)  (i) No later than 30 business days following the Closing Date of the Merger, unless extended by mutual agreement of the Parent and Stockholders’ Representatives, Parent will deliver to the Stockholders’ Representatives schedules showing the calculation of the Final Working Capital, Net Cash Amount and Excess Indebtedness as of the Closing Date (the “MERGER CONSIDERATION SCHEDULES”).

(ii)  The calculation of the Final Working Capital, the Net Cash Amount and Excess Indebtedness shown on the Merger Consideration Schedules shall become final and binding on Parent, the Stockholders’ Representatives and the former stockholders of the Company unless the Stockholders’ Representatives give a written notice of disagreement (“NOTICE OF DISAGREEMENT”) within 30 days following delivery by Parent of the Merger Consideration Schedules to the Stockholders’ Representatives. Any such Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If Parent and the Stockholders’ Representatives are unable to resolve the disagreement with respect to any of the foregoing items within 30 days following the issuance of the Notice of Disagreement, they shall refer the remaining differences to a mutually agreeable accounting firm (“CPA FIRM”), which acting as experts and not as arbitrators, shall determine only with respect to the remaining differences so submitted, whether and to what extent, if any, the items submitted to the CPA Firm for review require adjustment. Parent and the Stockholders’ Representatives shall direct the CPA Firm to use its best efforts to render its determination within 45 days. The CPA Firm’s determination shall be conclusive and binding upon Parent, the Stockholders’ Representatives and the former stockholders of the Company. The fees and disbursements of the CPA Firm shall be paid by Parent.

(iii)  If the Final Working Capital shown on the Merger Consideration Schedules is positive, then Parent shall issue to the Exchange Agent (as defined below) such number of additional shares of Parent Common Stock as is equal to the quotient determined by dividing the Net Cash Amount by the Parent Common Stock Per Share Issue Price. Certificates for any additional shares of Parent Common Stock that shall be issuable as a result of the foregoing provisions (or any cash in lieu of fractional shares), less such number of shares of Parent Common

Stock to be delivered to the Escrow Agent (as defined below) pursuant to Section 1.10, shall be deposited with the Exchange Agent concurrently with the delivery of the Merger Consideration Schedules to the Stockholders’ Representatives for distribution by the Exchange Agent to the Company’s stockholders pursuant to the provisions of Section 1.7 hereof in an amount equal to each such stockholder’s pro rata interest in such amount. If any additional amounts are determined to be owing following the delivery of a Notice of Disagreement in accordance with Section 1.6(e)(ii), then certificates for the additional shares of Parent Common Stock (or any cash in lieu of fractional shares) shall be deposited with the Exchange Agent within 30 days of such determination, less such number of shares of Parent Common Stock to be delivered to the Escrow Agent (as defined below) pursuant to Section 1.10, for distribution by the Exchange Agent to the Company’s stockholders pursuant to the provisions of Section 1.7 hereof in an amount equal to each such stockholder’s pro rata interest in such amount.

1.7 EXCHANGE OF CERTIFICATES.

(a)  EXCHANGE AGENT. As soon as practicable after the Effective Time, Parent shall deposit with Corporate Stock Transfer, Inc. or such other exchange agent as may be designated by Parent (subject to approval by the Company, not to be unreasonably withheld or delayed) (the “EXCHANGE AGENT”), for the benefit of the Company’s stockholders, for exchange in accordance with this Section 1.7, certificates representing shares of Parent Common Stock issuable pursuant to Section 1.5 and Section 1.6 hereof in exchange for outstanding shares of Company Common Stock and Company Preferred Stock and shall, from time to time, deposit cash in an amount required to be paid pursuant to Section 1.6 with respect to any fractional interest in any share of Parent Common Stock (such Parent Common Stock and cash, together with any dividends or distributions with respect thereto, the “EXCHANGE FUND”). At the time of such deposit, Parent shall irrevocably instruct the Exchange Agent to deliver the Exchange Fund to the Company’s stockholders in accordance with the terms and procedures set forth in this Section 1.7.

(b)  EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other customary provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing Parent Common Stock or for payments in exchange for fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall receive in exchange therefor (i) a certificate or certificates representing that whole number of shares of Parent Common Stock which such holder has the right to receive pursuant to Section 1.5 in such denominations and registered in such names as such holder may request and (ii) a check representing the amount of cash in lieu of any fractional shares, if any, and unpaid dividends and distributions on Parent Common Stock, if any, which such holder has the right to receive pursuant to the provisions of this Article I, after giving effect to any required withholding tax. The shares represented by Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions on Parent Common Stock, if any, payable to holders of shares of Company Common Stock or Company Preferred Stock. In the event of a transfer of ownership of shares of Company Common Stock or Company Preferred Stock that is not registered on the transfer records of Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions on Parent Common Stock, if any, may be issued to such transferee if the Certificate representing such shares of Company Common Stock or Company Preferred Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender thereof a certificate representing shares of Parent Common Stock and cash in lieu of fractional shares, if any, and unpaid dividends and distributions on Parent Common Stock, if any, as provided in this Article I. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required, by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, a certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions on shares of Parent Common Stock, if any, as provided in this Article I.

(c)  DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made with respect to Parent Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 1.7. Subject to the effect of applicable Legal Requirements, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

(d)  NO FURTHER OWNERSHIP RIGHTS IN COMPANY STOCK. All Parent Common Stock issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article I) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock or Company Preferred Stock represented thereby, and, as of the Effective Time, the stock transfer books of Company shall be closed and there shall be no further registration of transfers on the stock transfer books of Company of shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 1.7. Certificates surrendered for exchange by any Person (i) constituting an “affiliate” of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “SECURITIES ACT”), shall not be exchanged until Parent has received written undertakings from such Person in respect of the resale restrictions under Rule 145 under the Securities Act, which written undertakings shall be in a form reasonably acceptable to Parent and the Company (ii) constituting a Significant Stockholder (as defined in Section 6.1(e)) shall not be exchanged until Parent has received a signed Significant Stockholder Lock-Up Agreement (as defined in Section 6.1(e)).

(e)  TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the Company’s stockholders six months after the last deposit with the Exchange Agent shall be delivered to Parent, upon demand thereby, and holders of Certificates who have not theretofore complied with this Section 1.7 shall thereafter look only to Parent for payment of any claim to Parent Common Stock, cash in lieu of fractional shares thereof, or dividends or distributions on Parent Common Stock, if any, in respect thereof. Parent hereby agrees to timely make such payments of Parent Common Stock, cash in lieu of fractional shares thereof, or dividends or distributions on Parent Common Stock, upon receipt of a proper claim from any of the Company’s stockholders pursuant to the terms hereof.

(f)  NO LIABILITY. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Company Common Stock or Company Preferred Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of the Company’s Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Legal Requirements, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(g)  INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent (but subject to the approval of the Company (prior to the Effective Time) or the Stockholders’ Representatives (following the Effective Time), not to be unreasonably withheld or delayed), on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 1.7(e).

(h)  WITHHOLDING RIGHTS. Prior to the Effective Time, each of the holders of shares of Company Common Stock and Company Preferred Stock shall provide to the Company and Parent certificates as to the exempt status of such holder from withholding pursuant to Code sections 1441 and 3406(a). With respect to any holder of shares of Company Common Stock or Company Preferred Stock that fails to provide such certificates, each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any such holder of shares of Company Common Stock or Company Preferred Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Preferred Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be. Any amounts so withheld shall be paid by reducing the number of shares of Parent Common Stock otherwise issuable to such holder in exchange for shares of Company Common Stock or Company Preferred Stock so surrendered by such number of shares that when multiplied by the Parent Common Stock Per Share Issue Price equals (as nearly as possible) the amount of such withholding with any resulting fractional share settled in cash.

1.8 TREATMENT OF STOCK OPTIONS; WARRANTS.

(a)  From and after the Effective Time, each unexpired and unexercised outstanding option granted or issued under stock option plans of the Company (“COMPANY STOCK OPTION PLANS”) in effect as of the Effective Time (each, a “COMPANY OPTION”) and each unexercised and outstanding warrant to acquire Company Common Stock (a “COMPANY WARRANT”) shall remain outstanding and represent the right to purchase that number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to the Company Option or Company Warrant, as appropriate, immediately prior to the Effective Time multiplied by the Exchange Ratio (and rounded to the nearest share in accordance with established mathematical principles), with an exercise price per share equal to the exercise price per share that existed under the corresponding Company Option or Company Warrant, as appropriate, divided by the Exchange Ratio (and rounded to the nearest cent in accordance with established mathematical principles); PROVIDED that, with respect to any Company Option that is an “incentive stock option” within the meaning of Section 422 of the Code, the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code. The parties agree that Parent will permit holders of vested Company Options to elect, on an individual basis, to either exercise such Company Options and participate in the Merger or have those Company Options assumed by Parent on the same basis as the unvested Company Options.

(b)  In connection with the foregoing, Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will permit the exercise in full of all Company Options and Company Warrants pursuant to this Section 1.8 and (ii) from and after the Effective Time, upon exercise of Company Options and Company Warrants, make available for issuance all shares of Parent Common Stock covered thereby, subject to the terms and conditions applicable thereto. Immediately following the Effective Time, Parent will send to each holder of Company Options and Company Warrants a written notice setting forth (i) the number of shares of Parent Common Stock that following the Effective Time are issuable upon exercise of such Company Options or Company Warrants, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such Company Options or Company Warrants. Except as set forth herein above, each Company Option shall be subject to the same terms and conditions set forth in the Company Option Plan as in effect immediately prior to the Effective Time.

(c)  The Company agrees to issue treasury shares of the Company, to the extent available, upon the exercise of Company Options prior to the Effective Time.

(d)  Parent agrees to file with the Securities and Exchange Commission (the “SEC”) within five business days after the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act to register Parent Common Stock issuable upon exercise of the Company Options and to use its reasonable best efforts to cause such registration statement to remain effective until the exercise or expiration of such Company Options.

(e)  Prior to the Effective Time, the Board of Directors of Parent, or the Compensation Committee thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 (together with the rules and regulations thereunder, “SECTION 16”) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “EXCHANGE ACT”) of Parent Common Stock pursuant to the exercise of Company Options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

1.9 TAKING OF NECESSARY ACTION; FURTHER ACTION.

If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.

1.10 ESCROW.

As the sole and exclusive remedy for the indemnity obligations set forth in Article VII, at the Effective Time, Parent will cause to be delivered to, and directly deposited with JPMorgan Chase Bank or such other escrow agent that is mutually agreeable to the parties (the “ESCROW AGENT”), for the account and future potential benefit of the Company’s stockholders, a stock certificate representing ten percent (10%) of the shares of Parent Common Stock to be issued at Closing, which certificate shall be registered in the name of the Escrow Agent f/b/o the Former Holders of Capital Stock of XLNT Veterinary Care, Inc. In the event any additional shares of Parent Common Stock are issued in accordance with the requirements of Section 1.6(e), a stock certificate representing ten percent (10%) of the shares of Parent Common Stock to be so issued shall be delivered to and directly deposited with the Escrow Agent, which certificate shall be registered in the name of the Escrow Agent f/b/o the Former Holders of Capital Stock of XLNT Veterinary Care, Inc. All such shares of Parent Common Stock so delivered to the Escrow Agent, together with all subsequent dividends or distributions of cash, other shares of Parent Common Stock or property received in respect of such shares while deposited with the Escrow Agent shall be referred to as “ESCROW SHARES” and such account containing the Escrow Shares shall be referred to as the “ESCROW FUND.” A pro rata number of the Escrow Shares (determined on the basis of the respective pro rata ownership interest of each holder of Company Common Stock immediately prior to the Effective Time, subject to adjustments by the Escrow Agent to eliminate fractional shares) shall be subtracted from the number of shares of Parent Common Stock each holder of Company Common Stock (including Company Common Stock issued upon conversion of Company Preferred Stock) at the Effective Time is entitled to receive pursuant to the Merger. The Escrow Shares shall be held by the Escrow Agent pursuant to the terms and conditions of an Escrow Agreement, the form of which shall be reasonably acceptable to Parent and the Company (the “ESCROW AGREEMENT”) among the Escrow Agent, Parent and the Stockholders’ Representatives (as hereinafter defined) or the successors thereto pursuant to the terms of the Escrow Agreement. Subject to the provisions of Article VII, the Escrow Shares shall be promptly delivered to the applicable Company stockholders upon expiration of the Survival Period (as defined in Section 7.4(a)).

1.11 COMMITTEE AND STOCKHOLDERS’ REPRESENTATIVES FOR PURPOSES OF ESCROW AGREEMENT.

(a)  PARENT COMMITTEE. Prior to the Closing, the Board of Directors of Parent shall appoint a committee consisting of two of its then members to act on behalf of Parent to take all necessary actions and make all decisions pursuant to the Escrow Agreement regarding Parent’s right to indemnification pursuant to Article VII hereof. In the event of a vacancy in such committee, the Board of Directors of Parent shall appoint as a successor a Person who was a director of Parent prior to the Closing Date or some other Person who would qualify as an “independent” director of Parent and who has not had any relationship with the Company prior to the Closing. Such committee is intended to be the “Committee” referred to in Articles V and VII hereof, and the Escrow Agreement and the Significant Stockholder Lock-Up Agreement.

(b)  STOCKHOLDERS’ REPRESENTATIVES.

(i)  In order to administer efficiently (i) the implementation of this Agreement on behalf of the holders of Company Common Stock, Company Preferred Stock, Company Options, Company Warrants Convertible Debt and other equity securities of the Company outstanding immediately prior to the Effective Time (the “FORMER STOCKHOLDERS”) and (ii) the settlement of any dispute with respect to this Agreement, the Company shall, prior to the Effective Time, designate three Persons to act as representatives on behalf of the Former Stockholders (collectively, the “STOCKHOLDERS’ REPRESENTATIVES”). By approving this Agreement, the Company’s stockholders authorize and empower the Company to make such designation, approve and ratify all of the rights, powers and authorities provided to the Stockholders’ Representatives under the terms of this Agreement, and agree to be bound by all decisions and other actions taken by the Stockholders’ Representatives.

(ii)  From and after the Effective Time, the Former Stockholders hereby authorize the Stockholders’ Representatives (i) to take all action necessary in connection with the implementation of the Agreement on behalf of the Former Stockholders or the settlement of any dispute, including, without limitation, with regard to matters pertaining to the indemnification provisions of this Agreement and the Escrow Agreement, (ii) to give and receive all notices required to be given under this Agreement and the Escrow Agreement, and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Former Stockholders by the terms of this Agreement and the Escrow Agreement.

(iii)  If any Stockholders’ Representative dies, becomes legally incapacitated or resigns from such position, another Person designated by the remaining Stockholders’ Representatives, or if none remain, by the Former Stockholders holding the right to receive more than 50% in interest of the Escrow Fund (the “REQUISITE FORMER STOCKHOLDERS”), who shall be identified to Parent as soon as practicable, shall fill such vacancy and shall be deemed to be the Stockholders’ Representative(s) for all purposes of this Agreement; provided, however, that no change in the Stockholders’ Representatives shall be effective until Parent is given written notice of such change. If no Stockholders’ Representative is then currently serving, the Stockholders’ Representative shall be deemed to be the Requisite Former Stockholders.

(iv)  All decisions and actions by the Stockholders’ Representatives as provided in this Section 1.11 or under the Escrow Agreement shall be binding upon all of the Former Stockholders, and no Former Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(v)  By their execution and/or approval of this Agreement and the Merger, the Company and its stockholders agree that:

(A)  Parent shall be able to rely conclusively on the instructions and decisions of the Stockholders’ Representatives as to any actions required or permitted to be taken by the Stockholders’ Representatives hereunder and under the Escrow Agreement, and no party hereunder shall have any cause of action against Parent for any action taken by Parent in reliance upon the instructions or decisions of the Stockholders’ Representatives.

(B)  All actions, decisions and instructions of the Stockholders’ Representatives shall be conclusive and binding upon all of the Former Stockholders and no Former Stockholder shall have any cause of action against the Stockholders’ Representatives for any action taken, decision made or instruction given by the Stockholders’ Representatives under this Agreement, the Escrow Agreement, except for fraud or willful breach of this Agreement by the Stockholders’ Representatives.

(C)  The provisions of this Section 1.11 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by the Former Stockholders to each of the Stockholders’ Representatives and shall be binding upon the executors, heirs, legal representatives and successors of each Former Stockholder.

(D)  Each Former Stockholder shall be responsible to pay his, her or its pro rata share, based on the relative percentage of the payments in respect of the Merger Consideration that are allocable and payable to such Former Stockholder hereunder (his, her or its “PRO RATA SHARE”), of all fees and expenses, including, without limitation, all attorney’s fees and expenses incurred in connection with defending or settling any claim under this Agreement, and any amounts under subsection (E) below, incurred by the Stockholders’ Representatives.

(E)  By approving this Agreement, each Former Stockholder agrees to severally indemnify and hold harmless the Stockholders’ Representatives and their respective Affiliates and their respective officers, directors, stockholders, partners, employees and agents (collectively, the “STOCKHOLDER REPRESENTATIVE PARTIES”) from and against any Losses (except Losses caused by such parties’ fraud or willful breach) that such

Stockholder Representative Parties may suffer or incur in connection with any action or omission taken or omitted to be taken by the Stockholders’ Representatives hereunder. Each Former Stockholder shall be responsible to pay his, her or its Pro Rata Share of such Losses.

(F)  The Stockholders’ Representatives shall have the right to recover from the Escrow Fund, prior to any distribution to the Former Stockholders, an amount equal to any reasonable fees, costs and expenses in connection with the acceptance and administration of the Stockholders’ Representatives’ duties hereunder.

In taking any action hereunder and under the Escrow Agreement, the Stockholders’ Representatives shall be protected in relying upon any notice or other document reasonably believed by it to be genuine, or upon any evidence reasonably deemed by it, in its good faith judgment, to be sufficient; provided, however, that the Stockholders’ Representatives shall not waive any rights with respect to any individual Former Stockholder(s)’ interest(s) if such waiver would have the effect of disproportionately and adversely affecting such individual Former Stockholders(s) as compared to the interests of the other Former Stockholders, without the prior consent of the affected Former Stockholder(s). No Stockholders’ Representative shall be liable to Parent or the Former Stockholders for any act performed or omitted to be performed by it in the good faith exercise of its duties and shall be liable only in the case of fraud or willful breach of this Agreement by such Stockholders’ Representative. The Stockholders’ Representatives may consult with counsel in connection with its duties hereunder and shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel. The Stockholders’ Representatives shall not be responsible for determining or verifying the authority of any Person acting or purporting to act on behalf of any party to this Agreement.

1.12 NOTICE TO HOLDERS OF DERIVATIVE SECURITIES.

As promptly as practicable after the execution of this Agreement, the Company, after consultation with Parent, shall give the holders of Company Options, Company Warrants, Convertible Debt and Company Preferred Stock any required notices pursuant to the terms thereof.

1.13 SHARES SUBJECT TO APPRAISAL RIGHTS.

(a)  Notwithstanding any provisions of this Agreement to the contrary, Dissenting Shares (as defined in Section 1.13(b)) shall not be entitled to receive the Merger Consideration and the holders thereof shall be entitled only to such rights as are granted by the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL, provided, however, that (i) if any stockholder of the Company who asserts appraisal rights in connection with the Merger (a “DISSENTER”) shall have failed to establish his or its entitlement to such rights as provided in the DGCL, or (ii) if any such Dissenter shall have effectively withdrawn his or its demand for payment for such shares or waived or lost his or its right to payment for his or its shares under the appraisal rights process under the DGCL, the shares of Company Common Stock held by such Dissenter shall be treated as if they had been converted, as of the Effective Time, into a right to receive the Merger Consideration (net of the pro rata amounts deposited in the Escrow Account) as provided in Section 1.5, and the right to participate pro rata in distributions of any remaining amounts of Escrow Shares. The Company shall give Parent prompt notice of any demands for payment received by the Company from a Person asserting appraisal rights, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld or delayed), make any payment with respect to, or settle or offer to settle, any such demands.

(b)  As used herein, “DISSENTING SHARES” means any shares of Company Common Stock held by stockholders of the Company who are entitled to appraisal rights under the DGCL, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance with the DGCL.

1.14 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions and other disclosures set forth in a disclosure schedule of the Company to be delivered by the Company contemporaneously with execution of this Agreement (the “COMPANY DISCLOSURE SCHEDULE”), the Company hereby represents and warrants to Parent and Merger Sub, as follows:

2.1 ORGANIZATION AND QUALIFICATION.

(a)  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Complete and correct copies of the certificate of incorporation and by-laws (collectively referred to herein as “CHARTER DOCUMENTS”) of the Company, as amended and currently in effect, have been heretofore delivered or made available to Parent or Parent’s counsel. The Company is not in violation of any of the provisions of the Company’s Charter Documents.

(b)  The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As of the date hereof, each jurisdiction in which the Company is so qualified or licensed is listed in SECTION 2.1 of the Company Disclosure Schedule.

2.2 SUBSIDIARIES.

As of the date hereof, (i) SECTION 2.2 of the Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company (the “COMPANY SUBSIDIARIES”) and (ii) except as set forth in SECTION 2.2 of the Company Disclosure Schedule, to the Company’s knowledge, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any agreement, contract, binding understanding, instrument, note, option, commitment or undertaking of any nature, under which it may become obligated to make, any future investment in or capital contribution to any other entity.

2.3 CAPITALIZATION.

(a)  As of the date hereof, the authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, $.0001 par value per share, and (ii) 10,000,000 shares of Company Preferred Stock, $.0001 par value per share, of which 9,925,000 shares have been designated as Company Series A Preferred and 36,000 shares have been designated as Company Series B Preferred. SECTION 2.3(A) of the Company Disclosure Schedule sets forth the issued and outstanding shares of Company Common Stock and Company Preferred Stock as of the date hereof. As of the date hereof and except as set forth on SECTION 2.3(A) of the Company Disclosure Schedule, no other shares of Company Common Stock and Company Preferred Stock are issued or outstanding and no shares of capital stock are held in the Company’s treasury. Except as set forth in SECTION 2.3(A) of the Company Disclosure Schedule, all outstanding shares of Company Common Stock and Company Preferred Stock (collectively, the “COMPANY CAPITAL STOCK”) are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents or any agreement or document to which the Company is a party or by which it is bound, and were issued in compliance with all applicable federal and state securities laws. SECTION 2.3(A) of the Company Disclosure Schedule sets forth the number of shares of Company Common Stock that have been reserved for issuance, as of the date hereof, upon the exercise, conversion or exchange of (i) the Company Options, (ii) Company Warrants, (iii) any convertible notes issued by the Company (“COMPANY CONVERTIBLE NOTES”), and (iv) any other options, warrants, convertible securities or derivatives of the Company Capital Stock. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. SECTION 2.3(A) of the Company Disclosure Schedule lists, as of the date hereof, the name of each holder of Company Common Stock, Company Preferred Stock, Company Convertible Note, Company Warrant and Company Option, the number of shares of Company Common Stock issuable upon conversion of such Company Preferred Stock or Company Convertible

Notes (including the number of shares of Company Common Stock issued upon conversion in payment of any accrued interest if permitted by such Convertible Notes) or subject to such Company Option or Company Warrant, the per share conversion price of such Company Convertible Notes, the exercise price of such option or warrant, the number of shares as to which such option or warrant will have vested at such date, the interest rate and maturity date of each Company Convertible Note and the vesting schedule and termination date of such Company Option or Company Warrant and whether the convertibility of any Company Convertible Note or the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, indicating the extent of acceleration, if any. Except as set forth in SECTION 2.3(A) of the Company Disclosure Schedule, the Company has no obligation (contingent or otherwise) to pay any dividend with respect to any shares of Company Capital Stock or to make any other distribution in respect thereof. The Company has delivered or made available to Parent or Parent’s counsel true and accurate copies of the forms of documents used for the issuance of Company Capital Stock, Company Convertible Notes, Company Options and Company Warrants.

(b)  Except as contemplated by this Agreement and except as set forth in SECTION 2.3(A) hereof or in SECTION 2.3(B) of the Company Disclosure Schedule, to the Company’s knowledge, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c)  Except as contemplated by this Agreement and except as set forth in SECTION 2.3(C) of the Company Disclosure Schedule, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to the voting of any equity security of any class of the Company.

(d)  Except as set forth in Section 2.3(a) of the Company Disclosure Schedule, all issuances, sales and repurchases of Company Capital Stock, Company Convertible Notes, Company Options and Company Warrants and any other equity interests by the Company and the Company Subsidiaries have been effected in compliance with all applicable laws, including, without limitation, applicable foreign, federal and state securities laws and all requirements set forth in any applicable Company Contracts, except where non-compliance would not reasonably be expected to have a Material Adverse Effect on the Company.

2.4 AUTHORITY RELATIVE TO THIS AGREEMENT.

The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger), have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors and stockholders), subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the DGCL and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

(a)  The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company’s Charter Documents, (ii) subject to obtaining the approval of this Agreement and the Merger by the stockholders of the Company, conflict with or violate any Legal Requirements (as defined in Section 9.2), (iii) except as set forth in SECTION 2.5 of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Material Company Contracts or (iv) except as set forth in SECTION 2.5 of the Company Disclosure Schedule, result in the triggering, acceleration or increase of any payment to any Person pursuant to any Material Company Contract, including any “change in control” or similar provision of any Material Company Contract; except, with respect to clauses (ii), (iii) or (iv), for such conflicts, violations, breaches, defaults, triggerings, cancellations, increases or other occurrences that would not have a Material Adverse Effect on the Company.

(b)  The execution and delivery of this Agreement by the Company do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) applicable requirements, if any, under the Securities Act, the Exchange Act or state securities or “blue sky” laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, or prevent consummation of the Merger or otherwise prevent the Company from performing its obligations under this Agreement.

2.6 COMPLIANCE.

Except as set forth in SECTION 2.6 of the Company Disclosure Schedule, to the knowledge of the Company (a) the Company and each Company Subsidiary (since its date of acquisition) has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, and (b) no written notice of non-compliance with any Legal Requirements has been received by the Company or any of the Company Subsidiaries, except for purposes of this Section 2.6 for any non-compliance, failure to comply or violation that would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary is in default or violation of any term, condition or provision of its Charter Documents.

2.7 FINANCIAL STATEMENTS.

(a)  The Company has provided or made available to Parent the unaudited consolidated financial statements (including any related notes thereto) of the Company for the six-month period ending June 30, 2007 (the “UNAUDITED FINANCIAL STATEMENTS”). The Unaudited Financial Statements were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto, if any), and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated in accordance with U.S. GAAP, except that such statements may not contain all of the notes required by U.S. GAAP and are subject to normal year-end adjustments and adjustments resulting from purchase price reallocation.

(b)  The audited financial statements of the Company for the years ending December 31, 2004, December 31, 2005 and December 31, 2006 (collectively, the “HISTORICAL FINANCIAL STATEMENTS”) and the audited financial statements of Company Subsidiaries included in the Proxy Statement/Prospectus (the “Significant Acquisition Financial Statements” and together with the Historical Financial Statements, the “Audited Financial Statements” have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto, if any), and each Audited Financial Statement fairly presents, in all material respects the financial position of the Company or Company Subsidiary, as applicable, at the respective dates thereof and the results of its operations and cash flows for the periods indicated in accordance with U.S. GAAP.

(c)  Except as otherwise noted in the Audited Financial Statements or the Unaudited Financial Statements, or as set forth in SECTION 2.7(D) of the Company Disclosure Schedule, the accounts and notes receivable of the

Company reflected on the balance sheets included in the Audited Financial Statements and the Unaudited Financial Statements (i) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) to the knowledge of the Company, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) to the knowledge of the Company, are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, and (iv) except as set forth in SECTION 2.7(D) of the Company Disclosure Schedule, as of the date hereof, are not the subject of any actions or proceedings brought by or on behalf of the Company.

2.8 NO UNDISCLOSED LIABILITIES.

Except as set forth in SECTION 2.8 of the Company Disclosure Schedule, to the knowledge of the Company, as of the date hereof, the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with U.S. GAAP which would, individually or in the aggregate, have a Material Adverse Effect on the Company, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the Unaudited Financial Statements or the Audited Financial Statements, (ii) liabilities covered by other representations or warranties herein or disclosed in the Company Disclosure Schedule, (iii) liabilities resulting from purchase price reallocation and (iv) such liabilities arising routinely in the day-to-day operations of the Company’s business in the ordinary course of the Company’s business since January 1, 2007.

2.9 ABSENCE OF CERTAIN CHANGES OR EVENTS.

Except as set forth in SECTION 2.9 of the Company Disclosure Schedule or in the Audited Financial Statements or the Unaudited Financial Statements or as otherwise provided in this Agreement or heretofore disclosed to Parent, since June 30, 2007 to the date of this Agreement, there has not been: (i) any Material Adverse Effect on the Company; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s stock, or any purchase, redemption or other acquisition by the Company of any of the Company Capital Stock or any options, warrants, calls or rights to acquire any such shares or other securities; (iii) any split, combination or reclassification of any of the Company’s Capital Stock; (iv) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement; (v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18 hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity; (vi) any material change by the Company in its accounting methods, principles or practices; (vii) any change in the auditors of the Company; (viii) any issuance of capital stock of the Company, other than pursuant to the Company Stock Option Plans in the ordinary course; (ix) any revaluation by the Company of any of its material assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business; or (x) any agreement to do any of the foregoing.

2.10 LITIGATION.

Except as disclosed in SECTION 2.10 of the Company Disclosure Schedule, as of the date hereof, there are no claims, suits, actions or proceedings pending which have been served on the Company or, to the knowledge of the Company, threatened in writing or otherwise pending, against the Company in writing before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or have a Material Adverse Effect on the ability of the Company to consummate the Merger.

2.11 EMPLOYEE BENEFIT PLANS AND COMPENSATION.

(a)  DEFINITIONS. With the exception of the definition of “Affiliate” set forth in Section 2.11(a) below (which definition shall apply only to this Section 2.11(a)), for purposes of this Agreement, the following terms shall have the following respective meanings:

“AFFILIATE” shall mean any other Person that is treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder; provided, however, that with respect to any Company Subsidiaries that are Affiliates, the following representations and warranties made in this Section 2.11 are made only since the date of such Company Subsidiary’s acquisition.

“COMPANY EMPLOYEE PLAN” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“CODE” shall mean the Internal Revenue Code of 1986, as amended.

“DOL” shall mean the United States Department of Labor.

“EMPLOYEE” shall mean any current, former or rehired employee, consultant, officer or director of the Company or any Affiliate.

“EMPLOYEE AGREEMENT” shall mean each employment, consulting or similar agreement not terminable at will by the Company, each agreement providing for severance, relocation, repatriation, expatriation or similar agreement (including, without limitation, any offer letter or any agreement providing for acceleration of Company Stock Options) between the Company or any Affiliate and any Employees (including veterinarians) wherein the amount payable by the Company in any twelve month period exceeds $120,000.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“IRS” shall mean the United States Internal Revenue Service.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

“PENSION PLAN” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b)   EMPLOYEE PLAN COMPLIANCE. To the Company’s knowledge, the Company and each Affiliate have performed all obligations required to be performed by it under, is not in default or violation of, and have no knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code, except for such failure to perform, default, violation or non-compliance that would not reasonably be expected to have a Material Adverse Effect on the Company. To the Company’s knowledge, any Company Employee Plan intended to be qualified under Section 401(a) of the Code and any trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. To the Company’s knowledge, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending which have been served on the Company or an Affiliate or, to the knowledge of the Company, otherwise pending or threatened in writing against any Company Employee Plan or against the assets of any Company Employee Plan. To the Company’s knowledge, there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened in writing by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. To the Company’s knowledge, neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code that would reasonably be expected to have a Material Adverse Effect on the Company. To the Company’s knowledge, the Company and its Affiliates have made all material contributions and other payments required by and due under the terms of each Company Employee Plan. To the Company’s knowledge, neither the Company nor an Affiliate maintains or has any obligation under a nonqualified deferred compensation plan within the meaning of Code Section 409A that fails to meet the requirements of paragraph (2), (3), or (4) of Code Section 409A or that is not operated in accordance with a good faith interpretation of such requirements or with respect to which assets are subject to Code Section 409A(b). To the Company’s knowledge, neither the Company nor an Affiliate has any obligation to make a nondeductible contribution to any Company Employee Plan.

(e)  NO PENSION PLAN. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(f)  NO SELF-INSURED PLAN. Neither the Company nor any Affiliate has ever maintained, established sponsored, participated in or contributed to any self-insured plan that provides healthcare, life or long-term disability benefits to employees (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies).

(g)  COLLECTIVELY BARGAINED, MULTIEMPLOYER AND MULTIPLE-EMPLOYER PLAN. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any multiemployer plan within the meaning of Section 3(37) of ERISA. Neither the Company nor any Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or to any plan described in Section 413 of the Code.

(h)  NO POST-EMPLOYMENT OBLIGATIONS. To the Company’s knowledge, except as set forth in SECTION 2.11(H) of the Company Disclosure Schedule, no Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree or post-employment life insurance, retiree or post-employment health or other retiree or post-employment employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has not represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree or post-employment life insurance, or post-employment retiree health or other or post-employment retiree employee welfare benefits, except to the extent required by statute and except for such of the foregoing which would not reasonably be expected, either singularly or in the aggregate, to have a Material Adverse Effect on the Company.

(i)  COBRA; FMLA; HIPAA. To the Company’s knowledge, the Company and each Affiliate have, prior to the Effective Time, complied with COBRA, FMLA, HIPAA, and any similar provisions of state law applicable to its Employees except for noncompliance which would not reasonably be expected, either singularly or in the aggregate, to have a Material Adverse Effect on the Company. To the Company’s knowledge, the Company does not have material unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension except where such unsatisfied obligations would not reasonably be expected, either singularly or in the aggregate with all such other obligations, to have a Material Adverse Effect.

(j)  EFFECT OF TRANSACTION. Except as set forth in SECTION 2.11(J) of the Company Disclosure Schedule, to the knowledge of the Company, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits or be deemed a “parachute payment” under Section 280G of the Code with respect to any Employee.

(k)  EMPLOYMENT MATTERS. Except as set forth in SECTION 2.11(K) of the Company Disclosure Schedule and except in each case where non-compliance, failure to withhold or report, failure to comply or liability would not have a Material Adverse Effect, on the Company to the Company’s knowledge, the Company and each Affiliate: (i) are in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, termination of employment, employee safety and wages and hours, and in each case, with respect to Employees; (ii) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) are not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). As of the date hereof, there are no actions, suits, claims or administrative matters pending which have been served on the Company or an Affiliate, or to the Company’s or an Affiliate’s knowledge, otherwise pending or threatened in writing against the Company relating to any Employee, Employee Agreement or Company Employee Plan, except where such actions, suits, claims or administrative matters would not have a Material Adverse Effect on the Company. As of the date hereof, there are no pending claims or actions which have been served on the Company or an Affiliate, or to the Company’s or an Affiliate’s knowledge, otherwise threatened in writing against the Company, or an Affiliate under any worker’s compensation policy of the Company or an Affiliate, except where such pending claims would not have a Material Adverse Effect on the Company. To the Company’s and the Affiliates’ knowledge, no Employee has violated any employment contract, nondisclosure agreement, non-competition or non-solicitation agreement by which such Employee is bound.

2.12 LABOR MATTERS.

Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company nor does the Company know of any activities or proceedings of any labor union to organize any such employees. To the Company’s knowledge (i) there are no employees of the Company working in the United States who are not U.S. citizens and (ii) all employees of the Company who are performing services for the Company in the United States are legally able to work in the United States and will be able to continue to work in the United States following the Acquisition.

2.13 RESTRICTIONS ON BUSINESS ACTIVITIES.

Except as disclosed in SECTION 2.13 of the Company Disclosure Schedule, to the Company’s knowledge, as of the date hereof, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its assets or to which the Company or any Subsidiary is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any Subsidiary, any acquisition of property by the Company or any Subsidiary or the conduct of business by the Company or any Subsidiary as currently conducted, other than such effects, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect on the Company.

2.14 OWNED AND LEASED REAL PROPERTIES.

(a)  SECTION 2.14(A) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property and interests in real property owned in fee by the Company or any of the Company Subsidiaries (collectively, the “OWNED REAL PROPERTY”) and the address and owner of each parcel of Owned Real Property. Except as set forth in SECTION 2.14(B) of the Company Disclosure Schedule, to the Company’s knowledge, the Company or one of the Company Subsidiaries has good and valid fee simple title to each parcel of Owned Real Property listed in SECTION 2.14(A) of the Company Disclosure Schedule free and clear of all Liens, except for such Permitted Liens and Liens that, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect on the Company. To the extent in the possession and control of the Company, the Company has made available to Merger Sub prior to the date hereof copies of all existing vesting deeds, title policies and surveys and all other material documents, instruments and agreements directly affecting title to the Company’s or the Company’s Subsidiaries’ property rights to ownership, use and possession of, the Owned Real Property.

(b)  SECTION 2.14(B)(I) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of the

Company Subsidiaries (the “LEASED REAL PROPERTY”) pursuant to lease agreements having an annual base rent in excess of $35,000 (collectively, the “LEASES”). Except as set forth in SECTION 2.14(B)(II) of the Company Disclosure Schedule, (A) the Company or one of the Company Subsidiaries has good and valid leasehold interest in the Leased Real Property and (B) neither the Company nor any of the Company Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and the Company Subsidiaries.

(c)  To the knowledge of the Company, each Lease is in full force and effect, is a valid and binding obligation of, and is legally enforceable against, the Company or its Subsidiary party thereto and the respective counterparties thereto.

(d)  Except as disclosed in SECTION 2.14(D) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries nor, to the Company’s knowledge, any other party to any Lease is in default or material breach under any of the Leases (or has taken or has failed to take any action which, with notice, lapse of time, or both, would constitute a default) that would be likely to result in a Material Adverse Effect on the Company.

(e)  Except as set forth in SECTION 2.14(E) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is obligated under or bound by any option, right of first refusal, purchase contract or other contractual right to sell or purchase any Owned Real Property or Leased Real Property or any portions thereof or interests therein.

2.15 TAXES.

(a)  DEFINITION OF TAXES. For the purposes of this Agreement, “TAX” or “TAXES” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(b)  TAX RETURNS AND AUDITS. Except as set forth in SECTION 2.15 of the Company Disclosure Schedule:

(i)  The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“RETURNS”) required to be filed by the Company with any Tax authority prior to the date hereof, except such Returns which are not material to the Company. To the Company’s knowledge, all such Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due on such Returns. The Company is not a “United States real property holding corporation,” as defined in section 897 of the Internal Revenue Code of 1986, as amended, and Section 1.897-2(b) of the regulations promulgated thereunder.

(ii)  All material Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii)  The Company is not delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

(iv)  As of the date hereof, to the Company’s knowledge, no audit or other examination of any material Return of the Company by any Tax authority is in progress and the Company has not been notified of any request for such an audit or other examination.

(v)  As of the date hereof, no adjustment relating to any material Taxes has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(vi)  The Company has no liability for any material unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements or the Unaudited

Financial Statements, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business.

(vii)  To the Company’s knowledge, the Company has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.16 ENVIRONMENTAL MATTERS.

(a)  Except as disclosed in SECTION 2.16 of the Company Disclosure Schedule, to the knowledge of the Company: (i) the Company has complied with all applicable Environmental Laws; (ii) the properties currently operated by the Company (including soils, groundwater, surface water, buildings or other structures) have not been contaminated with any Hazardous Substances by any action of the Company; (iii) the properties formerly owned by the Company were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or, to the Company’s knowledge, during any prior period; (iv) the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) the Company has not been associated with any release of any Hazardous Substance; (vi) as of the date hereof, the Company has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or liable under any Environmental Law; and (vii) the Company is not subject to any orders, decrees or injunctions with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b)  As used in this Agreement, the term “ENVIRONMENTAL LAW” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c)  As used in this Agreement, the term “HAZARDOUS SUBSTANCE” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

(d)  Except as set forth on SECTION 2.16 of the Company Disclosure Schedule, the Company has not commissioned and does not possess any environmental investigations, studies or audits with respect to any of the Properties or Leased Real Property.

2.17 BROKERS; THIRD PARTY EXPENSES.

Except as set forth in SECTION 2.17 of the Company Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. No shares of Company Capital Stock and no Company Options or Company Warrants or other securities of the Company are payable to any third party by the Company as brokerage, finders’ fees, agent’s commissions or any similar charge as a result of the Merger.

2.18 INTELLECTUAL PROPERTY.

For the purposes of this Agreement, the following terms have the following definitions:

“INTELLECTUAL PROPERTY” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“PATENTS”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “TRADEMARKS”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated; and (x) any similar or equivalent rights to any of the foregoing (as applicable).

“COMPANY INTELLECTUAL PROPERTY” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company, including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software).

“REGISTERED INTELLECTUAL PROPERTY” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

“COMPANY REGISTERED INTELLECTUAL PROPERTY” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

(a)  Except as disclosed in SECTION 2.18(A) of the Company Disclosure Schedule, as of the date hereof, no Company Intellectual Property is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation which has been served on the Company, or to the Company’s knowledge, otherwise pending, restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company.

(b)  Except as disclosed in SECTION 2.18(B) of the Company Disclosure Schedule, to the knowledge of the Company, the Company owns and has good and marketable title to each material item of Company Intellectual Property owned by it free and clear of any liens and encumbrances (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company is the exclusive owner of all material registered Trademarks used in connection with the operation or conduct of the business of the Company as now conducted, including the sale of any products or the provision of any services by the Company.

(c)  To the Company’s knowledge, the operation of the business of the Company, as such business currently is conducted, including the Company’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

2.19 AGREEMENTS, CONTRACTS AND COMMITMENTS.

(a)  For purposes of this Agreement, (i) the term “COMPANY CONTRACTS” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of Company may be bound, subject or affected (including without limitation notes or other instruments payable to the Company), (ii) the term “ROUTINE OPERATING CONTRACTS” shall mean operating agreements, distribution agreements and other similar agreements routinely used in the day-to-day operations of the Company’s business, and (iii) the term “MATERIAL COMPANY CONTRACTS” shall mean (x) each Company Contract that is not a Routine Operating Contract and (I) which provides for payments (present or future) to the Company in excess of $100,000 in the aggregate or (II) under which or in respect of which the Company presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $100,000, and (y) without limitation of subclause (x), each of the following Company Contracts (but excluding in every case Routine Operating Contracts and leases for real property), the relevant terms of which remain executory:

(i)  any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by the Company in excess of $100,000;

(ii)  any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from the Company by any officer or director of the Company, or stockholder owning 5% or more of the Company’s stock (a “COMPANY INSIDER”);

(iii)  any guaranty, direct or indirect, by the Company or any Company Insider of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iv)   any Company Contract of employment other than for at-will employment ;

(v)  any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company;

(vi)  any obligation to register any shares of the capital stock or other securities of the Company with any Governmental Entity;

(vii)  any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(viii)  any collective bargaining agreement with any labor union;

(ix)  any lease or similar arrangement for the use by the Company of personal property (other than leases of vehicles, office equipment or operating equipment where the annual lease payments are less than $50,000 in the aggregate); and

(x)  any Company Contract to which any Company Insider is a party.

(b)  Except as set forth in SECTION 2.19(B) of the Company Disclosure Schedule, and except as would not have a Material Adverse Effect on the Company, each Material Company Contract was entered into at arm’s length, is in full force and effect and is valid and binding upon and enforceable against the Company, and to its knowledge, each of the other parties thereto.

(c)  Except as set forth in SECTION 2.19(C) of the Company Disclosure Schedule, as of the date hereof (i) neither the Company nor, to the Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, (ii) no party to any Material Company Contract has given any written notice of any claim of any breach, default or event, which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company and (iii) each Material Company Contract to which the Company is a party or by which it is bound that has not expired by its terms is in full force and effect, except in each such case for any breach, default, notice, termination or expiration that would not reasonably be expected to have a Material Adverse Effect on the Company.

2.20 INSURANCE.

(a)  The Company maintains such policies of insurance (including, without limitation, fire, theft, casualty, general liability, workers compensation, and automobile insurance policies and bond and surety arrangements) that are reasonable and customary for similarly situated companies (the “INSURANCE POLICIES”). To the Company’s knowledge, the Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as reasonably determined by the Company. To the knowledge of the Company, all material premiums due and payable under the Insurance Policies have been paid on a timely basis and the Company or any Subsidiary is in compliance in all material respects with all other terms thereof.

(b)  As of the date hereof, there are no claims under Insurance Policies that are pending as to which coverage has been questioned, denied or disputed, except as would not be reasonably expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, all claims thereunder have in all material respects been filed in a due and timely fashion and the Company has not been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has the Company received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies, in any case where such refusal, termination, cancellation, reduction, elimination or increase would not reasonably be expect to have a Material Adverse Effect on the Company.

2.21 GOVERNMENTAL ACTIONS/FILINGS.

Except as set forth in SECTION 2.21 of the Company Disclosure Schedule, to the Company’s knowledge, the Company and each Subsidiary has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by the Company of its business (as presently conducted), other than such failure to be granted, to hold or make Governmental Actions/Filings, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect on the Company. To the Company’s knowledge, each such Governmental Action/Filing is in full force and effect, and the Company and each Subsidiary is in substantial compliance with all of its obligations with respect thereto. To the Company’s knowledge, no Governmental Action/Filing is necessary to be obtained, secured or made by the Company or any Subsidiary to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is substantially consistent with current practice. For purposes of this Agreement, the term “GOVERNMENTAL ACTION/FILING” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.22 INTERESTED PARTY TRANSACTIONS.

Except as set forth in the SECTION 2.22 of the Company Disclosure Schedule or in the Audited Financial Statements or the Unaudited Financial Statements, to the Company’s knowledge, no employee, officer, director or stockholder of the Company or a member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other employee benefits made generally available to all employees. Except as set forth in SECTION 2.22 of the Company Disclosure Schedule, to the Company’s knowledge, none of the Company’s officers or employees has any direct or indirect ownership interest in any Person with whom the Company is affiliated or with whom the Company has a contractual relationship, or in any Person that competes with the Company, except that each officer or employee of the Company and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Company. Except as set forth in SECTION 2.22 of the Company Disclosure Schedule, to the knowledge of the Company, no officer or director or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract with the Company or any Subsidiary (other than such contracts as relate to any such Person’s ownership of Company Capital Stock or other securities of the Company or such Person’s employment with the Company).

2.23 CORPORATE APPROVALS.

The Board of Directors of the Company has, as of the date of this Agreement determined (i) that the Merger is fair to, and in the best interests of the Company and its stockholders, and (ii) to recommend that the stockholders of the Company approve this Agreement.

2.24 PROXY STATEMENT/PROSPECTUS.

The information supplied by the Company for inclusion in Parent’s proxy statement/prospectus included in Parent’s Registration Statement on Form S-4 in connection with the meeting of Parent’s stockholders to consider the approval of this Agreement (the “PARENT STOCKHOLDERS’ MEETING”) and registration of the issuance of the Merger Consideration (such proxy statement/prospectus as amended or supplemented is referred to herein as the “PROXY STATEMENT/PROSPECTUS”), including, without limitation, the information covered by the other representations and warranties contained in this Article II but subject to the qualifications and limitations stated therein, shall not at the time the Proxy Statement/Prospectus is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made (including, without limitation, in light of the risk factor disclosure therein) not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or any Person other than the Company which is contained in any of the foregoing documents.

2.25 NO RELIANCE.

The representations and warranties of the Company contained in this Agreement and the other agreements contemplated hereby constitute the sole and exclusive representations and warranties of the Company to Parent and Merger Sub in connection with the transactions contemplated hereby. Except for such representations and warranties (in each case, as modified by the Company Disclosure Schedule), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by any of its employees, agents or representatives (including with respect to the distribution to, or any such Person’s reliance on, any information, documents or other material made available to Parent or Merger Sub or their representatives in any data room, management presentation or in any other form in expectation of, or in connection with, the transactions contemplated hereby). Except for such representations and warranties (in each case, as modified by the Company Disclosure Schedule), the Company hereby disclaims all liability and responsibility for any projection, forecast or information made, communicated, or furnished (orally or in writing) to Parent, Merger Sub or any of their respective affiliates, officers, directors, employees, agents or representatives (including opinion, information, projection, or advice that may have been or may be provided to any such Person or any director, officer, employee, agent, consultant, or representative of such Person or any of its affiliates). Each of Parent and Merger Sub acknowledges and agrees that it has not relied on any representations and warranties other than the express representations and warranties set forth in this Agreement and the agreements contemplated hereby in entering into this Agreement.

2.26 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

The representations and warranties of the Company set forth in this Agreement shall survive the Closing until the end of the Survival Period.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in Schedule 3 attached hereto (the “PARENT DISCLOSURE SCHEDULE”), Parent represents and warrants to the Company, as follows:

3.1 ORGANIZATION AND QUALIFICATION.

(a)  Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Parent to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Complete and correct copies of the Charter Documents of Parent, as amended and currently in effect, have been heretofore delivered to or made available (including as may be available pursuant to the Parent SEC Reports) the Company. Parent is not in violation of any of the provisions of Parent’s Charter Documents.

(b)  Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(c)  Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned to be conducted. Merger Sub was formed solely for purposes of the Merger. Complete and correct copies of the Charter Documents of Merger Sub, as amended and currently in effect, are attached hereto as EXHIBIT A. Merger Sub is not in violation of any of the provisions of the Merger Sub’s Charter Documents.

3.2 SUBSIDIARIES.

Except for Merger Sub, which is a wholly-owned subsidiary of Parent, Parent has no subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person and has no agreement or commitment to purchase any such interest, and Parent has not agreed and is not obligated to make nor is it bound by any agreement, contract, binding understanding, instrument, note, option, commitment or undertaking of any nature, under which it may become obligated to make, any future investment in or capital contribution to any other entity.

3.3 CAPITALIZATION.

(a)  The authorized capital stock of Parent consists of 25,000,000 shares of common stock, par value $0.0001 per share (“PARENT COMMON STOCK”) and 1,000,000 shares of preferred stock, par value $0.0001 per share (“PARENT PREFERRED STOCK”), of which 8,750,000 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding, all of which are validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, its Charter Documents or any agreement or document to which Parent is a party or by which it is bound. Except as set forth in the Parent SEC Reports (as defined below) (i) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock or Parent Preferred Stock granted to employees of Parent or other parties (“PARENT STOCK OPTIONS”) and there are no outstanding Parent Stock Options; (ii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock or Parent Preferred Stock (“PARENT WARRANTS”) and there are no outstanding Parent Warrants; and (iii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities (“PARENT CONVERTIBLE SECURITIES”). All outstanding shares of Parent Common Stock and Parent Preferred Stock, all Parent Stock Options, all Parent Warrants and all Parent Convertible Securities have been issued and granted in compliance with (x) all applicable securities laws and other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts (as defined below), except where non-compliance would not reasonably be expected to have a Material Adverse Effect. Parent has no obligation (contingent or otherwise) to pay any dividend with respect to any shares of Parent Common Stock or Parent Preferred Stock or to make any other distribution in respect thereof.

(b)  Except as contemplated by this Agreement and except as set forth in the Parent SEC Reports, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or obligating Parent to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c)  The shares of Parent Common Stock to be issued by Parent in connection with the Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and non-assessable and will be issued in compliance with all Legal Requirements, including securities laws, except where non-compliance would not reasonably be expected to have a Material Adverse Effect on the Parent.

(d)  Except as set forth in SECTION 3.3(D) of the Parent Disclosure Schedule or as contemplated by this Agreement or the Parent SEC Reports, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to any equity security of any class of Parent.

3.4 AUTHORITY RELATIVE TO THIS AGREEMENT.

Each of Parent and Merger Sub has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document which Parent or Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s and Merger Sub’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby and thereby (including the Merger). The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by its Board of Directors), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Parent Stockholder Approval (as defined in Section 5.1(a)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

(a)  The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not: (i) conflict with or violate Parent’s or Merger Sub’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to, any Parent Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.

(b)  The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, (ii) the qualification of Parent as a foreign corporation in those jurisdictions in which the business of the Company makes such qualification necessary, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6 COMPLIANCE.

Parent has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. The business and activities of Parent have not been and are not being conducted in violation of any Legal Requirements. No written notice of non-compliance with any Legal Requirements has been received by Parent.

3.7 SEC FILINGS; FINANCIAL STATEMENTS.

(a)  Parent has made available to the Company a correct and complete copy of each report, registration statement and definitive proxy statement filed by Parent with the SEC (the “PARENT SEC REPORTS”), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. As of their respective dates, the Parent SEC Reports: (i) were timely filed and prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports; and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed.

(b)  Each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, at the time they were filed complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal year-end adjustments which were not and will not have a Material Adverse Effect on Parent in the aggregate.

3.8 NO UNDISCLOSED LIABILITIES.

Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Parent SEC Reports which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (i) liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since January 1, 2007 in the ordinary course of business, none of which would have a Material Adverse Effect on Parent. Merger Sub has no assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever except such obligations and liabilities as are imposed under this Agreement. Parent’s accrued expenses as of September 30, 2007 are listed in SECTION 3.8 of the Parent Disclosure Schedule.

3.9 ABSENCE OF CERTAIN CHANGES OR EVENTS.

Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since January 1, 2007, there has not been: (i) any Material Adverse Effect on Parent or Merger Sub; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s or Merger Sub’s capital stock, or any purchase, redemption or other acquisition by Parent or Merger Sub of any of Parent’s or Merger Sub’s capital stock or any other securities of Parent or Merger Sub or any options, warrants, calls or rights to acquire any such shares or other securities; (iii) any split, combination or reclassification of any of Parent’s or Merger Sub’s capital stock; (iv) any granting by Parent or Merger Sub of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent or Merger Sub of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent or Merger Sub of any increase in severance or termination pay or any entry by Parent or Merger Sub into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent or Merger Sub of the nature contemplated hereby; (v) entry by Parent or Merger Sub into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent or Merger Sub with respect to any Governmental Entity; (vi) any material change by Parent or Merger Sub in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP; (vii) any change in the auditors of Parent or Merger Sub; (viii) any issuance of capital stock of Parent or Merger Sub; (ix) any revaluation by Parent or Merger Sub of any of its assets or any sale of assets of Parent or Merger Sub other than in the ordinary course of business; (x) any material claims, suits, actions or proceedings commenced or settled by Parent; or (xi) any material transaction or any other material action taken by Parent outside the ordinary course of business or inconsistent with past practices; or (xii) any agreement to do any of the foregoing.

3.10 LITIGATION.

There are no claims, suits, actions or proceedings pending or to Parent’s knowledge, threatened in writing against Parent or Merger Sub, before any court, governmental department, SEC, agency, instrumentality or authority, or any arbitrator that seek to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or Merger Sub or have a Material Adverse Effect on the ability of Parent and Merger Sub to consummate the Merger.

3.11 EMPLOYEE BENEFIT PLANS.

Except as set forth in SECTION 3.11 of the Parent Disclosure Schedule, Parent does not maintain, and has no liability under, any employee benefit plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director, officer or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12 RESTRICTIONS ON BUSINESS ACTIVITIES.

Except as set forth in the Charter Documents of Parent and in the Parent SEC Reports, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on Parent.

3.13 TITLE TO PROPERTY.

Parent does not own or lease any real property or personal property. Except as set forth in the Parent SEC Reports, there are no options or other contracts under which Parent has a right or obligation to acquire or lease any interest in real property or personal property.

3.14 TAXES. Except as set forth in SECTION 3.14 of the Parent Disclosure Schedule:

(a)  Parent has timely filed all Returns required to be filed by Parent with any Tax authority, except such Returns which are not material to Parent. All such Returns are true, correct and complete in all material respects. Parent has paid all Taxes (whether or not shown to be due on such Returns) that have become due and payable on or before the date hereof except for Taxes which are being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP.

(b)  All Taxes that Parent is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Tax authorities to the extent due and payable.

(c)  There are no material Tax deficiencies outstanding, assessed or, to the knowledge of Parent, threatened against Parent, nor has Parent executed any waiver of any statute of limitations or extended any period for the assessment or collection of any Tax.

(d)  No audit or other examination of any Return of Parent by any Tax authority is presently pending, nor has Parent been notified of any request for such an audit or other examination.

(e)  There are no Tax liens upon the assets of Parent, except liens for current Taxes not yet due and payable.

(f)  No adjustment relating to any Returns filed by Parent has been proposed in writing, formally or informally, by any Tax authority to Parent or any representative thereof.

(g)  Parent is not liable for the Taxes of any Person, is not currently under any contractual obligation to indemnify any Person with respect to Taxes (except for customary agreements to indemnify lenders) and is not a party to or bound by any Tax sharing agreement.

(h)  Parent has not taken any action and does not know of any fact, agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(i)  Parent has not engaged in any transaction which requires its participation to be disclosed under Treasury Regulation Section 1.6011-4.

3.15 BROKERS.

Except as set forth in SECTION 3.15 of the Parent Disclosure Schedule, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.16 INTELLECTUAL PROPERTY.

Parent does not own, license or otherwise have any right, title or interest in any Intellectual Property.

3.17 AGREEMENTS, CONTRACTS AND COMMITMENTS.

(a)  The Parent SEC Reports contain a complete and accurate list of all Material Parent Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “PARENT CONTRACTS” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected (including without limitation notes or other instruments payable to Parent) and (ii) the term “MATERIAL PARENT CONTRACTS” shall mean (x) each Parent Contract which (I) provides for payments (present or future) to Parent in excess of $100,000 in the aggregate or (II) under which or in respect of which Parent presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $100,000, and (y) without limitation of subclause (x), each of the following Parent Contracts, the relevant terms of which remain executory:

(i)  any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by Parent in excess of $100,000;

(ii)  any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from Parent by any officer or director of Parent, or stockholder owning 5% or more of Parent’s stock (a “PARENT INSIDER”);

(iii)  any guaranty, direct or indirect, by Parent or any Parent Insider of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iv)  any Parent Contract of employment other than for at-will employment;

(v)  any Parent Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of Parent or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of Parent;

(vi)  any obligation to register any shares of the capital stock or other securities of Parent with any Governmental Entity;

(vii)  any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(viii)  any collective bargaining agreement with any labor union;

(ix)  any lease or similar arrangement for the use by Parent of personal property (other than leases of vehicles, office equipment or operating equipment where the annual lease payments are less than $100,000 in the aggregate); and

(x)  any Parent Contract to which any Parent Insider is a party.

(b)  Each Material Parent Contract was entered into at arm’s length, is in full force and effect and is valid and binding upon and enforceable against the Parent and Merger Sub, and to the knowledge or Parent, each of the other parties thereto. True, correct and complete copies of all Material Parent Contracts have been filed as exhibits to the Parent SEC Reports.

(c)  Neither Parent nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Parent Contract, and no party to any Material Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Parent. Each agreement, contract or commitment to which Parent is a party or by which it is bound that has not expired by its terms is in full force and effect, except in each such case for any breach, default, notice, termination or expiration that would not reasonably be expected to have a Material Adverse Effect on the Parent.

3.18 INSURANCE.

Except for directors’ and officers’ liability insurance, Parent does not maintain any Insurance Policies.

3.19 INTERESTED PARTY TRANSACTIONS.

Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, no employee, officer, director or stockholder of Parent or a member of his or her immediate family is indebted to Parent, nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent. Except as set forth in the Parent SEC Reports, to Parent’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a contractual relationship, or any Person that competes with Parent, except that each employee, stockholder, officer or director of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent. Except as set forth in the Parent SEC Reports and SECTION 3.11 of the Parent Disclosure Schedule, to Parent’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent or any Subsidiary (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

3.20 INDEBTEDNESS.

Except as set forth in the Parent SEC Reports, Parent has no indebtedness for borrowed money.

3.21 OVER-THE-COUNTER BULLETIN BOARD QUOTATION.

Parent Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTC BB”). There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by NASD, Inc. (“NASD”) with respect to any intention by the NASD to prohibit or terminate the quotation of Parent Common Stock on the OTC BB.

3.22 BOARD APPROVAL.

The Board of Directors of Parent, based upon the recommendation by the Parent Special Committee, has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of Parent, and (iii) determined that the fair market value of the Company is equal to at least 80% of Parent’s net assets.

3.23 TRUST FUND.

As of the date hereof and upon the Closing, Parent has and will have no less than $50,000,000 in cash in its Trust Fund (after deducting the amount of any accrued but unpaid fees, expenses and other obligations incurred by Parent prior to or in connection with the Closing but without deducting any amounts paid in connection with obtaining a fairness opinion from a nationally recognized financial advisor and to public stockholders of Parent holding shares of Parent Common Stock issued in Parent’s IPO who vote against the Merger and properly convert their shares into a pro rata portion of the funds held in the Trust Fund), which cash has been invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in the Trust Fund maintained by Corporate Stock Transfer, Inc., acting as trustee (the “TRUSTEE”).

3.24 NO RELIANCE.

The representations and warranties of the Parent and Merger Sub contained in this Agreement and the other agreements contemplated hereby constitute the sole and exclusive representations and warranties of the Parent and Merger Sub to the Company in connection with the transactions contemplated hereby. Except for such representations and warranties (in each case, as modified by the Parent Disclosure Schedule), neither the Parent, the Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent and Merger Sub or the transactions contemplated by this Agreement, and each of the Parent and Merger

Sub disclaims any other representations or warranties, whether made by it or any of its employees, agents or representatives (including with respect to the distribution to, or any such Person’s reliance on, any information, documents or other material made available to Company or its representatives in any data room, management presentation or in any other form in expectation of, or in connection with, the transactions contemplated hereby). Except for such representations and warranties (in each case, as modified by the Parent Disclosure Schedule), each of the Parent and Merger Sub hereby disclaims all liability and responsibility for any projection, forecast, or information made, communicated, or furnished (orally or in writing) to Company or any of its affiliates, officers, directors, employees, agents or representatives (including opinion, information, projection, or advice that may have been or may be provided to any such Person or any director, officer, employee, agent, consultant, or representative of such Person or any of its affiliates). The Company acknowledges and agrees that it has not relied on any representations and warranties other than the express representations and warranties set forth in this Agreement and the other agreements contemplated hereby in entering into this Agreement.

3.25 COMPANY PROXY MATERIALS.

The information relating to Parent and Merger Sub supplied by Parent and Merger Sub for inclusion in any proxy or other materials provided by the Company to its stockholders will not as of date of its distribution to the holders of Company Capital Stock (or any the date of distribution of any amendment or supplement thereto) contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

3.26 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent set forth in this Agreement shall survive until the end of the Survival Period (as defined in Section 7.4(a)).

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 CONDUCT OF BUSINESS BY COMPANY, PARENT AND MERGER SUB.

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, Parent and Merger Sub shall, except in connection with Permitted Acquisitions (as defined in Section 4.2) or Permitted Financings or to the extent that the other parties shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except in connection with Permitted Acquisitions (as defined in Section 4.2) or Permitted Financings or as otherwise required or permitted by the terms of this Agreement, without the prior written consent of the other parties, not to be unreasonably withheld or delayed, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, Parent and Merger Sub shall not do any of the following:

(a)  Waive any stock repurchase rights, accelerate (except as disclosed in the Company Disclosure Schedule), amend or (except as specifically provided for herein) change the period of exercisability of options, warrants or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans or any warrants except in connection with severance arrangements with employees or consultants terminated prior to the date hereof;

(b)  Grant any severance or termination pay to any officer or employee terminated after the date hereof except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c)  Transfer or license to any Person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company, Merger Sub or Parent, as applicable, or enter into grants to transfer or license to any Person future patent rights, other than in the ordinary course of business consistent with past practices, provided that in no event shall the Company, Merger Sub or Parent license on an exclusive basis or sell any material Intellectual Property of the Company, Merger Sub or Parent as applicable;

(d)  Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of the Company;

(e)  Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company, Merger Sub or Parent, as applicable, from any Person who is required to execute and deliver a Significant Stockholder Lock-up Agreement or any transferee of any such Person except as set forth in Schedule 4.1(e) of the Company Disclosure Schedule; (f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities, except for the issuance of Company Common Stock upon the exercise of outstanding Company Options or Company Warrants, or issuance of Company Common Stock upon the conversion of any Company Preferred Stock or Company Convertible Notes;

(g)  Amend its Charter Documents unless required or permitted to do so hereunder;

(h)  Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent or the Company as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services, other than franchise and area development agreements entered into by the Company in the ordinary course of business;

(i)  Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) the sale, lease, license, encumbrance or other disposition of property or assets that are not material, individually or in the aggregate, to the business of such party, and (C) the purchase and re-sale of real property in connection with the acquisition of additional hospitals or clinics;

(j)  Incur Indebtedness, except that the Company may incur Indebtedness in connection with Permitted Acquisitions, Permitted Financings or otherwise in the ordinary course of business in connection with implementing the Company’s business plan that shall have terms and conditions consistent with the then prevailing market for similar indebtedness incurred by borrowers having a financial condition similar to the Company; provided, that in no event will any such Indebtedness incurred subsequent to the execution of this Agreement: (i) include more than $3 million in principal amount with a term to maturity of less than 36 months; (ii) contain any prepayment penalties or make whole payment penalties associated with the refinancing thereof in excess of three (3%) or (iii) carry an interest rate in excess of nine percent (9%); provided, however, that notwithstanding the foregoing the Company may incur up to $19.5 million in principal amount of indebtedness that carries an interest rate not to exceed thirteen percent (13%). For purposes of the foregoing, “INDEBTEDNESS” shall mean (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, including Company Convertible Notes, (c) all obligations upon which interest is customarily paid, (d) all obligations for purchase money financing, including obligations under conditional sale or other title retention agreements or issued or assumed in respect of deferred purchase price, relating to assets purchased by the Company or Parent, (e) all guarantees of any obligation of the type described in the clauses hereof of any other person, (f) all interest rate protection, foreign currency exchange or other interest or exchange rate hedging agreements and (g) all obligations as an account party in respect of bankers’ acceptances, in the case of each clause above, as of such date; provided, however, that notwithstanding the foregoing, Indebtedness shall not include any obligations to those former owners of hospitals or clinics purchased by the Company that are contingent upon the future achievement of earnings, revenues or other financial performance targets which former owners and the amount of such contingent obligations are set forth on Section 2.19(a)(1) of the Company Disclosure Schedule under the caption “Earn-Out Promissory Notes”;

(k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices; provided, however, that the Company may implement the Management Performance Bonus Pool;

(l)  (i) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Audited Financial Statements or Unaudited Financial Statements or in the most recent financial statements included in the Parent SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which Parent is a party or of which Parent is a beneficiary, as applicable;

(m)  Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Material Company Contract or Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n)  Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o)  Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $35,000 in any 12 month period, other than the Company under a Routine Operating Contract or the incurrence of Indebtedness permitted by clause (j) above;

(p)  Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(q)  Form, establish or acquire any subsidiary except as contemplated by this Agreement or in connection with any Permitted Acquisition;

(r)  Except as set forth in the Company Disclosure Schedule, permit any Person to exercise any of its discretionary rights under any Company Employee Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(s)  Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

(t)  Take or omit to take any action, the taking or omission of which would be reasonably anticipated to have a Material Adverse Effect on the Company and the Company’s Subsidiaries, taken as a whole;

(u)  Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other Affiliates (other than (i) payment of salary and benefits in the ordinary course of business consistent with past practice, (ii) the reimbursement of reasonable expenses incurred on behalf of the Company or Parent (as applicable), or (iii) the providing of other employee benefits made generally available to all employees); or

(v)  Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1(a) through 4.1(u) above.

4.2 ACQUISITIONS.

(a)  Between the date of the signing of the Merger Agreement and the Closing, the Company shall continue to present for the approval of its Board of Directors, in a manner consistent with its current practice, new letters of intent or definitive agreements for any hospital or clinic acquisitions or group of hospital or clinic acquisitions. If any such hospital or clinic acquisition, or group of hospital or clinic acquisitions, presented to the Company’s Board of Directors at a particular time, has a purchase price (aggregated in the case of a group of acquisitions) which exceeds either (i) six times such target’s (or targets’) trailing twelve month EBITDA as of the end of the most recent fiscal quarter of such target or (ii) 1.1 times the aggregate of such target’s (or targets’) trailing twelve month revenue as of the end of the most recent fiscal quarter of such target (or targets), any such acquisition or group of acquisitions shall be subject to the approval of an acquisition committee of the Parent Board consisting of one person that Parent expects to designate as a post-closing Board of Directors nominee in accordance with Section 5.2 below, a member of Parent’s Special Committee and an additional person who is a member of the Parent Board, which additional person may rotate among the other members of the Parent Board (the “ACQUISITION COMMITTEE”), which approval shall not unreasonably be withheld. The Acquisition Committee shall be deemed to have approved any acquisition presented for its approval pursuant to this Section 4.2 if it does not notify the Company of its disapproval of such acquisition within seven business days following the date of the presentation of such acquisition by the Company to the Acquisition Committee.

(b)  From the date of this Agreement until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company will permit Parent to send up to three non-voting observers to attend the portion of the meetings of the Company’s Board of Directors at which the Company Board reviews possible hospital or clinic acquisitions and will provide such observers with a copy of all information that is provided to the Company Board regarding such possible acquisitions at the same time as such information is first provided to the Company Board; provided, however, that the Company reserves the right to exclude such observers from access to any material or meeting or portion thereof if the Company believes that such exclusion is reasonably necessary to preserve the attorney-client privilege; provided, further, however, that Parent shall not, and shall cause such observers not to, disclose or use any confidential information disclosed at or in connection with any meeting of the Company Board or consent of the Company Board. For purposes of this Agreement, “PERMITTED ACQUISITION” shall mean any hospital or clinic acquisition that is permitted under this Section 4.2.

(c)  Subsequent to the date hereof, the Company will not enter into any term sheet, letter of intent, definitive acquisition agreement or similar agreements with any hospital or clinic the Company seeks to acquire (each, an “ACQUISITION CANDIDATE”) or consummate any acquisition with an Acquisition Candidate if the result of taking such action would be to require that any financial information, including, without limitation, any financial statements (whether or not audited), relating to such Acquisition Candidate be included in the Proxy Statement/Prospectus or that any of the financial information or then existing disclosure contained or to be contained in the Proxy Statement/Prospectus would be required by applicable requirements of the SEC to be amended in any manner to include information and/or disclosure regarding such Acquisition Candidate.

4.3 OFFICERS OF THE COMPANY. Commencing on the execution of this Agreement until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not retain any senior executive officers such as a President, Chief Operating Officer, Chief Financial Officer or similar positions without the prior approval of the Parent Special Committee, such approval not to be unreasonably withheld or delayed.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1 PROXY STATEMENT/PROSPECTUS; PARENT STOCKHOLDERS’ MEETING.

(a)  As promptly as practicable after the execution of this Agreement, Parent will prepare and file the Proxy Statement/Prospectus with the SEC. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Prospectus prior to its filing with the SEC. Parent will respond to any comments of the SEC and Parent will use its reasonable best efforts to obtain an order of effectiveness from the SEC and to mail the Proxy Statement/Prospectus to its stockholders at the earliest practicable time. As promptly as practicable after the execution of this Agreement, the Company and Parent will prepare and file any other filings required under the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement, (collectively, the “OTHER FILINGS”). Each party will notify the other party promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Proxy Statement/Prospectus or any Other Filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement/Prospectus, the Merger or any Other Filing. The Proxy Statement/Prospectus and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company and Parent, such amendment or supplement. The Proxy Statement/Prospectus will be sent to the stockholders of Parent as described in Section 5.1(b) for the purpose of soliciting proxies from holders of Parent Common Stock to vote at the Parent Stockholders’ Meeting in favor of: (i) the adoption of this Agreement and the approval of the Merger (“PARENT STOCKHOLDER APPROVAL”); (ii) the issuance and sale of shares of Parent Common Stock to the extent that such issuance requires shareholder approval; (iii) the amendment to Parent’s charter to, among other things, increase the number of authorized shares; and (iv) the adoption of an Equity Incentive Plan (the “PARENT OPTION PLAN”) and (v) such other matters as parent deems reasonably necessary or appropriate in connection with the consummation of the Merger.

(b)  As soon as practicable following its declaration of effectiveness by the SEC, Parent shall distribute Parent’s proxy statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholders’ Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the stockholders of Parent for approval or adoption at the Parent Stockholders’ Meeting, including, without limitation, the matters described Section 5.1(a).

(c)  Parent shall comply with all applicable provisions of and rules under the Securities Act, Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement/Prospectus does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement/Prospectus).

(d)  Parent, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors (and any committee thereof) that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use its best efforts to obtain the Parent Stockholder Approval.

(e)  The Company agrees to provide, and will cause its directors, officers and employees to provide, all cooperation reasonably necessary in connection with obtaining the approval of the Merger by Parent’s stockholders.

5.2 DIRECTORS AND OFFICERS OF PARENT AND THE SURVIVING CORPORATION AFTER MERGER.

(a)  Pursuant to a voting agreement in the form and substance reasonably satisfactory to the Stockholders’ Representatives, Galen and the Founding Stockholders (the “BOARD VOTING AGREEMENT”), immediately following the Closing, the Parent Board shall consist of nine individuals, which shall include Robert Wallace for so long as Mr. Wallace is serving as the Chief Executive Officer of Parent or otherwise continues to beneficially own two percent or more of the fully diluted shares of Parent Common Stock following the Closing, four designees named by the Stockholders’ Representatives (one of whom shall be a designee named by Galen Partners IV LP and/or its affiliated funds (“GALEN”) who shall serve as the non-executive Vice Chairman of the Parent Board) and four designees named by the Founding Stockholders of Parent set forth on Schedule 5.2(a) (the “FOUNDING STOCKHOLDERS”) (one of whom shall be Gene E. Burleson, who shall serve as non-executive Chairman of the Parent Board; provided, that in the event, Mr. Burleson is unavailable for such service, the Founding Stockholders shall have the right to designate another individual to serve in such capacity as is reasonably acceptable to the Company and Galen). The Founding Stockholders, the Stockholders’ Representatives and Galen will be entitled to name such designees until the annual meeting of stockholders of Parent following the third anniversary of the Closing. Parent and the Company shall take all necessary action so that the persons listed on Schedules 1.4(c) and 1.4(d) are appointed or elected, as applicable, to the positions as officers and directors of Parent and the Surviving Corporation, as set forth therein, to serve in such positions effective immediately after the Closing.

(b)  Until the annual meeting of stockholders of Parent following the third anniversary of the Closing, at least one individual who is a legacy Parent director will serve on each standing committee of the Parent Board and the charter of each standing committee will provide that each such committee will make recommendations to the full Parent Board for consideration and appropriate action.

5.3 OTHER ACTIONS.

(a)  At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“MERGER FORM 8-K”), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, Parent and the Company shall prepare the press release announcing the consummation of the Merger hereunder (“PRESS RELEASE”). Simultaneously with the Closing, Parent shall file the Merger Form 8-K with the SEC and distribute the Press Release.

(b)  In connection with the Closing, Parent shall send a termination letter to Corporate Stock Transfer, Inc. (“CSI”) in substantially the form of Exhibit A attached to the Investment Management Trust Agreement by and between Parent and CSI dated as of March 22, 2006. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

5.4 REQUIRED INFORMATION.

In connection with the preparation of the Merger Form 8-K and Press Release, and for such other reasonable purposes, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of the Company and Parent to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.5 CONFIDENTIALITY; ACCESS TO INFORMATION.

(a)  CONFIDENTIALITY. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to: (i) information which was known to the one party or its agents prior to receipt from the other party; (ii) information which is or becomes generally known without the breach of any duty or obligation to the party asserting the confidential nature of such information; (iii) information acquired by a party or its agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law; provided, however, that while any such disclosure will not be a breach of this Agreement, the disclosed information shall continue to be confidential information for purposes of this Agreement unless one of the other exceptions noted above shall be applicable. Notwithstanding anything to the contrary contained herein, the Company and Parent may disclose such non-public information to potential acquisition targets in connection with potential acquisitions (in accordance with Section 4.2 hereof) or to advisors retained by either the Company or Parent, provided that any party to whom such information is disclosed shall be bound by confidentiality obligations as least as restrictive as those set forth herein, which obligations shall be directly enforceable by the Company or Parent, as appropriate, either as a party to such arrangements or as a third party beneficiary thereunder, and shall be specifically advised that the federal securities laws in the United States prohibit trading in securities of an issuer when in possession of material non-public information relating to such issuer. In the event this Agreement is terminated as provided in Article VIII hereof, each party (X) will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (Y) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby. Notwithstanding anything to the contrary contained herein, in the event this Agreement is terminated pursuant to its terms, Parent shall not, and shall cause its Affiliates, employees, representatives and agents not to, use any information obtained by it or its representatives, agents, lenders and investors about the Company to contact or solicit clients, customers or employees or compete with the Company in any way for a period of three (3) years following the termination of this Agreement.

(b)  ACCESS TO INFORMATION. Each party has afforded, and after the date hereof will afford, the other party and its respective financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to its properties, books, records and personnel during the period prior to the Closing to obtain all information concerning such party’s business, including the status of business development efforts, properties, results of operations and personnel as may be reasonably requested; provided, however, that all such information shall be subject to the confidentiality restrictions set forth in paragraph (a) above. Notwithstanding anything to the contrary contained herein, each party (“SUBJECT PARTY”) hereby agrees that no representation, warranty or covenant by another party will be deemed to be inaccurate or breached if such inaccuracy or breach arises or results from a fact of circumstance that is actually known by the Subject Party (i) prior to the execution of this Agreement, for purposes of the conditions and certificates in Sections 6.2(a), 6.2(b), 6.3(a) and 6.3(b) and the termination rights in Sections 8.1(c) and 8.1(d), or (ii) prior to the Closing, for purposes of indemnification pursuant to Article VII hereof; provided, that the burden of proof shall be on the other party to show that the Subject Party had such knowledge.

5.6 CHARTER PROTECTIONS; DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE.

(a)  All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company or Parent as provided in the Charter Documents of Parent or the Company, as applicable, or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b)  For a period of six (6) years after the Closing Date, Parent shall cause to be maintained by the Surviving Corporation the current policies of directors’ and officers’ liability insurance maintained by the Company as of the Closing Date for an annual premium not to exceed $50,000 (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c)  If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.6.

5.7 PUBLIC DISCLOSURE.

From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Parent (in the case of the Company) or the Company (in the case of Parent), except as required by any Legal Requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other parties regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other parties and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors. Notwithstanding the foregoing, the parties hereto agree that as promptly as practicable after the execution of this Agreement, Parent will file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (and may include a copy of this Agreement as an exhibit thereto), with respect to which Parent shall consult with the Company. Parent shall provide to the Company for review and comment a draft of the Current Report on Form 8-K prior to filing with the SEC; provided that unless objected to by the Company by written notice given to Parent within five (5) days after delivery to the Company specifying the language to which reasonable objection is taken, any language included in such Current Report shall be deemed to have been approved by the Company and may be filed with SEC and used in other filings made by Parent with the SEC.

5.8 REASONABLE BEST EFFORTS.

Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including without limitation the consents referred to in the Company Disclosure Schedule; (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use its reasonable best efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement and to otherwise act to eliminate or minimize the effects of such takeover statute.

5.9 CERTAIN CLAIMS.

As additional consideration for the issuance of the Merger Consideration pursuant to this Agreement, by their approval of this Agreement and the Merger each of the Company stockholders releases and forever discharges, effective as of the Closing Date, the Company and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, direct or indirect, and whether known or unknown arising out of or resulting from such stockholder’s

(i) status as a holder of an equity interest in the Company and (ii) employment, service, consulting or other similar agreement entered into with the Company prior to Closing, to the extent that the bases for claims under any such agreement that survive the Closing arise prior to the Closing; provided, however, the foregoing shall not release any obligations of Parent set forth in this Agreement or the Escrow Agreement.

5.10 NO SECURITIES TRANSACTIONS.

The Company shall not, directly or indirectly, engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use its reasonable best efforts to require each of its Affiliates, officers, directors, employees, agents, representatives and stockholders to comply with the foregoing requirement.

5.11 NO CLAIM AGAINST TRUST FUND; SOLE REMEDY FOR TERMINATION OF AGREEMENT.

The Company acknowledges that, if the transactions contemplated by this Agreement are not consummated by Parent by March 22, 2008, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the sole remedy for any claim by the Company against Parent or the Merger Sub, for any monetary claims or otherwise, for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or Merger Sub or any agreements or understandings in connection herewith shall be as set forth in Section 8.2.

5.12 DISCLOSURE OF CERTAIN MATTERS.

Each of Parent and the Company will provide the other with prompt written notice of any event, development or condition known to it that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of Parent or the Company, as the case may be, or (e) would require any amendment or supplement to the Proxy Statement/Prospectus. Notwithstanding anything to the contrary herein, the parties hereby agree that the Company shall deliver to Parent the updated Disclosure Schedules dated as of the Closing relating to Sections 2.3(a), 2.3(b), 2.3(c), and 2.13 (the “BRING-DOWN SCHEDULES”). The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date.

5.13 NO SOLICITATION.

(a)  During the period between the date of this Agreement and the date this Agreement is terminated pursuant to its terms, the Company agrees that it shall not, and that it shall use its commercially reasonable efforts to ensure that none of its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “REPRESENTATIVES”) shall, directly or indirectly, take any of the following actions:

(i)  solicit, initiate, encourage or otherwise facilitate (including by way of furnishing non-public information) any inquiries or the making of any proposal or offer (including any proposal from or offer to the Company’s stockholders) with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal;

(ii)  enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information or grant access to its properties, books and records or personnel in connection with, any Acquisition Proposal; or

(iii)  terminate, release, amend, waive or modify any provision of any confidentiality, standstill or similar agreement to which it is a party (or knowingly fail to take reasonable measures to enforce the provisions of any such agreements), or take any action to exempt any Person (other than Parent and Merger Sub) from the restrictions on “business combinations” contained in Section 203 of the DGCL or otherwise cause such restrictions not to apply.

(b)  The Company shall as promptly as possible (but in any event within forty-eight (48) hours) provide oral and written notice to Parent of receipt by the Company of any Acquisition Proposal, any inquiry with respect to, or any request for nonpublic information in connection with, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal, inquiry or request and the identity of the Person making any such Acquisition Proposal, inquiry or request and shall keep Parent informed in all material respects on a current basis of the status thereof and of any material communications, material modifications or material developments with respect to such Acquisition Proposal, inquiry or request, including, without limitation, copies of all Acquisition Proposals, inquiries or requests and written information relating thereto, including draft agreements, term sheets and material communications. The Company agrees that it will not enter into a confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent.

(c)  The Company shall inform its Representatives of the obligations undertaken in this SECTION 5.13 promptly following the date of this Agreement. The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and shall request that all confidential information previously furnished to any such third parties be promptly returned or destroyed.

(d)  For purposes of this Agreement:

“ACQUISITION PROPOSAL” means any proposal or offer (i) relating to a merger, reorganization, consolidation, sale of substantial assets, tender offer, exchange offer, recapitalization, joint venture, share exchange or other business combination involving the Company that is determined by the Company Board after consultation with outside counsel to be strategic in nature, it being specifically acknowledged by the Company that any transaction involving the Company or its stockholders where the result is the termination of the equity interests held by the Company’s stockholders solely in exchange for cash will not constitute a “strategic transaction” for purposes of this Agreement, (ii) for the issuance by the Company of 20% or more of its equity securities or (iii) to acquire in any manner, directly or indirectly, 20% or more of the capital stock or assets of the Company, in each case other than the transactions contemplated by this Agreement.

(e)  Parent will not, and will cause its employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or Person (other than the Company and its designees) concerning any merger, purchase of ownership interests and/or assets, recapitalization or similar transaction, or any other transaction that might reasonably impair Parent’s ability to consummate the Merger on the terms hereof.

(f)  Notwithstanding anything to the contrary contained herein, nothing contained herein shall prevent the Company from soliciting, initiating, encouraging, facilitating or otherwise negotiating or entering into or consummating any Permitted Financing or Permitted Acquisition.

5.14 PARENT OPTION PLAN

At the Closing, Parent shall establish the Parent Option Plan funded with such number of shares of Parent Common Stock as is equal to ten percent (10%) of Parent’s issued and outstanding Parent Common Stock at Closing (after giving effect to the Merger but excluding the impact of any Parent Warrants, Parent Exchange Options, Parent Exchange Warrants, Company Convertible Notes assumed by Parent or shares of Parent Common Stock reserved for issuance upon exercise of such Parent Warrants, Parent Exchange Options, Parent Exchange Warrants or Company Convertible Notes assumed by Parent). Parent will reserve sufficient shares of Parent Common Stock for issuance thereunder and shall use its reasonable best efforts to include a proposal in the Proxy Statement/Prospectus pursuant to which Parent shall seek to obtain the approval of Parent’s stockholders of the Parent Option Plan. Parent shall file by the 90th day following the Closing, a registration statement on Form S-8 registering the exercise of any options granted pursuant to the Parent Option Plan (to the extent the exercise of such options is eligible to be registered using a Form S-8 registration statement). Following the Closing, Parent Board, upon a recommendation by the Compensation Committee of Parent, shall be responsible for the review and approval of all grants of awards under the Parent Option Plan and amount of stock covered thereby.

5.15 BENEFIT ARRANGEMENTS.

Parent agrees that all employees of the Company and any of the Company Subsidiaries who continue employment with Parent or any subsidiary of Parent after the Effective Time (“CONTINUING EMPLOYEES”)

shall be eligible to continue to participate in the Company’s (or its Subsidiary’s, as applicable) health, vacation, welfare and retirement benefit plans; provided, however, that (i) nothing in this Section 5.15 or elsewhere in this Agreement shall limit the right of Parent to amend or terminate any such benefit plan or arrangement at any time, and (ii) if Parent terminates any such plan, then (upon expiration of any appropriate transition period), the Continuing Employees shall be eligible to participate in Parent’s benefit plans and vacation policies, in each case to the same extent as employees of Parent in similar positions and at compensation grade levels. Notwithstanding the foregoing, for a period of one year following the Closing Date, Parent shall ensure that each of the Continuing Employees shall, so long as such employee continues to remain employed with the Surviving Corporation (or any of its Subsidiaries), continue to be paid base salary at no lower a rate than that in effect on the Closing Date and be entitled to receive health, vacation, welfare and retirement benefits on terms, in the aggregate, at least as favorable as those in effect on the Closing Date. Continuing Employees shall receive credit for service time as an employee of the Company for purposes of eligibility to participate, vesting, and eligibility to receive benefits under any such Parent benefit plan and for purposes of vacation accrual for service accrued or deemed accrued prior to the Effective Time. Additionally, any life, health and disability benefits available to Continuing Employees and their eligible dependents under Parent’s benefit plans shall not be subject to any insurability requirement or pre-existing condition exclusion that would not apply to the corresponding benefit provided under a plan maintained by the Company or any of the Company Subsidiaries immediately prior to the Effective Time. Parent shall further provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time for the plan year in which the Effective Time occurs in satisfying any applicable deductibles or out-of-pocket requirements under corresponding Parent benefit plans. Nothing in this Section 5.15 or elsewhere in this Agreement, shall be construed to create a right in any employee to continuing employment.

5.16 DELIVERY OF LOCK-UP AGREEMENTS.

On or before the date of the Company Stockholder Meeting, the Company will deliver to Parent executed copies of all Significant Stockholder Lock-Up Agreements and Parent will deliver to the Company executed copies of all Founding Stockholder Lock-Up Agreements.

5.17 NO REPRESENTATIONS OR WARRANTIES BY CERTAIN PERSONS.

(a)  Parent acknowledges and agrees that none of the Company’s current or former officers, directors, employees, shareholders, partners, members, affiliates, agents, independent contractors or other representatives or any of the Company Subsidiaries (or any current or former officer, director, employee, shareholder, partner, member, affiliate (other than the Company), agent, independent contractor or other representative of any thereof) has made, or is making, any representations or warranties or covenants with respect to the Company or any Company Subsidiary, their respective assets, liabilities, operations, employees and equityholders, this Agreement or any of the transactions contemplated hereby, or any information distributed to Parent by or on behalf of the Company or the Company Subsidiaries or any such Person, including any information, documents, projections, forecasts, plans and information made available to Parent in any management presentation in connection with the transactions contemplated by this Agreement, and any purported representations, warranties or covenants by any thereof are hereby expressly disclaimed and have not been relied upon by Parent in connection herewith. Parent acknowledges and agrees that it will not, and, after the Effective Time, will not permit the Company or any Company Subsidiary to, assert any claim against any of the Company’s or the Company Subsidiaries’ current or former officers, directors, employees, shareholders, partners, members, affiliates, agents, independent contractors or other representatives or any of the Company Subsidiaries (or any current or former officer, director, employee, shareholder, partner, member, affiliate (other than the Company), agent, independent contractor or other representative of any thereof), or hold any of such Persons liable, for any inaccuracies, misstatements or omissions with respect to information or data furnished by the Company or any Company Subsidiary or such Persons concerning the Company or any of the Company Subsidiaries, their respective assets, liabilities, operations, employees or equityholders, this Agreement or any of the transactions contemplated hereby, or any information, documents, projections, forecasts, plans and information made available to Parent in any management presentation in connection with the transactions contemplated by this Agreement.

(b)  The Company acknowledges and agrees that none of Parent’s current or former officers, directors, employees, shareholders, partners, members, affiliates, agents, independent contractors or other representatives or any of Parent’s Subsidiaries (or any current or former officer, director, employee, shareholder, partner, member, affiliate (other than Parent), agent, independent contractor or other representative of any thereof) has made, or is making, any representations or warranties or covenants with respect to Parent or any Parent Subsidiary, their respective assets, liabilities, operations, employees and equityholders, this Agreement or any of the transactions contemplated hereby, or any information distributed to the Company by or on behalf of Parent or any of Parent’s Subsidiaries or any such Person, including any information, documents, projections, forecasts, plans and information made available to the Company in any management presentation in connection with the transactions contemplated by this Agreement, and any purported representations, warranties or covenants by any thereof are hereby expressly disclaimed and have not been relied upon by the Company in connection herewith. The Company acknowledges and agrees that it will not, and, after the Effective Time, will not permit Parent or any of Parent’s Subsidiaries to, assert any claim against any of Parent’s or Parent’s Subsidiaries’ current or former officers, directors, employees, shareholders, partners, members, affiliates, agents, independent contractors or other representatives or any Subsidiary of Parent (or any current or former officer, director, employee, shareholder, partner, member, affiliate (other than Parent), agent, independent contractor or other representative of any thereof), or hold any of such Persons liable, for any inaccuracies, misstatements or omissions with respect to information or data furnished by Parent or any Subsidiary of Parent or such Persons concerning Parent or any Subsidiary of Parent, their respective assets, liabilities, operations, employees or equityholders, this Agreement or any of the transactions contemplated hereby, or any information, documents, projections, forecasts, plans and information made available to the Company in any management presentation in connection with the transactions contemplated by this Agreement.

5.18 FEES AND EXPENSES.

Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“THIRD PARTY EXPENSES”), shall be the obligation of the respective party incurring such fees and expenses. The Company shall provide Parent with a statement of estimated Third Party Expenses incurred by the Company which will not be paid prior to the Closing Date (“COMPANY THIRD PARTY EXPENSES”) at least five (5) business days prior to the Closing Date in form reasonably satisfactory to Parent (the “STATEMENT OF EXPENSES”). The Company Third Party Expenses shall reduce the Aggregate Merger Consideration in an amount equal to the quotient obtained by dividing such Company Third Party Expenses by the Parent Common Stock Per Share Issue Price. Any Company Third Party Expense actually incurred in excess of the Company Third Party Expenses reflected on the Statement of Expenses (“EXCESS THIRD PARTY EXPENSES”), shall be subject to the indemnification provisions of Article VII and shall not be subject to the Basket.

5.19 TAX-FREE REORGANIZATION. Parent shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code and will not knowingly take any action or fail to take any action that would cause the Merger not to qualify as such.

5.20 CONSULTING SERVICES. Parent shall make available to the Company for the period commencing on the date hereof and ending on the Closing, the consulting services of Kevin Pendergest on terms and conditions reasonably acceptable to the parties hereto and Mr. Pendergest.

ARTICLE VI
CONDITIONS TO THE TRANSACTION

6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER.

The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)  NO ORDER. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.

(b)  STOCKHOLDER APPROVAL. The Parent Stockholders’ Approval and Company Stockholders’ Approval shall have been obtained by the requisite vote under the laws of the State of Delaware and the Parent

Charter Documents and the Company Charter Documents, as applicable, and an executed copy of an amendment to Parent’s Certificate of Incorporation shall, in a form reasonably acceptable to Parent and the Company, have been filed with the Secretary of State of the State of Delaware to be effective as of the Closing.

(c)  PARENT COMMON STOCK. Holders of twenty percent (20%) or more of the shares of Parent Common Stock issued in Parent’s IPO and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(d)  ESCROW AGREEMENT. Parent, the Company, the Escrow Agent and the Stockholders’ Representatives shall have executed and delivered the Escrow Agreement.

(e)  THE SIGNIFICANT STOCKHOLDER LOCK-UP AGREEMENT. Each stockholder of the Company listed on SCHEDULE 6.1(E)(the “SIGNIFICANT STOCKHOLDERS”) shall have executed and delivered a lock-up agreement substantially in the form attached hereto as EXHIBIT C—1 (the “SIGNIFICANT STOCKHOLDER LOCK-UP AGREEMENT”).

(f)  THE FOUNDING STOCKHOLDER LOCK-UP AGREEMENT. Each Founding Stockholder shall have executed and delivered a lock-up agreement substantially in the form attached hereto as EXHIBIT C -2 (the “FOUNDING STOCKHOLDER LOCK-UP AGREEMENT”).

(g)  BOARD VOTING AGREEMENT. Each of the Significant Stockholders and each of the Founding Stockholders shall have executed and delivered the Board Voting Agreement.

6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY.

The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)  REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) that is qualified as to materiality or Material Adverse Effect shall have been true and correct (A) as of the date of this Agreement and (B) on and as of the Closing Date with the same force and effect as if made on the Closing Date and (ii) that is not qualified as to materiality shall have been true and correct (i) in all material respects as of the date of this Agreement and (B) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (“PARENT CLOSING CERTIFICATE”).

(b)  AGREEMENTS AND COVENANTS. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Parent or Merger Sub) does not, or will not, constitute a Material Adverse Effect with respect to Parent or Merger Sub, and the Parent Closing Certificate shall include a provision to such effect.

(c)  NO LITIGATION. No action, suit or proceeding shall be pending before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued by Parent in connection with the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)  CONSENTS. Parent and Merger Sub shall have obtained all consents, waivers and approvals required to be obtained by Parent and Merger Sub in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub and the Parent Closing Certificate shall include a provision to such effect.

(e)  MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to Parent or Merger Sub shall have occurred since the date of this Agreement.

(f)  OTHER DELIVERIES. At or prior to Closing, Parent shall have delivered to the Company (i) copies of resolutions and actions taken by Parent’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

(g)  OPINION OF COMPANY COUNSEL. The Company shall have received from McDermott Will & Emery LLP, counsel to the Company, an opinion of counsel to the effect that the Merger will be treated for all Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

(h)  TRUST FUND. Parent shall have made appropriate arrangements with the Trustee to have the Trust Fund, which shall contain no less than the amount referred to in Section 3.23, disbursed to Parent immediately upon the Closing and there shall be no claim against such Trust Fund other than claims by holders of Parent Common Stock for conversion in accordance with Parent’s Charter Documents.

(i)  REGISTRATION RIGHTS AGREEMENT. Parent and each Company stockholder that is an affiliate of the Company for purposes of Rule 145(c) under the Securities Act shall have executed and delivered a Registration Rights Agreement in a form reasonably acceptable to Parent and such Company stockholders providing for demand and other registration rights for the resale of the shares of Parent Common Stock issued to such stockholders in the Merger (the “REGISTRATION RIGHTS AGREEMENT”).

(j)  PARENT OPTION PLAN. Parent shall have established the Parent Option Plan, which shall be in a form reasonably acceptable to the Parent and the Company.

(k)  SEC COMPLIANCE. Immediately prior to Closing, the Proxy Statement/Prospectus shall be declared effective by the SEC and there shall be no stop order pending or threatened in connection therewith.

(l)  CO-SALE AGREEMENT. Certain Significant Stockholders shall have executed and delivered the co-sale agreement substantially in the form of EXHIBIT E attached hereto (the “CO-SALE AGREEMENT”).

6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT.

The obligations of Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)  REPRESENTATIONS AND WARRANTIES. Each representation and warranty of the Company contained in this Agreement (i) that is qualified as to materiality or Material Adverse Effect shall have been true and correct (A) as of the date of this Agreement (except to the extent such representation or warranty speaks to an earlier date, in which case as of such earlier date) and (B) on and as of the Closing Date (except to the extent such representation or warranty speaks to an earlier date, in which case as of such earlier date) with the same force and effect as if made on the Closing Date and (ii) that is not qualified as to materiality shall have been true and correct (A) in all material respects as of the date of this Agreement (except to the extent such representation or warranty speaks to an earlier date, in which case as of such earlier date) and (B) in all material respects on and as of the Closing Date (except to the extent such representation or warranty speaks to an earlier date, in which case as of such earlier date) with the same force and effect as if made on the Closing Date. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“COMPANY CLOSING CERTIFICATE”).

(b)  AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(c)  NO LITIGATION. No action, suit or proceeding shall be pending before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Parent to own, operate or control any of the assets and operations of the Surviving Corporation following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)  DISSENTERS’ RIGHTS. The aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have exercised dissenters’ rights or provided notice of intent to exercise dissenters’ rights in accordance with the provisions of Section 262 of the DGCL shall constitute less than five percent (5%) of the shares of Company Common Stock outstanding as of the date of this Agreement.

(e)  CONSENTS. The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby and set forth in SECTION 6.3(C) of the Company Disclosure Schedule, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

(f)  MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to the Company and its Affiliates and the Company Subsidiaries taken as a whole, shall have occurred since the date of this Agreement.

(g)  OTHER DELIVERIES. At or prior to Closing, the Company shall have delivered to Parent: (i) copies of resolutions and actions taken by the Company’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents and certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.

(h)  STOCKHOLDER LIST. The Company shall have delivered to Parent, as of the Closing Date, a true and complete list of all holders of Company Capital Stock and all holders of Company Options, Company Warrants and any other rights to purchase Company Capital Stock as of the Closing Date including the number of shares held at the Closing Date by each such holder and the address of each such holder certified by the Secretary of the Company.

(i)  STOCKHOLDER REPRESENTATIVES. The Company shall have identified the Stockholders’ Representatives and caused them to become a party to this Agreement and the Escrow Agreement for purposes of the provisions under which they are required to perform any functions.

(j)  FAIRNESS OPINION. The Parent shall have received an opinion from a nationally recognized financial advisor that the transactions contemplated by this Agreement are fair to the stockholders of Parent from a financial point of view.

(k)  BRING-DOWN SCHEDULES. The Company shall have delivered to Parent the Bring-Down Schedules.

(l)  COMPANY THIRD PARTY EXPENSES. The Company shall have delivered to Parent the Statement of Expenses certified by the Chief Operating Officer of the Company setting forth the Company Third Party Expenses.

(m)  POSITIVE WORKING CAPITAL. The Company shall have a positive Working Capital as of the end of the month immediately preceding the month in which the Effective Date occurs.

ARTICLE VII
INDEMNIFICATION

7.1 INDEMNIFICATION.

(a)  PARENT INDEMNIFICATION. Subject to the terms and conditions of this Article VII (including, without limitation, the limitations set forth in Section 7.4, Parent and the Surviving Corporation and their respective representatives, successors and permitted assigns (the “PARENT INDEMNITEES”) shall have the right to recover from the Escrow Agent out of the Escrow Fund, any and all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

(i)  the inaccuracy or breach of any representation or warranty of the Company contained in Article II of this Agreement, or any certificate delivered by the Company to Parent pursuant to this Agreement in connection with the Closing;

(ii)  the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement; and

(iii)  the settlement of any claim made by a Dissenter for an appraisal of the value of such Dissenting Shares pursuant to, and in accordance with, the provisions of the DGCL; provided, however, that in no event shall Parent be entitled to recover Losses for Dissenter claims from more than five percent (5%) of the shares of any class of securities of the Company outstanding immediately prior to the Effective Time and provided further that Parent shall be entitled to recover Losses only to the extent the appraisal of the value of the Dissenting Shares exceeds the Parent Common Stock Per Share Issue Price.

(b)  COMPANY INDEMNIFICATION. Subject to the terms and conditions of this Article VII (including, without limitation, the limitations set forth in Section 7.4), the stockholders of the Company and their respective representatives, successors and permitted assigns (the “COMPANY INDEMNITEES”) shall have the right to recover from Parent, any and all Losses asserted against, resulting to, imposed upon, or incurred by any Company Indemnitee by reason of, arising out of or resulting from:

(i)  the inaccuracy or breach of any representation or warranty of the Parent or Merger Sub contained in Article III of this Agreement, or any certificate delivered by Parent or Merger Sub to Parent pursuant to this Agreement in connection with the Closing; and

(ii)  the non-fulfillment or breach of any covenant or agreement of Parent or Merger Sub contained in this Agreement.

(c)  As used in this Article VII, the term “LOSSES” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which any party may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words. Losses shall not be reduced by any insurance purchased by Parent or the Company Indemnitees, as applicable, to indemnify it for breaches of representations and warranties under this Agreement.

7.2 INDEMNIFICATION OF THIRD PARTY CLAIMS.

The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Parent or Company (as the case may be) by a Person other than the Company or Parent (as the case may be) (a “THIRD PARTY CLAIM”) shall be subject to the following terms and conditions:

(a)  NOTICE OF CLAIM. In the case of Third Party Claims against the Company, Parent, acting through the Committee, will give the Stockholders’ Representatives or, in the case of Third Party Claims against the Parent, the Stockholders’ Representatives will give the Parent prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “NOTICE OF THIRD PARTY CLAIM”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such

Loss which may be covered under such insurance, and the Stockholders’ Representatives or the Parent (as the case may be) shall be entitled to participate in the defense of the Third Party Claim at their own expense (subject to Sections 1.11(b)(v)(D) and 7.7(a) hereof).

(b)  DEFENSE. The Stockholders’ Representatives or the Parent (as the case may be) shall have the right, (subject to the limitations set forth in subsection 7.2(c) below) at their own expense (subject to Sections 1.11(b)(v)(D) and 7.7(a) hereof), by written notice to Parent or the Stockholders’ Representatives (as the case may be) to assume the entire control of, subject to the right of Parent or the Stockholders’ Representatives (as the case may be) to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Third Party Claim has been given, and shall be entitled to appoint counsel reasonably acceptable to Parent or the Stockholders’ Representatives (as the case may be) to be the lead counsel in connection with such defense. If the Stockholders’ Representatives or Parent (as the case may be) elect to assume the defense of a Third Party Claim:

(i)  the Stockholders’ Representatives or Parent (as the case may be), shall diligently and in good faith defend such Third Party Claim and shall keep Parent or the Stockholders’ Representatives (as the case may be) reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, Parent or the Stockholders’ Representatives (as the case may be) shall have the right to approve the settlement, which approval will not be unreasonably withheld or delayed; and

(ii)  Parent or the Stockholders’ Representatives (as the case may be) shall cooperate fully in all respects with the Stockholders’ Representatives or Parent (as the case may be) in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Parent shall make available to the Stockholders’ Representatives or Parent (as the case may be) all pertinent information and documents under its control.

(c)  LIMITATIONS OF RIGHT TO ASSUME DEFENSE. The Stockholders’ Representatives or the Parent (as the case may be) shall not be entitled to assume control of such defense if: (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against Parent or the Stockholders’ Representatives (as the case may be); or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect Parent or the Stockholders’ Representatives (as the case may be) other than as a result of money damages or other money payments.

(d)  OTHER LIMITATIONS. Failure to give prompt Notice of Third Party Claim or to provide copies of relevant available documents or to furnish relevant available data shall not affect the Stockholders’ Representatives’ or Parent (as the case may be) duties or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have (i) adversely affected the ability of the Stockholders’ Representatives or Parent (as the case may be) to defend against such Third Party Claim or reduce any liability caused, (ii) increased such liability or (iii) otherwise caused the Losses claimed by Parent or the Stockholders’ Representatives (as the case may be) to be greater than such Losses would have been had Parent or the Stockholders’ Representatives (as the case may be) given the Stockholders’ Representatives or Parent (as the case may be) prompt notice or copies of relevant documents or data hereunder. So long as the Parent or the Stockholders’ Representatives (as the case may be) are defending any such action actively and in good faith, Parent shall not settle such action. Parent shall make available to the Parent or the Stockholders’ Representatives (as the case may be) all relevant records and other relevant materials required by them and in the possession or under the control of Parent, for the use of the Parent or the Stockholders’ Representatives (as the case may be) and its respective representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e)  FAILURE TO DEFEND. If the Stockholders’ Representatives or Parent (as the case may be), promptly after receiving a Notice of Third Party Claim, fail to defend such Third Party Claim actively and in good faith, Parent or the Stockholders’ Representatives (as the case may be) will have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Stockholders’ Representatives or Parent (as the case may be) shall have the right to approve any settlement in which the Parent or Stockholders’ Representatives (as the case may be) fail to secure a complete general release for Parent and the Company and their respective Affiliates relating to such Third Party Claim, which approval will not be unreasonably withheld or delayed.

(f)  INDEMNITOR’S RIGHTS. Anything in this Section 7.2 to the contrary notwithstanding, the no party hereto shall, without the written consent of the other, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Parent Indemnitees or Company Indemnitees, as applicable, of a full and unconditional release from all liability and obligation in respect of such action without any payment by Parent or the Stockholders’ Representatives (as the case may be).

(g)  STOCKHOLDERS’ REPRESENTATIVE CONSENT. Unless the indemnifying party has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement, if applicable.

7.3 INSURANCE EFFECT.

To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance, Parent shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Parent shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Parent for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing. If Parent has received the payment required by this Agreement from the Stockholders’ Representatives or Former Stockholders in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Former Stockholders and shall pay to the Stockholders’ Representatives, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Escrow Fund, if applicable, pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

7.4 LIMITATIONS ON INDEMNIFICATION.

(a)  SURVIVAL; TIME LIMITATION. The representations and warranties in this Agreement or in any certificate or agreement delivered by one party hereto to the other party hereto pursuant to this Agreement in connection with the Closing (including the certificate required to be delivered by the Company pursuant to Section 6.3(a)) shall survive until the earlier of the date that is (i) 90 calendar days following the receipt by Parent of the signed report of Parent’s independent accounting firm with respect to the audit of Parent’s consolidated operations for the year ended December 31, 2007 and (ii) the 18 month anniversary of the Closing Date (the “SURVIVAL PERIOD”). The covenants and agreements contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term. The indemnification and other obligations under this Article VII shall survive for the Survival Period and shall terminate with the expiration of such Survival Period, except that: (i) any claims for breach of representation or warranty made by a party hereunder by filing a demand for arbitration under Section 9.12 shall be preserved until final resolution thereof despite the subsequent expiration of the Survival Period; and (ii) any claims set forth in a Notice of Third Party Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof. No claim for indemnification under this Article VII shall be first asserted after the end of the applicable Survival Period.

(b)  BASKET. No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds three-quarters of one percent (.75%) of the Aggregate Merger Consideration in the aggregate (the “BASKET”), in which event the amount payable shall be for all such Losses (including all Losses included within the Basket). Notwithstanding anything contained herein to the contrary, the Basket will not be applicable to, and all such claims shall be indemnified from the first dollar of Loss, incurred (i) by Parent for Excess Third Party Expenses or (ii) by any indemnitee for claims arising from actual fraud.

(c)  AGGREGATE AMOUNT LIMITATION. The aggregate liability for Losses pursuant to Section 7.1(a) shall not in any event exceed the Escrow Fund (the “COMPANY LIABILITY CAP”), and shall be payable solely from the Escrow Fund, and no Parent Indemnitee shall have any claim against any of the Former Stockholders or other former equity holders of the Company other than for sole recourse to the Escrow Fund (including any earnings thereon) provided that such limitations shall not apply (i) in the case of claims arising from actual fraud or (ii) to any Excess Third Party Expenses. Notwithstanding anything herein to the contrary, Parent’s recovery hereunder in connection with any actual fraud shall not exceed the Aggregate Merger Consideration. The aggregate liability for Losses pursuant to Section 7.1(b) shall not in any event exceed an amount equal to ten percent of the Aggregate Merger Consideration (the “PARENT LIABILITY CAP”) and no Company Indemnitee shall have any claim against the Parent or Merger Sub other than as set forth in this Article VII provided that such limitations shall not apply in the case of claims arising from actual fraud.

(d)  NO CLAIM AGAINST TRUST FUND. Notwithstanding anything to the contrary, in no event shall a Company Indemnitee have any rights or claims against the Trust Fund unless and until the transactions contemplated by this Agreement are consummated and the Trust Fund is released in accordance with the terms thereof. In the event this Agreement is terminated prior to the consummation of the Merger by any party, no Company Indemnitee shall have a claim against the Trust Fund for any reason whatsoever.

7.5 EXCLUSIVE REMEDY.

The parties hereby acknowledges and agrees that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims, whether direct, third party or otherwise, for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII. Notwithstanding anything herein to the contrary (i) nothing contained in this Article VII shall in any way impair, modify or otherwise limit the right of any party hereto to bring any claim, demand or suit against the other party based upon such other party’s actual fraud, it being understood that a mere breach of a representation and warranty, unless conclusively established to have been fraudulent, does not constitute fraud, and (ii) the Parent Indemnitees’ or Company Indemnitees’, as applicable, recovery hereunder in connection with any fraud shall not in any event exceed the Aggregate Merger Consideration.

7.6 DAMAGES; ADJUSTMENT TO MERGER CONSIDERATION.

Amounts paid for indemnification under this Article VII shall reduce the Aggregate Merger Consideration received by the Company’s stockholders.

7.7 REPRESENTATIVE CAPACITIES; APPLICATION OF ESCROW FUND.

(a)  The parties acknowledge that the Stockholders’ Representatives’ obligations under this Article VII are solely as representatives of the Former Stockholders in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify Parent under this Article VII and that the Stockholders’ Representatives shall have no personal responsibility for any expenses incurred by the Stockholders’ Representatives in such capacity and that all payments to Parent as a result of such indemnification obligations shall be made solely from, and to the extent of, the Escrow Fund. The parties further acknowledge that all actions to be taken by Parent pursuant to this Article VII shall be taken on its behalf by the Committee in accordance with the provisions of the Escrow Agreement. The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Escrow Fund to satisfy any claim for indemnification pursuant to this Article VII. The Escrow Agent will hold the remaining portion of the Escrow Fund until final resolution of all claims for indemnification or disputes relating thereto.

(b)  Upon the expiration of the Survival Period, the Escrow Agent shall release the Escrow Fund, or the remaining balance in the manner set forth in the Escrow Agreement, to the Former Stockholders on a pro-rata basis, subject to any shares reserved (in the manner provided for in the following sentence) to address unresolved claims for indemnification submitted prior to the expiration of the Survival Period. To the extent that claims for indemnification submitted prior to the expiration of the Survival Period remain unresolved as of such date, the Escrow Agent shall reserve and not pay to the Former Stockholders an amount intended to satisfy such claims when finally resolved, which amount shall be determined in the following manner: (i) to the extent that the amount of the claim is included in the notice provided pursuant to 7.1 or 7.2, as the case may be, such amount plus an amount reasonably estimated by the Parent Indemnitees to provide reimbursement for reasonable costs and expenses incurred in resolving such claim shall be reserved until the final resolution and payment of such claim, and (ii)

to the extent that the amount of the claim remains unknown, an amount reasonably estimated by the Parent Indemnitees as providing adequate recourse for satisfaction of the final amount of the claim, plus an amount reasonably estimated by the Parent Indemnitees to provide reimbursement for reasonable costs and expenses incurred in resolving such claim shall be reserved until the final resolution and satisfaction of such claim. As outstanding claims are resolved, reserves in excess of the amounts withheld with respect to all claims remaining unresolved shall be released to the Former Stockholders as provided for in this Section 7.7(b). All Parent Common Stock held in the Escrow Fund shall be valued at the Parent Common Stock Per Share Issue Price for purposes of establishing the number of shares of Parent Common Stock to be released from the Escrow Fund to Parent in satisfaction of any Losses or in connection with establishing any reserves for unresolved claims.

ARTICLE VIII
TERMINATION

8.1 TERMINATION.

This Agreement may be terminated at any time prior to the Closing:

(a)  by mutual written agreement of Parent and the Company at any time;

(b)  by either Parent or the Company if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(c)  by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent or Merger Sub is curable by Parent or Merger Sub prior to the Closing Date, then the Company may not terminate this Agreement under this Section 8.1(c) for thirty (30) days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(c) if it shall have materially breached this Agreement or if such breach by Parent or Merger Sub is cured during such thirty (30) day period);

(d)  by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by the Company is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by the Company is cured during such thirty (30) day period);

(e)  by the Company, if the Company’s stockholders decline to approve the transactions contemplated by this Agreement, by giving Parent ten business days prior written notice thereof; provided, the Company may not terminate this Agreement pursuant to this Section 8.1(e) if the Company Board has not at all times approved and recommended the Merger and this Agreement and the transactions contemplated hereby;

(f)  by either Parent or the Company, if, at the Parent Stockholders’ Meeting (including any adjournments thereof), this Agreement and the Merger shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Parent’s certificate of incorporation, or the holders of 20% or more of the number of shares of Parent Common Stock issued in Parent’s initial public offering and outstanding as of the date of the record date of the Parent Stockholders’ Meeting exercise their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent’s certificate of incorporation (“CONVERSION RIGHTS”); provided, in each case Parent may not terminate this Agreement pursuant to this Section if the Parent Board has not at all times approved and recommended the Merger and this Agreement and the transactions contemplated hereby;

(g)  by either Parent or the Company if the Closing Date shall not have occurred by March 22, 2008 (the “TERMINATION DATE”);

8.2 NOTICE OF TERMINATION; LIMITED REMEDY.

Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(c) or Section 8.1(d) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 5.5(a), 8.2 and Article IX (General Provisions) shall survive the termination of this Agreement. The sole remedy of any party hereto for breach of this Agreement occurring prior to Closing by any other party hereto shall be limited to termination of this Agreement, and no party shall have any claim against the other for damages for breach of this Agreement occurring prior to the Closing. Notwithstanding the foregoing, the parties may sue for and obtain specific performance or injunctive relief; provided that, the Company shall not be entitled to sue for and obtain specific performance if Parent does not obtain the Parent Stockholder Approval at the Parent Stockholders’ Meeting or twenty percent (20%) or more of the holders of Parent Common Stock exercise their Conversion Rights.

ARTICLE IX
GENERAL PROVISIONS

9.1 NOTICES.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Parent, to:

Echo Healthcare Acquisition Corp.
8000 Towers Crescent Drive
Suite 1300
Vienna, Virginia 22102
Attention: Gene E. Burleson
Telephone: 703-448-7688
Facsimile: 703-288-0070

with a copy to:

Powell Goldstein LLP
One Atlanta Center
1201 West Peachtree Street, NW
Atlanta, Georgia 30309
Attention: Rick Miller
Telephone: 404-572-6600
Facsimile: 404-572-6999

if to the Company to:

XLNT Veterinary Care, Inc.
560 South Winchester Blvd.
Suite 500
San Jose, California 95128
Attention: George Villasana
Telephone: 408-236-7428
Facsimile: 408-236-7421

with a copy to:

McDermott Will & Emery LLP
340 Madison Avenue
New York, New York 10173-1922
Attention: Joel L. Rubinstein
Telephone: 212-547-5400
Facsimile: 212-547-5444

9.2 INTERPRETATION.

When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation” unless preceded by a negative predicate. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. For purposes of this Agreement:

(a)  the term “AFFILIATE” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(b)  the term “CURRENT ASSETS” shall mean the consolidated current assets of the Company, all determined in accordance with U.S. GAAP.

(c)  the term “CURRENT LIABILITIES” shall mean the consolidated current liabilities of the Company, excluding Company Third Party Expenses and Excess Third Party Expenses, determined in accordance with U.S. GAAP; provided, however, that for purposes of the calculation of Final Working Capital, Company Third Party Expenses reflected on the Statement of Expenses shall be excluded from Current Liabilities.

(d)  the term “FINAL WORKING CAPITAL” means a calculation of Working Capital as of the Closing Date prepared by Parent in accordance with Section 1.6(e) hereof.

(e)  the term “GOVERNMENTAL ENTITY” shall mean any court, administrative agency, tribunal, department, bureau or commission or other governmental authority, instrumentality or arbitral body, domestic or foreign, federal, state or local.

(f)  the term “KNOWLEDGE” (including any derivation thereof such as “KNOWN” or “KNOWING”) shall mean the actual knowledge (however and in whatever capacity acquired but without imputing any knowledge that could have been obtained by a due and diligent inquiry or by virtue of an officer’s title or position) of (i) Gene Burleson, Joel Kanter, Richard Martin or Kevin Pendergest, in the case of Parent and (ii) Robert Wallace, in the case of the Company.

(g)  the term “LEGAL REQUIREMENTS” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

(h)  the term “LIEN” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(i)  the term “MATERIAL ADVERSE EFFECT” when used in connection with an entity means any change, event, circumstance, condition, occurrence, or development that has a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of such entity and its Subsidiaries, taken as a whole, it being understood that a Material Adverse Effect shall not include any change, event, circumstance, condition, occurrence, or development that, in and of itself, arises out of, results from or is attributable to:

(i)  changes in U.S. GAAP or applicable Laws after the date hereof;

(ii)  any SEC rulemaking requiring enhanced disclosure of reverse merger transactions with a public shell;

(iii)  the announcement of the execution of this Agreement, amendments to this Agreement, or the pendency of the Merger;

(iv)  compliance by the Company or Parent with the terms of, or the taking of any action specifically required to be taken, in this Agreement;

(v)  changes in economic, financial, credit or securities markets, or political conditions generally, except to the extent such changes have a materially disproportionate adverse effect on the Company and its Subsidiaries or Parent as compared to others engaged in the same businesses;

(vi)  any act of terrorism or war (whether or not declared);

(vii)  changes affecting generally the industries in which the Company and the Company Subsidiaries or Parent conduct business, except to the extent such changes have a materially disproportionate adverse effect on the Company and the Company Subsidiaries or Parent as compared to others engaged in the same businesses; or

(viii)  the failure, or prospective failure by the Company and the Company Subsidiaries to meet any financial or business projections or forecasts.

(j)  the term “NET CASH AMOUNT” shall mean, as of the Closing Date, the aggregate amount of the Company’s cash and cash equivalents on hand or in bank accounts as of such date, MINUS the sum of the aggregate amount of outstanding and unpaid checks issued by the Company as of such date plus the amount of any overdraft balance existing in any bank account. Notwithstanding the foregoing, in no event will the Net Cash Amount exceed the amount by which the Company’s Final Working Capital as of the date of determination is greater than $0.00. The Net Cash Amount shall be reduced dollar-for-dollar by the amount of interest accrued on the Trust Fund subsequent to January 1, 2007 provided that the net amount of the Trust Fund upon the Closing shall be at least $50.0 million (after deducting the amount of any accrued but unpaid fees, expenses and other obligations incurred by Parent prior to or in connection with the Closing, but without deducting any amounts paid in connection with obtaining a fairness opinion from a nationally recognized financial advisor and to public stockholders of Parent holding shares of Parent Common Stock issued in Parent’s IPO who vote against the Merger and properly convert their shares into a pro rata portion of the funds held in the Trust Fund).

(k)  the term “PERMITTED LIEN” shall mean (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings or (iv) any Lien that does not materially detract from the value of the property or asset or materially impair the operations of the entity or materially interfere with the use of such property or asset.

(l)  the term “PERMITTED FINANCING” shall mean any issuance of securities by the Company (including securities exercisable or exchangeable for, or convertible into, Company Common Stock).

(m)  the term “PERSON” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(n)  the term “SUBSIDIARY” means, with respect to any Person, any direct or indirect entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

(o)  the term “WORKING CAPITAL” as of any date shall mean Current Assets minus Current Liabilities.

(p)	all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

9.3 COUNTERPARTS; FACSIMILE SIGNATURES.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

9.4 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES.

This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof (including the Letter of Intent dated September 1, 2006, by and between Parent and the Company); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

9.5 SEVERABILITY.

In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provisions of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6 OTHER REMEDIES; SPECIFIC PERFORMANCE.

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy; provided, however, that no party will be entitled to cumulative awards of damages. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.7 GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

9.8 RULES OF CONSTRUCTION.

The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9 ASSIGNMENT.

No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 9.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.10 AMENDMENT.

This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

9.11 EXTENSION; WAIVER.

At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

9.12 DISPUTE RESOLUTION.

(a)  In the event of a dispute hereunder or relating to the transactions contemplated hereby, including under or with respect to any of the agreements to be executed and delivered pursuant hereto, arbitration will be the sole and exclusive method of resolving the dispute, except that a party may seek a preliminary injunction, temporary restraining order, or other preliminary judicial relief if, in its judgment, the action is necessary to avoid irreparable damage or harm.

(b)  The arbitrator will consist of any person who is mutually acceptable to the parties to the dispute. However, if the parties are unable to agree on a single arbitrator, an arbitration panel of three arbitrators will be selected as provided below. Each party (Parent and Merger Sub, on the one hand, and Company and the Former Stockholders through the Stockholders’ Representatives, on the other hand), shall select one arbitrator, within 10 days from the date one party advises the other party that it cannot agree on a single arbitrator, and the third arbitrator shall be selected by the two chosen by the parties within 10 days of such two arbitrators being chosen. Every arbitrator must be independent (not a party to this Agreement or a lawyer or relative to a party to this Agreement or an agent, officer, director, employee, shareholder or Affiliate of a party to or a relative of any of those persons) without any economic or financial interest of any kind in the outcome of the arbitration. Each arbitrator’s conduct will be governed by the rules of the American Arbitration Association. The arbitration will be conducted in Wilmington, Delaware, in accordance with the rules of the American Arbitration Association and the discovery rules of the Delaware Rules of Civil Procedure. The arbitrator or arbitration panel will use reasonable efforts to cause the arbitration to be concluded as soon as practicable. The arbitrators shall not be empowered to award punitive damages. The arbitrator’s or arbitrators’ fees shall be shared equally by the parties unless the arbitrator or arbitration panel shall determine that the non-prevailing party in such arbitration shall pay the entire or a disproportionate amount of such fees.

(c)  The arbitrator or a majority of the arbitration panel shall render its decision in writing within thirty (30) days after the conclusion of the hearing. The decision of the arbitrator arbitration panel will be final, binding and conclusive as to all the parties and the decision of the arbitrator or arbitration panel will not be subject to appeal, review or re-examination, except for willful misconduct by an arbitrator that prejudices the rights of any party to the arbitration. Any party may enforce the arbitration award in any state or federal court located in the State of Delaware.

(d)  The prevailing party in any dispute shall be entitled to recover from the other party all of its costs and expenses incurred in connection with the enforcement of its rights hereunder or thereunder, including reasonable attorneys’ fees and costs incurred before and at arbitration, at any other proceeding, at all tribunal levels and whether or not suit or any other proceeding is brought.

(e)  In the case of any dispute involving the holders of Company Capital Stock and/or holders of any Company Options after the Closing Date, the Stockholders’ Representatives shall have all absolute and sole authority acting in their sole and absolute discretion and judgment to act on behalf of and bind all of the stockholders and/or holders of any Company Options, on all matters directly or indirectly related to or arising under this Agreement and the Escrow Agreement or any other agreement or matter related thereto. By execution of this

Agreement, the Stockholders’ Representatives agree to be bound by and comply with all of the terms of this Agreement and the Escrow Agreement as if a signatory thereto.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF , the parties hereto have caused this Second Amended and Restated Agreement and Plan of Merger to be executed as of the date first written above.

ECHO HEALTHCARE ACQUISITION CORP.

By: /s/ Gene E. Burleson
Name: Gene E. Burleson
Title: Chief Executive Officer

PETDRX ACQUISITION COMPANY

By: /s/ Gene E. Burleson
Name: Gene E. Burleson
Title: Chief Executive Officer

XLNT VETERINARY CARE INC.

By: /s/ Steven T. Johnson

Name: Steven T. Johnson

Title:	Chief Operating Officer; Principal Executive Officer

STOCKHOLDERS’ REPRESENTATIVES

By: /s/ Richard Johnston
Name: Richard Johnston

By: /s/ Zubeen Shroff
Name: Zubeen Shroff

By: /s/ Robert Wallace
Name: Robert Wallace

Annex B

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ECHO HEALTHCARE ACQUISITION CORP.
ADOPTED IN ACCORDANCE WITH SECTION 242 AND 245
OF THE DELAWARE GENERAL CORPORATION LAW

Echo Healthcare Acquisition Corp., a Delaware corporation (the “Corporation”) does hereby certify that:

FIRST: The name of the corporation is Echo Healthcare Acquisition Corp. The date of filing of the original Certificate of Incorporation with the Delaware Secretary of State was June 10, 2005, the date of filing of the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State was October 28, 2005, and the date filing of the amendment to the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State was March 16, 2006. The name under which the Corporation was originally incorporated is Echo Healthcare Acquisition Corp.

SECOND: This Second Amended and Restated Certificate of Incorporation (the “Certificate”) amends, restates and integrates the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as amended on March 16, 2006, and has been duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware (the “GCL”) and was approved by a vote of the stockholders of the Corporation entitled to vote thereon in accordance with the GCL.

THIRD: This Certificate shall become effective immediately upon its filing with the Secretary of State of the State of Delaware.

FOURTH: Upon the filing with the Secretary of State of the State of Delaware of this Certificate, the Amended and Restated Certificate of Incorporation shall be amended and restated in its entirety to be and read as set forth on Exhibit A attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by a duly authorized officer ___________, 2007.

ECHO HEALTHCARE ACQUISIT I ON CORP.

By:
Name:
Title:    _______________________________________

EXHIBIT A

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ECHO HEALTHCARE ACQUIS I T ION CORP.

I, the undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware (the “GCL”), do hereby certify as follows:

FIRST: The name of the corporation is Pet DRx Corporation (hereinafter sometimes referred to as the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1201 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law (“GCL”).

FOURTH: The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 100,000,000 of which 90,000,000 shares shall be Common Stock of the par value of $.0001 per share and 10,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: The name and mailing address of the sole incorporator of the Corporation is as follows:

Name:	Michael J. Delaney, Esq.
Address:	c/o Powell Goldstein LLP
1201 West Peachtree Street, NW
14th Floor
Atlanta, Georgia 30309-3488

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SEVENTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

NINTH: The Corporation hereby elects not to be governed by Section 203 of the GCL.

Annex C

2007 PET DRx CORPORATION
STOCK INCENTIVE PLAN

2007 PET DRx CORPORATION
STOCK INCENTIVE PLAN

2007 PET DRx CORPORATION
STOCK INCENTIVE PLAN

SECTION I  DEFINITIONS

1.1 Definitions. Whenever used herein, the masculine pronoun will be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

(a)  “Affiliate” means:

(1)  Any Subsidiary or Parent;

(2)  An entity that directly or through one or more intermediaries controls, is controlled by, or is under common control with the Company, as determined by the Company; or

(3)  Any entity in which the Company has such a significant interest that the Company determines it should be deemed an “Affiliate”, as determined in the sole discretion of the Company.

(b)  “Board of Directors” means the board of directors of the Company.

(c)  “Code” means the Internal Revenue Code of 1986, as amended.

(d)  “Committee” means the committee appointed by the Board of Directors to administer the Plan. In the absence of any appointment by the Board of Directors, the Plan will be administered by the committee designated to handle matters of executive compensation. The Board of Directors shall consider the advisability of whether the members of the Committee shall consist solely of two or more members of the Board of Directors who are both “outside directors” as defined in Treas. Reg. § 1.162-27(e) as promulgated by the Internal Revenue Service and “non-employee directors” as defined in Rule 16b-3(b)(3) as promulgated under the Exchange Act, and if applicable, who satisfy the requirements of the national securities exchange or nationally recognized quotation or market system on which the Stock is then traded. Notwithstanding the foregoing, with respect to Stock Incentives awarded by an officer or officers of the Company pursuant to Section 2.3(b), the “Committee” as used in the Plan shall mean such officer or officers, unless the context would clearly indicate otherwise.

(e)  “Company” means Echo Healthcare Acquisition Corp. a Delaware corporation.

(f)  “Disability” has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, if applicable, any Affiliate of the Company for the Participant, unless otherwise determined by the Committee. If no long-term disability plan or policy was ever maintained on behalf of the Participant and the Committee does not otherwise determine a definition of Disability or if the determination of Disability relates to an Incentive Stock Option, Disability means that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability will be made by the Committee and will be supported by advice of a physician competent in the area to which such Disability relates.

(g)  “Dividend Equivalent Rights” means certain rights to receive cash payments as described in Section 3.5.

(h)  “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(i)  “Fair Market Value” means the value of a share of Stock as of a specified date, determined as follows:

(1)  if the shares of Stock are actively traded on any national securities exchange or any nationally recognized quotation or market system (including, without limitation Nasdaq), Fair Market Value shall mean the closing price of a share of Stock (or if there is no reported sale on such date, on the last preceding date on which any reported sale occurred), as reported by any such exchange or system selected by the Committee on which the shares of Stock are then traded;

(2)  if the shares of Stock are not actively traded on any such exchange or system, Fair Market Value shall mean the closing price of a share of Stock (or if there is no reported sale on such date, on the last preceding date on which any reported sale occurred), as reported by such exchange or system; or

(3)  if the shares of Stock are not traded or reported on any exchange or system, Fair Market Value shall mean the fair market value of a share of Stock as determined by the Committee taking into account such facts and circumstances deemed to be material by the Committee to the value of the Stock in the hands of the Participant.

or, in each case, the fair market value as otherwise determined in a manner specified by the Committee; provided that for purposes of Non-Qualified Stock Options or Stock Appreciation Rights, Fair Market Value of Stock shall be determined in accordance with the requirements of Code Section 409A, and for purposes of granting Incentive Stock Options, Fair Market Value of Stock shall be determined in accordance with the requirements of Code Section 422.

(j)  “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Internal Revenue Code.

(k)  “Option” means a Non-Qualified Stock Option or an Incentive Stock Option.

(l)  “Over 10% Owner” means an individual who at the time an Incentive Stock Option to such individual is granted owns Stock possessing more than 10% of the total combined voting power of the Company or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

(m)  “Non-Qualified Stock Option” means a stock option that is not an Incentive Stock Option.

(n)  “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, with respect to Incentive Stock Options, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A Parent shall include any entity other than a corporation to the extent permissible under Section 424(f) or regulations and rulings thereunder.

(o)  “Participant” means an individual who receives a Stock Incentive hereunder.

(p)  “Performance Goals” means the measurable performance objectives, if any, established by the Committee for a Performance Period that are to be achieved with respect to a Stock Incentive granted to a Participant under the Plan and that are intended by the Committee to constitute objective goals for purposes of Code Section 162(m). Performance Goals may be described in terms of Company-wide objectives, in terms of objectives that are related to performance of the division, Affiliate, department or function within the Company or an Affiliate in which the Participant receiving the Stock Incentive is employed or on which the Participant’s efforts have the most influence, or in terms of the Company’s performance relative to the performance of one or more companies selected by the Committee. The Performance Goals established by the Committee for any Performance Period under the Plan will consist of one or more of the following:

(i)  earnings per share, and/or growth in earnings per share, in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;

(ii)  earnings per share, and/or growth in earnings per share, before share-based payments;

(iii)  operating cash flow, and/or growth in operating cash flow, in relation to target objectives;

(iv)  cash available in relation to target objectives;

(v)  net income, and/or growth in net income, in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;

(vi)  net income, and/or growth in net income, before share-based payments;

(vii)  revenue, and/or growth in revenue, in relation to target objectives;

(viii)  total shareholder return (measured as the total of the appreciation of and dividends declared on the Stock) in relation to target objectives;

(ix)  return on invested capital in relation to target objectives;

(x)  return on shareholder equity in relation to target objectives;

(xi)  return on assets in relation to target objectives;

(xii)  return on common book equity in relation to target objectives;

(xiii)  market share in relation to target objectives;

(xiv)  economic value added;

(xv)  stock price;

(xvi)  operating income;

(xvii)  EBIT, or EBITDA;

(xviii) cost reduction goals; or

(xix)  any combination of the foregoing.

If the Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or any other events or circumstances, the Performance Goals are no longer suitable, the Committee may in its discretion modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, with respect to a period as the Committee deems appropriate and equitable, except where such action would result in the loss of the otherwise available exemption of the Stock Incentive from Section 162(m) of the Code, if applicable. In such case, the Committee will not make any modification of the Performance Goals or minimum acceptable level of achievement.

(q)  “Performance Period” means, with respect to a Stock Incentive, a period of time within which the Performance Goals relating to such Stock Incentive are to be measured. The Performance Period will be established by the Committee at the time the Stock Incentive is granted.

(r)  “Performance Unit Award” refers to a performance unit award as described in Section 3.6.

(s)  “Plan” means the 2007 Pet DRx Corporation Stock Incentive Plan.

(t)  “Restricted Stock Units” refers to the rights described in Section 3.7.

(u)  “Stock” means the Company’s common stock.

(v)  “Stock Appreciation Right” means a stock appreciation right described in Section 3.3.

(w)  “Stock Award” means a grant of Stock as described in Section 3.4.

(x)  “Stock Incentive Agreement” means an agreement between the Company and a Participant or other documentation evidencing an award of a Stock Incentive.

(y)  “Stock Incentive Program” means a written program established by the Committee, pursuant to which Stock Incentives are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

(z)  “Stock Incentives” means, collectively, Dividend Equivalent Rights, Incentive Stock Options, Non-Qualified Stock Options, Performance Unit Awards, Restricted Stock Units, Stock Appreciation Rights and Stock Awards.

(aa)  “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. A “Subsidiary” shall include any entity other than a corporation to the extent permissible under Section 424(f) or regulations or rulings thereunder.

(bb)  “Termination of Employment” means the termination of the employment relationship between a Participant and the Company and its Affiliates, regardless of whether severance or similar payments are made to the Participant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death,

Disability or retirement. The Committee will, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment as it affects a Stock Incentive, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment.

SECTION 2 THE STOCK INCENTIVE PLAN

2.1 Purpose of the Plan. The Plan is intended to (a) provide incentives to certain officers, employees, directors and consultants of the Company and its Affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by certain officers, employees, directors and consultants by providing them with a means to acquire a proprietary interest in the Company, acquire shares of Stock, or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining, rewarding and retaining officers, employees, directors, and consultants.

2.2 Stock Subject to the Plan. Subject to adjustment in accordance with Section 5.2, two million seven hundred thousand (2,700,000) shares of Stock (the “Maximum Plan Shares”) are hereby reserved exclusively for issuance upon exercise, settlement, or payment pursuant to Stock Incentives, all or any of which may be pursuant to any one or more Stock Incentive, including without limitation, Incentive Stock Options. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Stock Incentive that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled and shares of stock deducted or withheld to satisfy tax withholding (other than shares of Stock that are withheld from a Stock Award upon vesting) will again be available for purposes of the Plan.

2.3 Administration of the Plan.

(a)  The Plan is administered by the Committee. The Committee has full authority in its discretion to determine the officers, employees, directors and consultants of the Company or its Affiliates to whom Stock Incentives will be granted and the terms and provisions of Stock Incentives, subject to the Plan. Subject to the provisions of the Plan, the Committee has full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Stock Incentive Agreements and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). The Committee’s decisions are final and binding on all Participants. Each member of the Committee shall serve at the discretion of the Board of Directors and the Board of Directors may from time to time remove members from or add members to the Committee. Vacancies on the Committee shall be filled by the Board of Directors.

(b)  Notwithstanding any other provision of this Plan, the Board of Directors may by resolution authorize one or more officers of the Company to do one or both of the following: (1) designate individuals (other than officers or directors of the Company or any Affiliate) to receive Stock Incentives under the Plan, and (2) determine the number of shares of Stock subject to such Stock Incentives; provided however, that the resolution shall specify the total number of shares of Stock that may be awarded subject to such Stock Incentives within a specific time period.

2.4 Eligibility and Limits. Stock Incentives may be granted only to officers, employees, directors, and consultants of the Company or any Affiliate of the Company; provided, however, that an Incentive Stock Option may only be granted to an employee of the Company or any Parent or Subsidiary. In the case of Incentive Stock Options, the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of Stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Subsidiaries may not exceed $100,000; provided further, that if the limitation is exceeded, the Incentive Stock Option(s) which cause the limitation to be exceeded will be treated as Non-Qualified Stock Option(s). For so long as the Company is a publicly held corporation within the meaning of Code Section 162(m)(2), subject to adjustment in accordance with Section 5.2, the maximum number of shares of Stock with respect to which (a) Options, (b) Stock Appreciation Rights, or (c) other Stock Incentives to the extent they are granted with the intent that they qualify as qualified performance-based compensation under Section 162(m) of the Code may be granted during any calendar year to any employee may not exceed one million (1,000,000) and the maximum aggregate dollar amount (determined at the date of grant) of Performance Unit Awards that may be granted during any calendar year to any employee may not exceed $1,000,000. If, after grant, an Option is cancelled, the cancelled Option shall continue to be counted against the maximum number of shares for which options may be granted to an employee as described in this Section 2.4.

SECTION 3 TERMS OF STOCK INCENTIVES

3.1 Terms and Conditions of All Stock Incentives.

(a)  The number of shares of Stock as to which a Stock Incentive may be granted will be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 as to the total number of shares available for grants under the Plan and subject to the limits in Section 2.4.

(b)  Each Stock Incentive will either be evidenced by a Stock Incentive Agreement in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals, if any, that must be achieved as a condition to vesting or settlement of the Stock Incentive, or be made subject to the terms of a Stock Incentive Program, containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals that must be achieved as a condition to vesting or settlement of the Stock Incentive. Performance Goals, if any, shall be established within ninety (90) days of the first day of a Performance Period. At the time any Performance Goals are established, the outcome as to whether the Performance Goals will be met must be substantially uncertain. If any Performance Goals are established as a condition to vesting or settlement of a Stock Incentive and such Performance Goals are not based solely on the increase in the Fair Market Value of Common Stock, the Committee shall certify in writing that the applicable Performance Goals were in fact satisfied before such Stock Incentive is vested or settled, as applicable. Each Stock Incentive Agreement or Stock Incentive Program is subject to the terms of the Plan and any provisions contained in the Stock Incentive Agreement or Stock Incentive Program that are inconsistent with the Plan are null and void. To the extent a Stock Incentive is subject to Performance Goals with the intent that the Stock Incentive constitute performance-based compensation under Code Section 162(m), the Committee shall comply with all applicable requirements under Code Section 162(m) and the rules and regulations promulgated thereunder in granting and settling such Stock Incentive. The Committee may, but is not required to, structure any Stock Incentive so as to qualify as performance-based compensation under Code Section 162(m).

(c)  The date as of which a Stock Incentive is granted will be the date on which the Committee has approved the terms and conditions of the Stock Incentive (including, without limitation, the exercise price per share of Stock purchasable under an Option (the “Exercise Price”) or the manner for determining such Exercise Price, if any) and has determined the recipient of the Stock Incentive and the number of shares, if any, covered by the Stock Incentive, and has taken all such other actions necessary to complete the grant of the Stock Incentive.

(d)  Any Stock Incentive may be granted in connection with all or any portion of a previously or contemporaneously granted Stock Incentive. Exercise or vesting of a Stock Incentive granted in connection with another Stock Incentive may result in a pro rata surrender or cancellation of any related Stock Incentive, as specified in the applicable Stock Incentive Agreement or Stock Incentive Program.

(e)  Stock Incentives are not transferable or assignable except by will or by the laws of descent and distribution and are exercisable, during the Participant’s lifetime, only by the Participant; or in the event of the Disability of the Participant, by the legal representative of the Participant; or in the event of death of the Participant, by the legal representative of the Participant’s estate or if no legal representative has been appointed, by the successor in interest determined under the Participant’s will; except to the extent that the Committee may provide otherwise as to any Stock Incentives other than Incentive Stock Options.

(f)  After the date of grant of a Stock Incentive, the Committee may, in its sole discretion, modify the terms and conditions of a Stock Incentive, except to the extent that such modification would be inconsistent with other provisions of the Plan or would adversely affect the rights of a Participant under the Stock Incentive (except as otherwise permitted under the Plan).

3.2 Terms and Conditions of Options. Each Option granted under the Plan must be evidenced by a Stock Incentive Agreement. At the time any Option is granted, the Committee will determine whether the Option is to be an Incentive Stock Option described in Code Section 422 or a Non-Qualified Stock Option, and the Option must be clearly identified as to its status as an Incentive Stock Option or a Non-Qualified Stock Option. Incentive Stock Options may only be granted to employees of the Company or any Subsidiary or Parent. At the time any Incentive Stock Option granted under the Plan is exercised, the Company will be entitled to legend the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as representing the shares purchased upon the exercise of an Incentive Stock Option. An Incentive Stock Option may only be granted within ten (10) years from the earlier of the date the Plan is adopted or approved by the Company’s stockholders.

(a)  Option Price. Subject to adjustment in accordance with Section 5.2 and the other provisions of this Section 3.2, the Exercise Price of any Option must be as set forth in the applicable Stock Incentive Agreement, but in no event may it be less than the Fair Market Value on the date the Option is granted. With respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price may not be less than 110% of the Fair Market Value on the date the Option is granted.

(b)  Option Term. Any Incentive Stock Option granted to a Participant who is not an Over 10% Owner is not exercisable after the expiration of ten (10) years after the date the Option is granted. Any Incentive Stock Option granted to an Over 10% Owner is not exercisable after the expiration of five (5) years after the date the Option is granted. The term of any Non-Qualified Stock Option shall be as specified in the applicable Stock Incentive Agreement, but shall not be more than ten (10) years.

(c)  Payment. Payment for all shares of Stock purchased pursuant to exercise of an Option will be made in any form or manner authorized by the Committee in the Stock Incentive Agreement or by amendment thereto, including, but not limited to, cash or, if the Stock Incentive Agreement provides:

(i)  by delivery to the Company of a number of shares of Stock having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery;

(ii)  in a cashless exercise through a broker, except if and to the extent prohibited by law as to officers and directors, including without limitation, the Sarbanes-Oxley Act of 2002, as amended; or

(iii)  by having a number of shares of Stock withheld, the Fair Market Value of which as of the date of exercise is sufficient to satisfy the Exercise Price.

Payment must be made at the time that the Option or any part thereof is exercised, and no shares may be issued or delivered upon exercise of an option until full payment has been made by the Participant. The holder of an Option, as such, has none of the rights of a stockholder.

(d)  Conditions to the Exercise of an Option. Each Option granted under the Plan is exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Stock Incentive Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a change in control and may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term, notwithstanding any provision of the Stock Incentive Agreement to the contrary.

(e)  Termination of Incentive Stock Option. With respect to an Incentive Stock Option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the Participant which is unexercised will expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a holder whose Termination of Employment is due to death or Disability, one (1) year will be substituted for such three (3) month period; provided, further that such time limits may be exceeded by the Committee under the terms of the grant, in which case, the Incentive Stock Option will be a Non-Qualified Option if it is exercised after the time limits that would otherwise apply. For purposes of this Subsection (e), Termination of Employment of the Participant will not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.

(f)  Special Provisions for Certain Substitute Options. Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an Exercise Price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

3.3 Terms and Conditions of Stock Appreciation Rights. Each Stock Appreciation Right granted under the Plan must be evidenced by a Stock Incentive Agreement. A Stock Appreciation Right entitles the Participant to receive the excess of (1) the Fair Market Value of a specified or determinable number of shares of the Stock at the time of payment or exercise over (2) a specified or determinable price which, in the case of a Stock Appreciation Right granted in connection with an Option, may not be less than the Exercise Price for that number of shares subject to that Option. A Stock Appreciation Right granted in connection with a Stock Incentive may only be exercised to the extent that the related Stock Incentive has not been exercised, paid or otherwise settled.

(a)  Settlement. Upon settlement of a Stock Appreciation Right, the Company must pay to the Participant, at the discretion of the Committee, the appreciation in cash or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Stock Incentive Agreement or, in the absence of such provision, as the Committee may determine.

(b)  Conditions to Exercise. Each Stock Appreciation Right granted under the Plan is exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Stock Incentive Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Committee, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part.

3.4 Terms and Conditions of Stock Awards. The number of shares of Stock subject to a Stock Award and restrictions or conditions on such shares, if any, will be as the Committee determines, and the certificate for such shares will bear evidence of any restrictions or conditions. Subsequent to the date of the grant of the Stock Award, the Committee has the power to permit, in its discretion, an acceleration of the expiration of an applicable restriction period with respect to any part or all of the shares awarded to a Participant. Under the terms of the Stock Award, the Committee may require a cash payment from the Participant in an amount no greater than the aggregate Fair Market Value of the shares of Stock awarded determined at the date of grant in exchange for the grant of a Stock Award or may grant a Stock Award without the requirement of a cash payment.

3.5 Terms and Conditions of Dividend Equivalent Rights. A Dividend Equivalent Right entitles the Participant to receive payments from the Company in an amount determined by reference to any cash dividends paid on a specified number of shares of Stock to Company stockholders of record during the period such rights are effective. At the time of grant, the Committee may impose such restrictions and conditions on any Dividend Equivalent Right as the Committee in its discretion shall determine, including the date any such right shall terminate and may reserve the right to terminate, amend or suspend any such right.

(a)  Payment. Payment in respect of a Dividend Equivalent Right may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine.

(b)  Conditions to Payment. Each Dividend Equivalent Right granted under the Plan is payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Dividend Equivalent Right, the Committee, at any time before complete termination of such Dividend Equivalent Right, may accelerate the time or times at which such Dividend Equivalent Right may be paid in whole or in part.

3.6 Terms and Conditions of Performance Unit Awards. A Performance Unit Award shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of the value of a specified or determinable number of units (stated in terms of a designated or determinable dollar amount per unit) granted by the Committee. At the time of the grant, the Committee must determine the base value of each unit, the number of units subject to a Performance Unit Award, and the Performance Goals applicable to the determination of the ultimate payment value of the Performance Unit Award. The Committee may provide for an alternate base value for each unit under certain specified conditions.

(a)  Payment. Payment in respect of Performance Unit Awards may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the applicable Stock Incentive Agreement or Stock Incentive Program or, in the absence of such provision, as the Committee may determine.

(b)  Conditions to Payment. Each Performance Unit Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Performance Unit Award, the Committee, at any time before complete termination of such Performance Unit Award, may accelerate the time or times at which such Performance Unit Award may be paid in whole or in part.

3.7 Terms and Conditions of Restricted Stock Units. Restricted Stock Units shall entitle the Participant to receive, at a specified future date or event, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Stock at the end of a specified period. At the time of the grant, the Committee will determine the factors which will govern the portion of the Restricted Stock Units so payable, including, at the discretion of the Committee, any performance criteria that must be satisfied as a condition to payment. Restricted Stock Unit awards containing performance criteria may be designated as performance share awards.

(a)  Payment. Payment in respect of Restricted Stock Units may be made by the Company, at the discretion of the Committee, in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine.

(b)  Conditions to Payment. Each Restricted Stock Unit granted under the Plan is payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Restricted Stock Unit, the Committee, at any time before complete termination of such Restricted Stock Unit, may accelerate the time or times at which such Restricted Stock Unit may be paid in whole or in part.

3.8 Treatment of Awards Upon Termination of Employment. Except as otherwise provided by Plan Section 3.2(e), any award under this Plan to a Participant who has experienced a Termination of Employment or termination of some other service relationship with the Company and its Affiliates may be cancelled, accelerated, paid or continued, as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, or, as otherwise permitted under the terms of the Plan; provided, however, that the Committee shall not have such power to the extent that the mere possession (as opposed to the exercise) of such power would result in adverse tax consequences to any Participant under Code Section 409A.

SECTION 4 RESTRICTIONS ON STOCK

4.1 Escrow of Shares. Any certificates representing the shares of Stock issued under the Plan will be issued in the Participant’s name, but, if the applicable Stock Incentive Agreement or Stock Incentive Program so provides, the shares of forfeitable Stock will be held by a custodian designated by the Committee (the “Custodian”). Each applicable Stock Incentive Agreement or Stock Incentive Program providing for transfer of shares of Stock to the Custodian must appoint the Custodian as the attorney-in-fact for the Participant for the term specified in the applicable Stock Incentive Agreement or Stock Incentive Program, with full power and authority in the Participant’s name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the applicable Stock Incentive Agreement or Stock Incentive Program. During the period that the Custodian holds the shares subject to this Section, the Participant is entitled to all rights, except as provided in the applicable Stock Incentive Agreement or Stock Incentive

Program, applicable to shares of Stock not so held. Any dividends declared on shares of Stock held by the Custodian must, as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, be paid directly to the Participant or, in the alternative, be retained by the Custodian or by the Company until the expiration of the term specified in the applicable Stock Incentive Agreement or Stock Incentive Program and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or to the Company, as applicable.

4.2 Restrictions on Transfer. The Participant does not have the right to make or permit to exist any disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program. Any disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program will be void. The Company will not recognize, or have the duty to recognize, any disposition not made in accordance with the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program, and the shares so transferred will continue to be bound by the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program.

SECTION 5 GENERAL PROVISIONS

5.1 Withholding. The Company must deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Stock Award, the Company has the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local tax withholding requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Stock Award. A Participant may pay the withholding obligation in cash, or, if and to the extent the applicable Stock Incentive Agreement or Stock Incentive Program so provides, a Participant may elect to have the number of shares of Stock he is to receive reduced by, or tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock, is sufficient to satisfy federal, state and local, if any, withholding obligation arising from exercise or payment of a Stock Incentive.

5.2 Changes in Capitalization; Merger; Liquidation.

(a)  The number of shares of Stock reserved for the grant of Options, Dividend Equivalent Rights, Performance Unit Awards, Restricted Stock Units, Stock Appreciation Rights and Stock Awards; the number of shares of Stock reserved for issuance upon the exercise, settlement, or payment, as applicable, of each outstanding Option, Dividend Equivalent Right, Performance Unit Award, Restricted Stock Unit and Stock Appreciation Right and upon vesting, settlement or grant, as applicable, of each Stock Award; the Exercise Price of each outstanding Option, the threshold price of each outstanding Stock Appreciation Right, the specified number of shares of Stock to which each outstanding Option, Dividend Equivalent Right, Performance Unit Award, Restricted Stock Unit, Stock Appreciation Right, and Stock Award pertains, and the maximum number of shares as to which Options, Stock Appreciation Rights, and other Stock Incentives may be granted, shall be proportionately adjusted for any nonreciprocal transaction between the Company and the holders of capital stock of the Company that causes the per share value of the shares of Stock underlying a Stock Award to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend (each, an “Equity Restructuring”); provided, however, that in the case of a Non-Qualified Stock Option or a Stock Appreciation Right, the Committee shall consider any provisions of Code Section 409A and the regulations thereunder that are required to be followed as a condition of the Non-Qualified Stock Option and the Stock Appreciation Right not being treated as the grant of a new Option or Stock Appreciation Right or a change in the form of payment. Any adjustment described in the preceding sentence may include a substitution in whole or in part of other equity securities of the issuer and the class involved in such Equity Restructuring in lieu of the shares of Stock that are subject to the Stock Incentive.

(b)  In the event of a merger, consolidation, reorganization, extraordinary dividend, sale of substantially all of the Company’s assets, other change in capital structure of the Company, tender offer for shares of Stock, or a change in control of the Company (as defined by the Committee in the applicable Stock Incentive Agreement), that in each case does not constitute an Equity Restructuring, the Committee shall make such adjustments with respect to awards and take such other action as it deems necessary or appropriate, including, without limitation, the substitution of new awards, or the adjustment of outstanding awards, the acceleration of awards, the removal of restrictions on outstanding awards, or the termination of outstanding awards in exchange for the cash value determined in good faith by the Committee of the vested and/or unvested portion of the award, all as may be provided in the applicable Stock Incentive Agreement or, if not expressly addressed therein, as the Committee subsequently may determine in its sole discretion. Any adjustment pursuant to this Section 5.2 may provide, in the Committee’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Stock Incentive, but except as set forth in this Section may not otherwise diminish the then value of the Stock Incentive.

(c)  The existence of the Plan and the Stock Incentives granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

5.3 Cash Awards. The Committee may, at any time and in its discretion, grant to any holder of a Stock Incentive the right to receive, at such times and in such amounts as determined by the Committee in its discretion, a cash amount which is intended to reimburse such person for all or a portion of the federal, state and local income taxes imposed upon such person as a consequence of the receipt of the Stock Incentive or the exercise of rights thereunder.

5.4 Compliance with Code. All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder must be construed in such manner as to effectuate that intent. Furthermore, in designing, granting, modifying, extending, settling, or paying any Stock Incentive hereunder, the Committee may take into account any adverse tax consequences to the Participant under Code Section 409A and any related adverse accounting impacts to the Company and may, in its discretion, structure Stock Incentives to be exempt from or be subject to Code Section 409A; provided that to the extent a Stock Incentive is structured so as to be subject to Code Section 409A, the Committee shall take such reasonable good faith efforts as it deems necessary or appropriate to cause the Stock Incentive to comply with the time and form of payment and other requirements applicable to equity awards that are subject to Code Section 409A. Unless otherwise determined by the Committee, the Company shall not be obligated to indemnify any Participant for any taxes, interest or penalties that may be assessed by the Internal Revenue Service pursuant to Code Section 409A.

5.5 Right to Terminate Employment or Service. Nothing in the Plan or in any Stock Incentive Agreement confers upon any Participant the right to continue as an officer, employee, director, or consultant of the Company or any of its Affiliates or affect the right of the Company or any of its Affiliates to terminate the Participant’s employment or services at any time.

5.6 Non-Alienation of Benefits. Other than as provided herein, no benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit may, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

5.7 Restrictions on Delivery and Sale of Shares; Legends. Each Stock Incentive is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Stock Incentive upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Stock Incentive or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Stock Incentive may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Stock Incentives then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to a Stock Incentive, that the Participant or other recipient of a Stock Incentive represent, in writing, that the shares received pursuant to the Stock Incentive are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of

1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to a Stock Incentive such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

5.8 Listing and Legal Compliance. The Committee may suspend the exercise or payment of any Stock Incentive so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

5.9 Termination and Amendment of the Plan. The Board of Directors at any time may amend or terminate the Plan without shareholder approval; provided, however, that the Board of Directors shall obtain shareholder approval for any amendment to the Plan that increases the number of shares of Stock available under the Plan, materially expands the classes of individuals eligible to receive Stock Incentives, materially expands the type of awards available for issuance under the Plan, or would otherwise require shareholder approval under the rules of the applicable exchange. No such termination or amendment without the consent of the holder of a Stock Incentive may adversely affect the rights of the Participant under such Stock Incentive.

5.10 Stockholder Approval. The Plan must be submitted to the stockholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors of the Company. If such approval is not obtained, any Stock Incentive granted hereunder will be void.

5.11 Choice of Law. The laws of the State of Delaware shall govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

5.12 Effective Date of Plan. The Plan shall become effective as of the date the Plan was approved by the Board of Directors.

IN WITNESS WHEREOF, the Company has executed this Plan, and the Plan has become effective as of June 27, 2007.

ECHO HEALTHCARE ACQUISITION CORP.

By: /s/ Gene Burleson

Title: Chief Executive Officer

Annex D

ECHO HEALTHCARE ACQUISITION CORP.
8000 Towers Crescent Drive, Suite 1300
Vienna, Virginia 22182

May 16, 2007

Windy City, Inc.
8000 Towers Crescent Drive
Suite 1300
Vienna, Virginia 22182

Gentlemen:

This letter will amend and restate our agreement, dated August 5, 2005 that, commencing on the effective date (the “Effective Date”) of the registration statement for the initial public offering (“IPO”) of the securities of Echo Healthcare Acquisition Corp. (“Echo”), and continuing until the earlier of the consummation by Echo of a “Business Combination” (as described in Echo’s prospectus relating to the IPO) or Echo’s liquidation (such date the “Termination Date”), Windy City, Inc. (“Windy City”) shall make available to Echo certain office and secretarial services as may be required by Echo from time to time, situated at 8000 Towers Crescent Drive, Suite 1300, Vienna, Virginia 22182. In exchange therefore, Echo shall pay Windy City the sum of $7,500 per month commencing on the Effective Date and continuing monthly thereafter until the Termination Date, with the payment of $5,500 per month for such services to be deferred until consummation of the Business Combination.

Windy City has entered into a consulting agreement (“Consulting Agreement”) with Strategic Alliance Network, LLC (“SAN”), pursuant to which SAN shall perform for Windy City consulting services, which shall include, but not be limited to, the review and analysis of the financial statements of XLNT Veterinary Care, Inc. (“XLNT”) and its subsidiaries, the monitoring and evaluation of XLNT’s compliance with its agreements with Echo and the assistance with the preparation of financial statements and reports for Echo (“Consulting Services”), in connection with the merger (“Merger”) by and among Echo, Pet DRx Acquisition Company and XLNT. In consideration of the Consulting Services, Windy City has agreed to pay SAN the sum of $10,000 per month, plus all reasonable, documented expenses, commencing on April 1, 2007 and continuing monthly thereafter until terminated pursuant to the Consulting Agreement.

Echo hereby agrees to reimburse Windy City for the fees and expenses payable pursuant to the Consulting Agreement upon consummation of a Business Combination with XLNT if Echo obtains stockholder approval for the reimbursement of such expenses from funds held in the Trust Fund (defined below).

Echo has informed Windy City that certain net proceeds from the IPO are held in trust (the “Trust Fund”) for the benefit of the public stockholders as more fully described in the Company’s IPO prospectus. By agreeing and signing below, Windy City hereby waives any and all rights, interests, claims, demands, damages, actions, causes of action or suit of any nature whatsoever, known or unknown, foreseen or unforeseen, in law or equity, that Windy City may have against Echo or the Trust Fund in respect of funds held in the Trust Fund for the benefit of such public stockholders.

[signature page to follow]

D-1

Very truly yours,

ECHO HEALTHCARE ACQUISITION CORP.

By: /s/ Gene E. Burleson
Name: Gene E. Burleson
Title: Chief Executive Officer

AGREED TO AND ACCEPTED BY:

WINDY CITY, INC.

By: /s/ Joel Kanter
Name: Joel Kanter
Title: President

D-2

Annex E

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of this [  ] day of           , 200  , by and among Echo Healthcare Acquisition Corp., a Delaware corporation (the “Parent”), certain stockholders of the Parent and holders of options and/or warrants to acquire shares of the capital stock of the Parent listed on Schedule A hereto (“Stockholder Group A”), certain former stockholders of XLNT Veterinary Care, Inc., a Delaware corporation (the “Company”) and holders of options and warrants to acquire shares of the capital stock of the Company that following the Merger (as defined below) represent the right to receive shares of Parent Common Stock (as defined below) upon exercise) listed on Schedule B hereto (“Stockholder Group B”), and Galen Partners IV, L.P., Galen Partners International IV, L.P. and Galen Employee Fund IV, L.P. (“Stockholder Group C”), together with any transferees who become subject to the provisions hereof pursuant to Section 7.1 (each a “Key Holder” and collectively, the “Key Holders”). The Parent and the Key Holders are individually referred to herein as “Party” and are collectively referred to herein as the “Parties.”

RECITALS:

WHEREAS, the Parent has entered into Second Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) by and among the Parent, Pet DRx Acquisition Company (a wholly-owned subsidiary of the Parent, “Merger Sub”) and the Company dated as of October 23, 2007, providing for the merger (“Merger”) of the Merger Sub with and into the Company with the Company continuing as the surviving entity (the surviving corporation after the Merger is referred to herein as the “Surviving Corporation”); and

WHEREAS, the Key Holders desire to make certain covenants and agreements set forth herein with respect to their Shares (as defined below) and certain other matters;

NOW THEREFORE, in consideration of the Merger and the premises, covenants and agreements contained herein, the parties hereto agree as follows:

AGREEMENT:

1.  Board of Directors. Immediately following the consummation of the Merger, Parent shall take all necessary corporate action such that the board of directors of the Parent (the “Parent Board”) shall consist of nine (9) members, as follows:

(a)  Four (4) members (the “Group A Directors”) designated by Stockholder Group A (a “Stockholder Group” and collectively with Stockholder Group B and Stockholder Group C, the “Stockholder Groups”), one of whom, Gene E. Burleson, shall be nominated to serve as the initial non-executive Chairman of the Parent Board; provided, however, that in the event that Mr. Burleson is unavailable for such service, Stockholder Group A shall have the right to designate another individual, reasonably acceptable to the Company and Stockholder Group C, to serve as the non-executive Chairman of the Board;

(b)  Four (4) members, or in the event that Robert Wallace is not a member of the Parent Board, five (5) members (the “Group B Directors”) designated by the Stockholder Representatives (as defined in the Merger Agreement), one of whom shall be a designee named by Stockholder Group C and shall serve as the non-executive Vice Chairman of the Parent Board;

(c)  Robert Wallace (the “CEO Director”, and together with the Group A Directors and the Group B Directors, the “Director Group”) for so long as (i) Mr. Wallace is serving as the Chief Executive Officer of the Parent or (ii) is the beneficial owner of at least two or more percent of the outstanding shares of Parent Common Stock on a fully-diluted basis.

2.  Voting Agreement.

2.1.  Board Composition. Each Key Holder hereby agrees during the term of this Agreement that (a) if any annual or special meeting of the Parent’s stockholders is held in order to elect directors to the Parent Board, to appear at such meeting or otherwise cause his, her or its shares of voting securities of the Parent, whether now owned or hereafter acquired (together, the “Shares”) to be counted as present thereat, and (b) to vote or to act by written consent with respect to (or cause to be voted or acted upon by written consent), (i) all Shares for which the Key Holder is the record holder or beneficial owner at the time of such vote or action by written consent and (ii) all Shares as to which the Key Holder at the time of such vote or action by written consent has voting control, in each case (x) so that the Parent Board consists of the Director Group, and (y) withheld from the election of any person or persons nominated in opposition to the Director Group; provided, however, that if for any reason Robert Wallace is no longer the Chief Executive Officer of the Surviving Corporation or no longer holds at least 2% of the of the outstanding Parent Common Stock on a fully-diluted basis, each of the Key Holders shall promptly vote their respective shares to remove him from the Parent Board if he has not resigned from such position.

Neither the Key Holders, nor any of the officers, directors, stockholders, members, managers, partners, employees or agents of any Key Holder, makes any representation or warranty as to the fitness or competence of any member of the Director Group to serve on the Parent Board by virtue of such party’s execution of this Agreement or by the act of such party in designating or voting for such person or persons pursuant to this Agreement.

2.2.  Size of the Board. Each Key Holder agrees, during the term of this Agreement, to vote all of his, her or its Shares from time to time and at all times, in favor of the size of the Board being set and remaining at nine (9) directors.

2.3.  Removal of Board Members Each Key Holder also agrees, during the term of this Agreement, that any director of the Parent Board may be removed from the Parent Board in the manner permitted by law and the Parent’s governing documents. If the holders of two-thirds (2/3) of the Shares then held by a Stockholder Group request the removal of a director designated by such Stockholder Group, each Key Holder shall vote or act by written consent with respect to (or cause to be voted or acted upon by written consent), (i) all Shares for which the Key Holder is the record holder or beneficial owner at the time of such vote or action by written consent and (ii) all Shares as to which the Key Holder at the time of such vote or action by written consent has voting control, in each case in favor of such removal. Except as set forth in the preceding sentence, each Key Holder will not, as a stockholder, vote or consent to the removal of any director who is a member of a Stockholder Group of which such Key Holder is not a member. If a director is removed or resigns from office, the remaining directors nominated by the Stockholder Group that nominated such vacating director shall be entitled to designate a successor. All Key Holders agree, during the term of this Agreement, to execute any written consents required to effectuate the obligations of this Agreement, and the Parent and all Key Holders agrees at the request of any Party entitled to designate directors to call or participate in the call of, a special meeting of stockholders for the purpose of electing directors.

3.  Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earlier to occur of (a) three (3) years from the date hereof or (b) a Sale of Parent. For purposes of this Agreement, “Sale of Parent” shall mean: (i) the sale of all, or substantially all, of the Parent’s assets in any single transaction or series of related transactions; (ii) the acquisition by any one person, single entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of the Parent Common Stock possessing a majority of the voting power to elect directors of the Parent; (iii) any merger or consolidation of the Parent with or into another corporation (regardless of which entity is the surviving corporation) if, after giving effect to such merger or consolidation the holders of the Parent’s voting securities immediately prior to the merger or consolidation own voting securities of the surviving or resulting corporation representing less than a majority of the voting power to elect directors of the surviving or resulting corporation; or (iv) a liquidation or dissolution of the Parent.

4.  Obligations as Director and/or Officer. Nothing contained in this Agreement shall be deemed to limit or restrict any director or officer of the Parent from acting in his capacity as such director or officer or from exercising his fiduciary duties and responsibilities, it being agreed and understood that this Agreement shall apply to each Key Holder solely in such Key Holder’s capacity as a stockholder of the Parent and shall not apply to such Key Holder’s actions, judgments or decisions as a director or officer of the Parent if such Key Holder is a director or officer.

5.  Representations. Each Key Holder, severally and not jointly (as to itself or himself), represents, warrants, agrees and acknowledges that:

(a)  Such Key Holder has full legal capacity and power and authority to enter into this Agreement and to carry out such Key Holder’s obligations hereunder.

(b)  This Agreement has been duly executed and delivered by such Key Holder and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of such Key Holder, enforceable against such Key Holder in accordance with its terms.

(c)  The execution and delivery of this Agreement by such Key Holder does not, and the performance of this Agreement by such Key Holder will not, (i) conflict with or violate any Legal Requirement (as defined in the Merger Agreement) applicable to such Key Holder or by which any property or asset of such Key Holder is bound or affected or (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on any property or asset of such Key Holder pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

(d)  The execution and delivery of this Agreement by such Key Holder does not, and the performance of this Agreement by such Key Holder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for compliance with applicable requirements, if any, under the Securities Exchange Act of 1934, as amended, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by such Key Holder of such Key Holder’s obligations under this Agreement.

(e)  Such Key Holder understands that the obligations set forth in this Agreement are irrevocable on the part of such Key Holder and shall survive such Key Holder’s death or incapacity. Any obligations created by this Agreement shall be binding upon the heirs, devisees, personal representatives, successors and assigns of each Key Holder.

6.  Specific Enforcement. Each Party acknowledges and agrees that each Party hereto will be irreparably damaged if any of the provisions of this Agreement are not performed by the Parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each Party hereto shall be entitled to an injunction to prevent breaches of this Agreement and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction, in addition to any other remedy to which the Parties may be entitled at law or in equity. Each of the Parties to this Agreement hereby consents to personal jurisdiction in any such action brought in the United States District Court for the District of Delaware or in any court of the State of Delaware having subject matter jurisdiction].

7.  Miscellaneous.

7.1.  Transfers, Successors and Assigns.

(a)  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)  Each transferee or assignee of the Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition to the Parent recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a Party hereto as if such transferee’s signature appeared on the signature pages of this Agreement. By execution of this Agreement or of any Adoption Agreement, each of the Parties appoints the Parent as its attorney in fact for the purpose of executing any Adoption Agreement that may be required to be delivered under the terms of this Agreement. The Parent shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 7.1. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective executors, administrators, heirs, successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.2.  Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws.

7.3.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.4.  Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.5.  Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth on the signature page on Schedule A, Schedule B or Schedule C hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section. If notice is given to the Parent or Stockholder Group A, a copy shall also be sent to Powell Goldstein LLP, attn: Richard Miller, 1201 West Peachtree Street, NW, Fourteenth Floor, Atlanta, Georgia 30309; Fax: 404-572-6999, or to the email address provided in accordance with this Section. If notice is given to Stockholder Group B or Stockholder Group C, a copy shall also be sent to Joel Rubinstein, McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York 10173, Fax: 212-547-5444, or to the email address provided in accordance with this Section.

7.6.  Amendment.

(a)  This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (i) the Parent and (ii)the Key Holders holding at least (A) a majority of the Shares then held by the members of Stockholder Group A, and (B) a majority of the Shares then held by the members of Stockholder Group B and Stockholder Group C voting together as a single class. Any amendment or waiver so effected shall be binding upon all Parties to this Agreement and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment or waiver.

(b)  Notwithstanding Subsection 7.6(a), (i) this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Key Holder without the written consent of such Key Holder unless such amendment, termination or waiver applies to all Key Holders, as the case may be, in the same fashion, (ii) the consent of a Key Holder shall not be required for any amendment or waiver if such amendment or waiver does not apply to the Key Holder, and (iii) the right of Stockholder Group C to designate one director and the non-executive Vice Chairman of the Board under Section 1(b) shall not be amended or waived without the unanimous written consent of Stockholder Group C, and (iv) Section 7.6 shall not be amended or waived without the unanimous written consent of Stockholder Group A, Stockholder Group B, and Stockholder Group C.

(c)  The Parent shall give prompt written notice of any amendment or termination of this Agreement or waiver hereunder to any Party that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this Section 7.6 shall be binding on all Parties, even if they do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

7.7.  Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.8.  Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Except as provided in Section 7.6, any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.9.  Entire Agreement. This Agreement (including any Schedule or Exhibits hereto) constitutes the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled.

7.10.  Stock Splits, Stock Dividends, etc. In the event of any issuance of the Parent’s voting securities hereafter to any of the Key Holders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such voting securities shall become subject to this Agreement upon issuance without the need for any further action, acknowledgement or consent.

7.11.  Covenants of the Parent. The Parent agrees to use its best efforts to ensure that the rights granted under this Agreement are effective and that the Parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Parent’s best efforts to cause the nomination and election of the directors as provided above. The Parent will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Parent but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary, appropriate or reasonably requested by the Key Holders.

7.12.  Manner of Voting; Grant of Proxy. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. Each Party hereby grants to the Secretary of the Parent, during the term of this Agreement, if such Party or Parties fail to vote their Shares as required by Section 2 of this Agreement, a proxy coupled with an interest in all Shares beneficially owned by such Party solely to vote such Shares as required by Section 2 of this Agreement, which proxy is irrevocable until this Agreement terminates pursuant to its terms or this Section 7.12 is amended to remove such grant of proxy in accordance with Section 7.6 of this Agreement.

7.13.  Spousal Consent. If any Key Holder is married on the date of this Agreement, such Key Holder’s spouse shall execute and deliver to the Parent a consent of spouse in the form of Exhibit B hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Key Holder’s Shares that do not otherwise exist by operation of law or the agreement of the Parties. If any Key Holder should marry or remarry subsequent to the date of this Agreement, such Key Holder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

7.14.  No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Parent or any other Person any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the applicable Key Holders, and neither the Parent nor any other Person shall have any power or authority to direct any Key Holder in the voting of any of the Shares, except as otherwise provided herein.

7.15.  Legend on Share Certificates. The Key Holders agree that a legend shall be included on each certificate representing Shares reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT.”

Parent shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Parent at its principal office. The Parties hereby agree that the failure to cause a certificate evidencing Shares to bear the legend required by this Section and/or the failure of the Parent to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first above written.

ECHO HEALTHCARE ACQUISITION CORP.

By:

Name:	Gene E. Burleson

Title:	Chairman and Chief Executive Officer

Address:	8000 Towers Crescent Drive, Suite 1300 Vienna, VA 22182

[Signatures Continue on Following Page]

Schedules and Exhibits

Schedule A	—	Stockholder Group A
Schedule B	—	Stockholder Group B
Schedule C	—	Stockholder Group C

Exhibit A	—	Adoption Agreement
Exhibit B	—	Consent of Spouse

KEY HOLDERS:

Stockholder Group A

Eugene A. Bauer

Address:	8000 Towers Crescent Drive, Suite 1300 Vienna, VA 22182

Gene E. Burleson

Address:	8000 Towers Crescent Drive, Suite 1300 Vienna, VA 22182

Gary A. Brukardt

Address:	8000 Towers Crescent Drive, Suite 1300 Vienna, VA 22182

Alastair Clemow

Address:	8000 Towers Crescent Drive, Suite 1300 Vienna, VA 22182

Joel Kanter

Address:	8000 Towers Crescent Drive, Suite 1300 Vienna, VA 22182

Kevin Pendergest

Address:	8000 Towers Crescent Drive, Suite 1300 Vienna, VA 22182

Richard Martin

Address:	8000 Towers Crescent Drive, Suite 1300 Vienna, VA 22182

Chicago Investments, Inc.

By:

Name:	Joshua S. Kanter

Title:	President

Address:	8000 Towers Crescent Drive, Suite 1300 Vienna, VA 22182

Windy City, Inc.

By:

Name:	Joel Kanter

Title:	President

Address:	8000 Towers Crescent Drive, Suite 1300 Vienna, VA 22182

[Signatures Continue on Following Page]

Stockholder Group B

Edward Holdings

By:

Name:

Title:

Address:

Gateway Advisors

By:

Name:

Title:

Address:

David Reed

Address:

Keith Rosenbloom

Address:

Vinton Rollins

Address:

Robert Wallace

Address:

Paul Hill (Harvard Developments Inc.)

By:

Name:

Title:

Address:

Paul Hill (Echo Capital Growth Corporation)

By:

Name:

Title:

Address:

Paul Hill (Harvard Investments Inc.)

By:

Name:

Title:

Address:

St. Cloud Capital Partners

By:

Name:

Title:

Address:

LBJ Holdings

By:

Name:

Title:

Address:

Shea Ventures

By:

Name:

Title:

Address:

Marc Hoegger (Societe Bancaire Privee)

Address:

Leeward Ventures Sicar S.C.A.

By:

Name:

Title:

Address:

DDB Ventures LLC

By:

Name:

Title:

Address:

Commonwealth Associates LP

By:

Name:

Title:

Address:

Camden Partners Strategic Fund III, L.P.

By:

Name:

Title:

Address:

Camden Partners Strategic Fund III-A, L.P.

By:

Name:

Title:

Address:

Fine Family Partnership

By:

Name:

Title:

Address:

Maot Group Partners

By:

Name:

Title:

Address:

John D. Craifa

Address:

Westmount Investments LLC

By:

Name:

Title:

Address:

Edward W. Doherty

Address:

[Signatures Continue on Following Page]

Stockholder Group C

Galen Partners IV, L.P.

By:

Name:

Title:

Address:

Galen Partners International IV, L.P.

By:

Name:

Title:

Address:

Galen Employee Fund IV, L.P.

By:

Name:

Title:

Address:

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Voting Agreement dated as of _________, 200__ (the “Agreement”) by and among Echo Healthcare Acquisition Corp., a Delaware corporation, certain stockholders of the Parent and holders of warrants to acquire shares of the capital stock of the Parent listed on Schedule A hereto, certain stockholders of the Company and holders of options to acquire shares of the capital stock of the Company that following the Merger will represent the right to receive shares of Parent Common Stock upon exercise) listed on Schedule B hereto, and Galen Partners IV, L.P., Galen Partners International IV, L.P. and Galen Employee Fund IV, L.P. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:

1.1  Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of the capital stock of the Company that constitute Shares and shall be subject to the terms and conditions of the Agreement.

1.2  Agreement. Transferee (a) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, and (b) hereby adopts the Agreement with the same force and effect as if Transferee were originally a Party thereto. Transferee further acknowledges that for purposes of the Agreement, Transferee will be deemed a member of the Stockholder Group of which the Transferor was a member, unless Transferee is currently a member of a different Stockholder Group in which case Transferee shall continue as a member of such different Stockholder Group.

1.3  Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

EXECUTED AND DATED this [__] day of _________, 200_.

TRANSFEREE

By:

  Name and Title

Address:

Fax:

Accepted and Agreed:

[Parent]

By:

Title:

[EXHIBIT B

CONSENT OF SPOUSE

I, [                      ], spouse of [                 ], acknowledge that I have read the Voting Agreement, dated as of             , 200 , to which this Consent is attached as Exhibit B (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of the Parent that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Parent subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Parent shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:	[Name of Key Stockholder’s Spouse, if any]

ANNEX F

Section 262 of Delaware General Corporation Law

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

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(d)  Appraisal rights shall be perfected as follows:

(1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)  If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received

F-2

and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file petition on a request from the corporation the statement described in this subsection.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)  After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose

F-3

or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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ANNEX G

October 22, 2007

Special Committee of the Board of Directors
Echo Healthcare Acquisition Corp.
8000 Towers Crescent Drive
Suite 1300
Vienna, Virginia 22182

Members of the Special Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.0001 per share (the “Common Stock”), of Echo Healthcare Acquisition Corp. (the “Company”) of the proposed consideration to be paid by the Company pursuant to the Second Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), to be entered into by and among the Company, Pet DRx Acquisition Company, a wholly owned subsidiary of the Company (“Merger Sub”), and XLNT Veterinary Care, Inc. (“XLNT”). The Merger Agreement provides, among other things, for the merger (the “Merger”) of Merger Sub with and into XLNT, as a result of which XLNT shall continue as the surviving corporation as a wholly owned subsidiary of the Company. As set forth more fully in the Merger Agreement, in connection with the Merger, at your direction we have assumed that the Company will issue (or reserve for issuance upon the exercise or conversion of outstanding XLNT options, warrants and convertible debt) an aggregate of 17,954,761 shares of Common Stock (the “Aggregate Merger Consideration”) in exchange for all of the outstanding capital stock of XLNT, which number of shares to be issued or reserved by the Company is subject to adjustment (as to which we express no opinion) as provided in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

We have been engaged by the Company to render an opinion to the Special Committee of the Board of Directors of the Company (the “Special Committee”) and will receive a fee from the Company for providing this opinion. This opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities in connection with our services and reimburse us for certain expenses in connection with our services. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, XLNT or entities that are affiliated with the Company or XLNT, for which we would expect to receive compensation.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. We have reviewed (i) the financial terms of the draft of the Merger Agreement dated October 19, 2007, (ii) certain publicly available financial, business and operating information related to the Company and XLNT, (iii) to the extent publicly available, information concerning selected transactions deemed comparable in certain respects to the proposed Merger, (iv) certain internal financial, business and operating information of the Company and XLNT prepared and furnished to us by management of the Company and XLNT, respectively, (v) certain operating results prepared and furnished to us by management of the Company and certain projections prepared and furnished to us by management of the Company and XLNT regarding XLNT on a stand-alone basis and as a combined company with the Company, (vi) certain financial, market performance and other data of certain publicly traded companies that we deemed relevant, (vii) certain pro-forma effects of the Merger provided to us by management of the Company and XLNT and (viii) other information, financial studies, analyses and investigations and other factors that we deemed relevant for purposes of our opinion. We have conducted discussions with certain members of the management of the Company and XLNT concerning the financial condition, historical and current operating results and prospects for each of the Company and XLNT on a stand alone basis and as a combined company.

Echo Healthcare Acquisition Corp.
October 22, 2007

We have relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information provided to us by the Company and XLNT or otherwise made available to us, and have not assumed responsibility to independently verify such information. The Company and XLNT have advised us that they do not publicly disclose internal financial information of the type provided to us and that such information was prepared for financial planning purposes and not with the expectation of public disclosure. We have relied upon the assurances of the management of the Company and XLNT that the information provided to us by the Company and XLNT, respectively, has been prepared on a reasonable basis in accordance with industry practice and, with respect to financial forecasts and projections and other estimates, pro forma effects, and other business outlook information, reflects the best currently available estimates of Echo and XLNT management, is based on reasonable assumptions and that there is not (and the management of the Company and XLNT are not aware of) any information or facts that would make the information provided to us incomplete or misleading. We express no opinion as to such financial forecasts and projections and other estimates, pro forma effects, and other business outlook information or the assumptions on which they are based. In arriving at our opinion, we have relied upon the Company’s and XLNT’s estimates relating to certain strategic, financial and operational benefits from the Merger and have assumed that such benefits will be realized at the times and in the amounts specified by the Company and XLNT. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Agreement. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that neither the Company nor XLNT is a party to any material pending transaction, including external financing, recapitalizations, acquisitions or merger discussions (other than the Merger).

We have assumed that the final form of the Merger Agreement will be in all material respects identical to the last draft reviewed by us, without modification of material terms or conditions by the Company, XLNT or any other party thereto. We have also assumed the Merger will be consummated pursuant to the terms of the Merger Agreement without amendments thereto and with full satisfaction of all covenants and conditions without any waiver thereof. In arriving at our opinion, we have assumed that all necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or XLNT or the estimated benefits expected to be derived in the proposed Merger, and that will not affect the terms of the Merger. We express no opinion regarding whether the necessary approvals or other conditions to the consummation of the Merger will be obtained or satisfied.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or otherwise) of the Company or XLNT, and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of any entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, XLNT or any of their respective affiliates is a party or may be subject, and at the Company’s direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the Aggregate Merger Consideration, or any other aspects of the Merger, or to provide services other than the delivery of this opinion. We were not authorized to and did not solicit any expressions of interest from any other parties with respect to any alternative transaction. We did not participate in negotiations with respect to the terms of the Merger and related transactions. Consequently, we have assumed that such terms are the most beneficial terms from the Company’s perspective that could under the circumstances be negotiated among the parties to such transactions, and no opinion is expressed whether any alternative transaction, including liquidation of the Company, might result in terms and conditions more favorable to the Company or its stockholders than those contemplated by the Merger Agreement.

Echo Healthcare Acquisition Corp.
October 22, 2007

This opinion is necessarily based upon the information available to us and economic, market and foreign exchange conditions and other facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Common Stock have traded or may trade at any future time. We have not agreed or undertaken to update, reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, reaffirm or revise this opinion.

This opinion is for the benefit and use of the Special Committee and the Board of Directors of the Company in connection with their consideration of the Merger. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or otherwise act with respect to the Merger, and should not be relied upon by any stockholder as such. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than holders of shares of the Common Stock.

This opinion addresses only the fairness, from a financial point of view, to the holders of Common Stock of the Aggregate Merger Consideration to be paid by the Company in the Merger, and we do not express any views on any other term or agreement relating to the Merger or any other term of the Merger Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger or any other matter contemplated by the Merger Agreement, or the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, including liquidation of the Company. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger, relative to the compensation payable to or to be received by any other person (including the public stockholders of the Company). Our opinion has been authorized for issuance by the Piper Jaffray Opinion Committee. This opinion shall not be published or otherwise used, nor shall any public references to us or this opinion be made, without our prior written approval.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Aggregate Merger Consideration proposed to be paid by the Company in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of Common Stock as of the date hereof.

Sincerely,

PIPER JAFFRAY & Co.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)  To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)  Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)  The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)  A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)  For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)  For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)  The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)  The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Subsection B of Paragraph Eight of our certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Item 21. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description	Incorporated by Reference from Document	No. in Document
2.1	Second Amended and Restated Agreement and Plan of Merger dated October 23, 2007 by and among Echo Healthcare Acquisition Corp., Pet DRx Acquisition Company and XLNT Veterinary Care, Inc. (Attached as Annex A to the proxy statement/prospectus which forms a part of this registration statement and incorporated herein by reference.)	—	—
3.1.1	Amended and Restated Certificate of Incorporation of Echo Healthcare Acquisition Corp.	B	3.1
3.1.2	Form of Amended and Restated Certificate of Incorporation of Echo Healthcare Acquisition Corp. (Attached as Annex B to the proxy statement/prospectus which forms a part of this registration statement and incorporated herein by reference.)	—	—
3.2	Bylaws of Echo Healthcare Acquisition Corp.	A	3.2
4.1	Specimen Unit Certificate of Registrant.	A	4.1
4.2	Specimen Common Stock Certificate of Registrant.	A	4.2
4.3	Specimen Warrant Certificate of Registrant.	A	4.3
4.4	Form of Warrant Agent Agreement between Corporate Stock Transfer, Inc. and the Registrant.	E	4.4
5.1	Opinion of Powell Goldstein LLP.		Filed herewith
8.1	Opinion of McDermott, Will & Emery LLP.		Filed herewith
10.1	Form of Restated Investment Management Trust Agreement between Corporate Stock Transfer, Inc. and the Registrant.	E	10.1
10.2	Form of Stock Escrow Agreement between the Registrant, Corporate Stock Transfer, Inc. and the Existing Stockholders.	E	10.2
10.3	Form of Registration Rights Agreement among the Registrant and the Existing Stockholders.	E	10.3
10.4	Form of Subordinated Revolving Line of Credit Agreement.	E	10.4
10.4.1	First Amendment to Subordinated Line of Credit Agreement	I	10.1
10.4.2	Second Amendment to Subordinated Line of Credit Agreement	K	10.2
10.5	Form of Restated Warrant Purchase Agreement.	E	10.5

Exhibit No.	Description	Incorporated by Reference from Document	No. in Document
10.6	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Eugene A. Bauer.	G	10.6
10.7	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Gary A. Brukardt.	G	10.7
10.8	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Gene E. Burleson.	G	10.8
10.9	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Alastair Clemow.	G	10.9
10.10	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Joel Kanter.	G	10.10
10.11	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Richard Martin.	G	10.11
10.12	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Kevin Pendergest.	G	10.12
10.13	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Windy City, Inc.	G	10.13
10.14	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Chicago Investments, Inc.	G	10.14
10.15	Amended and Restated Office Services Agreement between the Registrant and Windy City, Inc.	H	10.15
10.16	Promissory Note, dated June 23, 2005, issued to Gene E. Burleson in the amount of $25,000.	A	10.16
10.17	Promissory Note, dated July 8, 2005, issued to Windy City, Inc. in the amount of $25,000.	A	10.17
10.18	Promissory Note, dated July 11, 2005, issued to Kevin Pendergest in the amount of $22,500.	A	10.18
10.19	Promissory Note, dated July 15, 2005, issued to Richard Martin in the amount of $25,000.	C	10.19
10.20	Promissory Note, dated July 22, 2005, issued to Alastair Clemow in the amount of $15,000.	C	10.20
10.21	Promissory Note, dated July 28, 2005, issued to Gary A. Brukardt in the amount of $10,000.	C	10.21
10.22	Promissory Note, dated September 26, 2005, issued to Windy City, Inc. in the amount of $13,750.	D	10.22
10.23	Promissory Note, dated September 26, 2005, issued to Gene E. Burleson in the amount of $13,750.	D	10.23
10.24	Promissory Note, dated January 4, 2006, issued to Chicago Investments, Inc. in the amount of $25,000.	E	10.24
10.25	Promissory Note, dated January 17, 2006 issued to Gene E. Burleson in the amount of $25,000.	E	10.25

Exhibit No.	Description	Incorporated by Reference from Document	No. in Document
10.26	Form of Unit Option Purchase Agreement by and among the Registrant, Morgan Joseph & Co. and Roth Capital Partners, LLC .	E	10.26
10.27	Form of Founding Director Warrant Purchase Agreement among the Registrant and Certain Directors of the Registrant.	F	10.27
10.28	Pet DRx 2007 Stock Incentive Plan* (Attached as Annex C to the proxy statement/prospectus which forms a part of this registration statement and incorporated herein by reference.)	—	—
10.29	Form of Board Voting Agreement (Attached as Annex E to the proxy statement/prospectus which forms a part of this registration statement and incorporated herein by reference.)	—	—
10.30	Executive Employment Agreement by and among XLNT Veterinary Care, Inc. and Steven Johnson.		Filed herewith
10.31	Executive Employment Agreement by and among XLNT Veterinary Care, Inc. and Gregory Eisenhauer		Filed herewith
10.32	Executive Employment Agreement by and among XLNT Veterinary Care, Inc. and George Villasana		Filed herewith
14.1	Code of Ethics and Conduct.	C	14.1
21.1	Subsidiaries of the Registrant	H	21.1
23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP relating to XLNT, Inc.		Filed herewith
23.2	Consent of Singer Lewak Greenbaum & Goldstein LLP relating to Bascom Animal Hospital.		Filed herewith
23.3	Consent of Singer Lewak Greenbaum & Goldstein LLP relating to Lawrence Pet Hospital, Inc.		Filed herewith
23.4	Consent of Singer Lewak Greenbaum & Goldstein LLP relating to Vets & Pets, Inc.		Filed herewith
23.5	Consent of Singer Lewak Greenbaum & Goldstein LLP relating to Tarvin & Lenehan, Inc,		Filed herewith
23.6	Consent of Singer Lewak Greenbaum & Goldstein LLP relating to Yuba-Sutter Veterinary Hospital, Inc.		Filed herewith
23.7	Consent of Singer Lewak Greenbaum & Goldstein LLP relating to McConnell & Fenton, Inc.		Filed herewith
23.8	Consent of Singer Lewak Greenbaum & Goldstein LLP relating to San Carlos Veterinary Hospital, Inc.		Filed herewith
23.9	Consent of Singer Lewak Greenbaum & Goldstein LLP relating to Animal Medical Hospital, Inc.		Filed herewith

Exhibit No.	Description	Incorporated by Reference from Document	No. in Document
23.10	Consent of Singer Lewak Greenbaum & Goldstein LLP relating to Brentwood Pet Clinic, Inc.		Filed herewith
23.11	Consent of Eckoff Accountancy Corporation relating to Palo Alto Pet Hospital.		Filed herewith
23.12	Consent of Robert R. Redwitz &Co. relating to Animal Clinic of Yucca Valley, Inc.		Filed herewith
23.13	Consent of Singer Lewak Greenbaum & Goldstein LLP relating to El Dorado Animal Ho spital, Inc.		Filed herewith
23.14	Consent of Singer Lewak Greenbaum & Goldstein LLP relating to Adler Veterinary Group, Inc.		Filed herewith
23.15	Consent of Eckhoff Accountancy Corporation relating to Animal Internal Medicine.		Filed herewith
23.16	Consent of Eckhoff Accountancy Corporation relating to Bonita Pet Hospital, Inc.		Filed herewith
23.17	Consent of Robert R. Redwitz & Co. relating to Scripps Ranch Veterinary Hospital.		Filed herewith
23.18	Consent of Robert R. Redwitz & Co. relating to South Bay Veterinary Specialists, Inc.		Filed herewith
23.19	Consent of Block, Plant, Eisner, Fiorito & Belak-Berger relating to California Animal Hospital Veterinary Specialty Group.		Filed herewith
23.20	Consent of Block, Plant, Eisner, Fiorito & Belak-Berger relating to relating to Vetsurg, Inc.		Filed herewith
23.21	Consent of Eckhoff Accountancy Corporation relating to Bay Area Veterinary Specialists, Inc.		Filed herewith
23.22	Consent of Eckhoff Accountancy Corporation relating to Bradshaw Veterinary Clinic.		Filed herewith
23.23	Consent of Eisner LLP relating to Echo Health Acquisition Corp.		Filed herewith
23.24	Consent of Powell Goldstein LLP (included as part of Exhibit 5.1).		Filed herewith
23.25	Consent of McDermott, Will & Emery LLP (included as part of Exhibit 8.1).		Filed herewith
99.1	Rule 438 Consent of Richard Johnston		Filed herewith
99.2	Rule 438 Consent of David Reed		Filed herewith
99.3	Rule 438 Consent of Zubeen Shroff		Filed herewith
99.4	Rule 438 Consent of Robert Wallace		Filed herewith
99.5	Rule 438 Consent of Steven Johnson		Filed herewith
99.6	Rule 438 Consent of Joel Kanter		Filed herewith

Exhibit No.	Description	Incorporated by Reference from Document	No. in Document
99.7	Rule 438 Consent of Richard Martin		Filed herewith
99.8	Rule 438 Consent of Gene Burleson		Filed herewith
99. 9	Form of Proxy Card of Echo		Filed herewith

A.	Incorporated by reference from the Registration Statement 333-126650 on Form S-1 filed with the Securities and Exchange Commission on July 15, 2005.

B.	Incorporated by reference from the Quarterly Report on Form 10-Q for the three months ended March 31, 2006 filed with the Securities and Exchange Commission on May 11, 2006.

C.	Incorporated by reference from Amendment No. 1 to the Registration Statement 333-126650 on Form S-1 filed with the Securities and Exchange Commission on August 25, 2005.

D.	Incorporated by reference from Amendment No. 4 to the Registration Statement 333-126650 on Form S-1 filed with the Securities and Exchange Commission on October 5, 2005.

E.	Incorporated by reference from Amendment No. 8 to the Registration Statement 333-126650 on Form S-1 filed with the Securities and Exchange Commission on February 2, 2006.

F.	Incorporated by reference from Amendment No. 10 to the Registration Statement 333-126650 on Form S-1 filed with the Securities and Exchange Commission on March 3, 2006.

G.	Incorporated by reference from Amendment No. 11 to the Registration Statement 333-126650 on Form S-1 filed with the Securities and Exchange Commission on March 8, 2006.

H .	Included in the initial filing of Registration Statement 333-144889 on Form S-4 filed with the Securities and Exchange Commission on July 26, 2007.

I.	Incorporated by reference from the Quarterly Report on Form 10-Q for the three months ended June 30, 2007 filed with the Securities and Exchange Commission on August 14, 2007.

J.	Included in Amendment No. 2 to this Registration Statement 333-144889 on Form S-4 filed with the Securities and Exchange Commission on October 24, 2007.

K.	Incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange Commission on November [6], 2007.

(b)	Financial Statements

See “Index to Financial Statements” in the prospectus included in this registration statement.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	The undersigned registrant hereby undertakes in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	(1)The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	(1)The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(2)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 3 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vienna, State of Virginia, on the 6th day of November , 2007.

ECHO HEALTHCARE ACQUISITION CORP.

By:	/s/ Gene E. Burleson Gene E. Burleson Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 3 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Gene E. Burleson Gene E. Burleson	Chairman and Chief Executive Officer (Principal Executive Officer)	November 6, 2007
* Joel Kanter	President, Secretary and Director	November 6, 2007
* Kevin Pendergest	Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	November 6, 2007
* Eugene A. Bauer	Director	November 6, 2007
* Gary A. Brukardt	Director	November 6, 2007
* Alastair Clemow	Director	November 6, 2007
* Richard Martin	Director	November 6, 2007
* By Gene E. Burleson, Power of Attorney